Exhibit 99.1

This draft registration statement has not been filed publicly with the Securities and Exchange Commission and all information contained herein remains confidential.

As confidentially submitted with the Securities and Exchange Commission on April 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Mobile Games and Entertainment Group Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District,

Guangzhou, PRC

(86) 20 8561-3455

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036-8401

800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq.	David J. Roberts, Esq.
Benjamin Su, Esq.	O’Melveny & Myers LLP
Kirkland & Ellis International LLP	37th Floor, Yin Tai Centre Office Tower
c/o 26th Floor, Gloucester Tower	No. 2 Jianguomenwai Ave.
The Landmark	Beijing, PRC 100022
15 Queen’s Road Central	(86) 10 6563-4209
Hong Kong
(852) 3761-3300

Approximate date of commencement of proposed sale to the public:

as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Proposed maximum
Title of each class of securities	aggregate offering		Amount of
to be registered	price(3)		registration fee
Class A Ordinary Shares, par value US$0.001 per share(1)(2)	US$	[ ]	US$	[ ]

(1)         Includes (i) Class A ordinary shares initially offered and sold outside the United States or distributed outside the United States pursuant to the distribution in specie by VODone Limited to certain of its shareholders as described in this registration statement, that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and (ii) Class A ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(2)         American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each American depositary share represents       Class A ordinary shares.

(3)         Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Dated     , 2012

American Depositary Shares

China Mobile Games and Entertainment Group Limited Representing                Class A ordinary shares

This is an initial public offering of American depositary shares, or ADSs, of China Mobile Games and Entertainment Group Limited. We are offering        ADSs. Each ADS represents       Class A ordinary shares.

Prior to this offering, there has been no public market for our ADSs or Class A ordinary shares. We anticipate the initial public offering price will be between      and       per ADS. We will apply to have the ADSs listed on the New York Stock Exchange under the symbol “CMGE.”

The underwriters have an option to purchase up to       additional ADSs from us at the initial public offering price less the underwriting discount to cover over-allotments of ADSs.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 16.

Proceeds, Before
Expenses, to China
		Underwriting	Mobile Games and
		Discounts and	Entertainment
	Price to Public	Commissions	Group Limited
Per ADS	US$	US$	US$
Total	US$	US$	US$

Upon the completion of this offering,     Class A ordinary shares and      Class B ordinary shares of our company will be issued and outstanding. Only VODone Limited, our controlling shareholder, and its affiliates will hold our Class B ordinary shares. Each Class A ordinary share will be entitled to one vote and each Class B ordinary share will be entitled to five votes on all matters subject to shareholders’ vote. Accordingly, VODone will hold      % of our equity interest and      % of our aggregate voting power. Holders of our Class A ordinary shares will hold    % of our equity interest and      % of our aggregate voting power.

The underwriters expect to deliver the ADSs against payment in the U.S. dollars in New York, New York on or about      , 2012.

Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse         UBS Investment Bank

The date of this prospectus is        , 2012

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	16
FORWARD-LOOKING STATEMENTS	49
USE OF PROCEEDS	50
DIVIDEND POLICY	51
CAPITALIZATION	52
DILUTION	53
ENFORCEABILITY OF CIVIL LIABILITIES	55
EXCHANGE RATE INFORMATION	57
SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA	58
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	61
OUR CORPORATE HISTORY AND STRUCTURE	111
OUR RELATIONSHIP WITH VODONE	118
OUR INDUSTRY	119
OUR BUSINESS	126
REGULATIONS	145
MANAGEMENT	152
PRINCIPAL SHAREHOLDERS	162
RELATED PARTY TRANSACTIONS	165
DESCRIPTION OF SHARE CAPITAL	167
SHARES ELIGIBLE FOR FUTURE SALE	176
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	177
TAXATION	188
UNDERWRITING	196
EXPENSES RELATING TO THIS OFFERING	202
LEGAL MATTERS	203
EXPERTS	203
WHERE YOU CAN FIND MORE INFORMATION	203
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus or in any related free writing prospectus that we have filed with the SEC. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell these securities. Unless otherwise indicated, the information in this document may only be accurate as of the date of this document.

We have not taken any action to permit a public offering of the ADSs outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distributions of this prospectus outside the United States.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information regarding us, the ADSs being sold in this offering and our consolidated financial statements and related notes appearing elsewhere in this prospectus. You should consider carefully, among other things, the matters discussed in the section entitled “Risk Factors,” before deciding whether to buy our ADSs. This prospectus contains information from a March 2012 report prepared by Analysys International, an independent market research firm, or the Analysys Report. The Analysys Report was commissioned by us and provides information on the mobile game market in China and our position in such market.

Overview

We are a leading mobile game company in China with the largest market share among mobile game developers in terms of revenues in 2011, according to the Analysys Report. Our market share reached 18.7% in terms of revenues generated by all mobile game developers in China in 2011, compared to the 4.9% market share of our nearest competitor, according to the Analysys Report. We have integrated capabilities in the development, operation, sale and distribution of mobile games in China. Our mobile handset design business complements our game development business as we pre-install our mobile games and game platforms in the handsets we design, and enhances our knowledge of user habits and preferences and industry trends. Our total paying user accounts during 2011 were approximately 29.0 million for feature phone single-player games, 68,500 for feature phone mobile social games, 9.6 million for smartphone single-player games and 740,800 for smartphone mobile social games. For feature phone single-player games, feature phone mobile social games and smartphone mobile social games, total paying user accounts is calculated based on the total number of user accounts that had paid to download our games or purchase in-game items during the period (adjusted to eliminate double-counting of the same user accounts). For smartphone single-player games, total paying user accounts is calculated based on the total number of monthly subscriptions to our game bundles offered through mobile network operators and the number of games downloaded through application stores.

We have a large and diversified portfolio of games for feature phones and smartphones. We have strong development capabilities, evidenced by the fact that we develop single-player games and mobile social games for both types of handsets. As of December 31, 2011, our portfolio included 397 mobile games, of which 124 of our 129 feature phone games were developed in-house, and we licensed 256 of our 268 smartphone games from third parties. Certain of our internally-developed games are also among the most popular (as measured by downloads) and highest grossing (as measured by revenues) mobile games in China. For example,

•           Kangri Yingxiong Zhuan, a single-player smartphone game that we launched in 2011, was the most downloaded single-player game among users of China Mobile, the largest mobile network operator in China, during January 2012.

•           Paopao Xiyou, a smartphone mobile social game we developed internally, received the Golden Plume Award as the Best Mobile Platform Online Game in China for 2011. Golden Plume Awards are awarded by 7yx.com.cn annually across a number of categories to recipients chosen by online and mobile game players using their mobile phones to vote for their favorite games. We did not pay any fee for our games to be nominated.

•           YY Three Kingdoms, Thumb Monopoly and Creation Song, all smartphone mobile social games that we developed in-house, won the Golden Phoenix Award from the General Administration of Press and Publications of China, or GAPP, being among the ten most popular original mobile games in 2008, 2009 and 2010, respectively. Golden Phoenix Awards are issued by GAPP to popular online games in China. The annual award event provides rankings of top ten games across a number of different categories, and voting is held online and any user may nominate his or her favorite games. As such, we do not pay any fee for our games to be nominated. According to the Analysys Report, Creation Song was also the top-grossing mobile social game available through China Mobile in 2010.

•           Xiao’ao Jianghu, one of our feature phone mobile social games, was the top-grossing game in the Maopao application store, one of the most popular mobile application stores in China, from January to April of 2011, according to the Analysys Report.

We have a strong pipeline of games offering a variety of themes, cultural characteristics and features designed to appeal to different users. We plan to launch 30 feature phone single-player games, three feature phone mobile social games, 110 smartphone single-player games and two smartphone mobile social games during 2012.

We develop mobile games primarily using our proprietary game engines and development platform, which we believe allow us to create mobile games with consistent quality and system stability, and protect us from potential interruptions in our operations due to loss of development personnel. Our integrated capabilities across the mobile game value chain allow us to cross-sell mobile games among feature phone and smartphone users, and complements our strategy to build a user community that will reach users across different platforms and play methods. We are also able to identify and source popular mobile games, and we are able to attract developers of those games to partner with us due to our strong market reputation, scale of our business and distribution capability. For example, we are working with the developers of popular mobile games such as “Angry Birds” and “Fruit Ninja” to develop and distribute these games on feature phones in China.

We believe our leading market position, diverse game offerings catering to both feature phones and smartphones and strong technical capabilities have enabled us to become a preferred game developer for many handset companies in China, a strategic partner with various chipset manufacturers and mobile platform providers, and a recognized content provider to China Mobile, the largest mobile network operator in China. We pre-installed our mobile games onto over 28.2 million feature phone handsets in 2011, compared to 25.1 million and 14.5 million in 2010 and 2009, respectively, of which 1.5 million were designed by our own handset design house in 2011. We have a strategic cooperative relationship with China Mobile and are one of the few companies to be granted access to fee-collection codes from China Mobile, which enables us to collect proceeds without having to use service providers as intermediaries. Because of our strong revenues and performance since the fourth quarter of 2011, China Mobile deemed us a “Grade A Business Partner” and we expect they will allocate to us more marketing resources and services such as giving greater prominence to our games in search results and on page displays and allowing us to publish more new games each month while expediting the approval and launch process for those games. We also formed a strategic cooperation with China Telecom in 2011, which allows us to offer games to mobile phone end users through China Telecom’s network.

We have comprehensive capabilities in the mobile game value chain, spanning from handset design to mobile game development, operations and distribution as a result of the integration of three different businesses acquired during 2009 and 2010. Since the acquisition of our feature phone mobile game business in October 2009, our handset design business in October 2010, and our smartphone mobile game business in December 2010, the synergies created by the integration of these three businesses have allowed us to increase market share, reduce costs and operate with improved efficiency. We believe we are well-positioned to capture opportunities along the mobile game value chain as a result of our integrated capabilities.

Our revenues were RMB52.8 million in 2009 on a pro forma basis, RMB125.4 million in 2010, RMB268.8 million in 2010 on a pro forma basis, and RMB243.5 million (US$38.7 million) in 2011. Our net income was RMB24.9 million in 2009 on a pro forma basis, RMB40.7 million in 2010, RMB62.6 million in 2010 on a pro forma basis, and RMB163.3 million (US$26.0 million) in 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Unaudited

Pro Forma Consolidated Financial Information” for a discussion of our pro forma consolidated financial information for 2009 and 2010.

Our Industry

China is the world’s largest mobile subscriber market, and the number of mobile subscriptions in China increased from 461 million as of the end of 2006 to 986 million as of the end of 2011, representing a CAGR of 16.4%, according to reports released by the Ministry of Industry and Information Technology, or the MIIT, in February 2007 and January 2011, respectively. Given the relatively low mobile penetration rate and low 3G penetration rate in China compared to more developed countries, the number of mobile subscriptions in China is expected to continue to increase rapidly in the next few years.

The mobile game market in China has grown substantially, from RMB0.63 billion in 2007 to RMB3.96 billion (US$629.2 million) in 2011, and is expected to grow to RMB13.57 billion in 2014, according to the Analysys Report. Young users in relatively affluent areas in China make up most of the current mobile game player population in China. According to the Analysys Report, revenues from single-player mobile games and mobile social games constituted 69.5% and 30.5% of the mobile game market in terms of total revenues in China in 2011, respectively, compared to 80.4% and 19.6%, respectively, in 2010.

Key players in the mobile game industry in China include:

•        content providers with product development capabilities;

•        mobile game operators and publishers that introduce games to market through pre-installation or other promotional means;

•        network operators that act as both payment channels and distribution channels;

•          mobile service providers that provide payment channels through their contractual relationships with network operators; and

•        payment processing agents that collect payment independent of channels provided by network operators.

Strengths and Strategies

We believe the following strengths enable us to compete effectively and capture opportunities in the rapidly growing mobile game market in China:

•        leading mobile game developer in the China mobile game market;

•        strong game development and sourcing capabilities with in-depth market knowledge;

•        established distribution network;

•        strong technology platform with deep understanding of handset technical requirements; and

•        experienced management team with proven track record.

Our objective is to become a leading mobile game developer globally by solidifying our leading market position and increasing our market share in China, as well as strategically expanding our reach into international markets. We intend to achieve our objective by pursuing the following strategies:

•        continue to expand and enhance our game portfolio;

•        increase paying user accounts and user activity;

•        grow our user base by expanding our distribution network and installed base;

•   continue to invest in and enhance our research and development capabilities;

•   expand international user base to enhance our business and profitability; and

•   pursue strategic acquisitions and partnerships.

Challenges and Risks

The successful execution of our strategies is subject to certain risks and uncertainties that may materially affect us, including those relating to:

•           technical, operational and strategic challenges that may prevent us from successfully integrating our acquired businesses;

•           our limited operating history;

•           our ability to maintain a cooperative relationship with our agent in dealing with mobile handsets manufacturers;

•           our dependence on network operators;

•           our ability to compete effectively; and

•           our ability to continue to attract new and retain existing users.

Please see “Risk Factors” for a more detailed discussion of these and other risks and uncertainties we face.

Our Corporate History

In 2009 and 2010, VODone Limited, a company listed on the Main Board of the Hong Kong Stock Exchange, or VODone, completed a series of transactions to acquire three business units that focus on key sectors of the mobile game market in China. In October 2009, VODone acquired a 70% equity interest in Dragon Joyce Limited, or Dragon Joyce, which focuses on developing, operating and marketing feature phone mobile games through its PRC subsidiaries. In October 2010, OWX Hong Kong Limited, or OWX HK, acquired substantially all of the assets of Bright Way Technology (Hong Kong) Limited, or Bright Way, and OWX (Beijing) Technology Co., Ltd., or OWX Beijing, acquired substantially all of the assets of Shenzhen Tastech Electronics Co., Ltd., or Tastech. OWX Holding Co. Ltd., or OWX Holding, a holding company, that was 70% held by VODone, was incorporated in the British Virgin Islands in December 2009 to hold 100% equity interests in OWX HK and OWX Beijing, focusing on operating a handset design business through its subsidiaries in China. In December 2010, Action King Limited, or Action King, VODone’s wholly-owned subsidiary incorporated in the British Virgin Islands, acquired 70% equity interest in 3GUU Mobile Entertainment Industrial Co., Ltd., or 3GUU BVI, which focuses on developing, operating and marketing smartphone mobile games through its subsidiaries and a variable interest entity, or VIE, in China.

On August 23, 2011, we entered into a series of share swap agreements with VODone and the minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI. Pursuant to these agreements, among other things, we acquired (1) the feature phone mobile game business operated by Beauty Wave Limited, or Beauty Wave, and China Wave Limited, or China Wave, from Dragon Joyce; (2) the handset design business operated by OWX HK from OWX Holding; and (3) the smartphone mobile game business operated by 3GUU BVI from Action King and Trilogic Investments Limited, or Trilogic. Immediately after this series of transactions, VODone owned 70.2% of our equity interests through its 100% equity interests in each of Dragon Joyce, OWX Holding and Action King; and the former minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI collectively owned 29.8% of our equity interests.

Our Corporate Structure

We were incorporated under the laws of the Cayman Islands on January 20, 2011 and formed by VODone as its wholly-owned subsidiary. VODone, a company incorporated in Bermuda with limited liability, is a state-affiliated leading new media company in China which operates a nation-wide audio-video broadband transmission platform, delivering a range of cross media telecommunications contents and valued-added services through the Internet. In addition to self-produced programs and contents, such as news clippings, VODone also engages in content management, provision of advertising services and lottery related businesses in China. Our business was formed through three separate acquisitions by VODone in 2009 and 2010 and was operated by VODone through various subsidiaries until our reorganization by way of share swap agreements among our holding company, VODone, and the former minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI on August 23, 2011. See “—Our Recent Consolidation” above for information on the three acquisitions by VODone. Immediately after the reorganization, (1) VODone owned 70.2% of our equity interests through its 100% equity interests in each of Dragon Joyce, OWX Holding and Action King; and (2) the former minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI collectively owned 29.8% of our equity interests.

Foreign ownership of mobile and Internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates the distribution of content over mobile and online platforms through strict business licensing requirements and other government regulations. We are a Cayman Islands company and our PRC operating subsidiaries are considered to be foreign-invested enterprises in China. Guangzhou Yitongtianxia Software Development Co., Ltd., or Yitongtianxia, one of our PRC operating entities and a foreign-invested enterprise, is restricted from holding the licenses necessary to operate our smartphone mobile game business in China. See “Regulations.” Accordingly, 3GUU BVI conducts business activities relating to the development, operation and marketing of smartphone mobile games primarily through Guangzhou Yingzheng Information Technology Co., Ltd., or Yingzheng, our VIE, which, as a non-foreign-invested PRC enterprise, can hold these licenses. The current registered shareholders of Yingzheng are our officers or employees, namely, Yongchao Wang, De Liang and Feng Zheng. Yitongtianxia has entered into contractual arrangements with Yingzheng and its registered shareholders, which enable us to (1) exercise effective control over Yingzheng; (2) receive substantially all of the economic benefits from Yingzheng as if we were its sole shareholder; and (3) have an exclusive option to purchase all of the equity interests in Yingzheng when and to the extent permitted by PRC law. Although we do not have any equity interest in Yingzheng, as a result of these contractual arrangements, we are considered the primary beneficiary of Yingzheng, and we account for it as our consolidated affiliated entity under the generally accepted accounting principles in the United States, or U.S. GAAP. We have consolidated the financial results of these companies in our consolidated financial statements in accordance with U.S. GAAP as we are determined to be the primary beneficiary in these arrangements. We believe consolidation is necessary to fairly present the financial position and results of operations of our company, because of the existence of a parent-subsidiary relationship through contractual arrangements. In addition, Huiyou Digital (Shenzhen) Ltd., or Huiyou, one of our PRC operating entities and a foreign-invested enterprise, is restricted from holding the licenses necessary to operate online feature phone business in China. Huiyou has entered into a cooperation contract with Yingzheng, pursuant to which Huiyou licenses the right to operate games that it has developed to Yingzheng, which operates the games in its own name and pays royalties to Huiyou.

The following diagram illustrates our corporate operating structure as of the date of this prospectus:

VODone Limited
(Bermuda)
100%
100%
100%
Dragon Joyce
Limited
(BVI)
OWX Holding Co.
Ltd.
(BVI)
Action King
Limited
(BVI)
King Reach Limited 12.5%
Trilogic Investments Limited 8.5%
Realphone Technology Co., Ltd 6.1%
Greatfaith Group Limited 2.5%
Directors
and
Employees(1)
0.8%
34.8%
14.1%
19.7%
29.6%
1.0%
China Mobile Games and Entertainment Group Limited
(Cayman Islands)
100%
100%
100%
HYD
Holding Limited
(BVI)
OWX
Group Limited
(BVI)
3GUU
Holding Limited
(BVI)
100%
100%
100%
100%
Beauty Wave Limited
(BVI)
China Wave Group Limited
(BVI)
OWX
Development
Limited (BVI)
3GUU Mobile Entertainment
Industrial Co., Ltd. (BVI)
100%
100%
100%
Uni-Force Development
Limited
(Hong Kong)
OWX Hong Kong Limited
(Hong Kong)
3GUU Mobile Entertainment
Co. Limited
(Hong Kong)
Offshore
Onshore
100%
100%
OWX (Beijing) Technology
Co., Ltd.
Guangzhou Yitongtianxia
Software Development Co.,
Ltd.
100%
Huiyou Digital (Shenzhen)
Ltd.
100%
Shenzhen Zhongtuokechuang
Technology Co., Ltd.
Guangzhou Yingzheng
Information Technology Co.,
Ltd.(2)
100%
100%
100%
100%
100%
Beijing Dongganlefeng
Information Technology Co.,
Ltd.
Beijing Longyuebaifu
Information Technology
Co., Ltd.
Shenzhen Douwan Network
Technology Co., Ltd.
Shenzhen Yikechuanghui
Technology Co., Ltd.
Shenzhen Qilewuxian
Software Development
Co., Ltd.
Equity Ownership
Contractual Arrangements, see "Our Corporate History and Structure—Our Contractual Arrangements with VIE."

(1)           On August 24, 2011 and March 16, 2012, we issued 1,220,000 and 639,000 ordinary shares, respectively, to certain of our directors and officers, which shares contain transfer restrictions. In October 2011, we, Dragon Joyce and OWX Holding issued or transferred a total of 553,042, of our ordinary shares to each of Dr. Lijun Zhang, our chairman, and Mr. Hendrick Sin, our vice chairman, as consideration for the repurchase of share options held by Dr. Zhang and Mr. Sin in certain of our subsidiaries. See “Management—Compensation of Directors and Executive Officers—Share Options” for more information.

(2)            Yingzheng is our VIE in China. Its current registered shareholders are Yongchao Wang, our chief executive officer, De Liang and Feng Zheng, both 3GUU BVI’s officers, holding 76.0%, 4.0% and 20.0% of shares in Yingzheng, respectively. To manage our relationship with Yingzheng more effectively, we are in the process of transferring all of the equity interests in Yingzheng to Dr. Zhang and entering into contractual arrangements with Dr. Zhang and Yingzheng. See “Our Corporate History and Structure” for more information.

Our Relationship with VODone

We are currently a subsidiary of VODone. VODone first reported its mobile game business as one of its business segments in its annual report submitted to the Hong Kong Stock Exchange for the year ended December 31, 2009. On October 21, 2011, in an effort to more clearly delineate our relationship with VODone, we entered into a Non-Compete Agreement with VODone under which VODone agreed not to engage in or allow any of its subsidiaries to engage in the mobile game development and operation business or the handset design business in China without our consent. Also, although VODone may purchase or acquire up to 20% of any class of securities of any enterprise that is in business competition with us, it may not participate in the activities of that enterprise if such securities are listed on a stock exchange. In addition, VODone agreed not to, and to procure its subsidiaries not to, solicit our employees and clients. The Non-Compete Agreement will terminate on the earliest of (i) five years after the completion of this offering, (ii) when VODone owns less than 30% of our outstanding share capital on a fully diluted basis, or (iii) the date on which our shares or ADSs cease to be listed on a stock trading market anywhere in the world. As a result, we are the sole mobile game company in the VODone group.

Upon the completion of this offering, VODone will continue to be our controlling shareholder, with a shareholding of         % of the combined total of our outstanding Class A and Class B ordinary shares, and control of        % of the voting power of the combined total of our outstanding Class A and Class B ordinary shares, assuming the underwriters do not exercise the over-allotment option and assuming that the entire assured entitlement distribution to VODone’s shareholders is made in ADSs. Pursuant to Practice Note 15 under the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, in connection with this offering, VODone must distribute to its shareholders a certain portion of our shares that it currently holds; such distribution is referred to as an assured entitlement. VODone intends to provide an assured entitlement with an aggregate value of approximately HK$         million (US$        million). For more information on assured entitlement distribution required under Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, see “Principal Shareholders—VODone Hong Kong Stock Exchange Matters—Assured Entitlement Distribution.”

Corporate Information

Our principal executive office is located at Block A, 15/F Huajian Building, 233 Tianfu Road, Tianhe District, Guangzhou, PRC. Our telephone number is (86) 20 8561-3455. Our registered address in the Cayman Islands is located at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. Our agent for service of process in the United States is Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our corporate website address is www.cmge.com. The information contained on our website is not a part of this prospectus.

THE OFFERING

Offering price	US$ per ADS.

ADSs offered by us	ADSs.

ADSs outstanding immediately after
this offering

ADSs (or ADSs if the underwriters exercise their over-allotment option in full), including           ADSs that will be distributed to VODone’s shareholders in the assured entitlement distribution immediately after this offering.

Ordinary shares outstanding
immediately after this offering	shares (or shares if the underwriters exercise their over-allotment option in full), comprised of:

(i) Class A ordinary shares, par value US$0.001 per share (or Class A ordinary shares if the underwriters exercise their over-allotment option in full), including

Class A ordinary shares that will be distributed to VODone’s shareholders in the assured entitlement distribution immediately after this offering; and

(ii) Class B ordinary shares, par value US$0.001 per share.

Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Only VODone and its affiliates will hold our Class B ordinary shares. In respect of matters requiring shareholders’ vote, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to five votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time upon the Class B shareholder’s request. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, pledge, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity that is not an affiliate of such holder, those Class B ordinary shares shall be automatically and immediately converted into an equal number of Class A ordinary shares.

ADSs	Each ADS represents Class A ordinary shares, par value US$0.001 per share. The ADSs will be evidenced by American depositary receipts, or ADRs.

The depositary will hold the Class A ordinary shares underlying the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement among us, the depositary and holders of ADRs from time to time.

You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Use of proceeds

We estimate that we will receive net proceeds of approximately US$        million from this offering (or US$        million if the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$        per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. We intend to use the net proceeds from this offering for the following purposes:

• US$ million for product development and enhancement of our research and development capability; and

•  US$        million for general corporate purposes, including working capital and funding possible investments in and acquisitions of technologies, products or businesses, although we are not currently negotiating any such transaction.

See “Use of Proceeds” for additional information.

Lock-up

Each of our directors, executive officers, existing shareholders and major holders of share-based awards has agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our Class A ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our Class A ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus, except to the extent necessary to allow VODone to distribute to its shareholders a certain number of our ADSs that it currently holds as an assured entitlement, not to exceed         ADSs, as required pursuant to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited. See “Principal Shareholders—VODone Hong Kong Stock Exchange Matters—Assured Entitlement Distribution” for more information about VODone’s assured entitlement distribution. Furthermore, all of our directors, executive officers, existing shareholders and holders of share-based awards are restricted by our agreement with the depositary from depositing Class A ordinary shares in our ADS program or having new ADSs issued during the same period. For more information about the lock-up agreements, see “Underwriting.”

Proposed New York Stock Exchange
Trading Symbol	CMGE

Depositary

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ADSs.

Assured Entitlements Distribution

Pursuant to Practice Note 15 under the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, in connection with this offering, VODone must distribute to its shareholders a certain portion of our shares that it currently holds as an assured entitlement. VODone intends to provide an assured entitlement with an aggregate value of approximately HK$        million (approximately US$        million). The assured entitlement distribution will only be made if this offering is completed. VODone intends to effect the assured entitlement distribution by providing to its shareholders a “distribution in specie,” or distribution of our ADSs in kind, at a ratio of one ADS for every whole multiple of         ordinary shares of VODone held at the applicable record date for the distribution. The distribution will be made without consideration from VODone shareholders. VODone shareholders who are entitled to fractional ADSs, who elect to receive cash in lieu of ADSs, who are located in the United States or are U.S. persons, or who are affiliates of us or are otherwise ineligible holders, will only receive cash in the assured entitlement distribution. VODone intends to use ordinary shares of our company that it has owned to make the assured entitlement distribution. The distributed ADSs, representing         Class A ordinary shares, will be freely tradable by the shareholders of VODone receiving the ADSs. The distribution of assured entitlement ADSs and checks for cash payments is scheduled to occur on or around         , 2012.

The number of Class A and Class B ordinary shares outstanding after this offering is based on ordinary shares outstanding as of the date of this prospectus.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to         Class A ordinary shares in the form of ADSs in this offering.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

The following tables present summary consolidated statement of operations data of our predecessor, Kuailefeng Software Development Co., Ltd., or Kuailefeng, for the period from January 1, 2009 to October 26, 2009, our summary consolidated statement of operations data for the period from October 27, 2009 to December 31, 2009, for the years ended December 31, 2010 and 2011, and our summary consolidated balance sheet data as of December 31, 2009, 2010 and 2011.

The data presented in these tables are derived from the historical consolidated financial statements and notes thereto and consolidated pro forma financial statements and the notes thereto that are included elsewhere in this prospectus. The consolidated financial statements have been prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The summary consolidated pro forma statement of operations data for the year ended December 31, 2009 reflects the effect to the acquisition of the Dragon Joyce Group, which was completed in October 2009, as if such transaction had occurred on January 1, 2009. The summary consolidated pro forma statement of operations data for the year ended December 31, 2010 reflects the effects of the acquisitions of the assets of Bright Way and Tastech and of 3GUU BVI, which were completed in October 2010 and December 2010, respectively, as if they had occurred on January 1, 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation— Unaudited Pro Forma Consolidated Financial Information” for more information. The consolidated pro forma statement of income is not intended to represent what our operating results would actually have been for the periods indicated or to project our operating results for any future period.

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” particularly “—Our Acquisitions” and “—Unaudited Pro Forma Consolidated Financial Information,” “Selected Consolidated Financial Information and Operating Data” and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Our historical results do not necessarily indicate our results expected for any future periods.

Summary Consolidated Statement of Operations Data

	From	From
	January 1,	October 27,	For the Year
	2009 to	2009 to	Ended
	October 26,	December 31,	December 31,	For the Year Ended December 31,
	2009	2009	2009	2010		2011
	(predecessor)	(successor)	(pro forma)	(successor)	(successor)	(successor)	(successor)
	RMB	RMB	(unaudited)	RMB	(pro forma)	RMB	US$
			RMB		(unaudited)
					RMB
			(In thousands, except for share and per share data)
Net revenues
Feature phone games	67,240	17,525	52,844	110,071	110,071	142,426	22,629
Smartphone games	—	—	—	—	60,823	62,368	9,909
Handset design	—	—	—	15,340	97,927	38,694	6,148
Total net revenues	67,240	17,525	52,844	125,411	268,821	243,488	38,686
Cost of revenues
Feature phone games	(31,921)	(5,108)	(13,372)	(32,827)	(32,827)	(61,337)	(9,745)
Smartphone games	—	—	—	—	(30,627)	(17,974)	(2,856)
Handset design	—	—	—	(10,083)	(77,838)	(29,037)	(4,614)
Total cost of revenues	(31,921)	(5,108)	(13,372)	(42,910)	(141,292)	(108,348)	(17,215)
Gross profit
Feature phone games	35,319	12,417	39,472	77,244	77,244	81,089	12,884
Smartphone games	—	—	—	—	30,196	44,394	7,053
Handset design	—	—	—	5,257	20,089	9,657	1,534
Gross profit	35,319	12,417	39,472	82,501	127,529	135,140	21,471
Operating expenses
Selling expenses	—	—	—	(952)	(8,349)	(7,561)	(1,201)
General and administrative expenses	(2,536)	(2,556)	(5,092)	(11,817)	(17,917)	(16,263)	(2,584)
Research and development expenses	(4,438)	(226)	(4,664)	(8,377)	(10,877)	(24,566)	(3,903)
Total operating expenses	(6,974)	(2,782)	(9,756)	(21,146)	(37,143)	(48,390)	(7,688)
Operating income	28,345	9,635	29,716	61,355	90,386	86,750	13,783
Interest income	25	—	25	70	266	927	147
Other income	—	—	—	—	1,112	293	48
Changes in fair value of contingently returnable consideration assets	—	(948)	(948)	(2,065)	(2,065)	39,446	6,267
Income before income taxes and noncontrolling interests	28,370	8,687	28,793	59,360	89,699	127,416	20,245
Income tax (expenses) benefits	(6,597)	638	(3,893)	(18,647)	(27,142)	35,927	5,708
Net income	21,773	9,325	24,900	40,713	62,557	163,343	25,953
Net income attributable to noncontrolling interests	—	2,798	2,978	12,215	18,767	11,837	1,881
Net income attributable to China Mobile Games and Entertainment Group Limited’s ordinary shareholders	21,773	6,527	22,102	28,498	43,790	151,506	24,072
Foreign currency translation adjustments	—	—	—	(111)	(111)	(278)	(44)
Total comprehensive income	21,773	9,325	24,900	40,602	62,446	163,065	25,909
Total comprehensive income attributable to noncontrolling interests	—	2,798	2,798	12,181	18,734	11,908	1,892
Total comprehensive income attributable to China Mobile Games and Entertainment
Group Limited’s ordinary shareholders	21,773	6,527	22,102	28,421	43,712	151,157	24,017
Earnings per share:
Basic earnings per share	N/A	0.03	0.10	0.13	0.21	0.62	0.10
Diluted earnings per share	N/A	0.03	0.10	0.13	0.21	0.62	0.10
Weighted average number of ordinary shares outstanding in computing basic and diluted earnings per share	N/A	212,500,000	212,500,000	212,500,000	212,500,000	244,594,415	244,594,415

Summary Consolidated Balance Sheet Data

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	5,657	104,038	187,237	29,749
Total current assets	21,396	174,560	273,267	43,418
Total assets	330,098	853,644	950,430	151,009
Total current liabilities	3,662	29,873	111,278	17,681
Total liabilities	18,877	119,668	154,252	24,509
Total shareholders’ equity	311,221	733,976	796,178	126,500

Selected Operating Data

	For the Year Ended December 31,
	2009	2010	2011
Feature Phone Games(1)
Single-player games
Number of games (as of the end of the period)	53	97	127
Total paying user accounts(2)	16,022,278	23,530,123	29,023,956
Average revenue per paying user account (in RMB)	N/A	3.47	4.46
Mobile social games
Number of games (as of the end of the period)	—	—	2
Total paying user accounts(2)	—	—	68,584
Average revenue per paying user account (in RMB)	—	—	51.46
Smartphone Games(3)
Single-player games
Number of games (as of the end of the period)	12	117	264
Total paying user accounts(4)	83,532	7,355,926	9,599,862
Average revenue per paying user account (in RMB)	5.00	4.99	4.64
Mobile social games
Number of games (as of the end of the period)	4	2	4
Total new registered user accounts(5)	5,287,374	8,251,037	7,671,426
Total paying user accounts(2)	466,472	825,270	740,823
Average revenue per paying user account (in RMB)	36.99	33.08	24.07
Handset Design(6)
Number of handsets manufactured using our design	0.6 million	1.6 million	1.5 million

(1)         The total paying user accounts for 2009 represent the operating data of Kuailefeng. The total paying user accounts and the average revenue per paying user account for 2010 represent the operating and financial data of Dragon Joyce and its subsidiaries prior to or after, as the case may be, our acquisition of Dragon Joyce in October 2009, or the Dragon Joyce Group. The average revenue per paying user account for 2010 is calculated based on our net revenues for 2010 in an amount of RMB81.6 million, which excludes revenues from our exclusive technical support services on feature phone games provided to Kuailefeng in an amount of RMB5.9 million, and revenues from exclusive reseller rights on feature phone games provided to Kuailefeng in an amount of RMB22.5 million. See “Related Party Transactions—Transactions with Certain Directors, Officers, Shareholders and Affiliates.”

(2)         Represents the number of user accounts that have paid to download our games or purchase in-game items for the relevant period, adjusted to eliminate double-counting of the same user accounts.

(3)         Represents the operating data of 3GUU BVI and its subsidiaries prior to or after, as the case may be, its acquisition by Action King in December 2010, or the 3GUU Group, for 2009 and 2010. We acquired the 3GUU Group in December 2010. See “Our Corporate History and Structure—Our Corporate History—Acquisition of 3GUU Group.”

(4)         When calculating number of paying user accounts of our mobile games for single-player games, we count each monthly subscription to our game bundles as one paying user account. We also count each download through an application store as one paying user account. During 2011, revenues from subscriptions to our game bundles accounted for RMB42.8 million (US$6.8 million), or

96.1% of our revenues from single-player smartphone games. Accordingly, the number of paying user accounts represents the total number of paying frequency.

(5)         Represents the number of new user accounts registered to play our smartphone mobile social games within the relevant period. The number of new registered user accounts is included for smartphone mobile social games as not all registered user accounts are paying user accounts. We believe the number is meaningful as it indicates the general interest in our games and forms the user base of which we may convert our users into paying users.

(6)         Represents the operating data of the entities that now compose OWX Holding and its subsidiaries prior to or after, as the case may be, its acquisition of all assets of Bright Way and Tastech in October 2010, or the OWX Holding Group, for 2009 and 2010. The OWX Holding Group was formed in October 2010. See “Our Corporate History and Structure—Our Corporate History— Acquisition by OWX Holding Group.”

RISK FACTORS

You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before you decide to buy our ADSs. Any of the following risks could materially adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our ADSs could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history under our current business model upon which to evaluate the viability and sustainability of our business. Our company, China Mobile Games and Entertainment Group Limited, or CMGE, was incorporated in the Cayman Islands as an exempted limited liability company on January 20, 2011 by VODone as its wholly-owned subsidiary. Our business was formed through three separate acquisitions undertaken by VODone in 2009 and 2010 and was operated by VODone through various subsidiaries and our VIE until our reorganization effective August 23, 2011. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries, such as the mobile game industry in China, and companies that have been formed through the combination of previously separate businesses. Some of these risks and uncertainties relate to our ability to:

•            maintain and extend our position as the leading mobile game developer in China;

•            continue to offer new and creative mobile games to attract and retain a larger user base and increase user activity;

•            maintain and expand our distribution network; and

•             upgrade our technology and infrastructure to support increased traffic and expanded offerings of products and services.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially adversely affected.

We may face technical, operational and strategic challenges that prevent us from successfully integrating the feature phone mobile games, handset design and smartphone mobile games businesses.

We were recently formed as a holding company for our feature phone mobile games, handset design and smartphone mobile game businesses, three relatively independent business units, as a result of VODone’s acquisitions of 70% equity interest in Dragon Joyce and 3GUU BVI, in October 2009 and December 2010, respectively, VODone’s 70% equity interest in OWX Holding, which completed its acquisition of substantially all the assets of Bright Way and Tastech in October 2010, and our recent reorganization. See “Our Corporate History and Structure.” The acquisition and combination of the underlying businesses involve risks related to the integration and management of the acquired technologies, operations and personnel. Prior to our reorganization, the three entities had limited experience operating together under the same management and each had its own operational and financial control systems. We believe the integration of the three businesses has been and will continue to be critical to our success. Accordingly, any events that hinder or prevent the effective integration or collaboration of these separate business units could negatively impact our business. For example, our management includes one key executive officer from each of these three entities, who together with our other management members collectively manage and set strategy for our business. These executive officers have worked together for a relatively short period of time and there can be no assurance that they will always cooperate effectively. We may also encounter substantial difficulties, costs and delays in further integrating the operations of these entities. If we fail to successfully integrate the combined entities, we may not be able to realize the synergies expected from the combination.

Our business depends on our ability to continue to attract new and retain existing users.

Our success depends on our ability to attract new and retain existing users. In order to attract and retain users and compete against our competitors, we must continue to invest significant resources in research and development to improve our existing products, introduce additional high-quality products and services and enhance user experience. We may not be able to expand or maintain our user base if our products and services do not meet the needs of our users or are not effectively or timely marketed. We cannot guarantee that our mobile games will continue to sustain their current level of popularity, and our users may lose interest in our games over time despite our efforts to improve and upgrade our mobile games. If we are not able to maintain or extend the commercial lifespan of our mobile games, our business, prospects, financial condition and results of operations may be materially and adversely affected.

Also, if we are unable to anticipate user preferences or industry changes to market and promote new products and services, or if we are unable to modify our products and services on a timely basis, our user base may not increase at the rate we anticipate, or at all, and it may even decrease. Users may not choose our products if our technology is unreliable. Also, through China Mobile, we have from time to time received user complaints with regards to fee collection and technical problems, among others. If we are unable to address these and other complaints in a timely manner, we may lose existing users and become unable to attract new users.

Further, many of our new games, especially mobile social games, require significant build-up periods during which users are first introduced to the games and the rise in popularity of some games can be slow, if it happens at all. If a build-up period coincides with the inevitable phasing-out period of our older games, the result could be a decrease in the number of total paying user accounts as well as revenue during that period. For example, during the second half of 2011 we began to phase-out Creation Song, a smartphone mobile social game we launched in early 2009, and we launched Paopao Xiyou and Dian Feng, two new smartphone mobile social games, in June 2011 and July 2011, respectively. Because these new smartphone mobile social games generally require a build-up period of several months, the revenue they generated was not enough to compensate for the decrease of revenue resulting from the phase-out of Creation Song during the second half of 2011, which resulted in a decrease in both the number of total paying user accounts for and the revenues from our smartphone mobile social games. Further, if a game that we anticipate gaining acceptance by our users fails to do so and we do not introduce additional games to maintain our user base, the phasing out of previous games could result in a prolonged or permanent decrease in total paying user accounts.

The growth of our user base reinforces the popularity of our products, particularly the mobile social games which emphasize interaction among users. If we are unable to generate a large user base to sustain and continue our growth, there will be a material adverse effect on our business operations and financial position.

We depend on mobile network operators and mobile service providers for the collection of a significant portion of our revenues, any loss or deterioration of our relationship with mobile service providers or mobile network operators, or the inaccuracy of the billing and collection systems of mobile network operators and mobile service providers may result in the loss of revenues and have material adverse effect on our cash flows.

We collect payments from our users primarily through the billing and collection systems of China’s three largest network operators, namely China Mobile, China Unicom and China Telecom, who dominate the wireless telecommunication sector in China. We collect payments from these mobile network operators directly for our revenues from smartphone games and indirectly for our revenues from feature phone games through mobile service providers. For the years ended December 31, 2010 and 2011, 55.6% and 53.3%, respectively, of our revenues from feature phone games were collected through our top ten mobile service providers, the top three of which were Shenzhen Huayahexun Technology Co., Ltd., Beijing Shidaixunda Technology Co., Ltd., and Shenzhen Zhongxuntiancheng

Technology Co., Ltd. during 2011. The concentration of our sales through one or a few large mobile service providers and China’s dominant mobile phone operators could lead to a short-term disruption in our sales if one or more of them were to reduce its offerings or cease offering our products. Such concentration also makes us more vulnerable to collection risks should one or more of these providers or operators become unable or unwilling to pay for our products. Also, China Mobile places content providers, including us, into different preference classes based on a series of criteria, including game performance, customer satisfaction, responsiveness and technical support, among others. Although as of the date of this prospectus we are one of the few strategic partners for mobile games and quality content providers that cooperate directly with China Mobile, we have in the past been reclassified by China Mobile due to user complaints, and we may be subject to downgrades in the future. Our operations and business could be harmed if our relationships with one or more of these mobile network operators and mobile service providers deteriorates, or if one or more of the key mobile service providers experience deterioration in their business, or there is any disruption in the relationship between any of these mobile service providers and mobile network operators.

Furthermore, we depend on mobile network operators directly and indirectly to maintain accurate records of payments of sales proceeds by users and to collect such payments. We receive periodic statements from mobile network operators and mobile service providers that indicate the aggregate amount of fees that were charged to users for purchases of mobile game products. Our mobile service providers usually generate their periodic statements to us based on the periodic statements they receive from the mobile network operators. We generally offer mobile network operators and service providers credit terms ranging from 30 to 60 days. Receivables from China Mobile in terms of accounts receivable balances accounted for 31.6% and 15.2% of our total trade receivable as of December 31, 2010 and 2011, respectively. Receivables from our top ten mobile service providers in terms of accounts receivable balances accounted for 57.6% and 48.9% of our total trade receivable as of December 31, 2010 and 2011, respectively. Failure to timely collect our receivables from mobile network operators or mobile service providers may adversely affect our cash flows. For example, in recent months China Mobile has lengthened its payment period to our service providers due to its tightened settlement policy, which in turn lengthens the payment period of those service providers to us. In addition, if the mobile network operators or mobile service providers demand increase to their share of revenues under our revenue-sharing arrangement, our results of operation may be materially and adversely affected.

Significant changes in the policies, guidelines or practice of mobile network operators or the PRC government with respect to mobile applications and other content may result in lower revenues or additional costs for us and materially and adversely affect our business operations, financial condition and results of operations.

We rely heavily on PRC mobile network operators, directly and indirectly, to distribute our products to our users. The mobile telecommunication business in China is highly concentrated and major mobile network operators, such as China Mobile, may from time to time issue new policies or change their business practices, requesting or stating their preferences for certain actions to be taken by all mobile service providers using their networks. In addition, the PRC government may also implement new policies or change existing policies regulating the mobile telecommunication business. Such new policies or change may cause our revenues to decrease or operating costs to increase. In January 2010, China Mobile began implementing an additional series of measures targeted at further improving the user experience from mobile handset embedded services. Under these measures, additional notices and confirmations to users are required during their purchases of mobile applications and other content that are embedded in handsets. We cannot assure you that PRC mobile network operators or the PRC government will not introduce additional requirements with respect to the procedures for ordering monthly subscriptions or single-transaction downloads of our mobile games, notifications to users, the billing of users or other consumer-protection measures or adopt other policies that may require significant changes in the way we promote and sell our mobile games, any of which could have a material adverse effect on our financial condition and results of operations.

We may face increasing competition, which could reduce our market share and materially and adversely affect our results of operations.

The mobile game industry in China is highly competitive. The industry is characterized by the frequent introduction of new products and services, short product life cycles, evolving industry standards, rapid adoption of technological and product advancements, as well as price sensitivity on the part of users. In China, we compete directly with:

• other mobile game developers; and

• large China-based Internet companies that may develop and operate their own mobile games.

Some of our products are made available to customers in countries outside of China through our cooperation with mobile network operators abroad, handset companies in China and various application stores. Our mobile game products offered internationally are also subject to intense competition. In addition, we face competition from other media formats and mobile applications and content, such as Internet-based games, mobile music, mobile books and social network services.

Some of our existing and potential competitors have significantly greater financial, technological and marketing resources and stronger relationships with industry participants than we do. Some of our competitors or potential competitors, especially major international mobile game developers, have greater mobile game development experience and resources than we have. If there are new entrants in the market or intensified competition among existing competitors, we may have to provide more incentives to industry participants, such as distributors and agents, which could adversely affect our profitability. If we fail to compete effectively, our market share could reduce and our results of operations could be materially and adversely affected.

Our business is highly dependent on Ouyinhua to establish and maintain relationships with handset companies.

We rely on handset manufacturers of feature phones to pre-install our mobile games onto their products, which is the primary way in which we develop our user base among feature phone users. We rely on one agent, Shenzhen Ouyinhua Information Consulting Co., Ltd., or Ouyinhua, to pre-install Funbox, our platform for downloading single player games on feature phones, as well as our feature phone games on the handsets of approximately 420 handset companies and design houses. Pursuant to a cooperation agreement we entered into with Ouyinhua, profits generated from games downloaded through Funbox or pre-installed on ROM of a handset are subject to profit sharing with Ouyinhua. For these games, after subtracting fees due to the mobile operator and service provider, we collect the net revenues from game players. We then deduct business tax and pay to Ouyinhua 80.5% of the remaining net revenue, which includes the amount to be paid to the handset manufacturers. We also use Ouyinhua to pre-install our games on T-cards, which are pre-installed in certain handsets to increase memory, though we do not share the revenue generated from games pre-installed on T-cards with Ouyinhua. Revenue generated from games preinstalled on T-cards accounted for 69.9% of our feature phone revenue in 2011. We account for the amounts we pay to Ouyinhua under cost of revenues. In 2010 and 2011, we paid to Ouyinhua RMB20.7 million and RMB44.9 million, respectively, as its share of revenues under the cooperation agreement, which represented 63.1% and 73.2% of our cost of revenues attributable to feature phones, respectively. Our cooperation agreement with Ouyinhua expires on August 22, 2014, and automatically renews unless either party terminates the agreement by written notice given one month before its expiration. Unfavorable changes to our relationship with Ouyinhua or its relationship with handset companies could materially and adversely affect our prospects, financial conditions and results of operations. We have direct agreements with 18 handset companies and design houses, and these agreements are generally for terms of one year. These agreements usually do not prohibit handset manufacturers from installing applications and content from other mobile game developers. We compete with other mobile game developers for limited space in chipsets or more prominent display of our games to users. Due to our reliance on handset manufacturers to install our applications, any loss of our existing relationship with these companies, our failure to establish cooperation with additional companies, particularly those with a substantial market share or growth potential, or our failure to maintain a good relationship with Ouyinhua would result in a decrease in the number of handsets pre-installed with our games and our market share.

Failure to capture opportunities in the expected growth of the smartphone market and our historical reliance on pre-installation of our products on feature phones may materially and adversely affect our growth prospects.

Historically, we derived a substantial portion of our revenue from mobile game pre-installations on feature phones. However, we expect that smartphones will gain popularity in China and some of our feature phone users may migrate to smartphones that can run applications and have better functionality than feature phones. We have developed and expect to continue to devote substantial resources to developing and marketing smartphone games. Most smartphone games are made available by download, which may not be as convenient to some users as accessing pre-installed applications and contents on their handsets, and we may lose some users because of this inconvenience. In addition, smartphone users have access to a greater number of game options. Though we are actively pursuing opportunities to pre-install our mobile game products onto smartphones, we cannot assure you that we will be able to successfully enhance or maintain the volume and market share that we currently enjoy as smartphones become increasingly popular.

In addition, many smartphone companies have developed their own mobile games. Even if our mobile games are installed on smartphones, we will compete with the mobile games operated by these smartphone companies and cannot guarantee that users of smartphones will use our products at the same level as feature phone users.

Our ability to generate revenues could suffer if the PRC market for mobile games does not develop as anticipated.

The mobile games market in China has evolved rapidly in recent years, with developments such as the introduction of new business models, the development of user preferences, market entry by new competitors and the adoption of new strategies by existing competitors. We expect each of these trends to continue, and we must continue to adapt our strategy to successfully compete in our market. There are numerous other technologies and business models in varying stages of development, such as portable tablet computers, netbooks or other mobile Internet handsets involving fourth generation mobile technologies, which could render certain current technologies or applications obsolete.

Accordingly, it is extremely difficult to accurately predict user acceptance and demand for our various existing and potential new offerings, and the future size, composition and growth of this market. Furthermore, given the limited history and rapidly evolving nature of our market, we cannot predict the price that users will be willing to pay for our mobile games or whether users will have concerns over security, reliability, cost and quality of service associated with mobile games. If acceptance of our mobile games is different than anticipated, our ability to maintain or increase our revenues and profits could be materially and adversely affected.

As mobile social games are expected to account for an increasing portion of our revenues in the future, any adverse developments relating to such content may adversely affect our results of operations.

We anticipate that revenue generated from our mobile social games will account for an increasing percentage of our revenues in the foreseeable future. Mobile social games require a substantial number of users to reach critical mass and may result in the concentration of users in certain titles. We are enhancing our efforts in developing and marketing mobile social games because of the expected growth of the mobile social game market. Accordingly, any of the following could materially and adversely affect our business, financial condition and results of operations:

• any reduction in or failure to grow the user base of the existing mobile social games;

• any decrease in popularity of the existing mobile social games in the market or any decrease in their purchases due to intensifying competition or other factors;

• our failure to make quality upgrades, enhancements or improvements to mobile social games in a timely manner in response to user preferences;

• our failure to develop and launch new mobile social games that appeal to users;

• our failure to efficiently operate mobile social games and provide effective customer service;

• our failure to comply with regulatory requirements with respect to mobile social games; or

• any breach of related software security, prolonged server interruption due to network failures, hacking activities or other factors or any other adverse developments relating to mobile social games.

We may not be successful in effectively promoting or developing our brands.

Enhancing the awareness of our mobile game brands among users is a part of our growth strategy. We believe our future success therefore depends on, among other things, market recognition and acceptance of our various brands, including CMGE, KKFun, 3GUU and OWX, as well as our ability to promote our new CMGE brand. We market our mobile games and promote our brands through advertising and promotional programs such as online advertising. Our ability to sell our products and enhance recognition of our brands depends in part upon the success of these programs. There is no assurance that we will be able to effectively promote or develop our brand and if we fail to do so, our growth may be adversely affected. In addition, negative publicity or disputes regarding our brands, offerings, company or management could materially and adversely affect public perception of our brands. Many of the factors that affect our brands may be outside our control, such as industry participants, including handset companies and content providers working with us, tainting our brand because of the concern over the quality of such industry participants’ products and services. Any impact on our ability to effectively promote our brands or any significant damage to our brand’s image could materially and adversely affect our sales, profits and prospects.

Our strategy of acquiring and investing in complementary businesses, assets and technologies may result in operating difficulties, dilution to our investors and other negative consequences.

As part of our business strategy, we have successfully acquired, and intend to continue to selectively acquire and invest in, businesses, assets and technologies that complement our existing business, including (i) acquisitions of companies, businesses, intellectual property rights, and other assets, (ii) minority investments in strategic partners, and (iii) investments in new interactive mobile game businesses. Acquisitions and investments involve uncertainties and risks, including:

• accurately evaluating potential of acquisition targets and identifying acquisition targets with operations complementary to our existing operations;

• potential ongoing financial obligations and unforeseen or hidden liabilities;

• retaining key employees and maintaining the key business relationships with customers of the businesses we acquire;

• failure to achieve the intended objectives, benefits or revenue enhancement;

• costs and difficulties of integrating acquired businesses and managing a larger business;

• the need to integrate an acquired company’s accounting, management information, human resource and other administrative systems to permit effective management and timely reporting;

• the possibility that, before the acquisition or investment, we will not discover important facts during due diligence that could have a material adverse impact on the value of the businesses we acquire or invest in;

• significant accounting charges resulting from the completion and integration of a sizeable acquisition and increased capital expenditures;

• the possibility that a change of control of a company we acquire triggers a termination of contractual or intellectual property rights important to the operation of its business; and

• diversion of resources and management attention.

Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. In addition, any such acquisition or investment may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. Furthermore, if we use our equity securities to pay for acquisitions, we may dilute the value of our ADSs and the underlying ordinary shares. Our shareholders may not have the opportunity to review, vote on or evaluate future acquisitions or investments. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends.

Our failure to anticipate or successfully implement new technologies could render our mobile games uncompetitive or obsolete, and reduce our revenues and market share.

The mobile applications industry is subject to rapid technological change, which requires us to anticipate well in advance, which technologies we must implement and take advantage of in order to make our mobile game products competitive in the market. We also need to invest significant financial resources in research and development to keep pace with technological advances in order to make our technologies, product offerings and development capabilities competitive in the market. However, development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our development results. Our expenditures on research and development may not generate commensurate benefits. Given the fast pace with which mobile games technology has been and will continue to be developed, we may not be able to timely improve our technologies in an efficient and cost-effective manner, or at all. New technologies in our industry could render the technologies and product offerings that we are developing or expect to develop in the future obsolete or uncompetitive, thereby potentially resulting in a decline in our revenues and market share.

Undetected programming errors or flaws in our mobile game products could harm our reputation or decrease market acceptance of our products.

Our mobile games are subject to frequent improvement and updates and may contain errors or flaws that may become apparent only after the updated applications are accessed by mobile users, particularly as we launch new updates under tight time constraints. From time to time, our users may inform us of programming flaws affecting their experience, and we are generally able to resolve such flaws promptly. However, if for any reason, programming errors or flaws are not resolved in a timely fashion, we may lose some of our users and our revenues will be affected negatively, and our reputation and market acceptance of our mobile games may also be harmed. In addition, PRC government has promulgated rules and regulations targeting mobile service providers that charge for applications and other content without user consent. If a programming error or flaw in our products inadvertently charges users without consent, we may be subject to administrative penalties and fines.

Network interruptions caused by system failures or other internal or external factors may lead to player attrition and revenue reduction and harm our business and reputation.

Any failure to maintain the satisfactory performance, reliability, security and availability of our network and computer infrastructure may cause significant harm to our reputation and our ability to attract and maintain players. We have experienced server interruption lasting from several minutes to a few hours. Any server interruptions, break-downs or system failures, including failures which may be attributable to events within or outside our control that could result in a sustained shutdown of all or a material portion of our services, could adversely impact our ability to service our players and lead to player attrition and revenue reduction. Our network systems are also vulnerable to damage from computer viruses, fire, flood, earthquake, power loss, telecommunications failures, computer hacking and similar events.

The growth of our business may be adversely affected due to breaches of our security measures and unintended disclosures of our intellectual property or our customer data.

As we conduct our business on mobile handsets only, we are collecting and storing an increasing amount of customer data. We rely on proprietary encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential user information, such as user name and password. It is possible that our security controls over customer data may not prevent the improper disclosure of personally identifiable information. A party who is able to circumvent these security measures could misappropriate proprietary information or cause interruptions in our operations. A security breach that leads to disclosure of customer account information (including mobile numbers or other personally identifiable information) could harm our reputation and subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue. We may be required to expend significant capital and other resources to prevent such security breaches or to alleviate problems caused by such breaches. We may also lose current or potential customers for our mobile games that require the collection of customer data because of the perception that we cannot adequately protect our customers’ privacy. Additionally, our business operation may be harmed by users’ concerns over playing games on their mobile phones. For instance, a new malware has recently been identified to have disguised as popular mobile games on Android devices, namely: Mole Attack, Jawbreaker and Five Chess Game. The malware will subscribe to the paid services without user’s consent thus resulting in fraudulent charges to users. Concerns over the security and privacy of user information may inhibit the wireless business generally, and our mobile games in particular. There can be no assurance that our security measures will prevent security breaches or the users’ interest in playing mobile games would continue if malware spreads its attacks on the mobile phones. Failure to prevent security breaches or users’ concerns over development of mobile phone malware may have a material adverse effect on our business, prospects, financial condition and results of operations.

We could be liable for breaches of security of payment processing agents, which may have a material adverse effect on our reputation and business.

In addition to collection through China Mobile and mobile service providers, currently a small portion of our revenues is collected through payment processing agents, who help us collect sales proceeds through third-party payment channels such as prepaid cards, bank remittance, and virtual currency, among others. Although our payment processing agents have not historically collected a significant volume of sales proceeds, going forward, we plan to increasingly utilize these payment processing agents. In the transactions utilizing third-party payment channels, secured transmission of confidential information, such as customers’ card numbers and expiration dates, personal information and billing addresses, over wireless networks, the Internet and/or third-parties’ databases, is essential to maintain consumer confidence. We do not have control over the security measures of third-party payment channels and we cannot assure you that their security measures are adequate or will be adequate with the expected increased usage of their payment channels. Security breaches of these payment channels could expose us to litigation and possible liability for failure to secure customer transaction data and could harm our reputation and ability to attract users and encourage users to pay through these third-party payment channels.

Our business is subject to the risks associated with international operations.

Although substantially all of our revenues in 2009, 2010 and 2011 were derived from our operations in China, international expansion forms an important component of our growth strategy. Expanding our business internationally exposes us to a number of risks, including:

• fluctuations in currency exchange rates;

• our ability to select the appropriate geographical regions for international expansion;

• difficulty in identifying appropriate partners and establishing and maintaining good cooperation relationships with them;

• difficulty in understanding local market and culture; and

• increased costs associated with doing business in foreign jurisdictions.

Our financial condition and operating results also could be significantly affected by these and other risks associated with international activities. Furthermore, we have implemented policies and procedures designed to facilitate compliance with laws and regulations in foreign jurisdictions applicable to us, but there can be no assurance that our employees, contractors, or agents will not violate such laws and regulations or our policies. Any such violations could individually or in the aggregate materially and adversely affect our financial condition or operating results.

Our success depends on the continuing and collaborative efforts of our management team and other key personnel, and our business may be harmed if we lose their services.

Our future success depends heavily upon the continuing services of our key management team. If one or more of our executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for management and key personnel is intense, the pool of qualified candidates is limited, and we may not be able to retain the services of our executives or key personnel, or attract and retain experienced executives or key personnel in the future. If any of our executives or other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key personnel. Each of our executive officers and key employees has entered into an employment agreement with us that contains confidentiality provisions. If any disputes arise between any of our executives or key personnel and us, we cannot assure you the extent to which any of these agreements may be enforced.

We rely on highly skilled personnel. If we are unable to retain or motivate them or hire additional qualified personnel, we may not be able to grow effectively.

Our performance and future success depend on the talents and efforts of highly skilled individuals. We will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in the mobile games industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. As competition in the mobile games industry intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. While our game development engines help protect us from potential interruptions in our operations due to loss of development personnel, if we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our intellectual property rights. We have applied for the registration of the “KKFun Mobile Games” trademark in China. As of December 31, 2011, we registered 46 copyrights with the State Copyright Bureau of the PRC, for software we developed or acquired from third parties. The protection of intellectual property rights in China may not be as effective as those in the United States or other countries. We have in the past discovered some users had illegally modified our games so that they could access our games on smartphones for free. The steps we have taken may be inadequate to prevent the misappropriation of our technology or unauthorized use of our brands or products. Reverse engineering, unauthorized copying or other misappropriation of our technologies, or unauthorized access of our products could enable third parties to benefit from our technologies or products without compensating us. Moreover, unauthorized use of our technology could enable our competitors to offer products and services that are comparable to or better than ours, which could harm our business and competitive position. From time to time, we may have to enforce our intellectual property rights and brands through litigation. Such litigation may result in substantial costs and diversion of resources and management attention.

Third parties may claim that we infringe their proprietary rights, which could cause us to incur significant legal expenses and prevent us from promoting our products and services.

We have not received any claims that we have infringed the intellectual property rights of others, but may in the future receive such claims. Any such claim, with or without merit, could result in costly litigation and distract our management from day-to-day operations. If we fail to successfully defend against such claims, we could be required to make unavailable or redesign our mobile games, pay monetary amounts as damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our users. Any royalty or licensing arrangements that we may seek in such circumstances may not be available to us on commercially reasonable terms or at all. Also, if we acquire technology to include in our products from third parties, our exposure to infringement actions may increase because we must rely upon these third parties to verify the origin and ownership of such technology. This exposure to liability could result in disruptions in our business that could materially and adversely affect our operating results.

If we fail to establish an effective system of internal control, we may be unable to accurately and timely report our financial results or prevent fraud.

We will be subject to reporting obligations under U.S. securities laws. Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and related rules require a public company to include a management report on the company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. For our first five years as a public company and so long as we qualify as an “emerging growth company” under the newly enacted Jumpstart Our Business Startups Act, we expect to be exempt from the requirement that our auditor needs to attest to management’s assessment of internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

In the preparation of the consolidated financial statements for our predecessor for the period from January 1, 2009 to October 26, 2009, and for us for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011, we identified a material weakness in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our company’s financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal control over financial reporting is necessary for us to provide reliable financial reports, effectively prevent fraud and operate as a public company.

The material weakness relates to insufficient personnel with U.S. GAAP expertise in the preparation and review of the financial statements and related disclosures in accordance with U.S. GAAP and Securities and Exchange Commission requirements. We will take initiatives to improve our internal control over financial reporting and disclosure controls. For details on these initiatives, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Internal Control Over Financial Reporting.” However, the implementation of these initiatives may not fully address the material weakness in our internal control over financial reporting. In addition, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to employ significant resources to maintain a financial reporting system that satisfies our reporting obligations. Our failure to remediate the material weakness or our failure to discover and address any other material weaknesses or deficiencies may result in inaccuracies in our financial statements or delay the preparation of our financial statements. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Ineffective internal control over financial reporting could also expose us to increased risk of fraud or misappropriations of corporate assets and subject us to potential delisting from the stock exchange on which our ADSs are listed, regulatory investigations or civil or criminal sanctions.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

To grow our business and remain competitive, we may require additional capital. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

• our future financial condition, results of operations and cash flows;

• general market conditions for capital raising activities by companies offering Internet and mobile products and services; and

• economic, political and other conditions in China and internationally.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

Our lack of insurance could expose us to significant costs and business disruption.

We have not purchased any insurance to cover our assets, property and business. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected.

The unaudited pro forma consolidated financial information included in this prospectus contains financial information that has not been audited by an independent registered public accounting firm and that is derived in part through estimates by management, and accordingly the pro forma financial information may differ significantly from the actual consolidated financial information.

The unaudited pro forma consolidated financial information presented in this prospectus contains all the adjustments, including normal recurring adjustments, necessary for a fair presentation of the operating results in the historical periods. However, since these adjustments are based on estimates, such as the estimated amortization period for intangible assets of significant acquired entities, it is not intended to show how the consolidated companies would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period. The financial information of some of the entities included in the pro forma consolidated financial information has been audited by an independent registered public accounting firm. However, the audited financial information of these entities for the periods described, including the statements of operations relating to these entities that have been used to calculate the pro forma financial information for the year ended December 31, 2010, may differ significantly from any actual consolidated financial information had it been audited or reviewed by an independent registered public accounting firm. See the explanatory paragraphs to “Summary Consolidated Financial Information and Operating Data” and “Unaudited Pro Forma Consolidated Financial Information.”

You should not rely on the discussion of the operating results of our predecessor as an indication of our future performance.

The business of our predecessor company, Kuailefeng, was acquired by Dragon Joyce through Huiyou on October 26, 2009. The financial information has been included in our consolidated financial statements as of October 26, 2009. We then acquired substantially all of the assets of Bright Way and Tastech in October 2010 and we acquired 3GUU BVI in December 2010. See “Our Corporate History and Structure—Our Corporate History.” Our results for the period from January 1, 2009 to October 26, 2009, however, do not include the financial information of the successor company, and may not serve as an adequate basis of comparison for results from the subsequent periods. We have placed, for illustrative purposes only, the financial results of the predecessor and successor entities along side each other. We also discuss the historical data as a part of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The discussion of the periodic data of our predecessor may not be sufficiently meaningful or informative, and you should not rely on these discussions as an indication of our future performance.

Risks Related to Our Corporate Structure

As the largest shareholder immediately after this offering, VODone will control the outcome of our shareholder actions, and may thereby limit our ability to undertake any corporate action that requires shareholder approval, such as obtaining additional financing or making acquisitions.

Upon the completion of this offering, VODone will hold, directly or indirectly,        % of our outstanding ordinary shares, representing          % of the voting power of our outstanding ordinary shares, including the Class B shares, assuming the underwriters do not exercise their over-allotment option and assuming that the entire assured entitlement distribution to VODone’s shareholders is made in ADSs. Its shareholding gives it the power to control our actions. Even if VODone ceases to own or control more than 50% of our shares or voting power of our outstanding shares, for so long as it continues to have a substantial equity interest in us, it may, as a practical matter, be in a position to control many or all of our actions. Significant corporate actions, including the incurrence of material indebtedness, the issuance of a material amount of equity securities or significant strategic changes in our business, may require the consent of our shareholders. VODone might oppose any action that would dilute its equity interest in us, and may be unable or unwilling to participate in our future financings. VODone, as our majority shareholder, could block any such action and thereby materially harm our business or prospects. In addition, if VODone provides shareholder support to us in the form of shareholder loans or provides credit support by guaranteeing our obligations, they may become our creditors with different interests than shareholders with only equity interests in us. The concentration of controlling ownership of our shares may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs.

We may have conflicts of interest with VODone and, because of VODone’s controlling ownership interest in us, may not be able to resolve such conflicts on terms favorable to us.

Conflicts of interest may arise between VODone and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest that we have identified include, among others, competing for employee recruiting and retention and allocation of business and investment opportunities. There may be conflicts of interest arising from the ownership of VODone stock and options by members of our board and management, notwithstanding the duty of loyalty these persons owe us. Also, VODone may decide to sell all or a portion of the shares that it holds in us to a third party and give that third party substantial influence over our business and our affairs. Such a sale could be contrary to the interests of certain of our stakeholders, including our employees or our public shareholders.

Our chairman, Lijun Zhang, is also the founder, chairman and a major shareholder of VODone. VODone may from time to time make strategic decisions that it believes are in the best interests of its business as a whole, including its stake in us. These decisions may be different from the decisions that we would have made on our own and may not be aligned with the interests of our shareholders. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

In October 21, 2011, we entered into a Non-Compete Agreement with VODone under which VODone agreed not to, among other things, engage, or assist any of its other subsidiaries in engaging, in the mobile game development and operation, and handset design business. However, so long as VODone continues to control us, we may not be able to bring a legal claim against VODone in the event of contractual breach, notwithstanding our contractual rights under the Non-Compete Agreement. Even if the Non-Compete Agreement is enforced, we may not receive adequate remedies from courts in China or elsewhere.

To comply with PRC laws and regulations limiting foreign ownership of telecommunication and online cultural businesses, we conduct a substantial portion of our businesses through our VIE in China by means of contractual arrangements. If the PRC government determines that these contractual arrangements do not comply with applicable regulations, our business could be materially and adversely affected.

The PRC government restricts foreign investment in telecommunication and online cultural businesses. See “Regulations—Regulations on Telecommunications Industry” and “Regulations— Regulations on Online Games and Cultural Products.” In light of these restrictions, we conduct a significant portion of our business activities through our VIE, Yingzheng. Although we do not have any equity interest in Yingzheng, we are able to exercise effective control over Yingzheng and receive substantially all of the economic benefits of its operations through various contractual arrangements with Yingzheng and its registered shareholders. For a description of these contractual arrangements, see “Our Corporate History and Structure—Our Contractual Arrangements with VIE.”

On July 13, 2006, the MIIT issued the “Circular on Strengthening Administration of Foreign Invested Value-Added Telecommunications Business Operation,” or the MIIT Circular. The MIIT Circular emphasizes that a foreign investor planning to invest in the PRC value-added telecommunications sector must set up a foreign-invested enterprise and apply for the applicable telecommunications business operating license. Further, a domestic value-added telecommunications services provider cannot lease, transfer or sell any telecommunications business operating license to a foreign investor, or provide resources, sites, facilities or other conditions to a foreign investor for its illegal operation of a telecommunications business in China. Due to a lack of interpretative materials from the regulators, it is currently unclear what impact the MIIT Circular will have on us or other companies that have adopted similar corporate and contractual structures.

On September 28, 2009, GAPP, the National Copyright Administration and the National Office of Combating Pornography and Illegal Publications jointly published the Notice Regarding the Consistent Implementation of the “Stipulations on Three Provisions of the State Council and the Relevant Interpretations of the State Commission Office for Public Sector Reform and the Further Strengthening of the Administration of Pre-examination and Approval of Internet Games and the Examination and Approval of Imported Internet Games,” or the GAPP Notice. The GAPP Notice prohibits foreign investors from participating in online game operating businesses through foreign-invested enterprises in China, and from controlling and participating in such businesses of domestic companies indirectly through other forms of joint ventures or contractual or technical support arrangements. As no detailed interpretation of the GAPP Notice has been issued to date, it is not clear how the GAPP Notice will be implemented. Furthermore, as some other primary government regulators, such as the Ministry of Commerce, or MOFCOM, Ministry of Culture, or MOC, and MIIT, did not join GAPP in issuing the GAPP Notice, the scope of the implementation and enforcement of the GAPP Notice remains uncertain. According to Regulations on the Main Functions, Internal Organization and Staffing of GAPP issued by the General Office of the State Counsel on July 11, 2008 and its interpretation circulars, GAPP is authorized to approve online games before their launch on the Internet, while the MOC is authorized to administer and regulate the overall online game industry. Once an online game is launched on the Internet, it will be regulated only by the MOC, and if an online game is launched on the Internet without the prior GAPP approval, the MOC is the authority responsible for investigating the matter. We thus believe GAPP is unlikely to take action against our contractual arrangements with our VIE based solely on the GAPP Notice and without participation from other PRC governmental authorities, including the MOC.

Our PRC legal advisor, Guantao Law Firm, is of the opinion that (i) our ownership structure is in compliance with PRC law and (ii) the contractual arrangements are valid and legally binding and do not result in any violation of PRC law. There are, however, uncertainties regarding the interpretation and application of the MIIT Circular and GAPP Notice. If we are found to be in violation of the MIIT Circular, the GAPP Notice or any other PRC laws or regulations, or if we fail to obtain or maintain any of the required permits or approvals under our VIE arrangements, the relevant regulatory authorities would have broad discretion in dealing with such violations, including revoking the business and operating licenses of Yingzheng, our VIE, levying fines, confiscating our income or the income of Yingzheng to the extent that such income is related to the violation, discontinuing or restricting all or any portion of our operations or the operations of Yingzheng or taking other regulatory or enforcement actions. Any of these events could materially and adversely affect our business, financial condition and results of operations.

Further, should our ownership structure under the current VIE arrangement be challenged by the PRC authorities while the foreign investment restrictions over the telecommunications sector remain in effect, we would need to restructure our ownership structure. In that case, we may still be able to (i) develop mobile games in China and own the copyright for those games; (ii) grant to Yingzheng, or any other Chinese company that possesses necessary regulatory licenses, copyright licenses to operate our games in China and collect royalties from Yingzheng or such other Chinese company; (iii) use our technology, expertise and experience to provide technical services and support to Yingzheng in exchange for service fees; and (iv) require the registered shareholders of Yingzheng to pledge their equity interests in Yingzheng in favor of us to secure Yingzheng’s performance under these agreements. However, following such a restructuring we would not be able to adopt or rely on VIE arrangements and would thus be unable to exercise effective control over Yingzheng. Such a loss of control could result in disruptions in our business that could materially and adversely affect our financial condition and results of operations.

Our contractual arrangements with our VIE and its shareholders may not be as effective in providing control over the entity as direct ownership.

Our contractual arrangements with Yingzheng and its shareholders may not be as effective in providing us with control over Yingzheng as direct ownership in it. If Yingzheng and its shareholders fail to perform their respective obligations under these contractual arrangements, we may incur substantial costs and resources enforcing these arrangements, and rely on legal remedies available under applicable PRC laws, including seeking specific performance and claiming damages. In particular, if shareholders of Yingzheng refuse to transfer their equity interests to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may need to initiate legal actions to compel them to fulfill their contractual obligations.

We are in the process of transferring all of the equity interests in Yingzheng to Dr. Lijun Zhang, our chairman, and entering into contractual arrangements with Dr. Zhang and Yingzheng. Transferring all of the equity interests in Yingzheng to Dr. Zhang will allow us to manage our relationship with Yingzheng more effectively by limiting the number of Yingzheng shareholders, whose performance and cooperation we depend upon to maintain control, to just Dr. Zhang, whose interests by virtue of his share ownership and position in our company are closely aligned with ours. We will enter into an equity pledge agreement with Dr. Zhang, pursuant to which Dr. Zhang will pledge all of his equity interests in Yingzheng in favor of us to secure performance of his and Yingzheng’s obligations under the contractual arrangements. The pledge contemplated by this equity pledge agreement may not be effective or enforceable until we properly register it with the relevant local branch of the State Administration for Industry and Commerce in China. If Dr. Zhang fails to perform his obligation to complete the registration procedure with us, we may have limited remedies only for breach of contract and may not be able to enforce the security interest against him.

If the applicable PRC authorities invalidate our contractual arrangements for violation of PRC laws, rules and regulations, or Yingzheng or its shareholders terminate the contractual arrangements or fail to perform their obligations under these contractual arrangements, part of our mobile game businesses in China would be materially disrupted, and the value of our ordinary shares would decrease substantially. Furthermore, if we fail to renew these contractual arrangements upon their expiration and the relevant foreign investment restrictions remain effective, we would not be able to continue our mobile game business.

In addition, if Yingzheng declares bankruptcy or if all or part of its assets become subject to court injunctions or asset freezes or liens or rights of third-party creditors, we may be unable to continue our business, which could materially and adversely affect our business, financial condition and results of operations. If Yingzheng undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of its assets and we would have to rely on its registered shareholders with whom we have contractual arrangements to protect our rights. The occurrence of any of these events may hinder our ability to operate part of our mobile game business, which could in turn materially harm our business and our ability to generate revenues and cause the market price of our ordinary shares to decline significantly.

The shareholders of Yingzheng may have potential conflicts of interest with us, which may adversely affect our business.

The registered shareholders of Yingzheng are our officers or employees, namely, Yongchao Wang, De Liang and Feng Zheng. Conflicts of interest may arise between these shareholders’ duties to us and

Yingzheng. If such conflicts arise, these shareholders may not act in our best interests and conflicts of interest may not be resolved in our favor. In addition, these shareholders may breach or cause Yingzheng to breach or refuse to renew its existing contractual arrangements that allow us to exercise effective control over it and to receive economic benefits from it. If certain shareholders of Yingzheng do not comply with their fiduciary duties to us as our designated directors, or if we cannot resolve any conflicts of interest or disputes between us and such shareholders or any future beneficial owners of Yingzheng, we would have to rely on legal proceedings to remedy the situation, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings. Further, these remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into with our VIE and its shareholders. To manage our relationship with Yingzheng more effectively, we are in the process of transferring all of the equity interests in Yingzheng to Dr. Lijun Zhang, our chairman, and will enter into contractual arrangements with Dr. Zhang and Yingzheng upon the completion of the transfer.

Contractual arrangements we have entered into may be subject to scrutiny by the PRC tax authorities, and a finding that we or our VIE owe additional taxes could reduce our net income and the value of your investment.

Under applicable PRC tax laws and regulations, arrangements and transactions among related parties may be subject to audit or scrutiny by the PRC tax authorities within ten years after the taxable year when the arrangements or transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities were to determine that the contractual arrangements among Yingtongtianxia, our wholly-owned subsidiary in China, Yingzheng and its shareholders were not entered into on an arm’s-length basis and therefore constituted unfavorable transfer pricing arrangements. Unfavorable transfer pricing arrangements could, among other things, result in an upward adjustment on taxation. In addition, the PRC tax authorities may impose interest on late payments on our consolidated affiliated entity for the adjusted but unpaid taxes. Our results of operations may be materially and adversely affected if our consolidated affiliated entities’ tax liabilities increase significantly or if they are required to pay interest on late payments.

We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of the stock of our operating companies

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the PRC State Administration of Taxation on December 10, 2009, where a foreign investor transfers the equity interests of a PRC resident enterprise indirectly by way of the sale of equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor should report such Indirect Transfer to the competent tax authority of the PRC resident enterprise. The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid PRC tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at the rate of up to 10%. In addition, the PRC resident enterprise is supposed to provide necessary assistance to support the enforcement of Circular 698.

There is little guidance and practical experience regarding the application of Circular 698, and we have not reported and it is not clear that we are required to report our offshore restructuring transactions prior to this offering to the PRC tax authorities. See “Our Corporate History and Structure—Our Corporate History—Reorganization.” It is possible that the PRC tax authorities would pursue our offshore enterprise shareholders to conduct a filing regarding our offshore restructuring transactions and request our PRC subsidiaries to assist in providing such disclosures. In addition, if our offshore subsidiaries are deemed to lack substance, they could be disregarded by the PRC tax authorities. As a result, we and our non-resident investors would be at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which may have a material adverse effect on our financial condition and results of operations or such non-resident enterprise investors’ investments in us.

MOFCOM may determine that our contractual arrangements are subject to their national security review and if they determine that our contractual arrangements are in violation of national security regulations, our business could be materially and adversely affected.

On August 25, 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement the Circular by General Office of State Council on Establishment of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or the Security Review Circular. According to the Security Review Circular, if a targeted domestic enterprise is engaged in industries having a national security concern and the merger or acquisition will result in foreign investor’s acquiring actual control of the domestic enterprise, the transaction is subject to security review. According to the MOFCOM Security Review Regulations, MOFCOM will focus on substance and the actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Security Review Circular led by the National Development and Reform Commission and MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the mobile games business requires security review, and there is no requirement that acquisitions completed prior to the promulgation of the Security Review Circular are subject to MOFCOM review.

We acquired actual control over our VIE prior to promulgation of the Security Review Circular and the MOFCOM Security Review Regulations, so we do not believe we are required to submit our existing contractual arrangement to MOFCOM for security review. However, we have been advised by our PRC legal counsel, Guantao Law Firm, that as the Security Review Circular and the MOFCOM Security Review Regulations are relatively new and there is no clear statutory interpretation of them, there can be no assurance that MOFCOM will have the same view as we do when applying the national security review requirements. If MOFCOM takes the view that we are required to submit our existing contractual arrangement for review by them and the Inter-Ministerial Panel’s review, and if the Inter-Ministerial Panel determines that our contractual arrangement impacts or may impact national security, MOFCOM will, at the request of the Inter-Ministerial Panel and in collaboration with relevant departments, terminate our arrangement or take other effective measures, such as an equity transfer or assets transfer, so as to eliminate the impact of our contractual arrangement on national security. Any of these events could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Regulation of Our Services and Products

The laws and regulations regulating mobile games in China continue to evolve and change. If we fail to obtain or maintain all applicable permits and approvals, our business and operations would be materially and adversely affected.

We are required to obtain licenses, permits and approvals from different regulatory authorities in order to conduct our business. We have obtained the Internet Publishing License from GAPP, which authorizes the release of our existing and future online mobile game products over the Internet and wireless telecommunication networks, and the Online Culture Operation License from the MOC, which is required for the operation of online mobile games. In addition, PRC laws and regulations require that all online mobile game products be approved by GAPP and filed with the MOC. Although there are clear instructions and detailed implementing rules concerning the pre-approval and filing of online games, such instructions and rules do not exist for online mobile games. Nevertheless, we are in the process of applying for GAPP approval and filing with the MOC for the online mobile games we have released. However, we cannot assure you that we will be able to renew our current permits or that going forward we will be able to obtain all required permits, approvals or filings in a timely manner or at all.

As mobile games are at an early stage of development in China, new laws and regulations may be adopted or amended from time to time that require licenses and permits beyond those we currently have. These regulations may also restrict our ability to expand our customer and user base or to provide services in additional geographic areas. Substantial uncertainty exists regarding the implementation and interpretation of the current PRC laws and regulations applicable to the operation of mobile games, and as new laws and regulations are passed, their implementation and interpretation may also be uncertain or unfavorable to our business and operations. We cannot assure you that in the future we will be able to obtain all required permits, licenses and approvals in a timely manner, or at all, and any failure to do so could result in penalties, or a requirement to curtail or cease operating all or part of our business, any of which may materially and adversely affect our financial condition, results of operations and future prospects.

We may be subject to regulations concerning electronic publications and be required to obtain approvals and licenses or change our business model regarding single-player mobile games which could disrupt our operations, require a costly restructuring of our business or adversely affect our ability to roll out and operate new or existing single player mobile games.

On February 21, 2008, GAPP issued the Regulations on Administration of the Publishing of Electronic Publications, or the Electronic Publications Regulations, which became effective from April 15, 2008. The Electronic Publications Regulations require that a company wishing to publish electronic publications must obtain an Electronic Publications Publishing License from GAPP, and that the electronic publications to be published must be approved by, or filed with, GAPP. There are no interpretative materials, specific instructions or detailed implementation rules in respect of requirements or procedures for applying for the license or approvals or making filings in respect of single-player mobile games. Accordingly we have so far not obtained such license, approvals or made such filings.

We have had meetings with GAPP officials during which we informed them of our business model regarding single-player mobile games. They informed us that by their legal nature single-player mobile games are deemed electronic publications and therefore are theoretically subject to the Electronic Publications Regulations; however, GAPP has to date never regulated the publication of single-player mobile games. During the meetings, the GAPP officials did not object to our current business model regarding single-player mobile games. Furthermore, we believe GAPP is aware that many companies in China provide single-player mobile games to the public without these approvals and licenses, and we are unaware of any instance in which GAPP has penalized any company for its failure to obtain the approvals and licenses. The GAPP officials further informed us that prior to promulgating and implementing any new regulations to clarify the regulatory framework for both online and single-player mobile games, GAPP is unlikely to take regulatory or enforcement actions against such companies. However, GAPP may start requiring mobile game companies, such as us, to obtain approval under the Electronic Publications Regulations and impose penalties for any past non-compliance. GAPP may take enforcement action against us if it finds any game content to be in violation of any content restrictions issued by the PRC government.

If GAPP adopts regulations or other rules to enforce the Electronic Publications Regulations against entities that develop, publish, preinstall in handsets or distribute single-player mobile games, we may be required to obtain approvals and licenses and/or change our current business model regarding single-player games. Any failure to obtain the necessary approvals and licenses in a timely manner or at all could delay or prevent us from rolling out and operating new or existing single player mobile games. In addition, we may be required to restructure our operations to comply with such requirements by entering into a contractual arrangement with a non-foreign invested entity which holds the Electronic Publications Publishing License and entrusting such entity to file all single-player games developed by Huiyou with GAPP for its approval. Such a restructuring could be costly and disruptive to our business and would expose us to the risks associated with such arrangements. See “—Risks Related to Our Corporate Structure—To comply with PRC laws and regulations limiting foreign ownership of telecommunication and online cultural businesses, we conduct a substantial portion of our businesses through our VIE in China by means of contractual arrangements. If the PRC government determines that these contractual arrangements do not comply with applicable regulations, our business could be materially and adversely affected.”

Huiyou, our subsidiary, has historically operated online mobile games and is currently promoting certain of our online mobile games to handsets companies and design houses. If the PRC government determines that a license or permit is required for these activities, we might be subject to regulatory sanctions.

PRC laws and regulations require that an entity should obtain an Internet Publishing License and an Online Culture Operation License from the relevant PRC government authorities in order to operate in online mobile game business. See “Regulations—Regulations on Online Games and Cultural Products.” However, our PRC subsidiary, Huiyou, has historically operated certain online mobile games without obtaining the required licenses from the relevant PRC government authorities, which may expose us to penalties and other administrative actions that may have a material adverse effect upon our business.

Currently, Huiyou is developing mobile games, including certain online mobile games. Once an online mobile game it has developed is ready to be commercialized, Huiyou licenses the game to Yingzheng, our VIE, which operates the game in its own name, and receives royalties from Yingzheng. Yingzheng currently holds all of the required licenses and certificates for online mobile game operations and is responsible for all aspects of operating the game, including server maintenance, user registration and regulatory filings and approvals. Yingzheng entrusts Huiyou to enter into contracts with handset companies and design houses to pre-install the licensed game in handsets, and with other mobile service providers for the collection of payments from end-users, for which Yingzheng pays commissions to Huiyou. Mobile network operators and service providers are responsible for collecting payments from game players and for paying the contracted portion of the payments to Huiyou, who receives them on behalf of Yingzheng, the operator of the game. Huiyou then shares the payments it receives with Yingzheng, according to their cooperation agreement. See “Our Corporate History and Structure—Cooperation Agreement between Huiyou and Yingzheng.”

Our PRC legal advisor, Guantao Law Firm, is of the opinion that this current business model does not violate applicable PRC laws and regulations because (i) Huiyou develops online mobile games and promotes such games to handsets companies and design houses but it is not engaged in the operation of such games; (ii) Huiyou licenses Yingzheng to operate such games in its own name and Yingzheng holds all necessary licenses and certificates for online mobile game operations; (iii) Huiyou keeps royalties and commissions for its copyright license and promotional services while Yingzheng receives from Huiyou revenues for operating the games; and (iv) there are no explicit provisions in PRC laws or regulations requiring Huiyou to obtain any approval or license in order to develop online mobile games, grant copyright licenses or provide promotional services, as contemplated by its cooperation agreement with Yingzheng. However, the relevant PRC governmental authorities may deem the activities of Huiyou described above to be the operation of online games without obtaining the required licenses, which may subject us to penalties, require us to make costly changes to our business model and materially disrupt our business.

Regulation and censorship of information disseminated over the Internet and wireless telecommunication networks in China may adversely affect our business, and the mobile service providers with which we cooperate may be liable for information displayed on, retrieved from, or linked to their platforms.

China has enacted regulations governing telecommunication mobile service providers, Internet and wireless access and the distribution of news and other information over the Internet and wireless telecommunication networks. Under these regulations, mobile content publishers like us are prohibited from posting or displaying over the Internet or wireless networks content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is obscene, superstitious, fraudulent or defamatory. Throughout the history of our industry, many mobile games have been designed to include certain hidden content and game features that are accessible through the use of in-game cheat codes or other technological means that are intended to enhance the gameplay experience. We have implemented preventive measures designed to reduce the possibility of hidden, objectionable content from appearing in the mobile games we publish. However, these preventive measures are subject to human error, circumvention, overriding and reasonable resource constraints.

Meanwhile, when Internet and mobile service providers find that any obscene, superstitious, fraudulent or defamatory information is transmitted on their platforms, they are required to terminate the transmission of such information or delete such information immediately, keep records, and report to relevant authorities. Mobile network operators like China Mobile and China Telecom also have their own policies prohibiting or restricting the distribution of inappropriate content. On December 15, 2009, the MIIT issued the Notice Regarding Plan for Further Regulating Obscene Materials on Mobile Phones, or Circular 672. Under Circular 672, mobile network operators are required to examine their business, promotional channels, as well as the business of their partners, and must immediately terminate such business if any obscene material is involved. Mobile service providers involved in distributing or publishing such obscene materials on mobile handsets are subject to immediate suspension or termination of cooperation with mobile network operators, and a violation will be reported to relevant authorities. Mobile network operators and mobile service providers must examine all websites accessed through mobile handsets and conduct full daily inspection of such websites. If any obscene material is found, access and transmission must cease and be reported to authorities. On June 3, 2010, the MOC issued the Online Game Measures, which became effective August 1, 2010, according to which companies that plan to engage in the operation of online games, issuance of virtual currency and provision of virtual currency transaction services shall obtain a license from the provincial counterpart of the MOC. The MOC is responsible for content review of online games. Online and mobile game operators are also required to establish a self-censorship mechanism and ensure the lawfulness of the content of their games and corporate operations.

As these regulations are relatively new and subject to interpretation by the relevant authorities, it may not be possible for us to determine in all cases the type of content that could result in liability for us as a mobile game developer and operator. In addition, we may not be able to control or restrict the content of other content providers linked to or accessible through our mobile service providers. To the extent that regulatory authorities find any portion of the applications and content on our mobile service providers objectionable, they may require them to limit or eliminate the dissemination of such information or otherwise curtail the nature of such content on our mobile service providers, which may reduce our user traffic, which in turn decrease access to and downloading of our mobile games.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business.

We conduct substantially all of our operations in China. Accordingly, our business, financial condition, results of operations and prospects depend significantly on economic developments in China. China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Between late 2003 and 2008, the PRC government implemented a number of measures, such as increasing the PBOC’s statutory deposit reserve ratio and imposing commercial bank lending guidelines, which slowed the growth of credit. In 2008 and 2009, however, in response to the global financial crisis, the PRC government loosened such requirements. Any actions and policies adopted by the PRC government or any prolonged slowdown in China’s economy, in particular the mobile applications industry, could have a negative impact on our business, operating results and financial condition in a number of ways. For example, our users may decrease spending on our offerings, while we may have difficulty expanding our user base fast enough, or at all, to offset the impact of decreased spending by our existing users.

We may rely on dividends and other distributions from our subsidiaries in China to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could materially adversely affect our ability to conduct our business.

As an offshore holding company, we may rely principally on dividends from our subsidiaries in China for our cash requirements, including to pay dividends or make other distributions to our shareholders or to service our debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. In particular, the PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required each year to set aside at least 10% of its annual after-tax profits (as determined under PRC accounting standards) into its statutory reserve fund until the aggregate amount of that reserve reaches 50% of such entity’s registered capital. These reserves are not distributable as cash dividends.

If our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Any limitation on the ability of our subsidiaries to distribute dividends or other payments to us could materially adversely limit our ability to grow, make investments or acquisitions, pay dividends and otherwise fund and conduct our business.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or capital contributions to our PRC operating subsidiaries, which could materially adversely affect our liquidity and ability to fund and expand our business.

We may transfer funds to our PRC subsidiaries or finance our PRC subsidiaries by means of shareholder’s loans or capital contributions upon completion of this offering. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the amount of our investments in such subsidiaries, and shall be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital contributions we make to our PRC subsidiaries shall be approved by the MOFCOM or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to our PRC subsidiaries may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

In addition, SAFE promulgated the Circular on the Relevant Operating Issues concerning Administration Improvement of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, on August 29, 2008. Under Circular 142, registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC, unless otherwise provided by PRC laws. In addition, foreign-invested companies may not change how they use such capital without SAFE’s approval, and may not in any case use such capital to repay Renminbi loans if they have not used the proceeds of such loans. Furthermore, SAFE promulgated a circular on November 9, 2010, or Circular 59, which requires the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in the offering documents. Circular 142 and Circular 59 may significantly limit our ability to transfer the net proceeds from this offering to our PRC subsidiaries and convert the net proceeds into Renminbi, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Fluctuations in the value of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. From July 2008 until June 2010, however, the Renminbi has traded stably within a narrow range against the U.S. dollar.

There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against foreign currencies. On June 20, 2010, the PBOC announced that the PRC government would reform the Renminbi exchange rate regime and increase the flexibility of the exchange rate. We cannot predict how this new policy will impact the Renminbi exchange rate.

Our revenues and costs are mostly denominated in the Renminbi, and a significant portion of our financial assets are also denominated in the Renminbi. Any significant fluctuations in the exchange rate between the Renminbi and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our ADSs in U.S. dollars. In addition, any fluctuations in the exchange rate between the Renminbi and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our wholly-owned PRC subsidiaries in China, Huiyou, OWX Beijing, and Yitongtianxia, to fund any cash and financing requirements we may have. See “Our Corporate History and Structure.”

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. Therefore, Huiyou, OWX Beijing and Yitongtianxia may pay dividends in foreign currency to us without pre-approval from SAFE. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. With the prior approval from SAFE, cash generated from the operations of our PRC subsidiary may be used to pay off debt they owe to entities outside China in a currency other than the Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Uncertainties in the PRC legal system could materially adversely affect our business.

We conduct our business primarily through our subsidiaries and affiliated entities in China. Our operations in China are governed by PRC laws and regulations. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, and forms of foreign investment (including wholly foreign-owned enterprises and joint ventures) in particular. These laws, regulations and legal requirements, including those governing PRC tax matters, are relatively new and amended frequently, and their interpretation and enforcement often raise uncertainties that could limit the reliability of the legal protections available to us. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violations of these policies and rules until the violations have occurred. Furthermore, any litigation in China may be protracted and result in substantial costs and diversion of resources and management’s attention. We cannot predict future developments in the PRC legal system. We may be required to procure additional permits, authorizations and approvals for our operations, which we may not be able to obtain. Our inability to obtain such permits or authorizations may materially adversely affect our business, financial condition and results of operations.

We may be required to obtain approval of the China Securities Regulatory Commission, or the CSRC, before listing and trading our ADSs on the New York Stock Exchange.

Pursuant to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, an offshore special purpose vehicle formed for purposes of overseas listing and controlled directly or indirectly by PRC companies or individuals shall obtain CSRC approval prior to listing and trading its securities on an overseas stock exchange. On December 14, 2006, the CSRC published procedures for special purpose vehicles to obtain approval of overseas listings. The procedures include filing documents with the CSRC and take several months to complete. The application of this new PRC regulation remains unclear.

Our PRC legal counsel, Guantao Law Firm, is of the opinion that prior CSRC approval for this offering is not required because we are not an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals as defined by the New M&A Rules. However, we cannot assure you that PRC government authorities, including the CSRC, will reach the same conclusion as our PRC legal counsel. If the CSRC or other PRC government authorities determine that prior CSRC approval is required, this offering will be delayed until we obtain the approval from the CSRC, which may take several months or longer. If a prior approval from the CSRC is required but not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities.

These regulatory authorities may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could materially adversely affect our business or the trading price of our ADSs. The CSRC or other PRC regulatory authorities may also require us, or make it advisable for us, to halt this offering before settlement and delivery of the ADSs offered under this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

A failure by the beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

SAFE has promulgated several regulations, including the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, effective on November 1, 2005, and the Notice on Printing and Distributing the Implementing Rules for Administration of Foreign Exchange in Fund-Raising and Roundtrip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular 19, issued on May 20, 2011 and effective from July 1, 2011. These regulations require PRC residents (including any PRC citizen) and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. In the event that a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of that offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future. In practice, however, different local SAFE branches may have different views on application and implementation of the SAFE regulations and we cannot assure you that all of our beneficial owners that are PRC residents will be able to register or update the registration of their direct and indirect equity interest in us as required. If they fail to make or update the registration, our PRC subsidiaries could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiaries’ ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Failure to comply with the registration requirements for employee share option plans may subject our PRC equity incentive plan participants or us to fines and other legal or administrative sanctions.

In January 2007, SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. In addition, Circular of the SAFE on Relevant Issues Concerning the Foreign Exchange Administration for Domestic Individuals’ Participating in the Share Incentive Schemes of Overseas-Listed Companies, or Circular 7, was promulgated by the SAFE on February 15, 2012.

In accordance with Circular 7, PRC residents who are granted shares or share options by an overseas publicly-listed company under a share incentive scheme are required, through the PRC subsidiary of the overseas publicly-listed company, to entrust a PRC agent to register with SAFE or its local office and complete certain procedures relating to the share incentive schemes. A PRC agent can be one of the PRC subsidiaries participating in the share incentive scheme or another institution qualified to hold the assets as designated by the PRC subsidiary and in accordance with PRC laws. We and our PRC employees who receive stock option plan will be subject to these regulations when we are listed in the United States. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions.

We may be classified as a “resident enterprise” for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its implementation rules, both effective from January 1, 2008, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a PRC resident enterprise and is subject to a 25% enterprise income tax on its global income. The implementation rules further define the term “de facto management bodies” as establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting and properties of an enterprise. The State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, which sets out certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China.

Although such circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals. As a result, we cannot assure you that the SAT will not implement Circular 82 or amend the rules in the future to the effect that such rules will apply to us or any of our overseas subsidiaries. The SAT issued the Administrative Measures on Enterprise Income Tax of Foreign-Incorporated Chinese-Controlled Resident Enterprises (Trial) on July 27, 2011, which will take effect from September 1, 2011. According to these measures, in the event that the PRC authorities subsequently determine that we should be treated as a resident enterprise and ever decide to issue the Resident Enterprise Recognition Letter for Foreign-Incorporated Chinese-Controlled Enterprises to us, we are required to handle all tax matters according to the rules governing PRC resident enterprises for the enterprise income tax purpose from the year when such letter is issued to us. A 25% enterprise income tax will be imposed on our global income, which could significantly increase our tax burden and materially adversely affect our financial condition and results of operations. In addition, dividends paid to us from our PRC subsidiaries would qualify as

“tax-exempted income.” Finally, dividends payable by us to our investors and gain on the sale of our shares may become subject to PRC withholding tax.

Any change in the tax treatment we currently enjoy in the PRC may materially adversely impact our net income.

Our PRC subsidiaries are incorporated in the PRC and are governed by applicable PRC income tax laws and regulations. The New EIT Law and its implementing rules, both of which came into effect on January 1, 2008, impose a statutory rate of 25% on PRC enterprises. While the PRC enterprise income tax is generally imposed based on actual taxable income, some of our subsidiaries pay enterprise income tax based on a deemed profit calculation. Shenzhen Qilewuxian Software Development Co., Ltd., Shenzhen Yikechuanghui Technology Co., Ltd., and Shenzhen Douwan Network Technology Co., Ltd., or Shenzhen Douwan, paid enterprise income taxes calculated according to deemed profit rates from 6% to 10% during certain taxable periods based on documentation issued by the local tax authorities in lieu of their actual profits. However, we cannot assure you that the local tax authorities will not, in the future, change their position and discontinue any of our current tax treatments, potentially with retroactive effect. The discontinuation of any of our current tax treatments could materially increase our tax obligations and adversely impact our net income.

The New EIT Law will affect tax exemptions on dividends to be paid by our PRC subsidiaries to us through our Hong Kong subsidiaries and we may not be able to obtain certain treaty benefits under the relevant tax treaty.

We are a holding company incorporated under the laws of the Cayman Islands. We conduct substantially all of our business through our PRC subsidiaries and we derive all of our income from it. Prior to January 1, 2008, dividends derived by foreign enterprises from business operations in China were not subject to the PRC enterprise income tax. However, under the New EIT Law and its implementation rules, dividends payable by a foreign-invested enterprise in China to its shareholders that are “non-resident enterprises” are subject to a 10% withholding tax starting from January 1, 2008, unless such shareholders’ jurisdiction of incorporation has a tax treaty with China that provides for a preferential arrangement.

Pursuant to the Notice of the SAT on Issuing the Table of Tax Rates on Dividends in Treatises, or Notice 112, which was issued on January 29, 2008, the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Arrangement (Hong Kong), which became effective on December 8, 2006, such withholding tax may be lowered to 5% if the PRC enterprise is at least 25% directly held by a Hong Kong enterprise. In October 2009, the SAT further issued the Notice on How to Understand and Determine the “Beneficial Owners” in Tax Treaties, or Circular 601. According to Circular 601, non-resident enterprises that cannot provide valid supporting documents as “beneficial owners” may not be approved to enjoy tax treaty benefits, and “beneficial owners” refers to individuals, companies or other organizations which are normally engaged in substantive operations. These rules also set forth certain adverse factors on the recognition of a “beneficial owner.” Specifically, they expressly exclude a “conduit company” that is usually established for the purposes of avoiding or reducing tax obligations or transferring or accumulating profits and not engaged in substantive operations such as manufacturing, sales or management, from being a “beneficial owner.” As a result, dividends from our PRC subsidiaries paid to us through our Hong Kong subsidiaries may be subject to a reduced withholding tax at a rate of 5% if our Hong Kong subsidiaries are determined to be Hong Kong tax residents and are considered to be “beneficial owners” that are generally engaged in substantive business activities and entitled to treaty benefits under the Double Taxation Arrangement (Hong Kong). Otherwise, we may not be able to enjoy the preferential withholding tax rate of 5% under the tax arrangement and therefore be subject to withholding tax at a rate of 10% with respect to dividends to be paid by our PRC subsidiaries to us through our Hong Kong subsidiaries.

New labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated the PRC Labor Contract Law, which became effective on January 1, 2008. The PRC Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce. Furthermore, the PRC Labor Contract Law requires certain terminations to be based upon seniority and not the merits of employees. As a result, the PRC Labor Contract Law could increase our operating expenses and limit our ability to significantly change or decrease our workforce.

Certain of our subsidiaries have not made all necessary contributions to social insurances and the housing fund, which could subject us to penalties, including fines and court enforcement.

In accordance with the relevant laws and regulations on social security, employers in the PRC are required to make contributions to various social insurances (including medical, pension, unemployment, work-related injury and maternity insurance) and the housing fund on behalf its employees. As of the date of this prospectus, certain of our subsidiaries have not made all necessary contributions to the various social insurances and the housing fund on behalf of their employees, the aggregate amount of which is RMB2.3 million (US$0.4 million), for which we have made a full provision. Our PRC legal counsel, Guantao Law Firm, has advised us that our failure to make such payments could subject us to penalties, including fines, and court enforcement.

Risks Related to Our ADSs and This Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have applied to list our ADSs on the New York Stock Exchange. Our ordinary shares will not be listed or quoted for trading on any exchange. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially adversely affected. The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear little or no relationship to the market price for our ADSs after the initial public offering. An active trading market for our ADSs may not develop and the market price of our ADSs may decline below the initial public.

The market price for our ADSs may be volatile.

The market price of our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•                  regulatory developments in the mobile game industry;

•                  actual or anticipated fluctuations in our quarterly results of operations;

•                  changes in financial estimates by securities research analysts;

•                  negative publicity, studies or reports;

•                  changes in conditions of Internet and mobile security industry;

•                  changes in performance and valuation of our peer or comparable companies;

•                  announcements by us or our competitors of new services, acquisitions, strategic relationships, joint ventures or capital commitments;

•                  changes in our senior management;

•                  fluctuations in the exchange rate between the Renminbi and the U.S. dollar; and

•                  sales or anticipated sales of additional ordinary shares or ADSs.

In addition, securities markets have experienced significant price and volume fluctuations unrelated to the operating results of any particular companies. These market fluctuations may also materially adversely affect the market price of our ADSs.

We are exempt from some of the corporate governance requirements of the New York Stock Exchange.

As a subsidiary of VODone, we are exempt from some of the corporate governance requirements of the New York Stock Exchange by virtue of being a controlled company. Specifically, we are not required to:

•                  have a majority of independent directors on our board (other than due to the requirements for the audit committee under the Securities Exchange Act of 1934, as amended, or the Exchange Act); and

•                  have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors.

Because we will rely on the exemptions afforded to controlled companies in lieu of certain corporate governance practices, the level of independent oversight over management of our company may afford less protection to our shareholders.

As a foreign private issuer, we may be exempt from other corporate governance requirements of the New York Stock Exchange, though we intend to comply with these requirements. Should we choose not to comply, we are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practice required to be followed by U.S. domestic companies under the New York Stock Exchange requirements. Although we currently do not intend to rely on other exemptions, if we choose to rely on other exemptions in the future, the level of independent oversight over management of our company may be further reduced.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States holders of our ADSs or ordinary shares.

We do not expect to be a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the United States Internal Revenue Service will not take a contrary position. A non-United States corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year.

We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock. Although the law in this regard is unclear, we treat Yingzheng as being owned by us for United States federal income tax purposes. If it is determined, however, that we are not the owner of Yingzheng for United States federal income tax purposes, the composition of our income and assets would change and we may be treated as a PFIC. See “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company.”

If we are a PFIC for any taxable year during which a United States Holder (as defined in “Taxation—United States Federal Income Taxation”) holds an ADS or ordinary share, certain adverse United States federal income tax consequences could apply to such United States Holder. See “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company.”

Our dual-class ordinary share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Pursuant to our amended and restated memorandum and articles of association to be adopted prior to the closing of this offering, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to five votes per share. We will issue Class A ordinary shares represented by ADSs in this offering. Only VODone and its affiliates will hold our Class B ordinary shares.

Each Class B ordinary share will be convertible into one Class A ordinary share at any time upon the Class B shareholder’s request. Class A ordinary shares will not be convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares to any person or entity which is not an affiliate of the Class B shareholder, such Class B ordinary shares will automatically and immediately convert into an equal number of Class A ordinary shares. In addition, if at any time VODone and its affiliates collectively own less than               % of the total number of the issued and outstanding Class B ordinary shares, each issued and outstanding Class B ordinary will automatically and immediately convert into one share of Class A ordinary share, and we will not issue any Class B ordinary shares thereafter.

Due to the disparate voting powers attached to these two classes, we anticipate that our existing shareholders will collectively own approximately              % of the voting power of our outstanding ordinary shares after this offering and will have considerable influence over matters requiring shareholder approval, including election of directors and significant corporate transactions, such as a merger or sale of our company or our assets. In particular, VODone will own approximately               % of our outstanding ordinary shares, representing               % of our total voting power after this offering. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than our existing shareholders paid for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$               per ADS, which equals the difference between the assumed initial public offering price of US$               per ADS, the midpoint of the estimated range of the initial public offering price, and our net tangible book value per ADS immediately upon the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs. See “Dilution.”

We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

Additional sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Immediately upon completion of this offering, we will have              ordinary shares outstanding, or ordinary shares if the underwriters exercise their option to purchase additional ADSs in full and assuming that the entire assured entitlement distribution to VODone’s shareholders is made in ADSs.              ordinary shares outstanding after this offering will be available for sale upon the expiration of the lock-up period, subject to volume and other restrictions applicable under Rule 144 under the Securities Act of 1933, or the Securities Act.

The lock-up restrictions on each of our existing shareholders in this offering will expire 180 days after the date of this prospectus. Any or all of these shares can be released prior to expiration of the lock-up period at the discretion of the representatives of the underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

In addition, certain holders of our ordinary shares after the completion of this offering will have the right to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

Our memorandum and articles of association will contain anti-takeover provisions that could materially adversely affect the rights of holders of our ordinary shares and ADSs.

We have adopted an amended and restated memorandum and articles of association that will become effective upon the closing of this offering. Our amended and restated articles of association will contain provisions that could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and their qualifications, limitations or restrictions. These preferred shares may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may provide rights and preferences that holders our ordinary shares or ADSs do not have.

We could issue preferred shares quickly on terms that could delay or prevent a change in control of our company or make removal of management more difficult. If we issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially adversely affected.

Furthermore, our amended and restated articles of association provide for a staggered board, which means that our directors are divided into three classes, with one-third of our board standing for election every year. With our staggered board, at least two annual shareholders’ meetings, instead of one, are generally required in order to effect a change in a majority of our directors. Our staggered board can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to take control of our board in a relatively short period of time.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the ordinary shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and you may not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs.

We are not obligated to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems doing so expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs when our books or the books of the depositary are closed, when we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, under any provision of the deposit agreement or for any other reason.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, the rights of minority shareholders to institute actions and the fiduciary responsibilities of our directors to us are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the latter of which has persuasive, but not binding, authority on a court in the Cayman Islands.

The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in the United States. In particular, the Cayman Islands has a less developed body of securities law than the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may encounter more difficulty in protecting their interests against actions taken by the management, the board of directors or the controlling shareholders of our company than they would as shareholders of a public company incorporated in the United States.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands company, and we conduct substantially all of our operations in the PRC. Substantially all of our assets are located outside of the United States. In addition, most of our directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult for you to effect service of process upon our directors and officers in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents of the United States and the substantial majority of whose assets are located outside of the United States.

In addition, the courts of the Cayman Islands or the PRC may not recognize or enforce judgments of U.S. courts against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state. Furthermore, Cayman Islands or PRC courts may not be competent to hear original actions brought in the Cayman Islands or the PRC against us or our directors and officers predicated upon the securities laws of the United States or any state. See “Enforceability of Civil Liabilities.”

Our management will have considerable discretion in applying the net proceeds from this offering and may use the net proceeds in ways that do not improve our profitability or increase our share price.

We intend to use the net proceeds of this offering for product development, enhancement of our research and development capability and general corporate purposes. However, our plans are made based on the business conditions as of the date of this prospectus and we will have significant discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions could result in our applying the net proceeds of this offering in a manner other than as described in this prospectus. You will not have the opportunity to assess whether we use the proceeds appropriately, and we may use the net proceeds in ways that do not improve our operating results or increase the value of your investment.

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules and regulations implemented by the SEC and the New York Stock Exchange require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our ADSs could decline.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by the Public Company Accounting Oversight Board, and as such, investors may be deprived of the benefits of such inspection.

The independent registered public accounting firm that issues the audit reports included in our filings made with the SEC, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the laws of the United States and professional standards. Because it is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, does not undergo regular PCAOB inspection.

Inspections of other firms that PCAOB has conducted outside of China have identified deficiencies in those firms’ audit and quality control procedures, which may be addressed as part of the inspection process to improve the quality of future audits. The inability of PCAOB to inspect independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit or quality control procedures compared to those conducted by auditors outside of the PRC that are subject to PCAOB inspections. As a result, investors may be deprived of the benefits of PCAOB inspections and they may lose confidence in our reported financial information and procedures and the quality of our financial statements.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Industry” and “Our Business.” These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

• our growth strategies as well as our business plans;

• our future development, results of operations and financial condition;

• our ability to continue to develop new and attractive products and services;

• our ability to continue to develop new technologies and/or upgrade our existing technologies;

• our ability to attract and retain users and customers and further enhance our brand recognition;

• the expected growth of and trends in the mobile game industry in China;

• PRC governmental policies and regulations relating to the mobile game industry in China;

• competition in the mobile game industry; and

• general economic and business conditions in China.

This prospectus also contains data related to the mobile game industry in China, including projections that are based on a number of assumptions. These market data include market data from the Analysys Report. The mobile game industry in China may not grow at the rates projected by the market data, or at all. The failure of the markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the mobile game industry in China subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, our actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual results in the future may be materially different from or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely affect our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately US$               million from this offering, or approximately US$               million if the underwriters exercise their option to purchase additional ADSs in full, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. For the purpose of estimating net proceeds, we assume an initial public offering price of US$               per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. A US$1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by US$               million.

We intend to use the net proceeds of this offering for the following purposes:

• US$               million for product development and enhancement of our research and development capability; and

• US$               million for general corporate purposes, including working capital and funding possible investments in and acquisitions of technologies, products or businesses, although we are not currently negotiating any such transaction.

The foregoing represents our current intentions based upon our current plans and business conditions. Accordingly, we will have significant discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions could result in our applying the net proceeds of this offering in a manner other than as described in this prospectus. Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations.

In using the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions and to other entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all.

DIVIDEND POLICY

We have never declared or paid any dividends on our ordinary shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business.

As an offshore holding company, we may rely on dividends from our subsidiaries in China for our cash requirements, including to pay dividends or make other distributions to our shareholders. PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our board of directors has complete discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

Holders of our ADSs will be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as the holders of our ordinary shares. Cash dividends will be paid to the depositary in U.S. dollars, and the depositary will distribute them to the holders of ADSs according to the terms of the deposit agreement. Other distributions, if any, will be paid by the depositary to the holders of ADSs in any means it deems legal, fair and practical. See “Description of American Depositary Shares—Share Dividends and Other Distributions.”

CAPITALIZATION

The following table shows our capitalization as of December 31, 2011:

• on an actual basis;

• on a pro forma basis to reflect the proposed issuance of 26,485,961 ordinary shares to Core Tech Resources Inc., or Core Tech, and PVG Venture Capital Partners (Wuxi), Limited Partnership, or PVG, pursuant to a share purchase agreement dated March 21, 2012; and

• on a pro forma as adjusted basis to reflect the proposed issuance of 26,485,961 ordinary shares to Core Tech and PVG, and the sale of               Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$               per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2011
			Pro forma
	Actual	Pro forma	as adjusted
	(in thousands of US$,
	except share and
	per share data)
Ordinary shares, par value US$0.001 per share, 1,000,000,000 authorized; 302,729,550 shares issued and outstanding on an actual basis;
Class A ordinary shares and
Class B ordinary shares issued and outstanding on an as adjusted basis	308
Additional paid-in capital	112,778
Retained earnings	13,482
Accumulated other comprehensive loss	(68)
Total equity	126,500
Noncontrolling interests	—
Total shareholder’s equity	126,500
Total capitalization	126,500

A US$               increase (decrease) in the assumed initial public offering price of US$               per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$               million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial offering price per ordinary share is substantially greater than the book value per ordinary share attributable to the existing shareholder for our presently outstanding ordinary shares.

As of December 31, 2011, our net tangible book value was US$               million, or US$               per ordinary share and US$               per ADS. Net tangible book value represents total consolidated tangible assets less total consolidated liabilities. Our pro forma net tangible book value as of December 31, 2011 was US$               million, or US$               per ordinary share and US$               per ADS. Pro forma net tangible book value adjusts net tangible book value to give effect to the proposed issuance of 26,485,961 ordinary shares to Core Tech and PVG, pursuant to a share purchase agreement dated March 21, 2012, as if it had been made prior to December 31, 2011.

Without taking into account any changes in net tangible book value after December 31, 2011 other than to give effect to our sale of               ADSs in this offering at an initial public offering price of US$               per ADS (the mid-point of the range set forth on the front cover of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2011 would have been US$               million, or US$               per ordinary share and US$               per ADS. This represents an immediate increase in pro forma net tangible book value of US$               per ordinary share, or US$               per ADS, to existing shareholders and an immediate dilution of US$               per ordinary share, or US$               per ADS, to investors purchasing ADSs in this offering. Dilution is determined by subtracting pro forma as adjusted net tangible book value per ADS after this offering from the amount of cash paid by a new investor for one ADS. The following table illustrates this per share dilution:

Assumed initial public offering price per ordinary share	US$
Net tangible book value per ordinary share as of December 31, 2011	US$
Pro forma net tangible book value per ordinary share as of December 31, 2011	US$
Increase in pro forma net tangible book value per ordinary share attributable to this offering	US$
Dilution per ordinary share to new investors	US$
Dilution per ADS to new investors	US$
Dilution to new investors (percentage)(1)		%

(1) Calculated based on the dilution per ADS to new investors as a percentage of the per ADS initial public offering price of US$               per ADS (the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus).

A US$1.00 increase (decrease) in the assumed public offering price of US$               per ADS would increase (decrease) our net tangible book value after giving effect to this offering by US$               million, the net tangible book value per ordinary share and per ADS after giving effect to this offering by US$               per ordinary share and US$               per ADS and the dilution per ordinary share and per ADS to new investors in this offering by US$               per ordinary share and US$               per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2011, the differences between the existing shareholder and new investors with respect to the number of Class A ordinary shares purchased from us, the total consideration paid and the average price per ordinary share and the average price per ADS, each paid before deducting the underwriting discounts and commissions and our estimated offering expenses. The total number of ordinary shares does not include the Class A ordinary shares underlying the ADSs to be sold upon the exercise of the option granted to the underwriters to purchase additional ADSs from us.

Average
			Total		Price Per	Average
	Shares Purchased		Consideration		Ordinary	Price
	Number	Percent	Amount	Percent	Share	Per ADS
(in thousands of US$, except per share and per ADS data)
Existing holders
New investors
Total

A US$1.00 increase (decrease) in the assumed initial public offering price of US$               per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by US$               million, US$               million and US$               million, respectively, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy certain benefits associated with being a Cayman Islands exempted company, including:

• political and economic stability;

• an effective judicial system;

• a favorable tax system;

• the absence of exchange control or currency restrictions; and

• the availability of professional and support services.

We believe the court system in the Cayman Islands is effective because litigation practice and procedures are based on English law principles of civil procedures. The Grand Court of the Cayman Islands is presided over by the Chief Justice and Grand Court judges permanently resident on the islands. Appeals are made from the Grand Court to the Cayman Islands Court of Appeal, which sits in Grand Cayman, and from there to the Judicial Committee of the Privy Council in England. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

• The Cayman Islands has a less developed body of securities laws compared to that of the United States and these securities laws provide significantly less protection to investors; and

• Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

Almost all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. Certain of our subsidiaries are incorporated in the British Virgin Islands and Hong Kong. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States. We appointed Corporation Service Company, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our counsel as to the laws of the Cayman Islands and British Virgin Islands, and Guantao Law Firm, our counsel as to Chinese law, have advised us respectively that there is uncertainty as to whether the courts of the Cayman Islands, the British Virgin Islands or China respectively would:

• recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

• entertain original actions brought in the Cayman Islands, the British Virgin Islands or China respectively against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in a federal or state court of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the U.S. federal securities laws without retrial on the merits if such judgment gives rise to payments obligations that may be regarded as fines, penalties or similar charges.

Maples and Calder has also advised us that a final and conclusive judgment in a federal or state court of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement that is contrary to natural justice or the public policy of the British Virgin Islands, may be subject to enforcement proceedings as a debt in the courts of the British Virgin Islands under the common law without any re-examination of the merits of the underlying dispute. However, the British Virgin Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the U.S. federal securities laws without retrial on the merits if such judgment gives rise to payment obligations that may be regarded as fines, penalties or similar charges.

In addition, any judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However subject to certain conditions, including but not limited to when the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties or similar charges, the judgment is final and conclusive and has not been stayed or satisfied in full, the proceedings in which the judgment was obtained were not contrary to natural justice and the enforcement of the judgment is not contrary to public policy of Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law enforcement. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

In addition, our PRC legal counsel, Guantao Law Firm, has advised us that the PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. Under the PRC Civil Procedures Law, courts in China may recognize and enforce foreign judgments pursuant to treaties between China and the country where the judgment is rendered based on reciprocity arrangements for the recognition and enforcement of foreign judgments between jurisdictions. If neither treaties nor reciprocity arrangements exist between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, parties may resolve matters relating to the recognition and enforcement of a foreign judgment in China through diplomatic channels. Currently there are no treaties or other arrangements providing for reciprocal recognition and enforcement of foreign judgments between China and either of the United States or the Cayman Islands. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions. In addition, given that we are incorporated in the Cayman Islands, a shareholder may not be able to originate a cause of action against us in a PRC court because of the difficulty in establishing both a connection to the PRC and subject matter jurisdiction, as required by PRC Civil Procedure Law, by virtue of only holding our ADSs or ordinary shares.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China, and the financial records of our PRC subsidiaries are maintained in Renminbi, their functional currency. However, we use the U.S. dollar as our reporting currency. The assets and liabilities of our PRC subsidiaries are translated from Renminbi into U.S. dollars at the exchange rates on the balance sheet date, shareholders’ equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the period. For all dates and periods through December 31, 2008, exchange rates of Renminbi into U.S. dollars are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

For your convenience, this prospectus also contains translations of certain amounts in Renminbi into U.S. dollars, all translations from Renminbi to U.S. dollar amounts at the rate of RMB6.2939 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 30, 2011.

We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated.

	Exchange Rate
	Period End	Average(1)	Low	High
		(RMB per US$1.00)
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2011	6.2939	6.4630	6.6364	6.2939
October	6.3547	6.3710	6.3825	6.3534
November	6.3765	6.3564	6.3839	6.3400
December	6.2939	6.3482	6.3733	6.2939
2012
January	6.3080	6.3119	6.3330	6.2940
February	6.2935	6.2997	6.3120	6.2935
March	6.2975	6.3125	6.3315	6.2975
April (through April 6)	6.3052	6.3021	6.3123	6.2975

(1) Annual averages are calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

Source: Federal Reserve Bank of New York and Federal Reserve Board

In addition, all translations from Hong Kong dollars to U.S. dollars are made for your convenience at the rate of HK$7.7663 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 30, 2011.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

The following tables present selected consolidated statement of operations data of our predecessor, Kuailefeng, for the period from January 1, 2009 to October 26, 2009, our selected consolidated statement of operations data for the period from October 27, 2009 to December 31, 2009, for the years ended December 31, 2010 and 2011, and our selected consolidated balance sheet data as of December 31, 2009, 2010 and 2011.

The selected pro forma consolidated statement of operations data for the year ended December 31, 2009 reflects the effect of the acquisition of the Dragon Joyce Group, which was completed in October 2009, as if such transaction had occurred on January 1, 2009.

The selected consolidated pro forma statement of operations data for the year ended December 31, 2010 reflects the effects of the acquisitions of the assets of Bright Way and Tastech and of 3GUU BVI, which were completed in October 2010 and December 2010, respectively, as if they had occurred on January 1, 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Unaudited Pro Forma Consolidated Financial Information” for more information. The consolidated pro forma statement of income is not intended to represent what our operating results would actually have been for the periods indicated or to project our operating results for any future period.

The selected financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” particularly “—Our Acquisitions” and “—Unaudited Pro Forma Consolidated Financial Information” and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Our historical results do not necessarily indicate our results expected for any future periods.

Selected Consolidated Statement of Operations Data

		From
	From January 1,	October 27,	For the Year
	2009 to	2009 to	Ended
	October 26,	December 31,	December 31,	For the Year Ended December 31,
	2009	2009	2009	2010		2011
	(predecessor)	(successor)	(pro forma)	(successor)	(successor)	(successor)	(successor)
	RMB	(unaudited)	RMB	RMB	(pro forma)	RMB	US$
		RMB			(unaudited)
					RMB
	(In thousands, except for share and per share data)
Net revenues
Feature phone games	67,240	17,525	52,844	110,071	110,071	142,426	22,629
Smartphone games	—	—	—	—	60,823	62,368	9,909
Handset design	—	—	—	15,340	97,927	38,694	6,148
Total net revenues	67,240	17,525	52,844	125,411	268,821	243,488	38,686
Cost of revenues
Feature phone games	(31,921)	(5,108)	(13,372)	(32,827)	(32,827)	(61,337)	(9,745)
Smartphone games	—	—	—	—	(30,627)	(17,974)	(2,856)
Handset design	—	—	—	(10,083)	(77,838)	(29,037)	(4,614)
Total cost of revenues	(31,921)	(5,108)	(13,372)	(42,910)	(141,292)	(108,348)	(17,215)
Gross profit
Feature phone games	35,319	12,417	39,472	77,244	77,244	81,089	12,884
Smartphone games	—	—	—	—	30,196	44,394	7,053
Handset design	—	—	—	5,257	20,089	9,657	1,534
Gross profit	35,319	12,417	39,472	82,501	127,529	135,140	21,471
Operating expenses
Selling expenses	—	—	—	(952)	(8,349)	(7,561)	(1,201)
General and administrative expenses	(2,536)	(2,556)	(5,092)	(11,817)	(17,917)	(16,263)	(2,584)
Research and development expenses	(4,438)	(226)	(4,664)	(8,377)	(10,877)	(24,566)	(3,903)
Total operating expenses	(6,974)	(2,782)	(9,756)	(21,146)	(37,143)	(48,390)	(7,688)
Operating income (loss)	28,345	9,635	29,716	61,355	90,386	86,750	13,783
Interest income	25	—	25	70	266	927	147
Other income	—	—	—	—	1,112	293	48
Changes in fair value of contingently returnable consideration assets	—	(948)	(948)	(2,065)	(2,065)	39,446	6,267
Income (loss) before income taxes and noncontrolling interests	28,370	8,687	28,793	59,360	89,699	127,416	20,245
Income tax (expenses) benefits	(6,597)	638	(3,893)	(18,647)	(27,142)	35,927	5,708
Net income (loss)	21,773	9,325	24,900	40,713	62,557	163,343	25,953
Net income attributable to noncontrolling interests	—	2,798	2,798	12,215	18,767	11,837	1,881
Net income attributable to China Mobile Games and Entertainment Group Limited’s ordinary shareholders	21,773	6,527	22,102	28,498	43,790	151,506	24,072
Foreign currency translation adjustments	—	—	—	(111)	(111)	(278)	(44)
Total comprehensive income	21,773	9,325	24,900	40,602	62,446	163,065	25,909
Total comprehensive income attributable to noncontrolling interests	—	2,798	2,798	12,181	18,734	11,908	1,892
Earnings per share:
Basic earnings per share	N/A	0.03	0.10	0.13	0.21	0.62	0.10
Diluted earnings per share	N/A	0.03	0.10	0.13	0.21	0.62	0.10
Weighted average number of ordinary shares outstanding in computing basic and diluted earnings per share	N/A	212,500,000	212,500,000	212,500,000	212,500,000	244,594,415	244,594,415

Selected Consolidated Balance Sheet Data

	As of December 31,
	2009	2010	2011
	(successor)	(successor)	(successor)	(successor)
	RMB	RMB	RMB	US$
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	5,657	104,038	187,237	29,749
Total current assets	21,396	174,560	273,267	43,418
Total assets	330,098	853,644	950,430	151,009
Total current liabilities	3,662	29,873	111,278	17,681
Total liabilities	18,877	119,668	154,252	24,509
Total shareholders’ equity (deficit)	311,221	733,976	796,178	126,500

Selected Operating Data

	For the Year Ended December 31,
	2009	2010	2011
Feature Phone Games(1)
Single-player games
Number of games (as of the end of the period)	53	97	127
Total paying user accounts(2)	16,022,278	23,530,123	29,023,956
Average revenue per paying user account (in RMB)	N/A	3.47	4.46
Mobile social games
Number of games (as of the end of the period)	—	—	2
Total paying user accounts(2)	—	—	68,584
Average revenue per paying user account (in RMB)	—	—	51.46
Smartphone Games(3)
Single-player games
Number of games (as of the end of the period)	12	117	264
Total paying user accounts(4)	83,532	7,355,926	9,599,862
Average revenue per paying user account (in RMB)	5.00	4.99	4.64
Mobile social games
Number of games (as of the end of the period)	4	2	4
Total new registered user accounts(5)	5,287,374	8,251,037	7,671,426
Total paying user accounts(2)	466,472	825,270	740,823
Average revenue per paying user account (in RMB)	36.99	33.08	24.07
Handset Design(6)
Number of handsets manufactured using our design	0.6 million	1.6 million	1.5 million

(1)                 The total paying user accounts for 2009 represent the operating data of Kuailefeng. The total paying user accounts and the average revenue per paying user account for 2010 represent the operating and financial data of Dragon Joyce and its subsidiaries prior to or after, as the case may be, our acquisition of Dragon Joyce in October 2009, or the Dragon Joyce Group. The average revenue per paying user account for 2010 is calculated based on our net revenues for 2010 in an amount of RMB81.6 million, which excludes revenues from our exclusive technical support services on feature phone games provided to Kuailefeng in an amount of RMB5.9 million and revenues from exclusive reseller rights on feature phone games provided to Kuailefeng in an amount of RMB22.5 million. See “Related Party Transactions—Transactions with Certain Directors, Officers, Shareholders and Affiliates.”

(2)                 Represents the number of user accounts that have paid to download our games or purchase in-game items for the relevant period, adjusted to eliminate double-counting of the same user accounts.

(3)                 Represents the operating data of the 3GUU Group for 2009 and 2010. We acquired the 3GUU Group in December 2010. See “Our Corporate History and Structure—Our Corporate History—Acquisition of 3GUU Group.”

(4)                 When calculating number of paying user accounts of our mobile games for single-player games, we count each monthly subscription to our game bundles as one paying user account. We also count each download through an application store as one paying user account. During 2011, revenues from subscriptions to our game bundles accounted for RMB42.8 million (US$6.8 million), or 96.1% of our revenues from single-player smartphone games. Accordingly, the number of paying user accounts represents the total number of paying frequency.

(5)                 Represents the number of new user accounts registered to play our smartphone mobile social games for the revelant period. The number of registered new user accounts is included for smartphone mobile social games as not all registered user accounts are paying user accounts. We believe the number is meaningful as it indicates the general interest in our games and forms the user base of which we may convert our users into paying users.

(6)                 Represents the operating data of the entities that now comprise OWX Holding Group for 2009 and 2010. The OWX Holding Group, was formed in October 2010. See “Our Corporate History and Structure—Our Corporate History—Acquisition by OWX Holding Group.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

The unaudited pro forma consolidated financial data for the year ended December 31, 2009 presented in this section is provided supplementally and includes adjustments to give effect to the acquisition of the Dragon Joyce Group, which was completed in October 2009, as if such transaction had occurred on January 1, 2009. The unaudited pro forma consolidated financial data for the year ended December 31, 2010 presented in this section is provided supplementally and includes adjustments to give effect to the acquisitions of the assets of Bright Way and Tastech and of 3GUU BVI, which were completed in October 2010 and December 2010, respectively, as if they had occurred on January 1, 2010. See “—Unaudited Pro Forma Consolidated Financial Information” for a discussion of the adjustments made for the presentation of the pro forma consolidated financial information.

Overview

We are a leading mobile game company in China with the largest market share among mobile game developers in terms of revenues in 2011, according to the Analysys Report. Our market share reached 18.7% in terms of revenues generated by all mobile game developers in China in 2011, compared to the 4.9% market share of our nearest competitor, according to the Analysys Report. We have integrated capabilities in the development, operation, sales and distribution of mobile games in China. Our mobile handset design business complements our game development business as we pre-install our mobile games and game platforms in the handsets we design, and enhances our knowledge of user habits and preferences and industry trends. Our total paying user accounts during 2011 were approximately 29.0 million for feature phone single-player games, 68,500 for feature phone mobile social games, 9.6 million for smartphone single-player games and 740,800 for smartphone mobile social games. For feature phone single-player games, feature phone mobile social games and smartphone mobile social games, total paying user accounts is calculated based on the total number of user accounts that had paid to download our games or purchase in-game items during the period (adjusted to eliminate double-counting of the same user accounts). For smartphone single-player games, total paying user accounts is calculated based on the total number of subscriptions.

We have a large and diversified portfolio of games for feature phones and smartphones. We have strong development capabilities, evidenced by the fact that we develop single-player games and mobile social games for both types of handsets. As of December 31, 2011, our portfolio included 397 mobile games, of which 124 of our 129 feature phone games were developed in-house, and we licensed 256 of our 268 smartphone games from third parties. Certain of our internally-developed games are also among the most popular (as measured by downloads) or highest grossing (as measured by revenues) mobile games in China. We have a strong pipeline of games offering a variety of themes, cultural characteristics and features designed to appeal to different users.

We develop mobile games primarily using our proprietary game engines and development platform, which we believe allows us to create mobile games with consistent quality and system stability, and protects us from potential interruptions in our operations due to loss of development personnel. Our integrated capabilities across the mobile game value chain allow us to cross-sell mobile games among feature phone and smartphone users, and complements our strategy to build a user community that will reach users across different platforms and play methods. We also have the ability to identify and source popular games, and we are able to attract developers of those games to work with us due to our strong market reputation, scale of our business and distribution capability.

We believe our leading market position, diverse game offerings catering to both feature phones and smartphones and strong technical capabilities have enabled us to become a preferred game developer for many handset companies in China, a strategic partner with various chipset manufacturers and mobile platform providers, and a recognized content provider to China Mobile, one of the largest mobile network operators in China. We pre-installed our mobile games onto over 28.2 million feature phone handsets in 2011, compared to 25.1 million and 14.5 million in 2010 and 2009, respectively, of which 1.5 million were designed by our own handset design house during 2011. We have a strategic cooperative relationship with China Mobile and are among a few companies to be granted access to fee-collection codes from China Mobile, which enables us to collect proceeds without having to use service providers as intermediaries. Because of our strong revenues and performance since the fourth quarter of 2011, China Mobile deemed us a “Grade A Business Partner” and we expect they will allocate to us more marketing resources and services such as giving greater prominence to our games in search results and on page displays and allowing us to publish more new games each month while expediting the approval and launch process for those games. We also formed a strategic cooperation with China Telecom in 2011, which allows us to offer games to mobile phone end users through China Telecom’s network.

Our Acquisitions

We are a holding company incorporated in the Cayman Islands and conduct substantially all of our operations through our subsidiaries in China. We were a business unit within VODone, a company listed on the Main Board of the Hong Kong Stock Exchange, prior to our reorganization as a separate subsidiary of VODone. Upon the completion of this offering, VODone will continue to be our controlling shareholder, with a shareholding of               % of the combined total of our outstanding Class A and Class B ordinary shares, and control of               % of the voting power of the combined total of our outstanding Class A and Class B ordinary shares, assuming the underwriters do not exercise the over-allotment option and assuming that the entire assured entitlement distribution to VODone’s shareholders is made in ADSs. Pursuant to Practice Note 15 under the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, in connection with this offering, VODone must distribute to its shareholders a certain portion of our shares that it currently holds as an assured entitlement. VODone currently intends to provide an assured entitlement with an aggregate value of approximately HK$               million (US$               million). For more information on the assured entitlement distribution required under Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, see “Principal Shareholders—VODone Hong Kong Stock Exchange Matters—Assured Entitlement Distribution.”

Acquisition of Dragon Joyce Group. On October 27, 2009, VODone acquired a 70% equity interest in Dragon Joyce. As part of the acquisition, Dragon Joyce’s wholly owned subsidiary, Huiyou, acquired substantially all the assets of our predecessor, Kuailefeng. We are the successor entity to Kuailefeng subsequent to the acquisition. The total consideration for the acquisition was RMB216.4 million (US$34.4 million), which was settled with HK$40.0 million (US$5.2 million) in cash and 100,789,333 newly issued ordinary shares of VODone. Two-thirds of the consideration shares were subject to certain lock-up restrictions and downward adjustments. See “Our Corporate History and Structure—Our Corporate History” for more details. The acquisition in October 2009 was accounted for as a business combination and resulted in purchase price allocations that affected the comparability of results of operations between the periods before and after the acquisition.

The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the Dragon Joyce Group totaled RMB295.6 million (US$47.0 million), which consisted of the following:

RMB
(in thousands)
Cash	35,249
VODone ordinary shares (100,789,333 shares)	181,186
Less: contingently returnable consideration asset	(3,813)
30% noncontrolling interest in the Dragon Joyce Group	82,997
Total	295,619

The fair value of the 100,789,333 shares of VODone issued was determined based on the closing market price of VODone’s ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB3.8 million (US$0.6 million).

With the assistance of an independent valuation firm, we estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 12.59% for which we have made reference to historical volatilities of several comparable companies. As of December 31, 2009, 2010 and 2011, the fair value of the contingently returnable consideration asset was RMB2.9 million, RMB1.1 million and nil, respectively. A loss of RMB0.9 million and RMB1.8 million and a gain of RMB11.7 million (US$1.9 million) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of comprehensive income for the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010 and 2011, respectively.

We estimated the fair value of the 30% noncontrolling interest in the Dragon Joyce Group to be RMB83.0 million (US$13.2 million). The fair value of the 30% noncontrolling interest was estimated by deriving the fair value of the acquired business as a whole and then subtracting the considerations transferred by VODone for the 70% controlling interest. The fair value of the acquired business was estimated using a combination of (i) the discounted cash flow method, or DCF method, under the income approach and (ii) the market approach. As the Dragon Joyce Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on (i) a discount rate of 22.55%, (ii) a long-term sustainable growth rate of 3% and (iii) a discount of 23% because of the lack of marketability that market participants would consider when estimating the fair value of the Dragon Joyce Group. In deriving the discount rate used in the DCF method, we used the weighted average cost of capital, or WACC, applicable to us. The WACC is calculated using the Capital Asset Pricing Model, or CAPM, based on (i) a cost of equity of 9.35%, which is calculated based on data from six comparable companies in the same industry, (ii) a risk-free rate of 3.71%, (iii) a small-size premium of 9.53%, and (iv) an after-tax cost of debt of 5.05%.

Kuailefeng was designated as a predecessor of us in accordance with Rule 405 of Regulation C as (i) Dragon Joyce and its subsidiaries had no operations prior to the acquisition of the mobile phone game business from Kuailefeng on October 27, 2009 and (ii) we succeeded to the mobile phone game business through the acquisition of Dragon Joyce on October 27, 2009 and our own operations prior to the succession was insignificant relative to the operations acquired. We were the successor to Kuailefeng subsequent to the date of acquisition of Dragon Joyce on October 27, 2009. For the period from January 1, 2009 to October 26, 2009, Kuailefeng only engaged in the sale of in-game premium features of mobile phone games on feature phones.

Acquisition made by OWX Holding Group. In October 2010, OWX HK acquired substantially all of the assets of Bright Way, a PRC company that engaged in handset design services. Concurrently, OWX

Beijing, through Shenzhen Zhongtuokechuang Technology Co., Ltd., or Zhongtuo, also acquired substantially all of the assets of Tastech, a PRC company that engaged in service provider business. The first asset purchase agreement was subsequently novated to OWX Holding, a holding company incorporated in December 2009 in the British Virgin Islands, for the purpose of holding 100% equity interest in OWX HK, which in turn owns 100% equity interest in OWX Beijing. Prior to our reorganization, VODone and Realphone Technology Co., Ltd owned 70% and 30% equity interests in OWX Holding, respectively. As a result of these transactions, OWX Holding owns 100% of Zhongtuo, which operates our handset design business. The total consideration for the acquisition was RMB77.5 million (US$12.3 million), which was settled with RMB20.0 million (US$3.2 million) in cash and 28,694,372 newly issued ordinary shares of VODone. The consideration shares were subject to certain lock-up restrictions and downward adjustments. See “Our Corporate History and Structure— Our Corporate History” for more details. The acquisition in October 2010 was accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805 Business Combinations.

The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the OWX Holding Group totaled RMB101.3 million (US$16.1 million), which consisted of the following:

RMB
(in thousands)
Cash	20,000
VODone ordinary shares (28,694,372 shares)	57,463
Less: contingently returnable consideration asset	(5,231)
30% noncontrolling interest in the OWX Holding Group	29,091
Total	101,323

The fair value of the 28,694,372 shares of VODone issued was determined based on the closing market price of VODone’s ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB5.2 million (US$0.8 million).

With the assistance of an independent valuation firm, we estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 11.78% for which we have made reference to historical volatilities of several comparable companies. As of December 31, 2010 and 2011, the fair value of the contingently returnable consideration asset was RMB5.0 million and RMB15.3 million (US$2.4 million), respectively. A loss of RMB0.3 million and a gain of RMB27.9 million (US$4.4 million) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of comprehensive income for the year ended December 31, 2010 and 2011, respectively.

We estimated the fair value of the 30% noncontrolling interest in the OWX Holding Group to be RMB29.1 million (US$4.6 million). The fair value of the 30% noncontrolling interest was estimated by deriving the fair value of the acquired business as a whole and then subtracting the consideration transferred by the OWX Holding Group for the 70% controlling interest. The fair value of the acquired business was estimated using a combination of (i) the DCF method under the income approach and (ii) the market approach. As the OWX Holding Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market based on (i) a discount rate of 22.21%, (ii) a long-term sustainable growth rate of 3% and (iii) a discount of 19% because of the lack of marketability that market participants would consider when estimating the fair value of the OWX Holding Group. In deriving the discount rate used in the DCF method, we used the WACC applicable us. The WACC is calculated using the CAPM based on (i) a cost of equity of 9.62%, which is calculated based on the data from four comparable companies in the same industry, (ii) a risk-free rate of 3.35%, (iii) a small-size premium of 10.01% and (iv) an after-tax cost of debt of 4.96%.

Acquisition of 3GUU Group. On October 28, 2009, Yitongtianxia, 3GUU BVI’s wholly owned subsidiary, entered into a series of contractual arrangements with Yingzheng, a PRC entity wholly owned by our officers or employees. As a result of such contractual arrangements, Yitongtianxia exercises effective control of Yingzheng, its VIE. See “Our Corporate History and Structure—Our Contractual Arrangements with VIE.” In December 2010, Action King, VODone’s wholly-owned subsidiary incorporated in the British Virgin Islands, acquired 70% equity interest in 3GUU BVI. Pursuant to the contractual arrangements after VODone’s acquisition of 3GUU BVI, the operating results of Yingzheng are consolidated into our company effective from December 31, 2010. 3GUU BVI focuses on developing, operating and marketing mobile games on smartphones through its subsidiaries and VIE in China. The total consideration for the acquisition was approximately HK$233.4 million (US$30.5 million), which was settled with approximately HK$68.8 million (US$9.0 million) in cash and 68,600,000 newly issued ordinary shares of VODone. The consideration shares were subject to certain lock-up restrictions and downward adjustments. See “Our Corporate History and Structure—Our Corporate History” for more details. The acquisition in December 2010 was accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805 Business Combinations.

The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the 3GUU Group totaled RMB266.1 million (US$42.3 million), which consisted of the following:

RMB
(in thousands)
Cash	58,475
VODone ordinary shares (68,600,000 shares)	139,941
Less: contingently returnable consideration asset	(1,739)
30% noncontrolling interest in the 3GUU Group	69,420
Total	266,097

The fair value of the 68,600,000 shares of VODone issued was determined based on the closing market price of VODone’s ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB1.7 million (US$0.3 million).

With the assistance of an independent valuation firm, we estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 11.78% for which the Company has made reference to historical volatilities of several comparable companies. As of December 31, 2010 and 2011, the fair value of the contingently returnable consideration asset was RMB1.7 million and RMB1.6 million (US$0.3 million), respectively. A loss of RMB0.1 million (approximately US$22,000) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of comprehensive income for the year ended December 31, 2011.

We estimated the fair value of the 30% noncontrolling interest in the 3GUU Group to be RMB69.4 million (US$11.0 million). The fair value of the 30% noncontrolling interest was estimated by deriving the fair value of the acquired business as a whole and then subtracting the considerations transferred by Action King Limited for the 70% controlling interest. The fair value of the acquired business was estimated using a combination of (i) the DCF method under the income approach and (ii) the market approach. As the 3GUU Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on (i) a discount rate of 22.97%, (ii) a long-term sustainable growth rate of 3% and (iii) a discount of 20% because of the lack of marketability that market participants would consider when estimating the fair value of the 3GUU Group. In deriving the discount rate used in the DCF method, we used the WACC applicable to us. The WACC is calculated using the CAPM based on (i) a cost of equity of 9.28%, which is calculated based on the data from six comparable companies in the same industry, (ii) a risk-free rate of 3.91%, (iii) a small-size premium of 10.06%, and (iv) an after-tax cost of debt of 4.80%.

Reorganization. In preparation for our planned initial public offering, the following transactions were undertaken to reorganize our legal structure. On August 23, 2011, pursuant to a series of share swap agreements, CMGE issued (i) 106,500,000 new ordinary shares to Dragon Joyce to acquire Dragon Joyce’s equity interest in its subsidiaries, (ii) 43,500,000 new ordinary shares to OWX Holding to acquire OWX Holding’s equity interest in its subsidiaries, (iii) 59,999,000 new ordinary shares to Action King to acquire Action King’s equity interests in 3GUU BVI and its subsidiaries, and (iv) a total of 90,000,000 new ordinary shares to the noncontrolling shareholders of Dragon Joyce and OWX Holding to acquire their equity interests in their subsidiaries and to the noncontrolling shareholder of 3GUU BVI to acquire its equity interests in 3GUU BVI. As a result of the reorganization, we effectively acquired from VODone and the noncontrolling shareholders, respectively, 70% and 30% of the equity interests in Dragon Joyce’s subsidiaries, OWX Holding’s subsidiaries and 3GUU BVI. Immediately after the Reorganization, (i) Dragon Joyce, OWX Holding and Action King became wholly-owned subsidiaries of VODone and collectively owned 70.2% of the equity interest in CMGE while the former noncontrolling shareholders collectively owned the remaining 29.8% equity interests of CMGE; and (ii) subsidiaries of Dragon Joyce, OWX Holding and Action King became CMGE’s wholly-owned subsidiaries. Dragon Joyce, OWX Holding and Action King were investment holding companies and had no operations since inception. The Reorganization was accounted for as a legal reorganization of entities under common control, in a manner similar to a pooling-of-interest. Accordingly, the assets and liabilities of the parties to the Reorganization have been stated at their historical amounts in the consolidated financial statements. We accounted for the purchase of the 30% equity interest of Dragon Joyce, OWX Holding, 3GUU BVI from the noncontrolling interest holders on August 23, 2011 as an equity transaction in accordance with Accounting Standards Codification topic 810, Consolidation. The difference between the consideration paid by us to the noncontrolling interest holders and the carrying amount of the noncontrolling interests in Dragon Joyce, OWX Holding and 3GUU BVI was recognized in additional paid-in capital.

Unaudited Pro Forma Consolidated Financial Information

Unaudited Pro Forma Consolidated Financial Information for the Year Ended December 31, 2009

Our unaudited pro forma consolidated financial information for the year ended December 31, 2009 has been prepared to illustrate the effects of the acquisition of the entity below during the year ended December 31, 2009, or the 2009 Acquisition, as follows:

	Percentage of	Date of completion	Purchase
	ownership	of acquisition	consideration
			(RMB in thousands)
Dragon Joyce Group	70%	October 27, 2009	216,435

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2009 gives effect to the 2009 Acquisition as if it had been consummated on January 1, 2009 and includes adjustments that give effect to events that are directly attributable to the transaction that are expected to have a continuing impact and that are factually supportable. As the 2009 Acquisition is already reflected in the Company’s consolidated balance sheet as of December 31, 2009, the unaudited pro forma consolidated balance sheet as of December 31, 2009 is excluded from the unaudited pro forma consolidated financial information.

The pro forma adjustments reflecting the completion of the 2009 Acquisition are based upon the purchase method of accounting in accordance with U.S. GAAP and upon the assumptions set forth in the notes included in this section. The unaudited pro forma consolidated financial information has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and goodwill. The pro forma adjustments are based on estimates, currently available information and certain assumptions that we believe are reasonable. These estimates and assumptions have been made solely for purposes of developing this unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information is presented for informational purposes only and does not reflect future events that may occur after the acquisition, or any operating efficiencies or inefficiencies that may result from the transaction. Therefore, the unaudited pro forma consolidated financial information is not necessarily indicative of results that would have been achieved had the businesses been acquired during the periods presented or the results that we will experience after the acquisition is consummated.

Immediately prior to VODone’s acquisition of 70% of the equity interests in Dragon Joyce on October 27, 2009, substantially all of the operating assets related to the feature phone games business owned by Kuailefeng were acquired by Huiyou, a wholly-owned subsidiary of Dragon Joyce. Kuailefeng was designated as our predecessor in accordance with Rule 405 of Regulation C, and we are Kuailefeng’s successor subsequent to the acquisition of Dragon Joyce and its subsidiaries on October 27, 2009. We derive feature phone game revenues historically from Kuailefeng and the Dragon Joyce Group. The pro forma consolidated revenues for the year ended December 31, 2009 reflect the feature phone games revenues of Kuailefeng and the Dragon Joyce Group as if the acquisition of the Dragon Joyce Group had occurred on January 1, 2009. The same applies for our pro forma cost of revenues for the year ended December 31, 2009.

Our historical financial statements for the period from October 27, 2009 to December 31, 2009 and the financial statements of Kuailefeng for the period from January 1, 2009 to October 26, 2009 are included elsewhere in this prospectus and the unaudited pro forma consolidated financial information should be read in conjunction with those financial statements and notes.

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2009

			CMGE and its
		Kuailefeng	subsidiaries
		for the period	for the period
		from	from
		1 Jan 2009	27 Oct 2009
	Notes	to 26 Oct 2009	to 31 Dec 2009	Adjustments	Pro Forma
		RMB	RMB	RMB	RMB
		(in thousands, except for share and per share data)
Net revenues
Features phone games	a	67,240	17,525	(31,921)	52,844
Smartphone games		—	—	—	—
Handset design		—	—	—	—
Total net revenues		67,240	17,525	(31,921)	52,844
Cost of revenues
Features phone games	a,b	(31,921)	(5,108)	23,657	(13,372)
Smartphone games		—	—	—	—
Handset design		—	—	—	—
Total cost of revenues		(31,921)	(5,108)	23,657	(13,372)
Gross profit		35,319	12,417	(8,264)	39,472
Operating expenses:
Selling expense		—	—	—	—
General and administrative expenses		(2,536)	(2,556)	—	(5,092)
Research and development expenses		(4,438)	(226)	—	(4,664)
Total operating expenses		(6,974)	(2,782)	—	(9,756)
Operating income		28,345	9,635	(8,264)	29,716
Change in fair value of contingently returnable consideration assets		—	—	—	—
Change in fair value of derivative financial Liabilities		—	(948)	—	(948)
Other income, net		—	—	—	—
Interest income		25	—	—	25
Income before income taxes and noncontrolling interests		28,370	8,687	(8,264)	28,793
Income tax expenses	c	(6,597)	638	2,066	(3,893)
Net income		21,773	9,325	(6,198)	24,900
Net income attributable to noncontrolling interests	d	—	2,798	4,672	7,470
Net income attributable to CMGE’s ordinary shareholders		21,773	6,527	(10,870)	17,430
Earnings per share:
Weighted average number of ordinary		N/A	0.03	N/A	0.08
shares outstanding in computing basic and diluted earnings per share		N/A	212,500,000	N/A	212,500,000

After taking into account the pro forma adjustments described below, our pro forma net income for the year ended December 31, 2009 was RMB24.9 million.

Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma consolidated financial information are as follows:

(a)          The adjustment to net revenues and cost of revenues represents a reversal of net revenues and cost of revenues of RMB31.9 million as if the exclusive business cooperation agreement between us and Kuailefeng had been entered into on January 1, 2009. Before entering into the exclusive business cooperation agreement, Kuailefeng operated and sold in-game items for feature phone games and recorded revenues and the related cost of revenues on a gross basis. Upon the acquisition of Dragon Joyce and its subsidiaries, we received fees from Kuailefeng for granting it the right to operate and sell in-game items of these feature phone games by entering into the exclusive business cooperation agreement. The adjustment represents the fees received from Kuailefeng on a net basis for the period from January 1, 2009 to the acquisition date.

(b)         The adjustment to cost of revenues represents an increase in amortization expenses of RMB8.3 million, which resulted from a step-up in basis of intangible assets to fair value at the date of acquisition of Dragon Joyce Group for the period from January 1, 2009 to the acquisition date.

(c)          The adjustment to income tax expenses represents the increase in amortization expenses in note (a), which resulted in a reduction in income tax expenses of RMB2.1 million. The income tax rate used is based on the applicable enacted statutory tax rate.

(d)         The adjustment to noncontrolling interests represents the noncontrolling interest in net income of the Dragon Joyce Group of RMB4.7 million in aggregate.

Unaudited Pro Forma Consolidated Financial Information for the Year Ended December 31, 2010

Our unaudited pro forma consolidated financial information for the year ended December 31, 2010 has been prepared to illustrate the effects of the acquisitions of the entity and operating assets below during the year ended December 31, 2010, or the 2010 Acquisitions, as follows:

		Date of
	Percentage of	completion of	Purchase
	ownership	acquisition	consideration
			(RMB in
			thousands)
Operating assets of Bright Way and Tastech	N/A	October 11, 2010	77,463
3GUU BVI and its subsidiaries	70%	December 31, 2010	198,416

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 gives effect to the 2010 Acquisitions as if they had been consummated on January 1, 2010 and include adjustments that give effect to events that are directly attributable to the transactions that are expected to have a continuing impact and that are factually supportable. As the 2010 Acquisitions are already reflected in the Company’s most recent consolidated balance sheet, the unaudited pro forma consolidated balance sheet as of December 31, 2010 is excluded from the unaudited pro forma consolidated financial information.

The pro forma adjustments reflecting the completion of the 2010 Acquisitions are based upon the purchase method of accounting in accordance with U.S. GAAP and upon the assumptions set forth in the notes included in this section. The unaudited pro forma consolidated financial information has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and goodwill. The pro forma adjustments are based on estimates, currently available information and certain assumptions that we believe are reasonable. These estimates and assumptions have been made solely for purposes of developing this unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information is presented for informational purposes only and does not reflect future events that may occur after the acquisitions, or any operating efficiencies or inefficiencies that may result from the transactions. Therefore, the unaudited pro forma consolidated financial information is not necessarily indicative of results that would have been achieved had the businesses been acquired during the periods presented or the results that we will experience after the acquisitions are consummated.

We derive feature phone game revenues from the Dragon Joyce Group. Therefore, our revenues prior to the 2010 Acquisitions, which consisted mainly of revenues from the business of the Dragon Joyce Group, reflected our feature phone game revenues. We derive smartphone revenues from the 3GUU Group. The pro forma consolidated revenues for smartphone games for the year ended December 31, 2010 reflect mainly the revenues of the 3GUU Group as if the acquisition of the 3GUU Group had occurred on January 1, 2010. We derive handset design revenues from the OWX Holding Group. The pro forma consolidated revenues for the year ended December 31, 2010 for handset design reflect mainly the revenues of the OWX Holding Group as if the acquisition of the operating assets of Bright Way and Tastech had occurred on January 1, 2010. The same would apply for our cost of revenues.

Our historical financial statement and the historical financial statements of each of the 2010 Acquisitions are included elsewhere in this prospectus and the unaudited pro forma consolidated financial information should be read in conjunction with those financial statements and notes.

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2010

			Bright Way	3GUU BVI
		CMGE and its	and Tastech	and its
		subsidiaries	from	subsidiaries
		for the year	January 1,	for the year
		ended	2010 to	ended
		December 31,	October 10,	December 31,
	Notes	2010	2010	2010	Adjustments	Pro Forma
		RMB	RMB	RMB	RMB	RMB
		(in thousands, except for share and per share data)
Net revenues
Feature phone games		110,071	—	—		110,071
Smartphone games	a	—	—	63,989	(3,166)	60,823
Handset design		15,340	82,587	—	—	97,927
Total net revenues		125,411	82,587	63,989	(3,166)	268,821
Cost of revenues
Feature phone games		(32,827)	—	—	—	(32,827)
Smartphone games	b	—	—	(30,536)	(91)	(30,627)
Handset design	b	(10,083)	(66,032)	—	(1,723)	(77,838)
Total cost of revenues		(42,910)	(66,032)	(30,536)	(1,814)	(141,292)
Gross profit		82,501	16,555	33,453	(4,980)	127,529
Operating expenses:
Selling expenses		(952)	(32)	(7,365)	—	(8,349)
General and administrative expenses		(11,817)	(2,077)	(4,023)	—	(17,917)
Research and development expenses		(8,377)	—	(2,500)	—	(10,877)
Total operating expenses		(21,146)	(2,109)	(13,888)	—	(37,143)
Operating income		61,355	14,446	19,565	(4,980)	90,386
Change in fair value of contingently returnable consideration assets		(2,065)	—	—	—	(2,065)
Change in fair value of derivative financial liabilities	c	—	—	1,711	(1,711)	—
Other income, net		—	—	1,112	—	1,112
Interest income		70	20	176	—	266
Income before income taxes and noncontrolling interests		59,360	14,466	22,564	(6,691)	89,699
Income tax expenses	d	(18,647)	(5,159)	(7,491)	4,155	(27,142)
Net income		40,713	9,307	15,073	(2,536)	62,557
Net income attributable to noncontrolling interests	e	12,215	—	—	6,552	18,767
Net income attributable to CMGE’s ordinary shareholders		28,498	9,307	15,073	(9,088)	43,790
Earnings per share:
Basic and diluted earnings per share		0.13	N/A	N/A	N/A	0.21
Weighted average number of ordinary shares outstanding in computing basic and diluted earnings per share		212,500,000	N/A	N/A	N/A	212,500,000

After taking into account the pro forma adjustments described below, our pro forma net income for the year ended December 31, 2010 was RMB62.6 million.

Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma consolidated financial information are as follows:

(a)         The adjustment to net revenues represents the reversal of deferred revenue of RMB3.2 million as of December 31, 2009 that was recognized as smartphone games revenues during the year ended December 31, 2010 as if the amount was assumed as a deferred revenue liability in the acquisition of 3GUU BVI on January 1, 2010. The fair value of the assumed deferred revenue obligation on the date of acquisition is assessed to be nil, as the directly attributable and incremental costs to provide the remaining obligation is minimal.

(b)         The adjustment to cost of revenues represents an increase in amortization expenses of RMB1.8 million resulted from a step-up in basis of intangible assets to fair value at the date of acquisitions of the 2010 Acquisitions for the period from January 1, 2010 to their respective acquisition dates.

(c)          On October 28, 2009, 3GUU BVI issued 1,849,315 Series A convertible redeemable preferred shares, or Series A Preferred Shares, representing 27% of the equity interest of 3GUU BVI on a fully-diluted as converted basis, for an aggregate purchase price of RMB20.5 million. The covenant right and the contingent dividend right of the Series A Preferred Shares met the definition of a derivative in accordance with ASC 815, Derivatives and Hedging. As a result, the covenant right and the contingent dividend right were bifurcated from the Series A Preferred Shares on the issuance date as a compound derivative liability and subsequently adjusted to the fair value at each reporting date. The fair value of the embedded covenant right and contingent dividend right was RMB23.7 million as of December 31, 2009. On December 31, 2010, all outstanding Series A Preferred Shares were converted into ordinary shares of 3GUU BVI. The fair value of the covenant right and the contingent dividend right was RMB22.0 million as of December 31, 2010. An income of RMB1.7 million resulted from the change in fair value of the derivative liabilities was recognized in the historical consolidated statement of operations of 3GUU BVI for the year ended December 31, 2010.

The adjustment to changes in fair value of derivative financial liabilities represents the reversal of the income of RMB1.7 million resulted from the change in fair value of the derivative financial liabilities bifurcated from the Series A Preferred Shares as if the Series A Preferred Shares had been converted on January 1, 2010.

(d)         The adjustment to income tax expenses includes (i) the reversal of interest and penalties of RMB2.8 million related to unrecognized tax benefits of Bright Way and Tastech, which are liabilities not assumed by the Company; (ii) the reversal of interest and penalties of RMB1.1 million related to pre-acquisition period unrecognized tax benefits of the 3GUU Group, which were indemnified by the selling shareholders; and (iii) the increase in amortization expenses in note (b) resulted in a reduction in income tax expenses of RMB0.3 million for the year ended December 31, 2010. Income tax rate used is based on the applicable enacted statutory tax rate.

(e)          The adjustment to noncontrolling interests represents the noncontrolling interest in net income of Bright Way, Tastech and the 3GUU Group of RMB6.6 million in aggregate.

Factors Affecting Our Results of Operations

Our results of operations and financial condition have been, and will continue to be, affected by general factors affecting the mobile game industry in China, including China’s overall economic growth, growth of the mobile handset and mobile communications industries in China, demand for mobile games and entertainment, government policies for telecommunications, and competition in the mobile game industry in China.

Our results of operations are more directly affected by the following company specific factors, including:

•        Our ability to expand distribution channels. The growth of our user base depends upon, among others, our ability to pre-install our games on mobile phones and chipsets and to make our games available for download to mobile game players. We distribute our feature phone games through cooperation with handset companies and handset design houses, service providers, and mobile application stores and portals. For feature phones, our ability to pre-install our games on mobile phones ensures that our games are accessible to a large user base. We worked with handset companies and design houses to pre-install our mobile games onto over 28.2 million feature phone handsets in 2011, compared to 25.1 million and 14.5 million in 2010 and 2009, respectively. The increase over these periods indicates our ability to access a large and growing user base. We have made our smartphone games available through major distribution channels such as China Mobile and major mobile application stores and will continue to utilize these distribution channels. Our ability to maintain and expand our distribution network is critical to our continuing success.

•        Our ability to continue to develop and source popular games. Our ability to develop and source attractive games is another major factor that will allow us to continue to expand our user base. We have a large and diversified portfolio of feature phone and smartphone games and have developed single-player games and mobile social games for both types of handsets. As of December 31, 2011, our portfolio consisted of 397 mobile games of which 136 were developed in-house and 261 were purchased from third-party developers, compared to 216 mobile games as of December 31, 2010, of which 106 were developed in-house and 110 were purchased from third-party developers. According to the Analysys Report, one of the smartphone games we developed in-house, Creation Song, was the top grossing mobile social game available through China Mobile in 2010. Our other self-developed top-grossing games include Paopao Yiyou Xiao’ao Jianghu, Cut Cut Boom and YY Three Kingdoms. In addition, we have the ability to identify and source popular games, and we are able to attract developers of those games to partner with us due to our strong market reputation, scale of our business and distribution capability. For example, we are working with developers of popular games such as “Angry Birds” and “Fruit Ninja” to develop and distribute such games on feature phones in China. We believe the growth of our net revenues during historical periods was driven by the increase in the size of our total paying user base, which was, in turn, partly driven by an increase in the diversity and quality of our game portfolio. Our ability to continue to enlarge our portfolio with various attractive games that target different user types and games of different life cycles will be critical to our user base growth.

•        Our ability to monetize our user base. Our results of operations are also dependent on our ability to convert our users into paying users. We believe our commitment to develop high-quality mobile games has contributed to the increase in the number of paying user accounts. Most of our mobile games are offered on a free-for-trial basis. We believe that the free-for-trial model enables us to quickly establish an active player base, opening up the access to a pool of potential customers to purchase our virtual products and services. Our games are designed to maximize user playtime as well as the overall game life span, in order to convert a higher percentage of players into paying users. In addition, in May 2010, we began to develop feature phone games with social functions, which generally generate higher spending per user and have longer product life spans than single-user games. Our average revenue per paying user account for single-player games on feature phones was RMB4.46 in 2011, compared to RMB3.47 in 2010. Our average revenue per paying user account for mobile social games on feature phones was RMB51.46 in 2011, compared to nil in 2010.

In addition to feature phone games, we have focused on enhancing the quality and variety of our smartphone games, which are available in application stores and through game bundles offered by China Mobile. Average revenue per paying user account for smartphone games is driven by enhancing game content, which allows us to increase subscription and in-game item fees, and a greater number of mobile social game offerings, which tend to result in higher fees. Our average revenue per paying user account for mobile social games on smartphone was RMB24.07 in 2011, compared to RMB33.08 in 2010. This decrease was due primarily to the phasing out of Creation Song, our popular massively multiplayer online role-playing game, or MMORPG, during the second half of 2011, while we introduced two new mobile social games and such mobile social games generally take about six months to build up user acceptance.

To enhance monetization, we will continue to introduce new products and content, including new games and in-game items. We plan to engage in additional in-game promotions and host more in-game events to further stimulate user interest. We believe we price our mobile games and virtual items at an attractive and affordable level for our users. While we do not foresee a short-term increase in the one-time download fee, we expect to have greater flexibility in pricing virtual items. We believe that the synergies achieved through integrating the feature phone mobile game and smartphone mobile game businesses will help enhance the quality of our games, which will in turn help to generate additional user interest and revenue.

•        Our ability to integrate the operations, technologies, services and personnel of our business units. VODone transferred to us certain companies it had acquired in 2009 and 2010. See “Our Corporate History and Structure—Our Corporate History.” The day-to-day operations of these companies continue to be primarily managed by the management teams that operated them before VODone’s acquisitions. We plan to further integrate and centralize certain functions of these acquired companies and their subsidiaries and affiliated entities. Starting in 2011, we have integrated the financial reporting, legal and other administrative functions of our different businesses. We have begun marketing our mobile games under our “CMGE” brand. We have also begun to realize synergies by allowing our smartphone game developers to develop similar games on feature phones, and vice versa, and by installing our feature phone games on most of the handsets we have designed. The extent to which we will further integrate these acquired companies into our business in terms of customer service, growth strategy and corporate culture could impact our results of operations.

•        Our ability to control our operating costs and expenses and improve operational efficiency. Our profitability is significantly affected by our cost of revenues and operating expenses. Our cost of revenues, which primarily includes fees paid to handset companies and design houses or their agents for pre-installation of mobile games and fees paid to mobile portals and application stores, increased from RMB37.0 million in 2009 to RMB42.9 million in 2010 and decreased from RMB141.3 million in 2010, on a pro forma basis, to RMB 108.3 million (US$17.2 million) in 2011. Our cost of revenues in 2011 also included fees paid to content providers for acquiring certain smartphone single-player games. Our operating expenses increased significantly from RMB9.8 million in 2009 to RMB21.1 million in 2010 and from RMB37.1 million in 2010, on a pro forma basis, to RMB48.4 million (US$7.7 million) in 2011 as we completed the acquisitions of the acquired companies, incurred certain share-based compensation expenses, expanded our marketing and brand promotion efforts, and hired more product development, sales and marketing and administrative personnel. We expect our operating expenses to increase in the future as we seek to expand our user base and incur additional share-based compensation expenses. Our ability to control such costs and expenses directly impacts our profitability.

Descriptions of Certain Statement of Operations Items

Net Revenues

We use the following revenue models for our mobile games:

•        Item purchase fee. Mobile users can download and play the basic version of the game for free. We charge mobile users when they purchase in-game items, such as performance-enhancing items, weapons, accessories and pets.

•        Subscription fee. We also promote single-player games on smartphones in game bundles together with China Mobile. For instance, users can subscribe to the game package from China Mobile for RMB10 (US$1.5) per month and access new games and updates.

•        One-time fee. Many of our smartphone single-player games are available in various application stores for a one-time fee.

Substantially all of our revenues are generated in China. We currently derive our net revenues from three segments: feature phone games, smartphone games and handset design. Feature phone games accounted for 100% of our revenues in 2009. Feature phone games, smartphone games and handset design accounted for 87.8%, nil and 12.2% of our revenues, respectively, in 2010, 40.9%, 22.6% and 36.4%, respectively, in 2010, on a pro forma basis, and 58.5%, 25.6% and 15.9%, respectively, in 2011. We only consolidated the revenue of OWX Holding’s subsidiaries beginning on October 11, 2010, the date of our acquisition of OWX Holding’s subsidiaries. As we acquired the 3GUU Group in December 2010, we did not consolidate any revenue from smartphone games in 2010. While revenue generated from feature phone games constituted most of our net revenues in 2011, we expect revenue generated from smartphone games to account for a growing portion of our net revenues in the foreseeable future given the increasing popularity and affordability of smartphones. For more details on revenue recognition, see “—Critical Accounting Policies—Revenue Recognition.”

The following table sets forth the breakdown of our net revenues for the periods indicated:

	For the Year Ended December 31,
	2009	2010		2011
	(pro forma)	(successor)	(successor)	(successor)	(successor)
	RMB	RMB	(pro forma)	RMB	US$
			RMB
		(in thousands)
Net revenues
Feature phone games	52,844	110,071	110,071	142,426	22,629
Smartphone games	—	—	60,823	62,368	9,909
Handset design	—	15,340	97,927	38,694	6,148
Total net revenues	52,844	125,411	268,821	243,488	38,686

Feature Phone Games

Our net revenues from feature phone games amounted to RMB52.8 million in 2009, on a pro forma basis, RMB110.1 million in 2010, and RMB142.4 million (US$22.6 million) in 2011. We work with handset companies and design houses to pre-install our feature phone games and platforms onto feature phone handsets. On our mobile game platforms, Funbox and Douwan, users can also download feature phone games for free. Users usually play with the basic functions of the feature phone games for free and are charged when they purchase in-game premium features, such as weapons, accessories and pets, or extend the duration of the games. All chargeable in-game premium features on feature phones are consumed immediately upon the purchase, and any unused virtual items will be considered fully consumed and cannot be reused after the user exits the game. When mobile phone game players leave the game they are currently playing and perform other functions on the feature phone, the premium features purchased previously can no longer be accessed and are therefore considered completely consumed.

Users can pay for virtual items in our feature phone games through the billing channels of mobile service providers. We have entered into agreements with mobile service providers for proceeds collection, and these service providers in turn contract with mobile network operators, such as China Mobile, China Telecom and China Unicom, who provide billing and collection services. Under these contracts, mobile network operators grant rights to mobile service providers to deliver digital content, such as feature phone games, news alerts, financial information, logos and ringtones, to mobile phone users. Our agreements with service providers are generally for terms of one year with automatic renewal provisions. Pursuant to these agreements, we share a certain percentage of the proceeds collected from the users by service providers. Net proceeds payable to us are calculated monthly based on the prescribed percentages and are evidenced by monthly statements issued by the service providers and agreed to by both parties. All of our sales proceeds for feature phone games were collected through these service providers, who utilize the billing channels of mobile network operators pursuant to their agreements with the mobile network operators. Proceeds we collect from customers do not include the fees earned by the service providers and mobile network operators, and therefore such fees are not recorded as part of our revenue.

Growth in net revenues from feature phone games is driven by the increase in the size of our total paying user base, which is dependent on the expansion of the installed base of our feature phone games in mobile handsets, and the diversity and quality of our game portfolio. Increase in average revenue per paying user account is driven by enhancements of our game content, a greater number of mobile social game offerings, which tend to result in higher fees, and in-game promotions and in-game events that further attract user spending. Paying user accounts are accounts that have paid to purchase in-game items during the relevant period. The table below sets forth the total number of paying user accounts and average revenue per paying user account for the periods indicated.

	For the Year Ended December 31,
	2009	2010	2011
Feature Phone Games(1)
Single-player games
Number of games (as of the end of the period)	53	97	127
Total paying user accounts(2)	16,022,278	23,530,123	29,023,956
Average revenue per paying user account (in RMB)	N/A	3.47	4.46
Mobile social games
Number of games (as of the end of the period)	—	—	2
Total paying user account(2)	—	—	68,584
Average revenue per paying user account (in RMB)	—	—	51.46

(1)         The total paying user accounts for 2009 represent the operating data of Kuailefeng. The total paying user accounts and the average revenue per paying user account for 2010 represent the operating and financial data of the Dragon Joyce Group. The average revenue per paying user account for 2010 is calculated based on our net revenues for 2010 in an amount of RMB81.6 million, which excludes revenues from our exclusive technical support services on feature phone games provided to Kuailefeng in an amount of RMB5.9 million and revenues from exclusive reseller rights on feature phone games provided to Kuailefeng in an amount of RMB22.5 million. See “Related Party Transactions—Transactions with Certain Directors, Officers, Shareholders and Affiliates.”

(2)        Represents the number of user accounts that have paid to download our games or purchase in-game items for the relevant period, adjusted to eliminate double-counting of the same user accounts.

The average revenue per paying user account of feature phone single-player games increased from RMB3.47 in 2010 to RMB4.46 in 2011, due mainly to our roll out of several high quality new games during these periods, which increased our sales of in-game items.

Smartphone Games

As we acquired the 3GUU Group in December 2010, we did not consolidate any actual revenue from smartphone games in 2010. Our net revenues from smartphone games amounted to RMB60.8 million in 2010, on a pro forma basis, and RMB62.4 million (US$9.9 million) in 2011. We generate revenues from smartphone games primarily through one-time fees, monthly subscription fees and the sale of virtual items. For single-player games, users can download certain of our smartphone games from various application stores for a one-time fee. We also promote single-player games on smartphones in game bundles through China Mobile. Users can subscribe to the game package from China Mobile for RMB10 per month and access our new games and updates. For mobile social games, users are required to register at the website that hosts the application and download our games online, both of which are free of charge to users. Users can then choose to pay a fee for virtual items in certain of our smartphone mobile social games, such as weapons, accessories and pets. For example, there are more than 20 in-game items available for download in Creation Song, a smartphone mobile social game we developed in-house, and the cost of each item ranges from RMB0.2 to RMB20.

Users purchase game points by debiting their mobile accounts directly or by buying prepaid cards issued by mobile network operators or payment processing agents. Users can also pay for the game points with credit cards and debit cards which are generally settled by the banks and other billing channels. Game points can be used to purchase in-game premium features to provide an enhanced game-playing experience. We have entered into agreements with China Mobile and certain payment processing agents for proceeds collection, pursuant to which the collected proceeds are allocated between us and either China Mobile or the payment processing agents in agreed upon percentages. A substantial majority of our sales proceeds for smartphone games are collected directly through China Mobile’s billing channels and the remaining portion is collected directly through payment processing agents, such as prepaid cards. Proceeds we collect from customers do not include the fees earned by the payment processing agents and China Mobile, and therefore such fees are not recorded as part of our revenue.

We believe the growth of our net revenues from smartphone games will be driven by the increase in the size of our total paying user base, which is in turn driven by an increase in the diversity and quality of our game portfolio. Average revenue per paying user account is driven by enhancing game content, which allows us to increase subscription and in-game item fees, and a greater number of mobile social game offerings, which tend to result in higher fees. The table below sets forth the number of total paying user accounts and average revenue per paying user account for the periods indicated. We differentiate the data below into single-player games and mobile social games because the 3GUU Group calculated the paying user accounts for the single-player games and mobile social games on a different basis due to limitations on the data it receives from mobile network operators and application stores. Paying user accounts are accounts that have paid to download our games or purchase in-game items for the relevant period. When calculating the number of paying user accounts of our mobile games for single-player games, we count each monthly subscription as one paying user account. We also count each download through an application store as one paying user account. Accordingly, the number of paying user accounts represents the total number of paying frequency. When calculating the number of paying user accounts of our mobile games for mobile social games, we count the number of user accounts that have paid to download our games and purchase in-game items for the relevant period, adjusted to eliminate double counting of the same user accounts. Registered user accounts represent the number of user accounts registered to play our games. We track the number of registered accounts for mobile social games, as not all registered user accounts of mobile social games are paying user accounts. We believe the number of registered accounts is meaningful as it is an indication of interest in our games.

	For the Year Ended December 31,
	2009	2010	2011
Smartphone Games(1)
Single-player games
Number of games (as of the end of the period)	12	117	264
Total paying user accounts(2)	83,532	7,355,926	9,599,862
Average revenue per paying user account (in RMB)	5.00	4.99	4.64
Mobile social games
Number of games (as of the end of the period)	4	2	4
Total new registered user accounts	5,287,374	8,251,037	7,671,426
Total paying user accounts(3)	466,472	825,270	740,823
Average revenue per paying user account (in RMB)	36.99	33.08	24.07

(1)         Represents the operating data of the 3GUU Group for 2009 and 2010. We acquired the 3GUU Group in December 2010. See “Our Group History and Structure—Our Corporate History—Acquisition of 3GUU Group.”

(2)         When calculating number of paying user accounts of our mobile games for single-player games, we count each monthly subscription to our game bundles as one paying user account. We also count each download through an application store as one paying user account. During 2011, revenues from subscriptions to our game bundles accounted for RMB42.8 million (US$6.8 million), or 96.1% of our revenues from single-player smartphone games. Accordingly, the number of paying user accounts represents the total number of paying frequency.

(3)         Represents the number of user accounts that have paid to download our games or purchase in-game items for the relevant period, adjusted to eliminate double-counting of the same user accounts.

The average revenue per paying user account in single-player games was largely unchanged from 2009 to 2010 and decreased in 2011 due largely to a decrease in the amount collected by China Mobile because of an increase of non-payment by users. The average revenue per paying user account in mobile social games decreased in 2010 and 2011 primarily due to (i) not recognizing RMB3.9 million (US$0.6 million) in deferred revenue as a result of our acquisition of the 3GUU Group on December 31, 2010 because the fair value of the assumed deferred revenue obligation on the date of acquisition was assessed to be nil; (ii) in mid-2011, we rolled out two new games that we expect will increase in revenue over time but take time to build up user acceptance and stickiness, while in the second half of 2011 we began to phase out Creation Song, our popular MMORPG that we launched in 2009. Our total paying user accounts for mobile social games for smartphones increased from 0.5 million in 2009 to 0.8 million in 2010, and then decreased to 0.7 million in 2011. This decrease is due primarily to the phasing out of Creation Song while introducing two new mobile social games for smartphones during the second half of 2011.

Handset Design

Our net revenues from handset design amounted to RMB97.9 million in 2010, on a pro forma basis, and RMB38.7 million (US$6.1 million) in 2011.

We generate revenues through providing handset design services to handset manufacturers and receive a flat fee and/or certain percentage of proceeds from the sale of mobile content pre-installed into the handsets we designed. Our handset design services include (i) operating system software and hardware design with post-contract customer support, or PCS, service, (ii) printed circuit board with operating system software, component sourcing and optional assembly service, and (iii) mobile phone content installation service. The growth in revenues from handset design is primarily driven by growth in demand for mobile phones and the quality and diversity of our design offerings. The total number of handsets manufactured using our design increased from 0.6 million in 2009 to 1.6 million in 2010, and decreased to 1.5 million in 2011. This decrease was mainly due to the transitioning of our handset design focus from designing feature phones to smartphones. We plan to launch our smartphone design business by the second quarter of 2012.

Cost of Revenues

The following table sets forth the breakdown of our cost of revenues for the periods indicated:

	For the Year Ended December 31,
	2009	2010		2011
	(pro forma)	(successor)	(successor)	(successor)	(successor)
	RMB	RMB	(pro forma)	RMB	US$
					RMB
	(in thousands)
Cost of revenues
Feature phone games	(13,372)	(32,827)	(32,827)	(61,337)	(9,745)
Smartphone games	—	—	(30,627)	(17,974)	(2,856)
Handset design	—	(10,083)	(77,838)	(29,037)	(4,614)
Total cost of revenues	(13,372)	(42,910)	(141,292)	(108,348)	(17,215)

Our cost of revenues relating to feature phone games primarily consists of fees paid to handset companies and design houses or their agents for pre-installing our feature phone games and platforms onto their feature phone handsets.

Our cost of revenues relating to smartphone games primarily consists of the fees paid to content providers for acquiring certain single-player games and the fees paid to mobile portals and application stores for game distribution. Because we acquired the 3GUU Group in December 2010, we did not consolidate any cost of revenues from smartphone games in 2010.

Our cost of revenues relating to handset design primarily includes fees paid to subcontractors for OEM services, including material costs and installations.

Our cost of revenues also includes amortization of the acquired intangible assets, staff salaries, utilities, infrastructure maintenance fees, depreciation of equipment, and operating expenses directly related to the operation of the mobile game platforms. Amortization of the acquired intangible assets due to our acquisition of the Dragon Joyce Group was RMB2.5 million, RMB9.9 million and RMB9.9 million (US$1.6 million) in 2009, 2010 and 2011, respectively. Amortization of the acquired intangible assets due to OWX Holding’s acquisition of substantially all of the assets of Bright Way and Tastech was approximately RMB574,000 and RMB2.9 million (US$0.5 million) in 2010 and 2011, respectively. Amortization of the acquired intangible assets due to our acquisition of the 3GUU Group was RMB214,000 (US$34,000) in 2011. Staff salaries and benefits cost primarily comprise compensation to operations support staff. We expect costs associated with staff salaries and benefits to increase as we continue to expand our operations and hire more operations staff.

Operating Expenses

Our operating expenses consist of general and administrative expenses, selling expenses and research and development expenses. Our general and administrative expenses primarily consist of salaries and benefits, including share-based compensation, for our general and administrative, finance and human resources personnel, office rentals, depreciation and amortization expenses relating to property and equipment used in general and administrative functions and other expenses incurred in connection with general corporate purposes. General and administrative expenses accounted for 9.6% of our total net revenues in 2009, on a pro forma basis, 9.4% of our total net revenue in 2010, 7.6% of our total net revenue in 2010, on a pro forma basis, and 6.7% of our total net revenues in 2011. We expect our general and administrative expenses to increase as we incur additional expenses in connection with the expansion of our business and our operations as a publicly traded company, which include hiring more staff for our general and administrative team, expenses related to improving and maintaining our internal control over financial reporting and complying with our reporting obligations, and as we incur higher share-based compensation expenses for issuing share-based incentive awards.

Our selling expenses primarily consist of costs of marketing activities, including cost of advertising in industry publications. We expect that selling expenses will grow as a result of our efforts to increase market presence and derive revenue growth.

Our research and development expenses primarily consist of payroll, employee benefits and other headcount related expenses associated with product development. We expect our research and development expenses will increase in proportion to net revenues as we incur increased salary, employee benefits and other headcount-related expenses as we continue to develop new games and handset designs.

Taxation

Cayman Islands

Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains. In addition, upon payments of dividends by us to our shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current laws of the British Virgin Islands, Beauty Wave, China Wave and 3GUU BVI are not subject to tax on income or capital gains. In addition, upon payments of dividends by these companies to their respective shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

For the years ended December 31, 2009, 2010 and 2011, profits tax in Hong Kong were generally assessed at the rate of 16.5% of taxable income. In addition, upon payments of dividends by our Hong Kong subsidiaries to their respective shareholders, no Hong Kong withholding tax will be imposed.

China

Prior to January 1, 2008, enterprises established in the PRC were generally subject to a 30% state and 3% local enterprise income tax rate. There were various preferential tax treatments promulgated by national tax authorities that were available to foreign-invested enterprises. The New EIT Law and its implementing rules, both of which came into effect on January 1, 2008 (i) reduce the top rate of enterprise income tax from 33% to 25%, (ii) permit companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules, and (iii) introduce new tax incentives, subject to various qualification criteria.

An entity recognized as a qualified new software development enterprise is entitled to enjoy tax exemption for two years and 50% enterprise income tax rate reduction for the subsequent three years. An entity that enjoys preferential tax rate prior to January 1, 2008 will continue to enjoy its remaining tax holiday granted prior to the effectiveness of the New EIT Law. In May 2007, our VIE, Yingzheng,

obtained the new software development enterprise status. Therefore, Yingzheng is entitled to enjoy tax exemption from 2006 to 2007 and a 50% reduced EIT rate of 12.5% from 2008 to 2010. In May 2009, Beijing Dongganlefeng Information Technology Co., Ltd., or Donggan, one of our subsidiaries, obtained the new software development enterprise status, with retroactive effect to 2008. Therefore, Donggan was entitled to enjoy tax exemption from 2008 to 2009 and a 50% reduced EIT rate of 12.5% from 2010 to 2012. However, as Donggan was dormant during the year ended December 31, 2011 it was not entitled to any tax holiday and the applicable EIT rate for Donggan was 25% in 2011.

Moreover, the New EIT Law treats enterprises established outside of China with “de facto management bodies” located in China as PRC resident enterprises for PRC enterprise income tax purposes. The term “de facto management body” is defined as a body exercising substantial and overall management and control over the business, personnel, accounting, properties, among other things of an enterprise. If our company were considered a PRC resident enterprise for PRC enterprise income tax purposes, we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income. As of December 31, 2009, 2010 and 2011, we did not accrue for PRC tax on such basis as our non-PRC entities had zero assessable profits in the PRC for the period after January 1, 2008. We will continue to monitor the tax status with regards to the PRC tax resident enterprise regulation of our non-PRC entities. For a detailed discussion, see “Risk factors—Risks Related to Doing Business in China—We may be classified as a “resident enterprise” for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Dividends paid by our PRC subsidiaries out of the profits earned after December 31, 2007 to non-PRC tax resident investors would be subject to PRC withholding tax. The withholding tax would be 10%, unless a foreign investor’s tax jurisdiction has a tax treaty with China that provides for a lower withholding tax rate. For a detailed discussion, see “Risk factors—Risks Related to Doing Business in China—The New EIT Law will affect tax exemptions on dividends to be paid by our PRC subsidiaries to us through our Hong Kong subsidiaries and we may not be able to obtain certain treaty benefits under the relevant tax treaty.”

Pursuant to applicable PRC tax regulations, any entity or individual rendering services in the territory of PRC is generally subject to a business tax at the rate of 5% on the revenues generated from provision of such services. However, if the services provided are qualified technology development, transfer and related technical services, business tax may be exempted subject to the approval of relevant tax authorities.

Aggregate undistributed earnings of the our subsidiaries located in China that are available for distribution to non-PRC tax resident parent companies at December 31, 2009, 2010 and 2011 are considered to be indefinitely reinvested under ASC subtopic 740-30, Income Taxes: Other Considerations or Special Areas. Accordingly, the amount of unrecognized deferred tax liabilities for temporary differences related to investments in PRC subsidiaries is not determined because such a determination is not practical.

Deferred tax liabilities arising from (i) aggregate undistributed earnings of Yingzheng, our VIE, that are available for distribution to Yitongtianxia, its PRC tax resident parent company and (ii) the difference between the book basis and the tax basis in the investment in Yingzheng were RMB4.4 million and RMB47.0 million as of December 31, 2010, respectively. The registered shareholders of Yingzheng are contractually required to remit dividends received from Yingzheng to Yitongtianxia.

This distribution chain results in (i) a taxable dividend from Yingzheng to its registered shareholders and (ii) a taxable contribution to Yitongtianxia when the proceeds are remitted to Yitongtianxia by the registered shareholders. The tax impact on the future cash distribution is recognized in deferred tax liabilities as an outside basis difference. On December 16, 2011, 3GUU BVI, a BVI entity, replaced Yitongtianxia, a PRC entity, as the primary beneficiary of Yingzheng. As management is asserting indefinite reinvestment of undistributed earnings of the Group’s foreign subsidiaries located in the PRC, the deferred tax liabilities arising from the aggregate undistributed earnings of Yingzheng and the difference between the book basis and the tax basis in the investment in Yingzheng were reversed during the year ended December 31, 2011.

Unrecognized Tax Benefits

For the period from January 1, 2009 to October 26, 2009, the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011, we had unrecognized tax benefits of RMB4.6 million, nil, RMB20.9 million and RMB28.0 million (US$4.5 million), respectively. The unrecognized tax benefits were caused mainly by the adoption of a different methodology for deemed profits basis and the corresponding accounting treatment in our income tax filings. The unrecognized tax benefits, if recognized, would impact the effective tax rate. We have included in the balance as of December 31, 2009, 2010 and 2011, RMB25,000, RMB0.8 million and RMB1.9 million ($0.3 million), respectively, of tax positions that if recognized will result in deferred tax assets for which a full valuation allowance will be made. See “Risk Factors—Risks Related to Doing Business in China—Any change in the tax treatment we currently enjoy in the PRC may materially adversely impact our net income.”

Share-Based Compensation Expenses

Total share-based compensation expenses of equity and liability awards granted to our employees and directors were recorded in “general and administrative expenses” in the consolidated statements of income and comprehensive income and were RMB1.7 million in 2009, RMB6.9 million in 2010, RMB6.9 million in 2010, on a pro forma basis, and RMB0.8 million (US$0.1 million) in 2011. See “—Critical Accounting Policies—Share-Based Compensation” for more details.

Segmentation

We operate and manage our business as three reportable segments, namely feature phone games, smartphone games and handset design. In accordance with ASC subtopic 280-10, “Segment Reporting: Overall,” our chief operating decision maker has been identified as our chief executive officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire group. We generate substantially all of our revenues from customers in the PRC. Accordingly, no geographical segments are available.

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of our contingent assets and liabilities. We continually evaluate these judgments, estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated combined financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated combined financial statements and other disclosures included in this prospectus.

When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies, and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Consolidation

Our consolidated financial statements include the financial statements of our company, subsidiaries and VIE, Yingzheng. The results of our subsidiaries are consolidated from the date on which we obtained control and are continued to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when we hold a majority of the voting equity interest in an entity. However, if we demonstrate our ability to control the entity through the power to direct the activities of the entity that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity that could potentially be significant to the entity or the right to receive benefits from the entity that could potentially be significant to the entity, then the entity is consolidated. All significant intercompany balances and transactions among our company, subsidiaries and VIE have been eliminated upon consolidation. With respect to consolidation of our VIE, we assess the consolidation of our VIE under ASC 810, which provides guidance on the identification of and financial reporting for entities over which control is achieved through means other than voting interests, which requires our VIE to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Through a series of contractual arrangements, our subsidiary, Yitongtianxia, through holding all the variable interests of our VIE, has been determined to be the primary beneficiary of our VIE and, accordingly, we consolidated the results of our VIE.

Business Acquisitions

For the acquisitions of the Dragon Joyce Group, OWX Holding Group and 3GUU Group, we determined the value of the 30% noncontrolling interests by estimating the value of the acquired business as a whole and then subtracting the consideration transferred by VODone for the 70% controlling interest. We estimated the fair value of the acquired businesses using the income approach. Please see “—Our Acquisition” for discussion of the fair value measurements for each of these acquisitions.

Revenue Recognition

Revenues are derived from the development, operation and sale of mobile phone games as well as the provision of handset design products and services. For each of the significant sources of revenue stated below, revenue is recognized only when the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the goods have been delivered or the services have been rendered; (iii) the price or fees are fixed or determinable; and (iv) collectability is reasonably assured.

Feature phone games

We generate feature phone games revenues principally from the sale of in-game premium features of mobile phone games on feature phones. We enter into service arrangements with feature phone manufacturers to pre-install the mobile phone games or application platforms we develop in-house onto the feature phones before they reach mobile phone game players. Mobile phone game players can access the pre-installed feature phone games directly or download the feature phone games through the pre-installed application platform on the feature phones without additional charges. The basic functions of the feature phone games are free to play. We only charge for in-game premium feature purchases. All chargeable in-game premium features on feature phones are considered completely consumed immediately upon purchase and any unused premium features cannot be carried forward or accessed after the mobile phone users exit the game.

We contract with mobile phone service providers, who in turn contract with mobile network operators, for billing and collection services offered to mobile phone users who have purchased in-game premium features. The mobile network operators are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players while the mobile phone service providers are entitled to profit sharing based on a prescribed percentage of the net proceeds collected from the mobile network operators. Since we did not have a direct contractual relationship with the mobile network operators in 2009 and 2010, the net proceeds after deducting the amounts shared by the mobile network operators and the mobile phone service providers represent the amount of revenue to be recognized by us. The net proceeds are evidenced by billing confirmations issued by the mobile phone service providers. Generally, within 30 to 120 days after the end of each month, we receive billing confirmations from each of the mobile phone service providers confirming the amount of net proceeds to be received by us.

We have information generated from our internal system on the number of monthly plan subscriptions and single-player games downloaded each month to estimate the amount of collectable net proceeds and to recognize single-player games revenues. Differences between our estimates and the actual amounts confirmed by the mobile phone service providers have historically been insignificant.

We pay service fees, which are recognized as cost of revenues, to the feature phone manufacturers based on a prescribed percentage of the estimated net proceeds or a prescribed fixed fee per mobile phone activated by mobile phone users.

Based on the above, we recognize the estimated proceeds to be received from the mobile phone service providers as feature phone game revenues, using data generated from their internal systems, when the goods are delivered based on the consumption of in-game premium features by mobile phone users. The difference between the estimated proceeds and the actual amount confirmed by the mobile phone service providers is recognized in the consolidated statements of income and comprehensive income when billing confirmations are received by us.

Smartphone games

We generate smartphone game revenues from the sale of in-game premium features of mobile social games that we develop in-house, as well as from the sale of single-player games on smartphones that we develop in-house and license or acquire. We operate mobile social games and single-player games under a free-to-play model and a subscription-based model, respectively.

Mobile social games

Under the free-to-play model for mobile social games, mobile phone game players can download mobile phone games, obtain game accounts and play the basic functions of the mobile games free of charge but may purchase game points for in-game premium features to enhance their game-playing experience. The purchased in-game premium features can be freely traded among users within the applicable game as long as consumption of the items has not commenced. Mobile phone game players can purchase game points by either charging their account with mobile network operators directly or buying prepaid cards issued by mobile network operators. The prepaid cards can be converted into a pre-specified number of game points for consumption. Upon delivery of game points purchased directly from mobile network operators or converted from prepaid cards to mobile phone game players, we initially classify these amounts as deferred revenue. For purposes of determining when the service has been provided to the mobile phone game players, we have determined that an implied obligation exists to the mobile phone game players who purchased game points to provide an enhanced game-playing experience over the average playing period of the mobile phone game players.

We contract with mobile network operators and third-party payment platforms for billing, collection and transmission services offered to mobile phone game players who have purchased game points. We also contract with mobile application and software websites to distribute our mobile social games by providing platforms from which mobile phone game players can download our games. The mobile network operators and third-party payment platforms are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players. Since we do not have a direct contractual relationship with the mobile phone game players the net proceeds after deducting the amounts shared by the mobile network operators and the third-party payment platforms represent the amount of revenue to be recognized by us. The net proceeds are evidenced by billing confirmations issued by the mobile network operators and the third-party payment platforms. Generally, within 30 days after the end of each month, we receive billing confirmations from each of the mobile network operators and the third-party payment platforms confirming the amount of net proceeds to be received by us.

We have information generated from our internal system on the number of game points sold each month to estimate the amount of collectable net proceeds and to recognize mobile social games revenues. Differences between estimates and the actual amounts confirmed by the mobile network operators and the third-party payment platforms have historically been insignificant. We pay service fees to the mobile application and software websites, which are recognized as cost of revenues, based on a prescribed percentage of the net proceeds confirmed by the mobile network operators and the third-party payment platforms.

Collectability is considered reasonably assured as we deal with only reputable mobile network operators and third-party payment platforms and performs thorough credit assessment on the mobile network operators and the third-party payment platforms prior to entering into business relationships with them. Historically, we have not experienced any significant defaults for payment.

Based on the above, we recognize the estimated net proceeds to be received from the mobile network operators and the third-party payment platforms for the sale of game points of the mobile social games, using data generated from our internal system, as deferred revenue upon delivery of game points to mobile phone game players. Deferred revenue is recognized as smartphone games revenue ratably over the estimated average playing period of the paying mobile phone game players of three months, starting from the point in time when game points are delivered to the mobile phone game players. As mobile social games are under a free-to-play model and revenue is only generated when players purchase game points for in-game premium features, we focus solely on the play period of paying mobile game players when estimating the period over which revenue is being recognized. For each significant game, we determine the estimated average playing period of paying mobile phone game players, which is the time period between the paying mobile phone game player’s first purchase and last log-in, based on historical player usage patterns and game playing behavior. Our internal system tracks each paying mobile phone game players’ purchase and log-in history for each significant game to generate data to estimate the average play period for our population of paying mobile phone game players. Future usage patterns may differ from the historical usage patterns on which our revenue recognition policy is based. We monitor the operational statistics and usage patterns of its online game and modifies the expected life span when materially different. The difference between the estimated proceeds and the actual amount confirmed by the mobile network operators and third-party platforms is recognized in the consolidated statements of operations when billing confirmations are received by us and all revenue recognition criteria are met.

Game points can be purchased at a discount if mobile phone game players purchase the game points with prepaid cards issued by mobile network operators or during promotional activities organized by us. We account for such discounts in accordance with ASC subtopic 605-50, Revenue

Recognition: Customer Payments and Incentives. Such discounts are initially accounted for as a reduction of deferred revenue. As a result, deferred revenue includes the value of both discounted and undiscounted game points, which are subsequently recognized as revenue on a weighted average basis when we provide future services to enhance mobile phone game players’ playing experience.

Single-player games

Under the subscription-based model for single-player games, mobile phone game players can either subscribe to a monthly plan to download a fixed number of single-player games from mobile network operators for a fixed subscription fee per month or download each single-player game based on a fixed price per game.

We contract with mobile network operators for billing, collection and transmission services offered to mobile phone users who have purchased single-player games. In addition, we purchase games from third-party game developers. The mobile network operators are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players. Since we do not have a direct contractual relationship with the mobile phone game players, the net proceeds after deducting the amounts shared by the mobile network operators represent the amount of revenue to be recognized by us. The net proceeds are evidenced by billing confirmations issued by the mobile network operators. Generally, within 30 days after the end of each month, we receive billing confirmations from each of the mobile network operators confirming the amount of net proceeds to be received by us. We have information generated from our internal system on the number of subscription or single-player games downloaded each month to estimate the amount of collectable net proceeds and to recognize single-player games revenues. Differences between estimates and the actual amounts confirmed by the mobile network operators have historically been insignificant. We pay content fees to third-party game developers, which are recognized as cost of revenues, based on a prescribed percentage of the net proceeds confirmed by the mobile network operators.

Based on the above, we recognize single-player smartphone games revenues when the goods are delivered based on download of games by mobile phone users or at the end of the subscription period. The difference between the estimated proceeds and the actual amount confirmed by the mobile network operators is recognized in the consolidated statements of operations when billing confirmations are received by us.

We determine whether to record single-player smartphone games revenues using the gross or net method of reporting in accordance with ASC subtopic 605-45, or ASC 605-45, Revenue Recognition: Principal Agent Considerations. Determining whether revenue should be reported gross or net is based on an assessment of various factors, the primary factors being whether we are acting as the principal in offering services to the customer or whether we are acting as an agent in the transaction. We have determined that we are acting as the principal in offering services as we (i) are the primary obligor in the arrangement; (ii) have latitude in establishing the selling price; (iii) have discretion in suppliers selection; and (iv) are involved in the determination of product specifications. Therefore, we have the primary responsibility for fulfillment and acceptability of the single-player games and recognize the net proceeds to be received from the mobile network operators as smartphone games revenue on a gross basis. The amounts attributable to third-party game developers in the form of content fees are recognized as cost of revenues.

Handset design

We generate handset design revenues from the provision of comprehensive handset design solutions to mobile phone manufacturers and mobile phone content providers. Handset design solutions include (a) operating system software and hardware design with one-year PCS service; (b) printed circuit board with operating system software and optional assembly service; and (c) mobile phone contents installation service. Operating system software and hardware designs with PCS services are provided to mobile phone manufacturers for either a fixed fee or a variable fee based on the units of production by the mobile phone manufacturers at a prescribed unit price. Printed circuit boards with operating system software are sold to mobile phone manufacturers for a fixed unit price. Mobile phone contents installation services are rendered to mobile phone content providers for a prescribed percentage of the mobile phone content providers’ net profits.

We early adopted Accounting Standards Update No. 2009-13, or ASU 2009-13, Revenue Recognition—Multiple-Deliverable Revenue Arrangements, and ASU No. 2009-14, Certain Revenue Arrangements that Include Software Elements, in assessing our arrangements with multiple deliverables and arrangements that include software elements for the periods presented. In accordance with ASU 2009-13, the total arrangement consideration is allocated to each unit of accounting based on our relative selling price which is determined based on the entity’s best estimate of the selling price for that deliverable when vendor-specific evidence and third party evidence of selling price do not exist. In accordance with ASU2009-14, software contained on the tangible product which is essential to the tangible product’s functionality is excluded from the scope of software accounting guidance in ASC subtopic 985-605, Software: Revenue Recognition.

Operating system software and hardware design with PCS service

We sign agreements with mobile phone manufacturers containing the significant terms of the provision of operating system software and hardware design with PCS service to evidence that an arrangement exists. We recognize handset design revenues derived from operating system software and hardware design and PCS service concurrently in accordance with ASC 985-605, as (i) the PCS fee is included with the initial arrangement fee for operating system software and hardware design; (ii) the PCS is for one year or less; (iii) the PCS costs is estimated to be insignificant and (iv) unspecified upgrades or enhancements offered during PCS arrangements historically have been and are expected to be minimal and infrequent. Therefore, delivery of operating system software and hardware design with PCS service occurs upon receipt and acceptance of the operating system software and hardware design by the mobile phone manufacturers. We perform credit assessments on the mobile phone manufacturers prior to signing these agreements to ensure collectability is reasonably assured. Accordingly, revenues from the provision of operating system software and hardware design and PCS service are recognized upon (i) the mobile phone manufacturers accepting the handset design solutions if the arrangement is based on a fixed fee or (ii) the mobile phone manufactures accepting the handset design solutions and confirming their monthly units of production to us if the arrangement is based on a variable fee derived from the units of production by the mobile phone manufacturers at a prescribed unit price. We have not provided any refunds in the past and we do not expect to provide refunds in the future to mobile phone manufacturers.

Printed circuit board with operating system software and optional assembly service

Printed circuit boards with operating system software and optional assembly services are multiple element arrangements comprising printed circuit boards, assembly services and operating system software specifically designed for the printed circuit boards. Since the operating system software is essential to the functionality of the printed circuit board, the transaction is outside the scope of software accounting guidance in ASC 985-605 in accordance with ASU 2009-14. Accordingly, we account for the sale of printed circuit boards with operating system software and optional assembly service as a multiple deliverables arrangement in accordance with ASU 2009-13. Each of the printed circuit board, operating system software and assembly service represents a separate unit of accounting.

We sign an agreement with the mobile phone manufacturers containing the significant terms of the sale of printed circuit board with operating system software to evidence that an arrangement exists. The agreement also stipulates whether the mobile phone manufacturers engage us to perform assembly service on the printed circuit board. We deliver the assembled printed circuit boards together with the operating system software installed to mobile phone manufacturers if we are engaged to perform assembly service; whereas we normally deliver the operating system software prior to the printed circuit board to the mobile phone manufacturers if we are not engaged to perform assembly service. Therefore, delivery of printed circuit boards with operating system software and optional assembly services occurs upon receipt and acceptance of all deliverables by the mobile phone manufacturers. We perform a credit assessment on the mobile phone manufacturers prior to signing the agreements to ensure collectability is reasonably assured. The purchase price is fixed because the unit price is stipulated in the signed sales agreement and no concessions such as discounts, rebates, refunds or other price changes are provided subsequently. However, the mobile phone manufacturers only pay the agreed purchase price upon receipt of all of the deliverables in the arrangement. We outsource the assembly of printed circuit boards and the installation of operating system software to original equipment manufacturers, or OEM, and pay manufacturing fees, which are recognized as cost of revenues, based on a prescribed fixed fee per unit manufactured.

In accordance with ASU 2009-13 and ASC subtopic 605-25, or ASC 605-25, Revenue Recognition: Multiple-Element Arrangements, the amount allocable to the delivered units or units of accounting is limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions. Since the amount allocable to the operating system software is contingent upon the delivery of printed circuit board and the related assembly service, if any, revenues from the sale of printed circuit board with operating system software and optional assembly service are recognized only upon delivery of the final deliverable.

Mobile phone content installation service

Mobile phone content installation service does not require significant production, modification or customization of the mobile phone contents received from the mobile phone content providers. Persuasive evidence of the arrangement is documented in a contract signed by us and the mobile phone content providers. Delivery of mobile phone content installation service occurs when the mobile phone contents are installed on the mobile device circuit boards by the OEM. The mobile phone content installation service fees are fixed and non-refundable once the mobile phone content providers confirm their monthly net profits to us. Collectability is considered reasonably assured as we deal with only reputable mobile phone content providers and performs thorough credit assessment on the mobile phone content providers prior to entering into a business relationship with them. Historically, we have not experienced any significant payment defaults. Accordingly, we recognize revenues from mobile phone content installation services when the services are delivered and the fees are fixed upon receipt of the monthly net profits confirmations from mobile phone content providers.

Share-Based Compensation

Share Option Grants

We account for share options granted to employees under provisions of ASC 718, “Stock Compensation.” In accordance with ASC 718, we determine whether a share option should be classified and accounted for as a liability award or equity award. All grants of share options to employees classified as equity awards are measured at the grant date based on the fair value of the awards and are recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. All grants of share options to employees classified as liability awards are remeasured at the end of each reporting period until the date of settlement, with an adjustment for fair value recorded to the current period expenses in order to properly reflect the cumulative expense based on the current fair value of the vested options. We have elected to recognize share-based compensation using the straight-line method for all share-based awards issued. We use binomial and Black-Scholes option pricing valuation models in determining the fair value of the options granted. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any.

We had the following share option grants.

VODone Options. In connection with the acquisition of the Dragon Joyce Group, on October 12, 2009, VODone granted options to purchase 5,000,000 ordinary shares of VODone to an employee of the Dragon Joyce Group, who subsequently became our employee on October 27, 2009 upon the consummation of the Dragon Joyce Group acquisition, at an exercise price of HK$1.68 (US$0.22) per share. The 5,000,000 options were non-forfeitable, immediately vested and have a contractual life of five years.

On November 4, 2010, VODone granted options to purchase 5,900,000 ordinary shares of VODone to certain of our employees at an exercise price of HK$2.25 (US$0.29) per share. The 5,900,000 options were immediately vested and have a contractual life of three years. In accordance with ASC 718, the accounting grant dates for options issued on October 12, 2009 and November 4, 2010 were October 18, 2009 and November 18, 2010, respectively, the dates on which VODone and the employees reached a mutual understanding of the key terms and conditions of the awards.

The share options granted by VODone to our employees are classified as equity awards which are measured based on the grant date fair value. The fair value of the 5,000,000 options with grant date on October 18, 2009 was not subject to remeasurement when the grantee became our employee on October 27, 2009, as the options are non-forfeitable and vested immediately upon issuance. Since the options were granted by VODone to our employees for their provision of service to us, the compensation cost is recognized in our financial statements with a corresponding credit to additional paid-in capital, representing VODone’s capital contribution. Since the share options were immediately vested, share-based compensation costs of RMB1.7 million for the 5,000,000 options granted and RMB2.7 million for the 5,900,000 options granted were immediately recognized on October 27, 2009 and November 18, 2010, respectively. Between May 2010 and December 2010, 4,700,000 options were exercised.

The grant date fair value of the equity awards granted by VODone to our employees was estimated using the Black-Scholes option pricing model with the following assumptions:

	October 18, 2009	November 18, 2010
Risk-free interest rate	0.17%	0.26%
Dividend yield	—	0.6%
Expected volatility range	62.67%	53.12%
Weighted average expected life	1 year	1 year
Estimated forfeiture rate	—	—

The fair value of the options granted by VODone as of October 18, 2009 and November 18, 2010 was estimated using the Black-Scholes option pricing model with the assistance of an independent valuation firm. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, the expected price multiple at which the holder is likely to exercise stock options and the expected employee forfeiture rate. We use historical data and future expectations to estimate forfeiture rate. The volatility assumption of the VODone options was estimated based on implied volatility and historical volatility of VODone’s share price. The risk-free rate for periods within the contractual life of the options of VODone is based on yield in effect at the grant date on Exchange Fund Notes as indicated by the Hong Kong Monetary Authority. The dividend yield is based on the expected pay-out ratio. The fair value of the VODone shares was determined based on the closing market price of the VODone shares at the measurement date.

Dragon Joyce, OWX Holding and 3GUU BVI Options. On July 30, 2010, Dragon Joyce granted options to purchase 0.724% of the equity interest in Dragon Joyce to Dr. Lijun Zhang and Mr. Hendrick Sin at an aggregate exercise price of RMB1,738,000. On October 26, 2010, OWX Holding granted options to purchase 2.198% of OWX Holding to Dr. Zhang and Mr. Sin at an

aggregate exercise price of RMB1,723,000. On January 3, 2011, 3GUU BVI granted options to purchase 0.610% of the equity interest in 3GUU BVI to Dr. Zhang and Mr. Sin at an aggregate exercise price of RMB1,708,000. These options vested immediately and will expire two years from their respective grant date.

The functional currency of Dragon Joyce, OWX Holding and 3GUU BVI is the US dollar. In accordance with ASC 718, as these awards contained an exercise price denominated in Renminbi, which is different from the functional currency of Dragon Joyce, OWX Holding and 3GUU BVI, these stock options are dual indexed to foreign exchange and the shares of Dragon Joyce, OWX Holding and 3GUU BVI. Accordingly, the share options granted by Dragon Joyce, OWX Holding and 3GUU BVI are accounted for as liability awards that are remeasured at fair value at the end of each reporting period until the date of settlement.

On October 27, 2011, we settled the granted options to purchase 0.436% of the equity interest in Dragon Joyce by issuing 418,268 of our ordinary shares to certain grantees. Concurrently, we modified the exercised price of the remaining granted options to purchase 0.288% of the equity interest in Dragon Joyce from Renminbi to U.S. dollar. The fair values of 418,268 of our ordinary shares and the granted options to purchase 0.436% of the equity interest in Dragon Joyce were the same on the date of settlement.

On October 28, 2011, we settled the granted options to purchase 1.285% of the equity interest in OWX Holding by issuing 418,266 of our ordinary shares to certain grantees. Concurrently, we modified the exercised price of the remaining granted options to purchase 0.913% of the equity interest in OWX Holding from Renminbi to U.S. dollar. The fair values of 418,266 of our ordinary shares and the granted options to purchase 1.285% of the equity interest in OWX Holding were the same on the date of settlement.

The modification changed the liability awards into equity awards because the stock options were no longer dual indexed to foreign exchange and the shares of Dragon Joyce and OWX Holding. Additionally, as the modification did not result in any incremental fair value in the new equity awards granted, no additional compensation cost was recognized.

On October 29, 2011, we settled all of the granted options to purchase 0.610% of the equity interest in 3GUU BVI by (i) issuing 15,917.82 newly issued ordinary shares of 3GUU BVI to the grantees and (ii) exchanging 15,917.82 ordinary shares of 3GUU BVI with 229,550 of our newly issued ordinary shares. The fair values of the 15,917.82 ordinary shares of 3GUU BVI, 229,550 of our ordinary shares and the granted options to purchase 0.610% of the equity interest in 3GUU BVI were the same on the date of settlement.

The grant date, December 31, 2010 and October 27, 2011 fair value of the liability awards granted by Dragon Joyce was estimated using the binomial option pricing model with the following assumptions:

	July 30, 2010	December 31, 2010	October 27, 2011
Risk-free interest rate	2.28%	3.28%	3.04%
Dividend yield	—	—	—
Expected volatility range	59.00%	48.42%	50.19%
Weighted average expected life	2 year	1.58 year	0.76 year
Suboptimal exercise factor	3	3	3
Estimated forfeiture rate	—	—	—
Fair value of 0.724% of the equity interest in Dragon Joyce (in thousands)	RMB2,952	RMB3,547	RMB4,269

The grant date, December 31, 2010 and October 28, 2011 fair value of the liability awards granted by OWX Holding was estimated using the binomial option pricing model with the following assumptions:

	October 26, 2010	December 31, 2010	October 28, 2011
Risk-free interest rate	2.34%	3.32%	3.07%
Dividend yield	—	—	—
Expected volatility range	56.00%	41.05%	60.82%
Weighted average expected life	2 year	1.82 year	0.99 year
Suboptimal exercise factor	3	3	3
Estimated forfeiture rate	—	—	—
Fair value of 2.198% of the equity interest in OWX Holding (in thousands)	RMB3,722	RMB3,722	RMB2,895

The grant date and October 29, 2011 fair value of the liability awards granted by 3GUU BVI was estimated using the binomial option pricing model with the following assumptions:

	January 3, 2011	October 29, 2011
Risk-free interest rate	3.34%	3.14%
Dividend yield	—	—
Expected volatility range	52.74%	47.02%
Weighted average expected life	2 year	1.18 year
Suboptimal exercise factor	3	3
Estimated forfeiture rate	—	—
Fair value of 0.61% of the equity interest in 3GUU BVI (in thousands)	RMB1,883	RMB2,523

The fair value of the options granted by Dragon Joyce, OWX Holding and 3GUU BVI as of each of the measuring dates above was estimated using a binomial option pricing model with the assistance of an independent valuation firm. The binomial model requires the input of highly subjective assumptions, including the expected stock price volatility, the expected price multiple at which the holder is likely to exercise stock options and the expected employee forfeiture rate. We use historical data and future expectations to estimate forfeiture rate. For expected volatility of the Dragon Joyce, OWX Holding and 3GUU BVI options, we have made reference to the historical volatility of several comparable companies. The risk-free rate for periods within the contractual life of the options of Dragon Joyce, OWX Holding and 3GUU BVI is based on the market yield of China Government Bonds. The dividend yield is based on the expected pay-out ratio.

We determined the fair value of the Dragon Joyce, OWX Holding and 3GUU BVI at the measurement date with the assistance of an independent valuation firm using the discounted cash flow method, which incorporates certain assumptions including the discount rates, financial results and growth trends of Dragon Joyce, OWX Holding and 3GUU BVI. The expected share option life was estimated based on the resulting output of the binomial option pricing model. The option awards are not transferable and the grantees have a limited amount of time subsequent to their termination of employment or service to exercise the options. These post-vesting restrictions are considered in the binomial option pricing model as a suboptimal exercise factor.

Restricted Share Units

In addition to option grants, we also issued restricted share units to our employees. On August 24, 2011, we issued 1,220,000 restricted share units to certain directors and officers at a per share subscription price of US$0.001. On March 16, 2012, we issued 639,000 restricted share units to certain directors and officers at a per share subscription price of US$0.001. Pursuant to the restricted share units subscription agreements, 25% of the restricted share units will vest upon each of the completion, the first, the second and the third anniversary of this offering. Prior to vesting, the restricted share units may not be transferred. If this offering is not consummated by December 31, 2014, we are obligated to repurchase all of the restricted share units at the purchase price of US$0.001 per share.

The restricted share units are classified as equity awards, which are measured based on the grant date fair value. We estimated the grant date fair value of the restricted share units based on the fair value of our ordinary shares, which was determined to be the sum of the fair value of Dragon Joyce, OWX Holding and 3GUU BVI. Since a performance condition of an initial public offering is attached with the vesting of the restricted share units, share-based compensation cost will not be recorded before the performance condition of an initial public offering is met. Accordingly, no compensation expense was recognized for the year ended December 31, 2011.

We determined the fair value of our equity interests at the grant date with the assistance of an independent valuation firm.

We have appraised the business enterprise of our company and restricted shares on the basis of fair value. Since we were not a listed company as at the appraisal date, we must first determine the business enterprise value of our company as at the appraisal date. The estimated fair value of the ordinary shares of our company will be derived from our business enterprise value, which is one of the major variables in determining the fair value of the restricted shares. We have considered the following principal factors: the nature of our business, operating results and financial condition; specific economic and competitive elements affecting business and our industry; nature and prospect of our industry; rates of return as indicated by alternative investment opportunities of comparable magnitude; character and risk; and business risks and inherent uncertainties of our operation.

Due to the changing environment in which we operate, a number of assumptions must be established in order to sufficiently support our concluded value of the business enterprise and the restricted shares. The major assumptions adopted in this appraisal are: no material changes in the existing political, legal, fiscal and economic conditions in China; no major changes in the current taxation law in the PRC, that the rates of tax payable remain unchanged and that all applicable laws and regulations will be complied with; exchange rates and interest rates will not differ materially from those presently prevailing; the availability of financing will not be a constraint on the future growth of our operation; industry trends and market conditions for related industries will not deviate significantly from economic forecasts; we will retain and have competent management, key personnel, and technical staff to support its ongoing operations; and there is no material difference between the fair values of each of our business segments.

The aggregate fair values of the minority stakes of the Dragon Joyce, OWX and the 3GUU Groups were developed through the application of the income approach using the discounted cash flow method. The income approach is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the business enterprise that an amount equal to the present worth of anticipated future benefits (income) from the same or equivalent business enterprise with similar risk. The income approach explicitly recognizes that the current value of an investment is premised upon the expected receipt of future economic benefits such as cost savings, periodic income, or sale proceeds. The discounted cash flow approach consists of estimating future annual cash flows and individually discounting them to present value.

We have applied the discounted cash flow method in appraising the economic benefits of the Dragon Joyce, OWX and 3GUU Groups. In practice, the discounted cash flow approach consists of estimating future annual cash flows and individually discounting them to the present value.

A discount rate represents the total expected rate of return that an investor would demand on the purchase price of an ownership interest in an asset given the level of risk inherent in that ownership interest. When developing a discount rate to apply to the cash flow streams attributable to the Dragon Joyce, OWX and 3GUU Groups, the discount rate is the WACC. The cost of equity was developed through the application of the CAPM. The CAPM states that an investor requires excess returns to compensate for any risk that is correlated to the risk in the return from the stock market as a whole but requires no excess return for other risks. Risks that are correlated to the risk in the return from the stock market as a whole are referred to as systematic and measured by a parameter called beta, whereas other risks are referred to as nonsystematic. Under the CAPM, the appropriate rate of return is the sum of the risk-free return and the equity risk premium required by investors to compensate for the systematic risk assumed. The discount rate for the Dragon Joyce, OWX and 3GUU Groups is the sum of the risk-free rate of return, equity risk premium, small capitalization risk premium and specific risk premium inherent in the operations of the appraised businesses, if any. Small capitalization risk premium is the excess return that an investor would demand in order to compensate for additional risk over the entire stock market when investing in a small capitalization company. This premium reflects the fact that cost of capital increases as the size of the company decreases.

In addition, we also applied a discount for lack of marketability. The concept of marketability deals with the liquidity of an ownership interest, or in other words how quickly and easily it can be converted to cash if the owner chooses to sell. The lack of marketability discount reflects the fact that there is no ready market for the equity interests of a closely held corporation. Ownership interests of rights to receive distributable profit from closely held companies are typically not readily marketable compared to similar interests in public companies. Therefore, a right to receive distributable profit from a privately held company is usually worth less than an otherwise comparable public company. The discount for lack of marketability is regarded as a put option of which the stock price equal to exercise price. The time to maturity and the volatility are replicated by the expected time to list its shares in a stock market and the average volatilities of comparable listed corporations, respectively.

The per-share fair value of the restricted shares of RMB3.98 (US$0.63) as of August 24, 2011 is equivalent to our aggregate business enterprise value divided by the total number of enlarged ordinary share capital after issuance of the restricted shares.

Our business enterprise value as of August 24, 2011 was equal to the aggregate of the business enterprise value of our three reportable segments, namely feature phone games, handset design and smartphone games. The aggregate fair value of these three segments was estimated using a combination of (i) the DCF method under the income approach and (ii) the market approach. As our feature phone games, handset design and smartphone games segments are groups of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on the following assumptions:

	Feature Phone	Handset	Smartphone
	Games	Design	Games
Discount rate	22.94%	22.94%	22.90%
Long-term sustainable growth rate	3%	3%	3%
Discount for lack of marketability	10%	12%	10%

The discount rate used in the DCF method is derived through the application of the CAPM, based on following assumptions:

	Feature Phone	Handset	Smartphone
	Games	Design	Games
Cost of equity*	9.16%	11.41%	9.14%
Risk-free rate	4.12%	4.12%	4.12%
Small-size premium	10.06%	10.06%	10.06%
After-tax cost of debt	5.99%	5.89%	5.29%

* Cost of equity is calculated based on the data from several comparable companies in the same industry.

Rights Offering

On August 23, 2011, we effected a 2,500,000 ordinary share rights offering to our existing shareholder, VODone, for a subscription price of US0.001 per ordinary share. Since the ordinary shares were issued for nominal consideration, the offering contains a bonus element, measured as the difference between the subscription price of US$0.001 per share and the fair value of the ordinary shares subscribed for of RMB3.98 (US$0.63) per share. This bonus element is accounted for similar to a stock dividend in accordance with ASC 260. All ordinary share and per share information is adjusted retrospectively for the rights offering for all periods presented.

The per-share fair value of the ordinary shares subscribed for on August 23, 2011 is equivalent to our aggregate business enterprise value divided by the total number of enlarged ordinary share capital after issuance of the restricted shares. We applied the business enterprise value as of August 24, 2011 for the calculation of per-share fair value of the ordinary shares on August 23, 2011, as we believe that there was no material change in our operations in the short period between August 23, 2011 and August 24, 2011 that would materially impact the fair value of our total business enterprise value.

Options Granted to Employees

On February 6, 2012, we granted options to purchase 25,835,712 of our ordinary shares to our employees and employees of VODone at an exercise price of US$0.605 per share under the 2011 Share Option Scheme with a term of five years. 25% of the share options are vested and exercisable by each grantee on the first anniversary of the date of grant. The remaining 75% of the share options are vested and exercisable by each grantee in 12 equal quarterly tranches beginning one calendar quarter after the first anniversary of the date of grant. Since VODone is publicly listed on the Hong Kong Stock Exchange, it is prohibited from granting share options with an exercise price lower than the new issue price of shares on the listing date unless otherwise approved or waived by the Hong Kong Stock Exchange. Any share option granted by us during the period commencing six months before the filing date of this registration statement up to the listing date are subject to the above requirement. Except for any waivers that may be granted by the Hong Kong Stock Exchange, the exercise price of any share option granted during such period must be adjusted to a price not lower than the new issue price as our board of directors may deem appropriate. In the event that the listing does not take place, the above exercise price of US$0.605 will remain unchanged.

Income Taxes

We follow the liability method of accounting for income taxes in accordance with ASC topic 740, ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carryforwards, and credits using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of income and comprehensive income in the period that includes the enactment date.

We use ASC topic 740-10, or ASC 740-10, Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740-10 provides the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. Our estimated liability for unrecognized tax benefits and the related interests and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. Additionally, in future periods, changes in facts, circumstances, and new information may require us to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. We have elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of income and comprehensive income.

Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of acquired businesses. In accordance with ASC topic 350, or ASC 350, Intangibles—Goodwill and Other, goodwill is not amortized, but rather is tested for impairment annually or more frequently if indicators of impairment present. We assign and assess goodwill for impairment at the reporting unit level. We determine that each reporting unit is identified at the operating segment level.

The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the carrying value exceeds the fair value, goodwill may be impaired. If this occurs, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The fair value of the reporting unit is allocated to assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. If the carrying amount of the goodwill is greater than its implied fair value, the excess is recognized as an impairment loss. The annual goodwill impairment test is performed on December 31 of each year. The estimated fair value of our reporting units was substantially in excess of their carrying values as of December 31, 2009, 2010 and 2011. Accordingly, no goodwill impairment was recognized for any of the periods presented.

Fair Value of Financial Instruments

Our financial instruments primarily include cash and cash equivalents, accounts receivables, amounts due from related parties, contingently returnable consideration assets, accounts payable and amounts due to related parties. As of December 31, 2009, 2010 and 2011, the carrying values of these financial instruments, other than the contingently returnable consideration assets, approximated their fair values due to the short-term maturity of these instruments. The contingently returnable consideration assets were recorded at fair value as determined on the respective days of business acquisition and subsequently adjusted to the fair value at each reporting date. We determined the fair values of the contingently returnable consideration assets with the assistance of an independent valuation firm.

We apply ASC topic 820, or ASC 820, Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach, (2) income approach, and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

In accordance with ASC 820, we measured the fair value of the contingently returnable consideration assets using an income approach based on inputs that are unobservable in the market.

Realized and unrealized gain measured at fair value on a recurring or non-recurring basis was recorded as “Changes in fair value of contingently returnable consideration assets” in the consolidated statements of income and comprehensive income.

Internal Control Over Financial Reporting

During the preparation and external audit of our consolidated financial statements of our predecessor, Kuailefeng, for the period from January 1, 2009 to October 26, 2009 and of our company the period from October 27, 2009 to December 31, 2009 and for the years ended December 31, 2010 and 2011, a material weakness in our internal control over financial reporting, as defined in the standards established by the U.S. Public Company Accounting Oversight Board, was identified. The material weakness identified related to insufficient personnel with U.S. GAAP expertise in the preparation and review of the financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements.

We have taken initiatives to improve our internal control over financial reporting and disclosure controls, including (i) hiring more staff with U.S. GAAP, SEC reporting and accounting experience for financial reporting and analysis, and hiring additional qualified professionals with relevant experience for our finance and accounting department, (ii) providing additional training for our new and existing personnel by expanding the training program on U.S. GAAP financial statement preparation and financial reporting and (iii) establishing an internal audit department and an audit committee to oversee the accounting and financial reporting processes as well as external audits of our group. We hired several senior accounting personnel in 2011, including our chief financial officer, our financial controller and our finance manager in May, January and July 2011, respectively. These senior accounting personnel are experienced in preparing and supervising the preparation of financial statements and financial reporting. In particular;

•    Our chief financial officer, Ken Fei Fu Chang, has over 15 years of finance experience. Prior to joining us, he worked as a director and senior analyst in several international investment banks and as the fund manager of a global equity fund, where he gained experience in financial reporting and understanding, reviewing and analyzing the financial statements of U.S.-listed companies that report their financials under U.S. GAAP.

•    Our financial controller, Henry Wai Tong Leung, worked as an audit manager at KPMG in Hong Kong before joining us, where he gained experience in financial reporting, auditing and preparing financial statements under several accounting standards, including U.S. GAAP, and compliance with Sarbanes-Oxley. Prior to carrying out these engagements at KMPG, he completed and passed internal training courses relating to U.S. GAAP and Section 404 of Sarbanes-Oxley. He is a certified public accountant in Hong Kong and an associate member of the Association of Chartered Certified Accountants.

•    Our finance manager, Olivia Yuan Shan Lee, worked as a manager at Ernst & Young LLP in the United States for six years before joining us. She has considerable experience in financial reporting, auditing and preparing financial statements under U.S. GAAP and compliance with Sarbanes-Oxley for U.S.-based companies. She also has experience in identifying and reporting internal control weaknesses and deficiencies. She is a certified public accountant under American Institute of Certified Public Accountants and a Certified Fraud Examiner.

Our chief financial officer, financial controller and finance manager will oversee the preparation of the financial statements. Our chief financial officer and other members of senior management will also evaluate the effectiveness of our internal controls. Our finance department consists of a team of 15 persons (including our chief financial officer, financial controller and finance manager) with diverse finance and accounting related experience. We expect to continue to hire professionals with U.S. GAAP and financial reporting experience for our finance department and provide further training to our financial and accounting staff, especially our chief financial officer and financial controller, to enhance their knowledge of U.S. GAAP, including at least 20 hours of U.S. GAAP training annually. We also expect to engage an external financial advisor with extensive U.S. GAAP knowledge and experience on an as-needed basis to assist management assess complex accounting issues.

However, the implementation of these measures may not fully address the material weaknesses, significant deficiencies and other control deficiencies in our internal control over financial reporting. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting. For risks relating to internal control over financial reporting, see “Risk Factors—Risks Related to Our Business—If we fail to establish an effective system of internal control, we may be unable to accurately and timely report our financial results or prevent fraud.”

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

The unaudited pro forma consolidated financial data presented in the table below for 2009 is provided supplementally and has been prepared to give effect to the acquisition of the Dragon Joyce Group as if such transaction had occurred on January 1, 2009. The unaudited pro forma consolidated financial data presented in the table below for 2010 is provided supplementally and has been prepared to give effect to the acquisition of assets of Bright Way and Tastech and of 3GUU BVI as if such transactions had occurred on January 1, 2010. See “—Unaudited Pro Forma Consolidated Financial Information” for a discussion of the adjustments made for the presentation of the pro forma consolidated financial information.

	From	From
	January 1,	October 27,	For the Year
	2009 to	2009 to	Ended
	October 26,	December 31,	December 31,		For the Year Ended December 31,
	2009	2009	2009		2010				2011
	(predecessor)	(successor)	(pro forma)		(successor)		(successor) (pro forma)		(successor)
	RMB	RMB	RMB	%	RMB	%	RMB	%	RMB	US$	%
			(unaudited)				(unaudited)
		(In thousands, except for percentages)
Net revenues
Feature phone games	67,240	17,525	52,844	100.0	110,071	87.8	110,071	41.0	142,426	22,629	58.5
Smartphone games	—	—	—	—	—	—	60,823	22.6	62,368	9,909	25.6
Handset design	—	—	—	—	15,340	12.2	97,927	36.4	38,694	6,148	15.9
Total net revenues	67,240	17,525	52,844	100.0	125,411	100.0	268,821	100.0	243,488	38,686	100.0
Cost of revenues
Feature phone games	(31,921)	(5,108)	(13,372)	(25.3)	(32,827)	(26.2)	(32,827)	(12.2)	(61,337)	(9,745)	(25.2)
Smartphone games	—	—	—		—	—	(30,627)	(11.4)	(17,974)	(2,856)	(7.4)
Handset design	—	—	—	—	(10,083)	(8.0)	(77,838)	(29.0)	(29,037)	(4,614)	(11.9)
Total cost of revenues	(31,921)	(5,108)	(13,372)	(25.3)	(42,910)	(34.2)	(141,292)	(52.6)	(108,348)	(17,215)	(44.5)
Gross profit
Feature phone games	35,319	12,417	39,472	74.7	77,244	61.6	77,244	28.7	81,089	12,884	33.3
Smartphone games	—	—	—	—	—	—	30,196	11.2	44,394	7,053	18.2
Handset design	—	—	—	—	5,257	4.2	20,089	7.5	9,657	1,534	4.0
Total gross profit	35,319	12,417	39,472	74.7	82,501	65.8	127,529	47.4	135,140	21,471	55.5
Operating expenses:
Selling expenses	—	—	—	—	(952)	(0.8)	(8,349)	(3.1)	(7,561)	(1,201)	(3.1)
General and administrative expenses	(2,536)	(2,556)	(5,092)	(9.6)	(11,817)	(9.4)	(17,917)	(6.7)	(16,263)	(2,584)	(6.7)
Research and development expenses	(4,438)	(226)	(4,664)	(8.8)	(8,377)	(6.7)	(10,877)	(4.0)	(24,566)	(3,903)	(10.1)
Total operating expenses	(6,974)	(2,782)	(9,756)	(18.5)	(21,146)	(16.9)	(37,143)	(13.8)	(48,390)	(7,688)	(19.9)
Operating income	28,345	9,635	29,716	56.2	61,335	48.9	90,386	33.6	86,750	13,783	35.6
Interest income	25	—	25	0.04	70	0.1	266	0.0	927	147	0.4
Other income	—	—	—	—	—	—	1,112	0.4	293	48	0.1
Changes in fair value of contingently returnable consideration assets	—	(948)	(948)	1.8	(2,065)	(1.6)	(2,065)	(0.8)	39,446	6,267	16.2
Income tax (expenses) benefits	(6,597)	638	(3,893)	(7.4)	(18,647)	(14.9)	(27,142)	(10.1)	35,927	5,708	14.8
Net income	21,773	9,325	24,900	47.1	40,713	32.5	62,557	23.3	163,343	25,953	67.1

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010 (Pro Forma)

Net Revenues. Our net revenues decreased by 9.4% to RMB243.5 million (US$38.7 million) in 2011 from RMB268.8 million in 2010, primarily due to a decrease in revenue generated from handset design.

•        Feature phone games. Our feature phone games revenue increased by 29.3% to RMB142.4 million (US$22.6 million) in 2011 from RMB110.1 million in 2010, primarily due to an increase in our paying user base and an increase in average revenue per paying user account. The increase in average revenue per paying user account was due to an increase in sales of in-game items, which was primarily due to a general increase in the quality and popularity of our feature phone games and an increase in the number of games we offer to our users.

Our net revenues attributable to feature phones games also increased in 2011 because Kuailefeng continued to transfer its customers to us, which allowed us to generate sales directly from these customers. During our acquisition of Kuailefeng’s assets in October 2009, in order to minimize disruption of services to customers, we did not immediately transfer all of the customer contracts of Kuailefeng to our subsidiary, Huiyou. We chose to transfer customer contracts gradually to Huiyou based on our assessment of when such transfer would be the least disruptive to our customers. In order to provide our services to those customers that we did not transfer, in October 2009 we entered into an exclusive business cooperation agreement with Kuailefeng, which granted Kuailefeng the right to operate and sell in-game premium features of certain feature phone games to third parties. In 2010 and 2011, we generated revenues under the exclusive business cooperation agreement with Kuailefeng in an aggregate amount of RMB28.4 million and RMB6.1 million (US$1.0 million), respectively. In May 2010, Kuailefeng began to transfer customers previously using its products to us, after which we generated revenue directly from sales to the customers. Prior to a customer being transferred to us, we recognized revenues relating to that customer on a net basis under the agreement with Kuailefeng; once a customer was transferred to us, we recognized revenues relating to that customer on a gross basis. We completed the transfer of Kuailefeng’s entire customer base prior to the end of 2011.

•        Smartphone games. Our smartphone games revenue increased to RMB62.4 million (US$9.9 million) in 2011 from RMB60.8 million in 2010, due primarily to an increase in our paying user base for our single-player games because we increased the number and type of mobile phone games we offer to our users. This was offset by a modest decrease in average revenue per paying user account for single-player games and decreases in our paying user base and the average revenue per paying user account for our mobile social games. This decrease in the operating results of our mobile social games was due primarily to the phasing out of Creation Song, our popular MMORPG, during the second half of 2011, while we introduced two new mobile social games, which generally take about six months to build-up user acceptance.

•        Handset design. Our handset design revenue decreased by 60.5% to RMB38.7 million (US$6.1 million) in 2011 from RMB97.9 million in 2010, primarily due to decreased subscription volume for our printed circuit boards design services and the transitioning of our handset design focus from designing feature phones to smartphones, which resulted in fewer feature phone contracts. We plan to launch our smartphone design business by the second quarter of 2012.

Cost of Revenues. Our cost of revenues decreased by 23.3% to RMB108.3 million (US$17.2 million) in 2011 from RMB141.3 million in 2010, primarily due to a decrease in the cost of revenues from smartphone games and handset design.

•        Feature phone games. Our cost of revenues attributable to feature phone games increased by 86.9% to RMB61.3 million (US$9.7 million) in 2011 from RMB32.8 million in 2010, primarily due to increases in our feature phone game sales. In addition, in 2010, we did not record cost of revenues attributable to revenues from Kuailefeng as we received fees from Kuailefeng for granting it the rights to operate and sell in-game premium features of certain feature phone games. In May 2010, Kuailefeng began to transfer customers previously using its products to us, after which we started to generate revenue directly from sales to the customers and record the corresponding cost of revenues. In addition, we paid licensing fees to the developers and distributors of some of our games in 2011, even though we did not incur any licensing fees in 2010.

•           Smartphone games. Our cost of revenues attributable to smartphone games was RMB18.0 million (US$2.9 million) in 2011 compared to RMB30.6 million in 2010 primarily due to that we had a higher sales contribution from single-player games, which had a lower cost of revenue that generally only includes staff salaries and content fees paid to third-party game developers for game development.

•           Handset design. Our cost of revenues attributable to handset design decreased by 62.7% to RMB29.0 million (US$4.6 million) in 2011 from RMB77.8 million in 2010, primarily due to decreased subscription volume for our printed circuit boards design services and the transitioning of our handset design focus from designing feature phones to smartphones which resulted in fewer feature phone contracts.

Gross Profit and Gross Margin. As a result of the foregoing, our gross profit increased by 6.0% to RMB135.1 million (US$21.5 million) in 2011 from RMB127.5 million in 2010. Our gross margin increased to 55.5% in 2011 from 47.4% in 2010, primarily due to a decrease in our cost of revenues compared to the corresponding increase in revenue attributable to smartphone games and the corresponding decrease in revenue attributable to handset design.

•           Feature phone games. Our gross profit attributable to feature phone games increased by 5.1% to RMB81.1 million (US$13.0 million) in 2011 from RMB77.2 million in 2010. Our gross margin attributable to feature phone games decreased to 56.9% in 2011 from 70.2% in 2010 primarily due to that prior to the transfer of Kuailefeng customers we did not record cost of revenues attributable to revenues from Kuailefeng, as discussed above.

•           Smartphone games. Our gross profit attributable to smartphone games increased by 47.0% to RMB44.4 million (US$7.1 million) in 2011 from RMB30.2 million in 2010. Our gross margin attributable to smartphone games was 71.2% in 2011, compared to 49.6% in 2010, primarily due to increased relative revenue contribution from the sales of single-player games.

•           Handset design. Our gross profit attributable to handset design decreased by 51.7% to RMB9.7 million (US$1.5 million) in 2011 from RMB20.1 million in 2010. Our gross margin attributable to handset design increased to 25.0% in 2011 from 20.5% in 2010, primarily because we had a greater relative revenue contribution from providing only hardware design, which has higher margins than providing both hardware design and sourcing.

Operating Expenses. Our operating expenses increased by 30.5% to RMB48.4 million (US$7.7 million) in 2011 from RMB37.1 million in 2010 primarily due to higher research and development and selling expenses in 2011. Research and development expenses as a percentage of net revenues increased to 10.1% in 2011 from 4.0% in 2010, primarily due to that we incurred higher salary, employee benefits and other headcount-related expenses as we developed more games. Selling expenses as a percentage of net revenues was 3.1% in both 2011 and 2010.

Operating Income. Our operating income decreased by 4.0% to RMB86.8 million (US$13.8 million) in 2011 from RMB90.4 million in 2010. As a result of the cumulative effect of the above factors, the operating margin increased to 35.6% in 2011 from 33.6% in 2010.

Changes in Fair Value of Contingently Returnable Consideration Assets. Our changes in fair value of contingently returnable consideration assets was a gain of RMB39.4 million (US$6.3 million) in 2011 compared to a loss of RMB2.1 million in 2010, which gains were primarily due to an increase in the fair value of the consideration shares to be returned to VODone pursuant to the contingent conditions relating to the acquisition of Dragon Joyce Group and OWX Holding Group.

Income Tax. Our income tax benefit was RMB35.9 million (US$5.7 million) in 2011 compared to an income tax expense of RMB27.1 million in 2010. Our effective tax rate was a benefit of 28.2% in 2011, compared to an expense of 30.3% in 2010, primarily due to (i) reversals of the deferred tax liabilities of RMB51.4 million (US$8.2 million) arising from the aggregate undistributed earnings of Yingzheng and the difference between the book basis and the tax basis in the investment in Yingzheng, and (ii) the tax benefits that were recognized as a result of the tax position Shenzhen Douwan took in 2011.

Net Income. As a result of the foregoing, our net income increased by 160.9% to RMB163.3 million (US$26.0 million) in 2011 from RMB62.6 million in 2010.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Net Revenues. Our net revenues increased by 94.2% to RMB243.5 million (US$38.7 million) in 2011 from RMB125.4 million in 2010, primarily due to an increase in revenue generated from feature phone game sales and the consolidation of revenues of our smartphone games and handset design businesses.

Cost of Revenues. Our cost of revenues increased by 152.4% to RMB108.3 million (US$17.2 million) in 2011 from RMB42.9 million in 2010, primarily due to an increase in the cost of revenues from feature phone games and the consolidation of the cost of revenues of our smartphone games and handset design business.

Gross Profit and Gross Margin. As a result of the foregoing, our gross profit increased by 63.8% to RMB135.1 million (US$21.5 million) in 2011 from RMB82.5 million in 2010. Our gross margin decreased to 55.5% in 2011 from 65.8% in 2010, primarily due to an increase in our cost of revenues compared to the corresponding increase in revenue attributable to feature phone games as well as the consolidation of our handset design business, which had lower gross margins than our other two businesses.

Operating Expenses. Our operating expenses increased by 129.4% to RMB48.4 million (US$7.7 million) in 2011 from RMB21.1 million in 2010 due to higher research and development and selling expenses in 2011. Research and development expenses as a percentage of net revenues increased to 10.1% in 2011 from 6.6% in 2010, primarily due to the consolidation of our smartphone games business and because of higher salary, employee and other headcount-related expenses as we developed more games. Selling expenses as a percentage of net revenues increased to 3.1% in 2011 from 0.8% in 2010, primarily due to the consolidation of our smartphone business, which incurred expenses from advertising on other websites and in marketing events.

Operating Income. Our operating income increased by 41.4% to RMB86.8 million (US$13.8 million) in 2011 from RMB61.3 million in 2010. As a result of the cumulative effect of the above factors, the operating margin decreased to 35.6% in 2011 from 48.9% in 2010.

Changes in Fair Value of Contingently Returnable Consideration Assets. Our changes in fair value of contingently returnable consideration assets was a gain of RMB39.4 million (US$6.3 million) in 2011 compared to a loss of RMB2.1 million in 2010, which gains were primarily due to an increase in the fair value of the consideration shares to be returned to VODone pursuant to the contingent conditions relating to the acquisition of Dragon Joyce Group and OWX Holding Group.

Income Tax. Our income tax benefit was RMB35.9 million (US$5.7 million) in 2011 compared to income tax expense of RMB18.6 million in 2010. Our effective tax rate was a benefit of 28.2% in 2011, compared to an expense of 31.4% in 2010, primarily due to (i) reversals of the deferred tax liabilities of

RMB51.4 million (US$8.2 million) arising from the aggregate undistributed earnings of Yingzheng and the difference between the book basis and the tax basis in the investment in Yingzheng, and (ii) the tax benefits that were recognized as a result of the tax position Shenzhen Douwan took in 2011.

Net Income. As a result of the foregoing, our net income increased by 301.2% to RMB163.3 million (US$26.0 million) in 2011 from RMB40.7 million in 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009 (Pro Forma)

Net Revenues. Our net revenues increased by 137.5% to RMB125.4 million (US$19.9 million) in 2010 from RMB52.8 million in 2009, primarily due to an increase in revenue generated from feature phone game sales and the consolidation of revenue of our handset design business.

•           Feature phone games. Our feature phone game revenues increased by 108.5% to RMB110.1 million (US$17.5 million) in 2010 from RMB52.8 million in 2009, primarily due to an increase in our paying user base, which is attributable to the increase in pre-installed handsets and the increasing diversity and quality of our game portfolio. In addition, in May 2010 Kuailefeng began to transfer customers previously using its products to us. Prior to the transfer of a Kuailefeng customer, we recognized revenues from that customer on a net basis under an exclusive business cooperation agreement with Kuailefeng. Once a customer contract was transferred to us, and for all new customer contracts, we recognized revenues and associated cost of revenues relating to that customer on a gross basis.

•           Handset design. Our handset design revenues increased to RMB15.3 million (US$2.4 million) in 2010 from nil in 2009, due to the consolidation of the results from our acquisition of the OWX Holding Group, which was completed in October 2010.

Cost of Revenues. Our cost of revenues increased by 220.1% to RMB42.9 million (US$6.8 million) in 2010 from RMB13.4 million in 2009, primarily due to the consolidation of the cost of revenues of our handset design business and an increase in our feature phone games sales.

•           Feature phone games. Our cost of revenues attributable to feature phone games increased by 144.8% to RMB32.8 million (US$5.2 million) in 2010 from RMB13.4 million in 2009, primarily due to the increase in cost of revenues of RMB19.4 million (US$3.1 million) resulting from the increase in our feature phone game sales and the transfer of customer contracts to us by Kuailefeng beginning in May 2010.

•           Handset design. Our cost of revenues attributable to handset design increased to RMB10.1 million (US$1.6 million) in 2010 from nil in 2009, due to the consolidation of the results from our acquisition of the OWX Holding Group, which was completed in October 2010.

Gross Profit and Gross Margin. As a result of the foregoing, our gross profit increased by 108.9% to RMB82.5 million (US$13.1 million) in 2010 from RMB39.5 million in 2009. Our gross margin decreased to 65.8% in 2010 from 74.7% in 2009, primarily due to the consolidation of the results from our acquisition of the OWX Holding Group, which was completed in October 2010, as our handset design business has lower gross margin than our other businesses.

•           Feature phone games. Our gross profit increased to RMB77.2 million (US$12.3 million) in 2010 from RMB39.5 million in 2009. The increase was primarily due to the significant increase in revenues from feature phone games, which increase was greater than the associated increase in cost of revenues. Our gross margin attributable to feature phone games was 70.2% in 2010 and 74.7% in 2009.

•           Handset design. Our gross margin attributable to handset design was 34.3% in 2010 compared to nil in 2009.

Operating Expenses. Our operating expenses increased by 115.3% to RMB21.1 million (US$3.4 million) in 2010 from RMB9.8 million in 2009 due to higher general and administrative,

research and development and selling expenses. General and administrative expenses as a percentage of net revenues decreased to 9.4% in 2010 from 9.6% in 2009 primarily due to our substantial increase in net revenues from 2009 to 2010. Research and development expenses as a percentage of net revenues decreased to 6.7% in 2010 from 8.8% in 2009 primary due to the consolidation of our handset design business and a substantial increase in feature phone games revenue. Selling expenses as a percentage of net revenues increased to 0.8% in 2010 from nil in 2009 primarily due to that we incurred cost of advertising in industry publications in 2010.

Operating Income. Our operating income increased by 110% to RMB61.3 million (US$9.7 million) in 2010 from RMB29.7 million in 2009. As a result of the cumulative effect of the above factors, the operating margin decreased to 48.9% in 2010 from 56.2% in 2009.

Changes in Fair Value of Contingently Returnable Consideration Assets. Our changes in fair value of contingently returnable consideration assets was a loss of RMB2.1 million (US$0.3 million) in 2010 from a loss of RMB0.9 million in 2009, primarily due to the effect from the satisfaction of contingent conditions which resulted in a decrease in the fair value of the VODone consideration shares that were subject to lock-up prior to release to the sellers of the Dragon Joyce Group, Bright Way and Tastech.

Income Tax. Our income tax expense was RMB18.6 million (US$3.0 million) in 2010 compared to income tax expense of RMB3.9 million in 2009, primarily due to the increase in pretax income. Our effective tax rate was 31.4% in 2010 compared to 13.5% in 2009. The higher effective tax rate in 2010 was partly due to the share-based compensation expenses we incurred in 2010, which was not tax deductable and for the period from October 27, 2009 to December 31, 2009, we had a tax holiday which reduced our tax expenses in such period, and that we recognized part of our unrecognized tax benefits in 2010.

Net Income. As a result of the foregoing, our net income increased by 63.5% to RMB40.7 million (US$6.5 million) in 2010 from RMB24.9 million in 2009.

The Period from January 1, 2009 to October 26, 2009 (the 2009 Predecessor Period) and the Period from October 27, 2009 to December 31, 2009 (the 2009 Successor Period)

Net Revenues. Our net revenues were RMB67.2 million for the 2009 predecessor period and RMB17.5 million for the 2009 successor period. The net revenues in both periods are due to revenues generated from our feature phone sales.

Cost of Revenues. Our cost of revenues was RMB31.9 million for the 2009 predecessor period and RMB5.1 million for the 2009 successor period. Cost of revenues incurred was from our feature phone sales, which included fees paid to handset companies and design houses or their agents for pre-installing our feature phone games and platforms onto feature phone handsets. Our cost of revenues in the 2009 successor period also included amortization of intangibles of RMB2.5 million as a result of our acquisition of the Dragon Joyce Group.

Gross Profit. As a result of the foregoing, our gross profit was RMB35.3 million for the 2009 predecessor period and RMB12.4 million for the 2009 successor period.

Operating Expenses. Our operating expenses consisting of general and administrative expenses and research and development expenses were RMB7.0 million for the 2009 predecessor period and RMB2.8 million for the 2009 successor period. Both amounts were due to staff salaries and headcounts, office rentals and depreciation and amortization expenses relating to equipment use.

Income Tax. Our income tax expense was RMB6.6 million for the 2009 predecessor period, compared to income tax benefit of RMB0.6 million for the 2009 successor period mainly due to tax holiday in 2009 of Beijing Dongganlefeng Information Technology Co., Ltd., a member of the Dragon Joyce Group, whose assets we acquired in 2009. Our effective tax rate was 23.3% for the 2009 predecessor period and negative 7.3% for the 2009 successor period.

Net Income. As a result of the foregoing, our net income was RMB21.8 million for the 2009 predecessor period and RMB9.3 million for the 2009 successor period.

Selected Quarterly Results of Operations

The following table presents our unaudited consolidated quarterly results of operations for the four quarters ended December 31, 2011. You should read the following table in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our audited consolidated financial statements. This unaudited consolidated financial information includes all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair representation of our financial position and results of operations for the quarters presented. Our operating results for any particular quarter are not necessarily indicative of our future results. Our limited operating history makes it difficult to predict future operating results. The historical quarterly results presented below are not necessarily indicative of the results that may be expected for any future quarters or periods.

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2011	2011	2011	2011
	RMB	RMB	RMB	RMB
	(in thousands)
Net revenues
Feature phone games	37,210	37,300	35,509	32,407
Smartphone games	11,755	16,042	16,174	18,397
Handset design	8,718	9,397	11,409	9,170
Total net revenues	57,683	62,739	63,092	59,974

Cost of revenues
Feature phone games	(13,733)	(15,401)	(15,091)	(17,111)
Smartphone games	(4,004)	(3,982)	(4,640)	(5,348)
Handset design	(4,660)	(6,829)	(9,301)	(8,247)
Total cost of revenues	(22,397)	(26,212)	(29,032)	(30,706)

Gross profit
Feature phone games	23,477	21,899	20,418	15,296
Smartphone games	7,751	12,060	11,534	13,049
Handset design	4,058	2,568	2,108	923
Total gross profit	35,286	36,527	34,060	29,268

Operating expenses
Selling expenses	(1,186)	(1,550)	(2,405)	(2,420)
General and administrative expenses	(3,974)	(5,703)	(3,939)	(2,647)
Research and development expenses	(3,935)	(4,460)	(6,682)	(9,489)
Total operating expenses	(9,095)	(11,713)	(13,026)	(14,556)
Changes in fair value of contingently returnable consideration assets	(760)	(2,870)	11,163	31,913
Interest income	135	214	275	303
Other income	18	86	99	89
Income tax (expenses) benefits	(8,682)	(8,353)	(8,411)	61,373
Net income	16,902	13,891	24,160	108,390

Our net revenues generally increased in the first three quarters of 2011 primarily due to increases in smartphone game and handset design sales. The increase in smartphone game sales was due mainly to an increase in the number of paying accounts that subscribe to our single player game bundles, while handset design sales increased mainly due to an increase in the revenue contribution from design orders, including sourcing components for customers. During the fourth quarter of 2011, sales in feature phone games and handset design decreased while smartphone revenues continued to grow.

Our selling and marketing expenses generally increased during 2011, primarily due to our focus on increasing marketing efforts to attract more users to our games. Our general and administrative expenses generally decreased primarily due to our achievement of scale, despite higher salary costs of staff caused by the increase in headcount. Our research and development expenses increased as we grew our research and development staff to expand our feature phone and smartphone game development capabilities.

Our net income generally increased from quarter to quarter. Out net income increased significantly in the fourth quarter primarily due to (i) an increase in the fair value of contingently returnable consideration assets, (ii) reversals of the deferred tax liabilities arising from the aggregate undistributed earnings of Yingzheng and the difference between the book basis and the tax basis in the investment in Yingzheng, and (iii) the tax benefits that were recognized as a result of the tax position Shenzhen Douwan took in 2011.

Our quarterly results of operations are less affected by seasonal trends and more by the life span and the build-up and phase-out periods of our mobile games. We generally experience lower user traffic and acquire fewer new users for our games during the build-up and phasing-out periods of the games. Many of our new games, especially mobile social games, require significant build-up periods during which users are first introduced to the games and the games increase in popularity among our users. See “Risk Factors—Risks Related to Our Business—Our business depends on our ability to continue to attract new and retain existing users.” We do not believe that seasonality will impact our results of operations significantly in the future. We expect that as we build up a large and diversified portfolio of feature phone and smartphone games, particularly single-player games and mobile social games for both types of handsets, our quarterly results of operations will become less volatile.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated.

	From	From
	January 1,	October 27,
	2009 to	2009 to
	October 26,	December 31,	For the Year Ended December 31,
	2009	2009	2010	2011
	(predecessor)	(successor)	(successor)	(successor)	(successor)
	RMB	RMB	RMB	RMB	US$
		(in thousands)
Net cash generated from operating activities	5,246	5,654	71,836	108,461	17,233
Net cash (used in) generated from investing activities	(420)	3	26,656	(16,584)	(2,635)
Net cash generated from (used in) financing activities	—	—	—	(8,400)	(1,335)
Exchange rate effect on cash and cash equivalents	—	—	(111)	(278)	(44)
Net increase in cash and cash equivalents	4,826	5,657	98,381	83,199	13,219
Cash and cash equivalents at beginning of the period	532	—	5,657	104,038	16,530
Cash and cash equivalents at end of the period	5,358	5,657	104,038	187,237	29,749

We have financed our operations primarily through cash from operations. We did not have any short-term or long-term bank borrowings outstanding as of December 31, 2009, 2010 and 2011. Our cash position improved from 2009 to 2010 and 2011 primarily as a result of the expansion in our operations. As of December 31, 2010 and 2011, we had RMB104.0 million and RMB187.2 million (US$29.7 million), respectively, in cash and cash equivalents. Our principal uses of cash have historically consisted of working capital. Our cash and cash equivalents consist of cash on hand and bank deposits placed with commercial banks in China and Hong Kong.

We believe that our current levels of cash balances and cash flows from operations will be sufficient to meet our anticipated cash needs to fund our operations for at least the next 12 months, assuming we receive no proceeds from this offering. We will use the net proceeds from this offering to expand our business operations as disclosed under “Use of Proceeds.” In addition, we may need additional cash resources in the future if we experience adverse business conditions or other developments or if we find and wish to pursue opportunities for investment, acquisitions, strategic cooperations or other similar actions.

Since we are a holding company, our ability to pay dividends and meet other cash needs relies principally on the dividends paid by our PRC subsidiaries. A part of our business also depends on service fees and management fees payable by our VIE, Yingzheng, to Yitongtianxia under the technology services agreement, market promotion agreement and a supplementary agreement between our VIE and Yitongtianxia. Earnings of our PRC subsidiaries would be paid to our offshore intermediate holding companies, and from these companies to us, mainly through dividend distributions. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. As of December 31, 2011, our PRC subsidiaries had an aggregate accumulated profit of RMB133.8 million (US$21.3 million) as determined under the applicable Chinese accounting standards, consisting of RMB1.6 million accumulated losses from certain PRC subsidiaries. The primary difference between accumulated profits calculated pursuant to PRC accounting standards and regulations as compared to accumulated profits calculated pursuant to U.S. GAAP as presented in the Company’s financial statements relates to the recognition of liabilities for unrecognized tax benefits and the related interest and penalties in accordance with ASC 740 under U.S. GAAP. Our relevant PRC subsidiaries are not able to distribute dividends to us until the accumulated losses have been made up.

In addition, each of our subsidiaries and our VIE in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The amounts restricted net assets include paid-in capital and general or statutory reserve funds of our PRC subsidiaries and VIE, as determined pursuant to PRC generally accepted accounting principles, totaled RMB44.8 million (US$7.1 million) as of December 31, 2011. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict the ability of our PRC subsidiaries to pay dividends and make other distributions to us.

In utilizing the proceeds of this offering, as an offshore holding company, we intend to finance our PRC subsidiaries primarily through capital contributions by increasing their registered capital, subject to PRC governmental approvals and registrations. In addition, we may provide additional funding to our PRC subsidiaries through shareholder loans. Under PRC law, the foreign currency loans borrowed by our PRC subsidiaries from us or other foreign lenders should not exceed the differences between their respective approved total investment amount and registered capital, and shall be registered with SAFE. Furthermore, any capital contributions we make to our PRC subsidiaries shall be approved by MOFCOM or its local counterparts. As of December 31, 2011, our PRC subsidiaries were able to borrow US$1.2 million in foreign currency loans, subject to applicable PRC governmental approvals and registrations. These limits may be increased in correspondence with the increases of the total investment amounts and registered capitals of our PRC subsidiaries, subject to the PRC governmental approvals and registrations. Currently, we do not expect that the amount of foreign exchange loans to be incurred by our PRC subsidiaries will exceed the above limit in the foreseeable future. However, should the amount of foreign currency loans we need to borrow exceed the limit, we cannot assure you that we will be able to obtain these governmental approvals or registrations on a timely basis, if at all. Failure to obtain these governmental approvals or registrations could limit our ability to use the proceeds we receive from this offering and to capitalize or otherwise fund our PRC operations, which could adversely and materially affect our liquidity and our ability to fund and expand our business. We may need to seek alternative funding sources. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or capital contributions to our PRC operating subsidiaries, which could materially adversely affect our liquidity and ability to fund and expand our busines.”

In addition, our PRC legal counsel, Guantao Law Firm, is of the opinion that prior CSRC approval for this offering is not required because we are not an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals as defined by the New M&A Rules. If the CSRC or other PRC regulatory agencies subsequently determine that prior CSRC approval was required under the M&A Rules for the listing and trading of our ADSs on the New York Stock Exchange, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies, which could materially adversely affect the timing of this offering, our use of proceeds from this offering and our ability to fund our PRC subsidiaries. See “Risk Factors—Risks Relating to Doing Business in China—We may be required to obtain approval of the China Securities Regulatory Commission, or the CSRC, before listing and trading our ADSs on the New York Stock Exchange.”

Operating Activities

Net cash from operating activities was RMB108.5 million (US$17.2 million) in 2011, while our net income was RMB163.3 million (US$26.0 million). The difference was due primarily to amortization of intangible assets to RMB19.7 million (US$3.1 million) and a decrease in amounts due from related parties of RMB16.6 million (US$2.6 million) due to fewer transactions going through Kuailefeng as we transferred their customers to us and a number of service providers ceasing to be our related parties, offset by adjustments to changes in fair value of contingently returnable consideration assets to RMB39.4 million (US$6.2 million) due to that a greater amount than expected of the consideration shares from our acquisitions of Dragon Joyce Group and OWX Holding Group were returned to VODone and an increase in accounts receivable of RMB19.1 million (US$3.0 million) due to increased receivable from service providers because China Mobile lengthened its payment period to our service providers from an average of 70 to 80 days in 2010 to an average of 120 to 150 days in 2011.

Net cash from operating activities was RMB71.8 million in 2010, while our net income was RMB40.7 million. The difference was primarily due to adjustments in amortization of other intangible assets of RMB10.5 million and share-based compensation expenses of RMB6.9 million and movements in cash, including increase in amounts of RMB5.8 million due to related parties as a result of our acquisition of inventories of Bright Way and Tastech and an increase in unrecognized tax benefits of RMB17.2 million, which were partially offset by increases in accounts receivable of RMB16.8 million including receivables from service providers.

Net cash from operating activities was RMB5.7 million for the period from October 27, 2009 to December 31, 2009, while our net income was RMB9.3 million. The difference was primarily due to increases in amount due from related parties of RMB12.6 million, which represented the amount of service fees due from Kuailefeng.

Net cash from operating activities was RMB5.2 million for the period from January 1, 2009 to October 26, 2009, while our net income was RMB21.8 million. The difference was primarily due to increases in prepayments and other current assets of RMB17.8 million in connection with our feature phone game sales, which were partially offset by an increase in unrecognized tax benefits of RMB4.6 million.

Investing Activities

Net cash used in investing activities was RMB16.6 million (US$2.6 million) in 2011 primarily due to our acquisition of property and equipment of RMB5.0 million (US$798,000) for the purchases of additional equipment and renovation of certain of our newly-leased office spaces and our acquisition of intangible assets of RMB11.6 million (US$1.8 million) for the acquisition of additional games.

Net cash from investing activities was RMB26.7 million in 2010, primarily due to cash acquired from our acquisition of the 3GUU Group of RMB27.0 million, partially offset by our acquisition of property and equipment of RMB0.3 million.

Net cash from investing activities was approximately RMB3,000 for the period from October 27, 2009 to December 31, 2009, primarily due to cash acquired from our acquisition of the Dragon Joyce Group of RMB131,000, partially offset by our acquisition of property and equipment of RMB128,000.

Net cash used in investing activities was RMB0.4 million for the period from January 1, 2009 to October 26, 2009, primarily due to our acquisition of property and equipment of RMB0.4 million.

Financing Activities

Net cash used in financing activities was RMB8.4 million (US$1.3 million) in 2011, due to dividend paid in December 2011 for the purpose of distributing the undistributed retained earnings of the OXW Group to their respective shareholders. There was no cash flow from financing activities in 2009 and 2010.

Capital Expenditures

We had capital expenditures of approximately RMB375,000 for the period from January 1, 2009 to October 26, 2009 and RMB128,000 for the period from October 27, 2009 to December 31, 2009, RMB0.3 million in 2010 and RMB16.6 million (US$2.6 million) in 2011 for purchases of equipment, primarily computers and servers, in connection with the significant increase in our paying user accounts and our handset design business. Due to the nature of our business, we do not have high capital expenditures.

In 2012, we expect to use capital expenditures primarily for purchases of additional servers, computer game software, equipment and leasehold improvements as we expand our business. Specifically, we will continue to

•           purchase equipment to expand our feature phone and smartphone game development capabilities;

•           grow our research and development staff; and

•           purchase equipment to support the expansion and enhancement of our Douwan social game platform and Funbox game downloading platform.

We expect that our capital expenditures will increase in the future as our business continues to develop and expand and as we make technological improvement to our game development infrastructure and purchases other intangible assets such as additional games and software.

Contractual Obligations and Capital Commitments

The following table sets forth our contractual commitments as of December 31, 2011.

Payment Due by Period
		Less			More
		than			than
Contractual Obligations	Total	1 year	1 - 3 years	3 - 5 years	5 years
(In thousands of RMB)
Operating lease commitments	12,132	3,614	5,668	2,850	—

Other than these operating lease commitments with initial terms exceeding one year, we do not have other material commitments or long-term obligations as of December 31, 2010. These operating lease obligations relate to lease agreements with lessors of our offices in China, including offices in Beijing, Guangzhou and Shenzhen, under leases with terms ranging from one to five years.

Off-balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholder’s equity, or that are not reflected in our consolidated combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Exchange Risk

Our revenues and purchases from our PRC subsidiaries and Yingzheng, our VIE, are primarily denominated in Renminbi. Our assets and liabilities are also denominated in Renminbi, except for cash held in other currencies, which included US$1.3 million as of December 31, 2011. As a result, fluctuations in the exchange rates between the U.S. dollar and Renminbi may affect our results of operations and financial condition, but not significantly. Such fluctuations will also affect us with respect to the translation of the net proceeds that we will receive from this offering into Renminbi. The Renminbi’s exchange rate with the U.S. dollar is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under this policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. For almost two years after reaching a high against the U.S. dollar in July 2008, the Renminbi traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would increase the Renminbi exchange rate flexibility and since that time the Renminbi has gradually appreciated against the U.S. dollar. However, it remains unclear how this flexibility might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar.

To the extent that we need to convert U.S. dollars we receive from this offering or other financing activities into the Renminbi for our operations or other uses within the PRC, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. On the other hand, a decline in the value of the Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of ADSs. As of December 31, 2011, we had U.S. dollar-denominated cash balances of US$1.3 million. Assuming we had converted the US$1.3 million into the Renminbi at the exchange rate of US$1.00 for RMB6.2939 as of December 31, 2011, this cash balance would have been RMB8.2 million. Assuming a 5% appreciation of the RMB against the U.S. dollar, this cash balance would have decreased to RMB7.8 million (US$1.2 million) as of December 31, 2011.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to finance income generated by excess cash invested in demand deposits with original maturities of three months or less. We have not used any derivative financial instruments to manage our interest risk exposure. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. However, our future finance income may be lower than expected due to changes in market interest rates.

Inflation Risk

In recent years, inflation has not had a material impact on our results of operations. According to a report issued by the National Bureau of Statistics of China on February 28, 2011, the change in China’s Consumer Price Index decreased by 0.7% in 2009 and increased 3.3% in 2010. If inflation rises, it may materially and adversely affect our business.

Credit Risk

As of December 31, 2011, all of our cash was deposited in financial institutions located in the PRC, which management believes are of high credit quality. We have not experienced any losses on deposits of cash and cash equivalents.

Accounts receivable are typically unsecured and derived from revenue earned from customers and agents in the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations we perform on our counterparties and our ongoing monitoring process of outstanding balances. 2.7% and 19.0% of our total net revenues were derived from our customers, Shenzhen Chuangshi Interactive Technology Co., Ltd. and Jiangsu Mobile Communications Co., Ltd., respectively, for the year ended December 31, 2011. 12.6% of our total net revenues was derived from one customer, namely Shenzhen Chuangshi Interactive Technology Co., Ltd., for the year ended December 31, 2010. 25.9% of our total revenues was derived through four mobile service providers, all our related parties, namely Shenzhen Provider Technology Co., Ltd., or Shenzhen Provider, Shenzhen Huazhongtianxun Technology Co., Ltd., or Huazhongtianxun, Beijing Changshi Jiaren Technology Development Co., Ltd., or Changshi Jiaren, and Beijing Shidai Xunda Technology Co,. Ltd., or Shidai Xundai, in 2010. 23.1% and 100% of our total revenue for the year ended December 31, 2010 and the period from October 27, 2009 to December 31, 2009 was derived from our predecessor, Kuailefeng.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 clarifies the application of existing fair value measurement and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. ASU 2011-04 is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. We do not expect the adoption of ASU 2011-04 will have a significant effect on its consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which eliminates the current option to report other comprehensive income and its components in the statements of shareholders’ equity. Instead, an entity will be required to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers the ASU 2011-05 requirement that companies present reclassification adjustments for each component of other comprehensive income in both net income and other comprehensive income on the face of the financial statements and the requirement to report reclassification adjustments in interim periods. The amendments in ASU 2011-05 and ASU 2011-12 should be applied retrospectively and are effective for fiscal years and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. We early adopted ASU 2011-05 in 2011 by presenting items of net income and other comprehensive income in one continuous statement, the Consolidated Statements of Comprehensive Income. Prior years’ comparative information has been rearranged to conform to the presentation in accordance with ASU 2011-05.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other, which is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We do not expect the adoption of ASU 2011-08 will have a significant effect on our consolidated financial statements.

OUR CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Our company, China Mobile Games and Entertainment Group Limited, was incorporated in the Cayman Islands as an exempted limited liability company on January 20, 2011 by VODone as its wholly-owned subsidiary. Our business was acquired through three separate transactions by VODone in 2009 and 2010 and was operated by VODone through various subsidiaries and a VIE, until our reorganization effective August 23, 2011.

Acquisition of Dragon Joyce Group

In October 2009, VODone entered into a share purchase agreement to acquire a 70% equity interest in Dragon Joyce, which focuses on developing, operating and marketing mobile games on feature phones through its PRC subsidiaries. As a result of the acquisition, VODone, King Reach Limited and Greatfaith Group Limited owned 70%, 25% and 5% of Dragon Joyce, respectively. The total consideration for the acquisition was RMB216.4 million (US$34.4 million), which was settled with HK$40 million (US$5.2 million) in cash and 100,789,333 newly issued ordinary shares of VODone. Two-thirds of the consideration shares were subject to certain lock-up restrictions and downward adjustments, depending on whether the actual audited net profit before tax of the Dragon Joyce Group meets the profit targets of RMB13.75 million (US$2.2 million) for the period from October 1, 2009 to December 1, 2009, RMB71.5 million (US$11.4 million) in 2010 or RMB85.8 million (US$13.6 million) in 2011. As of December 31, 2011, none of the consideration shares remained subject to lock-up restrictions and 15,477,154 shares were released back to VODone. Huiyou, a subsidiary of Dragon Joyce, purchased substantially all of the assets of our predecessor, Kuailefeng, as a part of this acquisition.

Acquisition by OWX Holding Group

In October 2010, OWX HK acquired substantially all of the assets of Bright Way. Concurrently, OWX Beijing acquired substantially all of the assets of Tastech, the PRC operating company of Bright Way and transferred the assets of Tastech to its subsidiary, Zhongtuo. The first asset purchase agreement was subsequently novated to OWX Holding, a holding company incorporated in December 2009 in the British Virgin Islands for the purposes of holding 100% equity interest in OWX HK, which in turn owns 100% equity interest in OWX Beijing. Prior to our reorganization, VODone and Realphone Technology Co., Ltd, owned 70% and 30% equity interests in OWX Holding, respectively. As a result of these transactions, OWX Holding, through its 100% ownership in OWX HK, beneficially owns 100% of Zhongtuo which operates our handset design house. The total consideration for the acquisition was RMB77.5 million (US$12.3 million), which was settled with RMB20.0 million (US$3.2 million) in cash, 28,694,372 newly issued ordinary shares of VODone and 30% newly issued ordinary shares in OWX Holding. The consideration shares were subject to certain lock-up restrictions and downward adjustments, depending on whether the actual audited net profit before tax of OWX Holding meets the profit targets of RMB10 million (US$1.6 million) in 2010, RMB36 million (US$5.7 million) in 2011 and RMB50 million (US$7.9 million) in 2012. As of December 31, 2011, 1,737,887 of the consideration shares remained subject to lock-up restrictions and adjustments and 21,217,611 shares were released back to VODone.

Acquisition of 3GUU Group

In December 2010, Action King, VODone’s wholly-owned subsidiary incorporated in the British Virgin Islands, entered into a share purchase agreement to acquire a 70% equity interest in 3GUU BVI from Trilogic Investments Limited, or Trilogic, CMHJ Technology Fund II, L.P. and Natixis Ventech China AB. As a result of this transaction, Action King and Trilogic owned 70% and 30% of 3GUU

BVI, respectively. 3GUU BVI focuses on developing, operating and marketing mobile games on smartphones through its subsidiaries and VIE in the PRC. The total consideration for the acquisition was approximately HK$233.4 million (US$37.1 million), which was settled with approximately HK$68.8 million (US$9.0 million) in cash and 68,600,000 newly issued ordinary shares of VODone. The consideration shares were subject to certain lock-up restrictions and downward adjustments, depending on whether the actual audited net profit before tax of 3GUU BVI meets the profit targets of RMB1.67 million (US$0.27 million) for the period from December 1, 2010 to December 31, 2010, RMB35 million (US$5.6 million) in 2011, RMB50 million (US$7.9 million) in 2012 or RMB75 million (US$11.9 million) in 2013. As of December 31, 2011, 27,440,000 of the consideration shares remained subject to lock-up restrictions and adjustments and none had been released back to VODone.

Our Reorganization

On August 23, 2011, we entered into a series of share swap agreements with VODone and the minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI. As a result of these transactions, (a) we acquired the interests of (i) Dragon Joyce in the feature phone mobile game business operated by Beauty Wave Limited, or Beauty Wave, and China Wave Limited, or China Wave, (ii) OWX Holding in the handset design business operated by OWX HK, and (iii) 3GUU BVI in the smartphone mobile game business operated by 3GUU BVI, and (b)VODone became the beneficial owner of 70.2% of our equity interests through its 100% equity interests in each of Dragon Joyce, OWX Holding and Action King, while the former minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI collectively owned 29.8% of our equity interests.

Our acquisition of the three businesses was accomplished through the following transactions:

•           we issued a total of 106,500,000 ordinary shares to Dragon Joyce in exchange for 100% of the equity interests in each of Beauty Wave and China Wave;

•           we issued 38,000,000 ordinary shares to King Reach Limited in exchange for its 25% equity interests in Dragon Joyce acquired by VODone;

•           we issued 7,600,000 ordinary shares to Greatfaith Group Limited in exchange for its 5% equity interests in Dragon Joyce acquired by VODone;

•           we issued 43,500,000 ordinary shares to OWX Holding in exchange for 100% of the equity interests in OWX HK;

•           we issued 18,600,000 ordinary shares to Realphone Technology Co., Ltd in exchange for its 30% equity interests in OWX Holding acquired by VODone;

•           we issued 59,999,000 ordinary shares to Action King in exchange for its 70% equity interests in 3GUU BVI; and

•           we issued 25,800,000 ordinary shares to Trilogic in exchange for its 30% equity interests in 3GUU BVI.

Pursuant to the share swap agreements with the former minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI, these minority shareholders are subject to lock-up restrictions in dealing in or disposing of their holdings of our ordinary shares over a three-year period beginning from the completion of our initial public offering.

On August 23, 2011, we effected a 2,500,000 ordinary share rights offering to our existing shareholder, VODone, for a subscription price of US0.001 per ordinary share.

On October 27, 2011, Dragon Joyce repurchased options to purchase 0.4362% of the equity interest in Dragon Joyce from certain non-employee directors of the Dragon Joyce Group in exchange for 418,268 of our ordinary shares.

On October 28, 2011, OWX Holding repurchased options to purchase 1.2848% of the equity interest in OWX Holding from certain non-employee directors of the OWX Group in exchange for 418,268 of our ordinary shares.

On October 29, 2012, 3GUU BVI repurchased all options it had previously granted to non-employee directors in exchange for 15,917.82 ordinary shares of 3GUU BVI. Concurrently, we entered into a share swap agreement to acquire the 15,917.82 ordinary shares of 3GUU BVI from the non-employee directors in exchange for 229,550 of our ordinary shares.

On March 23, 2012, we (i) transferred all of the equity interests in Beauty Wave and China Wave to HYD Holding Limited, a company incorporated under the laws of the British Virgin Islands that is wholly-owned by us; (ii) transferred all of the equity interests in OWX HK to OWX Development Limited, a company incorporated under the laws of the British Virgin Islands that is wholly-owned by OWX Group Limited, a company incorporated under the laws of the British Virgin Islands that is wholly-owned by us; and (iii) transferred all of the equity interest in 3GUU BVI to 3GUU Holding Limited, a company incorporated under the laws of the British Virgin Islands that is wholly-owned by us.

Share Purchase Agreement

On March 21, 2012, we and VODone entered into a shares purchase agreement with MediaTek, Inc., or MediaTek, Core Tech, a subsidiary of MediaTek, and PVG, pursuant to which Core Tech and PVG agreed to subscribe for 15,450,144 and 11,035,817 shares of our ordinary shares, respectively, for consideration of US$7 million and US$5 million, respectively. Core Tech’s investment was made in connection with MediaTek and our intention to further develop our cooperative relationship. These ordinary shares contain a liquidation preference, as well as a right to put back the shares after one year, which rights will terminate upon the completion of this offering. The closing of the transaction is subject to customary closing conditions and is expected to occur before April 21, 2012.

Our Contractual Arrangements with VIE

Yitongtianxia, our PRC operating subsidiary, is a wholly foreign-owned enterprise and is subject to PRC legal restrictions on foreign ownership in the telecommunications sector. See “Regulations.” Accordingly, we conduct business activities relating to the development, operation and marketing of mobile games on smartphones primarily through Yingzheng, our VIE. The registered shareholders of Yingzheng are Yongchao Wang, De Liang and Feng Zheng, each of whom is our officer or employee. We are in the process of transferring all of the equity interests in Yingzheng to Dr. Lijun Zhang, our chairman, and entering into contractual arrangements with Dr. Zhang and Yingzheng. Transferring all of the equity interests in Yingzheng to Dr. Zhang will allow us to manage our relationship with Yingzheng more effectively by limiting the number of Yingzheng shareholders, whose performance and cooperation we depend upon to maintain control, to just Dr. Zhang, whose interests by virtue of his share ownership and position in our company are closely aligned with ours. Through contractual arrangements with Yingzheng and its registered shareholders, we bear the economic risks and receive the economic benefits of Yingzheng. Although we do not have an equity interest in Yingzheng, due to the nature of these contractual arrangements, we have consolidated the financial results of Yingzheng into our financial statements in order to fairly present our financial position and results of operations. Yitongtianxia has entered into contractual arrangements with Yingzheng and its registered shareholders, which enable us to:

•           exercise effective control over Yingzheng;

•           receive substantially all of the economic benefits from Yingzheng as if we were its sole shareholder; and

•           have an exclusive option to purchase all of the equity interests in Yingzheng when and to the extent permitted by PRC law.

Exclusive Call Option Agreement

Yitongtianxia entered into an option agreement with Yingzheng’s registered shareholders, pursuant to which Yitongtianxia or its designated person have the exclusive option to purchase, when and to the extent permitted under PRC law, all of the equity interests in Yingzheng. The exercise price for the options to purchase all of the equity interests in Yingzheng is the minimum amount of consideration permissible under PRC law. This option agreement provides, among other things, that without Yitongtianxia’s prior written consent, the registered shareholders of Yingzheng may not transfer, encumber, grant security interest in, or otherwise dispose of any equity interests in Yingzheng.

Exclusive Management, Technology Services and Market Promotion Agreement

Yitongtianxia entered into an exclusive management, technology services and market promotion agreement with Yingzheng, which provides that without the prior written consent of Yitongtianxia, Yingzheng may not engage in any transaction that may substantially alter its business, assets, operations, employees or other relevant rights and obligations, including, but not limited to:

•           Yingzheng may not sell, lease or abandon all or a substantial part of its assets, nor may it sell, transfer, mortgage or abandon any of its intellectual properties (other than in the ordinary course of its business);

•           Yingzheng may not cease, suspend or amend its current business, scope of business, or business model;

•           Yingzheng’s registered capital or equity holding structure may not be altered;

•           the articles of association of Yingzheng should not be supplemented or modified;

•           the profit after tax of Yingzheng may not be distributed; and

•           no resolution may be passed to allow Yingzheng to dissolve, merge with any third party, or undertake any reorganization or liquidation;

Loan Agreement

Under a loan agreement between Yitongtianxia and the registered shareholders of Yingzheng, Yitongtianxia agreed to extended loans of an aggregate principal amount up to RMB20 million (US$3.2 million) to the registered shareholders of Yingzheng. The registered shareholders obtained the loans to contribute registered capital to Yingzheng or provide shareholder’s loan to Yingzheng, which funds should be used by Yingzheng for its normal business operation and expansion. The term of the loan is 10 years and it will automatically extend for another 10 years unless we, in our sole discretion, object. As of December 31, 2011, Yingzheng’s shareholders have not drawn down any loans from Yitongtianxia.

Equity Pledge Agreement

Under Yitongtianxia’s equity pledge agreement with Yingzheng and its registered shareholders, the registered shareholders of Yingzheng pledged all of their equity interests in Yingzheng to Yitongtianxia to secure performance of the obligations of the registered shareholders and Yingzheng under the various contractual arrangements. If Yingzheng or any of its registered shareholders breach any of their respective contractual obligations under these agreements, Yitongtianxia, as pledgee, will be entitled to exercise certain rights, including the right to obtain compensation from a sale of the pledged equity interests, with the priority over other creditors. The registered shareholders of Yingzheng agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interests in Yingzheng without Yitongtianxia’s prior written consent. The above share pledge has been registered with the relevant local branch of the State Administration for Industry and Commerce in China.

Technology Services Agreement

Under a technology services agreement dated August 6, 2010 between Yitongtianxia and Yingzheng and a supplementary agreement dated January 6, 2011, Yitongtianxia agreed to provide Yingzheng with technology support and market promotion services related to Yingzheng’s mobile game business. Yingzheng agreed to distribute 40% of its income generated from the game products developed under the technology services agreement (after deducting taxes and expenses) to Yitongtianxia on a monthly basis from August 6, 2010 to August 5, 2013. The term of the agreement is three years and it will automatically extend for another three years unless we, in our sole discretion, object.

Agreement for Voting Proxies

Under an agreement for voting proxies, among Yitongtianxia, Yingzheng and its registered shareholders, each registered shareholder of Yingzheng has appointed Yitongtianxia to be his or her attorney, and irrevocably authorize Yitongtianxia to vote on his or her behalf on all matters concerning Yingzheng that may require shareholders’ approval. Pursuant to a supplementary agreement to the voting proxy agreement dated December 30, 2010, in consideration of Yitongtianxia’s provision of management services to Yingzheng, Yingzheng will pay to Yitongtianxia management fees amounting to Yingzheng’s annual revenues net of operating costs, expenses, and applicable taxes.

Supplementary Agreements

On December 30, 2010, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders. Under this supplementary agreement, Yingzheng has agreed to pay an annual management fee to Yitongtianxia based on annual revenue of Yingzheng minus actual operating costs, other costs of Yingzheng, which include fees paid under the technology services agreement, and taxes paid by Yingzheng.

On August 23, 2011, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders. Under this supplementary agreement: (i) prior to Yitongtianxia exercising its option to acquire Yingzheng, Yingzheng’s shareholders cannot declare any dividends or distribute any residual profits without the consent of Yitongtianxia; (ii) any funds, including dividends distributed out of Yingzheng’s residual profits, received by Yingzheng’s shareholders or any persons designated by Yingzheng’s shareholders, will be remitted in full to Yitongtianxia; (iii) the consideration received by Yingzheng’s shareholders upon the exercising of Yitongtianxia’s option to acquire Yingzheng must be immediately remitted to Yitongtianxia or any persons designated by Yitongtianxia; and (iv) Yitongtianxia has the unilateral right to change the service fee amount under the exclusive management, technology services and market promotion agreement. In addition, the supplementary agreement clarified that Yitongtianxia was obligated to provide continuous financial support to Yingzheng for operations from October 2009 to August 2011.

On December 16, 2011, 3GUU BVI agreed to provide financial support to Yingzheng, our VIE, for its operations. In addition, pursuant to a power of attorney agreement entered into by Yitongtianxia and 3GUU BVI, Yitongtianxia re-assigned the rights to attend Yingzheng shareholders’ meetings and to vote on all of the matters in Yingzheng that require shareholders’ approval irrevocably entrusted to it by shareholders of Yingzheng to 3GUU BVI. Accordingly, as a result of the power to direct the activities of Yingzheng pursuant to the power of attorney agreement and the obligation to absorb the expected losses of Yingzheng through financial support, Yitongtianxia ceased to be and 3GUU BVI became the primary beneficiary of Yingzheng.

Cooperation Agreement between Huiyou and Yingzheng

On August 22, 2011, Huiyou and Yingzheng entered into a cooperation agreement. Pursuant to the agreement, once an online mobile game Huiyou has developed is ready to be commercialized, Huiyou licenses the game to and receives royalties from Yingzheng, which operates the game in its own name. Yingzheng currently holds all of the required licenses and certificates for online mobile game operations. Yingzheng entrusts Huiyou to enter into contracts with handset companies and design houses to pre-install the licensed game in handsets and with other mobile service providers for the collection of payments from end-users, for which Yingzheng pays commissions to Huiyou. Mobile network operators and service providers are responsible for collecting payments from game players and for paying the contracted portion of the payments to Huiyou, who receives them on behalf of Yingzheng, the operator of the game. Huiyou then shares the payments it receives with Yingzheng. Unless there is a material default or fraud on the part of either party, neither party may terminate the cooperation agreement without mutual consent. Neither party may assign its respective rights or obligations to a third party without the other’s consent. The agreement is for a term of five years and is subject to annual reviews by both parties for necessary amendments or supplements.

Our Corporate Structure

The following diagram illustrates our corporate structure after our reorganization and immediately prior to this offering.

(1)         On August 24, 2011 and March 16, 2012, we issued 1,220,000 and 639,000 ordinary shares, respectively, to certain of our directors and officers, which shares contain transfer restrictions. In October 2011, we, Dragon Joyce and OWX Holding issued or transferred a total of 533,042, of our ordinary shares to each of Dr. Lijun Zhang, our chairman, and Mr. Hendrick Sin, our vice chairman, as consideration for the repurchase of share options held by Dr. Zhang and Mr. Sin in certain of our subsidiaries. See “Management—Compensation of Directors and Executive Officers—Share Options” for more information.

(2)        Yingzheng is our VIE in China. Its current registered shareholders are Yongchao Wang, our chief executive officer, De Liang and Feng Zheng, both 3GUU BVI’s officers, for 76.0%, 4.0% and 20.0% of Yingzheng’s shares, respectively. To manage our relationship with Yingzheng more effectively, we are in the process of transferring all of the equity interests in Yingzheng to Dr. Zhang and entering into contractual arrangements with Dr. Zhang and Yingzheng.

OUR RELATIONSHIP WITH VODONE

Our Relationship with VODone

We were a business unit within VODone Limited, or VODone, a company listed on the Main Board of the Hong Kong Stock Exchange, prior to our reorganization as a separate subsidiary of VODone. VODone is a state-affiliated leading new media company in China that operates a nation-wide audio-video broadband transmission platform for China, delivering a range of cross media telecommunications contents and value-added services through the Internet. In addition to self-produced programs and contents, such as news clippings, VODone also engages in content management and provision of advertising services and lottery related business in China.

Our Relationship with VODone Following this Offering

Upon the completion of this offering, VODone will continue to be our controlling shareholder, with a shareholding of         % and         % of our outstanding Class A and Class B ordinary shares, respectively, and control of         % of the voting power of the combined total of our outstanding Class A and Class B ordinary shares, assuming the underwriters do not exercise the over-allotment option and assuming that the entire assured entitlement distribution to VODone’s shareholders is made in ADSs. Pursuant to Practice Note 15 under the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, in connection with this offering, VODone must distribute to its shareholders a certain portion of our shares that it currently holds as an assured entitlement. VODone currently intends to provide an assured entitlement with an aggregate value of approximately HK$         million (approximately US$         million). For more information on assured entitlement distribution required under Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, see “Principal Shareholders—VODone Hong Kong Stock Exchange Matters—Assured Entitlement Distribution.”

Non-Compete Agreement

On October 21, 2011, we entered into a Non-Compete Agreement with VODone under which VODone agreed not to engage or assist any of its subsidiaries in engaging in the mobile game development and operation or the handset design business in China without our consent. Although VODone may purchase or acquire up to 20% of any class of securities of any enterprise that is in business competition with us, it may not participate in the activities of that enterprise if such securities are listed on a stock exchange. In addition, VODone agreed not to, and to procure its subsidiaries not to, solicit our employees and clients. The Non-Compete Agreement will terminate on the earliest of (i) five years after the completion of this offering, (ii) when VODone owns less than 30% of our outstanding share capital on a fully diluted basis, or (iii) the date on which our shares or ADSs cease to be listed on a stock trading market anywhere in the world. As a result, we are the sole mobile game company in the VODone group.

On October 21, 2011, we entered into an administrative services agreement with VODone, pursuant to which VODone agreed to provide administrative and support services to us, including accounting services, administrative and clerical services, human resources services, office space and facilities services and information technologies services and support. In exchange for the provision of these services, we agreed to pay VODone a monthly fee of HK$80,000 (US$10,300). The agreement remains in effect until it is terminated in writing by either party.

OUR INDUSTRY

China’s Mobile Phone Market

Growth of Mobile Phone Usage

The growth of China’s economy and commensurate increase in disposable income and urbanization in recent years have driven the rapid growth in mobile phone usage in China. According to a report issued by the National Bureau of Statistics of China on February 22, 2012, per capita disposable income of urban households in China grew from RMB11,759 in 2006 to RMB21,810 in 2011, representing a CAGR of 13.15%. The diagram below sets forth the per capita disposable income of urban households in China for the periods indicated.

Per Capita Disposable Income of Urban Households (2006-2011)

Source: Statistical, Communiqué of the People’s Republic of China on the National Economics and Social Developments, National Bureau of Statistics of China February 28, 2011

According to reports released by the MIIT in February 2007 and March 2012, the number of mobile subscriptions in China increased from 461 million as of the end of 2006 to 986 million as of the end of 2011, representing a CAGR of 16.4%, making China the world’s largest mobile subscriber market. Given the relatively low mobile penetration rate in China compared to more developed countries, the number of mobile subscriptions in China is expected to continue to increase rapidly in the next few years. According to the Analysys Report, the mobile penetration rate in China was 64.1% in 2010, which was significantly lower than that of Hong Kong at 189.0%, the United States at 96.0% and Japan at 94.5%, and the mobile penetration rate in China was 73.2% in 2011. The diagram below sets forth the total number of mobile phone subscribers and penetration rate in China for the periods indicated.

Total Number of Mobile Phone Subscribers in China (2006-2011)

Source: Analysys Report

As a result of the strong growth in number of mobile phone subscribers in China, mobile phone sales in China reached 302 million units in 2010, compared to 194 million units in 2006, representing a CAGR of 11.7%, and are expected to grow to 426 million units in 2013, representing a CAGR of 11.44% from 343 million units in 2011, according to the Analysys Report.

Types of Mobile Devices and Growth Trends

The handset market in China can be divided into three segments: basic phones, feature phones and smartphones. The diagram below shows the growth and market share of each segment for the periods indicated.

Handset Market in China (2006-2014)

Source: Analysys Report

Basic phones are low-end digital handsets that offer basic telephony without camera or any other special features, and usually lack social networking functions.

Feature phones, the dominant form of handset in China, are multi-function mobile communication devices that have proprietary operating systems. According to the Analysys Report, the feature phone segment represented approximately 60.8% of the total mobile handset market in China as of the end of

2011 and is expected to remain as the dominant type of mobile handset as it offers China’s price-sensitive mobile phone users relatively broad functionality at compelling price. The feature phone segment is expected to represent approximately 56.0% of the total mobile handset market in China by the end of 2014. Mobile games and other applications are usually pre-installed on feature phones by handset companies before shipment. According to the Analysys Report, while most of the mobile games installed on feature phones are single-player games due to the performance constraints, many feature phones now have connectivity functions, such as bluetooth, WiFi and connections to 3G network that allow users to play mobile social games. The pre-installed base of mobile games or applications consists of the total number of feature phone’s handset shipped with such mobile games or applications.

Smartphones are high-end, technologically advanced devices with personal computer-level versatility that operate advanced operating systems such as Android, Apple’s iOS, BlackBerry OS, Linux, Palm WebOS, Symbian and Windows Mobile. Smartphones are usually characterized by more powerful processors, larger screens and higher data storage capacity than feature phones, and are able to easily install and run high performance mobile games with sophisticated graphics and intricate game design, but are less affordable to the general mass market. Smartphones accounted for 25.2% of the total mobile handset installed base in China in 2011, according to the Analysys Report. Smartphone usage is expected to grow rapidly, reaching approximately a 43.0% market share in 2014. Smartphone users tend to have higher disposable income and a developed appetite for phones with more sophisticated operating systems, applications and content.

China’s Mobile Game Market

Size of Mobile Game Market in China

According to the Analysys Report, the size of the mobile game market in China reached RMB3.96 billion with a total of 162 million users in 2011, and is expected to grow to RMB13.57 billion and approximately 357 million users in 2014. The diagram below sets forth the total market size of mobile games in China for the periods indicated.

Total Market Size of Mobile Games in China

Source: Analysys Report

Currently, young users in relatively affluent areas in China make up most of the mobile game population in China. According to the Analysys report, in 2010, approximately 95.5% of all mobile game users in China are under the age of 30. However, given the increasing popularity and general availability of mobile devices, mobile games are becoming more widely accepted across different age and gender groups and have immense growth potential as compared to traditional Internet games.

The diagram below sets forth the total number of mobile game users in China for the periods indicated.

Total Number of Mobile Game Users in China

Source: Analysys Report

Key Growth Drivers for Mobile Game Industry

•           Increasing Disposable Income and Mobile Handset Penetration. The growth of the mobile handset market in China is expected to continue due to increase in disposable income and decreases in handset prices.

•           Affordability and Convenience of Play. Most casual mobile games are offered for free or a small one-time fee in China. The portability and convenience of mobile games will likely continue to attract users, especially students and young workers with small intervals of play time. In addition, over the last few years, mobile network operators have reduced data streaming fees, and as a result, users find it more affordable and convenient to download and play mobile games, especially mobile social games. According to the Analysys Report, telecommunication costs in China have been decreasing since 2006, and overall telecommunications costs decreased 5.1% for the eleven months ending November 31, 2011.

•           Maturity of Payment Channels. Payment for mobile games and other value-added services in China have become more transparent, reliable and widely-accepted. Users have a variety of payment options for mobile value-added services, including through mobile network operator channels and third-party payment channels, such as bank cards and prepaid cards.

•           Emergence of Mobile Internet and 3G Networks. According to China Internet Network Information Center, in 2011 China had 356 million mobile Internet users, an increase of 17.5%, or 53 million users, from 2010. In 2010, mobile Internet users made up 69.3% of all Internet users in China, according to the Analysys Report. The emergence of the mobile Internet and the development of 3G networks are expected to deliver enhanced connectivity to mobile handsets in China. There is expected to be a rapid migration from handy-phone system (HPS) services to wireless services, made possible by 3G technology and more widely available WIFI spots, which offer fast and easy mobile access to the Internet and make possible the transfer of relatively large files to mobile phone users. By the end of 2011, 128 million mobile subscribers in China were connected to 3G networks, representing only 13.0% of all mobile subscribers in China, according to the Analysys Report.

•           Availability of Feature Phones with Improved Functionality. Over the past few years, intense competition in the feature phone market has put downward pressure on prices, making them attractive to a large segment of Chinese consumers. Feature phones manufactured in China have become more sophisticated and offer users more functionality such as better display, better multimedia capabilities and more social networking functions.

•           Growth of Smartphones. Growth of smartphones, which have better operating systems, user interfaces and functionality, are expected to further drive the growth of the mobile game market in China. The development of the market for smartphones will be driven by technological advancements, the attractiveness of handsets and functions to users, fast growing rural markets and mobile number portability. Also, Android-based smartphones are expected to become increasingly affordable to consumers in China.

Types of Mobile Games

According to the Analysys Report, revenues from single-player mobile games and mobile social games constituted 69.5% and 30.5% of the mobile game market in terms of total revenues in China in 2011, respectively, compared to 80.4% and 19.6%, respectively, in 2010. Mobile games are predominately played on feature phones and smartphones.

Single-player Games

Feature phone single-player games are generally more casual and less demanding in terms of skill and play time. These games involve relatively simple graphics and rules. Game types include shooting, action, adventure, fighting, simple role-playing and sports.

Compared to feature phone single-player games, smartphone single-player games usually involve superior graphics, more complex playing techniques and more intriguing storylines.

Mobile Social Games

Feature phone mobile social games may involve more elaborate graphics, virtual items and frequent interactions among different game players on different mobile devices. Examples of feature phone mobile social games include sports or racing games and interactive card and board games.

Smartphone mobile social games resemble MMORPGs in many ways. Like MMORPGS, most smartphone mobile social games are action adventure-based and draw upon themes including martial arts, combat, fantasy, adventure and historical events. Each mobile social game creates an evolving virtual world within which thousands of game players can play and interact with one another or with network-operated “non-playing characters” at the same time. Players usually assume an alter-ego and may gain experience and attain or purchase certain virtual items, such as weapons and accessories, which enhance the status of the character and, in the process, build a strong identity. We believe there is a high degree of game player loyalty for mobile social games and players can spend a significant amount of time playing these games.

Mobile Game Industry Landscape

Key players in the mobile game industry in China include content providers with product development capabilities, mobile game operators and publishers that introduce games to the market through pre-installation or other promotional means and operate games to maximize user activity level, mobile network operators that act as both payment channels and distribution channels, mobile service providers that provide payment channels through their contractual relationships with mobile network operators and payment processing agents that collect payment independent of channels provided by mobile network operators.

The mobile game market in China is highly competitive and fragmented. Industry participants that develop mobile games and content include mobile game developers and operators, and certain China-based Internet companies. In order to attract users, mobile game developers and operators work with handset companies and design houses to pre-install mobile games and game platforms, offer games through mobile network operators and mobile application stores.

We believe the key factors for success in the mobile game market in China include:

•           ability to anticipate user preferences or industry changes to market and promote new products and services;

•           ability to develop popular mobile game titles inhouse;

•           established user base with strong brand loyalty and ability to retain and expand such user base;

•           ability to distribute games through pre-installation, application stores and other channels;

•           ability to achieve economy of scale in terms of operations; and

•           ability to obtain government approvals and permits.

The mobile games industry in China is highly fragmented with the top five mobile games developers contributed 33.1% of total revenues in 2011. The diagram below sets forth the market positions of PRC-based mobile games developers in China in terms of revenues in 2011.

PRC-based Mobile Game Developers’ Market Share by Revenues in China in 2011

Source: Analysys Report

Mobile Game Revenue Models in China

There are three main types of revenue models that are adopted by mobile game operators in China:

•           Item-based. Many mobile social games and certain single-player games adopt the item-based revenue model, where players usually play for free, but may choose to pay for virtual items and other add-on services, such as accessories, pets and weapons, to enhance the game-playing experience. According to the Analysys Report, 56.0% of all mobile game users expressed a preference for certain forms of item-based or trial period-based payment model in 2010;

•           One-time fee. Single-player games and mobile social games that require game players to pay a one-time fee to download. According to the Analysys Report, 30.4% of all mobile game users expressed a preference for this model in 2010; and

•           Subscription-based. Users pay a monthly fee to subscribe to a mobile game package with frequent updates of new games. According to the Analysys Report, 5.7% of all mobile game users expressed a preference for this model in 2010.

Key Challenges Facing the Mobile Game Industry

•           Fragmentation of handset manufacturing and design industry in China. According to the Analysys Report, there were approximately 400 handset manufacturers and over 1,000 mobile solutions companies in China. The fragmentation of the handset manufacturing and design industry in China makes it difficult for mobile game developers to enlarge their market shares as most mobile game developers rely on handset companies to distribute and release games on feature phones.

•           Dominant position of mobile network operators. China Mobile, China Unicom and China Telecom dominate the wireless telecommunications sector in China. Most providers of mobile value-added service, or MVAS, rely on these mobile network operators to collect a substantial majority of payment from end users and are subject to policy changes of these mobile network operators.

•           Uneven game development capabilities. Many mobile game development companies suffer from high employee turnover, lack of knowledge of user behavior and lack of effective distribution network. As a result, the quality of mobile games offered in China and the ability to deliver new game or improve existing games are uneven.

•           High technical requirements and competing operating systems. Mobile game developers need to customize the design of their games in order for the games to be able to run on different models feature phones or smartphones. Mobile game developers must spend considerable resources to acquire knowledge of the system specifications and operating systems of feature phones and smartphones. They also need to build or acquire development engines and procure professional expertise associated with developing games for feature phones and smartphones.

•           High network coverage requirement and bandwidth usage. Growth of the mobile game industry in China relies on the expansion in the coverage of China’s wireless network to reach users while existing coverage in suburban or rural areas may not be sufficient. Especially for mobile social games and games with sophisticated graphics, reliable connectivity and sufficient bandwidth are necessary.

•           Rampant violations of intellectual property rights. Mobile game developers in China may become victims of intellectual property rights violations, including reverse engineering, unauthorized copying or other misappropriation of technology. As a result, many mobile game developers struggle to differentiate their products and monetize their games.

•           Scarcity of government permits and uncertainty of government regulations. Developers and operators of mobile games are required to obtain an array of government approvals and permits in order to conduct business in China, which creates a significant barrier to entry for new entrants and regulatory risks for players who operate without requisite approvals. In addition, the PRC government has promulgated various policies and regulations aimed at regulating MVAS industry and/or the online games industry. These policies are subject to frequent changes and uncertain interpretations by government agencies.

OUR BUSINESS

Overview

We are a leading mobile game company in China with the largest market share among mobile game developers in terms of revenues in 2011, according to the Analysys Report. Our market share reached 18.7% in terms of revenues generated by all mobile game developers in China in 2011, compared to the 4.9% market share of our nearest competitor, according to the Analysys Report. We have integrated capabilities in the development, operation, sale and distribution of mobile games in China. Our mobile handset design business complements our game development business as we pre-install our mobile games and game platforms in the handsets we design, and enhances our knowledge of user habits and preferences and industry trends. Our total paying user accounts during 2011 were approximately 29.0 million for feature phone single-player games, 68,500 for feature phone mobile social games, 9.6 million for smartphone single-player games and 740,800 for smartphone mobile social games. For feature phone single-player games, feature phone mobile social games and smartphone mobile social games, total paying user accounts is calculated based on the total number of user accounts that had paid to download our games or purchase in-game items during the period (adjusted to eliminate double-counting of the same user accounts). For smartphone single-player games, total paying user accounts is calculated based on the total number of subscriptions.

We have a large and diversified portfolio of games for feature phones and smartphones. We have strong development capabilities, evidenced by the fact that we develop single-player games and mobile social games for both types of handsets. As of December 31, 2011, our portfolio included 397 mobile games, of which 124 of our 129 feature phone games were developed in-house, and we licensed 256 of our 268 smartphone games from third parties. Certain of our internally-developed games are also among the most popular (as measured by downloads) and highest grossing (as measured by revenues) mobile games in China. For example,

•           Kangri Yingxiong Zhuan, a single-player smartphone game that we launched in 2011, was the most downloaded single-player game among users of China Mobile, the largest mobile network operator in China, during January 2012.

•           Paopao Xiyou, a smartphone mobile social game we developed internally, received the Golden Plume Award as the Best Mobile Platform Online Game in China for 2011. Golden Plume Awards are awarded by 7yx.com.cn annually across a number of categories to recipients chosen by online and mobile game players using their mobile phones to vote for their favorite games. We did not pay any fee for our games to be nominated.

•           YY Three Kingdoms, Thumb Monopoly and Creation Song, all smartphone mobile social games that we developed in-house, won the Golden Phoenix Award from GAPP, being among the ten most popular original mobile games, in 2008, 2009 and 2010, respectively. Golden Phoenix Awards are issued by GAPP to popular online games in China. The annual award event provides rankings of top ten games across a number of different categories, and voting is held online and any registered user may nominate his or her favorite games. As such, we do not pay any fee for our games to be nominated. According to the Analysys Report, Creation Song, a game we developed in-house, was also the top-grossing mobile social game available through China Mobile in 2010.

•           Xiao’ao Jianghu, one of our feature phone mobile social games, was the top-grossing game in the Maopao application store, one of the most popular mobile application stores in China, from January to April of 2011, according to the Analysys Report.

We have a strong pipeline of games offering a variety of themes, cultural characteristics and features designed to appeal to different users. We plan to launch 30 feature phone single-player games, three feature phone mobile social games, 110 smartphone single-player games and two smartphone mobile social games during 2012.

We develop mobile games primarily using our proprietary game engines and development platform, which we believe allow us to create mobile games with consistent quality and system stability, and protect us from potential interruptions in our operations due to loss of development personnel. Our integrated capabilities across the mobile game value chain allow us to cross-sell mobile games among feature phone and smartphone users, and complements our strategy to build a user community that will reach users across different platforms and play methods. We are also able to identify and source popular games, and we are able to attract developers of those games to partner with us due to our strong market reputation, scale of our business and distribution capability. For example, we are working with developers of popular games such as “Angry Birds” and “Fruit Ninja” to develop and distribute these games on feature phones in China.

We believe our leading market position, diverse game offerings catering to both feature phones and smartphones and strong technical capabilities have enabled us to become a preferred game developer for many handset companies in China, a strategic partner with various chipset manufacturers and mobile platform providers, and a recognized content provider to key mobile network operators in China. We pre-installed our mobile games onto over 28.2 million feature phone handsets during 2011, compared to 25.1 million and 14.5 million in 2010 and 2009, respectively, of which 1.5 million were designed by our own handset design house in 2011. We have a strategic cooperative relationship with China Mobile and are one of the few companies to be granted access to fee-collection codes from China Mobile, which enables us to collect proceeds without having to use service providers as intermediaries. Because of our strong revenues and performance since the fourth quarter of 2011, China Mobile deemed us a “Grade A Business Partner” and we expect they will allocate to us more marketing resources and services such as giving greater prominence to our games in search results and on page displays and allowing us to publish more new games each month while expediting the approval and launch process for those games. We also formed a strategic cooperation with China Telecom in 2011, which allows us to offer games to mobile phone end users through China Telecom’s network.

We have comprehensive capabilities in the mobile game value chain, spanning from handset design to mobile game development, operations and distribution as a result of the integration of three different companies during 2009 and 2010. Since the acquisitions of our feature phone mobile game business in October 2009, our handset design business in October 2010 and our smartphone mobile game business in December 2010, the synergies created by the integration of the three businesses have allowed us to increase market share, reduce costs and operate with improved efficiency. We believe we are well-positioned to capture opportunities along the mobile game value chain as a result of our integrated capabilities.

Our revenues were RMB52.8 million in 2009 on a pro forma basis, RMB125.4 million in 2010, RMB268.8 million in 2010 on a pro forma basis, and RMB243.5 million (US$38.7 million) in 2011. Our net income was RMB24.9 million in 2009 on a pro forma basis, RMB40.7 million in 2010, RMB62.6 million in 2010 on a pro forma basis, and RMB163.3 million (US$26.0 million) in 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Unaudited Pro Forma Consolidated Financial Information” for a discussion of our pro forma consolidated financial information for 2009 and 2010.

Our Competitive Strengths

We believe the following strengths enable us to compete effectively and capture opportunities in the rapidly growing mobile game market in China.

Leading mobile game developer in the China mobile game market

•           Leading mobile game developer with diverse portfolio. We are the leading mobile game developer in China in terms of market share based on revenue in 2011, according to the Analysys Report. Our market share reached 18.7% of revenues generated by all mobile game developers in China in 2011, compared to the 4.9% market share of our nearest competitor, according to the Analysys Report. As an early entrant into the mobile game development industry in China, we believe we offer one of the largest portfolios of high-quality mobile games in China. As of December 31, 2011, our portfolio includes 129 feature phone games and 268 smartphone games that appeal to different users.

•           Integrated capabilities. We have integrated capabilities in development, operation, sales and distribution of feature phone and smartphone mobile games in China. We believe our integrated business model allows us to achieve fast development cycles and wide product distribution in an efficient manner through the sharing of market intelligence, development expertise, technical know-how and customer resources among our business units. Our integrated capabilities also allow us to efficiently develop and launch games into both the feature phone game market and the fast-growing smartphone game market. We believe our business model and the scale of our operations are difficult to replicate.

•           Fast-growing paying user base. We had total paying user accounts during 2011, 2010 and 2009 for feature phone single-player games of 29.0 million, 23.5 million and 16.0 million, respectively, for feature phone mobile social games of approximately 68,500, nil and nil, respectively, for smartphone single-player games of 9.6 million, 7.4 million and approximately 83,500, respectively, and for smartphone mobile social games of 0.7 million, 0.8 million and 0.5 million, respectively. For feature phone single-player games, feature phone mobile social games and smartphone mobile social games, total paying user accounts is calculated based on the total number of user accounts that had paid to download our games or purchase in-game items during the period (adjusted to eliminate double-counting of the same user accounts). For smartphone single-player games, total paying user accounts is calculated based on the total number of subscriptions to our game bundles offered through mobile network operators and the number of games downloaded through application stores.

Strong game development and sourcing capabilities with in-depth market knowledge

Leveraging our success in developing mobile games, we have established a large operational scale and expansive reach within the mobile game industry in China, through which we have accumulated in-depth market knowledge of user preferences and industry trends that allows us to better promote our products and develop or source attractive games. Over the past three years, we have consistently introduced popular and top ranked mobile games, developing a diversified portfolio of mobile games across different game categories, including actions, puzzles, skill-based, role-playing, racing, shooting, adventures and cards. According to the Analysys Report, Creation Song, one of the games we developed in-house, was the top-grossing mobile social game available through China Mobile in 2010 while Cut Cut Boom was the most purchased game on iPad in China in November and December of 2010. Our other popular games include Xiao’ao Jianghu, the top-grossing game in the Maopao application store, one of China’s leading application stores for feature phones, from January to April of 2011, according to the Analysys Report and Kangri Yingxiong Zhuan, a single-player smartphone game that we launched in 2011, was the most downloaded single-player game among China Mobile users during January 2012. Paopao Xiyou, a smartphone mobile social game we developed internally, received the Golden Plume Award as the Best Mobile Platform Online Game in China for 2011. YY Three Kingdoms, Thumb Monopoly and Creation Song, all smartphone mobile social games we developed in-house, won the Golden Phoenix Award from GAPP, being among the top 10 most popular original mobile games, in 2008, 2009 and 2010, respectively. In addition, we have the ability to identify and source popular games, and we are able to attract developers of those games to partner with us due to our strong market reputation, scale of our business and distribution capability. For example, we are working with developers of popular games such as “Angry Birds” and “Fruit Ninja” to develop and distribute such games on feature phones in China.

Leveraging on data we accumulated on user behavior and preferences through our existing mobile games and powered by our proprietary game engines, we have been able to react quickly to changing customer preferences and market trends in China and consistently offer popular mobile games through developing our own games and selectively acquiring or licensing games developed by third parties. As of December 31, 2011, we have a large team of more than 200 game development employees. We have identified trends through a combination of local user behavioral analysis and market research and proceeded to quickly develop mobile games that cater to the latest user preferences. For instance, we developed Xiao’ao Jianghu, a martial-art themed mobile social game that became one of the top grossing mobile games within two months of its launch on the Maopao application store. We also cooperate with well-known brands and media companies to develop mobile games based on popular franchises, stories and characters. For example, together with Skyinfo, a licensee of Marvel Comics, we developed a series of mobile single-player games based on the Ironman franchise.

We possess the tools to closely analyze and quickly adapt to changing player preferences. Our handset design business enhances our knowledge of user habits and preferences and industry trends. To deepen our understanding of player preferences, we have recruited game players to work at our game design department. We believe our understanding of market trends helps us develop or source mobile games that cater to user preferences, and our extensive knowledge of technical requirements of handsets help us develop games that deliver exceptional user experience, contributing to the popularity of our games.

Established distribution network

We believe we have established one of the largest and most extensive sales and distribution networks for mobile games in China. To efficiently distribute our games, we cooperate with handset companies, handset design houses, mobile network operators such as China Mobile and China Telecom, the largest and third-largest mobile network operators in China, respectively, mobile service providers, as well as mobile application stores and portals. We work with handset companies and design houses to pre-install our feature phone mobile games and game platforms on mobile handsets. In 2011, our feature phone mobile games and game platforms were pre-installed on more than 28.2 million handsets, representing an increase of 12.5% over approximately 25.1 million handsets in 2010. Our handset design business also complements our mobile game development business by expanding our installation base and sharing its technical know-how. In addition to distributing feature phone games through pre-installation, our mobile games are also available in popular application stores and game platforms, including our own Funbox and Douwan platforms, and through game bundles offered by China Mobile. We are among a limited number of mobile game companies that enjoy a strategic cooperation partnership with China Mobile, which affords us preferential treatment in terms of billing and promotional activities for both our feature phone and smartphone games. Because of our strong revenues and performance since the fourth quarter of 2011, China Mobile deemed us a “Grade A Business Partner” and we expect they will allocate to us more marketing resources and services such as giving greater prominence to our games in search results and on page displays and allowing us to publish more new games each month while expediting the approval and launch process for those games. We also formed a strategic cooperation with China Telecom in 2011, which allows us to offer games to mobile phone end users through China Telecom’s network.

Strong technology platform with deep understanding of handset technical requirements

We have built strong research and development capabilities and proprietary game engines that allow us to develop high-quality mobile games quickly and efficiently, and to launch new games shortly after the development and testing phase. For example, we developed our proprietary KKR System that enables feature phone handsets with limited memory to effectively run complex programs such as mobile social games, and the PDF platform that allows mobile games developed for one feature phone operating system to be adapted quickly to other systems. Our proprietary game engines give us more control over the game development, protect us from potential interruptions in our operations due to loss of development personnel, and provide the technical foundation upon which to develop innovative game features. Our game engines also streamline online data transmission, game operations and user control and can support up to one million concurrent users. We believe these advanced game engines enable us to develop games more efficiently than our competitors. Our server technology also enables a greater number of players to interact with each other in the game environment, which we believe provides our players with more social interactions. For instance, Creation Song enables up to 20,000 players to play concurrently. Moreover, Funbox, a pre-installed platform for downloading and updating our single-player games on feature phones and receiving updates, overcomes the general problem of limited memory on feature phones and the constant updates enhance player experience and stickiness.

Experienced management team with proven track record

We have an experienced management team that has successfully led our operations and the integration of our acquired businesses and assets. Our senior management has a combined more than 60 years of experience in the mobile game industry. We believe our management team’s industry experience and vision have contributed to our leading position in the China mobile game market and the efficient integration of acquired businesses over the past two years. Our senior management team will continue to lead us in capturing market opportunities and ensuring our strong and sustainable growth.

Our Strategies

Our objective is to become a leading mobile game developer globally by solidifying our leading market position and increasing our market share in China, as well as by strategically expanding our reach into international markets. We intend to achieve our objective by pursuing the following strategies:

Continue to expand and enhance our game portfolio

Our long term target is to establish a comprehensive game portfolio catering to all of the major mobile phone market segments and player demographics. We intend to expand our game portfolio through the following measures.

•           Increase game offerings. Based on our understanding of user behavior, we plan to continue to develop and launch new games on a regular basis by further intensifying our product development efforts and leveraging our proprietary game engines and powerful game development platform. We plan to launch 30 feature phone single-player games, three feature phone mobile social games, 110 smartphone single-player games and two smartphone mobile social games during 2012.

We have recently entered into strategic arrangements with several content providers to develop and distribute games using Disney characters and to distribute popular games such as “Fruit Ninja.” These strategic arrangements include:

•           In August 2011, we obtained a license from the distributor of several popular games on iPhone applications to distribute their games on feature phones in China. These games include popular titles such as “Fruit Ninja.” The term of the license is for one year and we believe it will enhance the quantity and quality of our game offerings. We plan to promote these games through our Funbox platform.

•         In addition, in August 2011, we entered into an exclusive cooperation agreement with the only company authorized by the Chess and Cards Administration Center of the General Administration of Sports of China to host events for Chinese chess, checkers and card games on mobile devices. We plan to develop a mobile game platform that would allow players to participate in nationwide game competitions, for which players would have to pay item fees and would have the chance to earn prizes.

•           Enhance social game pipelines and social games platform. We believe the principle of Social, Local and Mobile, or SOLOMO, will direct the mobile game industry. In adopting SOLOMO as a key game development strategy, we plan to develop games with social features that will attract users, increase our average revenue per user and enhance user stickiness. We also intend to build a social game platform for feature phones, smartphones and a platform that connects both types of phones. We plan to launch an enhanced version of our Douwan social game platform for feature phones and smartphones during the second quarter of 2012, which will feature games that focus on competition and social interactions among players and offer functions such as local-based services (LBS), which we anticipate will attract other game developers to cooperate with us.

•           Develop complementary titles. We plan to focus on developing games that can be played on both smartphones and feature phones to complement our existing portfolio in terms of play method, target users and revenue model.

•           Co-development and design. We intend to develop more online games based on various styles of play, storylines and designs, and to collaborate with creative design sources overseas.

Increase paying user accounts and user activity

We believe mobile games developed on the principle of SOLOMO will attract more user interest, generate higher spending per user and have a longer product lifespan than single-user games. Specifically, we plan to build a strong mobile social game platform and enhance our pipeline of mobile social games by implementing the strategies below.

•           Social. We plan to build a social game platform for feature phones, smartphones and a platform that connects both types of phones. We are in the process of enhancing our Douwan social game platform to include social games such as adventures, sports and other leisure games, which we plan to launch on feature phones and smartphones during the second quarter of 2012. We also plan to enhance social community features such as user profiles, bulletin boards, chat rooms, national and regional scoreboards and rankings. We plan to launch an integrated smartphone MMORPG social platform on which our MMORPG players can socialize and communicate not only within the social games, but also outside the games on the social platform. Finally, we will build social games capable of running on both feature phones and smartphones in order to expand our social community to the vast majority of mobile users.

•           Local. Our enhanced Douwan platform will contain interactive map features that will allow users to identify other players in the same city or neighborhood. For example, players in the same neighborhood can co-operate a task or form an alliance to compete against players from different areas. Players will be able to engage each other socially, increasing both the enjoyment they derive from playing the games and their stickiness. We plan to introduce in-game items or awards that can be earned only by collaborative efforts among users to stimulate social networking activities.

We plan to increase the number of paying user accounts and user activity by enhancing user experience and increasing loyalty to our games. Over the next 12 months, we plan to, among others,

•           establish account management systems to track our players’ purchase habits and patterns through detailed analysis of collected data and use this information to improve content and display in-game items;

•           offer rewards to top-ranked players to enhance their game playing experience;

•           introduce in-game features in the new mobile games that allow users to use accumulated game points or virtual items;

•           engage additional in-game promotions and host more in-game events to further attract user interests;

•           step up our cross selling efforts between mobile social games and single-player games;

•           redesign smartphone mobile social games for feature phones; and

•           expand online game centers to cross sell products across titles.

We operate most of our feature and smartphone games on a free-to-play basis. We believe the free-to-play model enables us to build quickly a large base of potential customers to purchase our virtual goods. Through virtual goods players are able to extend their play sessions, enhance or personalize their game environments, accelerate their progress in our games and share and trade with friends. We believe our players’ acquisition, gifting and purchase of virtual goods creates social interaction that increases players’ engagement with our games and with each other. Players are encouraged to make incremental purchases to empower or enhance the virtual items they already own. To expand paying user base and convert potential customers to paying users, we have developed creative such as virtual treasure boxes, which contain in-game items worth more than the treasure box itself. We will continue to enhance and expand the virtual product and services under the free-to-play model.

Grow our user base by expanding our distribution network and installed base

We will continue to focus on expanding our feature phone user base through growing our pre-installation base. We believe we can deepen our relationships with handset companies and reach out to new handset companies by developing new popular games, enhancing our product portfolio and continuing to advertise in industry magazines. To enlarge our smartphone user base, we plan to work together with smartphone manufacturers to pre-install certain of our mobile games onto their smartphone shipments. In addition, we plan to intensify our cooperation with provincial-level operating companies of China Mobile to promote our mobile games directly to users and to introduce more single-player game bundles for subscription. We are also strengthening our relationship with China Telecom and establishing a similar relationship with China Unicom. Our own handset design business further enhances our knowledge of handset development trends.

We have also entered into cooperative relationships with various chipset manufacturers and mobile platform providers, such as MediaTek and Spreadtrum, that will allow us to develop games for integration into their respective chipsets and platforms. We believe this will allow us to further broaden our user base as well as to develop games that will remain accessible to our users as new technologies develop. In February 2012, we entered into a cooperation agreement with Beijing Sina Internet Information Service Co., Ltd., an online media and mobile value-added services company in the PRC, to distribute certain of our mobile social games for smartphones on its Weibo social networking platform in China.

Furthermore, we plan to promote and enhance our brand recognition among users and to build user trust in the quality of our games and customer services. We plan to increase investments in advertising campaigns to promote our “China Mobile Games and Entertainment” and “CMGE” brands over the next 12 months and to display our logo on the welcome screen of each of our mobile games. We believe that our branding efforts will increase consumer awareness of China Mobile Games and Entertainment while creating a more active and loyal user community that associates our brands with fun, high-quality and diverse mobile games.

Continue to invest in and enhance our research and development capabilities

We will continue to devote substantial resources to our research and development efforts to optimize game engines and build community features for mobile social games and user account management systems that allow users to interact on a real time basis. We plan to further expand the size and capabilities of our research and development team by recruiting at least 30 additional talented program developers, game designers and graphics artists over the next 12 months. In addition, we intend to provide our employees with appropriate incentives to motivate and reward strong performance, such as providing promotion opportunities and employee incentive plans. We will continually improve and upgrade our game development engines to keep pace with the latest technical advancements and offer more attractive features in our games.

We will also continue to devote substantial research and development efforts to increasing the performance and functionality of our games, enhancing user experience and using our know-how to optimize the utilization of mobile handset and network capabilities. We plan to increase our research and development budget from RMB25 million (US$4.0 million) in 2011 to RMB30 million in 2012.

Expand our international user base to enhance our business and profitability

Handsets that are preinstalled with our games, including handsets that we have designed, are shipped all over the world. Our game development and handset design businesses target emerging market countries with sizable and growing mobile user bases and that are major export markets for Chinese-made handsets. We plan to leverage our existing relationships with handset companies to install our games and game platforms onto their exported handsets. We have entered into cooperative relationships with mobile network operators and other key market players covering more than 75 countries around the world. We have established a dedicated sales team to cover our target international markets and we have translated the user interface of many of our single-player games into seven different languages including English. For example, in March 2011, we entered into strategic cooperation agreements with G’Five and Hexing, two of China’s leading handset designers that target emerging market countries, to pre-install our games and game platforms onto the handsets they export to developing markets. In November 2011, we entered into a cooperation agreement with TENDA Co. Ltd., a mobile games and applications distributor in Japan, to distribute Paopao Xiyou, a smartphone mobile social game we developed internally, on the Japanese GREE platform. In 2011, we have begun generating revenues from our overseas operations and we plan to double the number of pre-installations of our games in handsets shipped overseas from 2011 to 2012. We believe our international expansion plan provides a cost-effective way for us to increase the reach of our mobile games.

Pursue strategic acquisitions and partnerships

In order to increase our market share in China’s highly fragmented mobile games industry, we intend to selectively acquire complementary mobile game businesses, particularly game development studios in China. We believe such acquisitions will help broaden our game formats, expand our research and development team and obtain access to other valuable resources. We expect to realize synergies through sharing distribution channels, sales network, technical know-how and management resources. To strengthen our market position in China, we also intend to establish relationships with or make strategic investments in key players in other industry sectors that may complement our business and broaden our player base. We may consider strategically partnering with leading international game developers to identify game designs with market potential, and engaging in joint-development projects to tailor popular foreign games to the Chinese market. If we decide to make such strategic partnership, acquisitions or investments, our management will carefully evaluate strategic partnership, acquisition or investment opportunities and pursue optimal transaction structures.

Our Games

Feature Phone Games

We have a proven track record of developing popular feature phone games that appeal to users in China. Our portfolio of feature phone games includes single-player games and mobile social games, substantially all of which are games that we develop in-house. We target a broad spectrum of feature phone users who may have limited entertainment options and fragments of playing time.

Single-Player Games

Single-player games usually involve relatively simple rules and do not require significant time commitment from the users. In January 2010, we launched Funbox, a pre-installed platform for downloading and updating our single-player games on feature phones and receiving updates. Funbox has been pre-installed on approximately 9.2 million feature phones as of December 31, 2011. All of our single-player games are available through the Funbox platform, with 9.9 million and 42.3 million downloads of our single-player games through Funbox in 2010 and 2011, respectively. As of December 31, 2011, our portfolio contained 127 feature phone single-player games, including 38 action games, 33 puzzles or trivia games, 33 skill-based games, 12 application games, six role-playing games and five leisure games. During the first quarter of 2012, we plan to launch Funbox (Aiwan), an enhanced version of the Funbox platform, which will have improved features and more functions.

We cooperate with well-known brands and media companies to develop mobile games based on popular franchises, stories and characters. For example, together with Skyinfo, a licensee of Marvel Comics, we developed a series of mobile single-player games based on the Ironman franchise. We also worked with Shanghai World Expo to develop mobile games based on its official mascot, Haibao.

Mobile Social Games

Our feature phone mobile social games enable interaction among multiple players using different handsets. In May 2010, we launched Douwan, a platform for mobile social games on feature phones, such as card games, mahjong and billiards. Douwan has been pre-installed on approximately 17.5 million feature phones as of December 31, 2011. We have Doudizhu, a card game, Lianliankan, a tile-matching game, Zhaocha, a searching race game, and Billards on our Douwan platform, and had 1.0 million and 12.7 million downloads of our mobile social games through Douwan in 2010 and 2011, respectively.

We believe mobile social games have significant growth potential in China and that they will occupy an increasing proportion of consumer leisure time. In addition, social games are very popular on social networks and we believe they are and will continue be a key driver of social network use, especially on mobile platforms.

Our mobile social games are free to play. Compared to pay-to-play business models, the free-to-play approach tends to attract a wider audience of players, increasing the number of potential paying users. By attracting a larger audience, the free-to-play model also enables a higher degree of in-game social interaction, which enhances the game experience for all players. Free-to-play games have proven popular as they encourage players to “try before they buy” and to pay only for additional functionality that they desire.

Smartphone Games

We develop in-house and selectively license or acquire smartphone games, including single-player games and mobile social games. We target smartphone users who may have higher disposable income or users who may be attracted to mobile social games with high quality graphics and a more engaging user experience.

Single-Player Games

We have developed eight single-player smartphone games for iPhone and iPad, and licensed or purchased from third-parties 256 single-player games for other smartphones using the Kjava and BREW platforms, as of December 31, 2011. Total downloads of our smartphone single-player games reached over 320,000 and 5.3 million in 2010 and 2011, respectively. As of December 31, 2011, our portfolio contained 264 smartphone single-player games, including 118 role-playing games, 55 fighting or racing games, 19 shooting games, 51 trivia games and 21 card games.

Our games are available through Apple’s App Store, Android market and other mobile advertisers to reach users around the world. Kangri Yingxiong Zhuan, Cut Cut Boom and Facebrick are among our most popular smartphone single-player games. As of December 31, 2010, Cut Cut Boom ranked as the 9th most purchased game in Apple’s App Store in China, 28th in the United States, 5th in Italy and 42nd in Japan. It was the most purchased game on iPad in China in November and December of 2010. For certain smartphone single-player games, we make a one-time payment to a third-party content provider to acquire all associated rights or license the games and share sales proceeds with third-party content providers.

We also provide single-player game bundles to users. For instance, users can pay RMB10 per month to play a total of six games in a package and we will offer to replace two games every month, so that all games are replaced every quarter. Game bundles includes games in the categories of action, adventure, strategy, shooting, IQ, pokers, sports, car racing, fighting and music. We had 7.4 million and 9.6 million paying user accounts for single-player smartphone games for the years ended December 31, 2010 and 2011, respectively, which amount counts each subscription to our game bundles and each game download through an application store as one paying user account.

Mobile Social Games

We have developed all of our mobile social games for smartphones using Kjava client terminal, WAP and Android. The four smartphone mobile social games we had as of December 31, 2011 were role-playing games.

Compared to feature phone mobile social games, smartphone mobile social games generally have better graphic interfaces, more interesting story lines, more in-game items, and allow a greater number of users to play concurrently. In a typical mobile social game, thousands of players play in the same game world at the same time. The players can assume specific characters to compete within the game. Social mobile games for smartphone incorporate many sophisticated technology features to enhance user experience, which include:

•           differing levels of strengths and weaknesses across game characters, and each character can gain different experiences and collect different virtual items;

•           the game world continues to evolve, even while the player is not playing the game;

•           an engaging storyline and the player upgrading system, through which players are encouraged to achieve higher game attributes as they develop experience or purchase virtual items; and

•           an instant messaging system that allows players to communicate extensively with each other or form alliances in order to achieve collaborative objectives.

Paopao Xiyou, a smartphone mobile social game we developed internally, received the Golden Plume Award as the Best Mobile Platform Online Game in China for 2011. According to the Analysys Report, Creation Song, one of the smartphone mobile social games we developed in-house, was the top-grossing mobile social game available through China Mobile in 2010. YY Three Kingdoms is also among our most popular smartphone mobile social games. We plan to expand our Douwan platform, currently a feature phone social game platform, to iPhones, iPads, and Android-based smartphones and tablets.

Game Pipeline

We plan to launch 30 feature phone single-player games, three feature phone mobile social games, 110 smartphone single-player games and two smartphone mobile social games during 2012. Games in our pipeline vary in terms of theme, style and target demographics. We also plan to develop new games based on licensed content from third parties, such as popular film or television characters.

Most of the 110 smartphone single-player games we plan to launch during 2012 will be purchased or licensed from third parties for inclusion into the game bundles to be sold through China Mobile in order to meet certain contractual requirements concerning the number of games available in a bundle. We believe these third-party developed games add to the variety of games in the game bundles and enhance their attractiveness to users.

We have recently secured several strategic cooperation contracts that will allow us to further expand and enhance our game portfolio. In August 2011, we obtained an exclusive license from the developers of several popular games on iPhone applications to distribute such games on feature phones in China. These games include popular titles such as “Fruit Ninja.” In addition, in August 2011, we entered into an exclusive cooperation agreement with the only company authorized by the Chess and Cards Administration Center of the General Administration of Sport of China to host events for Chinese chess, checkers and card games on mobile devices, with whom we plan to develop a mobile game platform that would allow players to participate in nationwide game competitions.

Game Development and Planning

We develop new mobile games and related updates and expansion packs. As of December 31, 2011, we have developed 124 feature phone games and 12 smartphone games in-house. We have strong in-house game development capabilities supported by our teams that specialize in game planning, graphic design, research and development and game operation. In particular, our game development engines enable us to create colorful graphics with impressive visual effects and provide a technical foundation upon which to develop innovative features in the game environment. These game engines use modularized key functions, including graphic design, network connection, fee calculation, game operation and updates.

Development Engines

K-Sword Game Engine and KKR System

Our feature phone games are developed using the K-Sword game engine and the development cycle is approximately six weeks for our recent feature phone single-player games and one month for our recent feature phone mobile social games. The K-Sword engine modularizes key functions, including graphic design, network connection, fee calculation, game operation and updates. All mobile games developed based on the K-Sword engine can receive updates or upgrades over-the-air as needed. In addition, we have developed the KKR System that enables feature phone handsets with limited memory to effectively run complex programs such as mobile social games, as well as over-the-air download, frequent updates, optimized and stable running environment. We also developed the proprietary PDF platform as a part of the KKR System, which allows mobile games developed for one feature phone operating system to be adopted quickly to other systems.

MNG Game Engine

Similar to the K-Sword engine, the MNG engine modularizes key functions including graphic design, network connection, fee calculation, game operation and updates. Unlike the K-Sword engine, the MNG engine can develop mobile games for feature phones and smartphones, and both single-player and mobile social games. All of our smartphone games and certain feature phone mobile social games are developed using our MNG game engine, and the development cycle is approximately two months for our most recent smartphone single-player games and six months for our most recent smartphone mobile social games.

Game Development Process

Our game development process generally includes the following key steps:

•                  concept generation;

•                  development of new game proposal and commencement of technical review;

•                  formulation of development projects;

•                  commencement of development;

•                  closed beta testing; and

•                  open beta testing.

We have a game design team that generates new game ideas based on market research, latest trends and player preference. We encourage all of our employees to suggest creative ideas and concepts for game development. After a concept is generated, a committee consisting of representatives from management, marketing, operations and technology departments will review and approve the proposal. Upon the management’s approval, the design team prepares detailed proposal that includes target audience, playing styles, game characters, storylines and cost budgets. We then form a project team to develop a new game implementation plan with the following division of labor: (i) game designers to develop new game study and overall game design (ii) graphic artists to design game characters and game environments; and (iii) programmers to develop server-end and user-end software. We then conduct closed beta testing with a selected group of players in preparation for the commercial launch. Players under the closed beta testing report any technical problems that they encounter. Our quality assurance team follows its testing procedure to test the game before launch. After the commercial launch of our games, we continue to closely monitor the performance, consistency and stability of operational systems of the game.

As of December 31, 2011, we had more than 200 game development employees. Most of our software programmers and testing engineers have bachelor or graduate degrees. We plan to continue to expand our research and development center by recruiting from leading universities in China.

Handset Design

We offer comprehensive handset design solutions through our own handset design house, the OWX Holding Group. We provide a full range of mobile communication solutions to handset manufacturers, including hardware design, software design, quality assurance testing, industrial design and structural design. We design IC boards and operating systems for handsets that feature touch-screen, analog television, TV-Out, full-screen touch, full-keyboard flip, vertical slide, horizontal slide, professional audio sounds and other multimedia functions.

We cooperated with over 10 handset manufacturers as of December 31, 2011, to offer designs for feature phones and smartphones. We generate revenues from the handset design business through providing handset design services and receive a flat fee and/or a certain percentage of proceeds from sales of mobile content pre-installed into the handsets we designed. Most of the handsets designed by OWX have primarily mobile games developed by our company pre-installed into them, but may also have pre-installed other mobile content such as mobile music, mobile books and application store, and multimedia and social network services.

Collaborative Relationships

Distribution Channels

Handset Companies and Design Houses

We work with handset companies and design houses to pre-install our mobile games and game platforms. We pre-installed our mobile games and platforms onto over 28.2 million feature phone handsets in 2011, compared to 14.5 million and 25.1 million in 2009 and 2010, respectively.

We entered into a cooperation agreement with an agent, Ouyinhua, to pre-install our feature phone games on the handsets of approximately 420 handset companies and design houses that are Ouyinhua’s customers. We have the exclusive right to pre-install Funbox, our platform for downloading single-player games on feature phones, as well as our games in the handsets of Ouyinhua’s customers. Pursuant to the cooperation agreement, profits generated from games downloaded through Funbox or pre-installed on ROM of a handset are subject to profit sharing with Ouyinhua. For these games, after subtracting fees due to the mobile operator and service provider, we collect the net revenues from game players. We then deduct business tax and pay to Ouyinhua 80.5% of the remaining net revenue, which includes the amount to be paid to the handset manufacturers. We also use Ouyinhua to pre-install our games on T-cards, which are pre-installed in certain handsets to increase memory, though we do not share the revenue generated from games pre-installed on T-cards with Ouyinhua. Revenue generated from games preinstalled on T-cards accounted for 69.9% of our feature phone revenue in 2011. We account for the amounts we pay to Ouyinhua under cost of revenues. In 2010 and 2011, we paid to Ouyinhua RMB20.7 million and RMB44.9 million as its share of revenues under the cooperation agreement, which represented 63.1% and 73.2% of our cost of revenues attributable to feature phones, respectively. We provide these handset companies and design houses with direct services, such as game selection, technical support and system testing. We renewed the cooperation agreement with Ouyinhua on August 23, 2011 to expire on August 22, 2014 and automatically renew unless either party terminates the agreement by written notice given one month before expiration. If Ouyinhua terminates the cooperation agreement, we may enter into direct contractual arrangements with the handset companies and design houses that are Ouyinhua’s clients, and Ouyinhua will provide reasonable assistance in facilitating those arrangements.

We had entered into direct contractual relationships with 18 handset companies and design houses as of December 31, 2011. We generally pay handset companies with direct contractual relationships with us certain percentage of the proceeds we receive from mobile network operators or the service providers. Our agreements with these handset companies generally have a term ranging from one to three years and may be renewed at the parties’ mutual agreement or automatically renew for one year absent any prior notice of termination.

We have our own handset design house, the OWX Holding Group, that offers handset design solutions to handset manufacturers. See “—Handset Design.”

Mobile Network Operators

We have a direct strategic cooperative relationship with China Mobile, the largest mobile network operator in China. Our VIE, Yingzheng, was recognized as a quality content provider by China Mobile in October 2010 and as a result, it has been granted access to fee-collection codes from China Mobile, which enables it to collect proceeds directly through China Mobile, without having to use service providers as intermediaries. We are among the few mobile game developers recognized by China Mobile as a strategic cooperation partner in April 2010. Because of our strong revenues and performance since the fourth quarter of 2011, China Mobile deemed us a “Grade A Business Partner” and will allocate to us more marketing resources and services such as giving greater prominence to our games in search results and on page displays and allowing us to publish more new games each month while expediting the approval and launch process for those games. We were also the top-grossing service provider on China Mobile’s network in January 2012. We have a service provider contract and a content provider contract with China Mobile, both of which have a term of one year. Pursuant to the service provider contract, we distribute our games to players over China Mobile’s network and on its platform, and pursuant to the content provider contract, we receive technical support, customer support and user data from China Mobile. In exchange for providing these services, China Mobile keeps a portion of the funds it collects from our game players that play over its network and on its platform before transferring the proceeds to us. The service provider contract does not contain automatic renewal provisions, as is customary for service providers working with China Mobile. Absent any prior notice of termination, the content provider contract will automatically renew for another six-month term.

In addition to our strategic cooperative relationship with China Mobile, we also formed a strategic cooperation with China Telecom in 2011, which allows us to offer games to mobile phone end users through China Telecom’s network.

Application Stores and Mobile Portals

Our games are available through distributors such as Apple’s App Store, the Android Market, d.cn, Sina’s mobile portal, and the Maopao application store developed by Sky-mobi Limited. Our agreements with application stores and portals are generally for terms of one year. We share a certain percentage of the proceeds we receive through games offered in the application stores and through mobile portals.

Chipset Manufacturers

We have recently entered into cooperative relationships with various chipset manufacturers, such as MediaTek and Spreadtrum, that will allow us to develop games for integration into their respective chipsets. We believe this will allow us to further broaden our user base as well as to develop games that will remain accessible to our users as new technologies develop.

On March 21, 2012, we entered into a share purchase agreement with MediaTek and one of its subsidiaries, pursuant to which MediaTek purchased our ordinary shares in exchange, in part, for the entering into of a strategic cooperation between us and MediaTek. Pursuant to the stock purchase agreement, MediaTek agreed to license the use of its MRE platform to us, including all necessary technical support to assist us in developing our games on the MRE platform, so that we can expand our business on the MTK platform, which was pre-installed on more than 500 million feature phones during 2011. MediaTek also agreed to explore the possibility of pre-installing our games along with its platform on certain feature phones and to work with us going forward as a close partner.

Payment Channels

We also work with service providers for the collection of proceeds and they in turn depend on mobile network operators, such as China Mobile, China Telecom and China Unicom, to provide billing and collection services for them. As of December 31, 2011, we have entered into agreements with 57 service providers, who have access to payment channels provided by mobile network operators pursuant to their respective agreements. We select service providers based on their network coverage, proceeds-sharing arrangements and track record of proceeds collection. Our agreements with service providers are generally for terms of one year with automatic renewal provisions. Service providers collect proceeds for us from users and we share a certain percentage of such proceeds with the service providers. We have established billing cooperation with many domestic services providers, as well as mobile network operators and services providers in over 79 countries and regions around the world as of December 31, 2011.

In addition to China Mobile and mobile service providers’ billing channels, we offer a variety of third-party payment options to mobile handset users. Our users can pay for our mobile games with credit cards, debit cards and game cards of third-party companies, such Shenzhoufu. We are actively seeking to further expand the third-party payment channels available to our users. As overall costs related to third-party payment channels are lower than costs associated to mobile service providers, increased usage of third-party payment processing agents will enable us to better manage our payment related costs as percentage of revenues and potentially increase our profitability. We plan to encourage usage of these third-party payment channels through educational and promotional activities.

The following chart shows the payment channels for our feature phone mobile games.

The following chart shows the payment channels for our smartphone mobile games.

Content Providers

While we primarily focus on developing mobile games in-house, we have strategically purchased third-party developed smartphone single-player games to complement our existing portfolio. We believe we are able to better balance our portfolio and utilize our existing resources by selectively acquiring games developed by third-parties. We may acquire all associated rights of such games or enter into cooperation agreements to share proceeds derived from such games.

We also cooperate with well-known brands to develop mobile games based on popular franchises, stories and characters, or license mobile games developed by independent third-parties. When we license franchises or third-party developed games, we share sales proceeds generated from the games with the content developers.

We have a team that specializes in identifying and selecting third-party games that complement our existing portfolio, based on analysis of market trends and consumer demand. We make a one-time payment to a third-party content provider to acquire all associated rights or enter into cooperation agreements with content providers to share proceeds from the games based on our assessment of the game’s potential.

Game Operations

Game Management

Each mobile game is managed by a designated game management team. Our game management teams:

•           conduct cost/benefit analyses and produce detailed operational plans;

•           coordinate internal resources and interact with our other departments such as game design, artistic design, quality assurance, marketing, and technological services;

•           devise the timing of the release of updates and expansion packs; and

•           manage the game’s virtual community on an ongoing basis by, for example, organizing in-game events.

A centralized game management center monitors the performance of each team. Our operational expertise and best practices are shared with all of our game management teams and departments.

Network Infrastructure

Our network infrastructure is administered by our operations departments, which handle hardware, system and network operation and maintenance. Our systems are designed for scalability and reliability to support growth in our user base. We lease bandwidth from telecommunication operators such as China Mobile to connect to the national Internet backbone. We believe that our current network facilities and broadband capacity provide us with sufficient capacity to carry out our current operations.

We have developed an extensive technology infrastructure to support our game development and operations, including a nationwide server network. As of December 31, 2011, our server network consisted of approximately 58 servers with the capacity to support up to one million concurrent users. Due to the real-time interaction among hundreds of thousands of users for mobile social games, the stable operation of our games requires a large number of servers and a significant amount of Internet connectivity bandwidth. We have located game servers in Beijing, Shenzhen and Jiangsu Province.

While we believe that our network infrastructure and maintenance will likely prevent network interruption resulting from attacks by hackers, there remains a possibility that such attacks could result in delays or interruptions on our network. For a further discussion, see the section entitled “Risk

Factors—Risks Related to Our Business—Undetected programming errors or flaws in our mobile game products could harm our reputation or decrease market acceptance of our products.”

Sales and Marketing

We employ various traditional, online and mobile marketing programs and promotional activities, including in-game events and announcements, online and traditional advertising, and offline promotions. We primarily promote our games to end users through mobile network operators, mobile portals and applications stores. We also utilize some of China’s popular social networking services, such as Sina Weibo, to promote our games. We also engage in cross-selling between our single-player games and mobile social games. China Mobile has recently launched its own application store, the Mobile Market, and we plan to leverage our existing relationship with China Mobile to place our mobile games into the Mobile Market and engage in promotions in the Mobile Market. We believe “word-of-mouth” within our large user base has also positively contributed to the popularity and sales of our mobile games.

Customer Service and Technical Support

Our customers are end users for direct game purchases and handset companies as we work with handset manufacturers to pre-install our mobile games and platform. We believe our emphasis on customer service enhances our brand image and user loyalty. Our users can access our customer service center via phone, online in-game chats or e-mail at any time 24 hours a day, seven days a week. With the growth of our user base and the expansion of our game portfolio, we expect to continue to expand the size of our customer service team. We have implemented detailed performance measures to monitor our calls to ensure that our customers will receive quality service. In addition to providing customer service to our users, our customer service representatives also collect player comments and complaints about our games and generate for our management and operations personnel periodic reports that summarize important issues raised by users and our responses to those issues.

We have a dedicated team to service each handset manufacturer and mobile network operator. We work closely with handset manufacturers and mobile network operators to resolve technical problems, conduct testing and trials, and address customer complaints.

Competition

The mobile game market in China is highly competitive and fragmented. We compete directly with mobile game developers and operators in China. We may face competition from application store operators and other providers of mobile applications and content, or from alliances between our existing and new competitors, mobile and online game developers and other content providers. Some of our existing and potential competitors have significantly greater financial, technological and marketing resources, stronger relationships with industry participants and a larger portfolio of mobile game offerings than we do. Some of our competitors or potential competitors, especially major foreign mobile game developers, also have greater development experience and resources than we have.

We compete primarily on the basis of user base, relationships with mobile handset companies, mobile service providers and mobile network operators, key technologies as well as research and development capabilities. For a discussion of risks relating to competition, see “Risk Factors—Risks Related to Our Business—We may face increasing competition, which could reduce our market share and materially and adversely affect our results of operations.”

Intellectual Property

We regard our copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, suppliers and others to protect our proprietary rights.

We have applied for the registration of the “China Mobile Games and Entertainment” trademark in China. As of December 31, 2011, we have registered with the State Copyright Bureau of the PRC 46 copyrights for software we developed or acquired from third parties. In addition, we have registered 12 domain names, including www.cmge.com, www.kkfun.com, www.3guu.com and www.sz-tastech.com, our primary operation websites.

While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. Also, we cannot be certain that our products and services do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others, as discussed in “Risk Factors—Risks Related to Our Business—We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.”

Employees

We had 223, 254 and 339 full-time employees as of December 31, 2009, 2010 and 2011, respectively. The following table sets forth the number of our employees categorized by areas of operations as of December 31, 2011:

Number of
Function	Employees
Research and game development	210
Management and general administration	35
Operations, sales and marketing, and technology support	94
Total	339

Our success depends on our ability to attract, retain and motivate qualified personnel. We focus on long-term growth in our hiring decisions and search for employees that are innovative, take ownership of their assignments and are committed to advancing their careers. We believe our unique company culture is the foundation of our success in attracting and retaining game design, product management, engineering and operational talent. We believe we offer our employees competitive compensation packages, and we have generally been able to attract and retain qualified personnel and maintain a stable core management team. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. For a description of the employment agreement we signed with some members of our senior management, see “Management—Employment Agreements.”

Substantially all of our employees are based in the PRC. In accordance with PRC laws, our full-time employees in China participate in various employee benefit plans required by the government, including pension, medical benefit plans, unemployment insurance, work-related injury insurance and maternity insurance.

Compensation for our full-time employees typically consists of base salary, seniority pay and other subsidies. In addition, based on our results of operations, we may award bonuses to our employees solely at our discretion.

Facilities

Our principal executive offices are located at Block A, 15/F Huajian Building, 233 Tianjun Road, Tianhe District, Guangzhou, PRC. We also maintain offices in other cities in China, including offices in Beijing, Guangzhou and Shenzhen, under leases with terms ranging from one to five years. In aggregate, we maintained a total of approximately 2,000 square meters for our offices as of December 31, 2011. We lease our facilities from independent third-parties and do not own any real property.

We believe that our leased facilities are adequate to meet our needs for the foreseeable future, and that we will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate our future expansions.

Insurance

We do not maintain any property insurance policies covering equipment and facilities for losses due to fire, earthquake, flood or any other disaster. Consistent with customary industry practice in China, we do not maintain business interruption insurance or key employee insurance for our executive officers. Damage to any of our uninsured equipment or buildings or a significant product liability claim could have a material adverse effect on our results of operations. See “Risk Factors—Risks Relating to Our Business—Our lack of insurance could expose us to significant costs and business disruption.”

Legal Proceedings

We are currently not a party to, and we are not aware of any threat of, any legal, arbitral or administrative proceedings, which, in the opinion of our management, is likely to have a material and adverse effect on our business, financial condition or results of operations. We may from time to time become a party to various legal, arbitral or administrative proceedings arising in the ordinary course of our business.

REGULATIONS

Our provision of mobile game development and operation and mobile handset design services is subject to a number of PRC laws and regulations relating to the telecommunications services, Internet information services, electronic and Internet publications, online games and cultural products, and information security and censorship, and is regulated by various PRC government authorities, including:

•           the Ministry of Industry and Information Technology, or MIIT (formerly the Ministry of Information Industry, or MII);

•           the General Administration of Press and Publication, or GAPP (formerly the State Press and Publications Administration, or SPPA);

•           the Ministry of Culture, or MOC;

•           the Ministry of Public Security;

•           the State Administration for Industry and Commerce, or SAIC;

•           the Ministry of Commerce, or MOFCOM (formerly the Ministry of Foreign Trade and Economic Cooperation, or MOFTEC);

•           the State Council Information Office, or SCIO; and

•           the State Administration of Foreign Exchange, or SAFE.

These PRC government authorities have issued a series of rules that regulate a number of different substantive areas of our business, which are discussed below.

Regulations on Telecommunications Industry

Telecommunications Services

On September 25, 2000, the State Council of the PRC, or the State Council, promulgated the Regulations on Telecommunications of the PRC, or the Telecom Regulations, which regulate the telecommunication industry and telecommunication-related activities in the PRC. Pursuant to the Telecom Regulations, telecommunications business operations in the PRC are subject to certain licenses from MIIT or its provincial counterpart, depending upon the different categories of services and geographic region of operation. Telecommunications services are divided into two main categories: basic telecommunications services and value-added telecommunications services. Each category of services is further divided into several sub-categories. Pursuant to the Catalogue for Classification of Telecommunications Services effective as of April 1, 2003, our business constitutes the information services business, which falls within the value-added telecommunications business category.

On March 5, 2009, MIIT issued the Measures on Administration of Telecommunications Business Operation Licensing, or the Telecom Licensing Measures, which became effective on April 10, 2009 and repealed the Measures on Administration of Telecommunications Business Operation License issued in 2001. The Telecom Licensing Measures spell out the conditions, documents required and procedures for application for the telecommunications business operation license and specify the requirements on usage of the license and the code of conduct that telecommunications services providers must comply with. According to the Telecom Licensing Measures, telecommunications services providers are also required to lodge certain documents with the competent authorities in first quarter of each year and go through the annual inspection process in respect of their operations during the previous year.

Foreign Investment in Telecommunications Sector

Foreign investment in telecommunications sector is governed by the Regulations on Administration of Foreign Invested Telecommunications Enterprises, or the FITE Regulations, which were promulgated by the State Council on December 11, 2001 and amended on September 10, 2008. Pursuant to the FITE Regulations, a foreign investor must establish a Chinese-foreign equity joint venture with a Chinese partner to invest in telecommunications industry. A foreign-invested telecommunications enterprise, or FITE, is allowed to be engaged in basic telecommunications business and value-added telecommunications business. The foreign investor’s ultimate equity holding percentage in a value-added telecommunications business may not exceed 50%.

To comply with the restrictions on the foreign participation percentage in the telecommunications industry, we have established Yingzheng, a VIE to undertake the value-added telecommunications business. For a detailed discussion of the contractual arrangements with our VIE, please refer to “Our Corporate History and Structure—Our Contractual Arrangements with VIE.”

On July 13, 2006, MIIT issued the Circular on Strengthening Administration of Foreign Invested Value-Added Telecommunications Business Operation, or the MIIT Circular. The MIIT Circular emphasizes that a foreign investor planning to invest in the value-added telecommunications sector in the PRC must set up an FITE and apply for the applicable telecommunications business operation license. A domestic value-added telecommunications services provider shall not lease, transfer or sell any telecommunications business operation license in any way to a foreign investor, or provide resources, sites, facilities or other conditions for a foreign investor to illegally operate a telecommunications business in the PRC.

According to the MIIT Circular, if a foreign investor cooperates with a domestic value-added telecommunications services provider, the following requirements apply: (1) the domain names and registered trademarks used by the value-added telecommunications services provider must be legally owned by itself or its shareholder; (2) the value-added telecommunications services provider must have site, servers and other necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license; and (3) the value-added telecommunications services provider must safeguard its network information by establishing relevant measures and administrative system for network security and putting in place procedures for handling emergencies of network and information security.

Regulations on Electronic and Internet Publication

On February 21, 2008, GAPP issued the Regulations on Administration of Publishing of Electronic Publications, or the Electronic Publications Regulations, which became effective from April 15, 2008 and repealed the previous Regulations on Administration of Electronic Publications issued on December 30, 1997. Pursuant to the Electronic Publications Regulations, the PRC implements a licensing system for publishing of electronic publications. A company wishing to publish electronic publications must meet the specified requirements on registered capital, equipment, site, organizational structure, etc. and obtain the approval from GAPP. With such approval, the company must handle registration with the provincial counterpart of GAPP and obtain an Electronic Publications Publishing License. A company engaged in publishing of electronic publications is also required to go through a regular inspection process every two years, in which process, the company’s registration, qualification, business operation, compliance and internal management will be reviewed by the provincial counterpart of GAPP. Mobile games are classified as a type of electronic production and publishing of mobile games is subject to the foregoing license and requirements.

On June 27, 2002, GAPP and MIIT jointly issued the Interim Regulations on Administration of Internet Publication, or the Internet Publication Regulations, which became effective from August 1, 2002. These regulations require business operations involving internet publishing to be approved by GAPP prior to applying for the relevant approval from the MIIT. Under a relevant notice jointly issued by GAPP and other government authorities on September 28, 2009, provision of online games via Internet is regarded as an Internet publishing activity and subject to the prior approval by GAPP. With such approval, the online game operator will be granted an Internet Publishing License specifically allowing online games operation. The notice prohibits any direct foreign investment in online games operation business. Furthermore, it prohibits foreign control or participation in domestic companies’ online game operation business in an indirect way such as entering into relevant agreements or providing technical support, or in any other disguised manner.

Regulations on Online Games and Cultural Products

Pursuant to the Guiding Catalogue for Foreign Investment Industries of 2007, the Internet culture business falls within the category of industries prohibiting foreign investment. On February 17, 2011, MOC issued the revised Interim Regulations on Administration of Internet Culture, or the Internet Culture Regulations, effective as of April 1, 2011. According to the Internet Culture Regulations, the “Internet cultural products” are defined as including the online games specially produced for Internet and games reproduced or provided through Internet. Provision of Internet cultural products and related services is subject to the approval of MOC or its provincial counterpart. MOC issued the Circular on Implementation of the Newly Revised Interim Regulations on Administration of Internet Culture on March 18, 2011, which provides that temporarily the authorities will not accept applications by foreign-invested Internet content providers for operation of Internet culture business (other than online music business).

On June 3, 2010, MOC issued the Interim Measures on Administration of Online Games, or the Online Game Measures, which became effective from August 1, 2010. Pursuant to the Online Game Measures, a company wishing to be engaged in operation of online games, including mobile games operated through wireless telecommunication networks, issuance of virtual currency and/or provision of virtue currency transaction services must have a registered capital of at least RMB10 million and obtain an Internet Culture Business License from the provincial counterpart of MOC.

The Online Game Measures place restrictions on the content of online games and MOC is responsible for conducting the content review. With respect to the online games developed in the PRC, the online game operators are required to complete filing procedures with MOC within thirty days after the online games are provided via internet, and indicate the filing numbers at the designated places of their websites and in the games. Online game operators are also required to establish self-censorship systems and have dedicated personnel for the purpose to ensure the lawfulness of the content of online games.

The Online Game Measures require the online game operators to, based on the contents, functions and target users, formulate user guidance and warning information regarding the online games, and indicate such information at a conspicuous place of their websites and in the games. MOC has formulated the Essential Clauses of the Standard Agreement for Online Game Services. Pursuant to the Online Game Measures, the service agreement entered into between an online game operator and a user must include all the essential clauses specified by MOC. Other clauses in the service agreement shall not contravene the essential clauses. Furthermore, the online game operators are required to take technical and managerial measures to ensure online information security, including preventing computer virus invasion, attack or damage, backing up important data and saving user registration information, operating information, maintenance logs and other information, and protect State secretes, trade secrets and users’ personal information.

Regulations on Software Products

On March 5, 2009, MIIT issued the Measures on Administration of Software Products, or the Software Measures, which took effect as of April 10, 2009 and replaced the previous measures concerning the same subject matter issued on October 27, 2000. The Software Measures regulate development, production, sales, import and export of software products in the PRC in a view to promoting the development of China’s software industry. The Software Measures brought into place a registration and filing system for software products. Software products developed in China shall be registered with the provincial counterpart of MIIT and filed with MIIT, and be granted the Software Product Registration Certificates. According to the Circular on Purifying Online Games jointly issued by MOC, MIIT, SAIC and other relevant government authorities on June 9, 2005, if an online game is not registered and filed under the Software Measures, it is not allowed to be operated in the PRC.

Regulations on Technology Import and Export

On December 10, 2001, the State Council promulgated the Regulations on Administration of Import and Export of Technologies, which took effect as of January 1, 2002. These regulations and related legislations set out the regime regulating the import and export of technologies. The import and export of technologies is broadly defined as including transfer or license of patents, software and know-how, and provision of services in relation to the technology. Under the regime, technologies are classified as prohibited, restricted or freely-tradable. The technologies in the freely-tradable category may be traded freely without a special approval or license. The contracts for export of freely-tradable technologies are required to be filed with the relevant government authority for record but the filing procedure is not a pre-condition for effectiveness of the contracts.

Regulations on Information Security and Privacy Protection

On December 28, 2000, the Standing Committee of the National People’s Congress introduced legislation for protection of the Internet security. The legislation prohibits use of the Internet that violates the PRC laws and regulations or damages the public security. It also prohibits dissemination of illegal or socially destabilizing content or leakage of state secrets through the Internet, or infringement on trade secret or other legal rights and interests. According to the Regulations on Protection of Computer Information System Security issued by the State Council and effective as of February 18, 1994, the public security authorities are responsible for supervising, inspecting and guiding the Internet security protection work of the information system users and investigate and penalize activities breaching the mandatory Internet security requirements.

On December 11, 1997, the State Council approved the Measures for Administration of Security Protection of Internet and Computer Information Network, and the measures took effect on December 30, 1997. The measures require internet service providers to provide a monthly report of certain user information to the public security authority and assist the public security authority in investigating incidents involving breach of laws and regulations on the Internet security.

On December 13, 2005, the Ministry of Public Security issued the Regulations on Technological Measures for Internet Security Protection, or the Internet Protection Measures, which took effect from March 1, 2006. The Internet Protection Measures require ICP operators to take proper measures including anti-virus, data back-up and other related measures, and keep records of certain information about its users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days, and detect illegal information, stop transmission of such information, and keep relevant records. Internet services providers are prohibited from unauthorized disclosure of users’ information to any third parties unless such disclosure is required by the laws and regulations. They are further required to establish management systems and take technological measures to safeguard the freedom and secrecy of the users’ correspondences.

Regulations on Intellectual Property

Copyright

The Copyright Law of the PRC, adopted in 1991 and revised respectively in 2001 and 2010, protects copyright and explicitly covers computer software copyright. On December 20, 2001, the State

Council promulgated the new Regulations on Computer Software Protection, effective from January 1, 2002, which are intended to protect the rights and interests of the computer software copyright holders and encourage the development of software industry and information economy. In the PRC, software developed by PRC citizens, legal person or other organizations is automatically copyright protected immediately after its development, without an application or approval. Software copyright may be registered with the designated agency and if registered, the certificate of registration issued by the software registration agency will be the preliminary evidence of the ownership of the copyright and other registered matters. On February 20, 2002, the National Copyright Administration of the PRC introduced the Measures on Computer Software Copyright Registration, which outline the operational procedures for registration of software copyright, as well as registration of software copyright license and transfer contracts. The Copyright Protection Center of China is mandated as the software registration agency under the regulations.

Trademark

The Trademark Law of the PRC, adopted in 1982 and revised respectively in 1993 and 2001, protects registered trademarks. The China Trademark Office under the SAIC is responsible for trademark registrations. Upon the registration of a trademark, the register will have the right to exclusively use the trademark. Registered trademark license agreements are required to be filed with the China Trademark Office for record.

Domain Name

Internet domain name registration and related matters are primarily regulated by the Implementing Rules on Registration of Domain Names issued by CNNIC, the domain name registrar of the PRC, which became effective on June 5, 2009, the Measures on Administration of Domain Names for the Chinese Internet, issued by MIIT on November 5, 2004 and effective as of December 20, 2004, and the Measures on Domain Name Disputes Resolution issued by CNNIC on February 14, 2006 and effective as of March 17, 2006. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration.

SAFE Circular 75

On October 21, 2005, SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or the SAFE Circular 75, which became effective as of November 1, 2005. Detailed rules for implementation of the SAFE Circular 75 were issued in May 2007. Pursuant to the SAFE Circular 75 and the detailed rules, a PRC resident (whether a natural or legal person) is required to complete the initial registration with the local SAFE counterpart before incorporating or acquiring control of an offshore special purpose vehicle, or SPV, with assets or equity interests in an onshore company located in the PRC, for the purpose of offshore equity financing. The PRC resident is also required to amend the registration or handle a filing procure upon (i) injection of the assets or equity interests in an onshore company or undertaking of offshore financing, and (ii) a material change that may affect the capital structure of the SPV.

Under the SAFE Circular 75, the fulfillment of the initial and amended SAFE registrations as described above is a prerequisite for other regulatory approvals and registrations required for relevant cross-border investment activities and capital flows, such as the offshore entity’s inbound investment or provision of shareholder’s loans to the onshore entity and the onshore entity’s payment of dividends or repatriation of liquidation proceeds, equity interests disposal proceeds or capital reduction to the offshore entity.

National Security Review

On August 25, 2011, MOFCOM promulgated the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement the Security Review Circular. According to the Security Review Circular, if a targeted domestic enterprise is engaged in industries having a national security concern and the merger or acquisition will result in foreign investor’s acquiring actual control of the domestic enterprise, the transaction is subject to security review. According to the MOFCOM Security Review Regulations, MOFCOM will focus on substance and the actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Security Review Circular led by the National Development and Reform Commission and MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the mobile games business requires security review, and there is no requirement that acquisitions completed prior to the promulgation of the Security Review Circular are subject to MOFCOM review. As we acquired actual control over our VIE prior to promulgation of the Security Review Circular and the MOFCOM Security Review Regulations, we do not believe we are required to submit our existing contractual arrangement to MOFCOM for security review. However, we have been advised by our PRC legal counsel, Guantao Law Firm, that as the Security Review Circular and the MOFCOM Security Review Regulations are relatively new and there is no clear statutory interpretation of them, there can be no assurance that MOFCOM will have the same view as we do when applying the national security review requirements.

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in the PRC are the Regulations on Administration of Foreign Exchange, or the Foreign Exchange Regulations, promulgated by the State Council in 1996 and amended in 1997 and 2008. Under the Foreign Exchange Regulations, RMB is freely convertible for current account items, such as dividends distributions, interest payments, and trade and service-related foreign exchange transactions, on a basis of true and lawful transactions, but not for capital account items, such as direct investments, loans, repatriation of investments, and investments in securities outside the PRC, unless the prior approval of SAFE is obtained and registration with SAFE is completed.

Pursuant to the Rules on Administration of Settlement, Sale and Payment of Foreign Exchange Provisions, issued by the People’s Bank of China on June 20, 1996 and effective from July 1, 1996, foreign-invested enterprises in the PRC may purchase foreign currency, subject to a cap approved by SAFE, to settle current account transactions, without the approval from SAFE. Foreign exchange transactions under capital account are still subject to limitations and require approvals from or registrations with SAFE.

Regulations on Dividend Distribution

The principal regulations governing distribution of dividends by wholly foreign-owned enterprises include the Company Law of the PRC, adopted in 1993 and amended in 1999, 2004 and 2005, The Law on Wholly Foreign-owned Enterprises of the PRC, adopted in 1986 and amended in 2000, and the Implementing Rules of the Wholly Foreign-owned Enterprise Law, issued in 1990 and amended in 2001. Under these laws and regulations, foreign-invested enterprises in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. Foreign-invested enterprises in the PRC are required to allocate 10% of its after-tax profits each year to their general reserves until the accumulated amount of such reserves has reached 50% of their registered capital. These reserve funds are not distributable as cash dividends.

Laws on Labor and Social Security

On June 29, 2007, the PRC government promulgated the PRC Labor Contract Law, which became effective on January 1, 2008. Pursuant to the PRC Labor Contract Law and the PRC Labor Law, which became effective on January 1, 1995, (i) employers must execute written labor contracts with full-time employees, (ii) employers are prohibited from forcing employees to work overtime unless they pay overtime pay to the employees and the hours worked beyond the standard working hours are within the statutory limits, (iii) employers are required to pay salaries to employees on time and the salaries paid to employees shall not be lower than the local minimum salary standard, and (iv) employers shall establish its system of work safety and sanitation, and provide employees with workplace safety training. In addition, in accordance with the relevant laws and regulations on social security, employers in the PRC are required to make contributions to various social insurances (including medical, pension, unemployment, work-related injury and maternity insurance) and the housing fund on behalf its employees. As of the date of this prospectus, certain of our subsidiaries have not made all necessary contributions to the various social insurances and the housing fund on behalf of their employees, the aggregate amount of which is RMB2.3 million (US$0.4 million). Our PRC legal counsel, Guantao Law Firm, has advised us that our failure to make such payments could subject us to penalties, including fines and court enforcement.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our directors, appointee directors, and executive officers as of the date of this prospectus. The business address of all of our directors and executive officers is Block A, 15/F Huajian Building 233, Tianfu Road, Tianhe District, Guangzhou, PRC.

Name	Age	Position
Lijun Zhang	48	Chairman of the board
Hendrick Sin	37	Vice-chairman of the board
Yongchao Wang	38	Vice-chairman of the board
Ken Jian Xiao	32	Director and chief executive officer
Ken Fei Fu Chang	37	Director and chief financial officer
Estella Yi Kum Ng	54	Independent director(1)
Chen-Wen Tarn	51	Independent director(2)
Haila Wang	51	Independent director(1)
San Xie Shu Liu	36	Chief operating officer
Hupert Zhengning Hu	37	Executive vice president
Zhenyu Hu	43	Vice president
Kevin Yongning Ye	35	Vice president
Yixun Kuang	35	Vice president
Henry Wai Tong Leung	30	Financial controller
Olivia Yuan Shan Lee	28	Finance manager

(1)   Ms. Ng and Mr. Wang have accepted appointments to be our directors effective upon the declaration of effectiveness of the registration statement of which this prospectus forms a part.

(2)   Mr. Tarn has accepted an appointment to be our director effective upon the closing of the share purchase agreement between us, VODone, Mediatek, Core Tech and PVG.

Lijun Zhang has been our chairman since the completion of our reorganization in August 2011. He has been the chairman of VODone, our principal shareholder, since its inception. He is a Chinese representative to the APEC Business Advisory Council, chairman of China APEC Development Council, council member of the Association for Relations Across the Taiwan Strait, vice chairman of the China Internet Association, vice chairman of China Social Workers Association, vice president of China WTO Research Institute, honorary president of the Council of Beijing Association of Online Media, and a standing member of China Copyright Council. Dr. Zhang is also a professor of Nankai University in China, an honorary professor of the University of Sydney in Australia and an experienced expert in China’s Internet media. Dr. Zhang holds a doctorate degree in economics from Nankai University in July 2002.

Hendrick Sin has been our vice-chairman since the completion of our reorganization in August 2011. He has been VODone’s executive director since March 2009 and chief financial officer since May 2009. Prior to joining VODone, he was a director of investment banking advisory at HSBC. He has approximately 12 years of experience in investment banking and advised on a wide range of notable equity fund raisings and merger & acquisition transactions involving PRC and Hong Kong corporations. He graduated from Stanford University in 1997 with a master’s degree in engineering-economic systems and operations research. He also holds three bachelor’s degrees in computer science/mathematics, economics and industrial management with honors from Carnegie Mellon University. Mr. Sin is a member of the Hong Kong Institute of Directors.

Yongchao Wang will become our vice-chairman in April 2012. Prior to then he served as our chief executive officer from our inception. Mr. Wang founded Yingzheng and became its chief executive officer in 2004. He has more than 15 years of experience in the mobile value-added services industry in China, holding management positions with a number of telecommunications companies in China. Mr. Wang has extensive experience in market development, operations and team management. Mr. Wang graduated from Guangdong Provincial Academy of Social Science with a master of science degree in economics in 2002. He also holds a bachelor’s degree in business management from Jinan University in 1994.

Ken Jian Xiao will become our chief executive officer and a director in April 2012. Before becoming our chief executive officer, Mr. Xiao served as our chief operating officer from our inception. Mr. Xiao founded Huiyou in 2007 and is the chairman of Dragon Joyce, our subsidiary operating the feature phone business. Prior to founding Huiyou, he founded Infomobile, a company acquired by Samsung in August 2003. He was a founding member of A8 Digital Music, a company listed on the Main Board of the Stock Exchange of Hong Kong. Mr. Xiao graduated from South China Normal University in 2008 with a bachelor’s degree in law and Beijing University of Aeronautics and Astronautics with a master’s degree in software engineering.

Ken Fei Fu Chang has been our chief financial officer since May 23, 2011 and a director since April 2012. Mr. Chang has worked for 15 years in a number of leading international investment banks and asset management companies with extensive experience in research, product structuring, financial analysis, asset management and equity capital markets. Ken’s most recent position was director and senior strategist at Barclays Capital from 2010. From 2005 to 2010, based in Tokyo, Mr. Chang worked as senior analyst and fund manager for the Silverstone Fund in Tokyo, a US$400 million global equity hedge fund. Prior to that, from 1998 to 2005 (four years in Tokyo and three years in Hong Kong), Mr. Chang was the head of the Asia Pacific and Japan equity linked and convertible strategy group of Merrill Lynch. Mr. Chang graduated from Stanford University with a master’s degree in engineering economic systems in 1996. He also holds a bachelor’s degree in electrical engineering from the University of Michigan.

Estella Yi Kum Ng will become our director upon the effectiveness of the registration statement of which this prospectus forms a part. Ms. Ng has served as the chief financial officer of Country Garden Holdings Company Limited, a China-based property development company listed on the Hong Kong Stock Exchange, since 2008. Prior to that, she worked at Hang Lung Properties Limited, a property development company listed on the Hong Kong Stock Exchange, from 2003 to 2007, including as an executive directors. She has worked at the Hong Kong Stock Exchange in various senior positions, including as senior vice president of the listing division, and at Deloitte Touche Tohmatsu, where she gained substantial auditing experience. Ms. Ng is an associate of the Institute of Chartered Accountants in England and Wales, a fellow of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants and a member of the American Institute of Certified Public Accountants. She has also fulfilled public service appointments, including as a co-opted member of the audit committee of the Hospital Authority of Hong Kong and a corporate advisor to the Business School of Hong Kong University of Science and Technology. Ms. Ng received a master’s of business administration degree from the Hong Kong University of Science and Technology in 1995.

Chen-Wen Tarn will become our director upon closing of the share purchase agreement between us, VODone, Mediatek, Core Tech and PVG. He is a general partner and a member of the investment committee at Pacific Venture Partners, an affiliate of PVG. Mr. Tarn has been engaged in academic research and higher education for over fifteen years. He has worked at the National Taiwan University of Science and Technology as professor in the department of electrical engineering from September 1991 to January 2004 and as a professor at the Graduate Institute of Electro-Optical Engineering since February 2009. Mr. Tarn has also held senior positions in various telecommunication, Internet and technology firms, including as a consultant of Pacific Venture Partners from February 2004 to August 2007, as the executive vice president of GigaMedia Limited and as the president of Koos Broadband Telecom Inc. from February 2004 to October 2008. He has also served as the chairman of the Taiwan Internet Association since 2006. Mr. Tarn received a Ph.D. degree in electrical engineering from Syracuse University in 1991.

Haila Wang will become our director upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Wang has over 20 years of experience in the telecommunication industry. He co-founded Orange Labs Beijing, a research and development center owned by France Telecom that develops internet services and Android applications for mobile devices, in 2004 and has served as its chief executive officer since 2009. He served as vice president of the service management division of Equant from 2001 to 2003 and as a vice president in charge of the global field operations of Global One from July 200 to July 2001. He also worked in various technical departments of France Telecom beginning in 1988. He received his engineer’s degree from Ecole Polytechnique in Paris, France in 1983 and his Ph.D. from the University of Paris in 1986.

San Xie Shu Liu will become our chief operating officer in April 2012. He is generally responsible for product development, channel expansion, market promotion and customer service. Prior to his appointment as chief operating officer, he was the chief operating officer for Yingzheng, our VIE, which he joined in 2006. Prior to joining Yingzheng, he worked for Rock Mobile as a senior designer and for Sina.com as the greater China regional vice marketing director, where his duties related to developing and marketing mobile games. Mr. Liu received his bachelor’s degree in interior and furniture design from the Central South University of Forestry and Technology located in Hunan province in 1996.

Hupert Zhengning Hu has been our executive vice president since our inception. Mr. Hu founded OWX Holding in 2007 and is the chairman of OWX Holding, our subsidiary operating our own handset design business. Prior to founding OWX Holding, he was a senior engineer at TCL from 2003 to 2006. Mr. Hu graduated from Wuhan Institute of Technology in 1998 with a bachelor’s degree in automation and from Guizhou University in 2001 with a master’s degree in automation.

Zhenyu Hu has been our vice president since our inception. He has over 10 years of experience in commercial operations and team management. Mr. Hu has also been the assistant general manager of 3GUU BVI since 2006. Mr. Hu is instrumental in our strateigic planning, leading us to build strong strategic partnerships for mobile game business with China Mobile, China Unicom and China Telecom. Mr. Hu obtained a bachelor’s degree in marketing from Jiangxi Academy for Specialized Economic Management in 2006.

Kevin Yongning Ye has been our vice president since our inception. In December 2009, he was appointed a senior vice president for the marketing and products center of Kuailefeng, our predecessor. Mr. Ye has 10 years of experience in the mobile value-added services and mobile games development industry in China. Mr.Ye co-founded and was appointed the chief operation officer of Shenzhen Kai Kai Technology Co., Ltd., a technology company in Shenzhen. Prior to that, he was a market development manager with Samsung MPEON Asia Co., Ltd., a mobile value-added service company, and a Greater China customer relations manager with PCCW Limited, an international telecommunications provider. Mr. Ye graduated from Columbia Southern University with an MBA in 2007.

Yixun Kuang has been our vice president since our inception. Prior to joining us, he was a senior engineer at TCL Mobile Communications Co., Ltd. from 2002 to 2007, and a research engineer at Southern Communications Co., Ltd. from 1999 to 2002. Mr. Kuang graduated from Xi’an Electronic Technology University in 1999 with a bachelor’s degree in automation.

Henry Wai Tong Leung has been our financial controller since our inception. Prior to joining our company, he was an audit manager at KPMG in Hong Kong. He is a certified public accountant in Hong Kong and an associate member of Association of Chartered Certified Accountants. Mr. Leung graduated from The Hong Kong Polytechnic University in 2004 with a bachelor’s degree in accountancy.

Olivia Yuan Shan Lee has been our finance manager since July 2011. Prior to joining our company, she worked as a manager at Ernst & Young LLP in the United States. She has significant experience in financial reporting, auditing and preparing financial statements under U.S. GAAP and compliance with Sarbanes-Oxley for U.S.-based companies. She is a certified public accountant under American Institute of Certified Public Accountants and a Certified Fraud Examiner. Ms. Lee graduated from the University of Southern California in Los Angeles, California in 2005 with a bachelor’s degree in Science in Accounting and Accounting Information Systems.

Employment Agreements

We have entered into an employment agreement with each of our executive officers. We may terminate an executive officer’s employment for cause, at any time, without prior notice or remuneration, for certain acts of the officer, including, but not limited to, conviction of a crime, material violation of our rules and regulations, or other misconduct that cause material damage to us. Furthermore, an executive officer may terminate the employment at any time upon prior written notice to us. Each executive officer is entitled to severance pay equal to a certain specified number of months of his base salary, if we terminate his employment without any of the causes specified above.

Each of our executive officers has agreed to hold in strict confidence any trade secrets or confidential information of our company or trade secrets of any third-party received by us. Each executive officer has agreed that the intellectual property rights related to all work products, inventions, computer software, or other technological information which he has developed while performing his duties at our company or through mainly using our resources shall belong to us. Each executive officer has agreed to assist us to obtain and exercise all such intellectual property rights.

Board of Directors

Currently, we intend to have eight directors on our board of directors. A director is not required to hold any shares to qualify for appointment. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested as long as he or she has made a declaration of the nature of such interest. Our board of directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors to indemnify them against certain liabilities and expenses arising from their being a director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure that we comply with our memorandum and articles of association, as amended from time to time. Our company has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors

Each of our directors is subject to a term of office set out in our amended and restated memorandum and articles of association, pursuant to which one-third of the current members of our board are required to stand for re-election each year. Each director will hold office until the earlier of (i) the expiration of his term, (ii) his resignation, death or incapacity or (iii) his removal from office by special resolution of the shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement of composition with this creditors, or (ii) is found to be or becomes of unsound mind.

Under our amended and restated memorandum and articles of association,           and                     will stand for re-election at our 2012 annual meeting,                          and                      will stand for re-election at our 2013 annual meeting and                   and                   will stand for re-election at our 2014 annual meeting.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a corporate governance and nominating committee.

Audit Committee

Our audit committee will consist of Ms. Ng, Mr. Sin and Mr. Tarn. Ms. Ng and Mr. Tarn satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and under Rule 10A-3 under the Exchange Act. Ms. Ng will be the chair of our audit committee.

Our audit committee consists solely of independent directors that satisfy New York Stock Exchange and SEC requirements as of the date of this prospectus. The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our internal audit function and independent auditor.

The audit committee is responsible for, among other things:

•           appointing the independent auditors and pre-approving all audit and non-audit services permitted to be performed by the independent auditors;

•           reviewing with the independent auditors any audit problems or difficulties and management’s response;

•           discussing the annual audited financial statements with management and the independent auditors;

•           reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and

•           meeting separately and periodically with management and the independent auditors.

Compensation Committee

Our compensation committee will consist of Ms. Ng, Mr. Haila Wang and Mr. Sin. Our board of directors has determined that each member of the compensation committee is an “independent director” within the meaning of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. As a controlled company, we are exempt from the New York Stock Exchange corporate governance requirement of having a compensation committee consisting entirely of independent directors.

Our compensation committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Members of our compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any compensation committee meeting during which his compensation is deliberated. Our compensation committee is responsible for, among other things:

•           approving and overseeing the compensation package for our executive officers;

•           reviewing and making recommendations to our board with respect to our compensation policies and the compensation of our directors; and

•           reviewing periodically and making recommendations to the board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee will consist of Messrs.              ,                    and                     . Our board of directors has determined that                         is an “independent director” within the meaning of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. As a controlled company, we are exempt from the New York Stock Exchange corporate governance requirement to have a corporate governance and nominating committee consisting entirely of independent directors.

Our corporate governance and nominating committee assists our board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee is responsible for, among other things:

•           identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

•           reviewing annually with the board the current composition of the board in light of the characteristics of independence, skills, experience and availability of service to us;

•           identifying and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as the corporate governance and nominating committee itself;

•           advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any corrective action to be taken; and

•           monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law or the listing rules of the New York Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

For the year ended December 31, 2011, we paid an aggregate of RMB1.3 million (US$0.2 million) in cash compensation to our executive officers.

We have not set aside or accrued any amount of cash to provide pension, retirement or other similar benefits to our officers and directors. Our PRC subsidiaries and VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. We contributed an aggregate of approximately RMB175,000 (US$28,000) for retirement and similar benefits for our officers and directors in 2011.

Share Options

In July 2010, Dragon Joyce granted options to acquire an aggregate of 0.72% of the equity interests in Dragon Joyce to Dr. Lijun Zhang, our chairman, and Mr. Hendrick Sin, our vice chairman, for an aggregate purchase price of RMB1.7 million. On October 27, 2011, Dragon Joyce repurchased these options by transferring 209,134 of our ordinary shares to each of Dr. Zhang and Mr. Sin as consideration for the share options.

In October 2010, OWX Holding granted options to acquire an aggregate of 2.20% of the equity interests in OWX Holding to Dr. Zhang and Mr. Sin for an aggregate purchase price of RMB1.7 million. On October 28, 2011, OWX Holding repurchased these options by transferring 209,133 of our ordinary shares to each of Dr. Zhang and Mr. Sin as consideration for the share options.

In January 2011, 3GUU BVI granted options to purchase an aggregate of 0.61% of the equity interests in 3GUU BVI to Dr. Zhang and Mr. Sin for an aggregate purchase price of RMB1.7 million. On October 29, 2011, 3GUU BVI repurchased these options by issuing 7,958.91 of its own shares to each of Dr. Zhang and Mr. Sin as consideration for the share options. On October 29, 2011, we issued 114,775 of our ordinary shares to each of Dr. Zhang and Mr. Sin in exchange for their 7,958.91 shares in 3GUU BVI.

On February 6, 2012, we granted 18,657,185 share options to directors and executive officers. 25% of these options will vest upon each of the first, second, third and fourth anniversary of the grant date. The exercise price of these options is the greater of US$0.605 and the per share offering price of this offering.

Restricted Share Units

On August 24, 2011 and March 16, 2012, we issued 1,220,000 and 639,000 ordinary shares, respectively, to certain of our directors and officers at par value. Pursuant to the restricted share units subscription agreements, 25% of the restricted share units will vest upon each of the completion, the first, the second and the third anniversary of this offering. Prior to vesting, the restricted share units may not be transferred. Each of our directors and executive officers purchased shares that represent less than 1% of our total outstanding voting securities.

Share Option Scheme

We have adopted a share option scheme, or the Share Option Scheme, to motivate, attract, and retain employees, directors and consultants, and to promote the success of our business. The maximum number of ordinary shares which may be issued pursuant to all options under the Share Option Scheme is 30,394,955. We may seek separate shareholders’ approval, as well as approval of VODone’s shareholders, to grant options beyond this limit.

Term of the Scheme. The Share Option Scheme is valid for ten years.

Plan Administration. Our board of directors will administer the Share Option Scheme, and may delegate its administrative authority to a committee of one or more members of our board or one or more of our officers, subject to certain restrictions. Any proposed grant of options to a director (other than independent directors), chief executive or substantial shareholder must be approved by all independent directors.

Eligibility. We may grant awards to our employees, directors, consultants or service recipients, which include those of our subsidiaries or any affiliated entities.

Vesting Schedule. In general, the board determines the vesting schedule of the options. The board may require a particular option holder to achieve certain performance targets specified at the time of grant before any option grant can be exercised. The options shall be valid for ten years after the initial grant.

Option Price. The option price shall be determined by the board on a fair and reasonable basis, taking into consideration the prevailing market conditions, our performance and the performance and/or future potential contribution of the eligible person to the success of our business, which shall be no less than the nominal value of our share on the grant date.

Acceleration of Vesting upon Corporate Transaction. If a general offer is made to all of our shareholders or, for so long as we remain a subsidiary of VODone, to all shareholders of VODone, holders of our options may be entitled to exercise the option in full or in part regardless of any vesting period requirements.

Lapse of Options. Any unexercised option shall lapse, to the extent not already exercised, automatically on the earliest of, among other things: (a) ten years from the date of grant; (b) the date of termination of employment by us for cause; (c) expiry of the 30-day period from the date of voluntary resignation of the holder; (d) the date of termination of a service contract due to breach; and (e) expiry of the six-month period due to ill-health, injury, disability, death or retirement.

Amending the Share Option Scheme. No amendments to the Share Option Scheme shall be made which would have the effect of abrogating or altering adversely any of the subsisting rights of holders except with the consent of the holders. Subject to the above, the board may from time to time in its absolute discretion waive or amend any of the rules of the Share Option Scheme as it deems desirable, provided that, material amendments would require approval of our shareholders and, for so long as we remain a subsidiary of VODone, shareholders of VODone in general meetings.

The table below sets for the option grants made to our directors and executive officers pursuant to the Share Option Scheme as of the date of this prospectus, all of which were granted on February 6, 2012 and expire on February 6, 2022.

	Ordinary Shares
	Underlying
	Outstanding		Exercise Price
Name	Options		(US$/Share)
Lijun Zhang	3,039,494	(1)	*
Hendrick Sin	3,039,495		*
Yongchao Wang	3,039,495		*
Ken Jian Xiao	3,039,495		*
Ken Fei Fu Chang	3,039,495		*
San Xie Shu Liu	564,718		*
Hupert Zhengning Hu	455,924		*
Zhenyu Hu	615,373		*
Kevin Yongning Ye	455,924		*
Yixun Kuang	455,924		*
Henry Wai Tong Leung	455,924		*
Olivia Yuan Shan Lee	455,924		*

*      The exercise price is the greater of US$0.605 and the per share offering price of this offering.

(1)   Includes options held by Dr. Zhang’s wife, Chun Wang.

Share Incentive Plan

We intend to adopt a share incentive plan, or Share Incentive Plan, to motivate, attract, and retain employees, directors and consultants, and to promote the success of our business. The maximum number of shares which may be issued pursuant to all awards under the Share Incentive Plan is        . We do not intend to issue any awards under the Share Incentive Plan until after the completion of this offering.

Types of Awards. The Share Incentive Plan permits the grant of several kinds of awards, including among others, restricted shares, restricted share units and share appreciation rights.

Plan Administration. The compensation committee of our board of directors will administer the Share Incentive Plan, and may delegate its administrative authority to a committee of members of our board consisting of at least two or more non-employee directors. Among other things, the compensation committee will designate the eligible individuals who may receive awards, and determine the types and number of awards to be granted and terms and conditions of each award grant. The compensation committee has the sole power and discretion to cancel, forfeit or surrender an outstanding award.

Award Agreements. Awards granted under the Share Incentive Plan will be evidenced by a written award agreement that sets forth the material terms and conditions for each grant.

Eligibility. We may grant awards to the employees, consultants rendering bona fide services to us or our affiliated entities designated by our board, as well as our directors, provided that awards cannot be granted to consultants or non-employee directors who are resident of any country that does not allow grants to non-employees.

Acceleration of Awards upon Corporate Transactions. The compensation committee may, in its sole discretion, upon or in anticipation of a corporate transaction, accelerate awards, purchase the awards from the holder or replace the awards.

Vesting Schedule. The compensation committee determines the vesting schedules.

Amendment and Termination of the Share Incentive Plan. The compensation committee may at any time amend, modify or terminate the Share Incentive Plan, subject to shareholder approval to the extent required by laws. Additionally, shareholder approval will be specifically required to increase the number of shares available under the Share Incentive Plan, or to permit the compensation committee to extend the term or the exercise period of an option or share appreciation right beyond ten years, or if amendments result in material increases in benefits or a change in eligibility requirements. Any amendment, modification or termination of the Share Incentive Plan must not impair any rights or obligations under awards already granted without consent of the holder of such awards. Unless terminated earlier, the Share Incentive Plan will expire and no further awards may be granted after the tenth anniversary of the shareholders’ approval of the Share Incentive Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of the date of this prospectus by:

• each of our directors and executive officers; and

• each person known to us to beneficially own 3% and more of our ordinary shares.

Except as otherwise noted, the business address of each person listed in the table is c/o China Mobile Games and Entertainment Group Limited, Block A, 15/F Huajian Building 233, Tianfu Road, Tianhe District, Guangzhou, PRC.

Total
	Ordinary Shares			Class A Ordinary		Class B Ordinary		Voting
	Beneficially Owned			Shares Beneficially		Shares Beneficially		Power
	Prior			Owned After This		Owned After This		After This
	to This Offering(1)			Offering(1)		Offering(1)		Offering(1)
Name	Number		Percent	Number	Percent(2)	Number	Percent(2)	Percent(2)
Directors and Executive Officers:
Lijun Zhang	212,668,298	(3)	64.2%			—	—
Hendrick Sin	212,668,298	(4)	64.2%			—	—
Yongchao Wang	25,800,000	(5)	7.8%			—	—
Ken Jian Xiao	*		*			—	—
Ken Fei Fu Chang	*		*			—	—
Estella Yi Kum Ng	—		—			—	—
Chen-Wen Tarn	—		—			—	—
Haila Wang	—		—			—	—
San Xie Shu Liu	*		*			—	—
Hupert Zhengning Hu	*		*			—	—
Zhenyu Hu	*		*			—	—
Kevin Yongning Ye	*		*			—	—
Yixun Kuang	*		*			—	—
Henry Wai Tong Leung	*		*			—	—
Olivia Yuan Shan Lee	*		*			—	—
All Directors and Executive Officers as a group	240,388,550	(6)	72.6%			—	—
Principal Shareholders:
VODone Limited	211,633,466	(7)	63.9%				100%
King Reach Limited	38,000,000	(8)	11.5%			—	—
Realphone Technology Co., Ltd.	18,600,000	(9)	5.6%			—	—
Trilogic Investments Limited	25,800,000	(5)	7.8%			—	—

*             Less than 1% of our ordinary shares.

(1)     Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act, and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

(2)     Assumes           ordinary shares outstanding as of the date of this prospectus and           ordinary shares outstanding immediately after the closing of this offering, comprised of

Class A ordinary shares and           Class B ordinary shares and that underwriters do not exercise their over-allotment option. Each holder of our Class B ordinary shares is entitled to five votes per Class B common share. Our Class B common shares are convertible at any time by the holder into Class A ordinary shares on a share-for-share basis.

(3)     Consists of (a) 211,663,466 ordinary shares held directly and indirectly by VODone; (b) 533,042 ordinary shares held by Dr. Zhang personally; and (c) 258,790 and 213,000 restricted shares we sold to him on August 24, 2011 and March 16, 2012, respectively. Dr. Zhang, our chairman and chairman of VODone, beneficially owns 342,537,376 shares of VODone, representing approximately 13.02% of VODone’s shares outstanding as of June 9, 2011 with Ms. Chun Wang, Dr. Zhang’s wife. As a director of VODone, Dr. Zhang has shared voting and investment control over all the shares held by VODone and therefore may be deemed to have beneficial ownership of the shares held by VODone by virtue of his status as its controlling person. See “Management— Compensation of Directors and Executive Officers—Restricted Shares.”

(4)     Consists of (a) 211,663,466 ordinary shares held by directly and indirectly VODone; (b) 533,042 ordinary shares held by Mr. Sin personally; and (c) 258,790 and 213,000 restricted shares we sold to him on August 24, 2011 and March 16, 2012, respectively. As a director of VODone, Mr. Sin has shared voting and investment control over all the shares held by VODone and therefore may be deemed to share beneficial ownership of the shares held by VODone by virtue of his status as its controlling person. See “Management—Compensation of Directors and Executive Officers— Restricted Shares.”

(5)     Consists of 25,800,000 ordinary shares held by Trilogic pursuant to our purchase of its ownership in 3GUU BVI, see “Our Corporate History and Structure—Our Reorganization” and “Description of Share Capital—History of Securities Issuances.” Trilogic is beneficially owned by Mr. Yongchao Wang, our chief executive officer. Mr. Wang is the sole director of Trilogic, having voting and investment control over all the shares held by Trilogic and therefore may be deemed to share beneficial ownership of the shares held by Trilogic by virtue of his status as its controlling person. The registered address of Trilogic is OMC Chambers, Wickhams, Cay 1, Road Town, Tortola, British Virgin Islands.

(6)     Consists of (a) 533,042 shares owned by each of Dr. Lijun Zhang and Mr. Hendrick Sin personally, (b) 211,663,466 shares beneficially owned by Dr. Lijun Zhang and Mr. Sin through VODone, our principal shareholder, (c) 25,800,000 shares beneficially owned by Yongchao Wang, our chief executive officer, through Trilogic and (d) 1,859,000 restricted shares we sold to certain directors and employees on August 24, 2011 and March 16, 2012. See footnotes (3), (4) and (5) above and ‘‘Management—Compensation of Directors and Executive Officers—Restricted Shares.’’

(7)     Pursuant to a series of transactions, see “Our Corporate History and Structure—Our Reorganization” and “Description of Share Capital—History of Securities Issuances,” we issued 59,999,000, 106,500,000 and 43,500,000 ordinary shares to Action King, Dragon Joyce and OWX Holding, respectively. As 100% shareholder of each of Action King, Dragon Joyce and OWX Holding, VODone has voting and investment control over all the shares held by each of them and therefore may be deemed beneficial owner of their respective shares. VODone also owns 2,501,000 ordinary shares as our original shareholder prior to our reorganization. The registered address of VODone is Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda. The registered address of Action King is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The registered address of Dragon Joyce is Newhaven Trustees (BVI) Limited of P.O. Box 933, 3rd Floor, Omar Hodge Building, Wickhams, Cay 1, Road Town, Tortola, British Virgin Islands. The registered address of OWX Holding is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(8)     Consists of 38,000,000 ordinary shares held by King Reach Limited pursuant to our purchase of its ownership in Beauty Wave and China Wave, see “Our Corporate History and Structure—Our

Reorganization” and “Description of Share Capital—History of Securities Issuances.” King Reach is beneficially owned by Beauty Legend Development Limited, which is wholly owned by Mr. Guo Hao Zhu, who is also the sole director of King Reach. Mr. Guo Hao Zhu has voting and investment control over all the shares held by King Reach and therefore may be deemed to have beneficial ownership of the shares held by King Reach by virtue of his status as its controlling person. The registered address of King Reach is P.O. Box 933, 2nd floor, Abbott Building, Road Town, Tortola, British Virgin Islands.

(9)     Consists of 18,600,000 ordinary shares held by Realphone Technology Co., Ltd pursuant to our purchase of its ownership in OWX HK, see “Our Corporate History and Structure” and “Description of Share Capital—History of Securities Issuances.” Realphone is beneficially owned by Messrs. Hua Zheng and Jicheng Yang. Mr. Zheng is the sole director of Realphone, having voting and investment control over all the shares held by Realphone Technology Co., Ltd and therefore may be deemed to share beneficial ownership of the shares held by Realphone Technology Co., Ltd by virtue of his status as its controlling person. The registered address of Realphone is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Pursuant to our amended and restated memorandum and articles of association to be adopted prior to the closing of this offering, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to five votes per share. We will issue Class A ordinary shares represented by ADSs in this offering. Only VODone and its affiliates will hold our Class B ordinary shares.

VODone Hong Kong Stock Exchange Matters

Approval of Hong Kong Stock Exchange

Under Practice Note 15 under the listing rules of the Hong Kong Stock Exchange, this offering is deemed a “spin-off” transaction by VODone for which VODone requires approval by the Hong Kong Stock Exchange. VODone obtained the requisite approval for this offering from the Hong Kong Stock Exchange in.

Assured Entitlement Distribution

Pursuant to Practice Note 15 of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, in connection with this offering VODone must also distribute to its shareholders a certain portion of our shares that it currently holds as an assured entitlement. VODone intends to provide an assured entitlement with an aggregate value of approximately HK$         million (approximately US$          million). The assured entitlement distribution will only be made if this offering is completed.

VODone intends to effect the assured entitlement distribution by providing to its shareholders a “distribution in specie,” or distribution of our ADSs in kind, or assured entitlement ADSs, at a ratio of one assured entitlement ADS for every whole multiple of           ordinary shares of VODone held at the applicable record date for the distribution. The distribution will be made without consideration from VODone shareholders. VODone shareholders who are entitled to fractional ADSs, who elect to receive cash in lieu of ADSs, who are located in the United States or are U.S. persons or, who are affiliates of us or are otherwise ineligible holders will only receive cash in the assured entitlement distribution. VODone intends to use ordinary shares of our company that it has owned to make the assured entitlement distribution. The distribution in specie of ADS by VODone is not part of this offering and does not constitute a “sale” of our securities under the Securities Act. The distributed ADSs, each representing            Class A ordinary shares, will be freely tradable by the shareholders of VODone receiving the ADSs. The distribution of assured entitlement ADSs and checks for cash payments is scheduled to occur on or around            , 2012.

RELATED PARTY TRANSACTIONS

Upon completion of this offering, VODone will continue to be our controlling shareholder, with an indirect shareholding of            % of the combined total of our outstanding Class A and Class B ordinary shares, and control of            % of the voting power of the combined total of our outstanding Class A and Class B ordinary shares, assuming the underwriters do not exercise the over-allotment option and assuming that the entire assured entitlement distribution to VODone’s shareholders is made in ADSs. If the underwriters exercise their over-allotment option in full and assuming and the entire assured entitlement distribution to VODone’s shareholders is made in ADSs, upon the completion on this offering, VODone will have an indirect shareholding of            % of the combined total of our outstanding Class A and Class B ordinary shares, and control of            % of the voting power of the combined total of our outstanding Class A and Class B ordinary shares, VODone will continue to have the power acting alone to approve any action requiring a vote of the majority of our ordinary shares. The following is a summary of our related party transactions.

Acquisitions and Restructuring

See “Our Corporate History and Structure—Our Corporate History” and “Our Corporate History and Structure—Our Contractual Arrangements with VIE.”

Transactions with Certain Directors, Officers, Shareholders and Affiliates

In 2009, 2010 and 2011, we provided services to Kuailefeng, a company controlled by Dragon Joyce Group’s management pursuant to an exclusive business cooperation agreement, in an aggregate amount of RMB0.1 million, RMB5.9 million and RMB4.7 million (US$0.7 million), respectively. Under this exclusive business cooperation agreement, Kuailefeng agreed to engage us as its exclusive service provider of technical platform and technical support, maintenance and other services for an annual service fee calculated based on Kuailefeng’s revenues during the agreement’s term of 50 years. This agreement also grants to Kuailefeng the non-exclusive right to operate and sell in-game premium features of certain of our feature phone games to third parties. We have the right to suspend or terminate this sales agent grant at any time. During the period from October 27, 2009 to December 31, 2009, in 2010 and 2011, we generated revenues in an aggregate amount of RMB17.4 million, RMB22.5 million and RMB1.4 million (US$0.2 million), respectively, pursuant to this reseller right grant. In 2010, Kuailefeng also engaged us to provide mobile phone contents installation service in December 2010.

In 2010, we purchased services from Shenzhen Provider, Huazhongtianxun, Changshi Jiaren and Shidaixunda for their provisions of billing and collection services in our sale of in-game premium features and virtual items on feature phones, in an aggregate amount of RMB18.3 million, RMB11.1 million, RMB54,000 and RMB2.5 million, respectively. In 2011, we purchased services from these providers in an aggregate amount of RMB3.4 million (US$0.5 million), RMB2.1 million (US$0.3 million), nil and RMB2.2 million (US$0.4 million), respectively. Ken Jian Xiao, our chief executive officer, had shareholding in and control over Shenzhen Provider, which ceased to be a related party on July 11, 2011. He also had control over Huazhongtianxun, Changshi Jiaren and Shidaixunda, which ceased to be related parties on April 12, 2011.

In the period from October 27, 2009 to December 31, 2009, we obtained temporary funding from Kuailefeng, in an aggregate amount of approximately RMB0.2 million. In 2010, we obtained temporary funding from VODone, our majority shareholder, in an aggregate amount of RMB1.2 million. The temporary funding from VODone and Kuailefeng was unsecured, interest-free and repayable on demand. The proceeds of the temporary funding from VODone were injected into OWX Beijing and

Dragon Joyce Group as working capital. Prior to the commencement of this offering, we will have repaid all of the temporary funding.

In 2010 and 2011, Bright Way, which is controlled by OWX Group’s management, purchased raw materials for the handset design products on our behalf in an aggregate amount of RMB3.6 million and RMB116,000 (US$17,900), respectively. In 2010 and 2011, we also purchased raw materials from Bright Way in the amount of RMB1.5 million and RMB658,000 (US$105,000), respectively. All balances owed to Bright Way had been fully repaid by April 2011.

In the period from October 27, 2009 to December 31, 2009 and 2010, the acquisition consideration associated with our acquisition of Dragon Joyce paid by VODone, our majority shareholder, and the acquisition-related costs associated with our acquisition of Dragon Joyce paid by VODone, our majority shareholder, amounted to RMB216.4 million (US$34.4 million) and RMB275.9 million (US$43.8 million), respectively. In the period from October 27, 2009 to December 31, 2009 and 2010, the acquisition consideration associated with our acquisition of substantially all of the operating assets of Bright Way and Tastech, and 70% equity interests of 3GUU BVI paid by VODone, amounted to RMB0.8 million (US$0.1 million) and RMB0.9 million (US$0.1 million), respectively. These acquisition consideration and acquisition-related costs were not refundable and were recognised as VODone’s shareholder contribution.

In the year ended December 31, 2011, we obtained temporary funding from VODone in the amount for RMB4.6 million (US$0.7 million) for payment of expenses relating to this offering. The temporary funding from VODone was unsecured, interest-free and repayable on demand.

On March 21, 2012, we and VODone entered into a shares purchase agreement with MediaTek, Core Tech and PVG, pursuant to which Core Tech and PVG agreed to subscribe for 15,450,144 and 11,035,817 shares of our ordinary shares, respectively, for a consideration of US$7 million and US$5 million, respectively. Core Tech’s investment was made in connection with MediaTek and our intention to further develop our cooperative relationship. These ordinary shares contain a liquidation preference, as well as a right to put back the shares after one year, which rights will terminate upon the completion of this offering. The closing of the transaction is subject to customary closing conditions and is expected to occur before April 21, 2012.

Share Options

See “Management—Compensation of Directors and Executive Officers.”

Employment Agreements

See “Management—Employment Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law of the Cayman Islands and the common law of the Cayman Islands. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands and as such is exempted from certain requirements of the Companies Law.

As of December 31, 2011, our authorized share capital was US$1,000,000 divided into 1,000,000,000 shares with a par value of US$0.001 per share. We will adopt an amended and restated memorandum and articles of association, which will become effective upon the closing of this offering and replace our current memorandum and articles of association in its entirety. Upon the effectiveness of the amended and restated memorandum and articles of association, 750,000,000 shares will be designated as Class A ordinary shares and 250,000,000 will be designated as Class B ordinary shares.

The following are summaries of material provisions of our proposed amended and restated memorandum and articles of association and the Companies Law as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

(a) an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

(b) an exempted company is not required to open its register of members for inspection;

(c) an exempted company does not have to hold an annual general meeting;

(d) an exempted company may in certain circumstances issue no par value, negotiable or bearer shares;

(e) an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

(f) an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

(g) an exempted company may register as a limited duration company; and

(h) an exempted company may register as a segregated portfolio company.

Ordinary Shares

General

Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares shall have the same rights except for voting and conversion rights. All of our outstanding ordinary shares are fully paid. Certificates representing the ordinary shares are issued in registered form, meaning they are not negotiable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our memorandum and articles of association and the Companies Law. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder (as defined in our articles of association), such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares.

Voting Rights

In respect of matters requiring shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to five votes. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any shareholder holding at least          % of the paid up voting share capital present in person or by proxy.

A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Companies Law or our amended and restated memorandum and articles of association, we expect to hold shareholders’ meetings annually and such meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our ordinary shares. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all of our shareholders, as permitted by the Companies Law and our amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions in our amended and restated memorandum and articles of association, as listed below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

• the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

• the instrument of transfer is in respect of only one class of ordinary shares;

• the instrument of transfer is properly stamped, if required;

• in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

• the ordinary shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Ordinary Shares

Under the Companies Law, we may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders provided:

(a) no share can be redeemed unless it is fully paid up;

(b) no share can be redeemed such that there are no shares outstanding; and

(c) no share can be redeemed after we have commenced liquidation.

The payment of the redemption price may be made out of profits, or, subject to us being able to pay our debts as they fall due in the ordinary course of business immediately after such payment, be made out of the share premium account or capital (including capital redemption reserve).

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital

Our shareholders may from time to time by ordinary resolutions:

• increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

• consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

• convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

• sub-divide our existing shares, or any of them into shares of an amount smaller than the amount fixed by our amended and restated memorandum and articles of association provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

• cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Companies Law, our shareholders may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

(a) the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

(b) the date on which the name of any person was entered on the register as a member; and

(c) the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members shall be immediately updated to reflect the issue of shares by us to                            as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their names.

If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or the company itself may apply to the court for an order that the register be rectified.

History of Securities Issuances

The following is a summary of our securities issuances since our incorporation on January 20, 2011.

Ordinary Shares

On February 26, 2011, we issued one ordinary share (without taking into account the 1,000-for-1 share split effected on August 22, 2011) to VODone for nominal consideration. On August 23, 2011, we issued to VODone a total of 2,500,000 ordinary shares at par value. On August 23, 2011, we issued to:

• Dragon Joyce a total of 106,500,000 ordinary shares for its 100% equity interests in each of Beauty Wave and China Wave;

• King Reach Limited and Greatfaith Group Limited 38,000,000 and 7,600,000 ordinary shares, respectively, for nominal consideration at VODone’s instruction for its acquisition of 24.82% and 4.96% equity interests in Dragon Joyce held by King Reach Limited and Greatfaith Limited, respectively;

• OWX Holding 43,500,000 ordinary shares for its 100% equity interests in OWX HK; and

• Realphone Technology Co., Ltd 18,600,000 ordinary shares for nominal consideration at VODone’s instruction for its acquisition of 29.35% equity interests in OWX Holding;

• Action King 59,999,000 ordinary shares in exchange for its 69.58% equity interests in 3GUU BVI; and

• Trilogic 25,800,000 ordinary shares in exchange for its 29.82% equity interests in 3GUU BVI.

See “Our Corporate History and Structure—Our Reorganization.”

On October 29, 2011, we issued 114,775 of our ordinary shares to each of Dr. Zhang and Mr. Sin in exchange for their 7,958.91 shares in 3GUU BVI.

Options and Restricted Shares

We have granted to certain of our directors, executive officers and employees options to purchase our ordinary shares and restricted shares. As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 25,835,712 and we have 1,859,000 outstanding restricted shares. See “Management—Share Incentive Plans.”

Differences in Corporate Law

The Companies Law of the Cayman Islands is modeled after that of English Companies legislation but does not follow recent English statutory enactments. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and mergers and acquisitions between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to receive the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•           the statutory provisions as to the required majority vote have been met;

•           the shareholders have been fairly represented at the meeting in question;

•           the arrangement is such that may be reasonably approved; and

•           the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take over offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits

In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:

•           an act which is illegal or ultra vires;

•           an action which requires a resolution with a qualified or special majority which has not been obtained; and

•           an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Delaware law expressly authorizes stockholder derivative suits on the condition that the stockholder either held the stock at the time of the transaction of which the stockholder complains, or acquired the stock thereafter by operation of law and continues to hold it throughout the duration of the suit. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A plaintiff instituting a derivative suit is required to serve a demand on the corporation before bringing suit, unless such demand would be futile.

Corporate Governance

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the New York Stock Exchange or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Duties of Directors

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company:

•           a duty to act bona fide in the best interests of the company;

•           a duty not to make a profit based on his or her position as director (unless the company permits him to do so); and

•           a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director did not need to exhibit in the performance of his or her duties a greater degree of skill than what was reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Interested Directors

The Companies Law does not require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor does the Companies Law render such director liable to such company for any profit realized pursuant to such transaction. Such an obligation is imposed under our amended and restated memorandum and articles of association and a director must act in accordance with his duties at common law (as above).

Voting Rights and Quorum Requirements

Under Cayman Islands law, the voting rights of shareholders are regulated by a company’s articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under the Companies Law, certain matters must be approved by a special resolution, which is defined as two-thirds of the votes cast by shareholders present at a meeting and entitled to vote, or such higher majority as imposed by a company’s articles of association; otherwise, unless the articles of association otherwise provide, the requisite majority is a simple majority of votes cast.

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers.

Shareholder Proposals

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding not less than one-third of our voting share capital to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the rules of the New York Stock Exchange.

Approval of Corporate Matters by Written Consent

The Companies Law and our amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Calling of Special Shareholders Meetings

The Companies Law does not have provisions governing the proceedings of shareholders meetings, which are usually provided in the articles of association.

Staggered Board of Directors

The Companies Law does not contain statutory provisions that require staggered board arrangements for a Cayman Islands company. Such provisions, however, may validly be provided for in the articles of association, and we have provided for a staggered board of directors in our amended and restated memorandum and articles of association. Pursuant to such provision, one-third of the current members of our board are required to stand for re-election each year.

Issuance of Preferred Shares

The Companies Law allows shares to be issued with preferred, deferred or other special rights, whether in regard to dividends, voting, return of share capital or otherwise. Our amended and restated memorandum and articles of association provide that the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, in one or more series, whether with regard to dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences or otherwise and to such persons, at such times and on such other terms as they think proper.

Anti-takeover Provisions

The Companies Law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings and submit shareholder proposals. Our amended and restated articles of association contain the following provisions which may be regarded as defensive measures: (i) a staggered board of directors and (ii) the ability to issue preferred shares.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, assuming that the entire assured entitlement distribution is made in ADSs, we will have             outstanding ADSs representing approximately             % of our ordinary shares in issue. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales or perceived sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and we cannot assure you that a regular trading market for our ADSs will develop. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We and our existing shareholders, including our executive officers and directors, have agreed with the underwriters to certain lock-up arrangements. See ‘‘Underwriting.’’ A total of                              of our ordinary shares are subject to the lock-up agreements.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) will be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, upon the expiration of the lock-up agreements described above, a number of shares that does not exceed the greater of:

•           1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately shares immediately after this offering; or

•           the average weekly trading volume of the ADSs representing our ordinary shares on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

, as depositary, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in                      Class A ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at                     .

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•           Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•           Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•           Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:

•           sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•           if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

•           Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of deposit, be registered in the name of                        , as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•           temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•           the payment of fees, taxes and similar charges; or

•           compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•           to receive any distribution on or in respect of shares,

•           to give instructions for the exercise of voting rights at a meeting of holders of shares,

•           to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•           to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•           a fee of up to US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•           a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•           a fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•           reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•           a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the US$0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•           stock transfer or other taxes and other governmental charges;

•           cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

•           transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•           expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid.

At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary. and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1)         amend the form of ADR;

(2)         distribute additional or amended ADRs;

(3)         distribute cash, securities or other property it has received in connection with such actions;

(4)         sell any securities or property received and distribute the proceeds as cash; or

(5)         none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

•           payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•           the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•           compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no such disclaimer of liability under the Securities Act of 1933 is intended by any provision of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

•           any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•           it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•           it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

•           it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•           it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JP Morgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that (A) the custodian has been determined by a final non-appealable judgment of a court of competent jurisdiction to have (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located and (B) we or the registered holders of ADRs have incurred direct damages as a result of such act or omission to act on the part of the custodian. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or the company directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that any law, rule, regulation, fiat, order or decree, or any of our constituent documents may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of shares and (ii) deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•           be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•           appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary and holders in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States or through the commencement of an English language arbitration either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

TAXATION

The following summary of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws not addressed herein.

To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples & Calder, our counsel as to the laws of the Cayman Islands. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Guantao Law Firm, our counsel as to Chinese law. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption “—United States Federal Income Taxation” constitute the opinion of Kirkland & Ellis International LLP, our U.S. counsel, as to the material U.S. federal income tax consequences to U.S. Holders (as defined below) under current law of an investment in the ADSs or ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties that may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we may obtain an undertaking from the Governor-in-Council:

•           that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

•           that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

People’s Republic of China Taxation

On March 16, 2007, the National People’s Congress, the PRC legislature, enacted the Enterprise Income Tax Law, or the New EIT Law which became effective on January 1, 2008, and on December 6, 2007, the State Council promulgated the Implementation Rules to the Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. Under the New EIT Law and its Implementation Rules, foreign-invested enterprises and domestic companies are subject to a uniform enterprise income tax rate of 25%, unless otherwise specified.

In addition, dividends payable to foreign investors by PRC resident enterprises are subject to a PRC withholding tax at the rate of 10% unless the foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding arrangement. Pursuant to the Double Taxation Arrangement (Hong Kong), which became effective on December 8, 2006, the withholding tax may be lowered to 5% if the PRC enterprise is at least 25% directly held by a Hong Kong enterprise. According to SAT Circular 601, non-resident enterprises that cannot provide valid supporting documents as to “beneficial ownership” may not be approved to enjoy tax treaty benefits, and the term “beneficial owners” refers to individuals, companies or other organizations normally engaged in substantive operations. These rules also expressly exclude a “conduit company,” or a company established for the purposes of avoiding or reducing tax obligations or transferring or accumulating profits and not engaged in substantive operations, such as manufacturing, sales or management, from being deemed a beneficial owner. As a result, dividends from our PRC subsidiaries paid to us through our Hong Kong subsidiaries may be subject to a reduced withholding tax rate of 5% if our Hong Kong subsidiaries are determined to be Hong Kong tax residents and beneficial owners under the Double Taxation Arrangement (Hong Kong).

Under the New EIT, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises substantial and overall control and management over the business, personnel, accounts and properties of an enterprise. SAT Circular 82 sets out certain specific criteria for determining the location of the “de facto management bodies” of an enterprise registered outside of the PRC and funded by Chinese enterprises as controlling investors, or a Chinese Funded Enterprise. Under SAT Circular 82, a Chinese Funded Enterprise shall be considered a resident enterprise if all of the following applies:

(i)      the Chinese Funded Enterprise’s major management department and personnel who are responsible for carrying out daily operations are located in the PRC;

(ii)               the department or the personnel who have the right to decide or approve the Chinese Funded Enterprise’s financial and human resource matters are located in the PRC;

(iii)            the major assets, account book, company seal and meeting minutes of the Chinese Funded Enterprise are located or stored in the PRC; and

(iv)    the directors or management personnel holding no less than 50% voting rights of the Chinese Funded Enterprise habitually reside in the PRC.

Since the Company is not controlled by a PRC enterprise or a PRC enterprise group, it remains unclear whether the standards set out in the SAT Circular 82 will apply or be cited for reference when considering whether the “de facto management bodies” of the Company and its overseas subsidiaries are in the PRC or not. Furthermore, we do not believe that any of our offshore entities meet all of the conditions detailed above, as the key assets and records for these entities, including the resolutions of their respective board of directors and the resolutions of their respective shareholders, are located and maintained outside of the PRC. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of some of our offshore holding companies are located in China. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax may be imposed on dividends we pay to our non-PRC enterprise shareholders and, with respect to gains derived by our non-PRC enterprise shareholders, from transferring our shares or ADSs. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors—Risks relating to Doing Business in China—We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC Shareholders.”

Pursuant to the New EIT Law, if a non-resident enterprise derives China-sourced income, such as dividends or capital gains, that income is subject to enterprise income tax, or EIT, in the form of a withholding tax. The SAT issued the Interim Measures for Administration of Withholding EIT for Non-Resident Enterprise, effective from January 1, 2009, which introduced procedures for non-resident enterprises to file contracts and register EIT on their China-sourced income. According to the measures, the entity or individual with the legal or contractual obligation to remit income to the non-resident enterprise is deemed as a withholding agent. The withholding agent is required to submit a standard contract registration form, a copy of the contract in respect of the China sourced income and other relevant documents to the competent tax bureau within 30 days from the date the contract is entered into (or amended, supplemented, extended) between the non-resident enterprise and the withholding agent. The withholding agent must withhold the EIT at the time the relevant payment is made or due to be made and pay the tax within seven days from the date of withholding. Noncompliance with the prescribed procedures by a PRC withholding agent and failure of the non-resident enterprise to pay the applicable EIT must be rectified within a designated period and could result in a fine.

United States Federal Income Taxation

The following discussion describes the material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in our ADSs or ordinary shares. For purposes of this discussion, any reference to an “ordinary share” means our Class A ordinary shares. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or IRS, and other applicable authorities, all as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion applies only to a United States Holder that holds ADSs or ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

•           banks;

•           certain financial institutions;

•           insurance companies;

•           regulated investment companies;

•           real estate investment trusts;

•           brokers or dealers in stocks and securities, or currencies;

•           traders that elect to use a mark-to-market method of accounting;

•           certain former citizens or residents of the United States subject to Section 877 of the Code;

•           tax-exempt organizations and entities;

•           persons subject to the alternative minimum tax provisions of the Code;

•           persons whose functional currency is other than the United States dollar;

•           persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•           persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•           persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

•           partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities.

The discussion below does not describe any tax consequences relating to the assured entitlement distribution by VODone to its shareholders. In addition, the discussion below does not describe any tax consequences arising out of the Medicare tax on certain “net investment income” pursuant to the Health Care and Education Reconciliation Act of 2010.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our ADSs or ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding our ADSs or ordinary shares should consult its own tax advisors regarding the tax consequences of holding our ADSs or ordinary shares.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE PURCHASE OF ADSS OR ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “United States Holder” is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes:

•           an individual who is a citizen or resident of the United States;

•           a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•           an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•           a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

ADSs

If you own our ADSs, then you should be treated as the owner of the underlying ordinary shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs should not be subject to United States federal income tax.

The United States Treasury Department and the IRS have expressed concerns that United States holders of American depositary shares may be claiming foreign tax credits in situations where an intermediary in the chain of ownership between the holder of an American depositary share and the issuer of the security underlying the American depositary share has taken actions that are inconsistent with the ownership of the underlying security by the person claiming the credit. Such actions (for example, a pre-release of an ADS by a depositary) also may be inconsistent with the claiming of the reduced rate of tax applicable to certain dividends received by non-corporate United States holders of

ADSs, including individual United States holders. Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by non-corporate United States Holders, each discussed below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to our ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you, if you own the ordinary shares, or by the depositary, if you own ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a “dividend” for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

Dividends received by a non-corporate United States Holder in taxable years beginning before January 1, 2013, may qualify for the lower rates of tax applicable to “qualified dividend income,” if the dividends are paid by a “qualified foreign corporation” and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares (or American depositary shares backed by such shares) that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year.

Under a published IRS Notice, common or ordinary shares, or American depositary shares representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as our ADSs (but not our ordinary shares) are expected to be. Based on existing guidance, it is unclear whether the ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying ordinary shares, will be listed on a securities market in the United States. We believe, but we cannot assure you, that dividends we pay on the ordinary shares that are represented by ADSs, but not on the ordinary shares that are not so represented, will, subject to applicable limitations, be eligible for the reduced rates of taxation. In addition, if we are treated as a PRC resident enterprise under the PRC tax law (see “Taxation— People’s Republic of China Taxation”), then we may be eligible for the benefits of the income tax treaty between the United States and the PRC. If we are eligible for such benefits, then dividends that we pay on our ordinary shares, regardless of whether such shares are represented by ADSs, would, subject to applicable limitations, be eligible for the reduced rates of taxation.

Even if dividends would be treated as paid by a qualified foreign corporation, non-corporate United States Holders will not be eligible for reduced rates of taxation if they do not hold our ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if such United States Holders elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs or ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus.

Any PRC withholding taxes imposed on dividends paid to you with respect to ADSs or ordinary shares generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit, dividends paid to you with respect to the ADSs or ordinary shares will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Disposition of the ADSs or Ordinary Shares

You will recognize gain or loss on a sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the ADSs or ordinary shares. Subject to the discussion under “—Passive Foreign Investment Company” below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the ADS or ordinary share for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of our ADSs or ordinary shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, where we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on gain from the disposition of ADSs or ordinary shares (see “Taxation—People’s Republic of China Taxation”), then a United States Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income for foreign tax credit purposes. If such an election is made, the gain so treated will be treated as a separate class or “basket” of income for purposes of the foreign tax credit under Section 865(h) of the Code. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year ending December 31, 2012, or in the foreseeable future. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year or for any future taxable year or that the IRS will not take a contrary position. Kirkland & Ellis International LLP, our United States tax counsel, expresses no opinion with respect to our PFIC status for any taxable year or our expectations contained in this paragraph.

A non-United States corporation such as ourselves will be treated as a PFIC for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

•           at least 75% of its gross income for such year is passive income; or

•           at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock. Although the law in this regard is unclear, we treat Yingzheng as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated United States GAAP financial statements. If it were determined, however, that we are not the owner of Yingzheng for United States federal income tax purposes, the composition of our income and assets would change and we may be more likely to be treated as a PFIC.

The determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which may depend upon the market value or our ADSs or ordinary shares) and may also be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the Internal Revenue Service may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming classified as a PFIC for the current or one or more future taxable years.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then, unless you make a “mark-to-market” election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any “excess distribution” that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the ADSs or ordinary shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these rules:

•           the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•           the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

•           the amount the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If we are a PFIC for any taxable year during which a United States Holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, such United States Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-United States subsidiary classified as a PFIC (each such subsidiary, a lower tier PFIC) for purposes of the application of these rules. United States Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our ADSs or ordinary shares as ordinary income under a mark-to-market method, provided that our ADSs or ordinary shares constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that our ADSs, but not our ordinary shares, will be listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs are listed on the New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we became a PFIC, but no assurances are given in this regard.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a United States Holder may continue to be subject to the PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

In certain circumstances, a United States Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

A United States Holder that holds our ADSs or ordinary shares in any year in which we are classified as a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your own tax advisor regarding the application of the PFIC rules to your investment in our ADSs or ordinary shares and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

Information reporting to the IRS and backup withholding (currently at a rate of 28%) generally will apply to dividends in respect of our ADSs or ordinary shares, and the proceeds from the sale or exchange of our ADSs or ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

Under legislation enacted in 2010, United States Holders who are individuals generally will be required to report our name, address and such information relating to an interest in the ADSs or ordinary shares as is necessary to identify the class or issue of which your ADSs or ordinary shares are a part. These requirements are subject to exceptions, including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed $50,000.

United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and UBS AG are acting as representatives, the following respective numbers of ADSs:

Number
Underwriters	of ADSs
Credit Suisse Securities (USA) LLC
UBS AG
Total

The underwriting agreement provides that the underwriters are obligated to purchase all the ADSs in this offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults on its purchase commitment, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. UBS AG is expected to make offers and sales in the United States through its registered broker-dealer affiliate, UBS Securities LLC.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis an aggregate of up to               additional ADSs from us at the initial public offering price, less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ADSs.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the ADSs initially to the public at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of US$                     per ADS. The underwriters and selling group members may allow a discount of US$            per ADS on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and other selling terms.

The following table summarizes the compensation we will pay:

	Per ADS		Total
	Without	With	Without	With
	Over-	Over-	Over-	Over-
	allotment	allotment	allotment	allotment
Underwriting discounts and commissions paid by us	US$	US$	US$	US$

The representatives have informed us that the underwriters do not expect sales by the underwriters to any accounts over which any underwriter have discretionary authority to exceed 5% of the ADSs being offered.

We have agreed to pay all fees and expenses we incur in connection with this offering.

We have agreed that we will not offer, sell, issue, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act, relating to, any ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for, or that represent the right to receive, our ADSs or ordinary shares, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares, whether any transaction described above is to be settled by delivery of ADSs, ordinary shares or such other securities, in cash or otherwise, or publicly disclose that we will or may enter into any transaction described above, without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus, except for issuances pursuant to (i) the sale of ADSs or ordinary shares to the underwriters, and (ii) grants of employee stock options pursuant to our share incentive plan existing on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives of the underwriters waive, in writing, such an extension.

Each of our directors and executive officers, existing shareholders and major holders of share based awards has agreed, pursuant to the contractual restrictions described under “Shares Eligible for Future Sale—Lock-up Agreements,” that they will not offer, sell, contract to sell, pledge or otherwise transfer or dispose of, directly or indirectly, any of our ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for ADSs or ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares, whether any transaction described above is to be settled by delivery of ADSs, ordinary shares or such other securities, in cash or otherwise, or publicly disclose that he, she or it will or may enter into any transaction described above, without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus, except, with respect to VODone, our existing shareholder, to the extent necessary to allow VODone to distribute to its shareholders a certain number of our ADSs that it will hold immediately upon the completion of this offering as an assured entitlement, not to exceed            ADSs, as required pursuant to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Ltd. See “Principal Shareholders—VODone Hong Kong Stock Exchange Matters—Assured Entitlement Distribution” for more information about VODone’s assured entitlement distribution. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives of the underwriters waive, in writing, such an extension. The representative may release securities subject to the lock-ups at any time without public announcement. There are no agreements between the representatives and any of our directors and executive officers and principal shareholders releasing them from these lock-up agreements prior to the expiration of the “lock-up” period. Furthermore, all of our directors, executive officers, existing shareholders and holders of share-based awards are restricted by our agreement with the depositary from depositing Class A ordinary shares in our ADS program or having new ADSs issued during the same period.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We will apply to list the ADSs on the New York Stock Exchange under the symbol “CMGE.”

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased by the stabilization manager or its agent in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to            percent of the ADSs offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved ADSs, it will reduce the number of ADSs available for sale to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus.

Prior to this offering, there has been no public market for our ADSs or ordinary shares. The initial public offering price of the ADSs will be determined by agreement between us and the representatives. Among the primary factors that will be considered in determining the initial public offering price of the ADSs were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company.

A prospectus in electronic format may be made available on the Internet web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on the web sites of, or any other web sites maintained by, any underwriter or a selling group member, if any, participating in this offering, is not part of the prospectus or the registration statement of which the prospectus forms a part. The representative may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

In the ordinary course of their respective businesses, the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking, investment management, or other financial services to us, our affiliates and certain existing shareholders, for which they have received and may receive compensation in the future.

The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010, United States. The address of UBS AG is 52/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

Selling Restrictions

No action has been taken in any jurisdiction by us or by any underwriter that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs, in any jurisdiction where action for that purpose is required, other than in the United States. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons who receive this prospectus are advised by us and the underwriters to inform themselves about, and to observe any restrictions as to, this offering and the ADSs and the distribution of this prospectus.

Canada. The ADSs may not be offered or sold, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer, sale or distribution is made and only through a dealer duly registered under applicable securities laws of that province or territory or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs to the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from the including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of the ADSs has not been made or will not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADSs to the public in that Relevant Member State at any time:

(a)  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d)  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression ‘‘Prospectus Directive’’ means Directive 2003/7 1/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our ADSs other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32 of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our ADSs which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan. The underwriters will not offer or sell any of our ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Singapore. This prospectus or any other offering material relating to our ADSs has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the ADSs will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly our ADSs may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our ADSs be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the ADSs are initially subscribed or purchased pursuant to an offer made in reliance of the exemptions under Sections 274 and 275 of the SFA, within the period of six months from the date of the initial subscription or purchase, these ADSs should only be sold in Singapore to institutional investors, relevant persons or any person pursuant to Section 275(1A) of the SFA.

Where the ADSs are subscribed for or purchased under Section 275 of the SFA by a relevant person that is:

(a)  a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA except:

(i)  to an institutional investor or to a relevant person, or to any person arising from an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(ii)  where no consideration is or will be given for the transfer;

(iii)  where the transfer is by operation of law; or

(iv)  as specified in Section 276(7) of the SFA.

United Kingdom. This prospectus does not constitute a prospectus for the purposes of the prospectus rules issued by the UK Financial Services Authorities (the “FSA”), pursuant to section 84 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”), and has not been filed with the FSA. The ADSs may not be offered or sold and will not be offered or sold to the public in the UK (within the meaning of section 102B of the FSMA) save in the circumstances where it is lawful to do so without an approved prospectus (with the meaning of the section 85 of the FSMA) being made available to the public before the offer is made. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale or any ADSs except in circumstances in which section 21(1) of the FSMA does not apply to the Company. This prospectus is directed only at (i) persons who are outside the UK and (ii) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “FPO”), or (iii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49 of the FPO.

Any investment or investment activity to which this offering circular relates is only available to and will only be engaged in with such persons and persons who do not fall within (ii) or (iii) above should not rely on or act upon this communication.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts and commissions, which we will be required to pay:

SEC registration fee
FINRA filing fee
New York Stock Exchange listing fee
Legal fees and expenses
Accounting fees and expenses
Printing fees
Other fees and expenses
Total

All amounts are estimated, except the SEC registration fee, the New York Stock Exchange listing fee and the FINRA filing fee.

LEGAL MATTERS

We are being represented by Kirkland & Ellis International LLP with respect to U.S. federal and New York law. The underwriters are being represented by O’Melveny & Myers LLP with respect to U.S. federal and New York law. The validity of our ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Guantao Law Firm and for the underwriters by Jun He Law Offices. Kirkland & Ellis International LLP may rely upon Maples and Calder with respect to matters governed by the laws of the Cayman Islands and upon Guantao Law Firm with respect to matters governed by PRC law. O’Melveny & Myers LLP may rely upon Jun He Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of China Mobile Games and Entertainment Group Limited (the “Successor”) at December 31, 2009, 2010 and 2011, and for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011, the financial statements of Shenzhen Kuailefeng Software Development Co., Ltd. (the “Predecessor”) for the period from January 1, 2009 to October 26, 2009, the combined financial statements of Bright Way Technology (Hong Kong) Limited and Shenzhen Tastech Electronic Co., Ltd. at December 31, 2009, and for the year end December 31, 2009 and the period from January 1, 2010 to October 10, 2010, and the consolidated financial statements of 3GUU Mobile Entertainment Industrial Co., Ltd. at December 31, 2009, and for the years ended December 31, 2009 and 2010, appearing in this prospectus have been audited by Ernst & Young Hua Ming, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming are located at 18/F Ernst & Young Tower, No. 13 Zhu Jiang East Road, Tianhe District, Guangzhou, China 510623.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including relevant exhibits and schedules) on Form F-1 under the Securities Act with respect to our ordinary shares and a registration statement on Form F-6 under the Securities Act with respect to our ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and ADSs. Information regarding the contents of contracts or other documents described in this prospectus is not necessarily complete and you should refer to the actual contracts and documents filed as exhibits to the registration statement for more detailed and complete information.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements and annual reports to shareholders and Section 16 short-swing profit and related reporting for our officers and directors and for holders of more than 10% of our ordinary shares.

You can inspect and copy the registration statements, reports and other information filed with the SEC at the public reference facility maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

Our SEC filings will also be available to the public on the SEC’s internet website at http://www.sec.gov.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
China Mobile Games and Entertainment Group Limited
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009, 2010 and 2011	F-3

Consolidated Statements of Comprehensive Income for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor)

F-4

Consolidated Statements of Cash Flows for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor)

F-5

Consolidated Statements of Changes in Shareholders’ Equity for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor)

F-7
Notes to the Consolidated Financial Statements	F-8

Bright Way Technology (Hong Kong) Limited and Shenzhen Tastech Electronic Co., Ltd.
Report of Independent Registered Public Accounting Firm	F-80
Combined Balance Sheet as of December 31, 2009	F-81
Combined Statements of Income and Comprehensive Income for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010	F-82
Combined Statements of Cash Flows for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010	F-83
Combined Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010	F-84
Notes to the Combined Financial Statements	F-85

3GUU Mobile Entertainment Industrial Co., Ltd.
Report of Independent Registered Public Accounting Firm	F-101
Consolidated Balance Sheet as of December 31, 2009	F-102
Consolidated Statements of Operations for the years ended December 31, 2009 and 2010	F-103
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2010	F-104
Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the years ended December 31, 2009 and 2010	F-105
Notes to the Consolidated Financial Statements	F-106

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

China Mobile Games and Entertainment Group Limited

We have audited the accompanying consolidated balance sheets of China Mobile Games and Entertainment Group Limited (the “Company” or the “Successor”) as of December 31, 2009, 2010 and 2011, and the related consolidated statements of comprehensive income, cash flows and changes in shareholders’ equity for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011. We have also audited the statements of comprehensive income, cash flows, and changes in shareholders’ equity of Shenzhen Kuailefeng Software Development Co., Ltd. (the “Predecessor”) for the period from January 1, 2009 to October 26, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Mobile Games and Entertainment Group Limited as of December 31, 2009, 2010 and 2011 and the consolidated results of its operations and its cash flows for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011 and the results of operations and cash flows of Shenzhen Kuailefeng Software Development Co., Ltd. for the period from January 1, 2009 to October 26, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming

Guangzhou, the People’s Republic of China

April 13, 2012

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

		As of December 31,
	Notes	2009	2010	2011	2011
		(Successor)	(Successor)	(Successor)	(Successor)
		RMB	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents		5,657	104,038	187,237	29,749
Accounts receivable	5	—	37,013	56,121	8,917
Inventories	6	—	2,126	2,103	334
Prepayments and other current assets	7	3,098	12,402	24,966	3,967
Amounts due from related parties	17	12,623	17,952	1,349	214
Deferred tax assets	15	18	1,029	1,491	237

Total current assets		21,396	174,560	273,267	43,418

Non-current assets:
Property and equipment, net	8	468	2,009	5,435	864
Goodwill	9	247,373	598,358	598,358	95,070
Intangible assets, net	10	60,861	78,217	70,101	11,138
Deferred initial public offering costs	12	—	—	2,010	319
Deferred tax assets	15	—	500	916	146
Other non-current assets		—	—	343	54

Total non-current assets		308,702	679,084	677,163	107,591

TOTAL ASSETS		330,098	853,644	950,430	151,009

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		2,629	12,404	9,150	1,454
Accrued expenses and other current liabilities	11	730	8,291	17,577	2,793
Deferred revenue		—	—	3,894	619
Income tax payable		83	3,130	11,115	1,766
Dividends payable	13	—	—	63,000	10,010
Amounts due to related parties	17	220	6,048	6,542	1,039

Total current liabilities		3,662	29,873	111,278	17,681

Non-current liabilities:
Unrecognized tax benefits	15	—	20,872	27,844	4,424
Deferred tax liabilities	15	15,215	66,923	12,580	1,999
Other non-current liabilities		—	2,000	2,550	405

Total non-current liabilities		15,215	89,795	42,974	6,828

Total liabilities		18,877	119,668	154,252	24,509

Commitments and contingencies	19

Shareholders’ equity:
Ordinary shares (US$0.001 par value, 1,000,000,000 shares authorized; 212,500,000 shares issued and outstanding as of December 31, 2009 and 2010, 302,729,550 shares issued and outstanding as of December 31, 2011)	13	1,434	1,434	1,937	308
Additional paid-in capital		217,465	501,107	709,815	112,778
Retained earnings		6,527	35,025	84,853	13,482
Accumulated other comprehensive loss		—	(78)	(427)	(68)

Total China Mobile Games and Entertainment Group Limited’s equity		225,426	537,488	796,178	126,500
Noncontrolling interests		85,795	196,488	—	—

Total shareholders’ equity		311,221	733,976	796,178	126,500

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		330,098	853,644	950,430	151,009

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares and per share data)

		For the period	For the period
		from January 1,	from October 27,	For the year	For the year	For the year
		2009 to	2009 to	ended	ended	ended
		October 26,	December 31,	December 31,	December 31,	December 31,
	Notes	2009	2009	2010	2011	2011
		(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
		RMB	RMB	RMB	RMB	US$
Net revenues (a)
Feature phone games		67,240	17,525	110,071	142,426	22,629
Smartphone games		—	—	—	62,368	9,909
Handset design		—	—	15,340	38,694	6,148

Total net revenues	20	67,240	17,525	125,411	243,488	38,686

Cost of revenues (b)
Feature phone games		(31,921)	(5,108)	(32,827)	(61,337)	(9,745)
Smartphone games		—	—	—	(17,974)	(2,856)
Handset design		—	—	(10,083)	(29,037)	(4,614)

Total cost of revenues	20	(31,921)	(5,108)	(42,910)	(108,348)	(17,215)

Gross profit		35,319	12,417	82,501	135,140	21,471
Operating expenses:
Selling expenses		—	—	(952)	(7,561)	(1,201)
General and administrative expenses		(2,536)	(2,556)	(11,817)	(16,263)	(2,584)
Research and development expenses		(4,438)	(226)	(8,377)	(24,566)	(3,903)

Total operating expenses		(6,974)	(2,782)	(21,146)	(48,390)	(7,688)

Operating income		28,345	9,635	61,355	86,750	13,783

Interest income		25	—	70	927	147
Other income		—	—	—	293	48
Changes in fair value of contingently returnable consideration assets	4	—	(948)	(2,065)	39,446	6,267

Income before income taxes and noncontrolling interests		28,370	8,687	59,360	127,416	20,245
Income tax (expenses) benefits	15	(6,597)	638	(18,647)	35,927	5,708

Net income		21,773	9,325	40,713	163,343	25,953

Net income attributable to noncontrolling interests		—	2,798	12,215	11,837	1,881
Net income attributable to China Mobile Games and Entertainment Group Limited’s ordinary shareholders		21,773	6,527	28,498	151,506	24,072

Other comprehensive loss:
Foreign currency translation adjustment		—	—	(111)	(278)	(44)

Total other comprehensive loss		—	—	(111)	(278)	(44)

Total comprehensive income		21,773	9,325	40,602	163,065	25,909

Total comprehensive income attributable to noncontrolling interests		—	2,798	12,181	11,908	1,892
Total comprehensive income attributable to China Mobile Games and Entertainment Group Limited’s ordinary shareholders		21,773	6,527	28,421	151,157	24,017

Earnings per share:
Basic earnings per share	21	N/A	0.03	0.13	0.62	0.10
Diluted earnings per share	21	N/A	0.03	0.13	0.62	0.10

Weighted average number of ordinary shares outstanding in computing:
Basic and diluted earnings per share	21	N/A	212,500,000	212,500,000	244,594,415	244,594,415

(a) Net revenues from related parties
Feature phone games		—	17,525	60,352	13,752	2,185
Handset design		—	—	298	—	—

Total net revenues from related parties	17	—	17,525	60,650	13,752	2,185

(b) Cost of revenues to related parties
Handset design		—	—	(1,454)	(774)	(123)

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

		For the
	For the period	period from
	from January 1,	October 27,	For the year	For the year	For the year
	2009 to	2009 to	ended	ended	ended
	October 26,	December 31,	December 31,	December 31,	December 31,
	2009	2009	2010	2011	2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Cash flows from operating activities:
Net income	21,773	9,325	40,713	163,343	25,953
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of property and equipment	138	25	218	1,584	252
Amortization of intangible assets	—	2,480	10,499	19,686	3,128
Loss on disposal of property and equipment	—	—	29	5	1
Share-based compensation expenses	—	1,708	6,853	815	129
Acquisition-related costs paid by shareholder	—	756	910	—	—
Changes in fair value of contingently returnable consideration assets	—	948	2,065	(39,446)	(6,267)
Deferred income tax expense (benefit)	43	(638)	(2,946)	(55,221)	(8,774)

Changes in operating assets and liabilities:
Accounts receivable	2,446	—	(16,790)	(19,108)	(3,036)
Prepayments and other current assets	(17,814)	—	(309)	(3,446)	(548)
Inventories	—	—	(2,126)	23	4
Amounts due from related parties	—	(12,623)	(782)	16,603	2,638
Accounts payable	(6,057)	2,629	4,185	(3,254)	(517)
Amounts due to related parties	—	220	5,828	494	78
Income tax payable	213	—	2,913	7,985	1,269
Accrued expenses and other current liabilities	(56)	824	3,420	7,275	1,156
Unrecognized tax benefits	4,560	—	17,156	6,679	1,061
Deferred revenue	—	—	—	3,894	619
Other non-current liabilities	—	—	—	550	87

Net cash provided by operating activities	5,246	5,654	71,836	108,461	17,233

Cash flows from investing activities:
Cash acquired from business acquisitions (Note 4)	—	131	26,997	—	—
Acquisition of property and equipment	(375)	(128)	(341)	(5,023)	(798)
Acquisition of intangible assets	—	—	—	(11,570)	(1,838)
Disposal of property and equipment	—	—	—	9	1

Capital injection into an investee	(45)	—	—	—	—

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

		For the
	For the period	period from
	from January 1,	October 27,	For the year	For the year	For the year
	2009 to	2009 to	ended	ended	ended
	October 26,	December 31,	December 31,	December 31,	December 31,
	2009	2009	2010	2011	2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Net cash (used in) provided by investing activities	(420)	3	26,656	(16,584)	(2,635)

Cash flows from financing activities:
Dividends paid	—	—	—	(8,400)	(1,335)

Net cash used in financing activities	—	—	—	(8,400)	(1,335)
Exchange rate effect on cash and cash equivalents	—	—	(111)	(278)	(44)

Net increase in cash and cash equivalents	4,826	5,657	98,381	83,199	13,219

Cash and cash equivalents, beginning of the period/year	532	—	5,657	104,038	16,530

Cash and cash equivalents, end of the period/year	5,358	5,657	104,038	187,237	29,749

Supplemental disclosure of cash flows information:

Income taxes paid	2,137	—	1,497	4,001	636
Non-cash activities:
Business acquisitions completed by the controlling shareholder and contributed to the Group (Note 4)	—	216,435	275,879	—	—
Acquisition of noncontrolling interests (Note 1)	—	—	—	208,396	33,111
Dividend declared but not paid	—	—	—	63,000	10,010
Deemed dividend to VODone Limited (“VODone”) (Note 4)	—	—	—	30,278	4,811

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares)

	Total Shenzhen Kuailefeng Software
	Development Co., Ltd.’s equity (Predecessor)				Total
		(Accumulated deficit)	Accumulated other	Noncontrolling	shareholders’
	Share capital	Retained earnings	comprehensive income	interests	equity
	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2009	1,000	(3,821)	—	—	(2,821)

Net income for the period	—	21,773	—	—	21,773

Balance as of October 26, 2009	1,000	17,952	—	—	18,952

	Total China Mobile Games and Entertainment Group Limited’s
	equity (Successor)						Total
	Number of	Ordinary	Additional	Retained	Accumulated other	Noncontrolling	shareholders’
	shares	shares	paid-in capital	earnings	comprehensive loss	interests	equity
		RMB	RMB	RMB	RMB	RMB	RMB
Balance as of October 27, 2009	212,500,000	1,434	215,757	—	—	82,997	300,188

Net income for the period	—	—	—	6,527	—	2,798	9,325
Share-based compensation expenses	—	—	1,708	—	—	—	1,708

Balance as of December 31, 2009	212,500,000	1,434	217,465	6,527	—	85,795	311,221

Net income for the year	—	—	—	28,498		12,215	40,713
Foreign currency translation differences	—	—	—	—	(78)	(33)	(111)
Share-based compensation expenses	—	—	6,853	—	—	—	6,853
Shareholder contribution for acquisition of subsidiaries (Notes 4(b) and 4(c))	—	—	276,789	—	—	98,511	375,300

Balance as of December 31, 2010	212,500,000	1,434	501,107	35,025	(78)	196,488	733,976

Net income for the year	—	—	—	151,506	—	11,837	163,343
Foreign currency translation differences	—	—	—	—	(349)	71	(278)
Deemed dividend to VODone	—	—	—	(30,278)	—	—	(30,278)
Dividend declared	—	—	—	(71,400)	—	—	(71,400)
Share-based compensation expenses	229,550	1	814	—	—	—	815
Acquisition of noncontrolling interests	90,000,000	502	207,894	—	—	(208,396)	—

Balance as of December 31, 2011	302,729,550	1,937	709,815	84,853	(427)	—	796,178

Balance as of December 31, 2011 in US$	302,729,550	308	112,778	13,482	(68)	—	126,500

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

China Mobile Games and Entertainment Group Limited (the “Company” or the “Successor”) was incorporated as an exempted company with limited liability in the Cayman Islands on January 20, 2011 by VODone, a company listed on the Main Board of the Stock Exchange of Hong Kong Limited (the “HK Stock Exchange”). The Company is considered a foreign entity under the laws of the People’s Republic of China (the “PRC”).

The Company does not conduct any substantive operations on its own but instead conducts its primary business operations through its subsidiaries and a variable interest entity (“VIE”), which are all located in the PRC and Hong Kong. The Company, its subsidiaries and the VIE are hereinafter collectively referred to as the “Group”. The Group is principally engaged in the development, operation and sale of feature phone and smartphone games as well as the provision of handset design products and services. The Company’s principal geographic market is in the PRC.

The Company’s feature phone games, handset design and smartphone games businesses were acquired through three separate transactions (the “Acquired Businesses”) completed by VODone and its subsidiaries: (i) the acquisition of 70% equity interest in Dragon Joyce Limited (“Dragon Joyce”) and its subsidiaries on October 27, 2009 by VODone, (ii) the acquisitions of operating assets of Bright Way Technology (Hong Kong) Limited (“Bright Way”) and Shenzhen Tastech Electronic Co. Ltd. (“Tastech”) on October 11, 2010 by two subsidiaries of OWX Holding Co. Ltd. (“OWX Holding”), a 70% owned subsidiary of VODone, and (iii) the acquisition of 70% equity interest in 3GUU Mobile Entertainment Industrial Co. Ltd. (“3GUU BVI”) and its subsidiaries on December 31, 2010 by Action King Limited (“Action King”), a wholly-owned subsidiary of VODone. Details of each acquisition are disclosed in Note 4. The Acquired Businesses were operated by VODone from their respective acquisition date to the date of the Group’s reorganization on August 23, 2011 (the “Reorganization”).

Reorganization transactions

In preparation for its planned initial public offering (“IPO”), the following transactions were undertaken to reorganize the legal structure of the Group. On August 23, 2011, pursuant to a series of share swap agreements, the Company issued (i) 106,500,000 new ordinary shares to Dragon Joyce to acquire Dragon Joyce’s equity interest in its subsidiaries (the “Dragon Joyce Group”), (ii) 43,500,000 new ordinary shares to OWX Holding to acquire OWX Holding’s equity interest in its subsidiaries (the “OWX Group”), (iii) 59,999,000 new ordinary shares to Action King to acquire Action King’s equity interests in 3GUU BVI and its subsidiaries (the “3GUU Group”), and (iv) 90,000,000 new ordinary shares to the noncontrolling interest holders of Dragon Joyce, OWX Holding and 3GUU BVI to acquire their equity interests in the Dragon Joyce Group, the OWX Group and the 3GUU Group, respectively. As a result of the Reorganization, the Company effectively acquired 70% and 30% of the equity interests in each of the Dragon Joyce Group, the OWX Group and the 3GUU Group from VODone and the noncontrolling interest holders, respectively. After the Reorganization, (i) Dragon Joyce, OWX Holding and Action King became wholly-owned subsidiaries of VODone and collectively own 70.2% of the equity interest in the Company whilst the former noncontrolling interest holders collectively own the remaining 29.8% equity interest of the Company; and (ii) the Dragon Joyce Group, the OWX Group and the 3GUU Group became wholly-owned subsidiaries of the Company. Dragon

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Joyce, OWX Holding and Action King were investment holding companies and had no operations since inception.

Prior to the Reorganization, the Company, the Dragon Joyce Group, the OWX Group and the 3GUU Group had the same controlling shareholder in VODone. In substance, existing sister operating entities, the Dragon Joyce Group, the OWX Group and the 3GUU Group, have been reorganized as subsidiaries of the Company and the transaction was accounted for as a legal reorganization of entities under common control, in a manner similar to a pooling-of-interest. Accordingly, the assets and liabilities of the parties to the Reorganization have been stated at their historical amounts in the accompanying consolidated financial statements.

The Company accounted for the purchase of the remaining 30% equity interest of the Dragon Joyce Group, the OWX Group and the 3GUU Group from the noncontrolling interest holders on August 23, 2011 as an equity transaction in accordance with Accounting Standards Codification (“ASC”) topic 810 (“ASC 810”), Consolidation. The difference between the consideration paid by the Company to the noncontrolling interest holders and the carrying amount of the noncontrolling interest in the Dragon Joyce Group, the OWX Group and the 3GUU Group was recognized in additional paid-in capital.

VIE arrangement

Prior to being acquired by VODone on December 31, 2010, Guangzhou Yitongtianxia Software Development Co., Ltd. (“Yitongtianxia”), a wholly-owned subsidiary of 3GUU BVI, entered into a series of contractual arrangements (“VIE Arrangement”) with Guangzhou Yingzheng Information Technology Co., Ltd. (“Yingzheng”) and its shareholders on October 28, 2009, whereby Yitongtianxia obtained effective control over Yingzheng through (i) the ability to exercise all the rights of Yingzheng’s shareholders pursuant to the exclusive call option agreement, the equity pledge agreement and the agreement for voting proxies, (ii) the rights to absorb substantially all of the economic residual benefits pursuant to the exclusive management, technology services and market promotion agreement, the technology services agreement and two supplementary agreements and (iii) the obligation to fund all of the expected losses of Yingzheng pursuant to the loan agreement and a supplementary agreement. As a result, Yitongtianxia has been determined to be the primary beneficiary of Yingzheng. Accordingly, in accordance with SEC Regulation SX-3A-02 and ASC 810, the Company, through Yitongtianxia, has consolidated the operating results of Yingzheng from the date of acquisition of Yitongtianxia on December 31, 2010. As more fully described below, 3GUU BVI replaced Yitongtianxia as the primary beneficiary of Yingzheng on December 16, 2011. The reason for entering into the VIE Arrangement is to comply with PRC laws and regulations that (i) prohibit direct foreign control in companies involved in Internet content provision and telecommunication businesses and (ii) restrict an offshore company controlled or established by a PRC enterprise or natural person to acquire its PRC affiliates.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

The significant terms of the VIE Arrangement are listed below:

Exclusive call option agreement

Pursuant to the exclusive call option agreement among Yitongtianxia, Yingzheng and its shareholders, Yitongtianxia and its shareholders irrevocably granted Yitongtianxia, or its designated persons, an exclusive option to purchase, when and to the extent permitted under PRC law, part of or the entire equity interests of Yingzheng. The exercise price is the minimum price permitted by PRC law. The exclusive option agreement will remain effective until the exclusive option is exercised to purchase the entire equity interest of Yingzheng.

Equity pledge agreement

Pursuant to the equity pledge agreement between Yitongtianxia and Yingzheng’s shareholders, Yingzheng’s shareholders have pledged their entire equity interest in Yingzheng to Yitongtianxia to guarantee the performance of Yingzheng’s obligations under the exclusive technology services and market promotion agreement. If Yingzheng breaches its contractual obligations under the exclusive technology services and market promotion agreement, Yitongtianxia, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interest. Yingzheng’s shareholders agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their equity interest in Yingzheng without the prior consent of Yitongtianxia. Unless Yitongtianxia terminates the agreement, the equity pledge agreement will remain effective until (i) Yingzheng fulfills all the obligations prescribed in the exclusive call option agreement, the exclusive management, technology services and market promotion agreement, the agreement for voting proxies and the loan agreement or (ii) Yitongtianxia acquires the entire equity interest of Yingzheng.

Exclusive management, technology services and market promotion agreement

Pursuant to the exclusive management, technology services and market promotion agreement between Yitongtianxia and Yingzheng, Yitongtianxia has the exclusive and irrevocable right to provide to Yingzheng various management, technology and market promotion services related to the mobile phone games business. In return, Yingzheng is required to pay Yitongtianxia a service fee in an amount as determined at the sole discretion of Yitongtianxia. Unless Yitongtianxia terminates the agreement, the exclusive management, technology services and market promotion agreement will remain effective until the dissolution of Yitongtianxia in accordance with the applicable PRC laws. Business taxes relating to technology services and market promotion fees charged by Yitongtianxia are recorded as cost of revenues in the consolidated statements of income and comprehensive income.

Technology services agreement

Pursuant to the technology services agreement dated August 6, 2010 between Yitongtianxia and Yingzheng and the supplementary agreement dated January 6, 2011, Yitongtianxia agreed to provide Yingzheng with technology support and market promotion services related to Yingzheng’s smartphone games business. Yingzheng agreed to distribute 40% of its income generated from the game products developed under the technology services agreement, after deducting taxes and expenses, to

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Yitongtianxia on a monthly basis from August 6, 2010 to August 5, 2013. Upon expiration, the technology services agreement will be automatically renewed unless either party disagrees.

Agreement for voting proxies

Pursuant to the agreement for voting proxies among Yitongtianxia, Yingzheng and its shareholders, Yingzheng’s shareholders irrevocably assign their full voting rights in Yingzheng to Yitongtianxia. Yingzheng’s shareholders entrusted Yitongtianxia their rights to attend shareholders’ meetings and to vote on their behalf on all of the matters that require shareholders’ approval. Unless Yitongtianxia terminates the agreement, the agreement for voting proxies will remain effective in the same effective period as the exclusive call option agreement, the equity pledge agreement, the exclusive management, the technology services and market promotion agreement and the loan agreement.

Loan agreement

Pursuant to the loan agreement between Yitongtianxia and Yingzheng’s shareholders, Yitongtianxia extended loans of an aggregate principal amount of RMB20,000 to Yingzheng’s shareholders to enable them to pay the registered capital of Yingzheng. Yingzheng’s shareholders will repay the loans by transferring their legal ownership in Yingzheng to Yitongtianxia when permitted by PRC law. The loan agreement is effective for 10 years and will automatically extend for another 10 years unless either party disagrees. As of December 31, 2010 and 2011, Yingzheng’s shareholders have not drawn down any loans from Yitongtianxia.

Supplementary agreements

On December 30, 2010, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders to determine the calculation of management fee to be paid to Yitongtianxia. Pursuant to this supplementary agreement, Yingzheng has agreed to pay an annual management fee to Yitongtianxia based on annual revenue of Yingzheng minus actual operating costs, other costs of Yingzheng, which include fees paid under the technology services agreement, and taxes paid by Yingzheng.

On August 23, 2011, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders to memorialize certain terms previously agreed amongst Yitongtianxia, Yingzheng and its shareholders. While this supplementary agreement was signed in 2011, the terms, intent and substance of all the agreements above remained unchanged. Pursuant to the supplementary agreement: (i) before Yitongtianxia can legally exercise the option to acquire Yingzheng, Yingzheng’s shareholders cannot declare any dividends or distribute any residual profits without the consent of Yitongtianxia; (ii) any funds, including but not limited to dividends distributed out of Yingzheng’s residual profits, received by Yingzheng’s shareholders or any persons designated by Yingzheng’s shareholders, shall be remitted in full to Yitongtianxia; (iii) the consideration received by Yingzheng’s shareholders upon the exercise of the exclusive call option agreement by Yitongtianxia must be immediately remitted to Yitongtianxia or any persons designated by Yitongtianxia; (iv) Yitongtianxia is obligated to provide continuous financial support to Yingzheng for operations; and (v) Yitongtianxia has the unilateral right to change the service fee amount under the exclusive management, technology services and market promotion

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

agreement. The obligation to provide continuous financial support to Yingzheng for operations by Yitongtianxia was agreed to be terminated by both parties on August 23, 2011.

On December 16, 2011, 3GUU BVI agreed to provide unlimited financial support to Yingzheng for its operations. In addition, pursuant to a power of attorney agreement entered into between Yitongtianxia and 3GUU BVI, Yitongtianxia re-assigned the rights to attend Yingzheng shareholders’ meetings and to vote on all of the matters in Yingzheng that require shareholders’ approval irrevocably entrusted to it by shareholders of Yingzheng to 3GUU BVI. Accordingly, as a result of the power to direct the activities of Yingzheng pursuant to the power of attorney agreement and the obligation to absorb the expected losses of Yingzheng through the unlimited financial support, Yitongtianxia ceased to be and 3GUU BVI became the primary beneficiary of Yingzheng on December 16, 2011.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

The carrying amounts and classifications of the assets and liabilities of Yingzheng are as follows:

	As of December 31,
	2010	2011	2011
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	16,827	27,272	4,333
Accounts receivable	12,915	10,292	1,635
Prepayments and other current assets	289	718	114
Deferred tax assets	504	1,076	171

Total current assets	30,535	39,358	6,253

Non-current assets:
Property and equipment, net	862	2,861	455
Intangible assets, net	11,717	13,425	2,133
Deferred tax assets	500	896	142

Total non-current assets	13,079	17,182	2,730

Total assets	43,614	56,540	8,983

LIABILITIES
Current liabilities:
Accounts payable	5,590	1,332	212
Accrued expenses and other current liabilities	3,153	5,020	798
Deferred revenue	—	876	139
Income tax payable	134	237	38

Total current liabilities	8,877	7,465	1,187

Non-current liabilities:
Unrecognized tax benefits	3,061	4,315	686
Other non-current liabilities	2,000	2,150	342

Total non-current liabilities	5,061	6,465	1,028

Total liabilities	13,938	13,930	2,215

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

The financial performance and cash flows of Yingzheng are as follows:

	For the year ended
	December 31, 2011
	RMB	US$
Net revenues	51,969	8,257
Net loss	(403)	(64)
Net cash provided by operating activities	22,723	3,610
Net cash used in investing activities	(12,278)	(1,951)
Net cash provided by financing activities	—	—

As of December 31, 2011, there was no pledge or collateralization of the assets of Yingzheng and the Company has not provided any financial support that it was not previously contractually required to provide to Yingzheng. There were no assets of Yingzheng that can only be used to settle its obligations. Creditors of Yingzheng have no recourse to the general credit of 3GUU BVI, which is the primary beneficiary of Yingzheng.

Basis of presentation

On October 27, 2009, immediately prior to VODone acquiring 70% equity interest in Dragon Joyce (Note 4(a)), substantially all of the operating assets related to the feature phone games business owned by Shenzhen Kuailefeng Software Development Co., Ltd. (“Kuailefeng” or the “Predecessor”) were acquired by Huiyou, a wholly-owned subsidiary of Dragon Joyce, pursuant to a sale and purchase agreement dated October 9, 2009 entered into between Huiyou and Kuailefeng (the “Purchase Agreement”). Kuailefeng was designated as a predecessor of the Company in accordance with Rule 405 of Regulation C, as (i) the Dragon Joyce Group had no operations prior to the acquisition of the mobile phone games business from Kuailefeng on October 27, 2009 and (ii) the Company succeeded to the mobile phone games business of Kuailefeng through the acquisition of the Dragon Joyce Group on October 27, 2009 and the Company’s own operations prior to the succession was insignificant relative to the operations acquired. The Company was the successor to Kuailefeng subsequent to the date of acquisition of the Dragon Joyce Group on October 27, 2009. For the period from January 1, 2009 to October 26, 2009, the Predecessor only engaged in the sale of in-game premium features of mobile phone games on feature phones.

These financial statements present the consolidated financial position, results of operations and cash flows of the Successor and the results of operations and cash flows of Kuailefeng as the Predecessor in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

The consolidated financial statements as of December 31, 2009, 2010, and 2011 and for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011 include the financial position, results of operations and cash flows for the Company on a successor basis. The accompanying financial statements of the Predecessor for the period from January 1, 2009 to October 26, 2009 include the full results of operations and cash flows of Kuailefeng, as the Company

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

acquired and succeeded to substantially all of Kuailefeng’s key operating assets through the acquisition of the Dragon Joyce Group.

The consolidated financial statements of the Successor reflect the new basis of accounting in accordance with ASC topic 805 (“ASC 805”), Business Combinations. The application of fresh start accounting represents the termination of the Predecessor reporting entity and the creation of the Successor reporting entity with a new basis of accounting. Accordingly, the results for the year ended December 31, 2009 are presented as two distinct periods and a vertical black line is shown to separate the Company’s consolidated financial statements from those of the Predecessor for the period prior to October 27, 2009. The results of the Successor are not comparable to the results of the Predecessor due to the difference in the new basis of presentation.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

As of December 31, 2011, the Company’s subsidiaries consisted of the following entities:

		Date of
		establishment /	Percentage of
Name	Place of incorporation	acquisition	ownership	Principal activities
Beauty Wave Limited (“Beauty Wave”)	British Virgin Islands (“BVI”)	October 27, 2009	100%	Investment holding

China Wave Group Limited (“China Wave”)	BVI	October 27, 2009	100%	Investment holding

Uni-Force Development Limited (“Uni-Force”)	Hong Kong	October 27, 2009	100%	Investment holding

Huiyou Digital (Shenzhen) Ltd. (“Huiyou”)	The PRC	October 27, 2009	100%	Development, operation and sale of
				mobile phone games

Beijing Dongganlefeng Information Technology Co., Ltd. (“Donggan”)	The PRC	October 27, 2009	100%	Development, operation and sale of
				mobile phone games

Beijing Longyuebaifu Information Technology Co., Ltd. (“Longyue”)	The PRC	October 27, 2009	100%	Development, operation and sale of
				mobile phone games

Shenzhen Douwan Network Technology Co., Ltd. (“Shenzhen Douwan”)	The PRC	April 19, 2010	100%	Development, operation and sale of
				mobile phone games

Shenzhen Yikechuanghui Technology Co., Ltd. (“Yikechuanghui”)	The PRC	October 21, 2010	100%	Development, operation and sale of
				mobile phone games

Shenzhen Qilewuxian Software Development Co. Ltd. (“Qilewuxian”)	The PRC	April 19, 2010	100%	Development, operation and sale of
				mobile phone games

OWX Hong Kong Limited (“OWX HK”)	Hong Kong	December 28, 2009	100%	Provision of handset design products and services

OWX (Beijing) Technology Co., Ltd. (“OWX Beijing”)	The PRC	September 3, 2010	100%	Investment holding

Shenzhen Zhongtuokechuang Technology Co., Ltd. (“Zhongtuo”)	The PRC	November 18, 2010	100%	Provision of handset design products and services

3GUU BVI	BVI	December 31, 2010	100%	Investment holding

3GUU Mobile Entertainment Co. Limited (“3GUU HK”)	Hong Kong	December 31, 2010	100%	Investment holding

Yitongtianxia	The PRC	December 31, 2010	100%	Development, operation and sale of
				mobile phone games

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

As of December 31, 2011, the Company consolidated the following VIE:

Date of
	Place of	establishment /	Percentage of
Name	incorporation	acquisition	ownership	Principal activities
Yingzheng	The PRC	December 31, 2010	—	Development, operation and sale of mobile phone games

Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and a VIE, for which a subsidiary of the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Group obtained control and are continued to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when the Company holds a majority of the voting equity interest in an entity. However, if the Company demonstrates its ability to control the entity through the power to direct the activities of the entity that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity that could potentially be significant to the entity or the right to receive benefits from the entity that could potentially be significant to the entity, then the entity is consolidated.

All significant intercompany balances and transactions among the Company, its subsidiaries and VIE have been eliminated upon consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, provision for inventory obsolescence, estimates of useful life for property and equipment and intangible assets, valuation allowance for deferred tax assets, allocation of purchase price, uncertain tax positions, share-based compensation and consolidation of variable interest entity. Actual results could differ significantly from those estimates.

Foreign currency

Based on the criteria of ASC topic 830 (“ASC 830”), Foreign Currency Matters, the Company determined its functional currency to be the United States Dollars (“US$”). The Company’s subsidiaries located in the BVI determined their functional currency to be the US$. The Company’s subsidiaries located in Hong Kong determined their functional currency to be the Hong Kong Dollars (“HK$”), with the exception of OWX HK and 3GUU HK which determined their functional currency to be US$. The Company’s subsidiaries and VIE located in the PRC determined their functional currency to be the RMB. The Company uses the RMB as its reporting currency.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Each entity in the Group maintains its financial records in its own functional currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of income and comprehensive income. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions.

The assets and liabilities of the Company’s subsidiaries located outside of the PRC are translated into RMB at the exchange rates prevailing at the balance sheet date. The consolidated statements of comprehensive income of these entities are translated into RMB at the weighted average exchange rates for the year. The resulting translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders’ equity.

For the purpose of the consolidated statements of cash flows, cash flows of the Company’s subsidiaries located outside of the PRC are translated into RMB at the exchange rates prevailing on the dates of the cash flows. Frequently recurring cash flows of these entities which arise throughout the year are translated into RMB at the weighted average exchange rates for the year.

Convenience translation

Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.2939 on December 30, 2011 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and demand deposits placed with banks or other financial institutions with original maturity of three months or less at the date of purchase and are unrestricted as to withdrawal and use.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are carried at net realizable value. In general, collateral is not required and interest is not charged on accounts receivable. An allowance for doubtful accounts is recorded when collection of the full amount is no longer probable. In evaluating the collectability of receivable balances, the Group considers specific evidence including the aging of the receivable, the customer’s payment history, its current credit-worthiness and current economic trends. Accounts receivable are written off after all collection efforts have ceased.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories consist of raw materials that are used for the provision of handset design products and services and are stated at the lower of cost or market value. Costs of raw materials are based on purchase costs and are determined by the weighted average method.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	3 - 5 years
Motor vehicles	4 years
Leasehold improvement	shorter of lease terms or 3 years

Repair and maintenance costs are charged to expense when incurred, whereas the costs of renewals and betterment that extend the useful life of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of comprehensive income.

Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of acquired businesses. In accordance with ASC topic 350 (“ASC 350”), Intangibles—Goodwill and Other, goodwill is not amortized, but rather is tested for impairment annually or more frequently if indicators of impairment present. The Group assigns and assesses goodwill for impairment at the reporting unit level. The Group determines that each reporting unit is identified at the operating segment level.

The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the carrying value exceeds the fair value, goodwill may be impaired. If this occurs, the Group performs the second step of the goodwill impairment test to determine the amount of impairment loss. The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. If the carrying amount of the goodwill is greater than its implied fair value, the excess is recognized as an impairment loss. The annual goodwill impairment test is performed on December 31 of each year. No goodwill impairment was recognized for any of the periods presented.

Intangible assets

Intangible assets, including computer software, mobile games and platforms, acquired customer relationship and capitalized mobile game product development costs, are carried at cost less

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accumulated amortization. Intangible assets acquired in a business combination are recognized initially at fair value at the date of acquisition. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic lives of the intangible assets as follows:

Computer software	5 years
Mobile games and platforms	1 - 6 years
Acquired customer relationship	7 years
Mobile game product development costs	3 years

Computer software purchased from third-party vendors is capitalized and amortized on a straight-line basis over the estimated useful life of five years.

Mobile games and platforms purchased from third-party vendors are capitalized and amortized on a straight-line basis over the estimated economic lives which range from one to five years while mobile games and platforms acquired in business combinations are recorded at fair value at the date of acquisition and amortized on a straight-line basis over the remaining estimated economic lives which range from three to six years.

Customer relationships acquired in business combinations are related to the ability to sell existing services to existing customers of the acquiree. Acquired customer relationships are recognized at fair value at the date of acquisition using a valuation technique based on expected income and amortized on a straight-line basis over the remaining estimated economic lives of seven years.

The Group recognizes costs to develop its mobile game products in accordance with ASC topic 985 (“ASC 985”), Software. Mobile game product development costs consist primarily of payroll, depreciation and other overhead expenses incurred by the Group to develop, maintain, monitor and manage the Group’s mobile gaming products. Costs incurred for the development of mobile game products prior to the establishment of technological feasibility are expensed when incurred and are included in product development expenses. Once a mobile game product has reached technological feasibility, all subsequent mobile game product development costs are capitalized until the product is available for marketing. Technological feasibility is evaluated on a product-by-product basis, but typically encompasses both technical design and game design documentation and only occurs when the mobile games have a proven ability to operate in a mobile game environment. The amount of mobile game development costs qualifying for capitalization as intangible assets was amortized over the estimated life of the corresponding mobile games, which is determined to be three years.

Impairment of long-lived assets

The Group evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable in accordance with ASC topic 360 (“ASC 360”), Property, Plant and Equipment. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. Long-lived assets are grouped at the lowest level for which there are identifiable cash flows and are largely independent of the cash flows of the other assets when assessing impairment. No impairment of long-lived assets was recognized for any of the periods presented.

Fair value of financial instruments

Financial instruments of the Group primarily include cash and cash equivalents, accounts receivables, amounts due from related parties, contingently returnable consideration assets, accounts payable and amounts due to related parties. As of December 31, 2009, 2010 and 2011, the carrying values of these financial instruments, other than the contingently returnable consideration assets, approximated their fair values due to the short-term maturity of these instruments. The contingently returnable consideration assets were recorded at fair value as determined on the respective days of business acquisition and subsequently adjusted to the fair value at each reporting date (Note 4). The Group determined the fair values of the contingently returnable consideration assets with the assistance of an independent valuation firm.

The Company applies ASC topic 820 (“ASC 820”), Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

In accordance with ASC 820, the Group measures the fair value of the contingently returnable consideration assets using an income approach based on inputs that are unobservable in the market.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Assets measured at fair value on a recurring basis as of December 31, 2009 are summarized below:

	Quoted price in		Significant
	active markets for	Significant other	unobservable
	identical assets	observable inputs	inputs
	(Level 1)	(Level 2)	(Level 3)
	RMB	RMB	RMB
Contingently returnable consideration assets	—	—	2,865

Assets measured at fair value on a recurring basis as of December 31, 2010 are summarized below:

	Quoted price in		Significant
	active markets for	Significant other	unobservable
	identical assets	observable inputs	inputs
	(Level 1)	(Level 2)	(Level 3)
	RMB	RMB	RMB
Contingently returnable consideration assets	—	—	7,770

Assets measured at fair value on a recurring basis as of December 31, 2011 are summarized below:

	Quoted price in		Significant
	active markets for	Significant other	unobservable
	identical assets	observable inputs	inputs
	(Level 1)	(Level 2)	(Level 3)
	RMB	RMB	RMB	US$
Contingently returnable consideration assets	—	—	16,938	2,691

The following table presents a reconciliation of the assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the period from October 27, 2009 to December 31, 2009 (Successor) and the year ended December 31, 2010 (Successor) and 2011

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(Successor). The Predecessor had no Level 3 financial instruments measured at fair value on a recurring or a non-recurring basis for the period from January 1, 2009 to October 26, 2009.

Contingently returnable
consideration assets
RMB
Balance as of October 27, 2009	—
Recognized during the period	3,813
Realized or unrealized loss	(948)

Balance as of December 31, 2009	2,865

Recognized during the year	6,970
Realized or unrealized loss	(2,065)

Balance as of December 31, 2010	7,770

Recognized during the year	—
Realized or unrealized gain	39,446
Settlement (Note 4)	(30,278)

Balance as of December 31, 2011	16,938

Balance as of December 31, 2011 in US$	2,691

The amount of total loss for the period from October 27, 2009 to December 31, 2009 (Successor) included in earnings	(948)

The amount of total loss for the year ended December 31, 2010 (Successor) included in earnings	(2,065)

The amount of total gain for the year ended December 31, 2011 (Successor) included in earnings	39,446

Realized and unrealized gain (loss) for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011 was recorded as “Changes in fair value of contingently returnable consideration assets” in the consolidated statements of comprehensive income.

Revenue Recognition

Revenues of the Group are derived from the development, operation and sale of in-game premium feature of mobile phone games as well as the provision of handset design products and services. For each of the significant sources of revenue stated below, revenue is recognized only when the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the goods have been delivered or the services have been rendered; (iii) the price or fees are fixed or determinable; and (iv) collectability is reasonably assured.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i)   Feature phone games

The Group generates feature phone games revenues principally from the sale of in-game premium features of mobile phone games on feature phones. The Group entered into service arrangements with feature phone manufacturers to pre-install its self-developed mobile phone games or application platforms onto the feature phones before they reach mobile phone game players. Mobile phone game players can access the pre-installed feature phone games directly or download the feature phone games through the pre-installed application platform on the feature phones without additional charges. The basic functions of the feature phone games are free to play. The Group only charges for in-game premium features purchase. All chargeable in-game premium features on feature phones are considered consumed immediately upon purchase as any unused premium features cannot be carried forward after the mobile phone game players exit the game. When mobile phone game players leave the game they are currently playing and perform other functions on the feature phones, the previously purchased premium features can no longer be accessed and are therefore completely consumed.

The Group contracts with mobile phone service providers, who in turn contract with mobile network operators, for billing and collection services offered to mobile phone game players who have purchased in-game premium features. The mobile network operators and the mobile service providers have a contractual relationship in which mobile network operators grant rights to mobile service providers to deliver digital content such as feature phone games, news alerts, finance information, logos and ringtones to mobile phone users. The mobile network operators are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players while the mobile phone service providers are entitled to profit sharing based on a prescribed percentage of the net proceeds collected from the mobile network operators. Since the Group does not have a direct contractual relationship with the mobile network operators, the net proceeds after deducting the amounts shared by the mobile network operators and the mobile phone service providers represent the amount of revenue to be recognized by the Group.

The Group has information generated from its internal system on the number of in-game premium features sold each month to estimate the amount of collectable net proceeds and to recognize feature phone games revenues. Differences between its estimates and the actual amounts confirmed by the mobile phone service providers have historically been insignificant. Generally, the Group receives billing confirmations from each of the mobile phone service providers within 30 to 120 days after the end of each month. The Group pays service fees, which are recognized as cost of revenues, to the feature phone manufacturers based on a prescribed percentage of the estimated net proceeds or a prescribed fixed fee per mobile phone activated by mobile phone game players.

Collectability is considered reasonably assured as the Group deals with only reputable mobile phone service providers and performs thorough credit assessment on the mobile phone service providers prior to entering into a business relationship with them. Historically, the Group has not experienced any significant defaults for payment.

Based on the above, the Group recognizes the estimated proceeds to be received from the mobile phone service providers as feature phone games revenues, using data generated from its internal system, when the goods are delivered based on consumption of in-game premium features by mobile

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

phone game players. The difference between the estimated proceeds and the actual amounts confirmed by the mobile phone service providers is recognized in the consolidated statements of comprehensive income when billing confirmations are received by the Group.

(ii)   Handset design

The Group generates handset design revenues from the provision of comprehensive handset design solutions to mobile phone manufacturers and mobile phone content providers. Handset design solutions include (a) operating system software and hardware design with one-year post-contract customer support (“PCS”) service; (b) printed circuit board with operating system software and optional assembly service; and (c) mobile phone contents installation service. Operating system software and hardware designs with PCS services are provided to mobile phone manufacturers for either a fixed fee or a variable fee based on the units of production by the mobile phone manufacturers at a prescribed unit price. Printed circuit boards with operating system software are sold to mobile phone manufacturers for a fixed unit price. Mobile phone contents installation services are rendered to mobile phone content providers for a prescribed percentage of the mobile phone content providers’ net profits.

In assessing its arrangements with multiple deliverables and arrangements that include software elements for the periods presented, the Group adopted Accounting Standards Update (“ASU”) No. 2009-13 (“ASU 2009-13”), Revenue Recognition—Multiple-Deliverable Revenue Arrangements, and ASU No. 2009-14 (“ASU 2009-14”), Certain Revenue Arrangements that Include Software Elements, on a retrospective basis. In accordance with ASU 2009-13, the total arrangement consideration is allocated to each unit of accounting based on its relative selling price which is determined based on the entity’s best estimate of the selling price for that deliverable when vendor-specific evidence and third-party evidence of selling price do not exist. In accordance with ASU 2009-14, software contained on the tangible product which is essential to the tangible product’s functionality is excluded from the scope of software accounting guidance in ASC subtopic 985-605 (“ASC 985-605”), Software: Revenue Recognition. The Group believes retrospective adoption provides the most comparable and useful financial information for financial statement users, is more consistent with the information the Group’s management uses to evaluate its business, and better reflects the underlying economic performance of the Group. The adoption of ASU 2009-13 and ASU 2009-14 did not have a significant impact on the Group’s financial position or results of operations.

(a)   Operating system software and hardware design with PCS service

The Group and the mobile phone manufacturers sign an agreement containing the significant terms of the provision of operating system software and hardware design with PCS service to evidence that an arrangement exists. The Group recognizes handset design revenues derived from operating system software and hardware design and PCS service concurrently in accordance with ASC 985-605, as (i) the PCS fee is included with the initial arrangement fee for operating system software and hardware design; (ii) the PCS is for one year or less; (iii) the PCS costs is estimated to be insignificant and (iv) unspecified upgrades or enhancements offered during PCS arrangements historically have been and are expected to be minimal and infrequent. Therefore, delivery of operating system software and hardware design with PCS service occurs upon receipt and acceptance of the operating system software

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and hardware design by the mobile phone manufacturers. The Group performs credit assessment on the mobile phone manufacturers prior to signing the agreements to ensure collectability is reasonably assured. Accordingly, revenues from the provision of operating system software and hardware design and PCS service are recognized upon (i) the mobile phone manufacturers accepting the handset design solutions if the arrangement is based on a fixed fee or (ii) the mobile phone manufactures accepting the handset design solutions and confirming their monthly units of production to the Group if the arrangement is based on a variable fee derived from the units of production by the mobile phone manufacturers at a prescribed unit price. The Group has not provided any refunds in the past and does not intend to provide refunds in the future to the mobile phone manufacturers.

(b)   Printed circuit board with operating system software and optional assembly service

Printed circuit boards with operating system software and optional assembly services are multiple element arrangements comprising printed circuit boards, assembly services and operating system software specifically designed for the printed circuit boards. Since the operating system software is essential to the functionality of the printed circuit board, the transaction is outside the scope of software accounting guidance in ASC 985-605 in accordance with ASU 2009-14. Accordingly, the Group accounted for the sale of printed circuit boards with operating system software and optional assembly service as a multiple deliverables arrangement in accordance with ASU 2009-13. Each of the printed circuit board, operating system software and assembly service represents a separate unit of accounting.

The Group and the mobile phone manufacturers sign an agreement containing the significant terms of the sale of printed circuit board with operating system software to evidence that an arrangement exists. The agreement also stipulates whether the mobile phone manufacturers engage the Group to perform assembly service on the printed circuit board. The Group delivers the assembled printed circuit boards together with the operating system software installed to mobile phone manufacturers if the Group is engaged to perform assembly service; whereas the Group normally delivers the operating system software prior to the printed circuit board to the mobile phone manufacturers if the Group is not engaged to perform assembly service. Therefore, delivery of printed circuit boards with operating system software and optional assembly services occurs upon receipt and acceptance of all deliverables by the mobile phone manufacturers. The Group performs credit assessment on the mobile phone manufacturers prior to signing the agreements to ensure collectability is reasonably assured. The purchase price is fixed because the unit price is stipulated in the signed sales agreement and no concessions such as discounts, rebates, refunds or other price changes are provided subsequently. However, the mobile phone manufacturers only pay the agreed purchase price upon receipt of all of the deliverables in the arrangement. The Group outsources the assembly of printed circuit boards and installation of operating system software to original equipment manufacturers (“OEM”) and pays manufacturing fees, which are recognized as cost of revenues, based on a prescribed fixed fee per unit manufactured.

In accordance with ASU 2009-13 and ASC subtopic 605-25 (“ASC 605-25”), Revenue Recognition: Multiple-Element Arrangements, the amount allocable to the delivered units or units of accounting is limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions. Since the amount allocable to the operating system software is

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

contingent upon the delivery of printed circuit board and the related assembly service, if any, revenues from the sale of printed circuit board with operating system software and optional assembly service are recognized only upon delivery of the final deliverable.

(c)   Mobile phone contents installation service

Mobile phone contents installation service does not require significant production, modification or customization of the mobile phone contents received from the mobile phone content providers. Persuasive evidence of the arrangement is documented in a contract signed by the mobile phone content providers and the Group. Delivery of mobile phone contents installation service occurs when the mobile phone contents are installed on the mobile device circuit boards by the OEM. The mobile phone contents installation service fees are fixed and non-refundable once the mobile phone content providers confirm their monthly net profits to the Group. Collectability is considered reasonably assured as the Group deals with only reputable mobile phone content providers and performs thorough credit assessment on the mobile phone content providers prior to entering into a business relationship with them. Historically, the Group has not experienced any significant defaults for payment. Accordingly, the Group recognizes revenues from mobile phone contents installation services when the services are delivered and the fees are fixed upon receipt of the monthly net profits confirmations from mobile phone content providers.

(iii)   Smartphone games

The Group generates smartphone games revenues from the sale of in-game premium features of self-developed mobile social games as well as from the sale of self-developed and purchased single player games on smartphones. The Group operates mobile social games and single player games under a free-to-play model and a subscription based model, respectively.

(a)   Mobile social games

Under the free-to-play model for mobile social games, mobile phone game players can download mobile phone games, obtain game accounts and play the basic functions of the mobile games free of charge but may purchase game points for in-game premium features to enhance their game-playing experience. The purchased in-game premium features can be freely traded amongst game players within the applicable game as long as consumption of the items has not commenced. Mobile phone game players can purchase game points by either charging their account with mobile network operators directly or buying prepaid cards issued by mobile network operators. The prepaid cards can be converted into a pre-specified number of game points for consumption. Upon delivery of game points purchased directly from mobile network operators or converted from prepaid cards to mobile phone game players, the Group initially classifies these amounts as deferred revenue. For purposes of determining when the service has been provided to the mobile phone game players, the Group has determined that an implied obligation exists to the mobile phone game players who purchased game points to provide an enhanced game-playing experience over the average playing period of the mobile phone game players.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Group contracts with mobile network operators and third-party payment platforms for billing, collection and transmission services offered to mobile phone game players who have purchased game points. The Group also contracts with mobile application and software websites to distribute its mobile social games by providing platforms for mobile phone game players to download such games. The mobile network operators and third-party payment platforms are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players. Since the Group does not have a direct contractual relationship with the mobile phone game players, the net proceeds after deducting the amounts shared by the mobile network operators and the third-party payment platforms represent the amount of revenue to be recognized by the Group.

The Group has information generated from its internal system on the number of game points sold each month to estimate the amount of collectable net proceeds and to recognize mobile social games revenues. Differences between its estimates and the actual amounts confirmed by the mobile network operators and the third-party payment platforms have historically been insignificant. Generally, within 30 days after the end of each month, the Group receives billing confirmations from each of the mobile network operators and third-party payment platforms confirming the amount of net proceeds to be received by the Group. The Group pays service fees to the mobile application and software websites.

Collectability is considered reasonably assured as the Group deals with only reputable mobile network operators and third-party payment platforms and performs thorough credit assessment on the mobile network operators and the third-party payment platforms prior to entering into a business relationship with them. Historically, the Group has not experienced any significant defaults for payment.

Based on the above, the Group recognizes the estimated net proceeds to be received from the mobile network operators and the third-party payment platforms for the sale of game points of the mobile social games, using data generated from its internal system, as deferred revenue upon delivery of game points to mobile phone game players. Deferred revenue is recognized as smartphone games revenue ratably over the estimated average playing period of the paying mobile phone game players of three months, starting from the point in time when game points are delivered to the mobile phone game players. As the mobile social games are under a free-to-play model and revenue is only generated from paying mobile phone game players when they purchase game points for in-game premium features, the Group focuses solely on the playing period of paying mobile phone game players when estimating the period over which revenue is being recognized. The Group determines the estimated average playing period of paying mobile phone game players, which is the time period between the paying mobile phone game players’ first purchase and last log in, for each significant game based on historical player usage patterns and game playing behavior. The Group’s internal system tracks each of the paying mobile phone game players’ purchase and log in history for each significant game to generate data to estimate the average playing period for the Group’s population of paying mobile phone game players. Future usage patterns may differ from the historical usage patterns on which the Group’s revenue recognition policy is based. The Group monitors the operational statistics and usage patterns of its online game and modifies the expected life span when materially different. The difference between the estimated proceeds and the actual amount confirmed by the mobile network

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

operators and third-party payment platforms is recognized in the consolidated statements of comprehensive income when billing confirmations are received by the Group and all revenue recognition criteria are met.

Game points can be purchased at a discount if mobile phone game players purchase the game points with prepaid cards issued by mobile network operators or during promotional activities organized by the Group. The Group accounts for such discounts in accordance with ASC subtopic 605-50 (“ASC 605-50”), Revenue Recognition: Customer Payments and Incentives. Such discounts are initially accounted for as a reduction of deferred revenue. As a result, deferred revenue includes the value of both discounted and undiscounted game points, which are subsequently recognized as revenue on a weighted average basis when the Group provides future services to enhance mobile phone game players’ playing experience.

(b)   Single player game

Under the subscription based model for single player games, mobile phone game players can either subscribe to a monthly plan to download a fixed number of single player games from mobile network operators for a fixed subscription fee per month or download each single player game based on a fixed price per game.

The Group contracts with mobile network operators for billing, collection and transmission services offered to mobile phone game players who have purchased single player games. In addition, the Group purchases games from third-party game developers. The mobile network operators are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players. Since the Group does not have a direct contractual relationship with the mobile phone game players, the net proceeds after deducting the amounts shared by the mobile network operators represent the amount of revenue to be recognized by the Group. The Group has information generated from its internal system on the number of monthly plan subscriptions and single-player games downloaded each month to estimate the amount of collectable net proceeds and to recognize single-player games revenues. Differences between its estimates and the actual amounts confirmed by the mobile network operators have historically been insignificant. Generally, within 30 days after the end of each month, the Group receives billing confirmations from each of the mobile network operators confirming the amount of net proceeds to be received by the Group. The Group pays content fees to third-party game developers, which are recognized as cost of revenues, based on a prescribed percentage of the net proceeds confirmed by the mobile network operators.

Based on the above, the Group recognizes single-player smartphone games revenues when the goods are delivered based on download of games by mobile phone game players or at the end of the subscription period. The difference between the estimated proceeds and the actual amounts confirmed by the mobile network operators is recognized in the consolidated statements of comprehensive income when billing confirmations are received by the Group.

The Group determines whether to record single player smartphone games revenues using the gross or net method of reporting in accordance with ASC subtopic 605-45 (“ASC 605-45”), Revenue Recognition: Principal Agent Considerations. Determining whether revenue should be reported gross or

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

net is based on an assessment of various factors, the primary factors being whether the Group is acting as the principal in offering services to the customer or whether the Group is acting as an agent in the transaction. The Group has determined that it is acting as the principal in offering services as the Group (i) is the primary obligor in the arrangement; (ii) has latitude in establishing the selling price; (iii) has discretion in suppliers selection; and (iv) has involvement in the determination of product specifications. Therefore, the Group has the primary responsibility of fulfillment and acceptability of the single-player games and recognizes the net proceeds to be received from the mobile network operators as smartphone games revenue on a gross basis. The amounts attributable to third-party game developers in the form of content fees are recognized as cost of revenues.

(iv)   Business taxes and surcharges

The Group is subject to business taxes and surcharges levied on services provided in the PRC. Business taxes and surcharges for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor) were RMB2,305, RMB53, RMB6,127 and RMB11,749 (US$1,867), respectively. In accordance with ASC 605-45, the Group recognized revenues net of all such business taxes and surcharges.

Cost of revenues

Cost of revenues primarily consists of service fees paid to feature phone manufacturers for the installation of the Group’s self-developed mobile phone games or application platforms onto the manufactures’ feature phones, purchase costs of printed circuit boards and manufacturing fees paid to OEMs for the assembly of printed circuit boards and mobile phone contents installation service, service fees paid to mobile application and software websites for the distribution of the Group’s mobile social games and single player games by providing platforms for mobile phone game players to download such games, and content fees paid to third-party game developers for the development of the Group’s single player games designed for smartphones. These costs are expensed as incurred except for the portion that is based on a prescribed percentage of the Group’s revenues, which are recorded as cost of revenues upon revenue recognition by the Group when billing confirmations are received as more fully described above.

In addition, cost of revenues includes staff salaries, network infrastructure fee, utilities, amortization of intangible assets, operating expenses directly related to the development, operation and sale of mobile phone games as well as the provision of handset design products and services, and the 5% business tax for technology services and market promotion fees charged by Yitongtianxia to Yingzheng.

Research and development

Research and development expenses include payroll, employee benefits and other headcount-related expenses associated with product development. Research and development expenses, which are included in general and administrative expenses in the consolidated statements of comprehensive income, amounted to RMB4,438, RMB226, RMB8,377 and RMB24,566 (US$3,903) for the period from

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively.

Leases

In accordance with ASC topic 840 (“ASC 840”), Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: (a) ownership is transferred to the lessee by the end of the lease term, (b) there is a bargain purchase option, (c) the lease term is at least 75% of the property’s estimated remaining economic life or (d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over their lease term. The Group had no capital leases for any of the periods presented. The Group leases certain office facilities under non-cancelable operating leases and recorded total rental expenses of RMB149, nil, RMB295 and RMB1,081 (US$172) for the period from January 1 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor), and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively.

Income taxes

The Group follows the liability method of accounting for income taxes in accordance with ASC topic 740 (“ASC 740”), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carryforwards, and credits using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized.

The Group applies ASC 740 to account for uncertainty in income taxes. ASC 740 provides the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group’s estimated liability for unrecognized tax benefits and the related interest and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. In future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of comprehensive income.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Share-based compensation

In accordance with ASC topic 718 (“ASC 718”), Compensation—Stock Compensation, the Company determines whether a share option or a restricted share unit (“RSU”) should be classified and accounted for as a liability award or an equity award. All grants of share options to employees classified as equity awards are measured at the grant date based on the fair value of the awards and are recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. All grants of share options or RSUs to employees classified as liability awards are remeasured at the end of each reporting period until the date of settlement with an adjustment for fair value recorded to the current period expenses in order to properly reflect the cumulative expense based on the current fair value of the vested options or RSUs. The Group has elected to recognize share-based compensation using the straight-line method for all share-based awards issued. The Company uses the Black-Scholes option pricing valuations model and the binomial option pricing valuations model in determining the fair value of the equity awards and the liability awards granted, respectively.

ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any.

Earnings per share

In accordance with ASC topic 260 (“ASC 260”), Earnings Per Share, basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Securities issued by a subsidiary that enable their holders to obtain the subsidiary’s ordinary shares are included in the consolidated earnings per share computations based on the Group’s holding of the subsidiary’s securities.

Comprehensive income

Comprehensive income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC topic 220 (“ASC 220”), Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive income includes net income and cumulative foreign currency translation adjustments and is presented in the consolidated statements of comprehensive income. The Company early adopted ASU No. 2011-05 (“ASU 2011-05”), Comprehensive Income (Topic 220), Presentation of Comprehensive Income, in the year ended December 31, 2011 by presenting items of net income and

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

other comprehensive income in one continuous statement, the Consolidated Statements of Comprehensive Income. Prior years’ comparative information has been rearranged to conform to the presentation in accordance with ASU 2011-05.

Government grants

Government grants are recognized where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized in the consolidated statements of comprehensive income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income and released to the consolidated statements of comprehensive income in proportion to the depreciation of the related assets. The Group received a government grant of RMB2,000 and RMB150 (US$24) during the years ended December 31, 2010 and 2011, respectively, for the development of mobile network game platforms from a PRC municipal government authority. As of December 31, 2011, the RMB2,150 government grant was classified as other non-current liabilities, as the Group did not expect all considerations attached to the government grant will be complied with during the succeeding twelve-month period from the balance sheet date.

Segment reporting

In accordance with ASC topic 280 (“ASC 280”), Segment Reporting, the Group’s chief operating decision maker has been identified as the chief executive officer, who reviews operating results of the business when making decisions about allocating resources and assessing performance for the Group. Prior to January 1, 2010, the Group consisted of only one segment relating to feature phone games. On October 11, 2010, the handset design segment was added with the acquisitions of operating assets of Bright Way and Tastech; and on December 31, 2010, the smartphone game segment was added with the acquisition of 3GUU BVI (Note 4). The accounting policies used in its segment reporting are the same as those used in the preparation of the Group’s consolidated financial statements. The Group does not allocate any assets to its feature phone games, smartphone games and handset design businesses as management does not use this information to measure the performance of the reportable segments. As substantially all of the Group’s long-lived assets and revenues are in and derived from the PRC, geographical segments are not presented.

Recent issued accounting standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-04 (“ASU 2011-04”), Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 clarifies the application of existing fair value measurement and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. ASU 2011-04 is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Group does not expect the adoption of ASU 2011-04 will have a significant effect on its consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2011, the FASB issued ASU No. 2011-05 (“ASU 2011-05”), Comprehensive Income (Topic 220), Presentation of Comprehensive Income, which eliminates the current option to report other comprehensive income (“OCI”) and its components in the statements of shareholders’ equity. Instead, an entity will be required to present items of net income and OCI in one continuous statement or in two separate, but consecutive, statements. In December 2011, the FASB issued ASU No. 2011-12 (“AUS 2011-12”), Comprehensive Income (Topic 220), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 defers the ASU 2011-05 requirement that companies present reclassification adjustments for each component of OCI in both net income and OCI on the face of the financial statements and the requirement to report reclassification adjustments in interim periods. The amendments in ASU 2011-05 and ASU 2011-12 should be applied retrospectively and are effective for fiscal years and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The Company early adopted ASU 2011-05 in the year ended December 31, 2011 by presenting items of net income and OCI in one continuous statement, the Consolidated Statements of Comprehensive Income. Prior years’ comparative information has been rearranged to conform to the presentation in accordance with ASU 2011-05.

In September 2011, the FASB issued ASU No. 2011-08 (“ASU 2011-08”), Intangibles—Goodwill and Other (“ASC 350”), which is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Group does not expect the adoption of ASU 2011-08 will have a significant effect on its consolidated financial statements.

3. CONCENTRATION OF RISKS

Concentration of credit risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and amounts due from related parties. As of December 31, 2009 and 2011, substantially all of the Group’s cash and cash equivalents were deposited in financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC and Hong Kong, which are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances. The Group maintains reserves for estimated credit losses, which have generally been within its expectations.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

3. CONCENTRATION OF RISKS (Continued)

Amounts due from related parties are typically unsecured, interest-free and repayable on demand. In evaluating the collectability of the amounts due from related parties balance, the Group considers many factors, including the related parties’ repayment history and their credit-worthiness. An allowance for doubtful accounts is made when collection of the full amount is no longer probable.

Concentration of customers

Approximately 73% of total net revenues were derived from one customer, namely Beijing Tailinaite Communication Technology Co., Ltd., for the period from January 1, 2009 to October 26, 2009 (Predecessor). Approximately 13% of total net revenues were derived from one customer, namely Shenzhen Chuangshi Interactive Technology Co., Ltd., for the year ended December 31, 2010 (Successor). Approximately 19% of total net revenues were derived from one customer, namely China Mobile Communications Corporation Jiangsu Ltd., for the year ended December 31, 2011 (Successor). For the period from October 27, 2009 to December 31, 2009 (Successor), none of the customers contributed more than 10% of the Group’s total net revenues on an individual basis.

Approximately nil, 100%, 55% and 6% of total net revenues for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively, were derived from related parties (Note 16).

Concentration of suppliers

Approximately 17% and 14% of the Group’s raw materials were purchased from two suppliers, namely Think Star Electronic Stock Co., Ltd. and Bright Way Technology (Hong Kong) Limited, respectively, for the year ended December 31, 2010 (Successor). Approximately 15% and 14% of the Group’s raw materials were purchased from Xiang Hai Electronic Co., Ltd and Shi Jian Electronic Co., Ltd for the year ended December 31, 2011 (Successor). There was no purchase of raw materials for the period from January 1, 2009 to October 26, 2009 (Predecessor) and the period from October 27, 2009 to December 31, 2009 (Successor). Failure to develop or maintain the relationships with these suppliers may affect the Group’s ability to manufacture its products. Any disruption in the supply of the raw materials to the Group may adversely affect the Group’s business, financial condition and results of operations.

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

3. CONCENTRATION OF RISKS (Continued)

Currency convertibility risk

The Group transacts the majority of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts. Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

Foreign currency exchange rate risk

From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against US$ was approximately 0.1%, nil, 3% and 5% for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively. On June 19, 2010, the People’s Bank of China announced the end of the RMB’s de facto peg to US$, a policy which was instituted in late 2008 in the face of the global financial crisis, to further reform the RMB exchange rate regime and to enhance the RMB exchange rate flexibility. The exchange rate floating bands will remain the same as previously announced in the inter-bank foreign exchange market. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the US$.

Other business risk

The PRC laws and regulations require that an entity obtain an Internet Publishing License and an Online Culture Operation License from the relevant PRC government authorities in order to operate in online mobile game business. One of the Company’s subsidiaries, Huiyou, has historically operated in the development of online mobile games without obtaining the required licenses from the relevant PRC government authorities. The developed online mobile games were licensed to Yingzheng, the VIE, which operated the online mobile games in its own name and paid commissions to Huiyou in return. The relevant PRC governmental authorities may deem the activities of Huiyou to be the operation of online games without obtaining the required licenses, which may subject the Group to penalties, and require the Group to make costly changes to its business model and materially disrupt its business. However, in the opinion of management, Huiyou’s current business model does not violate applicable PRC laws and regulations and the likelihood of penalties is remote.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

4. BUSINESS ACQUISITIONS

(a)   Acquisition of Dragon Joyce

On October 27, 2009, VODone acquired 70% of the equity interest in Dragon Joyce and the Dragon Joyce Group for an aggregate purchase price of RMB35,249 (HK$40,000) cash and 100,789,333 ordinary shares of VODone. The VODone ordinary shares are contingently returnable in whole or in part to VODone if the income before tax of the Dragon Joyce Group for the period from October 1, 2009 to December 31, 2011 does not meet certain predetermined performance targets. The Company classifies the right to the return of the transferred VODone ordinary shares as an asset in accordance with ASC 805. Dragon Joyce was an investment holding company and had no operation since inception. In connection with the Reorganization (Note 1), the entire equity interest in the Dragon Joyce Group held by Dragon Joyce was transferred to the Company. The results of operations of the Dragon Joyce Group have been included in the Company’s consolidated financial statements since October 27, 2009. As a result of the acquisition, the Company is expected to expand its mobile phone games business in the PRC.

The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the Dragon Joyce Group totaled RMB295,619, which consisted of the following:

RMB
Cash	35,249
VODone ordinary shares (100,789,333 shares)	181,186
Less: contingently returnable consideration asset	(3,813)
30% noncontrolling interest in the Dragon Joyce Group	82,997
295,619

The fair value of the 100,789,333 shares of VODone issued was determined based on the closing market price of VODone’s ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB3,813.

The Company, with the assistance of an independent valuation firm, estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 12.59% for which the Company has made reference to historical volatilities of several comparable companies. As of December 31, 2009, 2010 and 2011, the fair value of the contingently returnable consideration asset was RMB2,865, RMB1,070 and nil, respectively. A loss of RMB948, RMB1,795 and a gain of RMB11,701 (US$1,859) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of income for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011, respectively. As the income before tax of the Dragon Joyce Group for the year ended December 31, 2011 did not meet the predetermined performance targets, 15,477,154 VODone ordinary shares amounting to RMB12,771 must be returned to VODone by the original shareholders of Dragon Joyce. The remittance of VODone ordinary shares was accounted for as deemed dividend distribution in the consolidated statements of shareholders’ equity.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

The fair value of the 30% noncontrolling interest in the Dragon Joyce Group is estimated to be RMB82,997. The fair value of the 30% noncontrolling interest was estimated by deriving the fair value of the acquired business including a control premium as a whole and then subtracting the considerations transferred by VODone for the 70% controlling interest. The fair value of the acquired business was estimated using the income approach. As the Dragon Joyce Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on (i) a discount rate of 22.55%, (ii) long-term sustainable growth rate of 3%, (iii) financial multiples of companies in the same industry as the Dragon Joyce Group and (iv) adjustment because of the lack of marketability that market participants would consider when estimating the fair value of the Dragon Joyce Group.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition on October 27, 2009.

Final
RMB
Cash and cash equivalents	131
Prepayment and other current assets	332
Property and equipment	365
Intangible assets	63,341
Total identifiable assets acquired	64,169
Accrued expenses and other current liabilities	5
Income tax payable	83
Deferred tax liabilities	15,835
Total liabilities assumed	15,923
Net identifiable assets acquired	48,246
Goodwill	247,373
Net assets acquired	295,619

The RMB63,341 of acquired intangible assets are subject to a weighted-average useful life of six years. Those definite-lived intangible assets include acquired customer relationships of RMB26,860, with an estimated useful life of seven years, and mobile games and platforms of RMB36,481, with an estimated useful life of six years.

The RMB247,373 of goodwill was assigned to the feature phone games segment. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of the Dragon Joyce Group. None of the goodwill is expected to be deductible for income tax purposes. As of December 31, 2009 and 2010, there were no changes in the recognized amounts of goodwill resulting from the acquisition of the Dragon Joyce Group.

The Group recognized RMB756 of acquisition-related costs that were expensed in the period ended December 31, 2009. These costs are included in “General and administrative expenses” in the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

consolidated statements of income and comprehensive income. The costs associated with issuing and registering the VODone ordinary shares issued as consideration in the acquisition of the Dragon Joyce Group were insignificant.

The amounts of revenue and earnings of the Dragon Joyce Group included in the Company’s consolidated statements of income and comprehensive income for the period from the acquisition date on October 27, 2009 to December 31, 2009 and the year ended December 31, 2010 are as follows:

For the period
from October 27,
2009 to
December 31,
2009
RMB
Net revenues	17,525
Net income	10,273

(b)   Acquisitions of operating assets of Bright Way and Tastech

On October 11, 2010, OWX HK and OWX Beijing, wholly-owned subsidiaries of OWX Holding, acquired the operating assets of Bright Way and Tastech, respectively, for an aggregate purchase price of RMB20,000 cash and 28,694,372 ordinary shares of VODone. The VODone ordinary shares are contingently returnable in whole or in part to VODone if the income before tax of the OWX Group for the period from September 1, 2010 to December 31, 2012 does not meet certain predetermined performance targets. The Company classifies the right to the return of the transferred VODone ordinary shares as an asset in accordance with ASC 805. OWX Holding, OWX HK and OWX Beijing were investment holding companies and had no operation since inception. In connection with the Reorganization (Note 1), the entire equity interest in the OWX Group held by OWX Holding was transferred to the Company. The presentation of Bright Way and Tastech is combined to show the economic substance of the two transactions as a whole. The acquisitions of operating assets of Bright Way and Tastech met the definition of a business acquisition and the results of operations of the acquired businesses have been included in the Company’s consolidated financial statements since October 11, 2010. As a result of the acquisitions, the Company is expected to expand its handset design business in the PRC.

The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the OWX Group totaled RMB101,323, which consisted of the following:

RMB
Cash	20,000
VODone ordinary shares (28,694,372 shares)	57,463
Less: contingently returnable consideration asset	(5,231)
30% equity interest in the OWX Group	29,091
101,323

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

The fair value of the 28,694,372 shares of VODone issued was determined based on the closing market price of VODone’s ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB5,231.

The Company, with the assistance of an independent valuation firm, estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 11.78% for which the Company has made reference to historical volatilities of several comparable companies. As of December 31, 2010 and 2011, the fair value of the contingently returnable consideration asset was RMB4,961 and RMB15,341 (US$2,437), respectively. A loss of RMB270 and a gain of RMB27,887 (US$4,430) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of comprehensive income for the years ended December 31, 2010 and 2011, respectively. As the income before tax of the OWX Group for the year ended December 31, 2011 did not meet the predetermined performance targets, 21,217,611 VODone ordinary shares amounting to RMB17,507 must be returned to VODone by the original shareholders of Bright Way and Tastech. The remittance of VODone ordinary shares was accounted for as deemed dividend distribution in the consolidated statements of shareholders’ equity.

The fair value of the 30% noncontrolling interest in the OWX Group is estimated to be RMB29,091 using the income approach. As the OWX Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on (i) a discount rate of 22.21%, (ii) long-term sustainable growth rate of 3%, (iii) financial multiples of companies in the same industry as the OWX Group and (iv) adjustment because of the lack of marketability that market participants would consider when estimating the fair value of the OWX Group.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition on October 11, 2010.

Final
RMB
Property and equipment	190
Intangible assets	16,078
Amounts due from a related party	4,547
Total identifiable assets acquired	20,815
Deferred tax liabilities	2,653
Total liabilities assumed	2,653
Net identifiable assets acquired	18,162
Goodwill	83,161
Net assets acquired	101,323

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

The RMB16,078 of acquired intangible assets are acquired customer relationships with an estimated useful life of seven years.

The RMB83,161 of goodwill was assigned to the handset design segment. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of Bright Way and Tastech. None of the goodwill is expected to be deductible for income tax purposes. As of December 31, 2010 and 2011, there were no changes in the recognized amounts of goodwill resulting from the acquisitions of operating assets of Bright Way and Tastech.

The Group recognized RMB306 of acquisition-related costs that were expensed in the year ended December 31, 2010. These costs are included in “General and administrative expenses” in the consolidated statements of comprehensive income. The costs associated with issuing and registering the VODone ordinary shares issued as consideration in the acquisitions of operating assets of Bright Way and Tastech were insignificant.

The amounts of revenue and earnings of the acquired businesses of Bright Way and Tastech included in the Company’s consolidated statements of comprehensive income from the acquisition date on October 11, 2010 to December 31, 2010 are as follows:

RMB
Net revenues	15,340
Net income	660

(c)   Acquisition of 3GUU BVI

On December 31, 2010, Action King, a wholly-owned subsidiary of VODone, acquired 70% of the equity interest in the 3GUU Group for an aggregate purchase price of RMB58,475 (HK$68,796) cash and 68,600,000 ordinary shares of VODone. The VODone ordinary shares are contingently returnable in whole or in part to VODone if the income before tax of the 3GUU Group for the period from December 1, 2010 to December 31, 2013 does not meet certain predetermined performance targets. The Company classifies the right to the return of the transferred VODone ordinary shares as an asset in accordance with ASC 805. In connection with the Reorganization (Note 1), the entire equity interest in the 3GUU Group held by Action King was transferred to the Company. Since the acquisition occurred on December 31, 2010, no results of operations of the 3GUU Group are included in the Group’s consolidated financial statements for the year ended December 31, 2010. As a result of the acquisition, the Company is expected to further expand its mobile phone games business in the PRC.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the 3GUU Group totaled RMB266,097, which consisted of the following:

RMB
Cash	58,475
VODone ordinary shares (68,600,000 shares)	139,941
Less: contingently returnable consideration asset	(1,739)
30% noncontrolling interest in the 3GUU Group	69,420
266,097

The fair value of the 68,600,000 shares of VODone issued was determined based on the closing market price of VODone’s ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB1,739.

The Company, with the assistance of an independent valuation firm, estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 11.78% for which the Company has made reference to historical volatilities of several comparable companies. As of December 31, 2010 and 2011, the fair value of the contingently returnable consideration asset was RMB1,739 and RMB1,597 (US$254), respectively. A loss of RMB142 (US$22) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of comprehensive income for the year ended December 31, 2011. As the income before tax of the 3GUU Group for the year ended December 31, 2011 met the predetermined performance targets, the original shareholders of the 3GUU Group are not required to return any VODone ordinary shares to VODone as of December 31, 2011.

The fair value of the 30% noncontrolling interest in the 3GUU Group is estimated to be RMB69,420. The fair value of the 30% noncontrolling interest was estimated by deriving the fair value of the acquired business including a control premium as a whole and then subtracting the considerations transferred by Action King Limited for the 70% controlling interest. The fair value of the acquired business was estimated using the income approach. As the 3GUU Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on (i) a discount rate of 22.97%, (ii) long-term sustainable growth rate of 3%, (iii) financial multiples of companies in the same industry as the 3GUU Group and (iv) adjustment because of the lack of marketability that market participants would consider when estimating the fair value of the 3GUU Group.

During the year ended December 31, 2011, the Company finalized the purchase price allocation for the acquisition of the 3GUU Group and retrospectively adjusted the December 31, 2010 consolidated balance sheet to increase goodwill and deferred tax liabilities by RMB47,033 as if they were recorded on the acquisition date.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

The following table presents the details of the preliminary purchase price allocation reported as of December 31, 2010, the adjustments made in the year ended December 31, 2011 and the final purchase price allocation.

	Preliminary		Final
	December 31, 2010	Adjustment	December 31, 2010
	RMB	RMB	RMB
Cash and cash equivalents	26,997	—	26,997
Accounts receivable	20,222	—	20,222
Prepayment and other current assets	372	—	372
Deferred tax assets, current portion	641	—	641
Property and equipment	1,258	—	1,258
Intangible assets	11,777	—	11,777
Deferred tax assets, non-current portion	500	—	500
Indemnification assets	3,716	—	3,716
Total identifiable assets acquired	65,483	—	65,483
Accounts payable	5,590	—	5,590
Accrued expenses and other current liabilities	4,140	—	4,140
Income tax payable	134	—	134
Unrecognized tax benefits	3,716	—	3,716
Other non-current liabilities	2,000	—	2,000
Deferred tax liabilities	4,597	47,033	51,630
Total liabilities assumed	20,177	47,033	67,210
Net identifiable assets (liabilities) assumed	45,306	(47,033)	(1,727)
Goodwill	220,791	47,033	267,824
Net assets acquired	266,097	—	266,097

The RMB11,777 of acquired intangible assets are subject to a weighted-average useful life of three years. Those definite-lived intangible assets include mobile games and platforms of RMB10,828, with an estimated useful life of three years, mobile game development costs of RMB941, with an estimated useful life of three years and computer software of RMB8, with an estimated useful life of five years.

The RMB267,824 of goodwill was assigned to the smartphone mobile games segment. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of the 3GUU Group. None of the goodwill is expected to be deductible for income tax purposes.

Indemnification assets represent the indemnification provided by the selling shareholders of the 3GUU Group for uncertainties about the settlement amount of unrecognized tax benefits related to the pre-acquisition period. The Group recognized RMB3,716 of indemnification assets at the acquisition date, which was the fair value measured using assumptions consistent with those used to measure the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

indemnified item. A gain of RMB293 (US$47) resulted from the change in fair value of the indemnification assets was recognized in the consolidated statements of comprehensive income for the year ended December 31, 2011.

The Group recognized RMB604 of acquisition-related costs that were expensed in the year ended December 31, 2010. These costs are included in “General and administrative expenses” in the consolidated statements of income. The costs associated with issuing and registering the VODone ordinary shares issued as consideration in the acquisition of the 3GUU Group were insignificant.

(d)   Pro forma consolidated financial information

The following unaudited pro forma consolidated financial information reflects the results of the operations of the Group for the years ended December 31, 2009 and 2010, as if the acquisitions of the Dragon Joyce Group, the operating assets of Bright Way and Tastech, and the 3GUU Group described above had been completed as of January 1, 2009. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on the date indicated and may not be indicative of future operating results. These amounts have been calculated after applying the Company’s accounting policies and the pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

	For the year ended
	December 31,
	2009	2010
	RMB	RMB
	(unaudited)	(unaudited)
Net revenues	163,305	268,821
Net income	40,486	62,557
Basic and diluted earnings per share	0.13	0.21

5. ACCOUNTS RECEIVABLE

Accounts receivable and the related allowance for doubtful accounts are summarized as follows:

	As of December 31,
	2009	2010	2011	2011
	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	US$
Accounts receivable	—	37,013	56,121	8,917
Less: Allowance for doubtful accounts	—	—	—	—
Accounts receivable, net	—	37,013	56,121	8,917

The Group does not offer extended payment terms and all accounts receivable are non-interesting bearing. The Group offers credit terms ranging from three to nine months to customers with long-term relationship and good credit history. As of December 31, 2011, all of the accounts receivable balances were within their credit terms. No allowance for doubtful accounts was recognized as of December 31, 2009, 2010 and 2011.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

6. INVENTORIES

Inventories are summarized as follows:

	As of December 31,
	2009	2010	2011	2011
	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	US$
Raw materials	—	2,126	2,103	334

No inventory obsolescence provision was recognized as of December 31, 2009, 2010 and 2011.

7. PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	As of December 31,
	2009	2010	2011	2011
	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	US$
Contingently returnable consideration assets (Note 4)	2,865	7,770	16,938	2,691
Indemnification assets from a business acquisition (Note 4(c))	—	3,716	4,009	637
Deposits for office leases	5	319	213	34
Advances to employees	—	276	386	61
Prepaid expenses	—	213	3,171	504
Others	228	108	249	40
Total	3,098	12,402	24,966	3,967

8. PROPERTY AND EQUIPMENT, NET

Property and equipment and the related accumulated depreciation are summarized as follows:

	As of December 31,
	2009	2010	2011	2011
	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	US$	US$
Office equipment	493	2,160	5,515	876
Leasehold improvement	—	—	1,585	252
Motor vehicles	—	88	88	14
Property and equipment, cost	493	2,248	7,188	1,142
Less: Accumulated depreciation	(25)	(239)	(1,753)	(278)
Property and equipment, net	468	2,009	5,435	864

Depreciation expenses, which were recorded in general and administrative expenses, for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

8. PROPERTY AND EQUIPMENT, NET (Continued)

December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor) were RMB138, RMB25, RMB218 and RMB1,584 (US$252), respectively.

9. GOODWILL

Changes in the carrying amount of goodwill for the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor) are as follows:

	Feature
	phone	Smartphone	Handset
	games	games	design	Total
	RMB	RMB	RMB	RMB
Balance as of October 27, 2009	—	—	—	—
Goodwill acquired during the period	247,373	—	—	247,373
Impairment	—	—	—	—

Balance as of December 31, 2009	247,373	—	—	247,373
Goodwill acquired during the year	—	267,824	83,161	350,985
Impairment	—	—	—	—

Balance as of December 31, 2010	247,373	267,824	83,161	598,358

Goodwill acquired during the year	—	—	—	—
Impairment	—	—	—	—
Balance as of December 31, 2011	247,373	267,824	83,161	598,358

Balance as of December 31, 2011 in US$	39,304	42,553	13,213	95,070

During the year ended December 31, 2011, the Company finalized the purchase price allocation for the acquisition of the 3GUU Group and retrospectively adjusted the December 31, 2010 consolidated balance sheet to increase goodwill by RMB47,033 as if it was recorded on the acquisition date (note 4(c)).

Goodwill is not deductible for tax purposes and is not amortized but tested for impairment at least annually.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

10. INTANGIBLE ASSETS, NET

Intangible assets and the related accumulated amortization are summarized as follows:

	As of December 31,
	2009	2010	2011	2011
	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	US$
Cost or fair value at acquisition:
Computer software	—	8	1,581	251
Mobile games and platforms	36,481	47,309	56,429	8,966
Acquired customer relationship	26,860	42,938	42,939	6,822
Mobile game product development costs	—	941	1,817	289
	63,341	91,196	102,766	16,328
Accumulated amortization:
Computer software	—	—	(201)	(32)
Mobile games and platforms	(1,521)	(4,805)	(20,524)	(3,261)
Acquired customer relationship	(959)	(8,174)	(11,506)	(1,828)
Mobile game product development costs	—	—	(434)	(69)
	(2,480)	(12,979)	(32,665)	(5,190)
Total	60,861	78,217	70,101	11,138

Amortization expenses, which were recorded in cost of revenues, for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor) were nil, RMB2,480, RMB10,499 and RMB19,686 (US$3,128), respectively.

The estimated annual amortization expenses for each of the five succeeding fiscal years are as follows:

	RMB	US$
2012	21,400	3,400
2013	16,015	2,545
2014	13,598	2,160
2015	11,644	1,850
2016	5,691	904
Total	68,348	10,859

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2009	2010	2011	2011
	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	US$
Advances from customers	—	703	564	90
Accrued payroll and welfare payable	142	4,911	10,053	1,597
Business tax and other taxes payable	585	2,293	3,802	604
Accrued initial public offering costs	—	—	2,010	319
Others	3	384	1,148	183
Total	730	8,291	17,577	2,793

Advances from customers represent cash payments received from customers in advance of the delivery of handset design products and services. The advances are applied towards the purchase price and recognized as revenue when the conditions for revenue recognition have been met. Advances from customers are non-interest bearing and refundable if the Group fails to perform.

12. DEFERRED INITIAL PUBLIC OFFERING COSTS

Direct costs incurred by the Company attributable to its initial public offering of ordinary shares in the United States have been deferred and will be charged against the gross proceeds received from such offering. Such costs include legal and other professional fees related to the offering.

13. SHARE CAPITAL

On January 20, 2011, the Company issued one share of ordinary share with par value of US$1.00 to VODone in connection with the incorporation of the Company.

On August 22, 2011, the Company restructured its share capital to increase the authorized capital to 1,000,000 ordinary shares with a per share par value of US$1.00 from 50,000 ordinary shares with a per share par value of US$1.00. In addition, on August 22, 2011, each of the existing issued and authorized ordinary shares of US$1.00 per share each was divided into 1,000 ordinary shares of US$0.001 per share each.

On August 23, 2011, the Company effected a 2,500,000 ordinary shares rights offering to its existing shareholder, VODone, for a subscription price of US$0.001 per ordinary share. Since the ordinary shares were issued for nominal consideration, the offering contains a bonus element that is accounted for similar to a stock dividend in accordance with ASC 260. In addition, as more fully described in Note 1, pursuant to a legal reorganization of entities under common control on August 23, 2011, the Company issued 209,999,000 new ordinary shares to Dragon Joyce, OWX Holding and Action King to acquire their equity interests in the Dragon Joyce Group, the OWX Group and the 3GUU Group, respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

13. SHARE CAPITAL (Continued)

All ordinary share and per share information are adjusted retroactively for the above described change in share capital and ordinary shares rights offering, for all periods presented. As of December 31, 2011, 1,000,000,000 ordinary shares were authorized and 302,729,550 ordinary shares were issued and outstanding.

The Company did not pay or declare any dividends on ordinary shares in the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010. On December 8, 2011, the Company’s board of directors declared cash dividend of RMB71,400 to certain shareholders of the Group based on the undistributed retained earnings of the Dragon Joyce Group and the OXW Group and their respective shareholding in these entities at the time of the Reorganization. As of December 31, 2011, RMB63,000 (US$10,010) of the dividend declared remained unpaid. The payment of dividends in the future will be contingent upon the Group’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of a business combination. The payment of dividends will be subject to the discretion of the Company’s board of directors and subject to the requirements of Cayman Islands’ laws.

14. RESTRICTED NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries and VIE. Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiary and VIE only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries and VIE.

In accordance with the PRC Regulations on Enterprises with Foreign Investment and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Huiyou, Donggan, Longyue, Shenzhen Douwan, Qilewuxian, Yikechuanghui, OWX Beijing, Zhongtuo and Yitongtianxia were established as a foreign invested enterprise and therefore are subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

14. RESTRICTED NET ASSETS (Continued)

as cash dividends. Yingzheng was established as a domestic invested enterprise and therefore is subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company’s PRC subsidiaries and VIE are restricted in their ability to transfer a portion of their net assets in the form of dividend payments, loans or advances to the Company. The amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC subsidiaries and the net assets of the VIE, as determined pursuant to PRC generally accepted accounting principles, totaling RMB44,808 (US$7,119) as of December 31, 2011. Therefore, in accordance with Rules 504 and 4.08(e)(3) of Regulation S-X, the condensed parent company only financial statements as of December 31, 2009, 2010 and 2011 and for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011 are disclosed in Note 23.

15. INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current laws of the British Virgin Islands, Beauty Wave, China Wave and 3GUU BVI are not subject to tax on income or capital gains. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Uni-Force, OWX HK and 3GUU HK are subject to Hong Kong corporate income tax at a rate of 16.5% on the assessable profits arising in Hong Kong. In addition, upon payments of dividends by these entities to their shareholders, no Hong Kong withholding tax will be imposed.

China

Pursuant to the PRC Corporate Income Tax Law (the “CIT Law”) and relevant implementation regulations that became effective on January 1, 2008, the Company’s subsidiaries and VIE located in the PRC are generally subject to enterprise income taxes (“EIT”) at a unified statutory tax rate of 25%, unless preferential tax status is granted by the tax authorities to allow the entities to be subject to a reduced income tax rate.

An entity recognized as a qualified new software development enterprise is entitled to enjoy tax exemption for two years and 50% EIT rate reduction for the subsequent three years. In accordance with Guofa 2007 circular No. 39, an entity with a preferential tax rate prior to January 1, 2008 will continue to enjoy its remaining tax holiday granted prior to the effectiveness of the CIT Law. In May

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

15. INCOME TAXES (Continued)

2007, Yingzheng obtained the new software development enterprise status. Thus, Yingzheng is entitled to enjoy tax exemption from 2006 to 2007 and a 50% reduced EIT rate of 12.5% from 2008 to 2010. In May 2009, Donggan obtained the new software development enterprise status, with retroactive effect to 2008. Thus, Donggan was entitled to enjoy tax exemption from 2008 to 2009 and a 50% reduced EIT rate of 12.5% from 2010 to 2012. However, as Donggan was dormant during the year ended December 31, 2011, Donggan was not entitled to enjoy any tax holiday in accordance with the CIT Law. As a result, the applicable EIT rate for Donggan was 25% in 2011.

The CIT Law treats enterprises established outside of the PRC with “effective management and control” located in the PRC as PRC resident enterprises for tax purposes. The term “effective management and control” is generally defined as exercising management and control over the business, personnel, accounting, properties, etc. of an enterprise. The Company and its subsidiaries located in jurisdictions outside of the PRC, if considered a PRC resident enterprise for tax purposes, would be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income commencing on January 1, 2008. As of December 31, 2009, 2010 and 2011, the Company has not accrued for PRC tax on such basis as the Group’s non-PRC entities had zero assessable profits in the PRC for the period after January 1, 2008. The Group will continue to monitor the tax status with regards to the PRC tax resident enterprise regulation of its non-PRC entities.

Under the CIT Law, dividends paid by PRC enterprises out of profits earned after December 31, 2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

The Group’s tax years 2006 through 2011 remain open to examination by the tax authorities as of December 31, 2011.

Income before income taxes consists of:

			For the year
	For the period from	For the period from	ended
	January 1, 2009 to	October 27, 2009 to	December 31,	For the year ended
	October 26, 2009	December 31, 2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Cayman Islands	—	—	—	34,263	5,445
Hong Kong	—	—	9,407	6,585	1,046
The PRC	28,370	8,687	49,953	86,568	13,754

Total	28,370	8,687	59,360	127,416	20,245

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

15. INCOME TAXES (Continued)

The current and deferred components of the income tax (benefit) expense appearing in the consolidated statements of income and comprehensive income are as follows:

			For the year
	For the period from	For the period from	ended
	January 1, 2009 to	October 27, 2009 to	December 31,	For the year ended
	October 27, 2009	December 31, 2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Current tax expense	6,554	—	21,593	19,294	3,066
Deferred tax expense (benefit)	43	(638)	(2,946)	(55,221)	(8,774)
	6,597	(638)	18,647	(35,927)	(5,708)

A reconciliation of income taxes computed at the PRC statutory tax rate of 25% to the effective income tax provision is as follows:

			For the year
	For the period from	For the period from	ended
	January 1, 2009 to	October 27, 2009 to	December 31,	For the year ended
	October 26, 2009	December 31, 2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Income before income taxes	28,370	8,687	59,360	127,416	20,245

Income tax expenses computed at the PRC statutory tax rate of 25%	7,093	2,172	14,840	31,854	5,061
Foreign tax rate differential	—	853	2,408	(10,565)	(1,679)
Deemed taxation basis differential	—	—	—	(18,118)	(2,879)
Nondeductible expenses	77	3	98	2,983	475
Non-taxable income	(573)	—	(33)	—	—
Withholding tax on dividend distribution	—	—	—	7,000	1,112
Tax holidays	—	(3,663)	(11)	—	—
Outside basis differences in the VIE	—	—	—	(51,432)	(8,172)
Current/deferred rate differential	—	(18)	471	(108)	(17)
Valuation allowance	—	15	811	1,073	171
Interest and penalties on unrecognized tax benefits	—	—	63	1,386	220

Income tax provision	6,597	(638)	18,647	(35,927)	(5,708)

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

15. INCOME TAXES (Continued)

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred taxes are as follows:

	As of December 31,
	2009	2010	2011	2011
	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	US$
Deferred tax assets, current portion:
Accrued expenses	18	1,151	1,774	282
Net operating loss carry forwards	—	8	—	—
Less: Valuation allowance	—	(130)	(283)	(45)
Deferred tax assets, current portion, net	18	1,029	1,491	237

Deferred tax assets, non-current portion:
Intangible assets and property and equipment	—	—	388	62
Government grants	—	500	538	85
Net operating loss carry forwards	25	706	1,616	257
Less: Valuation allowance	(25)	(706)	(1,626)	(258)

Deferred tax assets, non-current portion, net	—	500	916	146

Deferred tax liabilities, non-current portion:
Intangible assets	15,215	15,491	12,580	1,999
Outside basis differences in the VIE	—	51,432	—	—

Deferred tax liabilities, non-current portion, net	15,215	66,923	12,580	1,999

As of December 31, 2009, 2010 and 2011, the Group recorded a valuation allowance on its deferred tax assets that is sufficient to reduce the deferred tax assets to the amount that is more-likely-than-not to be realized.

Aggregate undistributed earnings of the Group’s subsidiaries located in the PRC that are available for distribution to non-PRC tax resident parent companies at December 31, 2009, 2010 and 2011 are considered to be indefinitely reinvested under ASC subtopic 740-30 (“ASC 740-30”), Income Taxes: Other Considerations or Special Areas. Accordingly, the amount of unrecognized deferred tax liabilities for temporary differences related to investments in PRC subsidiaries is not determined because such a determination is not practical.

Deferred tax liabilities arising from (i) aggregate undistributed earnings of Yingzheng, a VIE of the Group, that are available for distribution to Yitongtianxia, its PRC tax resident parent company and (ii) the difference between the book basis and the tax basis in the investment in Yingzheng were RMB4,399 and RMB47,033 as of December 31, 2010, respectively. The registered shareholders of Yingzheng are contractually required to remit dividends received from Yingzheng to Yitongtianxia. This distribution chain results in (i) a taxable dividend from Yingzheng to its registered shareholders and (ii) a taxable contribution to Yitongtianxia when the proceeds are remitted to Yitongtianxia by the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

15. INCOME TAXES (Continued)

registered shareholders. The tax impact on the future cash distribution is recognized in deferred tax liabilities as an outside basis difference. On December 16, 2011, 3GUU BVI, a BVI entity, replaced Yitongtianxia, a PRC entity, as the primary beneficiary of Yingzheng (Note 1). As management is asserting indefinite reinvestment of undistributed earnings of the Group’s foreign subsidiaries located in the PRC, the deferred tax liabilities arising from the aggregate undistributed earnings of Yingzheng and the difference between the book basis and the tax basis in the investment in Yingzheng were reversed during the year ended December 31, 2011.

Unrecognized tax benefits

For the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor), the years ended December 31, 2010 (Successor) and 2011 (Successor), the Group has unrecognized tax benefits of RMB4,560, nil, RMB20,929 and RMB28,014 (US$4,451), respectively, of which nil, nil, RMB57 and RMB170 (US$27) are presented on a net basis against the deferred tax assets related to tax loss carryforwards on the face of the consolidated balance sheet. The unrecognized tax benefits recognized by the Group were mainly caused by the accounting error, different methodologies of deemed profits basis adopted, and errors in tax adjustments made in tax filing. RMB4,560, nil, RMB20,929 and RMB28,014 (US$4,451) for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively, of unrecognized tax benefits would impact the effective tax rate, if recognized. Included in the balance as of December 31, 2009, 2010 and 2011 were RMB25, RMB836 and RMB1,909 (US$303), respectively, of tax positions that if recognized will result in deferred tax assets for which a full valuation allowance will be made. It is possible that the amount of unrecognized tax benefits will change in the next twelve months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law. However, an estimate of the range of the possible change cannot be made at this time.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

15. INCOME TAXES (Continued)

A roll-forward of accrued unrecognized tax benefits, excluding interest and penalties, is as follows:

			For the year
	For the period from	For the period from	ended
	January 1, 2009 to	October 27, 2009 to	December 31,	For the year ended
	October 26, 2009	December 31, 2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Balance at the beginning of period/year	—	—	—	19,563	3,108
Increases from business acquisitions (Note 4)	—	—	2,470	—	—
Increases related to tax positions taken in the current period/ year	4,560	—	17,093	5,699	905
Offset by net operating loss	—	—	—	(170)	(27)

Balance at the end of period/year	4,560	—	19,563	25,092	3,986

For the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), the Group recorded income tax expenses for interest and penalties related to its unrecognized tax benefits of nil, nil, RMB63 and RMB1,093 (US$173), respectively. For the years ended December 31, 2010 (Successor) and 2011 (Successor), the Group assumed interest and penalties related to unrecognized tax benefit of RMB1,303 and RMB293 (US$47) in connection with the acquisition of the 3GUU Group (Note 4).

As of December 31, 2011, the Company had net operating losses of RMB6,435 (US$1,022) from several of its subsidiaries, which can be carried forward to offset future net profit for income tax purposes. The net operating loss carry-forwards as of December 31, 2011 will expire in years 2012 to 2016 if not utilized.

The aggregate amount and per share effect of tax holidays and preferential tax rates are as follows:

			For the year
	For the period from	For the period from	ended
	January 1, 2009 to	October 27, 2009 to	December 31,	For the year ended
	October 26, 2009	December 31, 2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Aggregate amount	—	3,663	11	—	—
Effect on basic and diluted earnings per share:
Basic and diluted	—	0.02	—	—	—

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

16. SHARE-BASED PAYMENTS

Share Option Scheme

On October 31, 2011, the Company’s board of directors approved the 2011 Share Option Scheme (the “2011 Share Option Scheme”). On November 15, 2011, the Company’s shareholders approved the 2011 Share Option Scheme. Under the 2011 Share Option Scheme, the Company may issue up to 30,394,955 ordinary shares of the Company to its employees, directors and consultants. The purpose of the 2011 Share Option Scheme is to provide additional incentive and motivation to its employees, directors and consultants, through an equity interest in the Company, to work towards enhancing the value and benefit of the Company. The contractual period of the options granted under the 2011 Share Option Scheme is 10 years. As of December 31, 2011, no options were granted under the 2011 Share Option Scheme.

(a)                   VODone share options

In connection with the acquisition of the Dragon Joyce Group, on October 12, 2009, VODone granted options to purchase 5,000,000 ordinary shares of VODone to an employee of the Dragon Joyce Group, who subsequently became an employee of the Group on October 27, 2009 upon the consummation of the Dragon Joyce Group acquisition, at an exercise price of HK$1.68 (RMB1.48) per share. The 5,000,000 options are non-forfeitable, immediately vested and have a contractual life of five years. On November 4, 2010, VODone granted options to purchase 5,900,000 ordinary shares of VODone to certain employees of the Group at an exercise price of HK$2.25 (RMB1.93) per share. The 5,900,000 options are immediately vested and have a contractual life of three years. In accordance with ASC 718, the accounting grant date for options issued on October 12, 2009 and November 4, 2010 was October 18, 2009 and November 18, 2010, respectively, when VODone and the employees reached a mutual understanding of the key terms and conditions of the awards.

The share options granted by VODone to the Group’s employees are classified as equity awards which are measured based on the grant date fair value. The fair value of the 5,000,000 options with accounting grant date on October 18, 2009 was not subject to remeasurement when the grantee became an employee of the Group on October 27, 2009, as the options are non-forfeitable and vested immediately upon issuance. Since the options were granted by VODone to the Group’s employees for their provision of service to the Group, the compensation cost is recognized in the Group’s financial statements with a corresponding credit to additional paid-in capital, representing VODone’s capital contribution. Since the share options are immediately vested, share-based compensation costs of RMB1,708 for the 5,000,000 options granted and RMB2,741 for the 5,900,000 options granted were immediately recognized on October 27, 2009 and November 18, 2010, respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

The following table summarizes the share options granted by VODone to the Group’s employees during the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor):

			Weighted-average	Weighted-average
		Weighted-average	grant-date	remaining	Aggregate
	Number of	exercise price	fair value	contractual	intrinsic
Options granted to employees	shares	per share	per share	term	value
		RMB	RMB	Years	RMB
Outstanding, October 27, 2009	—
Granted	5,000,000	1.48	0.34

Outstanding, December 31, 2009	5,000,000
Granted	5,900,000	1.93	0.47
Exercised	(4,700,000)	1.50	0.34

Outstanding, December 31, 2010	6,200,000	1.89	0.46
Granted	—
Exercised	—

Outstanding, December 31, 2011	6,200,000	1.89	0.46	1.89	—

Vested at December 31, 2011	6,200,000	1.89	0.46	1.89	—
Exercisable at December 31, 2011	6,200,000	1.89	0.46	1.89	—

The aggregate intrinsic value is calculated as the difference between the exercise prices of the underlying awards and the fair value of VODone’s ordinary shares as of December 31, 2011, for those awards that have an exercise price below the fair value of VODone’s ordinary shares.

The weighted-average fair value of the options granted by VODone to the employees of the Group during the period from October 27, 2009 to December 31, 2009 (Successor) and the year ended December 31, 2010 (Successor) were HK$0.39 and HK$0.55 (US$0.07), respectively. The total fair value of options classified as equity awards vested during the period from October 27, 2009 to December 31, 2009 (Successor) and the year ended December 31, 2010 (Successor) was RMB1,708 and RMB2,741 (US$424), respectively.

The grant date fair value of the equity awards granted by VODone to the Group’s employees was estimated using the Black-Scholes option pricing model with the following assumptions:

	October 18,	November 18,
	2009	2010
Risk-free interest rate	0.17%	0.26%
Dividend yield	—	0.6%
Expected volatility range	62.67%	53.12%
Weighted average expected life	1 year	1 year
Estimated forfeiture rate	—	—

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

(b)                   Dragon Joyce and OWX Holding options

On July 30, 2010, Dragon Joyce granted options to purchase 0.724% of the equity interest in Dragon Joyce to certain non-employee directors of the Dragon Joyce Group at an exercise price of RMB1,738. On October 26, 2010, OWX Holding granted options to purchase 2.198% of OWX Holding to certain non-employee directors of the OWX Group at an exercise price of RMB1,723. These options are vested immediately and have a contractual life of two years.

The functional currency of Dragon Joyce and OWX Holding is US$. In accordance with ASC 718, as these awards contained an exercise price denominated in RMB, which is different from the functional currency of Dragon Joyce and OWX Holding, before the modification, these share options are dual indexed to foreign exchange and the shares of Dragon Joyce and OWX Holding. Accordingly, the share options granted by Dragon Joyce and OWX Holding are accounted for as liability awards that are remeasured at fair value at the end of each reporting period until the date of settlement.

On October 27, 2011, the Company settled the granted options to purchase 0.436% of the equity interest in Dragon Joyce by issuing 418,268 ordinary shares of the Company to certain grantees. Concurrently, the Company modified the exercised price of the remaining granted options to purchase 0.288% of the equity interest in Dragon Joyce from RMB to US$. The fair values of the 418,268 ordinary shares of the Company and the granted options to purchase 0.436% of the equity interest in Dragon Joyce were the same on the date of settlement. On October 28, 2011, the Company settled the granted options to purchase 1.285% of the equity interest in OWX Holding by issuing 418,266 ordinary shares of the Company to certain grantees. Concurrently, the Company modified the exercised price of the remaining granted options to purchase 0.913% of the equity interest in OWX Holding from RMB to US$. The fair values of the 418,266 ordinary shares of the Company and the granted options to purchase 1.285% of the equity interest in OWX Holding were the same on the date of settlement. The modification resulted in the liability awards being reclassified as equity awards, as the share options were no longer dual indexed to foreign exchange and the shares of Dragon Joyce and OWX Holding.

The fair value of the options was RMB3,771, RMB4,112 and RMB3,935 at the grant dates, December 31, 2010 and settlement dates, respectively. RMB4,112 was recorded as compensation cost with a corresponding credit to additional paid-in capital as shareholders’ contribution during the year ended December 31, 2010. A reversal of compensation cost of RMB177 (US$29) was recorded with a corresponding debit to additional paid-in capital as reduction of shareholders’ contribution during the year ended December 31, 2011. The modification of the currency in which the exercise price of the share options is denominated in did not result in any incremental fair value; thus, no additional share based compensation cost was recognized and the RMB3,935 balance was reclassified from liability to additional paid-in capital in equity upon modification.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

The grant date, December 31, 2010 and the modification date fair value of the liability awards granted by Dragon Joyce was estimated using the binomial option pricing model with the following assumptions:

	July 30, 2010	December 31, 2010	October 27, 2011
Risk-free interest rate	2.28%	3.28%	3.04%
Dividend yield	—	—	—
Expected volatility range	59.00%	48.42%	50.19%
Weighted average expected life	2 year	1.58 year	0.76 year
Suboptimal exercise factor	3	3	3
Estimated forfeiture rate	—	—	—
Fair value of 0.724% of the equity interest in Dragon Joyce	RMB2,952	RMB3,547	RMB4,269

The grant date and December 31, 2010 and modification date fair value of the liability awards granted by OWX Holding was estimated using the binomial option pricing model with the following assumptions:

	October 26, 2010	December 31, 2010	October 28, 2011
Risk-free interest rate	2.34%	3.32%	3.07%
Dividend yield	—	—	—
Expected volatility range	56.00%	41.05%	60.82%
Weighted average expected life	2 year	1.82 year	0.99 year
Suboptimal exercise factor	3	3	3
Estimated forfeiture rate	—	—	—
Fair value of 2.198% of the equity interest in OWX Holding	RMB3,722	RMB3,722	RMB2,895

(c)                    3GUU BVI options

On January 3, 2011, 3GUU BVI granted options to purchase 0.610% of the equity interest in 3GUU BVI to certain non-employee directors of the 3GUU Group at an exercise price of RMB1,708. These options are vested immediately and have a contractual life of two years.

The functional currency of 3GUU BVI is US$. In accordance with ASC 718, as these awards contained an exercise price denominated in RMB, which is different from the functional currency of 3GUU BVI, these share options are dual indexed to foreign exchange and the shares of 3GUU BVI. Accordingly, the share options granted by 3GUU BVI are accounted for as liability awards that are remeasured at fair value at the end of each reporting period until the date of settlement.

On October 29, 2011, the Company settled all of the granted options to purchase 0.610% of the equity interest in 3GUU BVI by (i) issuing 15,917.82 newly issued ordinary shares of 3GUU BVI to the grantees and (ii) exchanging the 15,917.82 ordinary shares of 3GUU BVI with 229,550 newly issued ordinary shares of the Company. The fair values of the 15,917.82 ordinary shares of 3GUU BVI,

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

229,550 ordinary shares of the Company and the granted options to purchase 0.610% of the equity interest in 3GUU BVI were the same on the date of settlement.

The fair value of the options granted by 3GUU BVI was RMB661 and RMB992 at the grant date and settlement date, respectively. RMB992 (US$158) was recorded as compensation cost with a corresponding credit to long-term liability during the year ended December 31, 2011.

The grant date and settlement date fair value of the liability awards granted by 3GUU BVI was estimated using the binomial option pricing model with the following assumptions:

	January 3,	October 29,
	2011	2011
Risk-free interest rate	3.34%	3.14%
Dividend yield	—	—
Expected volatility range	52.74%	47.02%
Weighted average expected life	2 year	1.18 year
Suboptimal exercise factor	3	3
Estimated forfeiture rate	—	—
Fair value of 0.610% of the equity interest in 3GUU BVI	RMB1,883	RMB2,523

(d)                   Restricted share units

On August 24, 2011, the Company granted 1,220,000 RSUs to certain employees and directors at the subscription price of US$0.001 per share. The transferability of the 1,220,000 RSUs is restricted. Pursuant to the RSU subscription agreement, 25% of the RSUs will vest and become transferable upon each of: (i) the consummation of the IPO of the securities of the Company on an internationally recognized stock exchange (the “IPO Date”); (ii) the first anniversary of the IPO Date; (iii) the second anniversary of the IPO Date; and (iv) the third anniversary of the IPO Date. If the IPO is not consummated by December 31, 2014, the Company is obligated to repurchase all of the RSUs at the purchase price of US$0.001 per share.

The RSUs are classified as equity awards which are measured based on the grant date fair value of RMB3.98 (US$0.63) per share. Since a performance condition of an IPO is attached with the vesting of the RSUs, share based compensation cost will not be recorded before the performance condition of an IPO is met. Accordingly, no compensation expense was recognized for the year ended December 31, 2011.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

The following table summarizes the RSUs granted by Company during the year ended December 31, 2011 (Successor):

Weighted
Average
Grant
	Outstanding	Date Fair
RSUs granted by the Company	RSUs	Value
RMB
Unvested, January 1, 2011	—	—
Granted	1,220,000	4,856
Vested	—	—
Forfeited	—	—

Unvested, December 31, 2011	1,220,000	4,856

(e)                    Determining fair value of awards

The Company, with the assistance of an independent valuation firm, estimated the grant date fair value of the options granted by VODone using the Black-Scholes option pricing model and the options granted by Dragon Joyce, OWX Holding and 3GUU BVI using a binomial option pricing model. The subsequent measurement of fair value of the options granted by Dragon Joyce, OWX Holding and 3GUU BVI was estimated using a binomial option pricing model with the assistance of an independent valuation firm. The binomial model requires the input of highly subjective assumptions, including the expected stock price volatility, the expected price multiple at which the holder is likely to exercise share options and the expected employee forfeiture rate. The Company uses historical data and future expectations to estimate forfeiture rate. The volatility assumption of the VODone options was estimated based on implied volatility and historical volatility of VODone’s share price. For expected volatility of the Dragon Joyce, OWX Holding and 3GUU BVI options, the Company has made reference to historical volatilities of several comparable companies. The risk-free rate for periods within the contractual life of the options of VODone is based on yield on in effect at the grant date on Exchange Fund Notes as indicated by Hong Kong Monetary Authority. The risk-free rate for periods within the contractual life of the options of Dragon Joyce, OWX Holding and 3GUU BVI is based on the market yield of China Government Bond. The dividend yield is based on the expected pay-out ratio.

The fair value of the VODone ordinary shares was determined based on the closing market price of the shares at the measurement date. The Company estimated the grant date fair value of the RSUs based on the fair value of the Company’s ordinary shares, which was determined to be the sum of the fair value of Dragon Joyce, OWX Holding and 3GUU BVI. The Company determined the fair value of the Dragon Joyce, OWX Holding and 3GUU BVI equity interests at the measurement date with the assistance of an independent valuation firm using a generally accepted valuation methodology, which incorporates certain assumptions including the financial results and growth trends of Dragon Joyce, OWX Holding and 3GUU BVI. The expected share option life was estimated based on the resulting output of the binomial option pricing model. The option awards are not transferable and the grantees

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

have a limited amount of time subsequent to their termination of employment or service to exercise the options. These post-vesting restrictions are considered in the binomial option pricing model as a suboptimal exercise factor.

Total share-based compensation expense of equity and liability awards granted to the Group’s employees and directors was recorded in “General and administrative expenses” in the consolidated statements of comprehensive income.

17. RELATED PARTY TRANSACTIONS

(a)                   Related parties

Name of related parties	Relationship with the Group
VODone	The ultimate holding company
Dragon Joyce	An immediate holding company
OWX Holding	An immediate holding company
Action King	An immediate holding company
Kuailefeng	A company controlled by management of Dragon Joyce
Bright Way	A company controlled by management of OWX Holding
King Reach Limited	A noncontrolling shareholder of the Group before August 23, 2011 and a shareholder of the Company since August 23, 2011
Greatfaith Group Limited	A noncontrolling shareholder of the Group before August 23, 2011 and a shareholder of the Company since August 23, 2011
Shenzhen Provider Technology Co., Ltd. (“Shenzhen Provider”)	A company controlled by a director of the Company, which ceased to be a related party on July 11, 2011
Shenzhen Huazhongtianxun Technology Co., Ltd. (“Huazhongtianxun”)	A company controlled by a director of the Company, which ceased to be a related party on April 12, 2011
Beijing Changshi Jiaren Technology Development Co., Ltd. (“Changshi Jiaren”)	A company controlled by a director of the Company, which ceased to be a related party on April 12, 2011
Beijing Shidaixunda Technology Co., Ltd. (“Shidaixunda”)	A company controlled by a director of the Company, which ceased to be a related party on April 12, 2011
Mr. Wang Yongchao	A director of 3GUU BVI

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

(b)                             The Group had the following related party transactions for the periods presented:

	For the	For the
	period from	period from
	January 1,	October 27,	For the year
	2009 to	2009 to	ended	For the year
	October 26,	December 31,	December 31,	ended
	2009	2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Revenue from exclusive technical support services on feature phone games provided to:
Kuailefeng	—	101	5,939	4,661	741
	—	101	5,939	4,661	741

The Group entered into an exclusive technical support services agreement with Kuailefeng on October 9, 2009, pursuant to which Kuailefeng agreed to engage the Group as its exclusive provider of technical platform and technical support, maintenance and other services for an annual service fee based on a prescribed percentage of Kuailefeng’s revenue. The exclusive technical support services agreement has a term of 50 years and can be terminated by the Group at any time.

	For the	For the
	period from	period from
	January 1,	October 27,	For the year
	2009 to	2009 to	ended
	October 26,	December 31,	December 31,	For the year ended
	2009	2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Revenue from exclusive reseller right on feature phone games provided to:
Kuailefeng	—	17,424	22,488	1,424	226
	—	17,424	22,488	1,424	226

The Group entered into two separate agent agreements with Kuailefeng in December 2009 and January 2010, pursuant to which the Group granted Kuailefeng the right to operate and sell in-game premium features of certain feature phone games of the Group in exchange for a fee of RMB17,424, RMB22,488 and RMB1,424 (US$226) for the period from October 27, 2009 to December 31, 2009 and

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

the years ended December 31, 2010 and 2011, respectively. The 2009 and 2010 agreements have a term of 1 month and 2 years, respectively.

	For the	For the
	period from	period from
	January 1,	October 27,	For the year
	2009 to	2009 to	ended
	October 26,	December 31,	December 31,	For the year ended
	2009	2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Feature phone games revenue from related mobile phone service providers:
Shenzhen Provider	—	—	18,264	3,352	533
Huazhongtianxun	—	—	11,132	2,072	329
Changshi Jiaren	—	—	54	—	—
Shidai Xunda	—	—	2,475	2,243	356
	—	—	31,925	7,667	1,218

The Group entered into agreements with Shenzhen Provider, Huazhongtianxun, Changshi Jiaren and Shidai Xunda for billing and collection services as mobile phone service providers in the sale of in-game premium features of feature phone games. The agreements were made in the Group’s ordinary course of business and based on terms identical to those with unrelated mobile phone service providers.

	For the	For the
	period from	period from
	January 1,	October 27,	For the year
	2009 to	2009 to	ended
	October 26,	December 31,	December 31,	For the year ended
	2009	2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Temporary funding provided by:
Kuailefeng	—	220	—	—	—
VODone	—	—	1,231	4,551	723
	—	220	1,231	4,551	723

The temporary funding from VODone and Kuailefeng was unsecured, interest-free and repayable on demand. The proceeds of the temporary funding from Kuailefeng were injected into Dragon Joyce as working capital. The proceeds of the temporary funding from VODone were injected into OWX Beijing as working capital and were used for payment of expenses relating to the initial public offering for the years ended December 31, 2010 and 2011, respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

	For the	For the
	period from	period from
	January 1,	October 27,	For the year
	2009 to	2009 to	ended
	October 26,	December 31,	December 31,	For the year ended
	2009	2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Revenue from mobile phone contents installation service provided to:
Kuailefeng	—	—	298	—	—

The Group entered into a contract with Kuailefeng in 2010, pursuant to which Kuailefeng agreed to engage the Group to provide mobile phone contents installation service in December 2010 for a service fee of RMB298.

	For the	For the
	period from	period from
	January 1,	October 27,	For the year
	2009 to	2009 to	ended
	October 26,	December 31,	December 31,	For the year ended
	2009	2009	2010	December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Raw materials purchased on behalf by:
Bright Way	—	—	3,553	116	18
Raw materials purchased from:
Bright Way	—	—	1,454	658	105

During the years ended December 31, 2010 and 2011, Bright Way purchased raw materials amounted to RMB3,553 and RMB116 (US$18), respectively, on behalf of the Group for its handset design products.

During the years ended December 31, 2010 and 2011, the Group purchased raw materials amounted to RMB 1,454 and RMB658 (US$105), respectively, from Bright Way.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

	For the	For the
	period from	period from
	January 1,	October 27,	For the year
	2009 to	2009 to	ended
	October 26,	December 31,	December 31,	For the year ended
	2009	2009	2010	December 31 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Share-based compensation expenses incurred on behalf by:
VODone	—	1,708	2,741	—	—
Dragon Joyce	—	—	1,970	610	97
OWX Holding	—	—	2,142	(787)	(126)
	—	1,708	6,853	(177)	(29)

During the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010, VODone granted share options to certain non-employee directors of the Group. Compensation costs of RMB1,708 and RMB2,741, were recognized with a corresponding credit to additional paid-in-capital as shareholders’ contribution for the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010, respectively. During the year ended December 31, 2011, VODone did not grant share options to any employees or non-employees directors of the Group.

During the year ended December 31, 2010, Dragon Joyce and OWX Holding granted share options to certain non-employee directors of the Group. Compensation costs of RMB4,112 were recognized with a corresponding credit to additional paid-in-capital as shareholders’ contribution for the year ended December 31, 2010. During the year ended December 31, 2011, a reversal of

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

compensation costs of RMB177 (US$28) was recognized with a corresponding debit to additional paid-in capital as reduction of shareholders’ contribution (Note 16(b)).

	For the	For the
	period from	period from
	January 1,	October 27,	For the year
	2009 to	2009 to	ended
	October 26,	December 31,	December 31,	For the year ended
	2009	2009	2010	December 31 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Acquisition consideration paid on behalf by:
VODone	—	216,435	275,879	—	—

Acquisition-related costs paid on behalf by:
VODone	—	756	910	—	—

Deemed dividend to:
VODone	—	—	—	30,278	4,811

During the period from October 27, 2009 to December 31, 2009, VODone paid purchase considerations of RMB216,435 on behalf of the Group for the acquisition of the 70% equity interests in the Dragon Joyce Group. During the year ended December 31, 2010, VODone paid purchase considerations of RMB77,463 and RMB198,416 on behalf of the Group for the acquisitions of the operating assets of Bright Way and Tastech, and the 70% equity interests in 3GUU BVI, respectively. These amounts paid on behalf by VODone are recognized in additional paid-in-capital as a shareholder’s contribution.

During the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010, VODone paid acquisition-related costs of RMB756 and RMB910, respectively, on behalf of the Company. These amounts paid on behalf by VODone are recognized in additional paid-in-capital as a shareholder’s contribution.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

(c)                    The Group had the following related party balances as of December 31, 2009, 2010 and 2011:

	As of December 31,
	2009	2010	2011	2011
	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	US$
Amounts due from related parties:
Kuailefeng	12,619	4,382	1,347	214
Bright Way	—	3,298	—	—
VODone	—	1	—	—
King Reach Limited	3	3	—	—
Greatfaith Group Limited	1	1	—	—
Shenzhen Provider	—	4,921	—	—
Huazhongtianxun	—	2,677	—	—
Changshi Jiaren	—	57	—	—
Mr. Wang Yongchao	—		2	—
Shidaixunda	—	2,612	—	—

Total	12,623	17,952	1,349	214

Amounts due to related parties:
VODone	—	1,041	6,490	1,031
Kuailefeng	220	—	—	—
Bright Way	—	5,007	52	8

Total	220	6,048	6,542	1,039

All balances with related parties as of December 31, 2009, 2010 and 2011 were unsecured, non-interest bearing and repayable on demand.

18. EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company’s subsidiaries and VIE in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Full time employees of the Predecessor participate in the same government mandated defined contribution plan. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on a specific percentage of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the subsidiary operates for the prior year. The Company’s subsidiaries and VIEs have no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB725, RMB48, RMB1,583 and RMB4,961 (US$788) for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

19. COMMITMENTS AND CONTINGENCIES

(a)   Operating lease commitments

As of December 31, 2011, the Group had minimum lease payments under non-cancelable operating leases with initial terms in excess of one year as follows:

	RMB	US$
2012	3,614	574
2013	2,931	466
2014	2,737	435
2015	2,507	398
2016	343	54
	12,132	1,927

The Group’s lease arrangements have no renewal options, rent escalation clauses, restrictions or contingent rents and are all conducted with third parties.

(b)   Variable interest entity structure

In the opinion of management, (i) the ownership structure of the Company and its VIE is in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIE and its shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Group’s business operations are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with its VIE are found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. Further, should the ownership structure of the Group under the current VIE arrangement is challenged by the PRC authorities while the foreign investment restrictions over the telecommunications sector remain effective, the Group would need to restructure its ownership structure. In that case, the Group may still be able to (i) develop mobile games in China and own the copyright for those mobile games; (ii) grant to the VIE, or any other Chinese company that possesses the necessary regulatory licences, copyright licences to operate the Company’s games in China and collect royalties from the VIE or such other Chinese company; (iii) use the Group’s technology, expertise and experience to provide technological services and support to the VIE in exchange for service fees; and (iv) require the registered shareholders of the VIE to pledge their equity interests in the VIE in favor of the Group to secure the VIE’s performance under these agreements. However, following such a restructuring, the Group would not be able to adopt or rely on the VIE arrangements and thus, would not be able to exercise effective control over the VIE. Such a loss of control could materially and adversely affect the Group’s business, financial condition, results of operations and ability to consolidate the VIE. In the opinion of management, the likelihood of loss in respect of the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

19. COMMITMENTS AND CONTINGENCIES (Continued)

Group’s current ownership structure or the contractual arrangements with its VIE is remote based on current facts and circumstances.

In addition, the registered shareholders of the VIE are the Company’s officers or employees. If conflicts of interest arise between these shareholders’ duties to the Company and the VIE, these shareholders may not act in the Company’s best interests and conflicts of interest may not be resolved in the Company’s favor. In addition, these shareholders may breach or cause the VIE to breach or refuse to renew its existing contractual arrangements that allow the Company to exercise effective control over it and to receive economic benefits from it. If certain shareholders of the VIE do not comply with their fiduciary duties to the Company as its designated directors, or if the Company cannot resolve any conflicts of interest or disputes between the Company and such shareholders or any future beneficial owners of the VIE, the Company would have to rely on legal proceedings to remedy the situation, which could result in disruption of the Company’s business and substantial uncertainty as to the outcome of any such legal proceedings. Further, these remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. For example, the Company may have to resort to administrative and court proceedings to enforce the legal protection that the Company enjoys either by law or contract. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection the Company enjoys than in more developed legal systems. These uncertainties may impede the Company’s ability to enforce the contracts it has entered into with the VIE and its shareholders and the Group’s ability to consolidate the VIE. To more efficiently manage the relationship between the Company and the VIE, the Company is in the process of transferring all of the equity interests in the VIE to Dr. Lijun Zhang, our chairman, and entering into contractual arrangements with Dr. Lijun Zhang and the VIE.

(c)   Income taxes

As of December 31, 2011, the Group has recognized RMB27,844 (US$4,424) accrual for unrecognized tax benefits (Note 15). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. As of December 31, 2011, the Group classified the accrual for unrecognized tax benefits as a non-current liability.

20. SEGMENT REPORTING

In accordance with ASC 280, the Group’s chief operating decision maker has been identified as the chief executive officer, who reviews operating results of the business when making decisions about allocating resources and assessing performance for the Group. Prior to January 1, 2010, the Group consisted of only one segment relating to feature phone games. On October 11, 2010, the handset design segment was added with the acquisitions of the operating assets of Bright Way and Tastech; and on December 31, 2010, the smartphone game segment was added with the acquisition of 70% equity interest in the 3GUU Group (Note 4). The accounting policies used in its segment reporting are the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

20. SEGMENT REPORTING (Continued)

same as those used in the preparation of the Group’s consolidated financial statements. The Group does not allocate any assets to its feature phone games, smartphone games and handset design businesses as management does not use this information to measure the performance of the reportable segments. As substantially all of the Group’s long-lived assets and revenues are in and derived from the PRC, geographical segments are not presented.

The Predecessor’s segment information for the period from January 1, 2009 to October 26, 2009 is as follows:

	Feature
	phone
	games	Unallocated	Total
	RMB	RMB	RMB
Net revenues	67,240	—	67,240
Cost of revenues	(31,921)	—	(31,921)
Gross profit	35,319	—	35,319
General and administrative expenses	(2,536)	—	(2,536)
Research and development expenses	(4,438)	—	(4,438)
Interest income	25	—	25
Income before income taxes	28,370	—	28,370
Income tax expenses	(6,597)	—	(6,597)
Net income	21,773	—	21,773
Total assets	315,356	—	315,356
Total liabilities	15,923	—	15,923
Capital expenditure	375	—	375
Depreciation and amortization expenses	138	—	138

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

20. SEGMENT REPORTING (Continued)

The Group’s segment information as of December 31, 2009 and for the period from October 27, 2009 to December 31, 2009 (Successor) is as follows:

	Feature
	phone
	games	Unallocated	Total
	RMB	RMB	RMB
Net revenues	17,525	—	17,525
Cost of revenues	(5,108)	—	(5,108)
Gross profit	12,417	—	12,417
General and administrative expenses	(2,556)	—	(2,556)
Research and development expenses	(226)	—	(226)
Changes in fair value of contingently returnable consideration assets	—	(948)	(948)
Income before income taxes	9,635	(948)	8,687
Income tax benefits	638	—	638
Net income	10,273	(948)	9,325
Total assets	330,098	—	330,098
Total liabilities	18,877	—	18,877
Capital expenditure	128	—	128
Depreciation and amortization expenses	2,505	—	2,505

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

20. SEGMENT REPORTING (Continued)

The Group’s segment information as of and for year ended December 31, 2010 (Successor) is as follows:

	Feature phone	Smartphone	Handset
	games	games	design	Unallocated	Total
	RMB	RMB	RMB	RMB	RMB
Net revenues	110,071	—	15,340	—	125,411
Cost of revenues	(32,827)	—	(10,083)	—	(42,910)
Gross profit	77,244	—	5,257	—	82,501
Selling expenses	(952)	—	—	—	(952)
General and administrative expenses	(9,001)	—	(2,816)	—	(11,817)
Research and development expenses	(8,377)	—	—	—	(8,377)
Interest income	70	—	—	—	70
Changes in fair value of contingently returnable consideration assets	—	—	—	(2,065)	(2,065)
Income before income taxes	58,984	—	2,441	(2,065)	59,360
Income tax expenses	(16,866)	—	(1,781)	—	(18,647)
Net income	42,118	—	660	(2,065)	40,713
Total assets	396,440	335,094	122,110	—	853,644
Total liabilities	39,563	67,265	12,840	—	119,668
Capital expenditure	341	—	—	—	341
Depreciation and amortization expense	10,136	8	573	—	10,717

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

20. SEGMENT REPORTING (Continued)

The Group’s segment information as of and for the year ended December 31, 2011 (Successor) is as follows:

	Feature phone		Smartphone
	games		games		Handset design		Unallocated		Total
	RMB	USD	RMB	USD	RMB	USD	RMB	USD	RMB	USD
Net revenues	142,426	22,629	62,368	9,909	38,694	6,148	—	—	243,488	38,686
Cost of revenues	(61,337)	(9,745)	(17,974)	(2,856)	(29,037)	(4,614)	—	—	(108,348)	(17,215)
Gross profit	81,089	12,884	44,394	7,053	9,657	1,534	—	—	135,140	21,471
Selling expenses	(659)	(105)	(6,618)	(1,051)	(284)	(45)	—	—	(7,561)	(1,201)
General and administrative expenses	(4,505)	(715)	(2,817)	(448)	(2,653)	(422)	(6,288)	(999)	(16,263)	(2,584)
Research and development expenses	(17,489)	(2,779)	(7,077)	(1,124)	—	—	—	—	(24,566)	(3,903)
Interest income	396	63	525	83	6	1	—	—	927	147
Other income	—	—	293	48	—	—	—	—	293	48
Changes in fair value of contingently returnable consideration assets	—	—	—	—	—	—	39,446	6,267	39,446	6,267
Income before income taxes	58,832	9,348	28,700	4,561	6,726	1,068	33,158	5,268	127,416	20,245
Income tax expenses	(4,644)	(738)	42,142	6,696	(1,571)	(250)	—	—	35,927	5,708
Net income	54,188	8,610	70,842	11,257	5,155	818	33,158	5,268	163,343	25,953
Total assets	454,572	72,224	371,294	58,993	116,831	18,563	7,733	1,229	950,430	151,009
Total liabilities	45,480	7,226	29,704	4,720	8,557	1,360	70,511	11,203	154,252	24,509
Capital expenditure	3,595	571	12,824	2,038	174	27	—	—	16,593	2,636
Depreciation and amortization expense	10,759	1,709	8,102	1,287	2,409	384	—	—	21,270	3,380

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

21. EARNINGS PER SHARE

Basic and diluted earnings per share for the period from October 27, 2009 to December 31, 2009, the years ended December 31, 2010 and 2011 are calculated as follows:

	For the period from
	October 27, 2009 to	For the year ended	For the year ended
	December 31 2009	December 31, 2010	December 31, 2011
	RMB	RMB	RMB	US$
	(Successor)	(Successor)	(Successor)	(Successor)
Numerator for basic and diluted earnings per share:
Numerator for basic earnings per share—Net income attributable to ordinary shareholders	6,527	28,498	151,506	24,072
Net adjustment for dilutive effect of subsidiary issued share-based options	—	—	(30)	(5)
Numerator for diluted earnings per share	6,527	28,498	151,476	24,067
Denominator for basic and diluted earnings per share:
Weighted average number of ordinary shares outstanding	212,500,000	212,500,000	244,594,415	244,594,415
Basic earnings per share	0.03	0.13	0.62	0.10
Diluted earnings per share	0.03	0.13	0.62	0.10

For the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010, the Group did not have any securities outstanding which could potentially dilute basic earnings per share. For the year ended December 31, 2011, the share options granted by 3GUU BVI are included in the computation of diluted earnings per share; whereas the RSUs granted by the Company are excluded from the computation of diluted earnings per share, as the attached performance condition has not been met as of December 31, 2011.

22. SUBSEQUENT EVENTS

In accordance with ASC topic 855 (“ASC 855”), Subsequent Events, the Group evaluated subsequent events through April 13, 2012, which was the date that the consolidated financial statements were filed with the Securities and Exchange Commission on Form F-1.

(a)   Option granted to employees of the Company or employees of VODone

On February 6, 2012, the Company granted options under the 2011 Share Option Scheme to purchase 23,404,120 and 2,431,592 ordinary shares of the Company to its employees and employees of VODone, respectively, at an exercise price of US$0.605 per share with a contractual life of five years. Twenty-five percent of the share options are vested and exercisable by each grantee on the first anniversary of the date of grant. The remaining 75% of the share options are vested and exercisable by each grantee in 12 equal quarterly tranches beginning one calendar quarter after the first anniversary of the date of grant. Since VODone, the ultimate holding company of the Company, is a publicly listed

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

22. SUBSEQUENT EVENTS (Continued)

company on the Main Board of the HK Stock Exchange, it or its subsidiary is prohibited to grant share options with exercise price lower than the new issue price of shares on listing unless otherwise approved or waived by the HK Stock Exchange. Any share option granted by the Company during the period commencing six months before the first confidential filing date on Form F-1, or its equivalent for listing on the HK Stock Exchange or an overseas stock exchange, up to the listing date are subject to the above requirement. Except for any waivers that may be granted by the HK Stock Exchange, the exercise price of any share option granted during such period shall be adjusted to a price not lower than the new issue price as the Company’s board of directors may deem appropriate. In the event that the listing shall not take place, the above exercise price of US$0.605 remains unchanged.

(b)   Issuance of restricted shares

On February 6, 2012, the Company’s board of directors approved the issuance of 639,000 restricted shares to certain senior management and directors at a subscription price of US$0.001 per share. Twenty-five percent of the restricted shares are vested upon each of: (i) the consummation of the IPO of the securities of the Company on an internationally recognized stock exchange (the “IPO Date”); (ii) the first anniversary of the IPO Date; (iii) the second anniversary of the IPO Date; and (iv) the third anniversary of the IPO Date. If the IPO is not consummated by December 31, 2014, the Company is required to repurchase all of the restricted shares at a purchase price of US$0.001 per share. Unless otherwise agreed by the Company and the grantees, the unvested restricted shares shall be subject to repurchase in the event of the termination of service.

(c)   Establishment of subsidiaries

On February 14, 2012, the Company established four wholly-owned subsidiaries in the BVI, namely HYD Holding Limited, OWX Group Limited, OWX Development Limited and 3GUU Holding Limited, to act as intermediate holding companies for the Dragon Joyce Group, the OWX Group and the 3GUU Group.

(d)   Share purchase agreement

On March 21, 2012, the Company entered into a share purchase agreement with Core Tech Resources Inc. (“Core Tech”) and PVG Venture Capital Partners (Wuxi) (“PVG”) to issue 15,450,144 and 11,035,817 ordinary shares (the “Investor Shares”) at a consideration of US$7 million and US$5 million, respectively. In the event that (i) the IPO is consummated on or prior to the first anniversary of the consummation of the sale and issuance of the Investor Shares and the market capitalization of the IPO is below US$300,000 or (ii) the IPO has not been consummated on or prior to the first anniversary of the consummation of the sale and issuance of the Investor Shares (“Put Exercise Event”), Core Tech and PVG (collectively the “Investors”) shall have the option, jointly and not severally, to require the Company to purchase all but not less than all of the Investor Shares held by the Investors by providing a notice to the Company within twenty days of the occurrence of the Put Exercise Event. Market capitalization was defined as the price per share of the ordinary shares of the Company first offered and sold on the IPO, multiplied by the total number of issued and outstanding ordinary shares immediately following the closing of the IPO.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

23. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Under PRC laws and regulations, the Company’s PRC subsidiaries and VIE are restricted in their ability to transfer certain of their net assets to the Company in the form of dividend payments, loans or advances. The amounts restricted include paid-in capital and statutory reserves of the Company’s PRC subsidiaries and the net assets of the VIE, as determined pursuant to PRC generally accepted accounting principles, totaling RMB44,808 (US$7,119) as of December 31, 2011. The following is the condensed financial information of the Company on a parent-company only basis:

Condensed balance sheets

	As of December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	—	—	42	7
Dividends receivable	—	—	63,000	10,010
Prepayments and other current assets	—	—	5,722	909
Total current assets	—	—	68,764	10,926
Non-current assets:
Investments in subsidiaries and a VIE	225,426	537,488	795,913	126,458
Deferred initial public offering costs	—	—	2,010	319
Total non-current assets	225,426	537,488	797,923	126,777
TOTAL ASSETS	225,426	537,488	866,687	137,703

Accrued expenses and other current liabilities	—	—	2,010	319
Dividends payable	—	—	63,000	10,010
Amount due to a related party	—	—	5,499	874
TOTAL LIABILITIES	—	—	70,509	11,203

Shareholders’ Equity:
Ordinary shares (US$0.001 par value, 1,000,000,000 shares authorized; 212,500,000 share issued and outstanding as of December 31, 2009 and 2010, 302,729,550 shares issued and outstanding as of December 31, 2011)	1,434	1,434	1,937	308
Additional paid-in capital	217,465	501,107	709,815	112,778
Retained earnings	6,527	35,025	84,853	13,482
Accumulated other comprehensive loss	—	(78)	(427)	(68)
Total shareholders’ equity	225,426	537,488	796,178	126,500
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	225,426	537,488	866,687	137,703

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

23. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed statements of income

	For the period from
	October 27, 2009 to	For the year ended	For the year ended
	December 31, 2009	December 31, 2010	December 31, 2011
	RMB	RMB	RMB	US$
Net revenues	—	—	—
Cost of revenues	—	—	—
Gross profit	—	—	—
General and administrative expenses	(1,708)	(2,741)	(5,296)	(841)
Total operating expenses	(1,708)	(2,741)	(5,296)	(841)
Operating loss	(1,708)	(2,741)	(5,296)	(841)
Changes in fair value of contingently returnable consideration assets	(948)	(2,065)	39,446	6,268
Equity in profits of subsidiaries and a VIE	9,183	33,304	117,356	19,275
Net income	6,527	28,498	151,506	24,072

Condensed statements of cash flows

	For the period from
	October 27, 2009 to	For the year ended	For the year ended
	December 31, 2009	December 31, 2010	December 31, 2011
	RMB	RMB	RMB	US$
Net cash provided by operating activities	—	—	—	—
Net cash provided by investing activities	—	—	8,400	1,335
Net cash used in financing activities	—	—	(8,358)	(1,328)

(a) Basis of presentation

In the parent-company only financial statements, the Company’s investment in subsidiaries and VIE is stated at cost plus equity in undistributed earnings of subsidiaries and VIE since inception. The parent-company only condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

For the presentation of the parent-company only condensed financial information, the Company records its investment in subsidiaries and VIE, which it effectively controls through contractual agreements, under the equity method of accounting as prescribed in ASC topic 323 (“ASC 323”), Investments—Equity Method and Joint Ventures. Such investment is presented as “Investment in subsidiaries and VIE” in the balance sheets and share of the subsidiaries’ and VIE’s profits is presented as “Equity in profits of subsidiaries and VIE” in the statements of income.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”), U.S. Dollars (“US$”) and Hong Kong Dollars (“HK$”),

except for number of shares and per share data)

23. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in the parent-company only financial statements.

(b) Commitments

The Company does not have any significant commitments or long-term obligations as of December 31, 2009, 2010 and 2011.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Bright Way Technology (Hong Kong) Limited and

Shenzhen Tastech Electronic Co., Ltd.

We have audited the accompanying combined balance sheet of Bright Way Technology (Hong Kong) Limited and Shenzhen Tastech Electronic Co., Ltd. (together, the “Group”) as of December 31, 2009, and the related statements of income and comprehensive income, and cash flows for the year end December 31, 2009 and the period from January 1, 2010 to October 10, 2010. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Group’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Bright Way Technology (Hong Kong) Limited and Shenzhen Tastech Electronic Co., Ltd. at December 31, 2009 and the combined results of their operations and their cash flows for the year end December 31, 2009 and the period from January 1, 2010 to October 10, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming

Guangzhou, the People’s Republic of China

August 25, 2011

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

COMBINED BALANCE SHEET

(Amounts in thousands of Renminbi (“RMB”))

		As of
		December 31,
	Notes	2009
		RMB
ASSETS
Current assets
Cash and cash equivalents		3,006
Accounts receivable	4	1,492
Prepayments and other current assets	5	5,629
Inventories	6	3,238
Deferred tax assets	9	490
Total current assets		13,855
Non-current assets
Property and equipment, net	7	148
Total non-current assets		148
Total assets		14,003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		1,286
Accrued expenses and other current liabilities	8	6,851
Income tax payable		35
Total current liabilities		8,172
Non-current liabilities
Unrecognized tax benefits	9	18,816
Total non-current liabilities		18,816
Total liabilities		26,988
Commitments and contingencies	11
Shareholders’ deficit
Combined paid-in capital		1,009
Accumulated deficit		(13,994)
Total shareholders’ deficit		(12,985)
Total liabilities and shareholders’ deficit		14,003

The accompanying notes are an integral part of the financial statements.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

COMBINED STATEMENTS OF INCOME AND COMPREHENSEIVE INCOME

(Amounts in thousands of Renminbi (“RMB”))

			For the period
			from January 1,
		For the year	2010 to
		ended December 31,	October 10,
	Notes	2009	2010
		RMB	RMB
Revenues		60,765	82,587
Cost of revenues		(44,685)	(66,032)
Gross profit		16,080	16,555
Operating expenses
Selling expenses		(21)	(32)
General and administrative expenses		(3,541)	(2,077)
Total operating expenses		(3,562)	(2,109)
Operating income		12,518	14,446
Interest income		13	20
Income before income taxes		12,531	14,466
Income tax expenses	9	(6,230)	(5,159)
Net income and comprehensive income		6,301	9,307

The accompanying notes are an integral part of the financial statements.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”))

		For the period
	For the year	from January 1,
	ended	2010 to
	December 31,	October 10,
	2009	2010
	RMB	RMB
Cash flows from operating activities:
Net income	6,301	9,307
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of property and equipment	133	92
Loss on disposal of property and equipment	—	7
Allowance for doubtful accounts	—	260
Deferred tax benefit	(167)	(55)
Changes in operating assets and liabilities:
Accounts receivable	(1,492)	(6,296)
Prepayments and other current assets	(5,588)	(8,423)
Inventories	(3,235)	(1,094)
Amounts due from a related party	—	(107)
Accounts payable	1,286	401
Income tax payable	(84)	1,330
Unrecognized tax benefits	6,236	3,835
Accrued expenses and other current liabilities	3,364	939
Net cash provided by operating activities	6,754	196
Cash flows from investing activities:
Acquisition of property and equipment	(150)	(140)
Net cash used in investing activities	(150)	(140)
Cash flows from financing activities:
Payment of dividends	(6,000)	(250)
Issuance of ordinary shares	9	—
Net cash used in financing activities	(5,991)	(250)
Net increase (decrease) in cash and cash equivalents	613	(194)
Cash and cash equivalents at the beginning of year/period	2,393	3,006
Cash and cash equivalents at the end of year/period	3,006	2,812

The accompanying notes are an integral part of the financial statements.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts in thousands of Renminbi (“RMB”))

	Combined		Total
	paid-in	Accumulated	shareholders’
	capital	deficit	deficit
Balance as of January 1, 2009	1,000	(14,295)	(13,295)
Comprehensive income:
Net income	—	6,301	6,301
Additional paid-in capital upon the incorporation of Bright Way	9	—	9
Dividends to shareholders	—	(6,000)	(6,000)
Balance as of December 31, 2009	1,009	(13,994)	(12,985)
Comprehensive income:
Net income	—	9,307	9,307
Dividends to shareholders	—	(250)	(250)
Balance as of October 10, 2010	1,009	(4,937)	(3,928)

The accompanying notes are an integral part of the financial statements.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

1. ORGANIZATION AND BASIS OF PRESENTATION

Bright Way Technology (Hong Kong) Limited (“Bright Way”) was incorporated on March 25, 2009 as a limited liability company in Hong Kong with share capital of RMB9 (HK$10). Mr. Zhenning Hu owns 100% of the equity interest in Bright Way since its inception.

Shenzhen Tastech Electronic Co., Ltd. (“Tastech”) was incorporated on March 27, 2007 as a limited liability company in the People’s Republic of China (the “PRC”) with registered capital of RMB1,000. Mr. Zhenning Hu and Mr. Yixun Kuang have owned 41% and 59% of the equity interest in Tastech, respectively, since January 9, 2008.

On October 11, 2010, VODone Limited (“VODone”), through its wholly-owned subsidiaries, acquired substantially all of the operating assets of Bright Way and Tastech for an aggregate purchase consideration of RMB20,000 cash and 28,694,372 ordinary shares of VODone. These combined financial statements include the accounts of Bright Way and Tastech (together, the “Group”), as both entities were under common management for the periods presented.

The Group is principally engaged in the provision of handset design products and services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements of the Group have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). All intercompany accounts and transactions have been eliminated in combination.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the Group’s financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, provision for inventory obsolescence, estimates of useful lives of property and equipment, realization of deferred tax assets and unrecognized tax benefits. Actual results could significantly differ from those estimates.

Foreign currency

Based on the criteria of ASC topic 830 (“ASC 830”), Foreign Currency Matters, the Group determined its functional currency to be the RMB. Each entity in the Group maintains its financial records in its own functional currency. The Group uses the RMB as its reporting currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the combined statements of income and comprehensive income. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are carried at net realizable value. In general, collateral is not required and interest is not charged on accounts receivable. An allowance for doubtful accounts is recorded when collection of the full amount is no longer probable. In evaluating the collectability of receivable balances, the Group considers specific evidence including the age of the balance, the customers’ payment history, its current credit-worthiness and current economic trends. Accounts receivable balances are written off after all collection efforts have ceased.

Inventories

Inventories consist of raw materials that are used for the provision of handset design products and services and are stated at the lower of cost or market value. Costs of raw materials are based on purchase costs and are determined by the weighted average method.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	3 - 5 years
Motor vehicles	4 years

Repair and maintenance costs are charged to expense as incurred, whereas the costs of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the combined statements of income and comprehensive income.

Impairment of long-lived Assets

The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable in accordance with ASC topic 360 (“ASC 360”), Property, Plant and Equipment. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

Fair value of financial instruments

The Group’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying values of these financial instruments approximate their fair values due to their short-term maturity.

The Group applies ASC topic 820 (“ASC 820”), Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and required disclosures to be provided on fair value measurements.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Group had no financial instruments measured at fair value on a recurring or non-recurring basis during any of the periods presented.

Revenue recognition

Revenues of the Group are derived from the provision of handset design products and services. For each of the significant sources of revenue stated below, revenue is recognized only when the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the goods have been delivered or the services have been rendered; (iii) the price or fees are fixed or determinable; and (iv) collectability is reasonably assured.

The Group generates handset design revenues from the provision of comprehensive handset design solutions to mobile phone manufacturers and mobile phone content providers.

Handset design solutions include (a) operating system software and hardware design with one-year post-contract customer support (“PCS”) service; (b) printed circuit board with operating system software and optional assembly service; and (c) mobile phone contents installation service. Operating

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

system software designs with PCS services are provided to mobile phone manufacturers for either a fixed fee or a variable fee based on the units of production by the mobile phone manufacturers at a prescribed unit price. Printed circuit boards with operating system software are sold to mobile phone manufacturers for a fixed unit price. Mobile phone contents installation services are rendered to mobile phone content providers for a prescribed percentage of the mobile phone content providers’ net profits.

In assessing its arrangements with multiple deliverables and arrangements that include software elements for the periods presented, the Group adopted Accounting Standards Update (“ASU”) No. 2009-13 (“ASU 2009-13”), Revenue Recognition—Multiple-Deliverable Revenue Arrangements, and ASU No. 2009-14 (“ASU 2009-14”), Certain Revenue Arrangements that Include Software Elements, on a retrospective basis. In accordance with ASU 2009-13, the total arrangement consideration is allocated to each unit of accounting based on its relative selling price which is determined based on the entity’s best estimate of the selling price for that deliverable when vendor-specific evidence and third party evidence of selling price do not exist. In accordance with ASU 2009-14, software contained on the tangible product which is essential to the tangible product’s functionality is excluded from the scope of software accounting guidance in ASC subtopic 985-605 (“ASC 985-605”), Software: Revenue Recognition. The Group believes retrospective adoption provides the most comparable and useful financial information for financial statement users, is more consistent with the information the Group’s management uses to evaluate its business, and better reflects the underlying economic performance of the Group. The early adoption of ASU 2009-13 and ASU 2009-14 did not have a significant impact on the Group’s financial position or results of operations.

(a)   Operating system software and hardware design with PCS service

The Group and the mobile phone manufacturers sign an agreement containing the significant terms of the provision of operating system software and hardware design with PCS service to evidence that an arrangement exists. The Group recognizes handset design revenues derived from operating system software and hardware design and PCS service concurrently in accordance with ASC 985-605, as (i) the PCS fee is included with the initial arrangement fee for operating system software and hardware design; (ii) the PCS is for one year or less; (iii) the PCS costs is estimated to be insignificant and (iv) unspecified upgrades or enhancements offered during PCS arrangements historically have been and are expected to be minimal and infrequent. Therefore, delivery of operating system software and hardware design with PCS service occurs upon receipt and acceptance of the operating system software and hardware design by the mobile phone manufacturers. The Group performs credit assessment on the mobile phone manufacturers prior to signing the agreements to ensure collectability is reasonably assured. Accordingly, revenues from the provision of operating system software and hardware design and PCS service are recognized upon (i) the mobile phone manufacturers accepting the handset design solutions if the arrangement is based on a fixed fee or (ii) the mobile phone manufactures accepting the handset design solutions and confirming their monthly units of production to the Group if the arrangement is based on a variable fee derived from the units of production by the mobile phone manufacturers at a prescribed unit price. For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, revenues generated from operating system software and hardware design with PCS service were nil and RMB3,503, respectively.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)   Printed circuit board with operating system software and optional assembly service

Printed circuit boards with operating system software and optional assembly services are multiple element arrangements comprising printed circuit boards, assembly services and operating system software specifically designed for the printed circuit boards. Since the operating system software is essential to the functionality of the printed circuit board, the transaction is outside the scope of software accounting guidance in ASC 985-605 in accordance with ASU 2009-14. Accordingly, the Group accounted for the sale of printed circuit boards with operating system software and optional assembly service as a multiple deliverables arrangement in accordance with ASU 2009-13. Each of the printed circuit board, operating system software and assembly service represents a separate unit of accounting.

The Group and the mobile phone manufacturers sign an agreement containing the significant terms of the sale of printed circuit board with operating system software to evidence that an arrangement exists. The agreement also stipulates whether the mobile phone manufacturers engage the Group to perform assembly service on the printed circuit board. The Group delivers the assembled printed circuit boards together with the operating system software installed to mobile phone manufacturers if the Group is engaged to perform assembly service; whereas the Group normally delivers the operating system software prior to the printed circuit board to the mobile phone manufacturers if the Group is not engaged to perform assembly service. Therefore, delivery of printed circuit boards with operating system software and optional assembly services occurs upon receipt and acceptance of all deliverables by the mobile phone manufacturers. The Group performs credit assessment on the mobile phone manufacturers prior to signing the agreements to ensure collectability is reasonably assured. The purchase price is fixed because the unit price is stipulated in the signed sales agreement and no concessions such as discounts, rebates, refunds or other price changes are provided subsequently. However, the mobile phone manufacturers only pay the agreed purchase price upon receipt of all of the deliverables in the arrangement. The Group outsources the assembly of printed circuit boards and installation of operating system software to original equipment manufacturers (“OEM”) and pays manufacturing fees, which are recognized as cost of revenues, based on a prescribed fixed fee per unit manufactured.

In accordance with ASU 2009-13 and ASC subtopic 605-25 (“ASC 605-25”), Revenue Recognition: Multiple-Element Arrangements, the amount allocable to the delivered units or units of accounting is limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions. Since the amount allocable to the operating system software is contingent upon the delivery of printed circuit board and the related assembly service, if any, revenues from the sale of printed circuit board with operating system software and optional assembly service are recognized only upon delivery of the final deliverable. For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, revenues generated from printed circuit board with operating system software and optional assembly service were RMB50,464 and RMB72,505, respectively.

(c)   Mobile phone contents installation service

Mobile phone contents installation service does not require significant production, modification or customization of the mobile phone contents received from the mobile phone content providers.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Persuasive evidence of the arrangement is documented in a contract signed by the mobile phone content providers and the Group. Delivery of mobile phone contents installation service occurs when the mobile phone contents are installed on the mobile device circuit boards by the OEM. The mobile phone contents installation service fees are fixed and non-refundable once the mobile phone continent providers confirm their monthly net profits to the Group. Collectability is considered reasonably assured as the Group deals with only reputable mobile phone content providers and performs thorough credit assessment on the mobile phone content providers prior to entering into a business relationship with them. Historically, the Group has not experienced any significant defaults for payment. Accordingly, the Group recognizes revenues from mobile phone contents installation services when the services are delivered and the fees are fixed upon receipt of the monthly net profits confirmations from mobile phone content providers. For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, revenues generated from mobile phone contents installation service were RMB10,301 and RMB6,579, respectively.

(d)   Business taxes and surcharges

The Group is subject to business taxes and surcharges levied on services provided in the PRC. Business taxes and surcharges for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010 were RMB554 and RMB353, respectively. In accordance with ASC subtopic 605-45 (“ASC 605-45”), Revenue Recognition: Principal Agent Considerations, the Group recognized revenues net of all such business taxes and surcharges.

Cost of revenues

Cost of revenue primarily consists of purchase costs of printed circuit boards and manufacturing fees paid to OEMs for the assembly of printed circuit boards and mobile phone contents installation service. These costs are expensed as incurred except for the portion that is based on a prescribed percentage of the Group’s revenues, which are recorded as cost of revenues upon revenue recognition by the Group when billing confirmations are received as more fully described above. In addition, cost of revenues includes staff salaries, utilities and operating expenses directly related to the provision of handset design products and services.

Income taxes

The Group follows the liability method of accounting for income taxes in accordance with ASC topic 740 (“ASC 740”), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carryforwards, and credits using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized.

The Group applies ASC 740 to account for uncertainty in income taxes. ASC 740 provides the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group’s estimated liability for unrecognized tax benefits and the related interest and penalties are periodically assessed for

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. In future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the combined statements of income and comprehensive income.

Segment reporting

In accordance with ASC topic 280 (“ASC 280”), Segment Reporting, the Group operates and manages its business as a single operating and reportable segment. As the Group’s long-term assets and revenues are substantially all located in and derived from the PRC, no geographic segments are presented.

Leases

In accordance with ASC topic 840 (“ASC 840”), Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: (a) ownership is transferred to the lessee by the end of the lease term, (b) there is a bargain purchase option, (c) the lease term is at least 75% of the property’s estimated remaining economic life, or (d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over their lease term. The Group leases certain office facilities under non-cancelable operating leases and recorded total rental expenses of RMB231 and RMB244 for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, respectively. The Group had no capital lease for any of the periods presented.

Comprehensive income

Comprehensive income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC topic 220 (“ASC 220”), Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive income is equivalent to its net income.

Recent accounting pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2010-06 (“ASU 2010-06”), Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends ASC 820 to require a number of additional disclosures regarding (i) the different classes of assets and liabilities measured at fair value,

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(ii) the valuation and input techniques used, (iii) the activity in Level 3 fair value measurements, and (iv) the transfers among Levels 1, 2 and 3. The requirements for new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about Level 3 activity of purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Group does not expect the adoption of ASU 2010-06 on the disclosures about Level 3 activity of purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements will have a significant effect on its financial statements.

In May 2011, the FASB issued ASU No. 2011-04 (“ASU 2011-04”), Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 clarifies the application of existing fair value measurement and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. ASU 2011-04 is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Group does not expect the adoption of ASU 2011-04 will have a significant effect on its consolidated financial statements.

3. CONCENTRATION OF RISKS

Concentration of credit risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and amounts due from employees (Note 5). As of December 31, 2009, substantially all of the Group’s cash and cash equivalents were deposited in financial institutions located in PRC, which management believes are of high credit quality.

Accounts receivable are typically unsecured and mainly derived from revenue earned from customers in the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances. The Group maintains reserves for estimated credit losses, which have generally been within its expectations.

Amounts due from employees represent sales proceeds of the Group, collected by the Group’s employees on behalf of the Group. The balances are unsecured, interest-free and repayable on demand. The Group employs several measures to ensure that the employees’ personal bank accounts are under the Group’s control, for example, keeping a record of the account numbers, passwords, online login information and monitoring the account activities constantly.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

3. CONCENTRATION OF RISKS (Continued)

Concentration of customers

The Group currently generates a substantial portion of its revenue from a limited number of customers. Approximately 27%, 24% and 13% of total revenues were derived from three individual customers, namely Shenzhen Hong Kong Karasnn Co., Ltd., Shenzhen Hongdaxun Technology Co., Ltd., and Shenzhen Baichengyi Electon Co., Ltd., respectively, for the period from January 1, 2010 to October 10, 2010. Approximately 44% and 15% of total revenues were derived from two individual customers, namely Shenzhen Hong Kong Karasnn Co., Ltd. and Shenzhen Hongdaxun Technology Co., Ltd., respectively, for the year ended December 31, 2009.

Concentration of suppliers

A significant portion of the Group’s raw materials are obtained from its largest supplier, who accounted for 14% of the Group’s total raw material purchases for the year ended December 31, 2009. For the period from January 1, 2010 to October 10, 2010, none of the suppliers contributed more than 10% of the Group’s total raw material purchases on an individual basis. Failure to develop or maintain the relationships with these suppliers may affect the Group’s ability to manufacture its products. Any disruption in the supply of the raw materials to the Group may adversely affect the Group’s business, financial condition and results of operations.

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Currency convertibility risk

The Group transacts the majority of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts. Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

3. CONCENTRATION OF RISKS (Continued)

Foreign currency exchange rate risk

From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against the US$ was approximately 0.1% and 3% for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, respectively. On June 19, 2010, the People’s Bank of China announced the end of the RMB’s de facto peg to the US$, a policy which was instituted in late 2008 in the face of the global financial crisis, to further reform the RMB exchange rate regime and to enhance the RMB exchange rate flexibility. The exchange rate floating bands will remain the same as previously announced in the inter-bank foreign exchange market. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the US$.

4. ACCOUNTS RECEIVABLE

Accounts receivable and the related allowance for doubtful accounts are summarized as follows:

As of
December 31,
2009
RMB
Accounts receivable	1,492
Less: Allowance for doubtful accounts	—
Accounts receivable, net	1,492

The Group does not offer extended payment terms and all of the accounts receivable are non-interest bearing. As of December 31, 2009, all of the accounts receivable were due from third party customers and were within their credit terms.

5. PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

As of
December 31,
2009
RMB
Deposits	38
Amounts due from employees	5,438
Advances to suppliers	48
Others receivable	105
Total	5,629

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

6. INVENTORIES

Inventories are summarized as follows:

As of
December 31,
2009
RMB
Raw materials	3,238

No inventory obsolescence provision was recognized as of December 31, 2009.

7. PROPERTY AND EQUIPMENT, NET

Property and equipment and the related accumulated depreciation are summarized as follows:

As of
December 31,
2009
RMB
Office equipment	276
Motor vehicles	269
Property and equipment, cost	545
Less: Accumulated depreciation	(397)
Property and equipment, net	148

For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, depreciation expenses of RMB133 and RMB92, respectively, were recorded in general and administrative expenses.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

As of
December 31,
2009
RMB
Advances from customers	803
Accrued payroll and welfare payable	1,113
Business tax and other taxes payable	4,935
Total	6,851

Advances from customers represent cash payments received from customers in advance of the delivery of handset design products and services. The advances are applied towards the purchase price and recognized as revenue when the conditions for revenue recognition have been met. Advances from customers are non-interest bearing and refundable if the Group fails to perform.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

9. INCOME TAXES

Hong Kong

Bright Way is subject to Hong Kong corporate income tax at a rate of 16.5% on the assessable profits arising in Hong Kong.

China

Pursuant to the PRC Corporate Income Tax Law (the “CIT Law”) and relevant implementation regulations that became effective on January 1, 2008, enterprises located in the PRC are generally subject to enterprise income taxes (“EIT”) at a unified statutory tax rate of 25%, unless preferential tax status is granted by the tax authorities to allow the entities to be subject to a reduced income tax rate.

On April 14, 2008, relevant governmental regulatory authorities released qualification criteria, application procedures and assessment processes for the certification of “new and high technology enterprise (“HNTE”) status under the CIT Law which entitles qualified and approved entities to a favorable statutory income tax rate of 15%, subject to the approval by and the receipt of a qualification certificate from the relevant authorities. The HNTE qualification certificate is valid for three years and is subject to an annual qualification review. Tastech obtained its HNTE qualification certificate on March 26, 2009 with the HNTE status being effective from January 1, 2009. Therefore, Tastech is entitled to a preferential tax rate of 15% for years 2009, 2010 and 2011, assuming that the qualification criteria continue to be met in 2010 and 2011.

Under the CIT Law, dividends paid by PRC enterprises out of profits earned after December 31, 2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

The Group’s tax years 2007 through 2009 remain open to examination by the tax authorities as of December 31, 2009.

The current and deferred components of the income tax (benefit) expense appearing in the combined statements of income and comprehensive income are as follows:

		For the period from
	For the year ended	January 1, 2010 to
	December 31, 2009	October 10, 2010
	RMB	RMB
Current tax expense	6,397	5,214
Deferred tax benefit	(167)	(55)
	6,230	5,159

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

9. INCOME TAXES (Continued)

A reconciliation of income taxes of the Group computed at the respective statutory tax rate of Bright Way and Tastech to the effective income tax provision is as follows:

		For the period from
	For the year ended	January 1, 2010 to
	December 31, 2009	October 10, 2010
	RMB	RMB
Income before income taxes	12,531	14,466
Income tax expenses computed at the respective statutory tax rate	2,464	2,647
Nondeductible expenses	266	115
Preferential tax rate	(572)	(352)
Current/deferred rate differential	(53)	(45)
Interest and penalties on unrecognized tax benefits	4,125	2,794
Total	6,230	5,159

Deferred taxes

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred taxes for the Group are as follows:

As of
December 31,
2009
RMB
Deferred tax assets, current portion:
Accrual expenses	221
Business taxes	269
Deferred tax assets, current portion, net	490

Unrecognized tax benefits

The Group recorded unrecognized tax benefits of RMB18,822 and RMB22,652, as of December 31, 2009 and October 10, 2010, respectively, of which RMB6 and nil are presented on a net basis against the deferred tax assets related to tax loss carryforwards on the face of the combined balance sheet. The unrecognized tax benefits recognized by the Group were mainly caused by under reporting of taxable income in tax filings. For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, RMB18,822 and RMB22,652, respectively, would impact the effective tax rate, if recognized. It is possible that the amount of unrecognized tax benefits will change in the next twelve months, pending factors including changes in the amount of the PRC and Hong

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

9. INCOME TAXES (Continued)

Kong statutory taxable income due to the application and interpretation of the PRC and Hong Kong tax laws. However, an estimate of the range of the possible change cannot be made at this time.

A roll-forward of accrued unrecognized tax benefits, excluding interest and penalties, is as follows:

		For the period from
	For the year ended	January 1, 2010 to
	December 31, 2009	October 10, 2010
	RMB	RMB
Balance at the beginning of the year/period	3,116	5,233
Increases related to tax positions taken in the current year/period	2,117	1,093
Decreases due to settlement	—	(58)
Balance at the end of the year/period	5,233	6,268

For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, the Group recorded income tax expenses for interest and penalties related to its uncertain tax benefits of RMB4,125 and RMB2,794, respectively. As of December 31, 2009, the Group classified the unrecognized tax benefits as non-current liabilities.

10. RELATED PARTY TRANSACTIONS

The principal related parties with which the Group had transactions during the periods presented are as follows:

Name of related parties	Relationship with the Group
Shenzhen Zhongtwokechuang Technology Co., Ltd. (“Zhongtuo”)	A company controlled by management of Tastech
Yixun Kuang	A director and shareholder of Tastech

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

10. RELATED PARTY TRANSACTIONS (Continued)

The Group had the following related party transactions for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010:

	For the	For the
	year ended	period from
	December 31,	January 1 to
	2009	October 10, 2010
	RMB	RMB
Office rental deposit paid on behalf of the Group by:
Zhongtuo	—	107
Sale proceeds collected on behalf of the Group by:
Yixun Kuang	7,401	—
Repayment of sales proceeds collected on behalf of the Group by:
Yixun Kuang	7,401	—

The Group did not have any related party balances as of December 31, 2009.

11. COMMITMENTS AND CONTINGENCIES

(a)   Operating lease commitments

As of December 31, 2009, the Group had minimum lease payments under non-cancelable operating leases with initial terms in excess of one year as follows:

RMB
2010	226
2011 and hereafter	—
226

The Group’s lease arrangements do not contain renewal options, rent escalation clauses, restrictions or contingent rents and are all conducted with third parties.

(b)   Income taxes

As of December 31, 2009, the Group recognized RMB5,233 accrual for unrecognized tax benefits (Note 9). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. The Group classified the accrual for unrecognized tax benefits as non-current liabilities.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND

SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and Hong Kong Dollar (“HK$”))

12. EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the Group operates for the prior year. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB367 and RMB367 for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, respectively.

13. SUBSEQUENT EVENTS

In accordance with ASC topic 855 (“ASC 855”), Subsequent Events, the Group evaluated subsequent events through August 25, 2011, which was the date that the consolidated financial statements were filed with the Securities and Exchange Commission on Form F-1. There were no significant subsequent events occurred between October 10, 2010 and August 25, 2011.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

3GUU Mobile Entertainment Industrial Co., Ltd.

We have audited the accompanying consolidated balance sheet of 3GUU Mobile Entertainment Industrial Co., Ltd. (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years ended December 31, 2009 and 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of 3GUU Mobile Entertainment Industrial Co., Ltd. as of December 31, 2009 and the consolidated results of its operations and its cash flows for the years ended December 31, 2009 and 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Guangzhou, the People’s Republic of China
August 25, 2011

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

CONSOLIDATED BALANCE SHEET

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares)

		As of
		December 31,
	Notes	2009
		RMB
ASSETS
Current assets
Cash and cash equivalents		27,782
Accounts receivable	4	1,678
Prepayments and other current assets	5	1,657
Deferred tax assets	11	427
Total current assets		31,544
Non-current assets
Property and equipment, net	6	1,704
Intangible assets, net	7	946
Deferred tax assets	11	500
Total non-current assets		3,150
TOTAL ASSETS		34,694
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable		1,623
Accrued expenses and other current liabilities	8	2,823
Income tax payable		91
Deferred revenue		3,166
Derivative financial liabilities	2	23,748
Total current liabilities		31,451
Non-current liabilities
Other non-current liabilities	9	2,638
Total non-current liabilities		2,638
Total liabilities		34,089
Commitments and contingencies	13
Convertible redeemable preferred shares
Series A (par value US$0.01; 1,849,315 shares authorized, issued and outstanding as of December 31, 2009)	10	61,457
Shareholders’ deficit
Ordinary shares (par value US$0.01; 5,000,000 shares authorized, issued and outstanding as of December 31, 2009)		341
Receivables from issuance of ordinary shares		(328)
Additional paid-in capital		24,071
Accumulated deficit		(84,967)
Accumulated other comprehensive income		31
Total shareholders’ deficit		(60,852)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		34,694

The accompanying notes are an integral part of the consolidated financial statements.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of Renminbi (“RMB”))

		For the year	For the year
		ended	ended
		December 31,	December 31,
	Notes	2009	2010
		RMB	RMB
Net revenues		17,775	63,989
Cost of revenues		(8,430)	(30,536)
Gross profit		9,345	33,453
Operating expenses:
Selling and marketing expenses		(4,274)	(7,365)
General and administrative expenses		(4,497)	(6,523)
Total operating expenses		(8,771)	(13,888)
Operating income		574	19,565
Interest income		10	176
Other income, net		266	1,112
Changes in fair value of derivative financial liabilities	2	(17,364)	1,711
(Loss) income before income taxes		(16,514)	22,564
Income tax expenses	11	(60)	(7,491)
Net (loss) income		(16,574)	15,073
Less:
Changes in redemption value of Series A convertible redeemable preferred shares		(61,457)	—
Net (loss) income attributable to ordinary shareholders		(78,031)	15,073

The accompanying notes are an integral part of the consolidated financial statements.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”))

	For the year	For the year
	ended	ended
	December 31,	December 31,
	2009	2010
	RMB	RMB
Cash flows from operating activities:
Net (loss) income	(16,574)	15,073
Adjustments to reconcile net (loss) income to net cash generated from operating activities:
Depreciation of property and equipment	826	1,075
Amortization of intangible assets	1,321	1,784
Allowance for doubtful accounts	41	—
Loss on disposal of property and equipment	—	13
Deferred tax (benefit) expense	(472)	4,184
Changes in fair value of derivative financial liabilities	17,364	(1,711)
Changes in operating assets and liabilities:
Accounts receivable	(1,533)	(18,543)
Prepayments and other current assets	(715)	1,285
Accounts payable	1,319	3,966
Accrued expenses and other current liabilities	1,482	1,317
Income tax payable	91	43
Deferred revenue	3,166	(33)
Other non-current liabilities	2,442	3,078
Net cash provided by operating activities	8,758	11,531
Cash flows from investing activities:
Acquisition of property and equipment	(560)	(642)
Acquisition of intangible assets	(1,312)	(11,674)
Net cash used in investing activities	(1,872)	(12,316)
Cash flows from financing activities:
Proceeds from issuance of ordinary shares	13	—
Proceeds from issuance of Series A convertible redeemable preferred shares	20,486	—
Net cash provided by financing activities	20,499	—
Net increase (decrease) in cash and cash equivalents	27,385	(785)
Cash and cash equivalents, beginning of the year	397	27,782
Cash and cash equivalents, end of the year	27,782	26,997
Supplemental disclosure of cash flows information:
Income tax paid	186	—

The accompanying notes are an integral part of the consolidated financial statements.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(Amounts in thousands of Renminbi (“RMB”), except for number of shares)

			Receivables		Accumulated
	Number of		from issuance		other		Total
	ordinary	Ordinary	of	Additional	comprehensive	Accumulated	shareholders’
	shares	shares	ordinary shares	paid-in capital	income	deficit	equity (deficit)
		RMB		RMB	RMB	RMB	RMB
Balance as of January 1, 2009	5,000,000	341	(328)	9,987	—	(6,936)	3,064
Comprehensive loss:
Net loss	—	—	—	—	—	(16,574)	(16,574)
Foreign currency translation adjustment	—	—	—	—	31	—	31
Total comprehensive loss							(16,543)
Changes in redemption value of Series A convertible redeemable preferred shares	—	—	—	—	—	(61,457)	(61,457)
Beneficial conversion feature of Series A convertible redeemable preferred shares	—	—	—	14,071	—	—	14,071
Additional paid-in capital upon establishment of the Company	—	—	—	13	—	—	13
Balance as of December 31, 2009	5,000,000	341	(328)	24,071	31	(84,967)	(60,852)
Comprehensive income:
Net income	—	—	—	—	—	15,073	15,073
Foreign currency translation adjustments	—	—	—	—	2,563	—	2,563
Total comprehensive income							17,636
Issuance of ordinary shares upon conversion of Series A convertible redeemable preferred shares	1,849,315	127	—	80,803	—	—	80,930
Balance as of December 31, 2010	6,849,315	468	(328)	104,874	2,594	(69,894)	37,714

The accompanying notes are an integral part of the consolidated financial statements.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION

3GUU Mobile Entertainment Industrial Co., Ltd. (the “Company”) was incorporated as an exempted limited liability company in the British Virgin Islands (the “BVI”) on July 2, 2009. Mr. Yongchao Wang (“Mr. Wang”), who owns 76% of the equity interest in the Company, is the Company’s ultimate controlling shareholder. The Company does not conduct any substantive operations on its own but instead conducts its primary business operations through its subsidiaries and a variable interest entity (“VIE”), which are located in Hong Kong and the People’s Republic of China (the “PRC”). The Company, its subsidiaries and the variable interest entity are hereinafter collectively referred to as the “Group”. The Group is principally engaged in the development, operation and sale of mobile games on smartphones in the PRC.

The Group was acquired by Action King Limited (“Action King”), a wholly-owned subsidiary of VODone Limited (“VODone”), on December 31, 2010. Prior to being acquired by VODone, the Company’s subsidiaries considered of the following entities:

			Percentage of
	Date of	Place of	ownership by
Company	establishment	establishment	the Company	Principal activities
3GUU Mobile Entertainment Co. Limited (“3GUU HK”)	July 6, 2009	Hong Kong	100%	Investment holding

Guangzhou Yitongtianxia Software Development Co., Ltd. (“Yitongtianxia”)	October 20, 2009	The PRC	100%	Development operation and sale of mobile phone game

In addition, the Company consolidated the following VIE:

Percentage of
	Date of	Place of	ownership by
Company	establishment	establishment	the Company	Principal activities
Guangzhou Yingzheng Information Technology Co., Ltd. (“Yingzheng”)	April 8, 2004	The PRC	—	Development, operation and sale of mobile game

As more fully described below, the Company, through a series of transactions which are accounted for as a reorganization of entities under common control in a manner similar to a pooling of interest, became the ultimate parent entity of its wholly-owned subsidiaries and VIE on October 28, 2009 (the “Reorganization”). Accordingly, these consolidated financial statements reflect the historical operations of the Group as if the current organization structure had existed since January 1, 2009.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Reorganization transactions

Prior to the Reorganization, the Group’s operations were conducted through Yingzheng, an entity incorporated under the Company Law of the PRC on April 8, 2004. Yingzheng has been controlled by Mr. Wang since June 12, 2007. The following transactions were undertaken to reorganize the legal structure of the Group. The Company incorporated 3GUU HK on July 6, 2009. 3GUU HK has been a wholly-owned subsidiary of the Company since its inception. Yitongtianxia was incorporated by 3GUU HK in the PRC as a wholly foreign-owned enterprise on October 20, 2009. Yitongtianxia was formed to render exclusive technology and market promotion services to Yingzheng.

To comply with PRC law and regulations that (i) prohibit direct foreign control in companies involved in internet content provision and telecommunication businesses and (ii) restrict an offshore company controlled or established by a PRC enterprise or natural person to acquire its PRC affiliates, Yitongtianxia entered into a series of contractual arrangements (“VIE Arrangements”) with Yingzheng and its shareholders, on October 28, 2009, whereby Yitongtianxia obtained effective control over Yingzheng through (i) the ability to exercise all the rights of Yingzheng’s shareholders pursuant to the exclusive call option agreement, the equity pledge agreement and the agreement for voting proxies, (ii) the rights to absorb substantially all of the economic residual benefits pursuant to the exclusive management, technology services and market promotion agreement, the technology services agreement and two supplementary agreements and (iii) the obligation to fund all of the expected losses of the Yingzheng pursuant to the loan agreement and a supplementary agreement. As a result, Yitongtianxia has been determined to be the primary beneficiary of Yingzheng. In accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification (“ASC”) topic 810 (“ASC 810”), Consolidation, the Company, through Yitongtianxia, consolidates the operating results of Yingzheng. Since the VIE Arrangements were entered into between entities under common control, the transaction has been accounted for at historical cost and as if it took place on January 1, 2009 in a manner similar to a pooling-of-interest.

VIE Arrangements

The significant terms of the VIE Arrangements are listed below:

Exclusive call option agreement

Pursuant to the exclusive call option agreement among Yitongtianxia, Yingzheng and its shareholders, Yitongtianxia and its shareholders irrevocably granted Yitongtianxia , or its designated persons, an exclusive option to purchase, when and to the extent permitted under PRC law, part of or the entire equity interests in Yingzheng. The exercise price is the minimum price permitted by PRC law. The exclusive call option agreement will remain effective until terminated as agreed upon by the parties thereto.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Equity pledge agreement

Pursuant to the equity pledge agreement between Yitongtianxia and Yingzheng’s shareholders, Yingzheng’s shareholders have pledged their entire equity interest in Yingzheng to Yitongtianxia to guarantee the performance of Yingzheng’s obligations under the exclusive technology services and market promotion agreement. If Yingzheng breaches its contractual obligations under the exclusive technology services and market promotion agreement, Yitongtianxia, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interest. Yingzheng’s shareholders agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their equity interest in Yingzheng without the prior consent of Yitongtianxia. The equity pledge agreement will remain effective until terminated as agreed upon by the parties thereto.

Exclusive management, technology services and market promotion agreement

Pursuant to the exclusive management, technology services and market promotion agreement between Yitongtianxia and Yingzheng, Yitongtianxia has the exclusive and irrevocable right to provide to Yingzheng various management, technology and market promotion services related to the mobile phone games business. In return, Yingzheng is required to pay Yitongtianxia a service fee in an amount as determined at the sole discretion of Yitongtianxia. The exclusive management, technology services and market promotion agreement will remain effective until terminated as agreed upon by the parties thereto. Business taxes relating to management, technology services and market promotion fees charged by Yitongtianxia are recorded as cost of revenues in the consolidated statements of operations.

Technology Services Agreement

Pursuant to the technology services agreement dated August 6, 2010 between Yitongtianxia and Yingzheng and the supplementary agreement dated January 6, 2011, Yitongtianxia agreed to provide Yingzheng with technology support and and market promotion services related to Yingzheng’s smartphone games business. Yingzheng agreed to distribute 40% of its income generated from the game products developed under the technology services agreement, after deducting taxes and expenses, to Yitongtianxia on a monthly basis from August 6, 2010 to August 5, 2013, with automatic renewal provisions.

Agreement for voting proxies

Pursuant to the agreement for voting proxies among Yitongtianxia, Yingzheng and its shareholders, Yingzheng’s shareholders irrevocably assign their full voting rights in Yingzheng to Yitongtianxia. Yingzheng’s shareholders entrusted Yitongtianxia their rights to attend shareholders’ meetings and to vote on their behalf on all of the matters that require shareholders’ approval. The agreement for voting proxies will remain effective until terminated as agreed upon by the parties thereto.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Loan agreement

Pursuant to the loan agreement between Yitongtianxia and Yingzheng’s shareholders, Yitongtianxia extended loans of an aggregate principal amount of RMB20,000 to Yingzheng’s shareholders to enable them to pay the registered capital of Yingzheng. Yingzheng’s shareholders will repay the loans by transferring their legal ownership in Yingzheng to Yitongtianxia when permitted by PRC law. The loan agreement is effective for 10 years and will automatically extend for another 10 years as agreed upon by the parties thereto. As of December 31, 2010, Yingzheng’s shareholders have not drawn down any loans from Yitongtianxia.

Supplementary agreements

On December 30, 2010, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders to determine the calculation of management fee to be paid to Yitongtianxia. Pursuant to this supplementary agreement, Yingzheng has agreed to pay an annual management fee to Yitongtianxia based on annual revenue of Yingzheng minus actual operating costs, other costs of Yingzheng, which include fees paid under the technology services agreement, and taxes paid by Yingzheng.

On August 23, 2011, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders to memorialize certain terms previously agreed amongst Yitongtianxia, Yingzheng and its shareholders. While this supplementary agreement was signed in 2011, the terms, intent and substance of all the agreements above remained unchanged. Pursuant to the supplementary agreement: (i) before Yitongtianxia can legally exercise the option to acquire Yingzheng, Yingzheng’s shareholders cannot declare any dividends or distribute any residual profits without the consent of Yitongtianxia; (ii) any funds, including but not limited to dividends distributed out of Yingzheng’s residual profits, received by Yingzheng’s shareholders or any persons designated by Yingzheng’s shareholders, shall be remitted in full to Yitongtianxia; (iii) the consideration received by Yingzheng’s shareholders upon the exercise of the exclusive call option agreement by Yitongtianxia must be immediately remitted to Yitongtianxia or any persons designated by Yitongtianxia; (iv) Yitongtianxia is obligated to provide continuous financial support to Yingzheng for operations; and (v) Yitongtianxia has the unilateral right to change the service fee amount under the exclusive management, technology services and market promotion agreement. The obligation to provide continuous financial support to Yingzheng for operations by Yitongtianxia was agreed to be terminated by both parties on August 23, 2011.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

The carrying amounts and classifications of the assets and liabilities of Yingzheng are as follows:

As of
December 31,
2009
RMB
ASSETS
Current assets:
Cash and cash equivalents	7,359
Accounts receivable	1,678
Prepayments and other current assets	1,449
Deferred tax assets	415
Total current assets	10,901
Non-current assets:
Property and equipment, net	1,539
Intangible assets, net	946
Deferred tax assets	500
Total non-current assets	2,985
Total assets	13,886
LIABILITIES
Current liabilities:
Accounts payable	1,607
Accrued expenses and other current liabilities	2,814
Income tax payable	91
Deferred revenue	3,166
Total current liabilities	7,678
Non-current liabilities:
Other non-current liabilities	2,638
Total non-current liabilities	2,638
Total liabilities	10,316

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

The financial performance and cash flows of Yingzheng are as follows:

	For the year	For the year
	ended December 31,	ended December 31,
	2009	2010
	RMB	RMB
Net revenues	17,775	57,156
Net income	857	17,078
Net cash provided by operating activities	6,220	21,344
Net cash provided by (used in) investing activities	742	(11,876)
Net cash provided by financing activities	—	—

As of December 31, 2009, there was no pledge or collateralization of the assets of Yingzheng and the Company has not provided any financial support that it was not previously contractually required to provide to Yingzheng. There were no assets of Yingzheng that can only be used to settle its obligations. Creditors of Yingzheng have no recourse to the general credit of Yitongtianxia, which is the primary beneficiary of Yingzheng.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Principles of consolidation

The consolidated financial statements of the Group include the financial statements of the Company, its subsidiaries and a VIE, for which a subsidiary of the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Group obtained control and are continued to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when the Company holds a majority of the voting equity interest in an entity. However, if the Company demonstrates its ability to control the entities through the power to direct the activities of the entity that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entities that could potentially be significant to the entity or the rights receive benefits from the entity that could potentially be significant to the entity, then the entity is consolidated.

All significant intercompany balances and transactions among the Company, its subsidiaries and VIE have been eliminated upon consolidation.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the Group’s financial statements include, but are not limited to, revenue recognition, useful lives of property and equipment, intangible assets, realization of deferred tax assets, share-based compensation expenses and uncertain income tax positions. Actual results could materially differ from those estimates.

Foreign currency

Based on the criteria of ASC topic 830 (“ASC 830”), Foreign Currency Matters, the Company determined its functional currency to be the United States Dollars (“US$”). 3GUU HK determined its functional currency to be the US$. The Company’s subsidiary and VIE located in the PRC determined their functional currency to be the RMB. The Company uses the RMB as its reporting currency.

Each entity in the Group maintains its financial records in its own functional currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are including the consolidated statements of income and comprehensive income. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchanges rates at the dates of the initial transactions.

The assets and liabilities of the Company’s subsidiaries located outside of the PRC are translated into RMB at the exchange rates prevailing at the balance sheet date. The consolidated statements of operations of these entities are translated into RMB at the weighted average exchange rates for the year. The resulting translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders’ equity.

For the purpose of the consolidated statements of cash flows, cash flows of Company’s subsidiaries located outside of the PRC are translated into RMB at the exchange rates prevailing on the dates of the cash flows. Frequently recurring cash flows of these entities which arise throughout the year are translated into RMB at the weighted average exchange rates for the year.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts receivable and allowance for doubtful accounts

Accounts receivable are carried at net realizable value. In general, collateral is not required and interest is not charged on accounts receivable. An allowance for doubtful accounts is recorded when collection of the full amount is no longer probable. In evaluating the collectability of receivable balances, the Group considers specific evidence including the aging of the receivable, the customer’s payment history, its current credit-worthiness and current economic trends. Accounts receivable are written off after all collection efforts have ceased.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	3 - 5 years

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of operations.

Intangible assets, net

Intangible assets, including computer software, mobile games and platforms, and capitalized mobile game product development costs, are carried at cost less accumulated amortization. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic lives of the intangible assets as follows:

Computer software	5 years
Mobile games and platforms	1 - 5 years
Mobile game product development costs	3 years

The Group recognizes costs to develop its mobile game products in accordance with ASC topic 985 (“ASC 985”), Software. Mobile game product development costs consist primarily of payroll, depreciation and other overhead expenses incurred by the Group to develop, maintain, monitor and manage the Group’s mobile gaming products. Costs incurred for the development of mobile game products prior to the establishment of technological feasibility are expensed when incurred and are included in product development expenses. Once an online game product has reached technological feasibility, all subsequent mobile game product development costs are capitalized until the product is available for marketing. Technological feasibility is evaluated on a product-by-product basis, but typically encompasses both technical design and game design documentation and only occurs when the mobile games have a proven ability to operate in a mobile game environment. The amount of online game development costs qualifying for capitalization as intangible assets was amortized over the estimated life of the corresponding mobile games, which is determined to be three years.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of long-lived assets

The Group evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable in accordance with ASC topic 360 (“ASC 360”), Property, Plant and Equipment. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

Fair value of financial instruments

The Group’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, amounts due from related parties, amounts due to related parties, convertible redeemable preferred shares and the related derivative financial liabilities. The carrying values of these financial instruments, other than the convertible redeemable preferred shares and the related derivative financial liabilities, approximate their fair values due to their short-term maturities. The convertible redeemable preferred shares were initially recorded at issue price net of issuance costs. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the convertible redeemable preferred shares to equal the redemption value at the end of each reporting period (Note 10). The derivative financial liabilities were recorded at fair value as determined on the issuance date and subsequently adjusted to the fair value at each reporting date (Note 10). The Group determined the fair values of the convertible redeemable preferred shares and the related derivative financial liabilities with the assistance of an independent third party valuation firm.

The Group applies ASC topic 820 (“ASC 820”), Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

In accordance with ASC 820, the Group measures the fair value of the derivative financial liabilities using an income approach based on inputs that are unobservable in the market.

Liabilities measured at fair value on a recurring basis as of December 31, 2009 are summarized below:

	Quoted price in	Significant
	active markets	other	Significant
	for identical	observable	unobservable
	assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)
	RMB	RMB	RMB
Derivative financial liabilities	—	—	23,748

The following table presents a reconciliation of the liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2009 and 2010.

Derivatives
financial
liabilities
RMB
Balance as of January 1, 2009	—
Recognized during the year	6,384
Realized or unrealized loss	17,364
Balance as of December 31, 2009	23,748
Recognized during the year	—
Realized or unrealized gain	(1,711)
Reclassified to additional paid-in capital upon conversion of the Series A convertible redeemable preferred shares	(21,321)
Foreign currency translation adjustment	(716)
Balance as of December 31, 2010	—
The amount of total loss for the year ended December 31, 2009 included in earnings	(17,364)
The amount of total gain for the year ended December 31, 2010 included in earnings	1,711

Realized and unrealized gain (loss) for the years ended December 31, 2009 and 2010 was recorded as “Changes in fair value of derivative financial liabilities” in the consolidated statements of operations.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

Revenues of the Group are derived from the development, operation and sale of in-game premium feature of mobile games on smartphones. For each of the significant sources of revenue stated below, revenue is recognized only when the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the service has been rendered; (iii) the fees are fixed or determinable; (iv) collectability is reasonably assured.

The Group generates smartphone games revenues from the sale of in-game premium features of self-developed mobile social games as well as from the sale of self-developed and purchased single-player games on smartphones. The Group operates mobile social games and single player games under a free-to-play model and a subscription-based model, respectively.

(a)              Mobile social games

Under the free-to-play model for mobile social games, mobile phone game players can download mobile phone games, obtain game accounts and play the basic functions of the mobile games free of charge but may purchase game points for in-game premium features to enhance their game-playing experience. The purchased in-game premium features can be freely traded amongst game players within the applicable game as long as consumption of the items has not commenced. Mobile phone game players can purchase game points by either charging their account with mobile network operators directly or buying prepaid cards issued by mobile network operators. The prepaid cards can be converted into a pre-specified number of game points for consumption. Upon delivery of game points purchased directly from mobile network operators or converted from prepaid cards to mobile phone game players, the Group initially classifies these amounts as deferred revenue. For purposes of determining when the service has been provided to the mobile phone game players, the Group has determined that an implied obligation exists to the mobile phone game players who purchased game points to provide an enhanced game-playing experience through the consumption or trading of purchased in-game premium features over the estimated life of the mobile phone game players.

The Group contracts with mobile network operators and third-party payment platforms for billing, collection and transmission services offered to mobile phone game players who have purchased game points. The Group also contracts with mobile application and software websites to distribute its mobile social games by providing platforms for mobile phone game players to download such games. The mobile network operators and third-party payment platforms are entitled to profit sharing based on a prescribed percentage of the gross proceeds collected from the mobile phone game players. Since the Group does not have a direct contractual relationship with the mobile phone game players, the net proceeds after deducting the amounts shared by the mobile network operators and the third-party payment platforms represent the amount of revenue to be recognized by the Group.

The Group has information generated from its internal system on the number of game points sold each month to estimate the amount of collectable net proceeds and to recognize mobile social games revenues. Differences between its estimates and the actual amounts confirmed by the mobile network operators and the third-party payment platforms have historically been insignificant. Generally, within 30 days after the end of each month, the Group receives billing confirmations from each of the mobile

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

network operators and third-party payment platforms confirming the amount of net proceeds to be received by the Group. The Group pays service fees to the mobile application and software websites.

Collectability is considered reasonably assured as the Group deals with only reputable mobile network operators and third-party payment platforms and performs thorough credit assessment on the mobile network operators and the third-party payment platforms prior to entering into a business relationship with them. Historically, the Group has not experienced any significant defaults for payment.

Based on the above, the Group recognizes the estimated net proceeds to be received from the mobile network operators and the third-party payment platforms for the sale of game points of the mobile social games, using data generated from its internal system, as deferred revenue upon delivery of game points to mobile phone game players. Deferred revenue is recognized as smartphone games revenue ratably over the estimated average playing period of the paying mobile phone game players of three months. As the mobile social games are under a free-to-play model and revenue is only generated from paying mobile phone game players when they purchase game points for in-game premium features, the Company focuses solely on the play period of paying mobile phone game players when estimating the period over which revenue is being recognized. The Group determines the estimated average playing period of paying mobile phone game players, which is the time period between the paying mobile phone game players’ first purchase and last log in, for each significant game based on historical player usage patterns and game playing behavior. The Group’s internal system tracks each of the paying mobile phone game players’ purchase and log in history for each significant game to generate data to estimate the average playing period for the Group’s population of paying mobile phone game players. Future usage patterns may differ from the historical usage patterns on which the Group’s revenue recognition policy is based. The Group monitors the operational statistics and usage patterns of its online game and modifies the expected life span when materially different. The difference between the estimated proceeds and the actual amount confirmed by the mobile network operators and third-party payment platforms is recognized in the consolidated statements of operations when billing confirmations are received by the Group and all revenue recognition criteria are met.

Game points can be purchased at a discount if mobile phone game players purchase the game points with prepaid cards issued by mobile network operators or during promotional activities organized by the Group. The Group accounts for such discounts in accordance with ASC subtopic 605-50 (“ASC 605-50”), Revenue Recognition: Customer Payments and Incentives. Such discounts are initially accounted for as a reduction of deferred revenue. As a result, deferred revenue includes the value of both discounted and undiscounted game points, which are subsequently recognized as revenue on a weighted average basis when the Group provides future services to enhance mobile phone game players’ playing experience.

(b)              Single-player game

Under the subscription-based model for single-player games, mobile phone game players can either subscribe to a monthly plan to download a fixed number of single-player games from mobile network operators for a fixed subscription fee per month or download each single-player game based on a fixed price per game.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Group contracts with mobile network operators for billing, collection and transmission services offered to mobile phone game players who have purchased single-player games. In addition, the Group purchases games from third-party game developers. The mobile network operators are entitled to profit sharing based on a prescribed percentage of the gross proceeds collected from their mobile phone game players. Since the Group does not have a direct contractual relationship with the mobile phone game players, the net proceeds after deducting the amounts shared by the mobile network operators represent the amount of revenue to be recognized by the Group. The Group has information generated from its internal system on the number of monthly plan subscriptions and single-player games downloaded each month to estimate the amount of collectable net proceeds and to recognize single-player games revenues. Differences between its estimates and the actual amounts confirmed by the mobile network operators have historically been insignificant. Generally, within 30 days after the end of each month, the Group receives billing confirmations from each of the mobile network operators confirming the amount of net proceeds to be received by the Group. The Group pays content fees to third-party game developers, which are recognized as cost of revenues, based on a prescribed percentage of the net proceeds confirmed by the mobile network operators.

Based on the above, the Group recognizes single-player smartphone games revenues when the goods are delivered based on download of games by mobile phone game players or at the end of the subscription period. The difference between the estimated proceeds and the actual amounts confirmed by the mobile network operators is recognized in the consolidated statements of operations when billing confirmations are received by the Group.

The Group determines whether to record single-player smartphone games revenues using the gross or net method of reporting in accordance with ASC subtopic 605-45 (“ASC 605-45”), Revenue Recognition: Principal Agent Considerations. Determining whether revenue should be reported gross or net is based on an assessment of various factors, the primary factors being whether the Group is acting as the principal in offering services to the customer or whether the Group is acting as an agent in the transaction. The Group has determined that it is acting as the principal in offering services as the Group (i) is the primary obligor in the arrangement; (ii) has latitude in establishing the selling price; (iii) has discretion in suppliers selection; and (iv) has involvement in the determination of product specifications. Therefore, the Group has the primary responsibility of fulfillment and acceptability of the single-player games and recognizes the net proceeds to be received from the mobile network operators as smartphone games revenue on a gross basis. The amounts attributable to third-party game developers in the form of content fees are recognized as cost of revenues.

(c)               Business taxes and surcharges

The Group is subject to business taxes and surcharges levied on services provided in the PRC. Business taxes and surcharges for the years ended December 31, 2009 and 2010 were RMB805 and RMB2,333, respectively. In accordance with ASC 605-45, the Group recognized revenues net of all such business taxes and surcharges.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cost of revenues

Cost of revenues are expensed as incurred, which primarily consists of service fees paid to mobile application and software websites for the distribution of the Group’s mobile social games and single player games by providing platforms for mobile phone game players to download such games, and content fees paid to third-party game developers for the development of the Group’s single-player games designed for smartphones.

In addition, cost of revenues includes staff salaries, network infrastructure fee, utilities, amortization of intangible assets and capitalized software development costs, operating expenses directly related to the development, operation and sale of mobile phone games, and the 5% business tax for technology services and market promotion fees charged by Yitongtianxia to its VIE.

Advertising expenses

Advertising expenses are expensed when incurred and are included in selling and marketing expenses in the consolidated statements of operations. Advertising expenses were RMB970 and RMB3,626 for the years ended December 31, 2009 and 2010, respectively.

Research and Development

Research and development expenses include payroll, employee benefits and other headcount-related expenses associated with product development. Research and development expenses, which are included in general and administrative expenses in the consolidated statements of operations, amounted to RMB2,384 and RMB2,500 for the years ended December 31, 2009 and 2010, respectively.

Leases

In accordance with ASC topic 840 (“ASC 840”), Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: (a) ownership is transferred to the lessee by the end of the lease term, (b) there is a bargain purchase option, (c) the lease term is at least 75% of the property’s estimated remaining economic life or (d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over their lease term. The Group had no capital leases for any of the periods presented. The Group leases certain office facilities under non-cancelable operating leases and recorded total rental expenses of RMB725 and RMB1,324 for the years ended December 31, 2009 and 2010, respectively.

Income taxes

The Group follows the liability method of accounting for income taxes in accordance with ASC topic 740 (“ASC 740”), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liabilities, net operating loss carryforwards, and credits using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized.

The Group applies ASC 740 to account for uncertainty in income taxes. ASC 740 provides the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group’s estimated liability for unrecognized tax benefits and the related interest and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. In future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

Comprehensive income

Comprehensive income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive income includes net income and cumulative foreign currency translation adjustments and is presented in the consolidated statements of changes in shareholders’ equity (deficit).

Government grants

Government grants are recognized where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized in the consolidated statements of income and comprehensive income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income and released to the consolidated statements of income and comprehensive income in proportion to the depreciation of the related assets. During the year ended December 31, 2010, the Group received a government grant of RMB2,000 for the development of mobile network game platforms from a PRC municipal government authority. As of December 31, 2010, the RMB2,000 government grant was classified as other non-current liabilities, as the Group did not expect all considerations attached to the government grant will be complied with during the succeeding twelve-month period from the balance sheet date.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment reporting

In accordance with ASC topic 280 (“ASC 280”), Segment Reporting, the Company operates and manages its business as a single segment. As the Company’s long-term assets and revenues are substantially all located in and derived from the PRC, no geographic segments are presented.

Recent accounting pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2010-06 (“ASU 2010-06”), Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends ASC 820 to require a number of additional disclosures regarding (i) the different classes of assets and liabilities measured at fair value, (ii) the valuation and input techniques used, (iii) the activity in Level 3 fair value measurements, and (iv) the transfers among Levels 1, 2 and 3. The requirements for new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about Level 3 activity of purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Group does not expect the adoption of ASU 2010-06 on the disclosures about Level 3 activity of purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements will have a significant effect on its financial statements.

In May 2011, the FASB issued ASU No. 2011-04 (“ASU 2011-04”), Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 clarifies the application of existing fair value measurement and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. ASU 2011-04 is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Group does not expect the adoption of ASU 2011-04 will have a significant effect on its consolidated financial statements.

3. CONCENTRATION OF RISKS

Concentration of credit risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. As of December 31, 2009, substantially all of the Group’s cash and cash equivalents were deposited in financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC and Hong Kong, which are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances. The Group maintains reserves for estimated credit losses, which have generally been within its expectations.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

3. CONCENTRATION OF RISKS (Continued)

Concentration of customers

The Group currently generates a substantial portion of its net revenues from a limited number of customers. Approximately 98% of total net revenues for the year ended December 31, 2009 were derived from one individual customer, namely China Mobile Communication Group (Jiangsu Branch). Approximately 87% of total net revenues for the year ended December 31, 2010 were derived from one individual customer, namely China Mobile Communication Group (Jiangsu Branch). Due to the Group’s dependence on a limited number of customers, any negative events or deterioration in financial strength with the customers or deterioration of relationship with the customers, may cause material loss to the Group and have a material adverse effect on the Group’s financial condition and results of operations.

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Currency convertibility risk

The Group transacts the majority of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts. Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

Foreign currency exchange rate risk

From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against US$ was approximately 0.1% and 3% for the years ended December 31, 2009 and 2010, respectively. On June 19, 2010, the People’s Bank of China announced the end of the RMB’s de facto peg to US$, a policy which was instituted in late 2008 in the face of the global financial crisis, to further reform the RMB exchange

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

3. CONCENTRATION OF RISKS (Continued)

rate regime and to enhance the RMB exchange rate flexibility. The exchange rate floating bands will remain the same as previously announced in the inter-bank foreign exchange market. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the US$.

Other business risk

The PRC laws and regulations require that an entity should obtain an Internet Publishing License and an Online Culture Operation License from the relevant PRC government authorities in order to operate in online mobile game business. One of the Company’s subsidiaries, Huiyou, has historically operated in the development of online mobile games without obtaining the required licenses from the relevant PRC government authorities. The developed online mobile games were licensed to Yingzheng, the VIE, which operated the online mobile games in its own name and paid commissions to Huiyou in return. The relevant PRC governmental authorities may deem the activities of Huiyou to be the operation of online games without obtaining the required licenses, which may subject the Group to penalties, and require the Group to make costly changes to its business model and materially disrupt its business. However, management believes that Huiyou’s current business model does not violate applicable PRC laws and regulations.

4. ACCOUNTS RECEIVABLE

Accounts receivable and the related allowance for doubtful accounts are summarized as follows:

As of December 31,
2009
RMB
Accounts receivable	1,678
Less: Allowance for doubtful accounts	—
Accounts receivable, net	1,678

Movement in allowance for doubtful accounts:

For the
year ended
December 31, 2009
RMB
Balance at beginning of year	—
Additional provisions	41
Write-offs	(41)
Balance at end of year	—

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

4. ACCOUNTS RECEIVABLE (Continued)

The Group does not offer extended payment terms and all of the accounts receivable are non-interest bearing. As of December 31, 2009, all of the accounts receivable were due from third party customers and were within their credit terms.

5. PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

As of December 31,
2009
RMB
Prepaid expenses	1,265
Advances to employees	374
Rental deposits	6
Others	12
Total	1,657

6. PROPERTY AND EQUIPMENT, NET

Property and equipment and its related accumulated depreciation are summarized as follows:

As of December 31,
2009
RMB
Property and equipment, cost
Office equipment	4,426
Less: Accumulated depreciation	(2,722)
Property and equipment, net	1,704

Depreciation expenses, which were recorded in general and administrative expenses, were RMB826 and RMB1,075 for the years ended December 31, 2009 and 2010, respectively.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

7. INTANGIBLE ASSETS, NET

Intangible assets and the related accumulated amortization are summarized as follows:

As of December 31,
2009
RMB
Cost:
Computer software	22
Purchased mobile games and platforms	2,265
Mobile game product development costs	397
2,684
Accumulated amortization:
Computer software	(10)
Purchased mobile games and platforms	(1,601)
Mobile game product development costs	(127)
(1,738)
Total	946

Amortization expenses for the years ended December 31, 2009 and 2010 were RMB1,321 and RMB1,784, respectively. Amortization expenses have been reported in the following accounts:

	For the	For the
	year ended	year ended
	December 31,	December 31,
	2009	2010
	RMB	RMB
Cost of revenues	1,313	1,780
General and administrative expenses	8	4
Total	1,321	1,784

For the year ended December 31, 2010, the Group acquired mobile games and platforms amounted to RMB11,436 and recognized amortization expenses of RMB1,678. The estimated annual amortization expenses for each of the five succeeding fiscal years are as follows:

RMB
2011	5,910
2012	4,718
2013	168
2014	117
2015	7
Total	10,920

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

As of December 31,
2009
RMB
Accrued payroll and welfare payable	2,132
Business tax and other taxes payables	314
Others	377
Total	2,823

9. OTHER NON-CURRENT LIABILITIES

As of December 31,
2009
RMB
Government grant	2,000
Unrecognized tax benefits and related interest and penalties	638
Total	2,638

10. CONVERTIBLE REDEEMABLE PREFERRED SHARES

On October 28, 2009, the Company issued 1,849,315 Series A convertible redeemable preferred shares (“Series A Preferred Shares”), representing 27% of the equity interest of the Company on a fully-diluted basis, for an aggregate purchase price of RMB20,486 (US$3,000), or US$1.6222 per share.

On December 31, 2010, all Series A Preferred Shares were converted into ordinary shares of the Company.

The significant terms of the Series A Preferred Shares are summarized below.

Conversion rights

The holders of the Series A Preferred Shares shall have conversion rights as follow:

•        Optional conversion: Each Series A Preferred Share shall be convertible at the option of the holder, at any time after the date of issuance of such share, into ordinary shares as determined by dividing the issuance price by the applicable conversion price. The initial Series A Preferred Share conversion price is the original issuance price, subject to conversion price adjustments specified in the Series A Preferred Shares agreement.

•        Automatic conversion: All of the Series A Preferred Share shall automatically be converted into ordinary shares at the then effective Series A Preferred Shares conversion price upon the closing of a qualified initial public offering (the “Qualified IPO”), as defined in the Series A Preferred Shares agreement.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

10. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

Dividends

Pursuant to the Series A Preferred Shares agreement, no dividends shall be paid on any other class of shares of the Company, unless and until a dividend in like amount is paid in full on each Series A Preferred Share on an if-converted basis. In addition, the holders of the Series A Preferred Shares shall be entitled to receive any non-cash dividends declared by the Company’s board of directors on an if-converted basis.

If the Qualified IPO has not occurred before October 28, 2013, the holders of Series A Preferred Shares shall have the right to receive a cumulative dividend in preference to any dividend on the ordinary shares or any other class or series of shares at the rate of 6% of the subscription price per annum calculated from the closing date on October 28, 2009 (the “Contingent Dividend Right”).

Voting rights

The holder of each Series A Preferred Share shall be entitled to the number of votes equal to the number of shares of ordinary shares into which such Series A Preferred Share could be converted based on the then applicable conversion rate and having voting rights and powers equal to the voting rights and powers of the ordinary shares.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company or any deemed liquidation event as defined in the Series A Preferred Shares agreement, the holders of the Series A Preferred Shares are entitled to receive, prior to any distribution of assets to other equity holders, up to a total amount of 150% of the original issuance price (the “Liquidation Preference Amount”). After the Liquidation Preference Amount has been paid, the remaining assets are distributed among all classes of stockholders on an if-converted basis.

Redemption

Pursuant to the Series A Preferred Shares agreement, Series A Preferred Shares are subject to redemption as follows:

•        At any time after October 28, 2014, upon written election by the holders of Series A Preferred Shares, the Company is obligated to redeem such holders’ Series A Preferred Shares in cash by paying the redemption price equal to 300% of the issuance price of the Series A Preferred Shares plus all accrued or declared but unpaid dividends on such shares prior to the redemption date.

•        If any indemnified event as defined in the Series A Preferred Shares agreement occurs, upon written election by the holders of Series A Preferred Shares, the Company is obligated to redeem such holders’ Series A Preferred Shares in cash by paying the redemption price calculated in accordance with a predetermined formula plus all accrued or declared but unpaid dividends on such shares prior to the redemption date.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

10. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

Business revenue and net income covenants

If the consolidated results of the Company fail to reach any of the business targets stipulated in the Series A Preferred Shares agreement, the holders of the Series A Preferred Share have the rights to receive a compensation (the “Business Target Non-Achievement Compensation”) by requesting (i) the Company to pay the Business Target Non-Achievement Compensation, as calculated in accordance with a predetermined formula through dividend distribution, (ii) the founders of the Company to pay the Business Target Non-Achievement Compensation in cash, or (iii) the Company to issue new Series A Preferred Shares with a fair value equal to the amount of the Business Target Non-Achievement Compensation (the “Covenant Right”).

Accounting for Series A Preferred Shares

The Series A Preferred Shares have been classified as mezzanine equity as they can be redeemed at the option of the holders on or after an agreed upon date.

The initial carrying value of the Series A Preferred Shares is the issuance price of the preferred shares at the date of issuance. The holders of the Series A Preferred Shares have the ability to convert the instrument into the Company’s ordinary shares. The Company evaluated the embedded conversion option in the Series A Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features. The conversion option of the preferred shares does not qualify for bifurcation accounting because the conversion option is clearly and closely related to the host instrument and the underlying ordinary shares are not publicly traded nor readily convertible into cash.

Beneficial conversion features exist when the conversion price of the convertible redeemable preferred shares is lower than the fair value of the ordinary shares at the commitment date. When a beneficial conversion feature exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the preferred shares as a contribution to additional paid-in capital. The resulting discount to the convertible redeemable preferred shares is then accreted to the redemption value using the effective interest method as a deemed dividend through retained earnings. The Company determined the fair value of ordinary shares with the assistance of an independent third party valuation firm.

On October 28, 2009, the most favorable conversion price used to measure the beneficial conversion feature for the Series A Preferred Shares was US$1.62. A beneficial conversion feature of RMB14,071 (US$2,065) was recognized through a credit to additional paid-in capital because the fair value per ordinary share at the commitment date was US$2.74, which was more than the most favorable conversion price.

After the beneficial conversion features was bifurcated from the initial carrying value of the Series A Preferred shares upon issuance, the remaining proceeds from issuance from the carrying value of the preferred shares. It is from these proceeds that any embedded derivative is bifurcated. The Covenant Right and the Contingent Dividend Right met the definition of a derivative in accordance with ASC topic 815 (“ASC 815”), Derivatives and Hedging. Accordingly, the Covenant Right and the

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

10. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

Contingent Dividend Right were bifurcated from the carrying value of the Series A Preferred Shares on the issuance date as a compound derivative liability with a fair value of RMB6,384 (US$935).

The carrying value of the Series A Preferred Shares was nil on October 28, 2009 after the recognition of the beneficial conversion feature and the bifurcation of the compound derivative liability. The discount of RMB14,071 (US$2,065) resulting from the accounting for the beneficial conversion option was fully amortized on the date of issuance of October 28, 2009, which is the earliest conversion date, as the Series A Preferred Shares do not have a stated redemption date. The changes in fair value of the derivative liabilities are recognized through the statements of operations. An expense of RMB17,364 and an income of RMB1,711 resulted from the change in fair value of the derivative liabilities was recognized in the statements of operations for the years ended December 31, 2009 and 2010, respectively. The Company determined the fair value of the derivative liabilities with the assistance of an independent third-party valuation firm.

The Company concluded that the Series A Preferred Shares were not redeemable at December 31, 2009, but it was probable that the Series A Preferred Shares will become redeemable. The Group chose to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the Series A Preferred Shares to equal the redemption value at the end of each reporting period. An accretion charge of RMB61,457 (US$9,000) was recorded as a reduction of income available to ordinary shareholders for the year ended December 31, 2009.

As of December 31, 2009, no dividends were declared by the Company on the Series A Preferred Shares.

The carrying value of the Series A Preferred Shares as of December 31, 2009 is as follows:

RMB
Balance as of January 1, 2009	—
Add: Issuance of preferred shares	20,486
Less: Beneficial conversion feature	(14,071)
Less: Compound derivative liability	(6,384)
Add: Changes in redemption value	61,457
Foreign currency translation adjustment	(31)
Balance as of December 31, 2009	61,457

Upon conversion of the Series A Preferred Shares into ordinary shares, the carrying amounts of the Series A Preferred Shares and the compound derivative liability were reclassified into equity.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares)

11. INCOME TAXES

British Virgin Islands

Under the current laws of the British Virgin Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

3GUU HK is subject to Hong Kong corporate income tax at a rate of 16.5% on the assessable profits arising in Hong Kong. In addition, upon payments of dividends by 3GUU HK to its shareholders, no Hong Kong withholding tax will be imposed.

China

Pursuant to the PRC Corporate Income Tax Law (the “CIT Law”) and relevant implementation regulations that became effective on January 1, 2008, the Company’s subsidiaries and VIE located in the PRC are generally subject to enterprise income taxes (“EIT”) at a unified statutory tax rate of 25%, unless preferential tax status is granted by the tax authorities to allow the entities to be subject to a reduced income tax rate.

An entity recognized as a qualified new software development enterprise is entitled to enjoy tax exemption for two years and 50% EIT rate reduction for the subsequent three years. In accordance with Guofa 2007 circular No. 39, an entity with a preferential tax rate prior to January 1, 2008 will continue to enjoy its remaining tax holiday granted prior to the effectiveness of the CIT Law. In May 2007, Yingzheng obtained the new software development enterprise status. Thus, Yingzheng is entitled to enjoy tax exemption from 2006 to 2007 and a 50% reduced EIT rate of 12.5% from 2008 to 2010.

The CIT Law treats enterprises established outside of the PRC with “effective management and control” located in the PRC as PRC resident enterprises for tax purposes. The term “effective management and control” is generally defined as exercising management and control over the business, personnel, accounting, properties, etc. of an enterprise. The Company and its subsidiary located in jurisdictions outside of the PRC, if considered a PRC resident enterprise for tax purposes, would be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income commencing on January 1, 2008. As of December 31, 2009, the Company has not accrued for PRC tax on such basis as the Group’s non-PRC entities had zero assessable profits in the PRC for the period after January 1, 2008. The Group will continue to monitor the tax status with regards to the PRC tax resident enterprise regulation of its non-PRC entities.

Under the CIT Law, dividends paid by PRC enterprises out of profits earned after December 31, 2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

The tax years 2005 through 2010 for the PRC subsidiary and VIE remain open to examination by the tax authorities as of December 31, 2010.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares)

11. INCOME TAXES (Continued)

(Loss) Income before income taxes consists of:

	For the year ended	For the year ended
	December 31, 2009	December 31, 2010
	RMB	RMB
BVI	(17,365)	1,711
Hong Kong	(48)	—
PRC	899	20,853
Total	(16,514)	22,564

The current and deferred components of the income tax expense appearing in the consolidated statements of operations are as follows:

	For the year ended	For the year ended
	December 31, 2009	December 31, 2010
	RMB	RMB
Current tax expense	532	3,307
Deferred tax (benefit) expense	(472)	4,184
Income tax expense	60	7,491

The reconciliation of income taxes computed at the PRC statutory tax rate of 25% to the effective income tax provision is as follows:

	For the year ended	For the year ended
	December 31, 2009	December 31, 2010
	RMB	RMB
(Loss) income before income taxes	(16,514)	22,564
Income tax (benefit) expenses computed at the PRC statutory tax rate of 25%	(4,129)	5,641
Foreign tax rate differential	4,346	(428)
Nondeductible expenses	223	65
Nontaxable income	—	(4,616)
Tax holiday	(226)	(176)
Investment basis difference in VIE	—	4,399
Current/deferred rate differential	(330)	(53)
Unrecognized tax benefits	—	1,594
Interest and penalties on unrecognized tax benefits	176	1,065
Income tax provision	60	7,491

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares)

11. INCOME TAXES (Continued)

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred taxes are as follows:

As of
December 31,
2009
RMB
Deferred tax assets, current portion:
Accrual expenses	416
Net operating loss carry forwards	11
Less: Valuation allowance	—
Deferred tax assets, current portion, net	427
Deferred tax assets, non-current portion:
Net operating losses carry forwards	500
Less: Valuation allowance	—
Deferred tax assets, non-current portion, net	500

As of December 31, 2009, the Group had net operating losses of RMB61 which can be carried forward to offset future net profit for income tax purposes. The net operating losses carry-forwards as of December 31, 2009 will expire in year 2014 if not utilized.

Aggregate undistributed earnings of the Group’s subsidiary located in the PRC that are available for distribution to the non-PRC tax resident parent company at December 31, 2009 are considered to be indefinitely reinvested under ASC subtopic 740-30 (“ASC 740-30”), Income Taxes: Other Considerations or Special Areas. Accordingly, the amount of unrecognized deferred tax liabilities for temporary differences related to investments in PRC subsidiary is not determined because such a determination is not practical.

For the year ended December 31, 2009, the Group has unrecognized tax benefits of RMB638. The unrecognized tax benefits recognized by the Company were mainly caused by the accounting error for under reporting of profits and error made in tax adjustments in tax filing. For the year ended December 31, 2009, unrecognized tax benefits of RMB638 would impact the effective tax rate, if recognized. It is possible that the amount of unrecognized tax benefits will change in the next twelve months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law. However, an estimate of the range of the possible change cannot be made at this time.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares)

11. INCOME TAXES (Continued)

A roll-forward of accrued unrecognized tax benefits, excluding interest and penalties, is as follows:

For the year ended
December 31, 2009
RMB
Balance at the beginning of year	135
Additions related to tax positions taken in the current year	266
Balance at the end of year	401

During the years ended December 31, 2009 and 2010, the Group recorded income tax expenses for interest and penalties related to its unrecognized tax benefits of RMB176 and RMB1,065, respectively. Accrued interest and penalties related to unrecognized tax benefits were RMB237 as of December 31, 2009.

12. EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company’s subsidiary and VIE in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries up to maximum of three times the average annual salary for the city in which the subsidiaries operate for the prior year. The Company’s subsidiary and VIE have no legal obligation for the benefits beyond the contributions made. The total amount of such employee benefits, which were expensed as incurred, were RMB907 and RMB1,039 for the years ended December 31, 2009 and 2010, respectively.

13. COMMITMENTS AND CONTINGENCIES

(a)   Operating lease commitments

As of December 31, 2010, the Group had minimum lease payments under non-cancelable operating leases with initial terms in excess of one year as follows:

RMB
2011	724
2012	555
2013	555
2014	555
2015	370
Thereafter	—
2,759

The Company’s lease arrangements do not contain renewal options, rent escalation clauses, restrictions or contingent rents and are all conducted with third parties, and binding, and will not result

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares)

13. COMMITMENTS AND CONTINGENCIES (Continued)

in any violation of PRC laws or regulations currently in effect; and (iii) the Group’s business operations are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Company and its contractual arrangements with Yingzheng are found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current ownership structure or the contractual arrangements with Yingzheng is remote based on current facts and circumstances.

(b)   Variable interest entity structure

In the opinion of management, (i) the ownership structure of the Company and its VIE is in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIE and its shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Group’s business operations are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with its VIE are found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Group’s current ownership structure or the contractual arrangements with its VIE is remote based on current facts and circumstances.

In addition, the registered shareholders of the VIE are the Company’s officers or employees. If conflicts of interest arise between these shareholders’ duties to the Company and the VIE, these shareholders may not act in the Company’s best interests and conflicts of interest may not be resolved in the Company’s favor. In addition, these shareholders may breach or cause the VIE to breach or refuse to renew its existing contractual arrangements that allow the Company to exercise effective control over it and to receive economic benefits from it. If certain shareholders of Yingzheng do not comply with their fiduciary duties to the Company as its designated directors, or if the Company cannot resolve any conflicts of interest or disputes between the Company and such shareholders or any future beneficial owners of the VIE, the Company would have to rely on legal proceedings to remedy the situation, which could result in disruption of the Company’s business and substantial uncertainty as to the outcome of any such legal proceedings. Further, these remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. For example, the Company may have to resort to administrative and court proceedings to enforce the legal protection that the Company enjoys either by law or contract. Since PRC administrative and court authorities have significant discretion in

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares)

13. COMMITMENTS AND CONTINGENCIES (Continued)

interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection the Company enjoys than in more developed legal systems. These uncertainties may impede the Company’s ability to enforce the contracts it has entered into with the VIE and its shareholders.

(c)   Income taxes

As of December 31, 2009 the Company has recognized RMB401 accrual for unrecognized tax benefits (Note 11). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. As of December 31, 2009, the Group classified the accrual for unrecognized tax benefits as a non-current liability.

14. SUBSEQUENT EVENTS

In accordance with ASC topic 855 (“ASC 855”), Subsequent Events, the Group evaluated subsequent events through August 25, 2011, which was the date that the consolidated financial statements were issued and filed with the Securities and Exchange Commission on Form F-1.

(a)   3GUU BVI options

On January 3, 2011, 3GUU BVI granted options to purchase 0.610% of the equity interest in 3GUU BVI to certain non-employee director of the 3GUU Group at an exercise price of RMB1,708. These options are vested immediately and have a contractual life of two years.

China Mobile Games and Entertainment Group Limited

       , 2012

Through and including                 , 2012 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as provisions that indemnify against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except for losses, damages, costs and expenses resulting from their own fraud or dishonesty.

Pursuant to the indemnification agreements the form of which is to be filed as Exhibit 10.2 to this registration statement, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers.

The underwriting agreement the form of which is to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued and sold the securities listed below (including options to acquire our ordinary shares) without registering the securities under the Securities Act. None of these transactions involved any underwriting discounts or commissions or any public offering. As a foreign issuer without substantial U.S. market interest in our securities, we issued our ordinary shares through private placements outside the United States to non-U.S. persons and without any directed selling efforts in the United States and otherwise in compliance with all applicable conditions of Regulation S. Accordingly, we believe that each of the issuances below was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act. In addition we believe that the issuance of restricted shares below was also exempt from registration under the Securities Act in reliance on Rule 701, which allows an issuer that is not at the time of grant subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is not an investment company to make grants of securities pursuant to a written compensatory benefit plan or contract relating to compensation.

Underwriting
	Date of Sale or			Discount and
Purchaser	Issuance	Number of Securities	Consideration	Commission
VODone Limited	February 26, 2011	1,000 ordinary share	Nominal consideration	N/A
	August 23, 2011	2,500,000 ordinary shares	US$2,500	N/A
Dragon Joyce Limited	August 23, 2011	106,500,000 ordinary shares	N/A(1)	N/A
King Reach Limited	August 23, 2011	38,000,000 ordinary shares	N/A(2)	N/A
Greatfaith Group Limited	August 23, 2011	7,600,000 ordinary shares	N/A(3)	N/A
OWX Holding Co. Ltd.	August 23, 2011	43,500,000 ordinary shares	N/A(4)	N/A
Realphone Technology Co., Ltd	August 23, 2011	18,600,000 ordinary shares	N/A(5)	N/A
Action King Limited	August 23, 2011	59,999,000 ordinary shares	N/A(6)	N/A
Trilogic Investments Limited	August 23, 2011	25,800,000 ordinary shares	N/A(7)	N/A
Employees	August 24, 2011	1,220,000 restricted shares	US$1,200	N/A
	March 16, 2012	639,000 restricted shares	US$639	N/A

(1)  Representing purchase price for our 100% equity interests in each of Beauty Wave Limited and China Wave Group Limited pursuant to the swap agreement dated August 23, 2011.

(2)  Representing purchase price for VODone’s acquisition of 25% equity interests in Dragon Joyce Limited pursuant to the swap agreement dated August 23, 2011.

(3)  Representing purchase price for VODone’s acquisition of 5% equity interests in Dragon Joyce Limited pursuant to the swap agreement dated August 23, 2011.

(4)  Representing purchase price for our 100% equity interests in OWX Hong Kong Limited pursuant to the swap agreement dated August 23, 2011.

(5)  Representing purchase price for VODone’s acquisition of 30% equity interests in OWX Holding Co. Ltd. pursuant to the swap agreement dated August 23, 2011.

(6)  Representing purchase price for our 70.0% equity interests in 3GUU Mobile Industrial Co., Ltd. pursuant to the swap agreement dated August 23, 2011.

(7)  Representing purchase price for our 30% equity interests in 3GUU Mobile Industrial Co., Ltd. pursuant to the swap agreement dated August 23, 2011.

(8)  Representing purchase price for the restricted shares we issued to our employees on August 24, 2011.

Item 8. Exhibits and Financial Statement Schedules.

(a)   Exhibits

See Exhibit Index beginning on pages II-5 of this registration statement.

(b)   Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China, on                 , 2012.

China Mobile Games and Entertainment Group Limited

By:
	Name:	Ken Jian Xiao
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of                 and                 as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-1, or the Registration Statement, to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on                       , 2012.

Signature	Title

Chairman of the board
Name: Lijun Zhang

Vice-chairman of the board
Name: Hendrick Sin

Vice-chairman of the board
Name: Yongchao Wong

Director and Chief Executive Officer
Name: Ken Jian Xiao	(Principal executive officer)

Director and Chief Financial Officer
Name: Ken Fei Fu Chang	(Principal financial and accounting officer)

Director
Name: Chen-Wen Tarn

Authorized U.S. Representative
Name:
Title:

China Mobile Games and Entertainment Group Limited

EXHIBIT INDEX

Exhibit
Number	Description of Document
1.1*	Form of Underwriting Agreement

3.1**	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	Form of Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for ordinary shares

4.3*	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

5.1**	Form of Opinion of Maples and Calder regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1**	Form of Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2**	Form of Opinion of Kirkland & Ellis International LLP regarding certain U.S. tax matters

8.3	Form of Opinion of Guantao Law Firm regarding certain PRC tax matters

10.1**	Form of Employment Agreement

10.2**	Form of Indemnification Agreement

10.3**	English translation of Share Purchase Agreement among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited and VODone Limited dated October 9, 2009

10.4**	English translation of Supplementary Agreement to Share Purchase Agreement among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited and VODone Limited dated October 21, 2009

10.5**	English translation of Shareholders Agreement among Dragon Joyce Limited, King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited and VODone Limited dated October 9, 2009

10.6**	English translation of Equity Pledge Agreement among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited, VODone Limited and Dragon Joyce Limited dated October 9, 2009

10.7**

English translation of Supplementary Agreement to Equity Pledge Agreement among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited, VODone Limited and Dragon Joyce Limited dated October 21, 2009

10.8**	English translation of Asset Purchase Agreement among OWX Hong Kong Limited, Bright Way Technology (Hong Kong) Limited, Yixun Kuang and Zhenning Hu dated September 30, 2010

10.9**	English translation of Equity Pledge Agreement among Yixun Kuang, Zhenning Hu and VODone Limited dated September 30, 2010

Exhibit
Number	Description of Document
10.10**	English translation of Supplementary Agreement to Equity Pledge Agreement among Yixun Kuang, Zhenning Hu and VODone Limited dated October 11, 2010

10.11**	English translation of Shareholders Agreement among Yixun Kuang, Zhenning Hu, VODone Limited and OWX Holding Co. Ltd. dated October 11, 2010

10.12**

English translation of Assignment Agreement among OWX Hong Kong Limited, OWX Holding Co., Ltd., VODone Limited, Bright Way Technology (Hong Kong) Limited, Yixun Kuang and Zhenning Hu dated October 11, 2010

10.13**	English translation of Asset Purchase Agreement among OWX (Beijing) Technology Co., Ltd. and Shenzhen Tastech Electronics Co., Ltd. dated September 30, 2010

10.14**

English translation of Share Purchase Agreement among Trilogic Investments Limited, CMHJ Technology Fund II, L.P., Natixis Ventech China AB, Action King Limited, 3GUU Mobile Entertainment Industrial Co., Ltd., Yongchao Wang, Feng Zheng, De Liang and VODone Limited dated December 29, 2010

10.15**	English translation of Shareholders Agreement among Yongchao Wang, Trilogic Investments Limited, Action King Limited and 3GUU Mobile Entertainment Industrial Co., Ltd. dated December 31, 2010

10.16**	Share Pledge Agreement among Trilogic Investments Limited, CMHJ Technology Fund II, L.P., Natixis Ventech China AB and Yongchao Wang dated December 31, 2010

10.17**	English translation of Technology Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated August 6, 2010

10.18

English translation of Supplementary Agreement to Technology Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 30, 2011

10.19**

English translation of Exclusive Management Technology Services and Market Promotion Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

10.20**	English translation of Supplementary Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated January 6, 2011

10.21**

English translation of Agreement for Voting Proxies among Yongchao Wang, Haiyan Shi, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

10.22**

English translation of Supplementary Agreement among Yongchao Wang, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 30, 2010

10.23**	English translation of Option Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Haiyan Shi, De Liang and Feng Zheng dated October 28, 2009

10.24**	English translation of Loan Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Haiyan Shi, De Liang and Feng Zheng dated October 28, 2009

Exhibit
Number	Description of Document
10.25	English translation of Supplementary Agreement to Loan Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, De Liang and Feng Zheng dated December 30, 2011

10.26**	English translation of Letter of Undertaking by Yongchao Wang to Action King Limited dated December 30, 2010

10.27**

English translation of Supplementary Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd., Guangzhou Yingzheng Information Technology Co., Ltd., Yongchao Wang, De Liang and Feng Zheng dated August 23, 2011

10.28

English translation of Equity Pledge Agreement between Yongchao Wang, Haiyan Shi, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

10.29	English translation of Supplementary Agreement between 3GUU Mobile Entertainment Industrial Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 16, 2011

10.30

English translation of Agreement on Issues regarding Shareholder Voting Proxy among Guangzhou Yingzheng Information Technology Co., Ltd., Guangzhou Titongtianxia Software Development Co., Ltd., 3GUU Mobile Entertainment Industrial Co., Ltd., Yongchao Wang, Feng Zheng and De Liang dated December 16, 2011

10.31**	English translation of Asset Purchase Agreement between Huiyou Digital (Shenzhen) Co., Ltd. and Shenzhen Kuailefeng Software Development Co., Ltd. dated October 9, 2009

10.32**	English translation of Exclusive Business Cooperation Agreement between Huiyou Digital (Shenzhen) Co., Ltd. and Shenzhen Kuailefeng Software Development Co., Ltd. dated October 9, 2009

10.33**

English translation of Cooperation Agreement, as amended, for Mobile Phone Game Product Preinstalling Technology (Profit Sharing Mode) between Shenzhen Ouyinhua Information Consulting Co., Ltd. and Huiyou Digital (Shenzhen) Co., Ltd. dated August 23, 2011

10.34**	English translation of Cooperation Agreement between Huiyou Digital (Shenzhen) Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated August 22, 2011

10.35**	Share Swap Agreement among King Reach Limited, Greatfaith Group Limited, VODone Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

10.36**

Share Mortgage Agreement and Amendment Deed among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited, and VODone Limited dated August 23, 2011 relating to the Share Purchase Agreement made by and entered between King Reach Limited, Great Faith Group Limited, All Strong Investments Limited, and VODone Limited dated October 9, 2009

10.37**	Share Swap Agreement among Dragon Joyce Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

Exhibit
Number	Description of Document
10.38**

Deed of Release among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited, VODone Limited and Dragon Joyce Limited dated August 23, 2011 in connection with the Share Pledge dated October 9, 2009 and as amended by the Supplemental Share Pledge dated October 21, 2009 made by and entered between King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited, VODone Limited and Dragon Joyce Limited

10.39**	Share Swap Agreement among OWX Holding Co. Ltd. and China Mobile Games and Entertainment Group Limited dated August 23, 2011

10.40**	Share Swap Agreement among Realphone Technology Co., Ltd., VODone Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

10.41**	Share Mortgage Agreement among Realphone Technology Co., Ltd and VODone Limited dated August 23, 2011

10.42**

Amendment Deed among OWX Holding Co. Ltd, Bright Way Technology (Hong Kong) Limited, Realphone Technology Co., Ltd and OWX Hong Kong Limited dated August 23, 2011 relating to the Asset Purchase Agreement dated September 30, 2010 made by and entered among OWX Hong Kong Limited, Bright Way Technology (Hong Kong) Limited, Yixun Kuang and Zhenning Hu as amended by the deed of novation dated October 11, 2010 and the second deed of novation dated December 20, 2010

10.43**

Deed of Release between Realphone Technology Co., Ltd and VODone Limited dated August 23, 2011 in connection with the Share Pledge dated September 30, 2011 made by and between Yixun Kuang and Zhenning Hu as amended by the supplemental agreement dated October 11, 2010 and the deed of novation dated December 20, 2010

10.44**	Share Swap Agreement between Action King Limited, Trilogic Investments Limited, China Mobile Games and Entertainment Group Limited and VODone Limited dated August 23, 2011

10.45**	Share Mortgage Agreement among Trilogic Investments Limited and VODone Limited dated August 23, 2011

10.46**

Amendment Deed among Trilogic Investments Limited, CMHJ Technology Fund II, L.P., Natixis Ventech China AB, Action King Limited, 3GUU Mobile Entertainment Industrial Co., Ltd, Yongchao Wang, Feng Zheng, De Liang and VODone Limited dated August 23, 2011 relating to the Share Purchase Agreement dated December 29, 2010 made and entered between Trilogic Investments Limited, CMHJ Technology Fund II, L.P., Natixis Ventech China AB, Action King Limited, 3GUU Mobile Entertainment Industrial Co., Ltd, Yongchao Wang, Feng Zheng, De Liang and VODone Limited

10.47	Share Option Scheme

10.48**	Form of Subscription Agreement between China Mobile Games and Entertainment Group Limited and directors or executive officers

10.49	2012 Share Incentive Plan

10.50**	Non-compete Agreement between China Mobile Games and Entertainment Group Limited and VODone Limited dated October 21, 2011

10.51**	Administrative Services Agreement between VODOne Limited and China Mobile Games and Enterntainment Group Limited dated October 21, 2011

Exhibit
Number	Description of Document
10.52**

English translation of Cooperation Agreement Regarding China Mobile Game Business between China Mobile Group, Jiangsu Co. Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated July 19, 2010

10.53**

English translation of SP Cooperation Agreement Regarding China Mobile Cellphone Game Business between China Mobile Group, Jiangsu Co. Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 16, 2010

10.54

English translation of SP Cooperation Agreement Regarding China Mobile Cellphone Game Business between China Mobile Group, Jiangsu Co. Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 20, 2011

10.55

Share Purchase Agreement among VODone Limited, China Mobile Games and Entertainment Group Limited, Core Tech Resources Inc., MediaTek Inc. and PVG Venture Capital Partners (Wuxi), Limited Partnership dated March 21, 2012

21.1	Subsidiaries of the Registrant

23.1*	Consent of Ernst & Young Hua Ming, an independent registered public accounting firm

23.2**	Form of Consent of Maples and Calder (included in Exhibit 5.1)

23.3**	Form of Consent of Kirkland & Ellis International LLP (included in Exhibit 8.2)

23.4	Form of Consent of Guantao Law Firm (included in Exhibit 8.3)

24.1	Powers of Attorney (included on signature page)

99.1*	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Guantao Law Firm regarding certain PRC matters

99.3	Consent of Analysys International

*	To be filed by amendment.

**	Previously filed.

Exhibit 3.2

THE COMPANIES LAW (2011 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

中國手機遊戲娛樂集團有限公司

(adopted by a Special Resolution on [•] 2012 and effective immediately upon the completion of the Company’s initial public offering of Class A Ordinary Shares represented by American Depositary Shares )

THE COMPANIES LAW (2011 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

中國手機遊戲娛樂集團有限公司

(adopted by a Special Resolution passed on [•] 2012 and effective immediately upon the completion of the Company’s initial public offering of Ordinary Shares represented by American Depositary Shares)

1                                         The name of the Company is China Mobile Games and Entertainment Group Limited中國手機遊戲娛樂集團有限公司.

2                                         The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3                                         The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4                                         The liability of each Member is limited to the amount unpaid on such Member’s shares.

5                                         The authorised share capital of the Company is US$1,000,000 divided into 750,000,000 Class A Ordinary Shares each of a nominal or par value of US$0.001 and 250,000,000 Class B Ordinary Shares each of a nominal or par value of US$0.001.  The Company has the power to redeem or purchase any of its shares and to subdivide or consolidate, increase or reduce the said capital subject to the provisions of the Companies Law (2011 Revision) and the Articles of Association and to issue all or any part of its capital, whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore provided.

6                                         The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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7                                         Terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

3

THE COMPANIES LAW (2011 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

中國手機遊戲娛樂集團有限公司

(adopted by Special Resolution passed on [•], 2012 and effective immediately upon the completion of the Company’s initial public offering of Class A Ordinary Shares represented by American Depositary Shares)

INTERPRETATION

1                                         In these Articles, Table A in the First Schedule to the Companies Law does not apply and, unless there is something in the subject or context inconsistent therewith, the defined terms shall have the meanings assigned to them as follows:

“ADS”	means an American depositary share representing Class A Ordinary Shares;

“Affiliate”

means (i) in the case of a natural person or an entity controlled by a natural person, such person’s parents, grandparents, parents-in-law, grandparents-in-law, spouse, sibling, sibling-in-law, children, grandchildren, cousin, nephew, niece, uncle or aunt, a trust for the benefit of any of the foregoing (including such person himself/herself), a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing, (ii) in the case of an entity, a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, share having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

“Articles”	means these articles of association of the Company, as from time to time supplemented, altered, added to or substituted;

“Board”	means the board of directors of the Company for the time being;

“business day”	means a day (excluding Saturdays or Sundays), on which banks in Hong Kong, Beijing and New York are open for general banking business throughout their normal business hours;

“Chairman”	shall bear the meaning as ascribed to it in Article 86(c);

“Class A Ordinary Share”	means a class A ordinary share each of a nominal or par value of US$0.001 in the authorized share capital of the Company;

“Class B Ordinary Share”	means a class B ordinary share each of a nominal or par value of US$0.001 in the authorized share capital of the Company;

“Commission”	means Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Companies Law”

means the Companies Law (2011 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Law is referred to, the reference is to that provision as amended by any law for the time being in force;

“Company”	means China Mobile Games and Entertainment Group Limited中國手機遊戲娛樂集團有限公司, a Cayman Islands exempted company limited by shares;

“Company’s Website”	means the website of the Company, the address or domain name of which has been notified to Members;

“Designated Stock Exchange”	means the NASDAQ Stock Market, the New York Stock Exchange or any other internationally recognized stock exchange where the Company’s securities are traded;

“Directors”	means the directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof;

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“electronic” or “electronically”

has the meaning given to it in the Electronic Transactions Law (2003 Revision) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”

means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“in writing”

includes writing, printing, lithograph, photograph, type-writing and every other mode of representing words or figures in a legible and non-transitory form and, only where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

“Member”	has the meaning given to it in the Companies Law;

“Memorandum of Association”	means the Memorandum of Association of the Company, as amended and re-stated from time to time;

“month”	means calendar month;

“Ordinary Resolution”	means a resolution:

(a)

passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b)

approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Ordinary Shares”	means the Class A Ordinary Shares and Class B Ordinary Shares, collectively;

“paid up”	means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

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“Register of Members”	means the register to be kept by the Company in accordance with the Companies Law;

“Seal”	means the common seal of the Company, including every duplicate seal;

“Securities Act”

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“share”	means any share in the capital of the Company and includes a fraction of a share;

“signed”

includes a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

“Special Resolution”	has the meaning given to it in the Companies Law and includes a unanimous written resolution;

“Statutes”	means the Companies Law and other laws and regulations of the Cayman Islands for the time being in force concerning companies and affecting the Company;

“Treasury Share”	means a share held in the name of the Company as a treasury share in accordance with the Companies Law; and

“year”	means calendar year.

2                                         In these Articles, save where the context requires otherwise:

(a)                                 words importing the singular number shall include the plural number and vice versa;

(b)                                 words importing the masculine gender shall include the feminine gender;

(c)                                  words importing persons include corporations as well as any other legal or natural person;

(d)                                 “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)                                  “may” shall be construed as permissive and “shall” shall be construed as imperative;

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(f)                                   a reference to a dollar or dollars (or $) is a reference to dollars of the United States;

(g)                                  references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(h)                                 any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)                                     the term “and/or” is used herein to mean both “and” as well as “or”. The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)                                    headings are inserted for reference only and shall be ignored in construing the Articles; and

(k)                                 Sections 8 and 19 of the Electronic Transactions Law (2003 Revision) shall not apply.

3                                         Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4                                         The business of the Company may be conducted as the Directors see fit.

5                                         The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine.  The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6                                         The Directors shall keep, or cause to be kept, the Register of Members at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register of Members shall be kept at the registered office.

ISSUE OF SHARES

7                                         Subject to applicable law, rules, regulations and the relevant provisions, if any, in the Memorandum of Association and these Articles, the Directors may, in their absolute discretion and without the approval of the Members, cause the Company to issue such amounts of additional shares (including, without limitation, preference shares) (whether in certificated form or non-certificated form), grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the then outstanding shares, at such times and on such other terms as they think proper.  The Company shall not issue shares in bearer form.

5

REGISTER OF MEMBERS AND SHARE CERTIFICATES

8                                         A share is deemed to be issued when the name of the holder is entered in the Register of Members. The Company shall maintain a Register of Members and every person whose name is entered as a Member in the Register of Members shall, without payment, be entitled to a certificate within two months after allotment and issue or the approval of an instrument of transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors.  All certificates shall specify the share or shares held by that person, provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all. All certificates for shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register of Members.

9                                         Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

10                                  Any two or more certificates representing shares of any one class held by any Member may at the Member’s request be cancelled and a single new certificate for such shares issued in lieu of payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

11                                  If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

12                                  In the event that shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

RIGHTS AND RESTRICTIONS ATTACHING TO ORDINARY SHARES

13                                  The rights and restrictions attaching to the Ordinary Shares are as follows:

(a)                                 Income

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b)                                 Capital

Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company).

6

(c)                                  Attendance at General Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all time vote together as one class on all matters submitted to a vote for Members’ consent.  Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to five (5) votes on all matters subject to the vote at general meetings of the Company.

(d)                                 Conversion

(i)                                     Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

(ii)                                  Upon any sale, pledge, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares; provided that, except as set forth in Article 13(d)(iii) below, a change in the beneficial ownership of Class B Ordinary Shares from a holder of Class B Ordinary Shares to an Affiliate of such holder shall not cause a conversion under this Article 13(d)(ii).

(iii)                               Within six months after a transfer by a holder of Class B Ordinary Shares to an Affiliate of such holder, if there is a change of the beneficial ownership of the Class B Ordinary Shares held by the Affiliate, such Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. For the avoidance of doubt, a transfer shall be effective upon the Company’s registration of such transfer in its register of Members. For purposes of Article 13(d)(ii) and Article 13(d)(iii), “beneficial ownership” shall have the meaning defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended.

TRANSFER OF SHARES

14                                  (a)                                 The instrument of transfer of any share shall be in writing and in such usual or common form or such other form as the Directors may in their discretion approve and be executed by or on behalf of the transferor and shall be accompanied by the certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.  The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

(b)                                 All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors decline to register shall (except in any case of fraud) be returned to the person depositing the same.

(c)                                  The Directors may, in their absolute discretion, and without assigning any reason, refuse to register a transfer of any share which is not fully paid up or upon which the Company has a lien.

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(d)                                 The Directors may also decline to register any transfer of any share unless:

(i)                                     the instrument of transfer is lodged with the Company, accompanied by the certificate for the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)                                  the instrument of transfer is in respect of only one class of shares;

(iii)                               the instrument of transfer is properly stamped, if required;

(iv)                              in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; or

(v)                                 the shares transferred are free of any lien in favour of the Company.

(e)                                  Save as specified in Article 14(c) and (d), the Directors may not refuse to register a transfer of shares made in compliance with these Articles. If the Directors refuse to register a transfer of any shares, they shall within two months after the date on which the transfer was lodged with the Company send to each of the transferor and transferee notice of the refusal.

15                                  The registration of transfers of shares may be suspended and the Register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration shall not be suspended nor the Register of Members closed for more than 30 calendar days in any year.

REDEMPTION, PURCHASE AND SURRENDER OF OWN SHARES

16                                  Subject to the provisions of the Statutes and these Articles, the Company may:

(a)                                 issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Member or the Company on such terms and in such manner as the Directors may, before the issue of the shares, determine;

(b)                                 purchase its own shares (including any redeemable shares) provided that the Members shall have approved the manner of purchase by ordinary resolution or the manner of purchase shall be in accordance with the following Articles 17 and 18; and

(c)                                  make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Statutes, including out of capital.

17                                  Purchase of shares which are represented by ADSs listed on a Designated Stock Exchange: the Company is authorized to purchase any shares which are represented by ADSs listed on a Designated Stock Exchange in accordance with the following manner of purchase:

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(a)                                 in the event that the Company purchases any ADSs, it shall also purchase the shares underlying such ADS in accordance with this Article;

(b)                                 the maximum number of shares that may be repurchased shall be equal to the number of issued and outstanding shares less one share; and

(c)                                  the repurchase of the ADSs and the underlying shares shall be at such time, at such price and on such other terms as determined and agreed by the Board of Directors in their sole discretion provided however that:

(i)                                     such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the ADSs on the Designated Stock Exchange;

(ii)                                  such repurchase transactions shall be in accordance with the Companies Law; and

(iii)                               at the time of the repurchase, the Company is able to pay its debts as they fall due in the ordinary course of its business.

18                                  Purchase of shares not represented by ADSs listed on a Designated Stock Exchange: the Company is authorized to purchase any shares not underlying ADSs listed on a Designated Stock Exchange in accordance with the following manner of purchase:

(a)                                 the Company shall serve a repurchase notice in a form approved by the Directors on the Member from whom the shares are to be repurchased at least two business days prior to the date specified in the notice as being the repurchase date;

(b)                                 the price for the shares being repurchased shall be such price as agreed between the Directors and the applicable Member;

(c)                                  the date of repurchase shall be the date specified in the repurchase notice; and

(d)                                 the repurchase shall be on such other terms as specified in the repurchase notice as determined and agreed by the Directors and the applicable Member in their sole discretion.

19                                  The purchase of any share shall not oblige the Company to purchase any other share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

20                                  The holder of the shares being purchased shall be bound to deliver to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

21                                  The Directors may accept the surrender for no consideration of any fully paid share.

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TREASURY SHARES

22                                  The Directors may, prior to the purchase, redemption or surrender of any share, determine that such share shall be held as a Treasury Share.

23                                  The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

VARIATION OF RIGHTS ATTACHING TO SHARES

24                                  If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to these Articles, be varied or abrogated with the consent in writing of all the holders the issued shares of that class or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

25                                  The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

26                                  The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu therewith.

COMMISSION ON SALE OF SHARES

27                                  The Company may, in so far as the Statutes from time to time permit, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

28                                  No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statutes) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

29                                  The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any)

10

                                                thereon.  The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

30                                 The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of 14 calendar days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or to the persons entitled thereto by reason of the death or bankruptcy of such registered holder.

31                                  To give effect to any such sale, the Directors may authorize any person to transfer the shares sold to, or in accordance with the direction of, the purchaser thereof.  The purchaser or his nominee shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

32                                  The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

33                                  Subject to the terms of allotment, the Directors may from time to time make calls upon the Members in respect of any money unpaid on their shares, and each Member shall (subject to receiving at least 14 calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares.  A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

34                                  The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

35                                  If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum from the day appointed for the payment thereof to the time of the actual payment at such rate as the Directors may determine, but the Directors may waive payment of that interest wholly or in part.

36                                  An amount payable in respect of a share on allotment or at any fixed date, whether on account of the par value of the share or premium or otherwise, shall be deemed to be a call and if it is not paid, all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

37                                  The Directors may make arrangements on the issue of shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment.

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38                                  The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would otherwise become payable) pay interest at such rate as may be agreed upon between the Member paying the sum in advance and the Directors.  No such sum paid in advance of calls shall entitle the member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

39                                  If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

40                                  The notice shall name a further day (not earlier than the expiration of 14 calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

41                                  If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

42                                  A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

43                                  A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of all monies due and payable by him with respect to those shares.

44                                  A certificate in writing under the hand of a Director of the Company, and that a share in the Company has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.  The Company may receive the consideration, if any, given for the share or any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

45                                  The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes due and payable, whether on account of the par value of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

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REGISTRATION OF EMPOWERING INSTRUMENTS

46                                  The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

47                                  The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share.  In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.  The estate of a deceased Member is not thereby released from any liability in respect of any share, which had been jointly held by him.

48                                  Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to have some person nominated by him as the transferee.  If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

49                                  A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered or to transfer the share, and if the notice is not complied with within 90 calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL

50                                  The Company may by Ordinary Resolution:

(a)                                 increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

(b)                                 consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)                                  sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)                                 cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

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51                                  The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

52                                  All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfers, transmission, forfeiture and otherwise as the shares in the original share capital.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

53                                  For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case 30 calendar days.  If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members, such register shall be so closed for at least 10 calendar days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

54                                  In lieu of or apart from closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members or any adjournment thereof, or for the purpose of determining those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose.

55                                  If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

56                                  All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

57                                  (a)                                 The Company may hold an annual general meeting but shall not (unless required by the Companies Law) be obliged to hold an annual general meeting.

(b)                                 At these meetings the report of the Directors (if any) shall be presented.

58                                  (a)                                 The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)                                 A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-tenth in par value of the share

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                                                capital of the Company as at that date carries the right of voting at general meetings of the Company.

(c)                                  The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Company’s place of business, and may consist of several documents in like form each signed by one or more requisitionists.

(d)                                 If the Directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the second said 21 calendar days.

(e)                                  A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

59                                  At least seven calendar days’ notice shall be given for any general meeting.  Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)                                 in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)                                 in the case of an extraordinary general meeting by Members (or their proxies) having a right to attend and vote at the meeting and holding not less than seventy-five per cent (75%) in par value of the shares giving that right.

60                                  The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

61                                  No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business.  Members holding not less than an aggregate of one-third of all paid up voting share capital of the Company present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote shall be a quorum for all purposes.  A person may participate at a general meeting by conference telephone or other communication equipment by means of which all the persons participating in the meeting can communicate with each other.  Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

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62                                  If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved.  In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

63                                  The Chairman of the Board of Directors shall preside as chairman at every general meeting of the Company.

64                                  If at any meeting the Chairman of the Board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose a chairman of the meeting.

65                                  The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 10 calendar days or more, not less than 7 calendar days’ notice of the adjourned meeting shall be given as in the case of an original meeting.  Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

66                                  At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Members present in person or by proxy entitled to vote and who together hold not less than 10 percent of all paid up voting share capital of the Company, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

67                                  The demand for a poll may be withdrawn.

68                                  If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

69                                  A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

70                                  In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

VOTES OF MEMBERS

71                                  Subject to any rights and restrictions for the time being attached to any class or classes of shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person, who is present by its duly authorised representative or proxy, at a general meeting of the Company shall have

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                                                one vote and, on a poll, shall have one vote for each share registered in his name in the Register of Members. If and to the extent allowed by the Statutes, Members may vote electronically.

72                                  In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

73                                  A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person may, on a poll, vote by proxy.

74                                  No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

75                                  No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

76                                  On a poll or on a show of hands, votes may be given either personally or by proxy.  A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.  Where a Member appoints more than one proxy, the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

77                                  A Member holding more than one share need not cast the votes in respect of his shares in the same way on any resolution and therefore may vote a share or some or all such shares either for or against a resolution and/or abstain from voting a share or some or all of the shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a share or some or all of the shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

78                                  A resolution in writing signed (in one or more counterparts) by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

PROXIES

79                                  Subject to Article 81, the instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised.  A proxy need not be a Member of the Company.

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80                                  The instrument appointing a proxy shall be deposited at such place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company, not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director; provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at such place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company.  The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited.  An instrument of proxy that is not deposited in the manner permitted shall be invalid.

81                                  The instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll. If and to the extent allowed by the Statutes, Members may provide proxies electronically.

82                                  Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at such place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company, before the commencement of the general meeting or adjourned meeting at which the proxy is sought to be used.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

83                                  Any corporation or other non-natural person which is a Member or a Director may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of the Board of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

CLEARING HOUSES

84                                  If a clearing house (or its nominee) is a Member, it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of shares in respect of which each such person is so authorised.  A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member of the Company holding the number and class of shares specified in such authorisation.

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SHARES THAT MAY NOT BE VOTED

85                                  Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time

DIRECTORS

86                                  (a)                                 Unless otherwise determined by the Company in a general meeting, the number of Directors shall not be less than three Directors.  Notwithstanding the foregoing, so long as the Company’s American Depositary Shares representing Ordinary Shares are listed on the New York Stock Exchange, the Board composition shall comply with applicable rules of the New York Stock Exchange, including those relating to Independent Directors (as such term is defined under applicable rules of the New York Stock Exchange).

(b)                                 Each Director shall hold office until the expiration of his term and until his successor shall have been elected and qualified.

(c)                                  The Board of Directors shall have a Chairman of the Board of Directors elected and appointed by a majority of the Directors then in office.  The Directors may also elect a Vice Chairman of the Board of Directors (the “Vice Chairman”).  The Chairman shall preside as chairman at every meeting of the Board of Directors.  To the extent the Chairman is not present at a meeting of the Board of Directors, the Vice Chairman, or in his absence, the attending Directors may choose one Director to be the chairman of the meeting.  The Chairman’s voting right as to the matters to be decided by the Board of Directors shall be the same as other Directors.

(d)                                 The Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy on the Board or as an addition to the existing Board.

(e)                                  The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, or the sole remaining Director, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board, subject to the Company’s compliance with director nomination procedures required under applicable corporate governance rules of the Designated Stock Exchange, as long as the Company’s securities are traded on the Designated Stock Exchange.

(f)                                   Any Director appointed by the Directors to fill a casual vacancy or as an addition to the existing Board shall hold office until the next general meeting of Members after his appointment and be subject to re-election at such meeting.

87                                  The chairman may be removed from office by Special Resolution and any other Director may be removed from office by Special Resolution or by the Board at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

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88                                  The Directors may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters as the Board shall determine by resolution from time to time.

89                                  A Director shall not be required to hold any shares in the Company by way of qualification.  A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and of all classes of shares of the Company.

DIRECTORS’ FEES AND EXPENSES

90                                  The Directors may receive such remuneration as the Directors may from time to time determine. A Director may be entitled to be repaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

91                                  Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Articles.

ALTERNATE DIRECTOR

92                                  Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present.  Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote.  A Director may at any time in writing revoke the appointment of an alternate appointed by him.  Such alternate directors shall be deemed for all purposes to be a director of the Company and shall not be deemed to be the agent of the Director appointing him.  An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.  Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

93                                  Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director or, in the absence of such instructions, at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally.  The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

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POWERS AND DUTIES OF DIRECTORS

94                                  Subject to the provisions of the Companies Law, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.  No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

95                                  Subject to these Articles, the Directors may from time to time appoint any person, whether or not a director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of the Chief Executive Officer, President, one or more Vice Presidents, Chief Operating Officer, Chief Financial Officer, Manager or Controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.  The Directors may also appoint one or more of their number to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

96                                  The Directors may delegate any of their powers to any committee consisting of one or more Directors.  They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director.  Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.  Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

97                                  The Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit, and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

98                                  The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

99                                 The Directors may establish any committees, local boards or agencies, or appoint any person to be a manager or agent, for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards and may fix the remuneration of any of the aforesaid.  Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.  Subject to any such conditions, the

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                                               proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

100                           The Directors may delegate to any such committee, local board, agency, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors.  Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

101                           Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

102                           The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

RETIREMENT OF DIRECTORS

103                           (a)                                 Notwithstanding any other provisions in the Articles, at each annual general meeting one-third of the Directors for the time being (or, if their number is not a multiple of three (3), the number nearest to but not greater than one-third) shall retire from office by rotation.

(b)                                 A retiring Director shall be eligible for re-election.  The Directors to retire by rotation shall include (so far as necessary to ascertain the number of directors to retire by rotation) any Director who wishes to retire and not to offer himself for re-election.  Any further Directors so to retire shall be those of the other Directors subject to retirement by rotation who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected Directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot.  Any Director appointed pursuant to Article 86(d) or 86(f) shall not be taken into account in determining which particular Directors or the number of Directors who are to retire by rotation.

(c)                                  No person other than a Director retiring at the meeting shall, unless recommended by the Directors for election, be eligible for election as a Director at any general meeting unless a Notice signed by a Member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also a Notice signed by the person to be proposed of his willingness to be elected shall have been lodged at the head office or at the Registration Office provided that the minimum length of the period, during which such Notice(s) are given, shall be at least seven calendar days and that the period for lodgement of such Notice(s) shall commence no earlier than the day after the dispatch of the notice of the general meeting appointed for such election and end no later than seven calendar days prior to the date of such general meeting.

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DISQUALIFICATION OF DIRECTORS

104                           The office of Director shall be vacated, if the Director:

(a)                                 becomes bankrupt or makes any arrangement or composition with his creditors;

(b)                                 is found to be or becomes of unsound mind or dies;

(c)                                  resigns his office by notice in writing to the Company;

(d)                                 without special leave of absence from the Board, is absent from three consecutive meetings of the Board and the Board resolves that his office be vacated;

(e)                                  is prohibited by law from being a Director; or

(f)                                   ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.

PROCEEDINGS OF DIRECTORS

105                           Subject to Article 86, the Directors may meet together (whether within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit.  Questions arising at any meeting of the Directors shall be decided by a majority of votes.  In case of an equality of votes the Chairman shall have a second or casting vote.  A Director may at any time summon a meeting of the Directors by at least three calendar days’ notice in writing to every other Director and alternate Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

106                           A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.  Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

107                           The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then in office.  A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum.  A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.  A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

108                           A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors.  A general notice given to the Directors by any Director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.  A Director may vote in respect of any contract or

23

                                                proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

109                           A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director or alternate Director is in any way interested be liable to be voided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.  A Director or alternate director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

110                           Any Director or alternate Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director; provided that nothing herein contained shall authorise a Director or alternate Director, or his firm, to act as auditor to the Company.

111                           The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)                                 all appointments of officers made by the Directors;

(b)                                 the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)                                  all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

112                           When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

113                           A resolution in writing signed (in one or more counterparts) by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Directors as the case may be, duly called and constituted.

114                           The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles

24

                                                as the necessary quorum of Directors, the continuing Directors may act only to increase the number, or to summon a general meeting of the Company, but for no other purpose.

115                           The Chairman shall preside as chairman at every meeting of the Board of Directors.  To the extent that the Chairman is not present at any meeting within fifteen minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

116                           A committee appointed by the Directors may elect a chairman of its meetings.  If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the committee members present may choose one of their number to be chairman of the meeting.

117                          A committee appointed by the Directors may meet and adjourn as it thinks proper.  Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

118                           All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

119                           A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director who voted in favour of such action.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

120                           Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

121                           Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Company by Ordinary Resolution may declare dividends or distributions, but no dividend or distribution shall exceed the amount recommended by the Directors.

122                           The Directors may, before recommending or declaring any dividend or distribution, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or distributions, or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be

25

                                                invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

123                           Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by wire transfer to the Member or by cheque sent to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct.  Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

124                           The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

125                           No dividend or distribution shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Law, the share premium account.

126                           Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, all dividends or distributions shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company, dividends or distributions may be declared and paid according to the amounts of the shares.  No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

127                           The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

128                           If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend, distribution or other moneys payable on or in respect of the share.

129                           No dividend or distribution shall bear interest against the Company.  Any dividend or distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such dividend or distribution may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or distribution shall remain as a debt due to the Member.  Any dividend or distribution which remains unclaimed after a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company.

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BOOK OF ACCOUNTS

130                           The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company.  Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

131                           The books of account shall be kept at such place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

132                           The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statutes or authorised by the Directors or by the Company by Ordinary Resolution.

133                           The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Company by Ordinary Resolution or failing any such determination by the Directors.

ANNUAL RETURNS AND FILINGS

134                          The Board shall make the requisite annual returns and any other requisite filings in accordance with the Companies Law.

AUDIT

135                           The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

136                           Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

137                           Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

THE SEAL

138                           The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.  Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or an officer or other person appointed by the Directors for the purpose.

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139                           The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

140                           A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

141                           Subject to Article 95, the Company may have a Chief Executive Officer and a Chief Financial Officer appointed by the Directors.  The Directors may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time subscribe.

CAPITALISATION OF PROFITS

142                           The Directors may capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

NOTICES

143                          Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile, or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website.  In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

144                           Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

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145                           Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

146                           Any notice or other document, if served by (a) post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted and if served by courier, shall be deemed to have been served five calendar days after the time when the letter containing the same is delivered to the courier (in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted or delivered to the courier), or (b) facsimile, shall be deemed to have been served upon confirmation of receipt, or (c) recognised delivery service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day following that on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

147                           Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

148                           Notice of every general meeting shall be given to:

(a)                                 every person shown as a Member in the Register of Members on the record date for such meeting except in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members;

(b)                                 every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)                                  each Director and Alternate Director.

No other person shall be entitled to receive notices of general meetings.

149                           Whenever notice is required to be given under any provision of these Articles, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Members, Directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by these Articles.

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INFORMATION

150                           No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members to communicate to the public.

151                           The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its members including, without limitation, information contained in the Register of Members and transfer books of the Company.

INDEMNITY

152                           To the fullest extent permissible under the Companies Law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles) or officer of the Company (including for the purposes of this Article former Directors and former officers)  shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a Director or officer of the Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

153                           Expenses (including attorneys’ fees, costs and charges) incurred by a Director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such Director or officer is not entitled to be indemnified by the Company pursuant to Article 152.

154                           No such Director or officer of the Company shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director or officer.  References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

FINANCIAL YEAR

155                           Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

WINDING UP

156                           If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the shares held by them.  If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the

30

                                                whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.  This Article is without prejudice to the rights of the holders of shares issued upon special terms and conditions.

157                           Subject to these Articles, if the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution of the Company, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is any liability.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND NAME OF COMPANY

158                           The Company may at any time and from time to time by Special Resolution alter or amend these Articles or the Memorandum of Association of the Company, in whole or in part, or change the name of the Company.

REGISTRATION BY WAY OF CONTINUATION

159                           The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing.  In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

31

Exhibit 8.3

觀韜律師事務所(香港)	Suite 1002, 10/F, 3 Garden Road,

GUANTAO LAW FIRM (HONG KONG)	ICBC Tower, Central, Hong Kong

Tel: (852) 2878 1130

Fax: (852) 2878 1360

[*],
E-mail: guantaohk@guantao.com	http:// www.guantao.com	2011

To: China Mobile Games and Entertainment Group Limited

Room 3006, Gloucester Tower

The Landmark, 11 Pedder Street

Central, Hong Kong

Dear Sirs,

We are lawyers qualified to practice in the People’s Republic of China (the “PRC”, and for the purpose of this opinion only, the PRC does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) and issue opinions on the PRC laws.

We are acting as the PRC counsel to China Mobile Games and Entertainment Group Limited (the “Company”), a company incorporated under the laws of Cayman Islands in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the public offering (the “Offering”) of the Company’s American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares of a par value US$ [•] per share (the “Shares”), and (ii) the issuance and sale of the Company’s ADSs and listing of the Company’s ADSs on the New York Stock Exchange (the “ Listing”).

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further

Resident Partners: Yan Pengpeng(Grace); Sun Dongying

Guantao Law Firm (Hong Kong) is a firm affiliated with Guantao Law Firm, a partnership registered in the People’s Republic of China.

Beijing · Chengdu · Dalian · Hong Kong · Jinan · Shanghai · Shenzhen · Tianjin · Xiamen · Xi’an

investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and authenticity of the originals of such latter documents.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth under the caption “Taxation-People’s Republic of China Taxation” insofar as they purport to constitute the statements of PRC enterprise income tax law and regulations, are accurate in all material respects and that such statements constitute our opinion.

We do not express any opinion herein concerning any law other than the enterprise income tax law of the PRC.

We hereby consent to the use of this opinion and any summarization of this opinion in, and filing of this opinion with the SEC as an exhibit to, the Registration Statement and to the use of our name under the captions “Risk Factors”, “Our Corporate History and Structure”, “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” included in the registration statement on Form F-1, originally filed by China Mobile Games and Entertainment Group Limited on August 26, 2011 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Guantao Law Firm(Hong Kong)

2

Exhibit 10.18

English Translation

Supplementary Agreement to Technology Services Agreement

This Supplementary Agreement to Technology Services Agreement (“this Agreement”) is hereby enter into between the following parties on 30 December 2011 in Guangzhou, Guangdong Province, the People’s Republic of China:

Party A:	Guangzhou Yitongtianxia Software Development Co., Ltd.
Address: No. 1- 6, Room 1501, No. 233, Tian Fu Road, Tianhe District,
Guangzhou
Legal representative: Wang Yongchao

Party B:	Guangzhou Yingzheng Information Technology Co., Ltd.
Address: Floor 15, Hua Jian Tower, No. 233, Tian Fu Road, Tianhe District,
Guangzhou
Legal representative: Wang Yongchao

Party A and Party B are hereinafter collectively referred to as “Parties” and each individually as “Party”.

Whereas:

(a)         Party A and Party B entered into the Exclusive Management Technology Services and Market Promotion Services Agreement on 28 October 2009, the Technology Services Agreement on 6 August 2010, and the Supplementary Agreement on 6 January 2011. In accordance with such agreements, Party A provides technological services for Party B and Party B pays technological service fees to Party A.

(b)         In accordance with the preceding cooperation between the Parties and the implementation of the aforementioned agreements, the Parties intend to, in connection with the relevant matters on technological services, make supplements to the Technology Services Agreement and the technological service arrangements contemplated thereunder.

Now, therefore, through friendly and sufficient consultation and based on the principle of mutual benefits, common development, equality and free will, the Parties hereby reach the following agreement:

I.                Both Parties agree to amend the Technology Services Agreement entered into on 6 August 2010 as follows:

1. Clause 2.1 and Clause 2.2 be deleted in their entirety, and Clause 2 (Term) be replaced with the following terms:

“Clause 2                                           TERM

Clause 2.1                                       Both Parties agree that the term of this Agreement shall be three years, starting from 6 August 2010 and ending on 5 August 2013.

Clause 2.2                                       Upon expiry of this Agreement, this Agreement shall be automatically extended for three years or for another term otherwise determined in writing by Party A unless Party A decides not to extend the term of this Agreement.”

2. Clause 10.1 be replaced in its entirety with the following terms:

1

“Clause 10.1                                            This Agreement shall become effective as of the date when it is duly signed and sealed by the authorized representatives of both Parties. This Agreement shall remain effective until termination in accordance with the provisions of Clause 2 unless early termination by Party A at its own discretion.”

3.  Clause 10.6 be replaced in its entirety with the following terms:

“Clause 10.6                                            Upon expiry of the term of this Agreement or early termination by Party A, either party shall complete the handover of business materials and financial materials (including but not limited to capital settlement, transaction invoice, etc.) with the staff of counterparty within three months from the date of termination or release of this Agreement. During the course of such handover between the Parties, the normal operation of system and services must be ensured.”

II.           Save and except those terms expressly amended under this Agreement, all the terms of the Technology Services Agreement entered into on 6 August 2010, and all the terms of the Exclusive Management Technology Services and Market Promotion Services Agreement entered into on 28 October 2009 and the Supplementary Agreement entered into on 6 January 2011 shall remain unchanged and effective.

III.      This Agreement shall be governed by and construed in accordance with the PRC laws.

IV.       Any dispute arising out of or in connection with this Agreement shall be resolved in accordance with the provisions under Clause 9 (Dispute Resolution) of the Technology Services Agreement entered into on 6 August 2010.

V.            This Agreement shall become effective as of the date when it is duly signed and sealed by the authorized representatives of both Parties.

VI.       This Agreement shall be made and executed in duplicate, one for each party hereto and both being of equal authenticity.

(No Text Below. The Following Page is Signature Page to this Agreement.)

2

(This page has no text and is the signature page to the Supplementary Agreement to Technology Services Agreement.)

Guangzhou E-topworld Software Development Co., Ltd.

By:	/s/ Wang Yongchao	[affixed with company seal]
Name:Wang Yongchao
Position: Legal Representative

Guangzhou Yingzheng Information Technology Co., Ltd.

By:	/s/ Wang Yongchao	[affixed company seal]
Name: Wang Yongchao
Position: Legal Representative

3

Exhibit 10.25

English Translation

Supplementary Agreement to Personal Loan Agreement

The following parties hereby enter into this Supplementary Agreement to Personal Loan Agreement (“this Agreement”) on 30 December 2011 in Guangzhou, Guangdong Province, the People’s Republic of China (“PRC”):

(1)	Party A:	Guangzhou Yitongtianxia Software Development Co., Ltd.
Address: No. 1- 6, Room 1501, No. 233, Tian Fu Road, Tianhe District, Guangzhou
Legal representative: Wang Yongchao

(2)	Party B:	Wang Yongchao, a PRC citizen (ID number: 440823197306096917)

(3)	Party C:	Zheng Feng, a PRC citizen (ID number: 44080119730802031X)

(4)	Party D:	Liang De, a PRC citizen (ID number: 440823197305204138)

Party A, Party B, Party C and Party D are hereinafter collectively referred to as “Parties” and individually as “a Party”.

Whereas:

(a)         Party B, Party C and Party D are shareholders of Guangzhou Yitongtianxia Software Development Co., Ltd., jointly holding 100% share equities of Guangzhou Yitongtianxia Software Development Co., Ltd.

(b)         Party A (as the lender) has entered into the Personal Loan Agreement (“Personal Loan Agreement”) with Party B, Party C, Party D and Shi Haiyan, ex-shareholder of Guangzhou Yitongtianxia Software Development Co., Ltd. (jointly as the borrower) on 28 October 2009.

(c)          Shi Haiyan has transferred all the share equities held in Guangzhou Yitongtianxia Software Development Co., Ltd. to Party B, and the Parties acknowledged and recognized that Party B has succeeded all the rights and obligations of Shi Haiyan under the Personal Loan Agreement.

(d)         All the Parties hereby intend to supplement the original Personal Loan Agreement.

Now, therefore, through friendly and sufficient consultation and based on the principle of mutual benefits, common development, equality and free will, the Parties hereby reach the following agreements:

I.                The Parties agree to replace Clause 3 of the Personal Loan Agreement with the following terms:

“Clause 3             Loan Period

The period of the Loan hereunder shall be 10 years (“Loan Period”), as from the date when the Lender provides the Loan to Borrower. Upon the expiration of the Loan Period, unless objection by Party A, the Loan Period shall be automatically extended for another ten years or for another term to be decided by Party A in writing.”

II.           The Parties agree to add the following terms as Clause 12 to the Personal Loan Agreement:

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“Clause 12      Effectiveness

This Agreement shall take effect and remain effective as from the execution of this Agreement by the Parties until Party A confirms in writing that all the Loans hereunder have been unconditionally and irrevocably repaid in full, or until release or termination of this Agreement by Party A in writing.”

III.       Save and except expressly amended by this Agreement, all the terms of the Personal Loan Agreement shall remain unchanged and effective.

IV.       The provisions of Clause 11 of the Personal Loan Agreement (Governing Law and Dispute Settlement) shall be applicable mutatis mutandis hereunder.

V.            This Agreement shall take effect as of the date when it is duly signed by the legal representative or authorized representative of Party A and sealed with the company seal of Party A.

VI.       This Agreement shall be made and executed in four copies, one for each party hereto and all four copies being of equal authenticity.

(No Text Below. The Following Page is Signature Page to this Agreement.)

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(This page has no text and is the signature page to the Supplementary Agreement to Personal Loan Agreement.)

Guangzhou Yitongtianxia Software Development Co., Ltd.

By:	/s/ Wang Yongchao	[affixed with company seal]
Name:	Wang Yongchao
Position:	Legal Representative

Wang Yongchao

By:	/s/ Wang Yongchao

Zheng Feng

By:	/s/ Zheng Fen

Liang De

By:	/s/ Liang De

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Exhibit 10.28

English Translation

Equity Pledge Agreement

Between

Wang Yongchao, Shi Haiyan, Liang De, Zheng Feng

Guangzhou Yitongtianxia Software Development Co., Ltd.

and

Guangzhou Yingzheng Information Technology Co., Ltd.

Signed on 28 October 2009 in Guangzhou

Equity Pledge Agreement

This Equity Pledge Agreement (“this Agreement”) is entered into by and between the following parties (“Parties”) on 28 October 2009 in Guangzhou, the People’s Republic of China (“PRC”):

Party A: Guangzhou Yitongtianxia Software Development Co., Ltd. (“Yitongtianxia”) Address: No. 1- 6, Room 1501, No. 233, Tian Fu Road, Tianhe District, Guangzhou

Legal representative: Wang Yongchao

Party B: Wang Yongchao, a PRC citizen (ID number: 440823197306096917);

Party C: Shi Haiyan, a PRC citizen (ID number: 610102197101310926);

Party D: Liang De, a PRC citizen (ID number: 440823197305204138);

Party E: Zheng Feng, a PRC citizen (ID number: 44080119730802031X); and

Party F: Guangzhou Yingzheng Information Technology Co., Ltd. (“Yingzheng”) Address: Floor 15, Hua Jian Tower, No. 233, Tian Fu Road, Tianhe District, Guangzhou

Legal representative: Wang Yongchao

Whereas

1.              Party A is a wholly owned foreign enterprise registered and incorporated in the PRC;

2.              Party F is a domestic company with limited liability established in the PRC;

3.              Yitongtianxia, Party B, Party C, Party D, and Party E have entered into an Exclusive Management, Technology Service and Market Promotion Agreement, an Agreement for Voting Proxies, a Loan Agreement and an Option Agreement (hereinafter together with this Agreement referred to as “Restructuring Agreements”) with Yingzheng;

4.              Party B, Party C, Party D and Party E (collectively referred to as “Pledgors” and each a “Pledgor”) are shareholders of Yingzheng, among which, Party B holds 64% of the equity shares, Party C holds 12% of the equity shares, Party D holds 4% of the equity shares, and Party E holds 20% of the equity shares;

5.              In order to guarantee the normal collection of service fees under the Exclusive Management, Technology Service and Market Promotion Agreement by Yitongtianxia from Yingzheng, which is owned by the Pledgors, and to guarantee the overall performance from the Pledgors and Yingzheng of their respective obligations under the Restructuring Agreements (including but not limited to the repayment obligations of the Pledgors under the Loan Agreement), the Pledgors jointly and severally pledge all of their share equities in Yingzheng (totaling 100% of the equity shares of Yingzheng) as security for the foregoing service fees and other rights and interests of Yitongtianxia under the Restructuring Agreements, and Yitongtianxia as the Pledgee.

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Now, therefore, through friendly consultation and based on the principle of equality and mutual benefits, the Parties hereby reach the following agreement for mutual compliance:

1.                                      Definition

Unless otherwise provided by this Agreement, the following terms shall be interpreted as follows:

“Default Notice” shall refer to the notice issued by the Parties to announce the occurrence of Event of Default.

“Equity Shares” shall refer to 100% of the equity shares of Yingzheng, which are jointly and legally held by the Pledgor and all current and future rights and interests attributable to such equity shares.

“Event of Default” shall refer to any of the circumstances as set out in Clause 7 hereof.

“Right of Pledge” shall refer to the whole provisions as set out in Clause 2 hereof.

2.                                      Pledge

The Pledgors shall pledge all the Shares Equities to Yitongtianxia as security for all the rights and interests of Yitongtianxia under the Restructuring Agreements.

The security provided by the equity pledge under this Agreement shall cover all fees payable by Yingzheng and the Pledgors to Yitongtianxia under the Restructuring Agreements (including legal fees), all expenses, losses, interests, liquidated damages, compensations and costs incurred to realize creditor’s rights for which Yingzheng and the Pledgors shall be liable, and all liabilities assumed by Yingzheng and the Pledgors for Yitongtianxia in the event any of the Restructuring Agreements fails to be implemented due to any reason.

The right of pledge under this Agreement shall refer to the rights owned by Yitongtianxia to have the priority over repayment with the proceeds obtained from selling at a discount or by auction or selling off the Equity Shares pledged to Yitongtianxia by the Pledgors.

Unless otherwise agreed by Yitongtianxia in writing after the execution of this Agreement, subject to Yitongtianxia’s written consent, the pledge under this Agreement shall only be released when Yingzheng and the Pledgors have duly performed all of their obligations and responsibilities under the Restructuring Agreements or Yitongtianxia has obtained all the Equity Shares. If Yingzheng and/or the Pledgors fail to fully perform all or any part of their obligations or responsibilities under such Restructuring Agreements upon the expiry of such term as provided by the Restructuring Agreements, Yitongtianxia shall retain the right of pledge provided by this Agreement until when the foregoing relevant obligations and responsibilities are fully performed.

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3.                                      Effectiveness

3.1                               This Agreement shall take effect as of the signing date. The Right of Pledge shall be established and take effect after the equity pledge under this Agreement has been registered in the share register of Yingzheng (including both the original and the copy) and Yingzheng has registered the share pledge with the Administration for Industry and Commerce.

3.2                               The copy of Yingzheng’s share register with registration of the pledge matters under this Agreement and affixed with Yingzheng’s official seal shall be delivered to Yitongtianxia for record.

3.3                               During the term of pledge provided by this Agreement, if Yingzheng fails to pay service fees in accordance with the Exclusive Management, Technology Service and Market Promotion Agreement, or fails to implement the Restructuring Agreements, Yitongtianxia shall be entitled to exercise the Right of Pledge in accordance with the provisions of this Agreement.

4.                                      Maintenance and Registration

4.1                               During the term of pledge provided by this Agreement, the Pledgors shall deliver their respective capital contribution certificates in respect of their share equities in Yingzheng (originals) to Yitongtianxia for custody. The Pledgors shall deliver such capital contribution certificates (originals) to Yitongtianxia within seven (7) days from the date of this Agreement and provide Yitongtianxia with the certificate evidencing the pledge under this Agreement being duly registered in the share register.

4.2                               Unless agreed by Yitongtianxia in writing, during the term of this Agreement, all proceeds generated from the Equity Shares (if any, including but not limited to any dividends, profits) and received by the Pledgors will also be treated as security provided for the debts owed by Yingzheng pursuant to this Agreement.

The Pledgors must ensure that Yingzheng will complete registration of the equity pledge under this Agreement in accordance with the requirements for a domestic limited liability company with the Guangzhou Administration for Industry and Commerce within ten (10) working days from the date of this Agreement.

5.                                      Representations and Warranties of Pledgor

The Pledgors shall make the following representations and warranties to Yitongtianxia upon signing of this Agreement and confirm that Yitongtianxia has signed and implemented this Agreement in reliance of such representations and warranties:

5.1                               The Pledgor legally holds the Equity Shares and has the right to provide security with such Equity Shares for Yitongtianxia.

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5.2                               Once the board of directors of Yitongtianxia exercises Yitongtianxia’s rights stipulated under this Agreement at any time, there will be no obstructions from any other parties.

5.3                               Yitongtianxia has the right to exercise the Right of Pledge in such a way as provided by law and/or this Agreement.

5.4                               The Pledgor has all the necessary competence to execute this Agreement and perform its obligations under this Agreement and has not violated any provisions of applicable laws and regulations.

5.5                               Save and except the pledge under this Agreement, no encumbrances have been created over the Equity Shares held by the Pledgors (including but not limited to pledge).

5.6                               On the date of this Agreement, there area no pending civil, administrative or criminal litigations, administrative penalties or arbitrations in relation to the Equity Shares, and to the reasonable judgment of the Pledgors, there will be no potential civil, administrative or criminal litigations, administrative penalties or arbitrations in relation to the Equity Shares.

5.7                               There are no payable but unpaid taxes and fees, or to be completed but uncompleted legal proceedings or formalities in relation to the Equity Shares on the date of this Agreement.

5.8                               All the terms of this Agreement are reached by its true intention and shall be legally binding.

5.9                               Yingzheng has maintained one (1) original and one (1) copy of the share register. The original share register shall be maintained by Yingzheng and the copy shall be delivered to Yitongtianxia for record after completion of the registration of the equity pledge. Yingzheng guarantees that there are no discrepancies between the original and the copy of the share register, the registered matters are complete, true and accurate and consistent with the shareholder’s names registered with the Administration for Industry and Commerce.

5.10                        Yingzheng will complete registration of the equity pledge under this Agreement in accordance with the requirement for a domestic limited liability company with the Guangzhou Administration for Industry and Commerce within ten (10) working days from the date of this Agreement.

6.                                      Undertakings of Pledgor

6.1                               During the term of this Agreement, the Pledgor undertakes to Yitongtianxia that:

6.1.1.                  unless required by Yitongtianxia to transfer the Equity Shares to Yitongtianxia or other person designated by Yitongtianxia, without Yitongtianxia’s prior written consent, it shall not transfer or grant share equities to other third parties, nor shall it impose or allow any pledge or other encumbrances that may prejudice Yitongtianxia’s rights and interests;

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6.1.2.                  it will observe and implement all the provisions of relevant applicable laws and regulations and, within five (5) working days after receiving the notice, order or suggestions issued or made by the relevant competent authorities, it will present such notice, order or suggestions to Yitongtianxia and act in accordance with Yitongtianxia’s reasonable instructions;

6.1.3.                  it will notify Yitongtianxia with any event or notice received that may have effect on the Pledgor’s Equity Shares or any part of its rights, and that may alter any obligations of the Pledgor under this Agreement or may have effect on the performance of obligations under this Agreement by the Pledgor, and act in accordance with Yitongtianxia’s instructions; and

6.1.4.                  without Yitongtianxia’s written consent, it will not amend and/or duplicate the original share register of Yingzheng after the copy of the original share register has been delivered to Yitongtianxia.

6.2                               The Pledgor agrees that Yitongtianxia’s exercise of its rights in accordance with the terms of this Agreement shall not be interrupted or jeopardized by the Pledgor or the successor or assignee of the Pledgor or any other person.

6.3                               The Pledgor undertakes to Yitongtianxia that in order to protect and/or improve the security provided by this Agreement for the repayment of service fees under the Exclusive Management, Technology Service and Market Promotion Agreement and the implementation of the Restructuring Agreements, the Pledgor will execute in good faith and procure other parties having interests with the right of pledge to execute all the certificates of right and deeds required by Yitongtianxia and/or take or procure other interested parties to take actions required by Yitongtianxia, and will provide facility for Yitongtianxia to exercise its Right of Pledge, execute all amendments in relation to share certificate with Yitongtianxia or any third party designated by Yitongtianxia and provide Yitongtianxia with all the documents in relation to the Right of Pledge required by Yitongtianxia within a reasonable period of time.

7.                                      Events of Default

7.1                               The following matters shall be deemed as material Events of Default:

7.1.1.                  Yingzheng or its successor or assignee fails to make a full payment of service fees under the Exclusive Management, Technology Service and Market Promotion Agreement on time, or the Pledgor, Yingzheng or its successor or assignee fails to implement the Restructuring Agreements;

7.1.2.                  There are materially misleading or mistakes in any representations, warranties or undertakings made by the Pledgor under Clause 5 and 6 hereof, and/or the Pledgor breaches the representations, warranties or undertakings under Clause 5 and 6 hereof;

7.1.3.                  The Pledgor seriously breaches any terms of this Agreement and thereafter prejudice Yitongtianxia’s interests;

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7.1.4.                  Other than in accordance with the provisions of Clause 6.1.1 hereof, the Pledgor foregoes the pledged Equity Shares or unilaterally transfers or grants the pledged Equity Shares without Yitongtianxia’s written consent;

7.1.5.                  Any of the Pledgor’s own external loans, guarantees, compensations, undertakings or other liabilities for indebtedness are required for early repayment or performance due to any breach of contract or become due but unable to be repaid or performed on time, which leads to Yitongtianxia deeming that the ability of the Pledgor to perform the obligations under this Agreement has been affected and thereafter the interests of Yitongtianxia have been affected;

7.1.6.                  Promulgation of relevant laws which renders this Agreement illegal or the Pledgor becomes unable to continue performing the obligations under this Agreement;

7.1.7.                  If any necessary governmental consents, licenses, approvals or authorizations to make this Agreement enforceable, legal or valid are withdrawn, suspended, invalid or subject to material changes;

7.1.8.                  There are adverse changes to the properties owned by the Pledgor, which leads to Yitongtianxia deeming that the ability of the Pledgor to perform the obligations under this Agreement has been affected;

7.1.9.                  Other circumstances as provided by the relevant laws in which Yitongtianxia may not exercise the Right of Pledge.

7.2                               If the Pledgor is aware or discovers that any matters as set out in the above Clause 7.1 or events that may lead to the above matters have occurred, the Pledgor shall promptly notify Yitongtianxia with the same in writing.

7.3                               Unless the material Events of Default as set out in Clause 7.1 have been fully resolved to Yitongtianxia’s satisfaction, Yitongtianxia may send a written Default Notice to the Pledgor at any time upon or after the occurrence of such Event of Default, requesting the Pledgor to promptly pay all the arrears and other payable amounts under the Exclusive Management, Technology Service and Market Promotion Agreement, or timely implement other restructuring agreements, or exercising the Right of Pledge in accordance with the provisions of Clause 8 hereof.

8.                                      Exercise of the Right of Pledge

8.1                               Prior to the full payment of service fees under the Exclusive Management, Technology Service and Market Promotion Agreement and the full performance of other Restructuring Agreements, and in the absence of Yitongtianxia’s written consent, the Pledgor shall not transfer the Equity Shares.

8.2                               Yitongtianxia shall issue a Default Notice to the Pledgor upon exercising of the Right of Pledge.

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8.3                               Subject to Clause 7.3, Yitongtianxia may exercise the Right of Pledge upon, or at any time after, issuing of the Default Notice to the Pledgor.

8.4                               Yitongtianxia shall be entitled to have a priority over repayment with the proceeds obtained from selling at a discount or by auction or selling off the Equity Shares in accordance with the legal process to such an extent that all the unpaid service fees under the Exclusive Management, Technology Service and Market Promotion Agreement and all other payable amounts are paid off and that the other Restructuring Agreements are fully performed.

8.5                               When Yitongtianxia exercises the Right of Pledge in accordance with this Agreement, the Pledgor shall not impose any obstructions and shall provide all necessary assistance required to realize Yitongtianxia’s Right of Pledge.

9.                                      Transfer

9.1                               Unless agreed by Yitongtianxia in advance, the Pledgor has no right to transfer any of its rights and/or obligations under this Agreement to a third party.

9.2                               This Agreement shall be binding upon both the Pledgor and its successor, and shall be effective to both Yitongtianxia and its successor or assignee.

9.3                               Yitongtianxia may transfer all or any of its rights and obligations under the Restructuring Agreements to any third party designated by it at any time. In such case, the transferee shall enjoy and assume the rights and obligations which are enjoyed and assumed by Yitongtianxia under this Agreement. When Yitongtianxia transfers its rights and obligations under the Restructuring Agreements, at Yitongtianxia’s request, the Pledgor shall execute the relevant agreement and/or document in relation to such transfer.

9.4                               Following the change of pledgee as a result of transfer, the Pledgor shall be obliged to re-enter into such equity pledge agreement in accordance with the requirements of the new pledgee, and to re-register the pledgor in the share register of Yingzheng and complete the re-registration of the equity pledge in accordance with the requirements for a domestic limited liability company with Guangzhou Administration for Industry and Commerce.

10.                               Fees and Other Costs

10.1                        All costs and actual expenses in relation to this Agreement (including but not limited to legal fees, documentation costs, stamp duties and any other taxes, costs) shall be wholly borne by Yitongtianxia.

11.                               Force Majeure

11.1                        If the performance of this Agreement is delayed or prevented due to any “Force Majeure Event,” the party affected by such Force Majeure Event shall take no liabilities under this Agreement for such portion of delayed or prevented performance. “Force Majeure Event” shall refer to any event which is beyond the reasonable control of a party and still unavoidable under the reasonable attention of the affected party, including but not limited to governmental acts, acts of God, fire, explosion, geographical variation, storm,

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flood, earthquake, tidal wave, lightening or war. However, lack of credit, capital or finance shall not be deemed as matters that are beyond the reasonable control of a party. Any party affected by “Force Majeure Event” and seeking for exemption from performance of obligations under this Agreement or any terms of this Agreement shall notify the other party of such exemption of obligations as soon as possible and let inform the other party the necessary steps required to complete the performance of such obligations.

11.2                        The party affected by a Force Majeure Event shall not be responsible for any liabilities under this Agreement resulting from the Force Majeure Event. However, the party seeking for exemption from liabilities may only be exempted under the condition that the affected party has made the best endeavor to perform the agreement, and the exemption of liabilities shall be limited to such portion of performance which has been delayed or prevented. When the cause for such exemption of liabilities is rectified, the Parties agree to resume the performance of this Agreement in their best effort.

12.                               Governing Law and Dispute Resolution

12.1                        The execution, effectiveness, performance and construction of this Agreement and the dispute resolution shall be governed by and interpreted in accordance with the PRC laws.

12.2                        When the Parties hereto have any disputes over the construction and performance of any terms under this Agreement, the Parties shall resolve such disputes in good faith through consultation. If no resolution can be reached through consultation, any party may refer the relevant disputes to China International Economic and Trade Arbitration Commission, South China Sub-Commission for arbitration pursuant to the arbitration rules in effect. The arbitration shall be held in Shenzhen and in Chinese. There shall be one arbitrator. The arbitral awards shall be final and binding upon the Parties.

12.3                        Except the disputed matters, the Parties shall still continue performing their respective obligations in good faith in accordance with the provisions of this Agreement.

13.                               Schedule

The schedules to this Agreement shall be an integral part of this Agreement.

14.                               Waiver

Yitongtianxia’s failure or delay in exercising any rights, remedies, powers or privileges under this Agreement shall not be deemed as a waiver of such rights, remedies, powers or privileges. Yitongtianxia’s single or partial exercise of any rights, remedies, powers or privileges under this Agreement shall not exclude Yitongtianxia from exercising any other rights, remedies, powers or privileges. The rights, remedies, powers or privileges under this Agreement are cumulative and not excluding the application of any rights, remedies, powers or privileges provided by any laws.

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15.                               Miscellaneous

15.1                        Any amendments, supplementations or changes to this Agreement shall be made in writing and take effect after being signed and sealed by the Parties.

15.2                        If any terms under this Agreement are invalid or unenforceable due to inconsistency with relevant laws, such terms shall only be invalid or unenforceable to the extent governed by such laws and shall not prejudice the legal effect of other terms of this Agreement.

15.3                        This Agreement shall be written in Chinese with six original copies.

[No Text Below]

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Schedule

1.                                Share Register of Guangzhou Yingzheng Information Technology Co., Ltd.

2.                                Capital Contribution Certificates of Guangzhou Yingzheng Information Technology Co., Ltd

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No content on this page; this is the signature page of the Equity Pledge Agreement

Wang Yongchao

Signature:	/s/ Wang Yongchao

Shi Haiyan

Signature:	/s/ Shi Haiyan

Liang De

Signautre:	/s/ Liang De

Zheng Feng

Signature:	/s/ Zheng Feng

Guangzhou Yitongtianxia Software Development Co., Ltd.

Signature:	/s/ Wang Yongchoa affixed with official seal

Name of Signatory: Wang Yongchao

Position: Legal Representative

Guangzhou Yingzheng Information Technology Co., Ltd.

Signature:	/s/ Wang Yongchao affixed with official seal

Name of Signatory: Wang Yongchao

Position: Legal Representative

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Schedule 1

Guangzhou Yingzheng Information Technology Co., Ltd.

Share Register as of 2009        month        day

Name of Shareholder	Address	Capital Contribution (RMB)	Percentage of Capital Contribution	Capital Contribution Certificate No.	Remarks

Wang Yongchao	Room 1905, 2 Li Yang Street, Tian He District, Guangzhou, China.	6.4 million	64%	001	All equity interests of the shareholder pledged with Guangzhou Yitongtianxia Software Development Co., Ltd. as of 2009 month day

Shi Haiyan	Room 302, 2nd Sha Yuen Street South no. 4, Zhu Hai District, Guangzhou, China.	1.2 million	12%	002	All equity interests of the shareholder pledged with Guangzhou Yitongtianxia Software Development Co., Ltd. as of 2009 month day

Liang De	Room 401, 118 Zhong Shan Da Dao Zhong, Tian He District, Guangzhou, China.	0.4 million	4%	003	All equity interests of the shareholder pledged with Guangzhou Yitongtianxia Software Development Co., Ltd. as of 2009 month day

Zheng Feng	15/F., Block A, Jian Hua Building, 233 Tian Fu Road, Tian He District, Guangzhou, China.	2.0 million	20%	004	All equity interests of the shareholder pledged with Guangzhou Yitongtianxia Software Development Co., Ltd. as of 2009 month day

Total		10.0 million	100%

Guangzhou Yingzheng Information Technology Co., Ltd.

Company Stamp:	/S/ Wang Yongchao
Legal Representative: Wang Yongchao
Date: 2009 month day

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Exhibit 10.29

This is an English translation

Party A:	3GUU Mobile Entertainment Industrial Co., Ltd.

Registered Address:	OMC Chambers Wickhams Cay 1, Road Town, Tortola, British Virgin Islands

Authorized Representative:	Xian Handi

Party B:	Guangzhou Yingzheng Information Technology Co., Ltd.

Registered Address:	Floor 15, Block A, Hua Jian Tower, No. 233, Tian Fu Road, Tianhe District, Guangzhou

Legal Representative:	Wang Yongchao

Hereinafter individually referred to as a “Party” and collectively as “Parties.”

Now, the Parties hereby reach a written agreement as follows:

1.              Party A hereby agrees and acknowledges that Party A shall be obliged to provide Party B with continuing financial support to meet the capital demands of Party B for its business operation.

2.              This Agreement shall take effect as of the date on which the authorized representatives of the Parties affix their signatures and seals.

3.              This Agreement shall be governed by the laws of the PRC.

4.              Any dispute arising from or in connection with this Agreement shall first be settled by the Parties through friendly consultation. If the dispute cannot be settled within 30 days after one Party gives the other Party a written notice requesting for settlement through consultation, either Party may refer the dispute to China International Economic and Trade Arbitration Committee for arbitration in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing and in Chinese language. The arbitral award shall be final and binding on both Parties.

5.              The Parties may amend and supplement this Agreement through reaching a written agreement. Any amendment agreement and supplementary agreement in relation to this Agreement, after being signed by the Parties, shall be an integral part of this Agreement and have the same legal effect as this Agreement.

(No text below)

(No text on this page. This page is the signature page to this Supplementary Agreement.)

Party A:	3GUU Mobile Entertainment Industrial Co., Ltd. [Company Seal Affixed]

Sign:	/s/ Xian Handi

Xian Handi

Authorized Representative

Party B:	Guangzhou Yingzheng Information Technology Co., Ltd. [Company Seal Affixed]

Sign:	/s/ Wang Yongchao

Wang Yongchao

Legal Representative

Date of Signing:	16 December 2011

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Exhibit 10.30

This is an English translation

Agreement on Issues regarding Shareholder Voting Proxy

This Agreement on Issues regarding Shareholder Voting Proxy (this “Agreement”) is entered into by and between the following parties in Guangzhou, Guangdong Province, the PRC on 16 December 2011:

(1)	Party A:	Guangzhou Yingzheng Information Technology Co., Ltd. Registered Address: Floor 15, Hua Jian Tower, No. 233, Tian Fu Road, Tianhe Distrct, Guangzhou Legal Representative: Wang Yongchao

(2)	Party B:	Guangzhou Yitongtianxia Software Development Co., Ltd. Registered Address: No. 1- 6, Room 1501, No. 233, Tian Fu Road, Tianhe District, Guangzhou Legal Representative: Wang Yongchao

(3)	Party C:	3GUU Mobile Entertainment Industrial Co., Ltd. Registered Address: OMC Chambers Wickhams Cay 1, Road Town, Tortola, British Virgin Islands Authorized Representative: Xian Handi

(4)	Party D:	Wang Yongchao, a PRC citizen (ID No. 440823197306096917)

(5)	Party E:	Zheng Feng, a PRC citizen (ID No. 44080119730802031X)

(6)	Party F	Liang De, a PRC citizen (ID No. 440823197305204138)

The parties set out in (1)-(6) above shall be collectively referred to as “Parties” and individually as a “Party”.

Whereas:

1.                          Party D, Party E and Party F are the shareholders of Party A, collectively holding 100% shares of Party A.

2.                          Party A and Party B (as the Proxy) entered into the Shareholder Voting Proxy Agreement on 28 October 2009 in Guangzhou and the Supplementary Agreement in relation to the Shareholder Voting Proxy Agreement on 30 December 2010 with Party D, Party E and Party F (as the Principal) (collectively referred to as the “Voting Proxy Agreement”), pursuant to which Party D, Party E and Party F jointly and severally delegate and authorize Party B to exercise their voting powers and other shareholder rights in respect of Party A on their behalf (collectively referred to as the “Voting Rights”).

3.                          Subject to the consent of the Parties, and subject to the terms and conditions hereunder, Party B wishes to further delegate and authorize Party C to exercise the Voting Rights owned by Party B in respect of Party A under the Voting Proxy Agreement.

Therefore, based on the principle of mutual benefit and common development, and on the equal and voluntary basis, after thorough and friendly consultation, the Parties hereby reach an agreement as follows for common compliance:

1                      Delegation and Authorization by Party B to Party C

1.1  Subject to the consent of Party D, Party E and Party F, and subject to the terms and conditions hereunder, upon the effectiveness of this Agreement, Party B shall irrevocably and exclusively delegate and authorize Party C to exercise the Voting Rights owned by Party B under the Voting Proxy Agreement. Party C hereby agrees to accept such delegation and authorization.

1.2  The Parties agree that the delegation and authorization set forth in Section 1.1 shall take effect upon the effectiveness of this Agreement and remain effective thereafter.

1.3  Subject to the delegation and authorization set forth in Section 1.1, Party C shall exercise each power and right provided by Section 1 of the Shareholder’s Voting Proxy Agreement mentioned in the “Whereas” section hereof and other relevant powers and rights within the scope of delegation and authorization granted by Party D, Party E and Party F to Party B under the Voting Proxy Agreement. Party B shall no longer exercise, nor delegate and authorize any third party to exercise, the foregoing powers and rights.

1.4  Subject to the delegation and authorization set forth in Section 1.1, any act taken, and any document executed, by Party C to exercise the Voting Rights shall be deemed as taken, and executed, by Party B. Party B hereby acknowledges such act and document.

1.5  The Parties hereby expressly agree that Party C may delegate and authorize any other entity or person to exercise the Voting Rights at its own discretion without informing or obtaining consent from other Parties to this Agreement.

1.6  The Parties agree that, upon the effectiveness of this Agreement, Party B shall continue to provide operational and management service for Party A in accordance with the Voting Proxy Agreement, for which Party A shall continue to pay annual management fee to Party B in accordance with the Voting Proxy Agreement (including but not limited to Section 1 of the Supplementary Agreement mentioned in the “Whereas” section hereof).

1.7  No Party shall be required to pay any consideration or fees to any other Party for the delegation and authorization granted by Party B to Party C as completed hereunder.

1.8  Except for the terms and matters expressly provided and amended by this Agreement, any other terms in the Voting Proxy Agreement shall remain unchanged and have constant binding effect on each relevant Party.

2                      Governing Law and Dispute Resolution

2.1  This Agreement shall be governed by and interpreted pursuant to the laws of the PRC.

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2.2  Any dispute arising from or in connection with this Agreement shall be settled pursuant to the provisions of Section 6 of the Shareholder Voting Proxy Agreement (Dispute Resolution) mentioned in the “Whereas” section hereof.

3                      Effectiveness and Miscellaneous

3.1  This Agreement shall take effect as of the date on which it is sealed and signed by the legal representatives or authorized representatives of Party A, Party B and Party C and signed by Party D, Party E and Party F.

3.2  This Agreement shall be signed in six original copies, with each Party holding one copy. Each copy shall have the same legal effect.

(No text below. The following page is the signature page to this Agreement.)

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(No text on this page. This page is the signature page to the Agreement on Issues regarding Shareholder’s Voting Rights.)

Guangzhou Yingzheng Information Technology Co., Ltd.
[Company Seal Affixed]

Sign:	/s/ Wang Yongchao
Name:	Wang Yongchao
Position:	Legal Representative

Guangzhou Yitongtianxia Software Development Co., Ltd.
[Company Seal Affixed]

Sign:	/s/ Wang Yongchao
Name:	Wang Yongchao
Position:	Legal Representative

3GUU Mobile Entertainment Industrial Co., Ltd.
[Company Seal Affixed]

Sign:	/s/ Xian Handi
Name:	Xian Handi
Position:	Authorized Representative

Wang Yongchao

Sign:	/s/ Wang Yongchao

Zheng Feng

Sign:	/s/ Zheng Feng

Liang De

Sign:	/s/ Liang De

4

Exhibit 10.47

EFFECTIVE DATE: 15 November 2011

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

RULES OF THE

SHARE OPTION SCHEME

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CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

RULES OF THE SHARE OPTION SCHEME

1.                                      PURPOSE OF THE SCHEME

The purpose of the Scheme is to enable the Company to grant Options to selected Eligible Persons as incentives or rewards for their contribution or potential contribution to the Company.

2.                                      DEFINITIONS AND INTERPRETATION

2.1                               In these rules, unless the context otherwise requires, the following words and expressions shall have the respective meanings set out opposite them:

“Affiliate”	any company which is (a) a holding company; or (b) a subsidiary; or (c) a fellow subsidiary; or (d) an associated company of the Company;

“associate”	shall have the meaning ascribed to it under Rule 1.01 of the Listing Rules in relation to any director, chief executive or substantial shareholder (in each case being an individual);

“Auditors”	the auditors for the time being of the Company, or an independent financial adviser appointed by the Board;

“Board”	the board of Directors for the time being or a duly authorized committee thereof;

“business day”	a day on which the Stock Exchange is open for the business of dealing in securities;

“chief executive”	shall have the meaning ascribed to it under Rule 1.01 of the Listing Rules;

“Companies Law”	the Companies Law (2007 Revision) of the Cayman Islands and includes any amendment, consolidation or re-enactment thereof from time to time;

“Company”	China Mobile Games and Entertainment Group Limited, a company incorporated in the Cayman Islands, a non wholly-owned subsidiary

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of VODone as at the date of adoption of the Scheme;

“connected person”	shall have the meaning ascribed to it under Rule 1.01 of the Listing Rules;

“Directors”	the directors of the Company from time to time;

“Effective Date”	the date on which the Scheme is adopted by an ordinary resolution of VODone in general meeting;

“Eligible Person”

(a) any executive, employee or director of the Company or any Affiliate; and (b) any consultant, adviser, agent, business partner, joint venture partner, service provider, contractor of the Company or any Affiliate, who, as determined at the sole discretion of the Board, has or may have contribution to the Company;

“Group”	the Company and its subsidiaries;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange;

“Offer”	an offer to grant an Option made in accordance with rule 3.1;

“Offer Date”	(save as modified in the context of particular rules) the date on which an Offer is made to an Eligible Person;

“Option”	an option to subscribe for Shares pursuant to the Scheme for the time being subsisting which shall include a Sale Option, where applicable;

“Option Holder”	a person holding an Option;

“Option Period”

the period during which an Option may be exercised as notified by the Board to an Eligible Person in the Offer, provided that such period shall not be longer than 10 years from the Offer Date, the Board may also impose restrictions on the exercise of an Option during the period an Option may be exercised;

“Option Price”	the price per Share payable on the exercise of an Option as determined

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by the Board on a fair and reasonable basis, taking into consideration the prevailing market condition, performance of the Company and after having assessed the efforts, performance and/or future potential contribution of the Eligible Person to the success of the business and operations of the Company (and its subsidiaries from time to time), which shall be no less than the nominal value of the Shares on the Offer Date. Unless otherwise approved or waived by the Stock Exchange, the Option Price in respect of any Option granted after VODone has resolved to seek a separate listing of the Company on the Stock Exchange or an overseas stock exchange and up to the listing date of the Company must be not less than the new issue price (if any) of the Shares on listing. Without prejudice to the foregoing, any Option granted during the period commencing six months before the lodgement of Form A1 (or its equivalent for listing on any overseas exchange) up to the listing date of the Company are subject to the above requirement. Except for any waivers that may be granted by the Stock Exchange, the exercise price of any Option granted during such period shall be adjusted to a price not lower than the new issue price as the Board may deem appropriate; or (where applicable) such price as from time to time adjusted pursuant to the Scheme;

“PRC”	the People’s Republic of China, which shall exclude Hong Kong, the Macau Special Administrative Region and Taiwan;

“Relevant Event”

any variation in the share capital of the Company arising from any reduction, sub-division or consolidation of share capital, any rights issue or the issue of any share capital (including any securities convertible into share capital or warrants or options to subscribe for any share capital but excluding any Option granted pursuant to the Scheme or other share option schemes of the Company) by way of capitalisation of profits or reserves or in connection with an offer made pro rata to the Shareholders except where share capital is issued as consideration or part consideration in a transaction;

“Sale Option”	a right granted to receive the Sale Price in respect of Shares pursuant to the Scheme;

“Sale Price”	the amount (if any) by which (i) the net proceeds of sale (e.g. after payment of, without limitation, stamp duty, commissions, brokerage

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and Stock Exchange transaction levy) of the Shares in respect of which a Sale Option is exercised, exceeds (ii) the Subscription Price applicable to such Shares;

“Scheme”	the share option scheme of the Company in its present form or as from time to time amended in accordance with the provisions hereof;

“Scheme Period”	the period commencing on the Effective Date and expiring at the close of business on the business day immediately preceding the tenth anniversary thereof;

“Share(s)”	ordinary share(s) of US$0.001 each (or such other amount as such ordinary share(s) may be divided or consolidated or converted into) in the share capital of the Company;

“Shareholder”	the registered holder of issued Share(s) from time to time;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Subscription Price”	an amount equal to the Option Price multiplied by the relevant number of Shares in respect of which the Option is exercised;

“Supplementary Guidance”

the supplementary guidance attached to the letter from the Stock Exchange dated 5 September 2005 and any guidance and interpretation issued from time to time by the Stock Exchange relating to share option schemes;

“VODone”	VODone Limited, a company incorporated in Bermuda with limited liability;

“VODone Board”	the board of directors of VODone for the time being or a duly authorised committee thereof;

“VODone Shareholder”	the registered holder of issued share(s) of VODone from time to time;

“HK$”	Hong Kong dollars; and

US$”	United States dollars.

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2.2                               References to the singular include the plural, references to any one gender include every gender, references  to persons include bodies corporate and unincorporated; and (in each case) vice versa.

2.3                               References to these rules are to the rules constituting the Scheme.

2.4                               Headings used in these rules are for convenience only and shall not affect their interpretation.

2.5                               References to any statute or statutory provision or the Listing Rules shall be construed as references to such statute or statutory provision or the Listing Rules as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification) or regulatory bodies, and shall include any subsidiary legislation enacted under the relevant statute.

3.                                      OFFER OF GRANT OF OPTIONS

3.1                               Subject to these rules and for so long as the Company remains a subsidiary of VODone, subject also to the Listing Rules, the Board may during the Scheme Period at its absolute discretion (subject to any terms and conditions as it may think fit) make an Offer (in such form as the Board may from time to time determine but which shall in any event be in writing) to an Eligible Person. The eligibility of the Eligible Persons is determined by the Board with reference to the Eligible Persons’ past and expected commitment and contribution to the Company.

3.2                               Any proposed grant of Options to a director, chief executive or substantial shareholder (as such terms are defined in the Listing Rules) of VODone or any of their respective associates, for so long as the Company remains a subsidiary of VODone, must be approved by all independent non-executive directors of VODone (excluding any independent non-executive director of VODone who is proposed to be a grantee of such Options).

3.3                               For so long as the Company remains a subsidiary of VODone, where any proposed grant of Options to a substantial shareholder (as such term is defined in the Listing Rules) of VODone or an independent non-executive director of VODone, or any of their respective associates, will result in the total number of Shares issued and to be issued upon exercise of Options granted and to be granted (including Options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the Offer Date:

(a)                                 representing in aggregate over 0.1% of the Shares in issue; and

(b)                                 having an aggregate value, assuming such Options were exercised and based on the adjusted net asset value per Share in accordance with the latest audited accounts of the Company, or based on the closing price of the Shares at the date of each grant where the Shares are listed on any stock

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exchange, in excess of HK$5 million,

such further grant of Options, and any change in the terms of Options granted, shall be subject to the issue of a circular in compliance with Rule 17.04 of the Listing Rules by VODone to the VODone Shareholders, the approval of the Company in general meeting and the approval (by way of voting by poll) of VODone in general meeting at which all connected persons of VODone must abstain from voting, except that any connected person of VODone may vote against the relevant resolution at the general meeting provided that his intention to do so has been stated in the circular.  The date of the meeting of the Board proposing such further grant shall be taken as the Offer Date for the purpose of calculating the minimum Option Price.

3.4                              For so long as the Company remains a subsidiary of VODone, an Offer must not be made after a price sensitive development concerning the Group has occurred or has been the subject of a decision, until such price sensitive information has been announced in accordance with the Listing Rules. In particular, during the period commencing one month immediately preceding the earlier of:

(a)                                 the date of the meeting of the VODone Board (as such date is first notified to the Stock Exchange in accordance with Rule 13.43 of the Main Board Listing Rules) for the approval of any quarterly, interim or annual results; and

(b)                                 the deadline for VODone to publish any quarterly, interim or annual results announcement under the Listing Rules,

and ending on the date of the results announcement of VODone, no Option may be granted.

3.5                               The Board has the discretion to require a particular Option Holder to achieve certain performance targets specified at the time of Offer before any Option granted under the Scheme can be exercised.

3.6                               The Board has the discretion to fix any minimum period(s) for which an Option or any part thereof has to be held before the exercise of the subscription rights attaching thereto.

4.                                      MAXIMUM NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED

4.1                               Subject to rule 4.2 below, for so long as the Company remains a subsidiary of VODone:

(a)                                 the total number of Shares which may be issued upon exercise of all Options to be granted under the Scheme and any other share option schemes of the Company shall not in aggregate exceed 10% of the Shares in issue on the Effective Date (the “Limit”), unless further Shareholders’ approval and approval of the VODone Shareholders have been obtained pursuant to rule 4.1(b) and rule 4.1 (c) below, provided that Options lapsed in accordance with the terms of the Scheme will not be

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counted for the purpose of calculating the Limit;

(b)                                 the Company may seek approval from the Shareholders and VODone may seek approval from the VODone Shareholders in general meetings to refresh the Limit provided that:

(i)                                     the Limit as refreshed shall not exceed 10% of the Shares in issue as at the date of approval from the VODone Shareholders of the refreshed Limit;

(ii)                                  Options previously granted (including those outstanding, cancelled, lapsed or exercised in accordance with the provisions of the Scheme or any other share option schemes of the Company) will not be counted for the purpose of calculating the Limit as refreshed; and

(iii)                               a circular shall be despatched to the VODone Shareholders together with the notice of the relevant general meeting in accordance with Note 1 to Rule 17.03(3) of the Main Board Listing Rules (as the case may be); and

(c)                                  the Company may seek separate Shareholders’ approval and VODone may seek separate approval of the VODone Shareholders in general meetings to grant Options beyond the Limit or the refreshed Limit provided that the Options in excess of the Limit or the refreshed Limit are granted only to such Eligible Persons specifically identified by the Company before such approval is sought, and a circular containing a generic description of the specified Eligible Persons, the number and terms of the Options to be granted, the purpose of granting Options to the specified Eligible Persons and how these Options serve such purpose shall be despatched to the VODone Shareholders together with the notice of the relevant general meeting.

4.2                               The total number of Shares which may be issued upon exercise of all outstanding Options granted and yet to be exercised under the Scheme and any other share option schemes of the Company shall not exceed 30% of the Shares in issue from time to time.

4.3                               Unless approved by the Shareholders and the VODone Shareholders in the manner set out in rule 4.4 below, the total number of Shares issued and to be issued upon the exercise of Options granted and to be granted to each Eligible Person (including both exercised and outstanding Options) in any 12-month period up to and including the Offer Date shall not exceed 1% of the Shares in issue as at the Offer Date (the “Individual Limit”).

4.4                               The Company may grant further Options in excess of the Individual Limit, subject to approval of the Shareholders and the VODone Shareholders (for so long as the Company remains a subsidiary of VODone) in general meetings at which the Eligible Person involved and his associates shall abstain from voting, and the following provisions shall apply:

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(a)                                 a circular shall be despatched to the VODone Shareholders together with the notice of the relevant general meeting, which shall contain the identity of the Eligible Person involved and the number and terms of Options granted and to be granted and other information required by the Listing Rules and the Stock Exchange;

(b)                                 the number and terms of Options to be granted to the Eligible Person involved shall be fixed before the general meetings; and

(c)                                  the date of the meeting of the Board for proposing such further grant should be taken as the Offer Date for the purpose of calculating the minimum Option Price.

5.                                      ACCEPTANCE OF OFFERS OF OPTIONS

5.1                               An Offer may be accepted in whole or in part by an Eligible Person returning to the secretary of the Company, by 5:00 p.m. on the date specified in the Offer as the latest date for acceptance, the duplicate of the Offer document or other instrument in writing, duly signed by the Eligible Person together with a remittance in favour of the Company of HK$1.00 (or foreign currency equivalent) by way of consideration for the grant thereof.  Such remittance shall in no circumstances be refundable.  Once accepted, the Option shall be deemed to have been granted from the date on which it was offered to the relevant Eligible Person.  The Board may (but shall not be obliged to) issue Option certificates to Option Holders in such form as they may determine from time to time.

5.2                              All Offers and Options shall be personal to the person to whom it was made or granted and shall not be transferable or assignable and no Eligible Person to whom an Offer was made or Option Holder shall sell, transfer, charge, mortgage, encumber or create any interest whatsoever in favour of any third party over or in relation to any Offer or Option or enter into any agreement so to do.  The Company will be deemed to have withdrawn any Offer made to an Eligible Person upon any breach of the foregoing.  All outstanding unexercised Options granted to an Option Holder shall lapse upon any breach by him of the foregoing.

5.3                               Offers not accepted within the period for acceptance specified in the Offer shall lapse.

6.                                      EXERCISE OF OPTIONS

6.1                               Subject to the provisions of these rules providing for automatic lapse of Option, Options may be exercised in whole or in part in the manner as set out in this rule 6.1 or rule 6.2 (as the case may be) by the Option Holder (or his personal representative(s)) at any time during the Option Period.  In order for the exercise of an Option to be effective, the secretary of the Company must, prior to the expiry of the Option Period, have received:

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(a)                                a written notice in the form of the notice attached hereto as Schedule I stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised.  In the case of an Option Holder who is a national or a resident of the PRC or of such other country or jurisdiction as the Board shall determine from time to time and notify to the Option Holders, the notice exercising the Option shall include an undertaking in the form set out in the notice attached hereto as Schedule I confirming that the funds representing the Subscription Price payable under rule 6.1(b) upon exercise of the Option were obtained in accordance with the applicable laws and regulations.  If such undertaking is not included in the notice, the Option shall be deemed for all purposes to be a Sale Option and be exercised in accordance with rule 6.2; and

(b)           payment in full of the Subscription Price (unless the Option is or is deemed to be a Sale Option).

A notice issued by an Option Holder under rule 6.1(a) shall include a representation to the Company that the Option Holder has complied with all applicable laws, enactments and regulations to which he is subject and obtained all necessary consents thereunder to the reasonable satisfaction of the Company.

Unless otherwise agreed between the Company and the Option Holder, Shares in respect of an Option exercised (and upon payment of the Subscription Price) shall be allotted and issued and credited as fully-paid by the Company using reasonable endeavours but in any event within 30 days of the date upon which exercise of an Option becomes effective (being the date of receipt by the Company of the notice given under rule 6.1(a)).

6.2                               Sale Options shall be exercised on the following terms and conditions (and if any of such conditions shall not be fulfilled the exercise of the Sale Option shall be void and of no effect):

(a)                                 It shall be a condition that the exercise of a Sale Option shall be permitted under all applicable statutes, laws, rules and regulations.

(b)                                 It shall be a further condition of the exercise of a Sale Option that the relevant Shares once issued shall be traded on the Stock Exchange or such other recognised stock exchange as the Board shall approve, and that at all times during the period from and including the exercise of the Sale Option and issue of the relevant Shares until the completion of the sale of the relevant Shares, dealings in the Shares on such exchange shall continue and shall not be suspended.

(c)                                  It shall be a further condition of the exercise of a Sale Option that the net proceeds of sale of the relevant Shares (as referred to in the definition of “Sale Price”) shall exceed the total of (a) the Subscription Price of such Shares and (b) the liability, obligation or loss which may fall on the Group under rule 6.3 (but not covered in the net proceeds of sale of such Shares).

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(d)                                 Upon the exercise of a Sale Option, and subject to it becoming unconditional in all respects, the Board shall approve, as soon as reasonably practicable, the Shares in respect of which the Sale Option is exercised, shall arrange for the sale on the Stock Exchange or such other recognised stock exchange as the Shares shall be traded on, shall allot and instruct the share registrar of the Company to issue the relevant Shares to the relevant purchaser(s) or subscriber(s), shall receive the whole of the net proceeds of sale of the Shares for the Company’s account, free of all liens or trusts, and shall pay to the Option Holder, subject to rule 6.3 below an amount equal to the Sale Price in cash, by Company cheque or wire transfer at the Company’s election.  The Option Holder shall provide the Company with such information in relation to the method of making payment as the Company may require, and the making of such payment in accordance with such information shall operate as a complete and absolute discharge of the Company’s obligations to make payments in respect of the exercise of the Sale Option.  If so required by the Company, an Option Holder shall deliver a duly executed receipt of payment contemporaneously with the making of such payment.

6.3                               The Option Holder shall be solely liable to pay all taxes and other levies which may be assessed or assessable on any payments made by the Company hereunder and/or relating to the exercise of an Option (including a Sale Option).  All payments required to be made hereunder by the Company shall be subject to the deduction or withholding of such amounts as the Board may reasonably determine is necessary or desirable by reason of any liability to tax or obligation to account for tax or loss of any relief from tax which may fall on the Group in respect of, or by reason of such payment or the exercise of the relevant Option (including the Sale Option), and the Option Holder agrees to indemnify and keep the Company (for itself and as trustee for other companies within the Group) indemnified in respect of any such liability, obligation or loss and accepts that any claim in respect of such indemnity may be satisfied by set-off against any sums due from the Group to such Option Holder from time to time.

6.4                               The Shares to which a Sale Option relates shall be allotted and issued on terms that they shall be fully paid up (upon payment of the Subscription Price) and the part of the net proceeds of issue which equals the Subscription Price of such Shares shall be credited to share capital and capital reserves.

6.5                               The Sale Options are solely a device for the measurement and determination of the amount to be paid to each Option Holder of a Sale Option.  Sale Options shall not constitute or be treated as property or as a trust fund of any kind or as shares, an interest in shares, share options or any form of equity, but shall constitute an unsecured obligation of the Company to pay the Sale Price on the terms set out in the Scheme.

6.6                               For the avoidance of doubt, Shares issued upon the exercise of an Option shall not carry voting rights until such Shares are entered in the register of members of the Company.  The Shares to be allotted and issued upon the exercise of an Option will rank pari passu with the fully paid Shares in issue and accordingly will entitle the Option Holder to participate in all dividends or other distributions paid or made on or after the

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date when such Shares are entered in the register of members of the Company other than any dividend or other distributions previously declared or recommended or resolved to be paid or made if the record date therefor shall be before the date when such Shares are entered in the register of members of the Company, provided always that when the date of exercise of the Option falls on a date upon which the register of members of the Company is closed then the exercise of the Option shall become effective on the first business day in Hong Kong on which the register of members of the Company is re-opened.

6.7                               If an Option Holder ceases to be an Eligible Person during any relevant Option Period:

(a)                                by reason of ill-health, injury, disability or death (all evidenced to the satisfaction of the Board), then any outstanding Offer to him shall lapse and he or (as the case may be) his personal representative(s) may exercise all his Options (to the extent not already exercised) up to his entitlement at the date of such ill-health, injury, disability, death or cessation within a period of six months thereafter, failing which they shall lapse and determine at the end of the relevant period;

(b)                                by reason of retirement in accordance with his contract of employment or upon expiration of his term of directorship, then any outstanding Offer to him shall lapse and he may exercise all his Options (to the extent not already exercised) up to his entitlement at the date of such retirement or expiration within six months thereafter, failing which they shall lapse and determine at the end of the relevant period;

(c)                                 by reason of voluntary resignation other than by reason of the circumstances set out in rules 6.7(a) and 6.7(b), any outstanding Offer to him shall lapse and he may exercise his Options (to the extent not already exercised) up to his entitlement at the date of such resignation within 30 days thereafter, failing which they shall lapse and determine at the end of the relevant period;

(d)                                by reason of termination of his employment for serious misconduct or in accordance with the termination provisions of his contract of employment by his employing company otherwise than by reason of redundancy, any outstanding Offer to him shall lapse and all his Options shall lapse and determine on the date of such termination;

(e)                                 by reason of termination of such other contract or agreement constituting him an Eligible Person for the Option Holder’s breach of the terms thereof or in accordance with the termination provisions of such contract or agreement by any contracting party, any outstanding Offer to him shall lapse and all his Options shall lapse and determine on the date of such termination; and

(f)                                  for any reason other than as described in rules 6.7(a), 6.7(b), 6.7(c), 6.7(d) and 6.7(e), any Options exercisable at the date he ceases to be an Eligible Person may be exercised to the extent then exercisable under rule 6.1 or 6.2 within a period expiring on the earlier of (i) six months from the

12

date he so ceases or (ii) the expiration of the relevant Option Period(s) (but shall otherwise lapse and determine) and any outstanding Offer to him shall lapse;

provided always that in each case the Board at its absolute discretion may decide that such Options shall not so lapse or determine subject to such conditions or limitations as the Board may decide.

In this connection, during any relevant Option Period, the Board may require an Option Holder to supply such documents and/or information as the Board may at its absolute discretion consider it necessary for ascertaining as to whether and when such Option Holder has ceased to be an Eligible Person.  The Company shall only use all such documents and/or information for the above purpose but not otherwise.  For the avoidance of doubt, the Company shall be entitled to withhold from proceeding with such Option Holder’s exercise of any Option unless and until he has provided the requested documents and/or information to the satisfaction of the Board.

6.8                               Notwithstanding anything stated in the Scheme to the contrary, an Option Period shall not be extended and, on expiry of an Option Period, all rights in respect of an Option shall terminate, except in so far as there has been an effective exercise of that Option prior thereto and the Company has not discharged all its duties under the Scheme in relation to the exercise.  No Option may be exercised after the expiry of the Option Period to which it relates.

6.9                               Any Options granted but not exercised may be cancelled if the Option Holder agrees in writing.  Issuance of new Options to the same Option Holder may only be made if there are unissued Options available under the Scheme (excluding the cancelled Options) and in compliance with the terms of the Scheme.

7.                                      TAKEOVER OFFERS, LIQUIDATION AND RECONSTRUCTION

7.1                               If a general offer (other than by way of scheme of arrangement pursuant to rule 7.2) is made to all Shareholders or, for so long as the Company remains a subsidiary of VODone, to all VODone Shareholders (other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror), the Company shall forthwith give notice thereof (the “Notice of General Offer”) to all Option Holders who may at any time after such offer becomes or is declared unconditional during the Option Period of the relevant Option, be entitled to exercise the Option (to the extent not already exercised) to its full extent regardless of any vesting period requirements (if any) or to the extent specified in the Option Holder’s notice to the Company in accordance with the provisions of rule 6.1 or 6.2 at any time thereafter and up to the close of such offer (or any revised offer). All outstanding Offers and unexercised Options shall lapse upon the close of such offer (or any revised offer) unless the Company has specified in the Notice of General Offer that all outstanding Offers and unexercised Options shall remain valid notwithstanding the general offer. Any outstanding Offer or unexercised Option surviving such general offer (or revised offer) shall continue to be bound by the terms of the relevant Offer and the Scheme.

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7.2                               If a general offer by way of scheme of arrangement is made to all Shareholders or, for so long as the Company remains a subsidiary of VODone, to all VODone Shareholders, and has been approved by the necessary number of Shareholders or VODone Shareholders (as the case may be) at the requisite meetings, the Company shall forthwith give notice thereof (the “Notice of Scheme of Arrangement”) to all Option Holders who may at any time thereafter and until such time as specified by the Company in such notice exercise their unexercised Options to its full extent regardless of any vesting period requirements (if any) or to the extent notified by the Company (if applicable) in accordance with the provisions of rule 6.1 or 6.2. All outstanding Offers and unexercised Options shall lapse upon expiry of the period specified by the Company in the Notice of Scheme of Arrangement unless the Company has specified in such notice that all outstanding Offers and unexercised Options shall remain valid notwithstanding the scheme of arrangement. Any outstanding Offer or unexercised Option surviving such scheme of arrangement shall continue to be bound by the terms of the relevant Offer and the Scheme.

7.3                               If notice is duly given by the Company to its members to convene a general meeting at which a resolution will be proposed to voluntarily wind up the Company, the Company shall give notice thereof to all Option Holders on the same date (containing an extract of the provisions of this rule) as it despatches such notice to each member of the Company, and thereupon each Option Holder or his personal representative(s) shall be entitled to exercise all or any of his unexercised Options either to its full extent regardless of any vesting period requirements (if any) or to the extent specified in such notice (if applicable) in accordance with the provisions of rule 6.1 or 6.2 at any time not later than two business days prior to the proposed general meeting of the Company by giving notice in writing to the Company.  In the event that an Option Holder shall exercise the Option according to rule 6.1, the notice exercising the Option shall include an undertaking set out in rule 6.1(a) and be accompanied by a remittance for the full amount of the aggregate Subscription Price whereupon the Company shall as soon as possible and, in any event, no later than the business day immediately prior to the date of the proposed general meeting referred to above, allot and issue the relevant Shares to the Option Holder credited as fully paid and register the Option Holder as holder thereof.  If the resolution to wind up the Company is duly passed, all Options shall, to the extent that they have not been exercised, thereupon cease and determine and all outstanding Offers shall lapse.

7.4                               If under the Companies Law a compromise or arrangement between the Company and the Shareholders or between the Company and its creditors is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all Option Holders on the same date as it despatches the notice which is sent to each Shareholder or creditor of the Company summoning the meeting to consider the compromise or arrangement, and thereupon each Option Holder (or where permitted his personal representative(s)) may exercise all or any of his unexercised Options either to its full extent regardless of any vesting period requirements (if any) or to the extent specified in such notice (if applicable) in accordance with the provisions of rule 6.1 or 6.2 at any time not later than two business days prior to the proposed meeting by

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giving notice in writing to the Company.  In the event that an Option Holder shall exercise the Option according to rule 6.1, the notice exercising the Option shall include an undertaking set out in rule 6.1(a) and be accompanied by a remittance for the full amount of the aggregate Subscription Price whereupon the Company shall as soon as possible and, in any event, no later than the day immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the Option Holder which falls to be issued on such exercise of the Option credited as fully paid and register the Option Holder as holder thereof.  All outstanding Offers and unexercised Options shall lapse upon the compromise or arrangement becoming effective unless the Company has specified in such notice that all outstanding Offers and unexercised Options shall remain valid notwithstanding the compromise or arrangement. Any outstanding Offer or unexercised Option surviving such compromise or arrangement shall continue to be bound by the terms of the relevant Offer and the Scheme.

7.5                               Subject to rules 7.1 to 7.4 above, all outstanding Offers and unexercised Options shall lapse on the date of commencement of winding up of the Company.

7.6                               In no circumstances shall the lapse of Offers or Options under the terms of the Scheme entitle an Eligible Person or an Option Holder to any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Options then held by him or any Offer or otherwise in connection with the Scheme.

8.                                      LAPSE OF OPTION

An Option shall lapse automatically (to the extent not already exercised) on the earliest:

(a)                                 the expiry of the Option Period;

(b)                                 the expiry of the periods referred to in rule 6.7(a), (b), (c), (d) or (e), where applicable;

(c)                                  the expiry of the periods referred to in rules 7.1 and 7.2;

(d)                                 the date on which the resolution to voluntarily wind up the Company is passed as referred to in rule 7.3; and

(e)                                  subject to the compromise or arrangement referred to in rule 7.4 becoming effective, the expiry of the period referred to in rule 7.4.

9.                                      ADJUSTMENTS

9.1                               Upon the occurrence of any Relevant Event, the number or nominal value of Shares comprised in each

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Option and/or the Option Price thereunder and/or the Limit (as refreshed from time to time) may be adjusted in any manner as the Board (having received a confirmation in writing from the Auditors, acting as experts and not as arbitrators, that in their opinion the proposed adjustments satisfy the requirements set out in Rule 17.03(13) of the Listing Rules and the note thereto and the Supplementary Guidance for so long as the Company remains a subsidiary of VODone) may deem appropriate provided always that:

(a)                                 any adjustments should give an Option Holder the same proportion of the share capital of the Company (as interpreted in accordance with the Supplementary Guidance) as that to which he was previously entitled prior to such adjustments;

(b)                                 no adjustments shall be made which will enable a Share to be issued at less than its nominal value;

(c)                                  any adjustment so made shall be in compliance with the Listing Rules and such applicable guidance and/or interpretation of the Listing Rules from time to time issued by the Stock Exchange (including, without limitation, the Supplementary Guidance); and

(d)                                 where the Relevant Event arises from an issue of Shares, reference herein to Options shall include references to Options that have been exercised prior to the date of the adjustment in respect of Shares which pursuant to rule 6.6 do not rank and are not entitled to participate in the issue.

9.2                               Notice of any adjustments shall be given to the Option Holders by the Company, which may, but need not, call in Option certificates for endorsement or replacement (if applicable).

10.                               ADMINISTRATION

10.1                        The Scheme shall be administered by the Board whose decision on all matters arising in relation to the Scheme, these rules or their interpretation or effect shall (save as otherwise provided herein) be final and binding on all persons who may be affected thereby, subject to the prior receipt of the confirmation in writing from the Auditors when so required by rule 9.1.  The Board may delegate some or all of its authority under the Scheme to an individual or individuals who may either be one or more of the members of the Board or one or more of the officers of the Company or its subsidiaries.

10.2                        The Board shall have power from time to time to make or vary regulations for the administration and operation of the Scheme, provided that the same are not inconsistent with these rules and the Listing Rules.

10.3                        The costs of introducing and administering the Scheme shall be borne by the Company.

10.4                        Notices or other communications required to be given to an Eligible Person or to an Option Holder shall either be delivered to him personally or sent to him by pre-paid post at his correspondence address

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according to the records of the Group or sent to him by facsimile transmission at his place of work or to such facsimile number as provided from time to time.  Notices or other communications to be given by any Eligible Person or Option Holder to the Company shall be delivered personally, or sent by pre-paid post or by facsimile transmission to its principal place of business in Hong Kong.  Such notices or communications shall be deemed to have been received:

(a)                                 if by delivery in person, when delivered to the addressee;

(b)                                 if by post in the case of a letter, on the second business day following posting if the address is in Hong Kong and on the seventh business day following posting if the address is outside Hong Kong; and

(c)                                  if by facsimile transmission, on production of a transmission report by the machine from which the facsimile transmission was sent which indicates that the facsimile transmission was sent in its entirety to the facsimile number of the recipient notified for the purpose of this rule.

10.5                        Option Holders shall be entitled to receive copies of all notices and documents sent by the Company to the Shareholders generally.

10.6                       The Company shall at all times keep available for allotment enough unissued Shares to satisfy all Options for the time being unexercised and Offers which are outstanding.

11.                               VARIATIONS AND TERMINATION

11.1                        Subject to rules 11.2 and 11.3, the Board may from time to time at its absolute discretion waive or amend any of the rules as they deem desirable, provided that, except with the prior sanction of the Shareholders in general meetings:

(a)                                 no alteration to any of the matters set out in Rule 17.03 of the Listing Rules shall be made to the advantage of Option Holders or Eligible Persons;

(b)                                 no alteration to the definition of “Eligible Person” and

(c)                                  no alteration to the terms and conditions of the Scheme which are of a material nature or any change to the terms of Options granted may be made, except where the alterations take effect automatically under the existing terms of the Scheme, provided that for so long as the Company remains a subsidiary of VODone, the amended terms must still comply with the relevant requirements of Chapter 17 of the Listing Rules.

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11.2                        No amendments to the Scheme shall be made which would have the effect of abrogating or altering adversely any of the subsisting rights of Option Holders except with any consent on their part as would be required under the provisions of the Company’s constitutional documents as if the Options constituted a separate class of share capital and as if the relevant provisions are applied mutatis mutandis.

11.3                        Any change to the authority of the Board in relation to any alteration to the terms of the Scheme must be approved by the Shareholders and the VODone Shareholders (for so long as the Company remains a subsidiary of VODone) in general meetings.

11.4                        The Company by an ordinary resolution of the Shareholders and an ordinary resolution of the VODone Shareholders (for so long as the Company remains a subsidiary of VODone) in general meetings may at any time terminate the operation of the Scheme and in such event no further Offers will be made but in all other respects the provisions of the Scheme shall remain in full force and effect to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of the Scheme and Options granted prior to such termination shall continue to be valid and exercisable in accordance with these rules.

12.                               GOVERNING AND JURISDICTION

The Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

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Schedule I

[Date]

China Mobile Games and Entertainment Group Limited

Attn: Company Secretary

Dear Sir,

Share Option Scheme

I hereby give notice that the share option granted to me under the Share Option Scheme of China Mobile Games and Entertainment Group Limited (the “Scheme”) is hereby exercised in respect of [             ] Shares. Words and expressions defined in the rules of the Scheme (the “Rules”) shall have the same meanings in this letter.

[As I am a national of or resident in [the PRC] [or such other country or jurisdiction as the Board has determined and notified to the Option Holders], this notice is required to be accompanied by an undertaking complying with the Rules.]* [Such undertaking is set out below, and therefore the share option to which this notice relates is deemed to be an Option.] [Such undertaking is not set out below, and therefore the share option to which this notice relates is deemed to be a Sale Option.]*

[I enclose the remittance of [HK$            ], being the Subscription Price.]* [I hereby undertake to the Company that the funds representing the Subscription Price were obtained in accordance with the applicable laws and regulations.]* [I request that, subject to allotment of such Shares being made to me, my name and particulars as set out below be entered in the register of members of the Company as the holder of such Shares:-

Name	:	[ ]

Address	:	[ ]

Occupation	:	[ ]*

I hereby [warrant and represent that [the exercise of the Option in accordance with this notice, the issue of Shares pursuant thereto, the registration of myself as the holder of the Shares, the exercise and enjoyment of the rights attaching to such Shares and the performance of the obligations of the Company and myself under the Scheme]* [the exercise of the Sale Option in accordance with this notice, the payment of the Sale Price and the performance of the obligations of the Company and myself under the Scheme] complies with all applicable laws, enactments and

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regulations to which I am subject and have obtained all necessary consents hereunder.*

Yours faithfully,

[name of Option Holder]

*      Please amend this notice appropriately to reflect:

(a)                                 that you are not a PRC national or resident, or national or resident of another country or jurisdiction which the Board has nominated, or if you are, that the notice includes the required undertaking, and accordingly, the share option is an Option as defined in the Rules; or

(b)                                 that you are a PRC national or resident, or national or resident of such other country or jurisdiction as the Board has nominated, that the notice is not accompanied by the required undertaking, and accordingly the share option is a Sale Option as defined in the Rules.

Please note that further amendments may be required if the share option is being exercised by the Option Holder’s personal representative(s).

If you require any assistance in preparing this notice, please contact [                   ].

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Exhibit 10.49

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED
2012 SHARE INCENTIVE PLAN

ARTICLE 1.

PURPOSE

The purpose of the China Mobile Games and Entertainment Group Limited 2012 Share Incentive Plan (the “Plan”) is to promote the success and enhance the value of China Mobile Games and Entertainment Group Limited, a Cayman Islands company (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.  The singular pronoun shall include the plural where the context so indicates.

2.1                               “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 9.  With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 9.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2                               “Applicable Accounting Standards” shall mean International Financial Reporting Standards, Generally Accepted Accounting Principles in the United States, or such other accounting principles or standards as may apply to the Company’s financial statements under Applicable Laws.

2.3                               “Applicable Laws” means (i) the laws of the Cayman Islands as they relate to the Company and its Shares; (ii) the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents; and (iii) the rules of any applicable securities exchange, national market system or automated quotation system on which the Shares are listed, quoted or traded.

2.4                               “Article” means an article of this Plan.

2.5                               “Award” shall mean a Restricted Share award, a Restricted Share Unit award, a Dividend Equivalents award, a Deferred Share award, a Share Payment award or a Share Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.6                               “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7                               “Board” shall mean the Board of Directors of the Company.

2.8                               “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

2.9                               “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 9.1.

2.10                        “Company” shall mean China Mobile Games and Entertainment Group Limited, a Cayman Islands company.

2.11                        “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services.

2.12                        “Corporate Transaction” means any of the following transactions, provided, however, that the Committee shall determine under (f) and (g) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a)                                 an amalgamation, arrangement, consolidation or scheme of arrangement in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or which following such transaction the holders of the Company’s voting securities immediately prior to such transaction own fifty percent (50%) or more of the surviving entity;

(b)                                 the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Incumbent Board (as defined below) who are not affiliates or associates of the offeror under Rule 12b-2 promulgated under the Exchange Act do not recommend such shareholders accept, or

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(c)                                  the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board; provided that if the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.

(d)                                 the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than to a Parent, Subsidiary or Related Entity);

(e)                                  the completion of a voluntary or insolvent liquidation or dissolution of the Company;

(f)                                   any reverse takeover, scheme of arrangement, or series of related transactions culminating in a reverse takeover or scheme of arrangement (including, but not limited to, a tender offer followed by a reverse takeover) in which the Company survives but (A) the Shares of the Company outstanding immediately prior to such transaction are converted or exchanged by virtue of the transaction into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such transaction culminating in such takeover or scheme of arrangement, but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction; or

(g)                                  acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.

2.13                        “Deferred Share” shall mean a right to receive Shares awarded under Section 6.3.

2.14                        “Director” shall mean a member of the Board, as constituted from time to time.

2.15                        “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 6.1.

2.16                        “Effective Date” shall have the meaning set forth in Section 10.1.

2.17                        “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director as determined by the Committee; provided, however, that Awards shall not be granted to Consultants or Non-Employee Directors who are resident of any country in the European Union, and any other country which pursuant to Applicable Laws does not allow grants to non-employees.

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2.18                        “Employee” means any person who is in the employ of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance.  The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.19                        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.20                        “Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a)                                 If the Shares are listed on one or more established and regulated securities exchanges, national market systems or automated quotation system on which Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)                                 If the Shares are not listed on an established securities exchange, national market system or automated quotation system, but are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such shares as quoted by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)                                  In the absence of an established market for the Shares of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Committee in good faith and in its discretion by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such sale, (iii) an independent valuation of the Shares, or (iv) such other methodologies or information as the Committee determines to be indicative of Fair Market Value, relevant.

2.21                        “Holder” shall mean a person who has been granted an Award.

2.22                        “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.23                        “Parent” means any entity whether domestic or foreign, in an unbroken chain of entities ending with the Company, if each of the entities other the first entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing

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more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.24                        “Plan” shall mean this China Mobile Games and Entertainment Group Limited 2012 Share Incentive Plan, as it may be amended or restated from time to time.

2.25                        “Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial economic interest, directly or indirectly, through ownership or contractual arrangements but which is not a Subsidiary and which the Board designates as a Related Entity for purposes of the Plan.

2.26                        “Restricted Share” shall mean Shares awarded under Article 5 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.27                        “Restricted Share Units” shall mean the right to receive Shares awarded under Section 6.4.

2.28                        “Securities Act” shall mean the Securities Act of 1933, as amended.

2.29                        “Service Recipient” means the Company, any Parent or Subsidiary of the Company and any Related Entity to which an Eligible Individual provides services as an Employee, Consultant or as a Director.

2.30                        “Share” means a Class A ordinary share of the Company, and such other securities of the Company that may be substituted for Shares pursuant to Article 11.

2.31                        “Share Appreciation Right” shall mean a share appreciation right granted under Article 7.

2.32                        “Share Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 6.2.

2.33                        “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.34                        “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a Corporate Transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of a Share Appreciation Right.

2.35                        “Termination of Service” shall mean,

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(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to a Service Recipient is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Service Recipient is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service.  For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary or Related Entity employing or contracting with such Holder ceases to remain a Subsidiary or Related Entity following any merger, sale of securities or other corporate transaction or event (including, without limitation, a spin-off).

2.36                        “Trading Date” means the closing of the first sale to the general public of the Shares pursuant to an effective registration statement under Applicable Law, which results in the Shares being publicly traded on one or more established stock exchanges or national market systems.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1                               Number of Shares.

(a)                                 Subject to Section 11.1 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is [                        ],

(b)                                 To the extent that an Award terminates, expires, or lapses for any reason, or is settled in cash and not Shares, then any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan.  Shares delivered by the Holder or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a).  If any Shares forfeited by the Holder or repurchased

6

by the Company at the same or lesser price than paid by the Holder so that the Shares are again returned to the Company, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a).  To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company, any Parent, any Subsidiary or Related Entity shall not be counted against Shares available for grant pursuant to the Plan.  The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

3.2                               Share Distributed.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares (subject to Applicable Laws) or Shares purchased on the open market.  Additionally, in the discretion of the Committee, American Depository Shares in an amount equal to the number of Shares which otherwise would be distributed pursuant to an Award may be distributed in lieu of Shares in settlement of any Award.  If the number of Shares represented by an American Depository Share is other than on a one-to-one basis, the limitations of Section 3.1 shall be adjusted to reflect the distribution of American Depository Shares in lieu of Shares.

ARTICLE 4.

GRANTING OF AWARDS

4.1                               Participation.  The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan.  No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2                               Award Agreement.  Each Award shall be evidenced by an Award Agreement.

4.3                               Jurisdictions.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in the jurisdictions in which the Service Recipients operate or have Eligible Individuals, or in order to comply with the requirements of any securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries and Related Entities shall be covered by the Plan; (b) determine which Eligible Individuals are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals to comply with Applicable Laws; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3.1; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any Applicable Laws including necessary local governmental regulatory exemptions or approvals or listing requirements of any such securities exchange.  Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the any Applicable Laws.

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4.4                               Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan.  Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

AWARD OF RESTRICTED SHARES

5.1                               Award of Restricted Share.

(a)                                 The Administrator is authorized to grant Restricted Share to Eligible Individuals, and shall determine the amount of, and the terms and conditions, including the restrictions applicable to each award of Restricted Shares, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Share as it deems appropriate.

(b)                                 The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Laws.  In all cases, legal consideration shall be required for each issuance of Restricted Shares.

5.2                               Rights as Shareholders.  Subject to Section 5.4, upon issuance of Restricted Shares, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 5.3.

5.3                               Restrictions.  All Restricted Shares (including any shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide.  Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Service Recipient, or other criteria selected by the Administrator.  By action taken after the Restricted Shares are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Shares by removing any or all of the restrictions imposed by the terms of the Award Agreement.  Restricted Shares may not be sold or encumbered until all restrictions are terminated or expire.

5.4                               Repurchase or Forfeiture of Restricted Shares.  If no price was paid by the Holder for the Restricted Shares, upon a Termination of Service the Holder’s rights in unvested

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Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company and cancelled without consideration. If a purchase price was paid by the Holder for the Restricted Shares, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Shares then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Shares or such other amount as may be specified in the Award Agreement The Administrator in its sole discretion may provide that in the event of certain events the Holder’s rights in unvested Restricted Shares shall not lapse, such Restricted Shares shall vest and shall be non-forfeitable, and if applicable, the Company shall not have a right of repurchase.

5.5                               Certificates for Restricted Share.  Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine.  Certificates or book entries evidencing Restricted Shares must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Share, and the Company may, in it sole discretion, retain physical possession of any share certificate until such time as all applicable restrictions lapse.

ARTICLE 6.

AWARD OF DIVIDEND EQUIVALENTS, DEFERRED SHARES, SHARE PAYMENTS, RESTRICTED SHARE UNITS

6.1                               Dividend Equivalents. Dividend Equivalents may be granted by the Administrator based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator.  Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator.

6.2                               Share Payments.  The Administrator is authorized to make Share Payments to any Eligible Individual.  The number or value of shares of any Share Payment shall be determined by the Administrator and may be based upon any other criteria, including service to the Service Recipients, determined by the Administrator.  Share Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

6.3                               Deferred Share.  The Administrator is authorized to grant Deferred Share to any Eligible Individual.  The number of shares of Deferred Share shall be determined by the Administrator and may be based on any specific criteria, including service to the Service Recipients, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator.  Shares underlying a Deferred Share award will not be issued until the Deferred Share award has vested, pursuant to a vesting schedule or other conditions or criteria set by the Administrator.  Unless otherwise provided by the Administrator, a Holder of Deferred Share shall have no rights as a Company shareholder with respect to such Deferred Share until such time as the Award has vested and the Shares underlying the Award has been issued to the Holder.

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6.4                               Restricted Share Units.  The Administrator is authorized to grant Restricted Share Units to any Eligible Individual. The number and terms and conditions of Restricted Share Units shall be determined by the Administrator.  The Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including service to the Service Recipients, in each case on a specified date or dates or over any period or periods, as the Administrator determines,.  The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the Shares underlying the Restricted Share Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Share Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code, to the extent applicable to the Holder.  Restricted Share Units may be paid in cash, Shares or both, as Determined by the Administrator.  On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable Shares (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Share Unit.

6.5                               Term.  The term of a Performance Award, Dividend Equivalent award, Deferred Share award, Share Payment award and/or Restricted Share Unit award shall be set by the Administrator in its sole discretion.

6.6                               Exercise or Purchase Price.  The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Share, shares distributed as a Share Payment award or shares distributed pursuant to a Restricted Share Unit award; provided, however, that value of the consideration shall not be less than the par value of a share of Shares, unless otherwise permitted by Applicable Laws.

6.7                               Exercise upon Termination of Service.  A Performance Award, Dividend Equivalent award, Deferred Share award, Share Payment award and/or Restricted Share Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable.  The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Share award, Share Payment award and/or Restricted Share Unit award may be exercised or distributed subsequent to a Termination of Service in certain events.

ARTICLE 7.

AWARD OF SHARE APPRECIATION RIGHTS

7.1                               Grant of Share Appreciation Rights.

(a)                                 The Administrator is authorized to grant Share Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.  The term of any Share Appreciation Right granted under the Plan shall not exceed ten years.  Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Share Appreciation Right, and may extend the time period during which vested Share Appreciation Rights may be exercised, in connection with any Termination

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of Service of the Holder, and may amend any other term or condition of such Share Appreciation Right relating to such a Termination of Service.

(b)                                 A Share Appreciation Right shall entitle the Holder (or other person entitled to exercise the Share Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Share Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Share Appreciation Right from the Share Value on the date of exercise of the Share Appreciation Right by the number of shares of Shares with respect to which the Share Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose.

(c)                                  The exercise price per Share subject to an Share Appreciation Right shall be determined by the Administrator and set forth in the Award Agreement which may be a fixed or variable price related to the Fair Market Value of the Shares; provided, however, that no Share Appreciation Right may be granted to an individual subject to taxation in the United States at less than the Fair Market Value on the date of grant, without compliance with Section 409A of the Code, or the Holder’s consent.  The exercise price per Share subject to a Share Appreciation Right may be amended or adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive.  For the avoidance of doubt, to the extent not prohibited by Applicable Laws (including any applicable securities exchange rule), a downward adjustment of the exercise prices of Share Appreciation Rights mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Holders.

(d)                                 In the case of a Share Appreciation Right that is a Substitute Award, the price per share of the Shares subject to such Share Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

7.2                               Share Appreciation Right Vesting.

(a)                                 The period during which the right to exercise, in whole or in part, a Share Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Share Appreciation Right may not be exercised in whole or in part for a specified period after it is granted.  Such vesting may be based on service with the Service Recipients, or any other criteria selected by the Administrator.  At any time after grant of a Share Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Share Appreciation Right vests.

(b)                                 No portion of a Share Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided

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by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Share Appreciation Right.

7.3                               Manner of Exercise.  All or a portion of an exercisable Share Appreciation Right shall be deemed exercised upon delivery of all of the following to Administrator, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)                                 A written or electronic notice complying with the applicable rules established by the Administrator stating that the Share Appreciation Right, or a portion thereof, is exercised.  The notice shall be signed by the Holder or other person then entitled to exercise the Share Appreciation Right or such portion of the Share Appreciation Right;

(b)                                 Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations.  The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c)                                  In the event that the Share Appreciation Right shall be exercised pursuant to this Section 7.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Share Appreciation Right, in the sole discretion of the Administrator.

7.4                               Payment.  Amounts payable upon exercise of a Share Appreciation Right shall be in cash, Shares (based on its Fair Market Value as of the date the Share Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 8.

ADDITIONAL TERMS OF AWARDS

8.1                               Payment.  The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences under Applicable Accounting Standards, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) following the Trading Date, delivery of a notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator.  The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder shall be permitted to make payment with respect to any Awards granted under the Plan to the extent prohibited by Applicable Law.

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8.2                               Tax Withholding.  No Shares shall be delivered under the Plan to any Holder until such Holder has made arrangements acceptable to the Administrator for the satisfaction of any income, employment, social welfare or other tax withholding obligations under Applicable Laws.  Each Service Recipient shall have the authority and the right to deduct or withhold, or require a Holder to remit to the applicable Service Recipient, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s employment, social welfare or other tax obligations) required by Applicable Laws to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan.  The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for tax purposes that are applicable to such taxable income. The Administrator shall determine the Fair Market Value of the Shares, consistent with Applicable Law, for tax withholding obligations due in connection with a broker-assisted cashless Share Appreciation Right exercise involving the sale of shares to pay the Share Appreciation Right exercise price or any tax withholding obligation.

8.3                               Transferability of Awards.

(a)                                 Except as otherwise provided in Section 8.3(b):

(i)                                     No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, as required under applicable domestic relations laws, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)                                  No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by paragraph (i) above; and

(iii)                               During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to applicable domestic relations law; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then Applicable Laws of descent and distribution.

(b)                                 Notwithstanding Section 8.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Option to certain

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persons or entities related to the Holder, including but not limited to members of the Holder’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Holder’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Administrator may establish, including the following conditions: (i) an Award transferred shall not be assignable or transferable other than by will or the laws of descent and distribution; (ii) an Award transferred shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the permitted transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a permitted transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Laws and (C) evidence the transfer.

(c)                                  Notwithstanding Section 8.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator.  If the Holder is married and resides in a community property jurisdiction, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse.  If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution.  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Administrator prior to the Holder’s death.

8.4                               Conditions to Issuance of Shares.

(a)                                 Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance of such Shares is in compliance with all Applicable Laws, and the Shares are covered by an effective registration statement or applicable exemption from registration.  In addition to the terms and conditions provided herein, the Board or Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)                                 All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with all Applicable Laws, rules and regulations.  The Administrator may place legends on any Shares certificate or book entry to reference restrictions applicable to the Shares.

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(c)                                  The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)                                 No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e)                                  Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, the Administrator or the Company’s transfer agent).

8.5                               Forfeiture Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as determined by the Administrator or (iii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder).

8.6                               Applicable Currency.  Unless otherwise required by Applicable Law, or as determined in the discretion of the Administrator, all Awards shall be designated in U.S. dollars.  A Holder may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Holder resides in accordance with Applicable Laws, including foreign exchange control laws and regulations.  In the event the exercise price for an Award is paid in another foreign currency, as permitted by the Administrator, the amount payable will be determined by conversion from U.S. dollars at the exchange rate as selected by the Administrator on the date of exercise.

ARTICLE 9.

ADMINISTRATION

9.1                               Administrator.  The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall consist of at least two or

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more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom shall comply with Applicable Laws.  Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment.  Committee members may resign at any time by delivering written or electronic notice to the Board.  Vacancies in the Committee may only be filled by the Board.  Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 9.6.

9.2                               Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions.  The Committee shall have the power to interpret the Plan and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.10.  Any such grant or award under the Plan need not be the same with respect to each Holder.  In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Applicable Law are required to be determined in the sole discretion of the Committee.

9.3                               Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.  Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of a Service Recipient, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

9.4                               Authority of Administrator.  Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)               Designate Eligible Individuals to receive Awards;

(b)               Determine the type or types of Awards to be granted to each Eligible Individual;

(c)                Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)               Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse

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of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)                          Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)                           Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)                          Decide all other matters that must be determined in connection with an Award;

(h)                         Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)                             Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j)                            Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

9.5                               Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

9.6                               Delegation of Authority.  To the extent permitted by Applicable Laws, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 9; provided, however, that in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, the following individuals:  (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder.  Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee.  At all times, the delegatee appointed under this Section 9.6 shall serve in such capacity at the pleasure of the Board and the Committee.

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ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1                        Effective Date.  The Plan has been adopted and approved by the Board, subject to shareholder approval.  The Plan will be effective as of the date it is approved by the Company’s shareholders (the “Effective Date”).  The Plan will be deemed to be approved by the shareholders if it receives the affirmative vote of a majority (in excess of 50%) of the votes of the Shares entitled to vote and present at a meeting duly held in accordance with the applicable provisions of the Company’s Memorandum of Association and Articles of Association.  Awards may be granted or awarded prior to such shareholder approval, provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the Effective Date, and provided further that if such approval has not been obtained within twelve (12) months after adoption of the Plan by the Board, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

10.2                        Expiration Date.  The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date.  Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

10.3                        Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 10.3, at any time and from time to time, the Administrator may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with Applicable Laws the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Administrator to extend the term of the Plan or the exercise period for a Share Appreciation Right beyond ten years from the date of grant, or (iii) results in a material increase in benefits or a change in eligibility requirements.  Except as provided in the Plan or any Award Agreement, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded.

10.4                        No Shareholders Rights.  Except as otherwise provided herein, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

10.5                        Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

10.6                        Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for a Service Recipient.  Nothing

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in the Plan shall be construed to limit the right of a Service Recipient; (a) to establish any other forms of incentives or compensation for Eligible Individuals, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, securities or assets of any corporation, partnership, limited liability company, firm or association.

10.7                        Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Laws (including but not limited to securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.  To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Laws.

10.8                        Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

10.9                        Governing Law.  The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the Cayman Islands without regard to conflicts of laws thereof.

10.10                 Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and

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related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

10.11                 No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

10.12                 No Right to Employment or Services.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Holder’s employment or services at any time, nor confer upon any Holder any right to continue in the employ or service of any Service Recipient.

10.13                 Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company, any Subsidiary or any Related Entity.

10.14                 Indemnification.  To the extent allowable pursuant to Applicable Laws, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Memorandum of Association or Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

10.15                 Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of any Service Recipient except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

10.16                 Expenses.  The expenses of administering the Plan shall be borne by the Service Recipients.

ARTICLE 11.

CHANGES IN CAPITAL STRUCTURE

11.1                                                            Adjustments.  In the event of any distribution, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, reorganization of the Company, including the Company becoming a subsidiary in a transaction not involving a

20

Corporate Transaction, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the Shares or the share price of a Share, the Administrator shall make such proportionate and equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and substitutions of shares in a parent or surviving company); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan.  The form and manner of any such adjustments shall be determined by the Administrator in its sole discretion.

11.2                                                            Corporate Transactions. Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Holder, if a Corporate Transaction occurs and a Holder’s Awards are not converted, assumed, or replaced by a successor as provided in Section 11.3, such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Corporate Transaction, the Administrator may in its sole discretion provide for (a) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Holder the right to exercise such Awards during a period of time as the Administrator shall determine, (b) either the purchase of any Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment), or (c) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion or the assumption of or substitution of such Award by the successor or surviving corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices.

11.3                                                            Assumption of Awards — Corporate Transactions.  In the event of a Corporate Transaction, each Award may be assumed by the successor entity or Parent thereof in connection with the Corporate Transaction.  Except as provided otherwise in an individual Award Agreement, an Award will be considered assumed if the Award either is (a) assumed by the successor entity or Parent thereof or replaced with a comparable Award (as determined by the Administrator) with respect to capital shares (or equivalent) of the successor entity or Parent thereof or (b) replaced with a cash incentive program of the successor entity which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award.  If an Award is assumed in a Corporate Transaction, then such Award, the replacement award or the cash incentive program automatically shall become fully vested, exercisable and payable and be released from any restrictions on transfer and repurchase or forfeiture rights, immediately upon termination of the Holder’s employment or service with all Service Recipients within twelve (12) months of the Corporate Transaction without cause.

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11.4                                                            Outstanding Awards — Other Changes.  In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 11, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Administrator may consider appropriate to prevent dilution or enlargement of rights.

11.5                                                            No Other Rights.  Except as expressly provided in the Plan, no Holder shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation.  Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

*  *  *  *  *

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Exhibit 10.54

English Translation

SP Cooperation Agreement Regarding China Mobile Cellphone Game Business

Party A: China Mobile Group, Jiangsu Co. Ltd.	Party B: Guangzhou Ying Zheng Information Technology Co. Ltd.

Mailing Address: No. 59, Hu Ju Road, Nanjing, Jiangsu Province	Mailing Address: Floor 15, Block A, Hua Jian Tower, No. 233, Tian Fu Road, Tianhe District, Guangzhou, Guangdong Province

Zip Code: 210029	Zip Code: 510630

Telephone: 13800250222	Telephone: 1350522001

Fax: 025-68906678	Fax: 020-85613659

Deposit Bank: Agricultural Bank of China, Hong Qiao Office	Deposit Bank: Guangzhou Rural Commercial Bank, Hua Jian Branch

Bank Account: 033111004040000340	Bank Account: 936612001000000766

With the advantage of the parties’ resources in the respective service areas, and the joint vision to provide a good-quality game services to the extensive customers of China Mobile, together with the purpose to regulate the rights and obligations of both parties during the course of operation, both parties hereby agree to the followings, based on the principle of equality and mutual benefit, complementary advantages and common development:

I.                                        Provisions and Principles of Cooperation

(i)                                     Party A, as the platform provider for China Mobile game business, shall be compensated for its provision of business access and platform support services to Party B.

(ii)                                  Party B shall provide information services and application services (hereinafter referred to as Game Business) to Party A’s customers through the game business platform of Party A. Party B shall ensure that it will provide lawful good information and service support.

(iii)                               Party A shall be compensated for providing the services of business record and collection of fees to Party B, through its fee charging and business support system.

(iv)                              During the course of cooperation, the SP enterprise code allocated by Party A to Party B for the game business platform shall be 701036. Such SP enterprise code shall be owned by Party A. After the termination of this Agreement, Party A shall be entitled to reclaim and reallocate the SP enterprise code, and Party B shall not use the enterprise code any more.

(v)                                 Party B may transfer China Mobile game-services cooperative relationship during an acquisition (including but not limited to between parent company and subsidiary, head office and branch, company’s change of name, etc.) only if the following conditions are satisfied:

1.                                      The acquirer must possess the cross-network value-added business license.

2.                                      The acquirer shall be able to present the relevant evidence to prove that the acquirer holds more than 50% of the shares of the acquiree.

3.                                      The acquirer shall possess the relevant operating experiences or measures to ensure stability of business quality and customer service after the acquisition, without causing any disruptions to customers.

II.                                   Party A’s Rights and Obligations

(i)                                     Party A shall be entitled to review such materials as provided by Party B under this Agreement, such as telecommunications and information service business license, telecommunications value-added business license, business license, etc., credit certificate, source of information, copyright certificate (letter of authorization) and bank account, as well as other materials relating to its normal operations.

(ii)                                  Party A shall be entitled to review any of Party’s B businesses relating to the project under this Agreement. Party A shall be entitled to prevent Party B from distributing any information that contravenes the national decrees, regulations, policies, or infringes the social order and customs, and that is considered as not appropriate by Party A. Party A shall be entitled for indemnification from Party B in respect of the economic losses incurred by Party A and the negative influence to the goodwill of Party A. For the business application made by Party B, Party A shall render a clear response to Party B within 10 working days after Party B submits the complete materials.

(iii)                               If necessary, Party A shall be entitled to require Party B to provide further relevant information hereunder to prove that Party B possesses the ownership, the right to use and the intellectual property rights.

(iv)                              Party A shall be entitled to decide, in relation to the game business, the administrative measures, the conditions of performance appraisal, the standards and documents relating to customer service (attached as the schedules to this Agreement). Party B shall be bound by these decisions made. Party A shall appraise the performance of Party B in accordance with the relevant aforementioned provisions. If Party B fails to meet the appraisal standard, Party A shall be entitled to terminate the cooperative business arrangement with Party B and finally releases this Agreement.

(v)                                 To maintain the market order and avoid malicious homogenized competition while promoting the development of game business, Party A has the right to limit the number of cooperative partners providing the same kind of application services, and dynamically adjust the number of cooperative partners providing various game services, by introducing new talents and eliminating the least competent.

(vi)                              For any abnormal flow of information that overloads and that may influence Party A’s network operation security, Party A shall retain the right to restrict such flow or timely adjust the flow according to the capacity of the system; Party A also has the right to notify Party B for the removal, within a time limit, of junk information or illegal attacks arising from Party B. If Party B fails to act as required in a timely manner, Party A shall have right to take appropriate measures to avoid deterioration of the security issue. For lawful benefits of the customers, Party A has the right, at emergency, to take the relevant measures without any notice to Party B.

(vii)                           Party A shall be entitled to appraise the businesses and services provided by Party B. Party A shall be entitled to regularly or irregularly perform tests on the businesses and services provided by Party B, and require that Party B rectifies or discontinues the businesses and services that do not meet the standards or requirements.

(viii)                        Party A shall have the right to veto and provide guidance as to pricing that is submitted by Party B for approval, based on the needs of customers and market order. The information fees that Party B decides but not approved by Party A shall not be effective. Party A shall be entitled to stop the business and refuse to record, collect and settle the information fees.

(ix)                              Where Party B commits any breach of contract that causes disruption to customers, Party A shall be entitled to take an advance measures as necessary against the businesses of Party B that is in breach so as to avoid deterioration of circumstances or causing severe losses to the customers.

(x)                                 For customers complaints and fee refunds (including single and double refund), the fault of which is confirmed to have been caused by Party B after examination, Party A may, depending on the requirements of the customer, refund the fees to the customer on behalf of Party B in advance and deduct the same amount from the settlement of information fees.

(xi)                              Party A shall provide a customer service number to serve as the call center access number for purpose of customer complaints and inquiries. Party A’s customer service center shall be the centre for final confirmation and dissemination of the customer service issues in relation to game business. Party B’s customer service staff or its customer service system shall assist Party A in analyzing and dealing with the relevant business complaints and inquiries of the customers. Party A has the right to refer to Party B various customer complaints and inquiries that arise from the business network communications problems not belonged to Party A, and Party B shall properly resolve the customer complaint issues and take such responsibility. For customer complaints and inquiries that arise from the business network communications problems that belong to Party A, Party A shall take the responsibility.

(xii)                           Party A may, depending on the development of the business, through mass media, promote and market the game business to attract more customers. Party A shall provide Party B with the relevant interface technology specifications and technological support to ensure Party B provides such applications smoothly.

(xiii)                    Party A shall be responsible for the day-to-day maintenance of the game platform. Party A shall be responsible for dealing with the technological breakdown incurred due to Party A’s fault so as to ensure the normal operation of the application service.

(xiv)                       Party A shall be responsible for the management of customer data, such as the registration, log-in, certification, authentication of the customers, etc. and provide a feedback of the relevant data to Party B in a certain form. For the networking applications, the game business platform of Party A shall be connected with the content service system of Party B, and the data on the game business platform shall serve as the final confirmation for the use of Party B’s game business by the customer. Party A shall gather the statistics of volumes on the game business application visited by Party B and provide Party B with the statistical result in an appropriate format.

(xv)                          Party A shall be entitled to, depending on the development of the business, make adjustment on the WAP portal site, customer terminal and the UI design of WEB site of Party A, and the arrangement of order of the game business.

(xvi)                       Party A and Party B may jointly carry out marketing and customer promotion, and with Party A’s prior examination and approval, Party A can authorize Party B to mark the brand “China Mobile Game”. Without Party A’s approval or requirement, Party B shall not in the promotion and advertisements, use the enterprise mark of China Mobile, other brands and the 10086 call center number. Where Party B uses the brand “China Mobile Game” outside the approved scope of game business marketing and promotion and causes negative impact to Party A, Party A shall be entitled to take it as an infringement of right and prevents Party B from using the brand and for Party B to assume all the liabilities and consequences thus incurred. In a severe situation, Party A may also pursue legal liability against Party B.

(xvii)                    During the course of cooperation, Party A has the right to promote in its own marketing channel or through other cooperation marketing channels any of the Party B’s gaming businesses which have been examined and approved by Party A.

III.                              Party B’s Rights and Obligations

(i)                                     During the course of cooperation, where Party A from time to time formulates and amends the provisions relating to the administration of various businesses, cooperation, credit score, customer service, examination and appraisal and information service business specifications (for details, please refer to the contents published in the management system of Party A) for the game business, these provisions shall be supplemented as schedules attached to this Agreement. Party B confirms and undertakes to provide the game services as required above.

(ii)                                  Party B must provide Party A with the true and valid certificates and licenses, such as telecommunications and information service business license, telecommunications value-added business license, business license, etc., credit certificate, source of information, bank account and other materials in relation to the normal operations, and guarantee that the price charged for the information services it provides is in compliance with the relevant provisions of the national pricing department.

(iii)                               Party B must comply with the relevant national laws, regulations, decrees and policies in relation to telecommunications and internet information services. Party B guarantees that all content of the information provided is consistent with the relevant national laws, regulations and policies, and will not impair any third party’s legal interests and the public social interests. No illegal information will be disseminated through Party A’s system, in breach of which Party B shall assume all consequences arising therefrom. Party B must be responsible for screening of the content of information provided by customers (such as chat-room data) and eradicating all unhealthy and illegal information. For any complaints arising therefrom, Party B shall be responsible to handle such complaints and assume all economic and legal liabilities. If for this reason, Party A suffers any economic losses or goodwill damages, it shall be entitled to seek indemnification from Party B.

(iv)                              Party B must ensure that the it provides a lawful game business, and possesses all necessary government permits, production and/or use permits and/or authorization to provide such business, the contents of which are originated from resource that are legal and non-infringing, and do not misappropriate the copyright of any third party without the owner’s consent or any other legal rights. Where any complaint, litigation or recourse is brought by any third party against Party A relating to Party B’s game business, Party A shall be entitled to temporarily suspend those businesses that involve disputes on infringement and refer such disputes to Party B. Party B must promptly contact the complaining party or take recourse on resolving the disputes, in addition to assuming all legal and economic liabilities. If for this reason, Party A suffers any economic losses or goodwill damages, it shall be entitled to seek indemnification from Party B.

(v)                                 During the course of cooperation, Party B shall not through various channels, without Party A’s prior written consent, use Party A’s mobile data application business, to associate with any third party whether in a disguise manner at all business levels.

(vi)                              Party B shall cooperate with Party A on the testing of interface and ensure that services are provided in accordance with Party A’s business standards and interface technological specifications.

(vii)                           Party B must clearly and unambiguously submit all materials in relation to the business it provides and with this regard, assume all the economic and legal responsibilities.

(viii)                        Party B must ensure that it will, on a daily basis log onto the management system designated by Party A to check various notices, announcements and other information published by Party A and promptly take corresponding actions. Party B shall be held liable for losses arising from Party B’s failure to check the information published in the system.

(ix)                              Under Party A’s supervision, Party B shall be entitled to determine whether to charge a fee for the business it provides as well as the fee standard. The fee standard for a single game business shall not be higher than that is provided in Party A’s administrative measures regarding game business.

(x)                                 Party B shall observe Party A’s administrative measures regarding game business, standards and documents relating to customer service, and accept Party A’s examination and supervision. Irrespective of the reason Party B decides to withdraw from providing game services (including mandatory withdrawal as a result of appraisal fitness), Party B shall have the responsibility to provide a one-month withdrawal grace period, during which Party B shall continue providing services to the customers, and make an announcement, by sending short messages free of charge at a notable place in its website (WAP/WWW) or from other channels with influence and notify the registered customers that it will stop providing the game services. After the termination of cooperation, Party B shall actively cooperate with China Mobile to continue providing the relevant customer services, and Party B shall remain obliged to assume all relevant liabilities arising from its own acts during the course of cooperation.

(xi)                              Party B shall ensure 7 x 24 hours accessibility to customer service and must establish a valid and non-obstructive complaint channel, so as to resolve as well as properly deal with various customer inquiries and complaints arising from business not related to the network communications problems. If Party A receives customer complaints in relation to the above, Party B shall be responsible to provide a preliminary response to Party A’s customer service department within two hours, and to find out the reason behind within one working day, before discontinuing disseminating the information that violates the laws and regulations. For customer complaints which both Party A and Party B may not able to provide a reasonable explanation, Party B shall be responsible to finally resolve the customer complaint in a proper way.

(xii)                           Party B shall receive the information service fees paid by customers. If, any customer refuses to pay the information service fees or if, Party A has to make a refund of the same amount to the customer, due to the standards of quality associated with Party B’s services or based on the grounds that such amount of information service fees is higher than the standardized charged provided by the pricing department, Party A shall deduct the same amount from the information service fees to be collected from Party B. If there is insufficient amount for such deduction, Party B shall make a payment to Party A of the insufficient portion.

(xiii)                        Party B shall actively carry out marketing and customer promotion activities. The contents of Party B’s promotion and advertisements shall be marked with the brand “China Mobile Game” and UI standards in accordance with Party A’s requirements.

(xiv)                       Party B assures that it has the legal ownership of any cooperative products and other relevant contents provided to Party A during the course of cooperation or the legal authorization to permit Party A to use such cooperative products and other relevant contents in accordance with this Agreement, and assures that the cooperative products and other relevant contents do not infringe the legal interests of any third party (including but not limited to the copyright, right of reputation, right of portraiture, etc.), do not involve any copyright disputes, nor violate any laws and regulations, and give valid authorization for Party A to disseminate through the information network.

(xv)                          If any third party files any litigation or applies for arbitration on the grounds that Party B has no disposal right in relation to any cooperative products or other relevant contents or that Party B has made a defective authorization, Party A shall be entitled to, depending on the situations, take the following remedial measures jointly or severally.

1.                                      Suspend the distribution of the distributable proceeds under this Agreement with Party B within the limit of claims made by the third party;

2.                                      Require Party B to properly resolve the dispute at its own expense, and Party B shall, in accordance with Party A’s direction and at its own expense, apply to dispute resolution authorities as a third party to participate in the dispute resolution;

3.                                      Partially and wholly terminate this Agreement. If Party A even after taking the above measures, cannot avoid losses from happening, then at Party A’s request, Party B shall be obliged to promptly and fully indemnify and hold harmless of Party A against all losses suffered by Party A (including but not limited to any prepayment made by Party A to Party B and/or all economic losses incurred during the course of business suspension, as well as reasonable legal fees, litigation or arbitration fees paid by Party A to resolve the disputes).

(xvi)                       In the event that Party B has no qualifications for operating internet business, during the course of cooperation, Party B shall not provide the route to business use for customers through internet in any form (including but not limited to service order and service on demand).  Party B shall not promote the cooperative business on websites that have not been granted the license for operation of telecommunications and information service business. If Party B breaches any of the above provisions during the course of cooperation, Party B shall be held responsible.

(xvii)                    Party B shall be responsible for formulating a well-established internal management procedures and system, strengthening the administration of authority in relation to internal information dissemination functions, and ensuring that the contents of the business provided to Party A’s customers are in compliance with laws. Party B shall be responsible in conveying to its staff the national and the telecommunications authority’s laws and regulations on the use of internet; establishing and perfecting the archives of the users, strengthening the administration and education of the users; and perfecting the administrative measures on network security and confidentiality, failing which Party A shall be entitled to terminate the cooperation with Party B.

(xviii)                 Party B shall be responsible for the security of its system and regularly examine the conditions of the security of its system. When carrying out the business, Party B shall not initiate any form of attack to the mobile network. For any attack that arises from Party B, Party A will notify Party B to make rectification within a time limit. If Party B fails to rectified as required in a timely manner, Party A shall have right to take appropriate measures to avoid deterioration of the security issue. For lawful benefits of the customers, Party A has the right, at emergency, take the relevant measures without prior notice to the customers.

(xix)                       Party B shall actively cooperate with the national competent authority and China Mobile on pursuing issues on network security and to provide them with the relevant legal information. Party B undertakes that it will comply with the contents set out in the Undertaking Letter on Information Security Responsibility (as attached hereto), and ensure the security of the information.

IV.                               Maintenance Section and Responsibilities for Both Parties

The maintenance section for which each party is responsible shall be separated from the equipment connection point. Party A shall maintain the section at Party A’s connection point, Party B shall maintain the section at the Party B’s connection point. Both parties shall attend to their own responsibilities and ensure the normal operations of the business.

V.                                    Awards and Punishments

(i)                                     If Party B commits any breach of contract, Party A shall be entitled demand any one or more of the following rights from Party B: to immediately make rectifications and adjustments within a time limit, make apologies to media and customers, as well as suspending the approval of Party B’s new business, postponing or withholding the settlement, and asking for liquidated damages. Where the breach of Party B is particularly serious (such as causing the filing of complaints by the customers to the Ministry of Industry and Information Technology or the Communications Administration, media exposure, litigation, etc.), Party A shall be entitled to promptly terminate this Agreement and require that Party B indemnifies all losses caused to Party A.

(ii)                                  If Party B effectively performs the relevant provisions that are set out in this Agreement and receives a low annual average rate of customers’ complaints in relation to the services it provides, Party A shall give priority to Party B when considering renewing this cooperative agreement under the same conditions.

(iii)                               Party B shall not send any information to customers who are indebted for the information fees of the game business, and shall not allow customers who are indebted for the information fees to make order information for other customers. If Party B knowingly sends information to customers who are indebted for the information fees or allows the customers who are indebted for the information fees to use the game business, Party A shall be entitled to request that Party B indemnifies the economic losses caused by the indebted customers and terminate this Agreement.

VI.                               Fee Charges and Settlement

(i)                                     Scope and Ratio of Profit Distribution

1.                                      The communication fees incurred by the customers from the use of the game services provided by Party B shall in its full amount belong to Party A. Party A shall determine the information fees to be collected from Party B, and shall charge Party B the service fees for its collection in accordance with the terms below.

2.                                      The scheme of cooperation and fees settlement between Party A and Party B are set out as follows:

1)                                     Monternet self-owned business: that Party B’s business is not selected as the non-Monternet self-owned business and is only promoted within the system of Monternet, Party A shall pay to Party B 85% of the total information fees receivable.  The remaining 15% shall serve as the service fees collected and received by Party A;

2)                                     Non-Monternet self-owned business: if Party B’s business is selected as non-Monternet self-owned business by Party A, Party A shall pay to Party B 50% of the total information fees receivable. The remaining 50% shall serve as the service fees collected and received by Party A. If Party B’s business is related to commercialized intelligent terminal single computer games (e.g. OPhone terminal games), Party A shall pay to Party B 50% of the total information fees receivable. The remaining 50% shall serve as the service fees collected and received by Party A. (During the period of support, Party A shall pay to Party B 70% of the total information fees receivable. The remaining 30% shall serve as the service fees collected and received by Party A. Party A shall determine the period of support and shall notify Party B through SIMS public announcement one month prior to the expiry of the support period.)

3)                                     The scheme of cooperation: if Party B’s business is selected as the scheme of cooperation, Party A shall pay to Party B 30% of the total information fees receivable by default. The remaining portion, treated as the scheme service fees, shall be allocated by Party A, provided that the actual percentage of profit distribution shall be determined by the cooperation agreement entered between each of the cooperation party and Party A.

4)                                     The scheme of cooperation for online game: if Party B’s business is the commercialized mobile phone online game business, Party A shall pay to Party B 70% of the total information fees receivable. The remaining 30% shall serve as the service fees of Party A.

(ii)                                  Fee charges and settlement are calculated based on the successfully charged call tickets collected by Party A’s charging system. For fees that are charged on a case-by-case basis, the charges shall be based on the successful receipt by customers. For fees that are charged on a monthly basis, the charges shall be based on the actual subscription by customers. Where a customer refuses to pay information fees or has incurred indebtedness due to the quality of service by Party B, Party A shall deduct such amount of fees from the information fees settled by Party B.

(iii)                               The information fees receivable under the above clause (i) shall refer to the balance of the fees charged on call tickets less the following items:

1)                                     The fees of customers who have their telephone numbers terminated (including being prepared to be terminated);

2)                                     The fees of customers who have their mobile phones out of service;

3)                                     The fees of silent customers;

4)                                     The fees much higher than the average fees for a single piece of information;

5)                                     Refund fees (double refund);

6)                                     Malicious payment in arrears;

(iv)                              Party A shall, before the 15th day of each month, through the designated management system, provide Party B with a bill of charge for the preceding month. Both parties shall verify the amount of information fees for the period starting the first through the last day of the preceding month. The verification result of the bill shall be given by Party B within five working days. If Party B fails to provide a feedback within the given time, the bill shall be deemed to be free of error.

(v)                                 Party B shall, before the 18th day of each month, issue an invoice to Party A, whether or not there arises any disputes as to the bill of charge for the preceding month. After Party A receives a valid invoice from Party B (that the invoice is served by Party B at the address designated by Party A), Party A shall pay the settled information fees to Party B based on the invoice amount, where the amount shall be consistent with the bill of charge (information fees is calculated free of interest). The parties should settle the information fees pursuant to the billing amount, whether or not the bill verification process is completed by both parties on time. Any differences in the amount found after the bill verification will be refunded or added in the subsequent or future settlement.

(vi)                              Where the amount of information fees receivable (see the above clause (iii)) is negative, Party B shall pay the negative settled amount to Party A in full; Prior to the 21st day of the month, the financial department of Party B shall check the announcement on settlement information through the designated management system and remit the negative settled amount announced in the bill of charge into the bank account designated by Party A, failing which Party A shall be entitled to terminate the settlement, commissioned charging and even the cooperation relationship with Party B.

(vii)                           Party A or its headquarter (or branch) company will transfer the contract amount to the following bank account:

Account name: Guangzhou Ying Zheng Information Technology Co. Ltd.

Deposit bank: Guangzhou Rural Commercial Bank, Hua Jian Branch Bank account: 936612001000000766

Party A by making payment into the bank account, is considered to have performed its obligations to pay. All legal risks associated with this bank account shall be assumed by Party B.

(viii)                        If Party B, after receiving the bill on the 15th day of each month, finds the difference between the settlement fees and the amount order is above 5%, Party B may raise the request of bill verification within five working days upon receiving the bill, failing which the data of Party A shall be treated as final. In case of any disputes, Party A and Party B shall ascertain the reasons and promptly resolve the disputes based on the then situations through consultation.

VII.                          Confidentiality

(i)                                     For the purposes of this Agreement, “Proprietary Information” shall refer to the information received by one party from the other party (“Disclosing Party”) during the course of cooperation which is developed, created, discovered or known by the Disclosing Party, or transferred to the Disclosing Party, and which is of commercial value to the business of the Disclosing Party. The Proprietary Information includes but not limited to the relevant trade secrets, computer programs, designing techniques, ideas, proprietary technologies, processes, data, businesses and product development plan, the customer information and other information in relation to the business of the Disclosing Party, or the confidential information received by the

Disclosing Party from other parties. Both parties understand that the Disclosing Party owns and will own the Proprietary Information, which is of significant importance to the Disclosing Party. Without the prior written consent of the Disclosing Party, the other party shall keep confidential any Proprietary Information and shall not use and disclose to any person or entity such Proprietary Information, unless otherwise required to normally perform the obligations under this Agreement;

(ii)                                  Both Party A and Party B shall have the responsibility to keep this cooperation and the detailed contents of this Agreement confidential. Without the prior written consent of one party, the other party shall not disclose the cooperation between both parties and the detailed contents of this Agreement to any third party;

(iii)                               This confidentiality terms shall survive the termination of this Agreement and shall remain valid forever.

VIII.                     Liabilities for Breach of Contract

(i)                                     If any party breaches the provisions of this Agreement rendering this Agreement non-performable, the other party shall be entitled to terminate this Agreement.

(ii)                                  If any party breaches the provisions of this Agreement causing negative social effect or economic losses to the other party, the other party shall have the right to claim against such party, demand that such party removes the effect, makes corresponding economic compensations, and terminate this Agreement.

(iii)                               Where Party B breaches the provisions of this Agreement, Party A shall be entitled to pursue the liabilities of Party B in accordance with the various game business administrative regulations, administrative measures and service standards (as referred by the contents published in the management system of Party A) which are formulated and updated by Party A from time to time.

(iv)                              In the event that any party breaches this Agreement or other game business administrative regulations, administrative measures and service standards (as referred by the contents published in the management system of Party A) and renders this Agreement non-performable, the non-breaching party has the right to terminate this Agreement and claims against other party for the breach of contracts. The liabilities will be pursued by reference to the requirements published in the management system of Party A and the relevant provisions of this Agreement.

(v)                                 In the event that any party breaches this Agreement causing any negative social effect or economic losses to the non-breaching party, the non-breaching party shall be entitled to pursue civil liabilities against the other party.

IX.                               Force Majeure

Where one party suffers from economic losses or this Agreement cannot be performed or completely performed due to a non-foreseeable force majeure event, the consequence of which is non-preventable or non-avoidable, the party suffering from such force majeure event shall not be liable for the losses incurred to the other party. The party suffering from the force majeure event shall immediately give a written notice to the other party regarding the event, and shall within 15 days provide a valid evidencing document issued by the government department that sets out the details of such event and the reason the agreement cannot be performed or completely performed, or need to be postponed. Depending on the extent of the effect the event has on this Agreement, both parties shall determine whether to continue to perform or to terminate this Agreement through consultation.

X.                                    Effectiveness, Amendment and Termination

(i)                                     If, during the course of cooperation, Party A formulates any relevant business administrative provisions and customer service administrative provisions for the game business, such provisions shall be attached as the schedules to this Agreement. If there are any conflicts between the terms of this Agreement and the administrative provisions, the administrative provisions shall prevail. Party A and Party B agree to renegotiate the conflicting terms and enter into a supplementary agreement.

(ii)                                  If any party intends to amend or terminate this Agreement, it shall give a written notice to the other party 15 days in advance. No amendments or termination can be made until both parties reach a mutual agreement through consultation.  Any disputes arising from the termination of this Agreement shall be resolved by Party A and Party B through consultation.

(iii)                               If, during the effectiveness term of this Agreement, the superior competent authority of Party A promulgates any new fee policies or new relevant documents that contradict with this Agreement, both parties may amend or terminate this Agreement through consultation.

(iv)                              Any issues not covered by Agreement shall be supplemented in writing by both parties through friendly consultation.

(v)                                 This Agreement shall be governed by PRC laws. If there are any disputes, both parties shall try to resolve the disputes through friendly consultation. If no settlement can be reached through consultation, any party may apply for arbitration with the Nanjing Arbitration Commission. The arbitral awards shall be final and binding upon both parties.

(vi)                              The term of this Agreement shall commence from September 21, 2011 through September 20, 2012. Both parties shall discuss whether to renew this Agreement 30 days prior to the expiry of this Agreement. If there are no objections, both parties shall renew the agreement for the following year.

(vii)                           After the termination of this Agreement, both parties shall properly deal with the remedial issues.  This Agreement shall remain valid until each party has completely performed its obligations hereunder and each party has settled all payments and claims.

(viii)                        After the termination of this Agreement, Party B shall assist with Party A to properly deal with the remedial tasks of the customers.  The responsible party shall be liable for the customer complaints and claims arising from the termination of this Agreement.

(ix)                              This Agreement shall be executed in four sets (including the schedule Undertaking Letter on Information Security Responsibility). Party A shall keep three sets and Party B shall keep one set. All the sets shall have the same legal effect.

(ix)                              Either party will constitute breach of contract by directly or indirectly breaching any terms of this Agreement or by not performing or not timely or fully performing its obligations under this Agreement. In such case, the non-breaching party has the right to give a written notice to and require the breaching party to rectify its breach activities, take sufficient, valid and timely measures to eliminate the consequences of such breach, and indemnify the non-breaching party against all the losses incurred by the breach activities of the breaching party. If the breaching party fails to make any rectifications within ten days after it receives the notice from the non-breaching party regarding its breach activities, the non-breaching party shall be entitled to unilaterally early terminate this Agreement by notifying the breaching party through the designated management system (served when notice is sent through the system) or in writing, and make claims against the breaching party for its breach of contract.

Party A: China Mobile Group, Jiangsu Co. Ltd.	Party B: Guangzhou Ying Zheng Information Technology Co. Ltd.

Authorized Representative: [Signature and Company Seal]	Authorized Representative: [Signature and Company Seal]

Date of Signing: 20 December 2011	Date of Signing:

Undertaking Letter on Information Security Responsibility

During the course of game business cooperation with China Mobile Game Services Center, we will strictly observe the relevant national laws and regulations, ensure the security of the information contents we provide, and effectively comply with the following:

I.                                        Establish and perfect the internal security system, information security and confidentiality system, customer information security administration system for our products, establish and perfect our responsibility system for information security and approval system for information issuance, and strictly review the information issued by our products.

II.                                   Strictly observe the Administrative Measures on Internet Information Services and the relevant administrative provisions on game business formulated by China Mobile, give assurance on the quality of the information contents published on the game platform and website of China Mobile, and ensure that information contents are healthy and legal.

III.                              Specify targeted customers for each game business. Customers must voluntarily accept the services. No services shall be provided to non-registered customers. If providing relevant game services to customers through the game platform management system of China Mobile Jiangsu Company, we will apply for the relevant qualification certificates with the relevant national authority, and comply with the relevant provisions.

IV.                               Do not unilaterally provide game service beyond that of what is permitted.

V.                                    Ensure the provision of a lawful game business, and possesses all necessary government permits, production and/or use permits and/or authorization to provide such business, the contents of which are originated from resource that are legal and non-infringing, and do not misappropriate the copyright of any third party without the owner’s consent or any other legal rights. Where any complaint, litigation or recourse is brought by any third party against Party A relating to Party B’s game business, Party A shall be entitled to temporarily suspend those businesses that involve disputes on infringement and refer such disputes to Party B. Party B must promptly contact the complaining party or take recourse on resolving the disputes, in addition to assuming all legal and economic liabilities. If for this reason, Party A suffers any economic losses or goodwill damages, it shall be entitled to seek indemnification from Party B

VI.                               Do not utilize the game business platform system of China Mobile Jiangsu Company to produce, reproduce, publish and disseminate any information that contains the following:

1.                                      Criticize the basic principles of the Constitutional Law;

2.                                      Jeopardize national security, divulge national secrets, overthrow political regime, and destroy national unification;

3.                                      Damage national reputation and interests;

4.                                      Provoke ethnic hostility and discrimination, and destroy ethnic unification;

5.                                      Destroy national ethnic religious policies, and propagate heresy and superstition;

6.                                      Disseminate rumors, disturb social order, and destroy social stability;

7.                                      Disseminate obscenity, pornography, gambling, violence, murdering and terrorism, or instigating crime;

8.                                      Insult or defame others, and infringe legal interests of others;

9.                                      Other content that is prohibited by laws and administrative regulations;

VII.                          Upon discovering any apparent information published through the system herein contains one of the elements set out in clause VI, ensure that we will immediately discontinue transmitting such information and report the same to the relevant national authority.

VIII.                     If it is hard to distinguish whether the information published by and contained in the game business platform and its own game contains any of the above contents, we will report to the relevant competent authority for approval and will not publish the information until obtaining the consent from the authority.

IX.                               Keeping personal information of the customers confidential. Unless otherwise provided by law, we will not disclose his/her personal information to others without the consent of a customer.

We undertake that we will comply with the supervision and management during the course of game business cooperation with China Mobile Game Services Center; if we fail to observe the above I to IX clauses, we will assume all legal liabilities arising therefrom and be responsible the breach of contract.

Promisee: [Signature]

Company Seal: [Company Seal]

Date:

Exhibit 10.55

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on March 21, 2012 by and among:

1.                                      VODone Limited, a company incorporated under the Laws of Bermuda (“VODone”),

2.                                      China Mobile Games and Entertainment Group Limited, a company incorporated under the Laws of the Cayman Islands (the “Company”),

3.                                      Core Tech Resources Inc., a company incorporated under the Laws of British Virgin Islands (the “Core Tech”),

4.                                      MediaTek Inc., a company organized under the Laws of the Republic of China (the “MTK”), and

5.                                      PVG Venture Capital Partners (Wuxi), Limited Partnership, a company organized under the Laws of the People’s Republic of China (“PVG”).

Core Tech and PVG are collectively referred to herein as “Investors”.  Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.                                    Core Tech is a wholly owned subsidiary of MTK.

B.                                    VODone has a shareholding of approximately 69.5% of the Company’s outstanding Ordinary Shares and is the controlling shareholder of the Company.

C.                                    The Company is engaged in the business of development, operation, sale and distribution of mobile games in China (the “Business”).

D.                                    The Company seeks to develop a long-term strategic partnership with MTK and seeks expansion capital to grow the Business; accordingly, it seeks to secure an investment from the Investors, on the terms and conditions set forth herein.  The Investors wish to invest in the Company by subscribing for, and the Company wishes to issue and sell to the Investors, such number of Ordinary Shares set forth opposite the Investors’ names on Schedule I pursuant to the terms and subject to the conditions of this Agreement.

E.                                     The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.                                      Definitions.

Except as otherwise defined herein, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in Hong Kong or the Cayman Islands.

“Cayman Companies Law” means the Companies Law (2011 Revision) of the Cayman Islands, as may be further amended, restated, supplemented or otherwise modified from time to time.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means a written contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ESOP” means any employee stock option plan, share purchase plan, equity incentive plan or similar benefit arrangement implemented or that may be implemented by the Company for employees, officers or other service providers of the Company.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company” means the Company and each of its Subsidiaries, and “Group” refers to all of Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IPO” means the Company’s initial public offering of its Ordinary Shares and listing on the New York Stock Exchange, Nasdaq Stock Market or other internationally-recognized securities exchange.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended.

“Market Capitalization” means the product of (i) the price per share of the Ordinary Shares first offered and sold on the IPO, multiplied by (ii) the total number of issued and outstanding Ordinary Shares immediately following the closing of the IPO.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development that, individually or together with other events, occurrences, facts, conditions, changes or developments, has had a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of the Group, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) conditions affecting the industry in which the Company or any of its Subsidiaries participates, the PRC economy as a whole or the global markets in general; (b) any change in applicable Laws or accounting requirements or principles or the interpretation thereof; (c) any actions required to be taken under applicable Laws; (d) an earthquake or other natural disaster or the commencement, continuation or escalation of a war, civil unrest, armed hostilities or act of terrorism; (e) any action taken at the request or with the consent of the Investors; or (f) any matter known to the Investors as of the date of this Agreement.

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company, as currently in effect, attached hereto as Exhibit A.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.001 per share.

“PBOC Rate” means, for any day, the one (1) year USD deposit interest rate for foreign currency deposit established from time to time by The People’s Bank of China.  Any change in the PBOC rate (or any component thereof) shall take effect at the opening of business on the day such change occurs”

“Permitted Issuance” means (i) any Equity Securities issued pursuant to any ESOP, (ii) any Equity Securities offered to the public pursuant to the IPO if the Market Capitalization exceeds US$300,000,000, (iii) any Equity Securities issued as a result of any share split, share dividend, capital reorganization, recapitalization or reclassification of Ordinary Shares, and (vi) any additional Investor Shares issued to the Investors pursuant to Section 8.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but, solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong, the Macau Special Administrative Region and Taiwan.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Taxes” means all taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means this Agreement and the Memorandum and Articles.

“Warrantors” means the Company and VODone.

2.                                      Purchase and Sale of Ordinary Shares.

2.1                               Sale and Issuance of Ordinary Shares.  On or prior to the Closing (as defined below), the Company shall have authorized the sale and issuance of up to an aggregate of 26,485,961 Ordinary Shares having the rights, privileges, preferences and restrictions set forth in the Memorandum and Articles.  Subject to the terms and conditions of this Agreement and the satisfaction or waiver of all conditions to the Closing set forth in Section 5 and Section 6 hereof, each Investor agrees to subscribe for and purchase, and MTK shall cause Core Tech to subscribe for and purchase, and the Company agrees to issue and sell to each Investor such number of Ordinary Shares set forth opposite such Investor’s name on Schedule I (the “Investor Shares”) at a purchase price of US$0.45307 per share (the “Initial Per Share Price”) for an aggregate purchase price of the amount set forth opposite such Investor’s name on Schedule I (the “Purchase Price”) for each Investor.

2.2                               Closing.

(i)                                     Closing.  The consummation of the sale and issuance of the Investor Shares pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures at the earlier of (i) as soon as practicable, but in no event later than three (3) Business Days after all conditions to the Closing specified in Section 5 and Section 6 hereof have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or (ii) April 21, 2012, provided that the Closing date may be extended in writing upon mutual agreement of the Company and the Investors.

(ii)                                  Deliveries by the Company at Closing.  At the Closing, in addition to any items the delivery of which is made an express condition to the Investors’ obligations at the Closing pursuant to Section 5, the Company shall deliver to the Investors the updated register of members of the Company, reflecting the issuance to the Investors of the Investor Shares being purchased by the Investors at the Closing pursuant to Section 2.1.  Within five (5) Business Days of the Closing, the Company shall deliver to each Investor a duly executed certificate issued in the name of such Investor representing the Investor Shares.

(iii)                               Deliveries by the Investors at Closing.  At the Closing, the Investors shall, and MTK shall cause Core Tech to (a) deliver to the Company all of the items the delivery of which is made an express condition to the Company’s obligations at the Closing pursuant to Section 6, and (b) fully pay the Purchase Price for the Investor Shares being purchased by them by wire transfer of immediately available funds in U.S. dollars to an account designated by the Company.

3.                                      Representations and Warranties of the Warrantors.  Subject to such exceptions as may be specifically provided otherwise by the Warrantors to the Investors or MTK, each of the Warrantors hereby represents and warrants, jointly and severally, to the Investors or MTK that:

3.1                               Organization.  Each Group Company and VODone is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the place of its incorporation, establishment or organization.  Each Group Company has all requisite corporate power and authority to carry on its business and is duly qualified to transact business in each jurisdiction in which it operates business and where the failure to so qualify would have a Material Adverse Effect.  The Company does not have any liabilities except the liabilities incurred in the ordinary course of business or obligations.

3.2                               Capitalization. The authorized share capital of the Company is US$1,000,000 divided into 1,000,000,000 Ordinary Shares with a par value of US$0.001 each.  The capitalization table of the Company prior to the Closing and immediately after the Closing is attached hereto as Schedule II.

3.3                               Charter Documents.  The Charter Documents of each Group Company are in the form provided to the Investors.  A copy of the Memorandum and Articles of the Company, as currently in effect, is attached hereto as Exhibit A.

3.4                               Authorization.  Each of the Warrantors has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder.  All actions on the part of Warrantors necessary for the authorization, execution, delivery and performance of the Transaction Documents to which each of them is a party, have been taken.

3.5                               Consents.  All Consents from or with any Governmental Authority required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of the Company or VODone have been duly obtained or completed and are in full force and effect.

3.6                               No Conflicts.  The execution, delivery and performance of each Transaction Document by the Company or VODone do not, and the consummation by such party of the transactions contemplated thereby will not, result in any violation of, be in conflict with, or constitute a default under, any applicable Laws or any provision of its Charter Documents.

3.7                               Compliance.  Each Group Company has been in compliance in all material respects with applicable Laws and its Charter Documents.

3.8                               Binding Effect; Enforceability.  Each Transaction Document has been duly executed and delivered by the Warrantors, constitutes valid and binding obligations of the Warrantors, enforceable against each of them in accordance with the terms thereof.

3.9                               Books and Records; Minutes.  All accounts, ledgers, material files, documents, instruments, papers, books and records relating to the business, operations, conditions (financial or other) of each Group Company, results of operations, and assets and properties of each Group Company (collectively, the “Books and Records”), each as supplied to the Investors and their representatives upon request, are true, correct, complete and current in all material respects; there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they have been maintained in accordance with applicable laws and relevant industry standards including the maintenance of an adequate system of internal controls.  The minute books of each Group Company, as made available to the Investors and their representatives, contain complete and accurate records of all material meetings of, and material corporate actions or written consents by, the shareholders and the board of directors of such Group Company and, to the extent that such minute books are deficient, all material information not contained in such minutes has been conveyed to the Investors in either oral or written form.

3.10                        Financial Statements.  The financial statements (the “Financial Statements”) delivered by the Company to the Investors are true, accurate and complete and present fairly in all material respects the financial condition and position of the Group Companies as of the respective dates thereof and the results of operations of the Group Companies for the periods covered thereby.

3.11                        Tax Matters.  Each Group Company has timely filed all Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable laws to be filed with competent tax authority, all such Tax Returns are accurate, complete and correct in all material respects, and each Group Company has timely paid all Taxes due, whether or not such Taxes are shown as due on such Tax Returns; provided that any failure to file or repay timely would not result in a Material Adverse Effect.  None of the Group Companies has made any elections pursuant to any applicable Tax laws, rules and regulations (other than elections that relate solely to methods of accounting, depreciation or amortization) that would result in a Material Adverse Effect. Since their respective date of incorporation, no Group Company has incurred any taxes, assessments or governmental charges, other than in the ordinary course of business, that would result in a Material Adverse Effect, and each Group Company has made adequate provisions on its respective books of account (in accordance with US GAAP) for all actual and contingent Taxes with respect to its consolidated business, properties and operations for such period.  Each Group Company has withheld or collected from each payment made to each of its employees, the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper tax authority, provided that any failure to withheld or collect would not result in a Material Adverse Effect.

3.12                        Litigation.  There is no litigation pending or, to the best of the Company’s knowledge, threatened against or affecting any Group Company, or any of its respective assets or properties, nor does the Company have knowledge of any facts which are likely to give rise to any such litigation.

3.13                        Material Contracts.  All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which a Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of such Group Company, on the one hand, and such Group Company, on the other hand, or (iii) obligate such Group Company to share, license or develop any product or technology (collectively, “Material Contracts”) have been made available to the Investors upon request and are disclosed to the Investors, either in summary form or as true copies.  None of the Group Companies is in default or breach under any of the Material Contracts.

3.14                        Employee Matters.  Each Group Company has complied in all material aspects with all applicable employment and labor laws.

3.15                        Offshore Transaction. Neither the Company nor any of its Affiliates nor any person acting on behalf of the Company or any of its Affiliates has engaged or will engage in “directed selling efforts” (as such term is defined in Rule 902 of Regulation S (“Regulation S”) promulgated under the US Securities Act of 1933, as amended (the “Act”), with respect to the Investor Shares and the Company has complied and will comply with the offering requirements and restrictions of Regulation S, including the sale of the Investor Shares in an “offshore transaction” (as such term is defined in Regulation S) in accordance with Regulation S. As of the Closing, the Company reasonably believes that no “substantial US market interest” (as such term is defined in Rule 902 of Regulation S) exists in the Investor Shares or in any security of the Company which is of the same class or series as the Investor Shares.

4.                                      Representations and Warranties of the Investors and MTK.

4.1                               Each of Core Tech and MTK hereby represents and warrants, jointly and severally, to the Warrantors that:

4.1.1                                 Organization.  Each of Core Tech and MTK is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the place of its incorporation, establishment or organization.

4.1.2                                 Authorization.  Each of Core Tech and MTK has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder.  All actions on the part of each of Core Tech and MTK necessary for the authorization, execution, delivery and performance of the Transaction Documents to which it is a party, have been taken.

4.1.3                                 Consents.  Except for the Consents that have been expressly disclosed to the Warrantors, all Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents to which each of Core Tech and MTK is a party, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of each of Core Tech and MTK have been duly obtained or completed and are in full force and effect.  Core Tech and MTK shall use their best efforts to obtain all relevant Consents for the Closing.

4.1.4                                 No Conflicts.  The execution, delivery and performance of each Transaction Document by each of Core Tech and MTK does not, and the consummation by such party of the transactions contemplated thereby will not, result in any violation of, be in conflict with, or constitute a default under, any applicable Laws or any provision of its Charter Documents.

4.1.5                                 Purchase for Own Account.  The Investor Shares being purchased by the Core Tech will be acquired for the Core Tech’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.  Each of Core Tech and MTK acknowledges that its investment in the Company is highly speculative and entails a substantial degree of risk.

4.1.6                                 Binding Effect; Enforceability.  Each Transaction Document has been duly executed and delivered by each of Core Tech and MTK (to the extent it is a party), constitutes valid and binding obligations of each of Core Tech and MTK, enforceable against it in accordance with the terms thereof.

4.1.7                                 Restriction on Resales.  Core Tech understands that the Investor Shares to be purchased have not been registered under the Act, by reason of a specific exemption from the registration provisions of the Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Core Tech’s representations as expressed herein or otherwise made pursuant hereto.  Core Tech acknowledges that the Investor Shares may be sold, transferred or otherwise disposed of only in the manner permitted under the Act.

4.2                               PVG hereby represents and warrants to the Warrantors that:

4.2.1                                 Organization.  PVG is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the place of its incorporation, establishment or organization.

4.2.2                                 Authorization.  PVG has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder.  All actions on the part of PVG necessary for the authorization, execution, delivery and performance of the Transaction Documents to which it is a party, have been taken.

4.2.3                                 Consents.  Except for the Consents that have been expressly disclosed to the Warrantors, all Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents to which PVG is a party, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of PVG, have been duly obtained or completed and are in full force and effect.  PVG shall use its best efforts to obtain all relevant Consents for the Closing.

4.2.4                                 No Conflicts.  The execution, delivery and performance of each Transaction Document by PVG do not, and the consummation by such party of the transactions contemplated thereby will not, result in any violation of, be in conflict with, or constitute a default under, any applicable Laws or any provision of its Charter Documents.

4.2.5                                 Purchase for Own Account.  The Investor Shares being purchased by PVG will be acquired for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.  PVG acknowledges that its investment in the Company is highly speculative and entails a substantial degree of risk.

4.2.6                                 Binding Effect; Enforceability.  Each Transaction Document has been duly executed and delivered by PVG, constitutes valid and binding obligations of PVG, enforceable against it in accordance with the terms thereof.

4.2.7                                 Restriction on Resales.  PVG understands that the Investor Shares to be purchased have not been registered under the Act, by reason of a specific exemption from the registration provisions of the Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein or otherwise made pursuant hereto.  PVG acknowledges that the Investor Shares may be sold, transferred or otherwise disposed of only in the manner permitted under the Act.

5.                                      Conditions of the Investors’ Obligations at the Closing.  The obligations of the Investors to consummate the Closing under Section 2.2 of this Agreement are subject to the fulfillment of each of the following conditions as determined by, or waived by, the Investors on or before the Closing:

5.1                               Representations and Warranties.  Each of the representations and warranties of the Warrantors contained in Section 3 shall be true and complete in all material respects at and as of the date hereof and the Closing.

5.2                               Performance.  The Warrantor shall have performed and complied with in all material respects all obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them on or before the Closing.

5.3                               Corporate Documents.  The Company shall have delivered to the Investors copies of the Board and shareholder consents required to approve the transactions contemplated hereby.

5.4                               Amended and Restated Memorandum and Articles.  The Company shall have delivered to the Investors a form of the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit B, substantially in the form to be adopted by the Company’s shareholders at the time of the IPO.

5.5                               Transaction Documents.  Each of the parties to the Transaction Documents, other than the Investors and MTK shall have executed and delivered such Transaction Documents to the Investors.

5.6                               Authorizations.  All Consents of any competent Government Authority that are required to be obtained by the Company in connection with the consummation of the transaction contemplated by the Transaction Documents shall have been duly obtained and effective as of the Closing.

5.7                               Independent Director.  Mr. Chen-Wen Tarn shall have been elected to the Board of the Company by shareholders of the Company, provided that Mr. Tarn shall satisfy the “independence” requirements of Sarbanes-Oxley Act and applicable rules of the securities exchange upon which the Company is seeking its listing.  The election of such director shall be evidenced by the register of directors of the Company, and a copy of the register of directors and shareholder resolutions shall be provided to the Investors.

5.8                               Liquidation Preference.  The Company shall issue Investor Shares that carry the right that upon any liquidation, dissolution, or winding up of the Company, before any distribution or payment shall be made to holders of Ordinary Shares other than Investor Shares, each Investor as holder of Investor Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Initial Per Share Price per Investor Share (“Liquidation Preference”) then held by such Investor; provided that the Liquidation Preference shall terminate upon the IPO.  The Company shall adopt an amended Memorandum and Articles in a form reasonably acceptable to the Investors to include the Liquidation Preference on the Investor Shares, and a copy of the amended Memorandum and Articles and the relevant shareholder resolutions shall be provided to the Investors.

6.                                      Conditions of the Company’s Obligations at Closing.  The obligations of the Company to consummate the Closing under Section 2 of this Agreement are subject to the fulfillment of each of the following conditions as determined by, or waived by, the Company on or before the Closing:

6.1                               Representations and Warranties.  The representations and warranties of the Investors and MTK contained in Section 4 shall be true and complete in all material respects at and as of the date hereof and the Closing.

6.2                               Performance.  The Investors and MTK shall have performed and complied with in all material respects all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by each of the Investors and MTK on or before the Closing.

6.3                               Transaction Documents.  Each of the parties to the Transaction Documents other than the Warrantors shall have executed and delivered such Transaction Documents to the Warrantors.

6.4                               Authorizations.  All Consents of any competent Government Authority that are required to be obtained by the Investors in connection with the consummation of the transaction contemplated by the Transaction Documents shall have been duly obtained and effective as of the Closing.

7.                                      Further Assurances and Post-Closing Covenants.

7.1                               Further Assurances.  Upon the terms and subject to the conditions herein, each Party agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, provided that no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

7.2                               Use of Proceeds. The Company shall use the proceeds of the Purchase Price received by the Company only for the purpose of the expansion of the business and general working capital needs of the Group Companies or as otherwise approved by the Board of Directors.

7.3                               Delivery of Financial Statements and Other Reports.  The Company shall deliver to the Investors the following Financial Statements, which shall be in English and which shall reflect the financial status of all the Group Companies on a consolidated basis:

(i)                                     as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each financial year of the Company, (i) a consolidated balance sheet as of the last day of such year; (ii) a consolidated income statement for such year; and (iii) a consolidated statement of cash flows for such year; such year-end financial statements to be in reasonable detail, prepared in accordance with U.S. GAAP (or another internationally recognized accounting standard acceptable to the Investors) consistently applied and in each case setting forth in comparative form figures for the previous year and audited and certified by independent public accountants of internationally recognized standing, which shall in any event be one of the “Big Four” accounting firms, as selected by the Company with the approval of the Board of Directors and accompanied by a report and opinion thereon by such independent public accountants;

(ii)                                  as soon as practicable, but in any event within sixty (60) days after the end of each quarter of each financial year of the Company, management accounts of the Company, including (i) an unaudited consolidated balance sheet as of the last day of such quarter, (ii) an unaudited consolidated income statement for such quarter, and (iii) an unaudited consolidated statement of cash flows for such quarter, prepared in accordance with U.S. GAAP; and

(iii)                               such other information relating to the financial condition, business, prospects or corporate affairs of the Company as any Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Section 7.3(iii) to (i) provide information which the Company reasonably deems in good faith to be a trade secret or similar confidential information or (ii) would adversely affect the attorney-client privilege between the Company and its counsel.

Notwithstanding anything else in Section 7.3(i), (ii) or (iii) to the contrary, (a) the Company may cease providing the information set forth in this Section 7.3(i), (ii) or (iii) from and after the date that is sixty (60) days prior to the Company’s good faith estimate of the date of filing of the registration effecting the IPO, to the extent required under the applicable rules of the regulatory authority with which the registration statement (or similar application for listing of the Ordinary Shares) is to be filed; provided that the Company exercises its reasonable best efforts to cause such registration statement to become effective;

and (b) the Company’s obligations under this Section 7.3 shall terminate upon the IPO.

7.4                               Tax Matters.  The Company shall, and shall cause each Group Company to, use its best efforts to timely and accurately file tax returns in each jurisdiction in which such returns are required to be filed.

7.5                               Independent Director. VODone undertakes not to vote to remove Mr. Chen-Wen Tarn from the Board after he is elected Director to the Board, provided that he shall not act, as determined by the Board, in breach of his fiduciary duty to the Company, and provided, further, that this undertaking shall terminate upon the earlier of (i) the IPO or (ii) the first anniversary of the Closing.

8.                                      Anti-Dilution.

Subject to the provisions of this Agreement, in the event that the Company issues any Ordinary Shares or any equity securities convertible into Ordinary Shares (other than in connection with a Permitted Issuance) for a price per Ordinary Share that is lower than the Initial Per Share Price (a “Dilutive Issuance”), then the Company shall issue a number of additional Ordinary Shares to each Investor free of cost (or, if higher, for the lowest price permitted under the Cayman Companies Law) determined as follows:

NIS = (IS x OIP / NIP) - IS

Where:

NIS                           =                                         the number of new Investor Shares to be issued to such Investor pursuant to this Section 8 as a result of the Dilutive Issuance;

IS                                    =                                         the number of Investor Shares held by such Investor immediately prior to the Dilutive Issuance;

NIP                           =                                         the Initial Per Share Price adjusted to reflect the Dilutive Issuance (as calculated below); and

OIP                           =                                         the Initial Per Share Price immediately prior to the Dilutive Issuance.

The Initial Per Share Price shall be adjusted following the occurrence of each Dilutive Issuance in accordance with the following formula:

NIP = OIP x  (SO + SP)

(SO + SAP)

Where:

SO                                =                                         the aggregate of all the Ordinary Shares in the fully diluted share capital of the Company (calculated after taking into account all the issued and outstanding Ordinary Shares of the Company, including the Investor Shares, and all outstanding options, warrants, convertible debentures, including any ESOP, from time to time, and all other convertible securities of the Company as if all such options, warrants, convertible debentures and all other convertible securities were converted to or exercised for Ordinary Shares at that point in time);

SP                                  =                                         The consideration received by the Company for the Ordinary Shares issued under the Dilutive Issuance divided by the Initial Per Share Price immediately prior to the Dilutive Issuance; and

SAP                         =                                         The number of Ordinary Shares (on a fully diluted basis) actually purchased in the allotment pursuant to the Dilutive Issuance triggering this Section 8.

Any Ordinary Shares issued to such Investor pursuant to this Section 8 shall be deemed to be “Investor Shares” for all purposes hereunder.

The Company’s obligations under this Section 8 shall terminate upon the closing of the IPO if the IPO involves a Market Capitalization equal to or greater than US$300,000,000.

9.                                      Put Option.

In the event that (i) the IPO is consummated on or prior to the first anniversary of the Closing and the Market Capitalization of the IPO is below US$300,000,000, or (ii) the IPO has not been consummated on or prior to the first anniversary of the Closing (any event described in (i) or (ii), a “Put Exercise Event”), then the Investors shall have the option, jointly and not severally, to require the Company to purchase all but not less than all of the Investor Shares (“Put Option”) held by the Investors by providing a notice (the “Equity Put Notice”) to the Company within twenty (20) days of the occurrence of the Put Exercise Event, in which case the Company shall be required to purchase, no later than 60 days of the date of receipt of the Equity Put Notice, all of the Investor Shares at a price equal to the sum of (a) the Purchase Price of all Investor Shares held by the Investors, plus (b) an amount in interest accruing on the Purchase Price of all Investor Shares based on the PBOC Rate (the “Equity Put Price”) on the date of the Closing.  The Equity Put Price shall be paid in cash by the Company to the Investors free and clear of and without reduction or withholding for any transaction costs, fees and Taxes. The Company shall reimburse Core Tech any Tax that Core Tech may incur from payment of the Purchase Price (but not the interest accrued) by the Company to Core Tech upon the exercise of the Put Option.  VODone undertakes that the Company shall have, and it shall cause the Company to have, sufficient cash to pay the Equity Put Price upon the exercise of the Put Option by the Investors.

10.                               Transfers; Lock-Up.

10.1.                     Pre-IPO Transfer Restrictions.  Except pursuant to Section 9 of this Agreement, prior to the IPO, each Investor shall not sell, transfer, assign, pledge or otherwise directly or indirectly dispose of any interest in (each, a “Transfer”) any Investor Shares, and MTK shall not Transfer any equity of Core Tech, without the prior written consent of the Company.

10.2.                     Post-IPO Lockup. Each Investor agrees that, for a period of one year following the IPO, it shall not Transfer any Investor Shares, except with the prior written consent of the Company.  Each Investor agrees also to enter into a lock-up agreement requested by the underwriters in the IPO, provided that such lock-up agreement shall be in the form substantially the same as the lock-up agreement entered into at the time of the IPO by other shareholders of the Company.

10.3.                     Legend.  Each certificate evidencing Investor Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHARE PURCHASE AGREEMENT DATED AS OF MARCH 21, 2012, AMONG THE COMPANY AND CERTAIN OF THE COMPANY’S SHAREHOLDERS.  A COPY OF SUCH SHARE PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

10.4.                     Void Transfer.  Any Transfer or attempted Transfer of any Investor Shares in violation of any provision of this Section 10 shall be void ab initio, and the Company shall not record such Transfer on its books or treat any purported transferee of such Investor Shares as the owner of such shares for any purpose.

11.                               Strategic Cooperation.  MTK agrees to the following:

(i)                                     MTK will grant timely license of its MRE platform to the Company with necessary technical supports to enable the Company to speed up its product development on the MRE platform so the Company can more effectively expand its business on MTK’s platform, which had more than 500 million feature phone shipments in the year ended December 31, 2011;

(ii)                                  For the Company’s products developed based on the MRE platform, MTK would consider to explore the possibility of pre-installation alike assistance, provided that the Company passes necessary qualifications and reaching necessary business arrangements with MTK’s selected customers; and

(iii)                               Through this investment and MRE platform, the Company would become one of MTK’s close partners.

12.                               Indemnification.

12.1                        Survival of Warranties. The warranties and representations of the Warrantors, the Investors and MTK contained in this Agreement and the indemnity given by the Warrantors, the Investors and MTK pursuant to Section 12.2(i), Section 12.3(i) or Section 12.4(i), as applicable, shall survive the execution and delivery of this Agreement and the Closing until the end of business on the first anniversary of the Closing.  The covenants and agreements made by the

Warrantors, the Investors and MTK in this Agreement and the indemnity given by the Warrantors, the Investors and MTK pursuant to Section 12.2(ii), Section 12.3(ii) or Section 12.4(ii), as applicable, shall survive until such covenants and agreements are performed in accordance with their terms.

12.2                        Indemnity by Warrantors. The Warrantors hereby agree, jointly and severally, to indemnify and hold harmless the Investors and MTK, and their directors, officers, employees, Affiliates, agents and assigns (each, an “Investor and Parent Indemnitee”) against any and all Indemnifiable Losses (as defined below), directly or indirectly, as a result of, or based upon or arising from, (i) any inaccuracy in or breach of any of the representations, warranties made by the Warrantors in this Agreement, or (ii) any covenants or agreements made by the Company and VODone in this Agreement.  Except for claims attributable to fraud or willful misconduct of any of the Warrantors, the aggregate liability of the Warrantors to each Investor hereunder shall in no event exceed an amount equal to the Purchase Price paid by each Investor (“Cap”).

12.3                        Indemnity by Core Tech and MTK.  Core Tech and MTK hereby agree, jointly and severally, to indemnify and hold harmless the Warrantors, and the Warrantors’ directors, officers, employees, Affiliates, agents and assigns (each, a “Warrantor Indemnitee” and, together with each Investor and Parent Indemnitee, an “Indemnitee”) against any and all Indemnifiable Losses, directly or indirectly, as a result of, or based upon or arising from, (i) any inaccuracy in or breach of any of the representations, warranties made by Core Tech and MTK in this Agreement, or (ii) any covenants or agreements made by Core Tech and MTK in this Agreement.  Except for claims attributable to fraud or willful misconduct of any of Core Tech and MTK, the aggregate liability of each of Core Tech and MTK hereunder shall in no event exceed its Cap.

12.4                        Indemnity by PVG.  PVG hereby agrees to indemnify and hold harmless the Warrantors, and the Warrantor Indemnitees against any and all Indemnifiable Losses, directly or indirectly, as a result of, or based upon or arising from, (i) any inaccuracy in or breach of any of the representations, warranties made by PVG in this Agreement, or (ii) any covenants or agreements made by PVG in this Agreement.  Except for claims attributable to fraud or willful misconduct of PVG, the aggregate liability of PVG hereunder shall in no event exceed its Cap.

12.5                        Indemnifiable Loss.  For purposes of this Section 12, “Indemnifiable Loss” means, with respect to any Indemnitee, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnitee, but not including any punitive, exemplary, incidental or consequential damages.

12.6                        Third Party Claims.  Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Indemnitee that results or may result in the incurrence by such Indemnitee of any Indemnifiable Loss, such

Indemnitee shall promptly provide notice of such Third Party Claim to the parties from whom such indemnification could be sought (the “Indemnitors”).  After receipt of a notice of a Third Party Claim, the Indemnitors may, at their option, assume the defense of the Indemnitee against such Third Party Claim (including the employment of counsel and the payment of reasonable expenses); provided that such assumption of the defense of a Third Party Claim shall not be deemed to be an admission of liability for Indemnifiable Losses.  Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitors.  In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitor (and in no event will an Indemnitor be liable for Indemnifiable Losses if such prior written consent is not obtained).

12.7                        Mitigation of Losses.  The amount of any Indemnifiable Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of (a) any Tax Benefit (as defined below) and (b) any insurance proceeds received or receivable by such Indemnitee.  If any Indemnitee or any of their Affiliates receives a Tax Benefit after an indemnification payment is made, such Indemnitee shall promptly pay to the Indemnitors the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized.  For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates.  The Indemnitees shall seek full recovery under all insurance policies covering any Indemnifiable Loss to the same extent as they would if such Indemnifiable Loss were not subject to indemnification hereunder.  In the event that an insurance recovery is made by an Indemnitee or any of their Affiliates with respect to any Indemnifiable Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor.

13.                               Governing Law and Dispute Resolution.

13.1                        Governing Law.  This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder.

13.2                        Dispute Resolution.

(i)                                     Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(ii)                                  The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the

“HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(iii)                               Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(iv)                              The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(v)                                 During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

14.                               Miscellaneous.

14.1                        Entire Agreement.  This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

14.2                        Notices.  Any notice required pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule III (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 14).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid.  Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.

14.3                        Publicity. Nothing in this Agreement shall restrict the Parties from making disclosure concerning this Agreement in any of their filings as required by applicable requirements of Law or in connection with the Company’s IPO.

14.4                        Fees and Expenses.  The Parties shall respectively pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

14.5                        Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions.

14.6                        Rights Cumulative.  Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement.

14.7                        Amendments.  Any term of this Agreement may be amended only with the written consent of the Parties.  Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto and their respective successors and permitted assigns.

14.8                        Severability.  In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

14.9                        Waiver.  Any waiver must be in writing and signed and shall be effective only to the extent specifically set forth in such writing.

14.10                 Headings and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

14.11                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

[affixed with company chop]
By:	/s/ Hendrick Sin
Name:
Title:

VODONE LIMITED

[affixed with company chop]
By:	/s/ Hendrick Sin
Name:
Title:

CORE TECH RESOURCES INC.

By:	/s/ Ta-Wei Ku
Name:	Ta-Wei Ku
Title:	Director

MEDIATEK INC.

By:	/s/ Gu Da Wei
Name:
Title:	CFO

PVG VENTURE CAPITAL PARTNERS (WUXI), LIMITED PARTNERSHIP

By:	/s/ [affixed with company seal]
Name:
Title:

Schedule I

Investor	Investor Shares	Purchase Price
Core Tech Resources Inc.	15,450,144	US$	7,000,000
PVG Venture Capital Partners (Wuxi), Limited Partnership	11,035,817	US$	5,000,000

Schedule II

Cap Table of the Company

	Pre-Closing			Post-Closing
Shareholder	Number of Shares		%	Number of Shares		%
Ordinary Shares
Dragon Joyce Limited(1)	106,081,732		34.8%	106,081,732		32.0%
Action King Limited(1)	59,999,000		19.7%	59,999,000		18.1%
OWX Holding Co. Ltd.(1)	43,081,734		14.1%	43,081,734		13.0%
King Reach Limited	38,000,000		12.5%	38,000,000		11.5%
Trilogic Investments Limited	25,800,000		8.5%	25,800,000		7.8%
Realphone Technology Co., Ltd.	18,600,000		6.1%	18,600,000		5.6%
Greatfaith Group Limited	7,600,000		2.5%	7,600,000		2.3%
VODone Limited	2,501,000		0.8%	2,501,000		0.8%
Directors and employees	2,925,084	(2)	1.0%	2,925,084	(2)	0.9%
Core Tech Resources Inc.	—		—	15,450,144		4.7%
PVG Venture Capital Partners (Wuxi), Limited Partnership	—		—	11,035,817		3.3%
Total:	304,588,550		100%	331,074,511		100%

Notes:

(1)                                 As of the date of this Agreement, VODone Limited holds 100% of the total issued share capital of Dragon Joyce Limited, OWX Holding Co. Ltd. and Action King Limited.

(2)                                 Includes restricted shares

SCHEDULE III

Address for Notices

If to the Company:

Address:	China Mobile Games and Entertainment Group Limited
Room 3006, Gloucester Tower
The Landmark
15 Queen’s Road, Central
Tel:	852 2869 8966
Fax:	852 2869 8960
Attention:	Ken Chang

With a copy to:

Address:	Kirkland & Ellis
26th Floor, Gloucester Tower
The Landmark
15 Queen’s Road, Central
Hong Kong
Fax:	852 3761 3301
David T. Zhang

If to VODone:

Address:	VODone Limited
Room 3006, Gloucester Tower
The Landmark
15 Queen’s Road, Central
Tel:	852 2213 0110
Fax:	852 2869 8960
Attention:	Hendrick Sin

With a copy to:

Address:	Kirkland & Ellis
26th Floor, Gloucester Tower
The Landmark
15 Queen’s Road, Central
Hong Kong
Fax:	852 3761 3301
David T. Zhang

If to Core Tech and MTK:

Address:	Mediatek Inc.
Core Tech Resources Inc.

No. 1, Dusing 1st Road, Hsinchu Science Park
Hsinchu City 30078
Taiwan, R.O.C.
Tel:	+886-3-567-0766
Fax:	+886-3-578-7610
Attention:	Steven Chiu

If to PVG:

Address:	PVG Venture Capital Partners (Wuxi), Limited Partnership
Room 1306-1, 13th Floor, No. 1 Building, 530 Mansion, Li-Yuan Development Park, Wuxi, Jiangsu Province, China
Tel:	+86-51-085126511
Fax:	+86-51-085123133
Attention:	Grace Ting

EXHIBIT A

MEMORANDUM AND ARTICLES OF ASSOCIATION, AS CURRENTLY IN EFFECT

(refer to Exhibit 3.1)

EXHIBIT B

FORM OF IPO AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

(refer to Exhibit 3.2)

Exhibit 21.1

Subsidiaries of the Registrant

No.	Wholly-Owned Subsidiaries	Jurisdiction

1.	HYD Holding Limited	BVI

2.	Beauty Wave Limited	BVI

3.	China Wave Group Limited	BVI

4.	OWX Group Limited	BVI

5.	OWX Development Limited	BVI

6.	3GUU Holding Limited	BVI

7.	3GUU Mobile Entertainment Industrial Co. , Ltd.	BVI

8.	Uni-Force Development Limited	Hong Kong

9.	OWX Hong Kong Limited	Hong Kong

10.	3GUU Mobile Entertainment Co. Limited	Hong Kong

11.	Huiyou Digital (Shenzhen) Ltd.	PRC

12.	Beijing Dongganlefeng Information Technology Co., Ltd.	PRC

13.	Beijing Longyuebaifu Information Technology Co., Ltd.	PRC

14.	Shenzhen Douwan Network Technology Co., Ltd.	PRC

15.	Shenzhen Yikechuanghui Technology Co., Ltd.	PRC

16.	Shenzhen Qilewuxian Software Development Co., Ltd.	PRC

17.	OWX (Beijing) Technology Co., Ltd.	PRC

18.	Shenzhen Zhongtuokechuang Technology Co., Ltd.	PRC

19.	Guangzhou Yitongtianxia Software Development Co., Ltd.	PRC

No.	Affiliated Entity Consolidated in the Registrant’s Financial Statement	Jurisdiction

1.	Guangzhou Yingzheng Information Technology Co., Ltd.	PRC

Exhibit 99.2

觀韜律師事務所(香港) GUANTAO LAW FIRM (HONG KONG)		Suite 1002, 10/F, 3 Garden Road, ICBC Tower, Central, Hong Kong Tel: (852) 2878 1130 Fax: (852) 2878 1360

E-mail: guantaohk@guantao.com	http:// www.guantao.com

[•], 2012

To:	China Mobile Games and Entertainment Group Limited
Room 3006, Gloucester Tower
The Landmark, 11 Pedder Street
Central, Hong Kong

Dear Sirs,

Re:	Legal Opinion on certain PRC Law Matters

We are lawyers qualified to practice in the People’s Republic of China (the “PRC”, and for the purpose of this opinion only, the PRC does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) and issue opinions on the PRC laws.

We are acting as the PRC counsel to China Mobile Games and Entertainment Group Limited (the “Company”), a company incorporated under the laws of Cayman Islands in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the public offering (the “Offering”) of the Company’s American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares of a par value US$ 0.001 per share (the “Shares”), and (ii) the issuance and sale of the Company’s ADSs and listing of the Company’s ADSs on the New York Stock Exchange (the “ Listing”).

As used herein, (a) “PRC Law” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC in effect and available to the public on the date of this opinion; (b) “PRC Group Entities” means the entities listed in Appendix A hereto; (c) “Control Agreements” means the

Resident Partners: Yan Pengpeng(Grace); Sun Dongying

Guantao Law Firm (Hong Kong) is a firm affiliated with Guantao Law Firm, a partnership registered in the People’s Republic of China.

Beijing • Chengdu • Dalian • Hong Kong • Jinan Shanghai • Shenzhen • Tianjin • Xiamen • Xi’an

contracts and agreements set forth in Appendix B hereto; (d) “Governmental Authority” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC; (e) “Restructuring Agreements” means the agreements set forth in Appendix C hereto; (f) “SAT Circular 82” means the Circular Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by the State Administration of Taxation (“SAT”) on April 22, 2009 and taking retroactive effect as of January 1, 2008.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities in the PRC and officers of the Company and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In examination of the documents and for the purpose of giving this opinion, we have relied upon the following assumptions, which we have not independently verified: (i) all signatures, seals and chops are genuine and made or affixed with due authority; (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies are complete and conform to their authentic originals; (iii) none of the documents as they were presented to us has been revoked, amended, varied or supplemented, without us being notified or made aware thereof. Where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the Company with proper authority.

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the opinion that:

(i)                                  The ownership structure of the PRC Group Entities, as disclosed under the heading “Our Corporate History and Structure” of the prospectus included in the Registration Statement, is in compliance with applicable regulatory requirements set forth in the PRC Laws.

(ii)                               The Control Agreements are valid and legally binding on all the parties thereto and do not result in any violation of the applicable PRC Laws. The Control Agreements are not required by PRC Law to be registered in the PRC in order to be enforceable, save that the pledge contemplated by the Equity Pledge Agreement has been registered in the PRC as required by the PRC Law. The determination that the

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Company is the primary beneficiary and the consolidation of the financial results of the PRC Group Entities are each consistent with the restrictions placed on foreign ownership and investments in the PRC.

(iii)                            On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company is not a special purpose vehicle as defined in the M&A Rules; therefore the requirement of the M&A Rules is not applicable to the Company and the Company is not required to submit an application to CSRC for the approval of the Offering and the listing and trading of the ADSs on the New York Stock Exchange.

(iv)                           There are no approvals from the Government Authorities required by PRC Laws for the due execution and delivery of the Restructuring Agreements, or the due consummation of the transactions contemplated therein as disclosed under the heading “Our Corporate History and Structure — Our Reorganizations” of the prospectus included in the Registration Statement, since the Restructuring Agreements were executed and delivered and the transactions were undertaken outside the PRC by and among the entities incorporated and located outside the PRC.

(v)                              The SAT Circular 82, among other things, sets out the standards and procedures for recognizing the location of the “de facto management body” of an enterprise registered outside of the PRC and funded by Chinese enterprises as controlling investors (the “Chinese Funded Enterprise”). However, since the Company is not controlled by a PRC enterprise or a PRC enterprise group, it remains unclear whether the standards set out in the SAT Circular 82 will apply or be cited for reference when considering whether the “de facto management bodies” of the Company and its overseas subsidiaries are in the PRC or not. Furthermore, under SAT Circular 82, a Chinese Funded Enterprise shall be considered a resident enterprise if all of the following applies: (A) a Chinese Funded Enterprise’s major management department and personnel who are responsible for carrying out daily operations are located in the PRC; (B) the department or the personnel who have the right to decide or approve the Chinese Funded Enterprise’s financial and human resource matters are located in the PRC; (C) the major assets, account book, company seal and meeting minutes of the Chinese Funded Enterprise are located or stored in the PRC; and (D) the directors or management personnel holding no less than 50% voting rights of

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the Chinese Funded Enterprise habitually reside in the PRC. To the best of our knowledge after due inquiry, the Company and its overseas subsidiaries do not meet all of the conditions above.

This opinion is subject to the following qualifications:

(a)                      This opinion is limited to matters of the PRC Law in effect on the date of this opinion.

(b)                     We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(c)                      The opinion in paragraph (i) above is subject to uncertainties regarding the interpretation and application of the following PRC Laws:

1.                     The ‘‘Circular on Strengthening Administration of Foreign Invested Value-Added Telecommunications Business Operation’’ (the “MIIT Circular”) issued by the Ministry of Industry and Information Technology on July 13, 2006. The MIIT Circular emphasizes that a foreign investor planning to invest in the PRC value-added telecommunications sector must set up a foreign-invested enterprise and apply for the applicable telecommunications business operating license. Further, a domestic value-added telecommunications services provider cannot lease, transfer or sell any telecommunications business operating license to a foreign investor, or provide resources, sites, facilities or other conditions to a foreign investor for its illegal operation of a telecommunications business in the PRC. Due to a lack of interpretative materials from the regulators, it is currently unclear what impact the MIIT Circular will have on the Company or other companies that have adopted similar ownership structures.

2.                     The Notice Regarding the Consistent Implementation of the ‘‘Stipulations on Three Provisions of the State Council and the Relevant Interpretations of the State Commission Office for Public Sector Reform and the Further Strengthening of the Administration of Pre-examination and Approval of Internet Games and the Examination and Approval of Imported Internet Games’’ (the “GAPP Notice”) jointly published by the General Administration of Press and Publication (the “GAPP”), the National Copyright Administration and the National Office of Combating Pornography and Illegal Publications on September 28, 2009. The GAPP Notice prohibits foreign investors from participating in online game

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operating businesses through foreign-invested enterprises in the PRC, and from controlling and participating in such businesses of domestic companies indirectly through other forms of joint ventures or contractual or technical support arrangements. As no detailed interpretation of the GAPP Notice has been issued to date, it is not clear how the GAPP Notice will be implemented. Furthermore, as some other primary government regulators, such as the Ministry of Commerce, Ministry of Culture (MOC), and MIIT, did not join GAPP in issuing the GAPP Notice, the scope of the implementation and enforcement of the GAPP Notice remains uncertain.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Yours faithfully,

Guantao Law Firm

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Appendix A

PRC Group Entities

1.                   汇友数码（深圳）有限公司 (Huiyou Digital (Shenzhen) Co., Ltd.)

2.                   北京动感乐风信息技术有限公司 (Beijing Dongganlefeng Information Technology Co., Ltd.)

3.                   北京龙悦百富信息技术有限公司 (Beijing Longyuebaifu Information Technology Co., Ltd.)

4.                   深圳市豆玩网络科技有限公司 (Shenzhen Douwan Network Technology Co., Ltd.)

5.                   深圳市意科创汇科技有限公司 (Shenzhen Yikechuanghui Technology Co., Ltd.)

6.                   深圳市奇乐无限软件开发有限公司 (Shenzhen Qilewuxian Software Development Co., Ltd.)

7.                   一视华高（北京）科技有限公司 (OWX (Beijing) Technology Co., Ltd.)

8.                   深圳市中拓科创科技有限公司(Shenzhen Zhongtuokechuang Technology Co., Ltd.)

9.                   广州亿通天下软件开发有限公司(Guangzhou Yitongtianxia Software Development Co., Ltd.)

10.             广州盈正信息技术有限公司 (Guangzhou Yingzheng Information Technology Co., Ltd.)

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Appendix B

Control Agreements

1.                   Exclusive Technology Services and Market Promotion Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

2.                   Technology Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated August 6, 2010

3.                   Supplementary Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated January 6, 2011

4.                   Voting Proxy Agreement among Yongchao Wang, Haiyan Shi, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

5.                   Supplementary Agreement among Yongchao Wang, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 30, 2010

6.                   Option Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Haiyan Shi, De Liang and Feng Zheng dated October 28, 2009

7.                   Loan Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Haiyan Shi, De Liang and Feng Zheng dated October 28, 2009

8.                   Equity Pledge Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, De Liang and Feng Zheng dated December 30, 2010

9.                   Letter of Undertaking by Yongchao Wang to Action King Limited dated December 30, 2010

10.             Cooperation Agreement between Huiyou Digital (Shenzhen) Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated August 22, 2011

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11.             Supplemental Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd., Guangzhou Yingzheng Information Technology Co., Ltd. and Yongchao Wang, De Liang and Feng Zheng, dated August 23, 2011

12.             Agreement for Voting Rights Proxy] among Guangzhou Yitongtianxia Software Development Co., Ltd., Guangzhou Yingzheng Information Technology Co., Ltd., 3GUU Mobile Entertainment Industrial Co., Ltd., Yongchao Wang, Feng Zheng and De Liang dated December 16, 2012

13.             Supplemental Agreement between 3GUU Mobile Entertainment Industrial Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 16, 2012

14.             Supplemental Agreement for Loan Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Feng Zheng and De Liang dated December 30, 2012

15.             Supplemental Agreement for Technological Services between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 30, 2012

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Appendix C

Restructuring Agreements

1.                   Share Swap Agreement among King Reach Limited, Great Faith Group Limited, VODone Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

2.                   Share Swap Agreement among Dragon Joyce Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

3.                   Share Swap Agreement among OWX Holding Co. Ltd. and China Mobile Games and Entertainment Group Limited dated August 23, 2011

4.                   Share Swap Agreement among Realphone Technology Co., Ltd., VODone Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

5.                   Share Swap Agreement among Action King Limited, Trilogic Investments Limited, China Mobile Games and Entertainment Group Limited and VODone Limited dated August 23, 2011

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Exhibit 99.3

Consent of Analysys International

April 13, 2011

China Mobile Games and Entertainment Group Limited

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District,

Guangzhou

People’s Republic of China

Ladies and Gentlemen:

Analysys International hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the“ Registration Statement”) in relation to the initial public offering of China Mobile Games and Entertainment Group Limited (the “Company”) to be filed with the United States Securities and Exchange Commission (the ‘‘SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

Analysys International further consents to inclusion of information, data and statements from the report entitled “China Mobile Game Market Research Report” (the “Report”) and all supplements thereto in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings.

Analysys International also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully
For and on behalf of
Analysys International

/s/ Kevin Tian

(affixed with common seal)

Name: Kevin Tian
Title: General Manager
IT & Internet Industry Center